Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167067

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

August 25, 2010

Dear Fellow Shareowner:

You are cordially invited to attend a special meeting of shareowners of Coca-Cola Enterprises Inc., which will be held at Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia, 30339, on October 1, 2010, 8:30 a.m., Eastern Time. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Business Separation and Merger Agreement (which is referred to herein as the Merger Agreement), dated as of February 25, 2010 by and among Coca-Cola Enterprises Inc. (which is referred to herein as CCE), International CCE Inc. (which is referred to herein as New CCE), The Coca-Cola Company (which is referred to herein as TCCC) and Cobalt Subsidiary LLC (which is referred to herein as Merger Sub). Merger Sub, CCE, New CCE and TCCC are each referred to herein as a Party, and collectively referred to herein as the Parties.

Pursuant to the Merger Agreement, (1) immediately prior to the Merger, CCE will separate (in arrangements that are referred to herein as the Separation) its businesses of marketing, producing and distributing nonalcoholic beverages outside of the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and transfer those businesses to New CCE and (2) Merger Sub will merge (referred to herein as the Merger) with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. In the Merger, (i) each outstanding share of common stock of CCE held by you, other than shares held by TCCC or any of its subsidiaries, or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock (which is referred to herein as the Stock Consideration), and cash consideration of $10.00 (which is referred to herein as the Cash Consideration and which, together with the Stock Consideration, is referred to herein as the Merger Consideration), and (ii) TCCC will become the owner of all of the shares of CCE common stock. Upon completion of the transactions contemplated by the Merger Agreement, CCE will continue to own its businesses of marketing, producing and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and a substantial majority of its corporate segment (collectively referred to herein as CCE’s North American business) and New CCE, a new public company whose shares will be owned by current CCE shareowners other than TCCC and its subsidiaries, will own what are presently CCE’s European operations, Canadian financing company and a related portion of CCE’s corporate segment. The obligation of CCE and New CCE to complete the Merger is subject to conditions described in the proxy statement/prospectus, including the consummation of the Norway-Sweden Acquisition (as defined below) substantially concurrently with the consummation of the Merger.

If the Merger is consummated, it will have the effect of CCE becoming a private company. Upon consummation of the Merger, the common stock of CCE will cease to be publicly traded, and CCE will be wholly owned by TCCC. Following consummation of the Merger you will no longer have any interest in CCE’s future earnings or growth, if any. Following consummation of the Merger, the registration of CCE common stock and CCE’s reporting obligations with respect to its common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the Merger, shares of CCE common stock will no longer be listed on the New York Stock Exchange, or any other stock exchange or quotation system.

Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden (referred to as the Norway-Sweden Acquisition and, together with the Merger and the Separation, referred to herein as the Transaction), pursuant to the Norway-Sweden Share Purchase Agreement dated as of March 20, 2010, which is referred to herein as the Norway-Sweden SPA. TCCC’s and New CCE’s obligations to complete the Norway-Sweden Acquisition are subject to substantially the same conditions, other than shareowner approval, as those in the Merger Agreement. Separate shareowner approval for the Norway-Sweden Acquisition is not being sought as it is not required under applicable law.

Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and New CCE expects its stock to be listed for trading on the New York Stock Exchange under the symbol “CCE.”

After careful consideration, the board of directors of CCE (referred to herein as the CCE Board), and the CCE Board’s Affiliated Transaction Committee, in each case, determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CCE’s shareowners and CCE. The CCE Board therefore recommends that you vote for approval of the proposal to adopt the Merger Agreement.

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least (i) 66 2/3% of the outstanding shares of CCE common stock, and (ii) a majority of all outstanding shares of CCE common stock, excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers.

TCCC owns approximately 33% of the outstanding CCE common stock and has agreed to vote its shares in favor of adoption of the Merger Agreement.

Your vote is very important. Regardless of the number of shares you own, please vote. You can vote your shares by Internet, toll-free telephone call or by marking, signing, dating and returning the enclosed proxy card (if you are a registered holder), or the voting instruction card provided by your bank or broker (if you hold your shares through an account with a bank or broker). Please see page 1 of the proxy statement/prospectus for more detailed information about your voting options. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the Merger Agreement.

This proxy statement/prospectus gives you detailed information about the special meeting, the Merger Agreement and the Merger, and a copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. You are encouraged to carefully read this proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 91 of this proxy statement/prospectus.

Very truly yours,

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated August 25, 2010, and is first being mailed to shareowners of Coca- Cola Enterprises Inc. on or about August 31, 2010.

ADDITIONAL INFORMATION

This document is the proxy statement of CCE for its special meeting of shareowners and the prospectus of New CCE for the issuance of shares of New CCE common stock in the Merger. This proxy statement/prospectus incorporates important business and financial information about CCE and New CCE from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or verbal request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from CCE at the office of the Secretary, Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339; telephone number (770) 989-3141.

If you would like additional copies of this proxy statement/prospectus, please contact MacKenzie Partners Inc., the proxy solicitor for CCE, toll-free at (800) 322-2885 (banks and brokerage firms call toll-free at (212) 929-5500).

If you would like to request documents, please do so by September 24, 2010 in order to receive them before the special meeting.

See “Where You Can Find More Information” in this proxy statement/prospectus for further information.

Notice of Special Meeting of Shareowners

Time and Date:	8:30 a.m. Eastern Time on October 1, 2010.

Place:	Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia, 30339.

Record Date:	Shareowners at the close of business on August 24, 2010 are entitled to vote.

Matters to Be Voted upon:	•

The proposal to adopt the Merger Agreement, as it may be amended from time to time, by and among CCE, a Delaware corporation, Merger Sub, a Delaware limited liability company and wholly owned subsidiary of TCCC, TCCC, a Delaware corporation, and New CCE, a Delaware corporation and a wholly-owned subsidiary of CCE, as more fully described in the enclosed proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus.

•	A proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

•	Any other business properly brought before the meeting and any adjournments or postponements of it.

Appraisal Rights:	CCE’s shareowners who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of CCE’s common stock if the Merger contemplated by the Merger Agreement is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the Merger Agreement at the special meeting and they comply with all requirements of the Delaware General Corporation Law, which are summarized in greater detail in the accompanying proxy statement/prospectus and a copy of which is included as Annex D to the proxy statement/prospectus.

The CCE Board recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly vote by Internet or telephone, or by marking, signing, dating and returning the enclosed proxy card (if you are a registered holder), or the voting instruction card provided by your bank or broker (if you hold your shares through an account with a bank or broker) so that your shares will be represented at the special meeting.

William T. Plybon

Vice President, Secretary and

Deputy General Counsel

Page
SUMMARY	1
SPECIAL FACTORS	18
General	18
Background of the Merger	18
CCE and New CCE’s Reasons for, and Purpose of, the Merger; Recommendation of the CCE Affiliated Transaction Committee and CCE Board as to Fairness of the Merger	34
TCCC’s Reasons for, and Purpose of, the Merger	41
Position of TCCC and Merger Sub Regarding Fairness of the Merger	42
Effects of the Transaction on CCE	44
New CCE Following the Merger	46
Certain Forecasts	46
Opinion of the CCE Affiliated Transaction Committee’s Financial Advisor	47
Opinions of CCE’s Financial Advisors	53
Opinion of TCCC’s Financial Advisor	64
Accounting Treatment	69
Regulatory Approvals Required for the Merger	70
Material United States Federal Income Tax Consequences	72
Appraisal Rights	77
Certain Litigation Matters	79
Financing of the Merger	81
QUESTIONS AND ANSWERS ABOUT THE MERGER	83
RISK FACTORS	91
FORWARD-LOOKING STATEMENTS	105
SPECIAL MEETING OF SHAREOWNERS OF CCE	107
Date, Time and Place	107
Purpose of the Special Meeting	107
Record Date; Shares Entitled to Vote; Quorum	107
Vote Required; Abstentions and Broker Non-Votes	107
Shares Held by CCE’s Directors and Executive Officers	108
Voting of Proxies	108
Revocability of Proxies	109
Board of Directors Recommendation	109
Adjournments and Postponements	109
Appraisal Rights	109
Solicitation of Proxies and Expenses	110
Shareowner List	110
Other Matters	110
Questions and Additional Information	110
THE COMPANIES	111
THE MERGER AGREEMENT	112
Explanatory Note Regarding the Summary of the Merger Agreement	112
Structure of the Merger	112
Merger Consideration	112
Payments with Respect to Adjusted Net Working Capital	113
Procedures for Surrendering CCE Stock Certificates or Book-entry Shares	114
Employee Matters	114
Treatment of CCE Equity Awards	115
Fractional Shares	116
Effective Time	117

i

ii

iii

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You should read carefully the entire proxy statement/prospectus, including the annexes, and the other documents that are referred to in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus.

Information About CCE, TCCC and New CCE (See Page 111).

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

(770) 989-3000

CCE is a publicly traded Delaware corporation and is one of the world’s largest nonalcoholic beverage bottling companies with 2009 annual revenues of more than $21 billion. CCE sells approximately 80% of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands. In some of its territories, CCE has the right to manufacture, sell and distribute soft drink products of companies other than TCCC, including Dr Pepper Snapple Group, Inc. Over 90% of CCE’s volume is derived from brands licensed from TCCC or TCCC joint ventures. CCE serves a population of 421 million, representing approximately 80% of the people in North America and the entire populations of Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands. CCE employs approximately 70,000 people worldwide.

CCE was incorporated in Delaware in 1944.

The principal trading market for CCE’s common stock is the New York Stock Exchange (NYSE: CCE).

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

(800) 438-2653

According to its most recent annual report filed with the Securities and Exchange Commission (referred to herein as the SEC), TCCC is the world’s leading owner and marketer of nonalcoholic beverage brands and the world’s largest manufacturer, distributor and marketer of concentrates and syrups used to produce nonalcoholic beverages with 2009 annual revenues of more than $30 billion. TCCC employs approximately 92,800 people worldwide, and its products are sold in more than 200 countries. TCCC owns, licenses or markets more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees and energy and sports drinks. As of August 24, 2010, TCCC owned approximately 33% of CCE’s outstanding common stock.

TCCC was incorporated in Delaware in 1919.

The principal trading market for TCCC’s common stock is the New York Stock Exchange (NYSE: KO).

International CCE Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

(770) 989-3000

New CCE is a newly created wholly owned subsidiary of CCE.

New CCE was incorporated in Delaware in 2010.

New CCE is a new company that, upon completion of the transactions contemplated by the Merger Agreement, will own what are presently CCE’s European operations, which includes CCE’s businesses of marketing, producing and distributing nonalcoholic beverages in Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands, CCE’s Canadian financing company and a related portion of CCE’s corporate segment. The portion of CCE’s present operations that New CCE will own following completion of the transactions contemplated by the Merger Agreement corresponds to approximately 30% of CCE’s net operating revenues for the year ended December 31, 2009 and the portion of CCE’s operations that will be transferred to TCCC corresponds to approximately 70% of CCE’s net operating revenues for the year ended December 31, 2009. Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden.

Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and New CCE expects its stock to be listed for trading on the New York Stock Exchange, referred to herein as the NYSE, under the symbol “CCE.”

CCE and TCCC have significant strategic and operating relationships and New CCE and TCCC will have significant relationships following the Merger. New CCE will continue to engage in transactions with TCCC as TCCC is the licensor for the trademarks and the supplier of the concentrate of most of the products sold by New CCE. See “Related Party Transactions” and “Business of New CCE” in this proxy statement/prospectus.

The Merger (See Page 112).

On February 25, 2010, CCE, New CCE, TCCC and Merger Sub entered into a Merger Agreement. TCCC owns approximately 33% of the outstanding common stock of CCE, and, during 2009, over 90% of CCE’s sales volume represented products of TCCC. In addition, one member of the CCE Board is a current executive officer of TCCC, and, at the time the Merger Agreement was approved, another member of the CCE Board was a former executive officer of, and consultant to, TCCC.

Upon completion of the transactions contemplated by the Merger Agreement, TCCC will own CCE’s North American business. New CCE will own what are presently CCE’s European operations, its Canadian financing company, referred to herein as the other CCE businesses, and a related portion of CCE’s corporate segment. To effect the Merger, the Merger Agreement provides that Merger Sub will merge with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. The Merger Agreement also provides for the Separation of CCE’s businesses of marketing, producing and distributing nonalcoholic beverages outside the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands, and transfer of those businesses to New CCE immediately prior to the Merger.

Pursuant to the Merger Agreement, (i) each outstanding share of common stock of CCE held by shareowners, other than TCCC and its subsidiaries, certain related entities of CCE engaged in CCE’s North American business and CCE as treasury stock (the shares of which will be cancelled), or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive the Merger Consideration, and (ii) TCCC will become the owner of all shares of CCE common stock. The Merger Agreement also provides for adjustment payments between the Parties based on closing Adjusted Net Working Capital of the North American business (as defined in the Merger Agreement) as of the effective time of the Merger.

In connection with the Merger, TCCC will be surrendering all of its shares of CCE common stock, valued at approximately $3.4 billion (based upon a thirty day trailing average as of February 24, 2010, the date prior to the public announcement of the Merger), and assuming gross indebtedness of CCE of $8.88 billion and CCE’s unfunded pension liabilities for North America (having an estimated approximate value of $580 million as of December 31, 2009). At the closing of the Merger, TCCC also will be providing payments to New CCE of $150 million, which represents the amount expected to be owed by TCCC for tax benefits of CCE’s North American business, and a specified amount representing CCE’s fourth quarter 2009 contributions to certain tax-qualified defined benefit plans in the United States and Canada.

The Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should read the Merger Agreement because it is the legal document that governs the Merger.

Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden pursuant to the Norway-Sweden SPA. Pursuant to the Norway-Sweden SPA, Bottling Holdings (Luxembourg) s.a.r.l., a Luxembourg business entity (which is referred to herein as Luxco) wholly owned by CCE prior to the transactions contemplated by the Merger Agreement and by New CCE thereafter, or any of its permitted subsidiary assignees, will purchase all of TCCC’s right, title and interest in Coca-Cola Drikker AS (referred to herein as TCCC Norway) and Coca-Cola Drycker Sverige AB (referred to herein as TCCC Sweden, and which together with TCCC Norway, are referred to as the Norway and Sweden Companies) for $822,000,000, subject to adjustment based upon the net working capital of the Norway and Sweden Companies at the closing of the Norway-Sweden Acquisition. In addition, the parties have agreed to a dollar-for-dollar adjustment for any excess or shortfall relative to the target earnings before interest, taxes, depreciation and amortization, or EBITDA, as defined in the Norway-Sweden SPA, of $113,000,000 for the year ending December 31, 2010, subject to a $5,000,000 deductible. On April 29, 2010, pursuant to a joinder agreement, Coca-Cola Midi SAS, a subsidiary of TCCC, replaced TCCC as the seller party under the Norway-Sweden SPA. For additional information about the Norway-Sweden Acquisition, see “The Norway-Sweden Acquisition” in this proxy statement/prospectus.

Current Structure*

TCCC
(Delaware)
Public
Other TCCC Businesses
33%
CCE
(Delaware)
67%
North American Business
Bottling Holdings (International)
(Delaware)
New CCE
(Delaware)
Bottling Holdings (Luxembourg)
(Luxembourg)
(indirect)
Canadian Finance Company
(Canada)
European Business

Structure Immediately Following the Merger

TCCC
(Delaware)
Public
100%
100%
Other TCCC Businesses
CCE
(Delaware)
New CCE
(Delaware)
(indirect)
North American Business
Bottling Holdings (Luxembourg)
(Luxembourg)
(indirect)
European Business
Canadian Finance Company
(Canada)
Norway-Sweden Business

Special Meeting of CCE Shareowners (See Page 107).

The special meeting of CCE shareowners will be held on October 1, 2010, at 8:30 a.m. Eastern Time, Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia, 30339. At the special meeting, CCE shareowners will be asked to vote upon the proposal to adopt the Merger Agreement. You can vote at the special meeting if you were a record holder of CCE common stock at the close of business on August 24, 2010, the record date for the special meeting.

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least (i) 66 2/3% of the outstanding shares of CCE common stock, and (ii) a majority of all outstanding shares of CCE common stock, excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers.

As of the record date, there were 506,009,881 shares of CCE common stock outstanding and entitled to be voted at the special meeting. As of the record date, 3,471,447 shares of CCE common stock were held by directors and executive officers of CCE, and 103,950 shares of CCE common stock were held by directors and executive officers of TCCC, representing less than 1% of the outstanding shares of CCE common stock entitled to vote at the special meeting.

As of the record date, 168,956,718 shares of CCE common stock were held by TCCC or its subsidiaries, representing approximately 33% of the outstanding shares of CCE common stock entitled to vote. TCCC has agreed pursuant to the Merger Agreement that it will vote or cause to be voted all shares of CCE common stock held by it or its subsidiaries in favor of the proposal to adopt the Merger Agreement at the special meeting.

What CCE Shareowners Will Receive in the Merger (See Page 112).

The Merger Agreement provides that at the effective time of the Merger each outstanding share of CCE common stock not held by TCCC or any of its subsidiaries, and with respect to which appraisal rights have not been properly exercised and perfected under Delaware law, will be converted into the right to receive one share of New CCE stock and $10.00 in cash, without interest. There is currently no trading market for New CCE’s stock. New CCE expects to list its stock on the NYSE as of the effective time of the Merger.

New CCE will not issue any fractional shares of New CCE common stock in the Merger.

The CCE Board Recommends Shareowner Approval of the Merger (See Page 109).

The CCE Board, by actions taken without the participation of the two directors that were, at the time the CCE Board approved the Merger Agreement, affiliated with TCCC and after giving consideration to the unanimous recommendation of the CCE Board’s Affiliated Transaction Committee, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are substantively and procedurally fair to, and are advisable and in the best interests of, the unaffiliated shareowners of CCE, and has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The CCE Board recommends that CCE shareowners vote “FOR” approval of the proposal to adopt the Merger Agreement. A description of CCE’s reasons for the Merger appears beginning on page 34 of this proxy statement/prospectus.

Position of New CCE Regarding Fairness of the Merger (See Page 34).

Under applicable SEC rules, New CCE is required to express its belief as to the fairness of the Merger to the unaffiliated shareowners of CCE. New CCE is a newly-formed entity that is wholly-owned by CCE and prior to completion of the Transaction, New CCE will have no operations and conduct no business other than in contemplation of the completion of the Transaction. New CCE expressly adopted the conclusions and analyses of the CCE Board. New CCE believes that the Merger is both substantively and procedurally fair to such shareowners. A description of the factors on which New CCE based this belief and of New CCE’s reasons for, and purpose of, the Merger appears beginning on page 34 of this proxy statement/prospectus.

Position of TCCC and Merger Sub Regarding Fairness of the Merger (See Page 42).

Under applicable SEC rules, TCCC and Merger Sub are required to express their belief as to the fairness of the Merger to the unaffiliated shareowners of CCE. TCCC and Merger Sub believe that the Merger is both substantively and procedurally fair to such shareowners. A description of the factors on which TCCC and Merger Sub based this belief and of TCCC’s reasons for, and purpose of, the Merger appears beginning on page 41 of this proxy statement/prospectus.

The CCE Board Recommends Adjournment of the Special Meeting

If CCE fails to receive a sufficient number of votes to adopt the Merger Agreement, CCE may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the Merger Agreement. CCE currently does not intend to propose adjournment of the special meeting if there are sufficient votes to adopt the Merger Agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of common stock present or represented by proxy and voting on the proposal. The CCE Board recommends that CCE shareowners vote “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Opinion of the Affiliated Transaction Committee’s Financial Advisor (See Page 47).

As described under “Special Factors—Background of the Merger” in this proxy statement/prospectus, CCE has a standing committee, the Affiliated Transaction Committee, which was created to address transactions between TCCC and CCE to ensure the independent review and approval of such transactions. The Affiliated Transaction Committee is comprised of directors that the CCE Board has determined are independent in accordance with the rules of the NYSE and who also are not employees of, or consultants to, TCCC.

Greenhill & Co., LLC. The Affiliated Transaction Committee received an oral opinion, subsequently confirmed in writing, from Greenhill & Co., LLC (referred to herein as Greenhill), that, based upon and subject to the various limitations and assumptions described in the written opinion, as of February 24, 2010, the Merger Consideration to be received by holders of shares of CCE common stock pursuant to the Agreement was fair, from a financial point of view, to such holders (other than TCCC and its affiliates).

The full text of the written opinion of Greenhill, dated February 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex C-1 to this proxy statement/prospectus and is incorporated herein by reference. CCE shareowners are urged to read the opinion in its entirety, but should note that it is not a recommendation as to how CCE shareowners should vote with respect to the Merger or any other matter.

Opinions of CCE’s Financial Advisors (See Page 53).

Credit Suisse Securities (USA) LLC. In connection with the Transaction, CCE’s financial advisor, Credit Suisse Securities (USA) LLC (referred to herein as Credit Suisse), delivered an opinion, dated February 24, 2010, to the CCE Board as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received by the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American businesses (the shares of which will be cancelled pursuant to the Merger Agreement)). The full text of Credit Suisse’s written opinion is attached to this document as Annex C-2 and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to the CCE Board (solely in its capacity as such) for its information in connection with its evaluation of the Merger Consideration. The opinion addresses only the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Transaction and does not constitute advice or a recommendation to any shareowner as to how such shareowner should vote or act on any matter relating to the Transaction or any related matter.

Lazard Frères & Co. LLC. In connection with the Transaction, CCE’s financial advisor, Lazard Frères & Co. LLC (referred to herein as Lazard), delivered an opinion, dated February 24, 2010, to the CCE Board as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be paid to holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American businesses (the shares of which will be cancelled pursuant to the Merger Agreement) or shareowners who have perfected and not withdrawn a demand for appraisal rights). The full text of Lazard’s written opinion is attached to this document as Annex C-3 and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Lazard’s opinion was provided to the CCE Board (solely in its capacity as such) for its information in connection with its evaluation of the Merger Consideration. The opinion addresses only the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Transaction and does not constitute advice or a recommendation to any shareowner as to how such shareowner should vote or act on any matter relating to the Transaction or any related matter.

CCE’s Officers and Directors Have Some Interests in the Merger That Are Different from or in Addition to Their Interests as Shareowners (See Page 140).

In addition to their interests as shareowners, executive officers and directors of CCE may have interests in the Merger that are different from or in addition to your interests. The CCE Board was aware of these interests and took them into account in its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests relate to or arise from, among other things:

•

certain of CCE’s directors are employees of, or when the Merger Agreement was approved were consultants to, TCCC (although these directors did not participate in the CCE Board’s consideration of the Merger);

•	certain of CCE’s non-employee directors and officers hold CCE stock which would be converted automatically at the effective time of the Merger into the Merger Consideration;

•

CCE’s executive officers and directors hold CCE equity awards which would be converted automatically at the effective time of the Merger into awards with respect to New CCE common stock or TCCC common stock, depending on the individual’s employer following the Merger;

•

CCE’s executive officers would be eligible for change in control severance payments and accelerated vesting of all equity awards under the terms of CCE’s executive severance plan if they are terminated without cause or resign for good reason within 2 years following consummation of the Merger;

•

New CCE intends to enter into employment agreements with certain CCE executive officers providing for, among other things, severance pay and benefits in the event of an involuntary termination or resignation for good reason; and

•	under the Merger Agreement, TCCC has agreed to certain indemnification and insurance provisions.

Opinion of TCCC’s Financial Advisor (See Page 64).

On February 24, 2010, Goldman, Sachs & Co. (referred to herein as Goldman Sachs), delivered its oral opinion, subsequently confirmed by delivery of a written opinion, to TCCC’s board of directors that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the consideration, consisting of the cancellation of all the shares of CCE common stock owned by TCCC and its subsidiaries and the retention and/or assumption by CCE of Gross Indebtedness, as defined in the Merger Agreement, of $8.88 billion, to be paid by TCCC pursuant to the Merger Agreement was fair from a financial point of view to TCCC.

The full text of the written opinion of Goldman Sachs, dated February 25, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-4. Goldman Sachs provided its opinion for the information and assistance of TCCC’s board of directors in connection with its consideration of the Merger. Pursuant to an engagement letter between TCCC and Goldman Sachs, TCCC has agreed to pay Goldman Sachs a customary transaction fee, a principal portion of which is payable upon consummation of the Merger.

Treatment of Equity Compensation (See Page 140).

Stock options, restricted stock, and stock units held by employees and directors of CCE will be converted at the time of the Merger as follows:

•	equity compensation held by employees and directors of New CCE and by former employees of CCE’s European business will be converted to equity compensation based on New CCE common stock; and

•

equity compensation held by employees continuing in employment with CCE after the effective time of the Merger and by former employees of CCE’s North American business will be converted to equity compensation based on TCCC common stock.

For example, a North American employee continuing in employment with CCE who holds options on CCE common stock will receive options on TCCC common stock in substitution for the CCE options. The converted awards generally will be subject to the same terms and conditions following the Merger.

Material United States Federal Income Tax Consequences (See Page 72).

In general, a U.S. holder who exchanges a block of shares of CCE stock in the Merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the exchange and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the New CCE stock received in the exchange, over (b) the U.S. holder’s tax basis in the CCE stock exchanged. The gain will be capital gain if the CCE stock is held as a capital asset by the U.S. holder and will be long-term capital gain if the CCE stock has a holding period of more than one year at the time the Merger is consummated. The cash that a non-U.S. holder receives generally will be subject to withholding of U.S. federal income tax at a rate of 30%, subject to reduction or exemption if specific requirements are met. Please see “The Merger—Material United States Federal Income Tax Consequences.”

The United States federal income tax consequences described above may not apply to all holders of CCE stock, including certain holders specifically referred to on page 72. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences to you of the Merger and the receipt of the Merger Consideration in exchange for your shares of CCE stock, including the tax consequences under U.S. federal, state, local, foreign and other tax laws.

CCE has received a private letter ruling from the Internal Revenue Service (referred to herein as the IRS), including rulings to the effect that (1) the Merger (also referred to herein as the External Split-Off) will qualify under Section 355 of the Code as a tax-free transaction to CCE and, except to the extent of the cash received, to participating holders of CCE stock, and (2) the distribution of the stock of Enterprises KOC Acquisition Company (referred to herein as Canadian Holdco) to Bottling Holdings (International) Inc. (referred to herein as BHI) (referred to herein as the Internal Spin-Off) will qualify under Section 355 of the Code as a tax-free transaction. Consistent with the IRS’s general ruling policy, the private letter ruling is based upon representations by CCE and TCCC that certain requirements necessary to obtain tax-free treatment under Section 355 of the Code have been satisfied. The private letter ruling could be invalidated if any representation or assumption upon which it is based is incorrect or untrue in any material respect, or the facts upon which it is based differ materially from the facts at the time of the External Split-Off and Internal Spin-Off.

As a result of the IRS’s ruling policy, CCE and TCCC have made it a condition to the Merger that they each receive an opinion of counsel, dated the effective date of the Merger, as to the U.S. federal income tax consequences of the Merger, which opinions are expected to conclude that, except to the extent of the cash received, the External Split-Off and the Internal Spin-Off will qualify as tax-free transactions under Section 355 of the Code. The conclusions in such opinions could be challenged by the IRS, and a court could sustain such challenge; changes in law or administrative interpretations thereof could also effect such conclusions. In addition, the External Split-Off and Internal Spin-Off may not qualify for tax-free treatment if any of the assumptions and representations made by, among others, officers of CCE and TCCC and upon which the opinions rely is incorrect or untrue in any material respect, any covenant made by, among others, CCE and TCCC is not complied with, or the facts upon which the opinions are based differ materially from the facts at the time of the External Split-Off and Internal Spin-Off. Please see “The Merger—Material United States Federal Income Tax Consequences—Private Letter Ruling and Opinions of Counsel.”

Appraisal Rights (See Page 76).

Under Delaware law, record holders of CCE common stock who do not vote for approval of the proposal to adopt the Merger Agreement and who properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of CCE common stock if the Merger is completed, in lieu of receiving the Merger Consideration. This value could be more than, the same as or less than the value of the Merger Consideration. The relevant provisions of Section 262 of the Delaware General Corporation Law (referred to herein as the DGCL) are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, CCE shareowners who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger Is Subject to Certain Conditions (See Page 123).

The obligation of each of TCCC, Merger Sub, CCE and New CCE to complete the Merger is subject to the satisfaction of a number of conditions, including the following:

•

approval of the proposal to adopt the Merger Agreement by the affirmative vote of the holders of at least (i) 66 2/3% of the outstanding shares of CCE common stock, and (ii) a majority of all outstanding shares of CCE common stock, excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers;

•	absence of any applicable law prohibiting completion of the Merger or any other transactions contemplated by the Merger Agreement;

•

expiration or termination of any applicable waiting period relating to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which is referred to herein as the HSR Act), and receipt of any other required clearances, approvals and authorizations of governmental entities under any other competition law;

•

absence of any pending complaint, action, suit, proceeding, arbitration, investigation or mediation by any governmental entity relating to the transactions contemplated by the Merger Agreement that, if the relief requested were granted, would prevent the consummation of the transactions or materially and adversely affect the transactions contemplated by the Merger Agreement, or TCCC, Merger Sub, CCE and the North American business subsidiaries, taken as a whole, on the one hand, or New CCE and its subsidiaries, taken as a whole, on the other hand;

•

effectiveness of the registration statement for the New CCE common stock being issued in the Merger, of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending such effectiveness or any proceedings for such purpose pending or threatened by the SEC;

•	approval for the listing on the NYSE of the shares of New CCE common stock to be issued in the Merger, subject to official notice of issuance;

•	continued validity of the private letter ruling from the IRS;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the effective time of the Merger;

•

accuracy of the representations and warranties made in the Merger Agreement by the other Party, subject to certain materiality thresholds, as of the date of the Merger Agreement and as of the effective time of the Merger as if made at and as of such time or as specifically required to be accurate as of such other specified time;

•

the delivery by each Party to the other of a certificate, dated as of the closing date and signed by an executive officer, certifying the performance of all obligations required to be performed and the accuracy of the representations and warranties;

•

delivery of opinions of TCCC’s counsel, in the case of TCCC, and CCE’s counsel, in the case of CCE, that, based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger, the Internal Spin-Off will qualify under Section 355 of the Internal Revenue Code of 1986, as amended (referred to herein as the Code) the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to New CCE will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE common stock at the effective time of the Merger pursuant to the Merger will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code); and

•

TCCC and CCE shall have executed and delivered each of the transition services agreement, the Corporate Name Letter and the Bottlers’ Agreements (as provided in the Merger Agreement), and the previously executed Tax Sharing Agreement and the Employee Matters Agreement shall remain in full force and effect.

In addition, the obligation of CCE and New CCE to complete the Merger is subject to the satisfaction of the following conditions:

•

the Norway-Sweden Acquisition shall have been consummated substantially concurrently with the effective time of the Merger; provided that this condition shall be deemed satisfied if (i) conditions set forth in the Norway-Sweden SPA to New CCE’s obligation shall have been satisfied or waived or (ii) TCCC shall have tendered the shares for transfer in accordance with the Norway-Sweden SPA.

The obligation of TCCC and Merger Sub to complete the Merger is subject to the satisfaction of the following conditions:

•	since the date of the Merger Agreement, there shall not have occurred a North American Business Material Adverse Effect (as defined in the Merger Agreement) that is continuing; and

•	the gross indebtedness of CCE and the North American business subsidiaries as of the effective time shall not be in excess of $8.88 billion.

Neither CCE nor New CCE is obligated to complete the Merger if financing cannot be obtained by New CCE because there has been a material adverse change or disruption in the financial, banking or capital markets generally, which has rendered debt financing generally unavailable to companies similarly situated to New CCE, and CCE and New CCE have used their best efforts to permit New CCE to obtain such financing. However, under these circumstances, TCCC has the right to provide the required financing on commercially reasonable terms. TCCC is not obligated to complete the Merger if CCE does not have sufficient cash to pay the Cash Consideration at the effective time of the Merger.

No Solicitation by CCE (See Page 122).

Subject to certain exceptions, CCE has agreed that neither CCE nor any of its subsidiaries shall, nor shall the representatives of CCE or any of its subsidiaries, directly or indirectly, (1) solicit, initiate, knowingly encourage or otherwise facilitate the submission of any Acquisition Proposal (as defined in the Merger Agreement), (2) enter into or participate in any discussions or negotiations with, furnish any information relating to CCE or any of its subsidiaries or afford access to the business, properties, assets, books or records of CCE or any of its subsidiaries, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (3) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of CCE or any of its subsidiaries, (4) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL or (5) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Notwithstanding these restrictions, however, the Merger Agreement provides that, under specified circumstances at any time prior to obtaining CCE shareowners’ adoption of the Merger Agreement:

•

CCE may, in response to a bona fide written unsolicited Acquisition Proposal from a third party that the CCE Board believes constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), engage in negotiations or discussions with such party and furnish non-public information regarding itself to such third party pursuant to a customary confidentiality agreement (provided that all such information is or has been provided or made available to TCCC); and

•

the CCE Board may withdraw, modify or qualify in a manner adverse to TCCC its recommendation that CCE shareowners vote for approval of the proposal to adopt the Merger Agreement, or recommend an Acquisition Proposal made by a third party to CCE’s shareowners, provided that, with respect to a change in response to an Acquisition Proposal that constitutes a Superior Proposal, the CCE Board has notified TCCC of its intention to change its recommendation in response to the Superior Proposal at least three business days prior to taking such action and TCCC does not make, within three business days of its receipt of notice from CCE, a binding offer that is at least as favorable to CCE shareowners as the applicable Superior Proposal.

The actions described in the preceding two bullets may be taken only if the CCE Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

TCCC has the right to terminate the Merger Agreement if, prior to the special meeting, the CCE Board withdraws, modifies or qualifies its recommendation to CCE shareowners to vote for approval of the proposal to adopt the Merger Agreement in a manner adverse to TCCC or recommends an Acquisition Proposal made by a third party to CCE, but CCE does not have the right to terminate the Merger Agreement in connection with such a change of recommendation by the CCE Board and, unless TCCC terminates the Merger Agreement, CCE would remain obligated to call a special meeting of its shareowners for the purpose of voting on a proposal to adopt the Merger Agreement.

Termination of the Merger Agreement (See Page 125).

TCCC and CCE can mutually agree to abandon the Merger and terminate the Merger Agreement at any time prior to the time the Merger is completed, even after CCE’s shareowners have adopted the Merger Agreement. Also, either CCE or TCCC can, without the consent of the other, abandon the Merger and terminate the Merger Agreement in a number of situations, including if:

•

the Merger has not been consummated on or before November 25, 2010, provided that if certain conditions have not been met, either TCCC or CCE may, in their sole discretion, extend such date for an additional six months;

•

any applicable law is in effect that makes completion of the Merger illegal or otherwise prohibited, or enjoins CCE or TCCC from consummating the Merger and any such injunction shall have become final and non-appealable;

•	the required shareowner vote shall not have been obtained at a duly-held shareowners’ meeting; or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of that party to satisfy the applicable condition to the closing, and such condition is incapable of being satisfied by November 25, 2010.

TCCC can terminate the Merger Agreement if, prior to the special meeting, the CCE Board withdraws, modifies or qualifies in a manner adverse to TCCC its recommendation or CCE materially breaches its obligations under the Merger Agreement by reason of a material failure to include the CCE Board recommendation in the proxy statement or a material failure to observe the non-solicitation provisions of the Merger Agreement.

The Merger Agreement contains specified termination rights for both CCE, on one hand, and TCCC, on the other hand, including that upon termination under specified circumstances, CCE would be required to pay TCCC a termination fee of $200,000,000 and under certain circumstances TCCC would be required to reimburse twice the amount of CCE’s expenses related to the Merger in an amount up to $100,000,000.

Litigation Relating to the Merger (See Page 79).

Following the public announcement of the execution of the Merger Agreement on February 25, 2010, several putative class action lawsuits were filed against TCCC, CCE and the individual members of the CCE Board in the Superior Court of Fulton County, Georgia and in the Court of Chancery of the State of Delaware. The complaints allege, among other things, that the Merger arises out of an unlawful plan and scheme for TCCC to acquire CCE’s North American bottling business for grossly inadequate consideration and in breach of the defendants’ fiduciary duties. Plaintiffs in each case seek to enjoin the Merger, to declare the deal void and rescind the Merger if it is consummated, to require disgorgement of all profits the defendants receive from the Merger and to recover damages, attorneys’ fees and litigation expenses.

Financing (See Page 81).

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration using a combination of existing cash, payments received from TCCC upon the effective time of the Merger and debt financing obtained in either the public or private markets. The expected amount of debt financing needed is $1.9 billion (the estimate is based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). See “Unaudited Pro Forma Condensed Financial Information of New CCE.” Neither CCE nor New CCE is obligated to close the Transaction if financing cannot be obtained by New CCE because there has been a material adverse change or disruption in the financial, banking or capital markets generally, which has rendered debt financing generally unavailable to companies similarly situated to New CCE, and CCE and New CCE have used their best efforts to permit New CCE to obtain such financing; provided that under these circumstances, TCCC has the right to provide the required financing on commercially reasonable terms.

The Norway-Sweden Acquisition (See Page 132).

On March 20, 2010, TCCC, CCE, New CCE and Luxco, a Luxembourg business entity wholly owned by CCE prior to the transactions contemplated by the Merger Agreement and by New CCE thereafter, entered into the Norway-Sweden SPA (and together with the Merger Agreement, referred to herein as the Agreements), pursuant to which Luxco (or a permitted subsidiary assignee) will purchase all of TCCC’s right, title and interest in TCCC Norway and TCCC Sweden for $822,000,000 (referred to herein as the Base Purchase Price). From and after the effective time of the Norway-Sweden Acquisition, New CCE will own TCCC’s Norwegian and Swedish bottling operations. The Base Purchase Price is subject to adjustment based upon the net working capital of the Norway and Sweden Companies at the closing of the Norway-Sweden Acquisition, and based upon the EBITDA (as defined in the Norway-Sweden SPA) of the Norway and Sweden Companies for the year ending December 31, 2010. On April 29, 2010, pursuant to a joinder agreement, Coca-Cola Midi SAS, a subsidiary of TCCC, replaced TCCC as the seller party under the Norway-Sweden SPA.

Share Information

The principal trading market for CCE’s common stock is the New York Stock Exchange, on which CCE’s common stock is listed under the symbol “CCE.” The closing sale price per share of CCE common stock as reported on the New York Stock Exchange as of February 24, 2010, the last full trading day before the public announcement of the Merger Agreement, was $19.18 and as of August 18, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was $29.34. New CCE will apply to list its common stock on the New York Stock Exchange under the symbol “CCE.”

SUMMARY HISTORICAL COMBINED

FINANCIAL DATA OF NEW CCE

The following table presents summary historical combined financial data of New CCE. This historical financial data has been derived from the combined financial statements of New CCE prepared on a “carve-out” basis from CCE’s consolidated financial statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company.

The historical financial data of New CCE also includes an allocation of certain corporate expenses related to services provided to New CCE by CCE. Management believes the allocation of these expenses is a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented.

The historical combined financial data of New CCE presented in the table below is not necessarily indicative of the results of operations or financial position of New CCE for any future period and should be read in conjunction with the following (i) New CCE’s audited combined financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007, including the notes thereto; (ii) New CCE’s unaudited condensed combined financial statements as of July 2, 2010 and for the six months ended July 2, 2010 and July 3, 2009, including the notes thereto; and (iii) the unaudited pro forma condensed combined financial information of New CCE, all included in this proxy statement/prospectus.

	For the Six Months Ended		For the Years Ended December 31,
(in millions)	July 2, 2010	July 3, 2009	2009	2008	2007	2006	2005
OPERATIONS SUMMARY
Net operating revenues	$3,239	$3,169	$6,517	$6,619	$6,246	$5,583	$5,251
Cost of sales	2,042	2,026	4,113	4,269	3,987	3,560	3,311

Gross profit	1,197	1,143	2,404	2,350	2,259	2,023	1,940
Selling, delivery, and administrative expenses	765	749	1,599	1,598	1,545	1,429	1,327

Operating income	$432	$394	$805	$752	$714	$594	$613

FINANCIAL POSITION
Property, plant, and equipment, net	$1,658		$1,883	$1,785	$2,083	$1,935	$1,714
Franchise license intangible assets, net	3,207		3,487	3,230	4,075	3,922	3,466
Total assets	7,150		7,972	7,071	8,312	7,674	6,828
Total debt	1,648		1,870	2,078	2,756	2,987	3,005
Total equity	2,935		3,179	2,426	2,547	1,912	1,399

SUMMARY CONSOLIDATED FINANCIAL DATA OF CCE

The following table presents summary consolidated financial data of CCE. This information should be read in conjunction with CCE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 12, 2010, and CCE’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2010, filed with the SEC on July 28, 2010, in each case incorporated by reference into this proxy statement/prospectus.

	For the Six Months Ended		For the Years Ended December 31,
(in millions, except per share information)	July 2, 2010(A)	July 3, 2009(B)	2009(C)	2008(D)		2007(E)	2006(F)		2005(G)
OPERATIONS SUMMARY
Net operating revenues	$10,852	$10,959	$21,645	$21,807		$20,936	$19,804		$18,743
Cost of sales	6,639	6,819	13,333	13,763		12,955	12,067		11,258

Gross profit	4,213	4,140	8,312	8,044		7,981	7,737		7,485
Selling, delivery, and administrative expenses	3,337	3,350	6,785	6,718		6,511	6,310		6,054
Franchise license impairment charges	—	—	—	7,625		—	2,922		—

Operating income (loss)	$876	$790	$1,527	$(6,299)		$1,470	$(1,495)		$1,431

Basic earnings (loss) per common share	$0.93	$0.77	$1.49	$(9.05)		$1.48	$(2.41)		$1.09
Diluted earnings (loss) per common share	$0.91	$0.77	$1.48	$(9.05)		$1.46	$(2.41)		$1.08

FINANCIAL POSITION
Property, plant, and equipment, net	$5,847		$6,276	$6,243		$6,762	$6,698		$6,560
Franchise license intangible assets, net	3,211		3,491	3,234		11,767	11,452		13,832
Total assets	16,269		16,416	15,589		24,099	23,415		25,573
Total debt	8,622		8,777	9,029		9,393	10,022		10,109
Total shareowners’ equity (deficit)	1,228		859	(31)		5,689	4,526		5,643

PER SHARE INFORMATION
Ratio of earnings to fixed charges(H)	3.01	2.45	2.47	n/a	(I)	2.17	n/a	(I)	2.13
Book value per common share(J)	$2.44	$0.98	$1.75	$(0.06)		$11.68	$9.44		$11.91

Acquisitions were made in 2008 and 2006. These acquisitions were included in CCE’s Consolidated Financial Statements from the respective acquisition date and did not significantly affect operating results in any one fiscal period.

(A)

CCE’s operating income in the six months ended July 2, 2010 included the following items of significance: (1) net mark-to-market losses of $44 million related to the out of period mark-to-market impact of our non-designated hedges; (2) expenses totaling $40 million related to the Transaction with TCCC; (3) a $19 million charge related to restructuring activities, primarily for supply chain initiatives in North America and business information systems initiatives in Europe; and (4) expenses totaling $14 million related to legal settlements.

(B)

CCE’s operating income in the six months ended July 3, 2009 included a $71 million charge related to restructuring activities, primarily to streamline and reduce the cost structure of our global back-office functions and to support the integration and optimization of key supply chain initiatives.

(C)

CCE’s operating income in 2009 included the following items of significance: (1) charges totaling $114 million related to restructuring activities to streamline and reduce the cost structure of CCE’s global back office functions and to support the integration and optimization of CCE’s supply chain; and (2) $46 million net mark-to-market gains related to the out of period mark-to-market impact of our non-designated hedges.

(D)

CCE’s operating loss in 2008 included the following items of significance: (1) $7.6 billion noncash impairment charges to reduce the carrying amount of CCE’s North American franchise license intangible assets to their estimated fair value based upon the results of CCE’s impairment tests of these assets; and (2) charges totaling $134 million related to restructuring activities, primarily in North America to streamline and reduce the cost structure of CCE’s global back office functions.

(E)

CCE’s operating income in 2007 included the following items of significance: (1) charges totaling $121 million related to restructuring activities, primarily in North America; (2) a $20 million gain on the sale of land; (3) an $8 million benefit from a legal settlement accrual reversal; and (4) a $14 million loss to write off the value of Bravo warrants.

(F)

CCE’s operating loss in 2006 included the following items of significance: (1) a $2.9 billion noncash impairment charge to reduce the carrying amount of CCE’s North American franchise license intangible assets to their estimated fair value based upon the results of CCE’s annual impairment test of these assets; (2) charges totaling $66 million related to restructuring activities, primarily in Europe; (3) a $35 million increase in compensation expense related to changes in accounting guidance for share-based payment awards; and (4) expenses totaling $14 million related to the settlement of litigation.

(G)

CCE’s operating income in 2005 included the following items of significance: (1) a $53 million decrease in CCE’s cost of sales from the receipt of proceeds related to the settlement of litigation against suppliers of high fructose corn syrup; (2) charges totaling $80 million related to restructuring activities, primarily in North America and at CCE’s corporate headquarters; and (3) charges totaling $28 million primarily related to asset write-offs associated with damage caused by Hurricanes Katrina, Rita, and Wilma.

(H)	The ratio of earnings to fixed charges was calculated prior to rounding to millions.

(I)	Fixed charges exceeded CCE’s adjusted earnings for the periods presented due to noncash impairment charges recorded during 2008 and 2006.

(J)

CCE’s book value per common share is based on the ratio of total CCE shareowners’ equity (deficit) to total shares issued and outstanding of CCE’s common stock as of the periods presented. The following table summarizes comparative per share information for CCE and New CCE:

	For the Six Months Ended July 2, 2010			For the Year Ended December 31, 2009
(in millions)	CCE	New CCE	New CCE Pro forma	CCE	New CCE	New CCE Pro forma
Book value per common share(1)	$2.44	$8.80	$7.74	$1.75	$9.86	$	n/a
Dividends declared per common share	0.18	n/a	n/a	0.30	n/a		n/a
Basic earnings per common share	0.93	0.97	0.97	1.49	1.81		1.83
Diluted earnings per common share	0.91	0.96	0.96	1.48	1.81		1.83

(1)	New CCE’s book value per common share is based on the ratio of total New CCE equity to total shares issued and outstanding of CCE’s common stock less shares held by TCCC as of the periods presented.

Market Price and Dividend Information

There is not presently a public trading market for the shares of common stock of New CCE. However, New CCE expects its stock to be listed for trading on the New York Stock Exchange under the symbol “CCE.”

The following table sets forth, for the periods indicated, high and low closing sales prices per share for CCE common stock as reported on the New York Stock Exchange, which is the principal trading market for CCE common stock, and the cash dividends declared per share of CCE common stock.

	CCE
	High	Low	Dividend
Year ended December 31, 2010
First Quarter	$28.09	$19.18	$0.09
Second Quarter	$28.70	$24.78	$0.09
Third Quarter (through August 24, 2010)	$29.41	$25.97	$0.09

December 31, 2009
First Quarter	$14.22	$9.86	$0.07
Second Quarter	$17.63	$13.73	$0.07
Third Quarter	$21.41	$16.49	$0.08
Fourth Quarter	$21.43	$18.94	$0.08

Year ended December 31, 2008
First Quarter	$26.83	$23.05	$0.07
Second Quarter	$24.71	$17.12	$0.07
Third Quarter	$18.50	$16.36	$0.07
Fourth Quarter	$16.92	$7.74	$0.07

SPECIAL FACTORS

General

This proxy statement/prospectus is being provided to holders of CCE common stock in connection with the solicitation of proxies by the CCE Board to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, CCE will ask its shareowners to vote upon a proposal to adopt the Merger Agreement and any other matters that are properly brought before the meeting. This proxy statement/prospectus is also being provided to holders of CCE common stock by New CCE in connection with the issuance of shares of New CCE common stock in the Merger as part of the Merger Consideration.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger, see “The Merger Agreement” in this proxy statement/prospectus.

Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden in the Norway-Sweden Acquisition pursuant to the Norway-Sweden SPA. Pursuant to the Norway-Sweden SPA, Luxco (or a permitted subsidiary assignee) will purchase all of TCCC’s right, title and interest in TCCC Norway and TCCC Sweden for $822,000,000, subject to adjustment based upon the net working capital of the Norway and Sweden Companies at the closing of the Norway-Sweden Acquisition. The parties have agreed to a dollar-for-dollar adjustment for any excess or shortfall relative to the target EBITDA of $113,000,000, for the year ending December 31, 2010, subject to a $5,000,000 deductible. On April 29, 2010, pursuant to a joinder agreement, Coca-Cola Midi SAS, a subsidiary of TCCC, replaced TCCC as the seller party under the Norway-Sweden SPA. For additional information about the Norway-Sweden Acquisition, see “The Norway-Sweden Acquisition” in this proxy statement/prospectus.

Background of the Merger

The proposed Merger is the result of focused discussions between CCE and TCCC that began in December 2009 and CCE’s proposal of a strategic transaction at that time arising from discussions with TCCC. As part of CCE’s and TCCC’s significant business relationships with each other, members of their senior management meet regularly to discuss business performance and strategy, including the efficiency and effectiveness with which the companies’ products are produced, distributed and marketed. In 2008, as part of this ongoing process, TCCC and CCE considered possible strategic alternatives, as described in more detail below, including a transaction between the two companies. On July 17, 2008, Mr. Brock announced in CCE’s press release disclosing its second quarter 2008 financial results that CCE had initiated a 120 day review to evaluate possible operational changes in response to the changing North American beverage industry, CCE’s business performance and general declines in the North American economy and escalating commodity and raw material costs contributing to a decline in North American operating results, compared to the prior year. In summer 2009, CCE and TCCC discussed a possible transaction, as described in more detail below, but did not reach agreement and they terminated discussions in September 2009.

As of the record date, TCCC and its subsidiaries own approximately 33% of CCE’s common stock. TCCC also had, at the time the CCE Board approved the Merger Agreement on February 24, 2010, two representatives on the CCE Board. In addition, CCE conducts its business primarily under bottler’s agreements with TCCC. These agreements generally give CCE the exclusive right to market, produce, and distribute TCCC’s beverage products in authorized containers in specified territories. These agreements also provide TCCC with the ability, at its sole discretion, to establish its sales prices, terms of payment, and other terms and conditions for CCE’s purchases of concentrates and syrups from TCCC. Other significant transactions and agreements with TCCC include arrangements for cooperative marketing; advertising expenditures; purchases of sweeteners, juices, mineral waters and finished products; strategic marketing initiatives; cold drink equipment placement; and, from time-to-time, acquisitions of bottling territories.

As a part of the settlement in 1995 of litigation challenging the merger of the Johnston Bottling Group, Inc. and CCE, CCE created a standing committee, the Affiliated Transaction Committee. The Affiliated Transaction Committee was created to address transactions between TCCC and CCE to ensure the independent review and approval of such transactions. The Affiliated Transaction Committee is comprised of directors that the CCE Board has determined are independent in accordance with the rules of the NYSE and who also are not employees of, or consultants to, TCCC. Since February 2006, because of the close business relationship of CCE and TCCC, the Affiliated Transaction Committee’s charter has provided that it will oversee all significant issues related to TCCC, including reviewing, considering, and negotiating on behalf of CCE any proposed merger or consolidation between CCE and TCCC, any purchase of an equity interest by either company in the other and other transactions between TCCC and CCE other than in the ordinary course of business.

One of CCE’s current directors, Irial Finan, is an executive officer of TCCC. John Hunter, a former executive officer of, and consultant to, TCCC was also one of CCE’s directors at the time the CCE Board approved the Merger Agreement on February 24, 2010 and the Norway-Sweden SPA on March 20, 2010. To avoid any actual conflict of interest or the appearance of any conflict of interest, these two directors were not present during and did not participate in any board deliberations relating to the Merger Agreement, the Norway-Sweden SPA and the transactions contemplated thereby and also abstained from voting on the approval of the Merger Agreement and the Norway-Sweden SPA.

The CCE Board and its Affiliated Transaction Committee, together with senior management, regularly review potential business development and strategic alternatives, including all aspects of CCE’s working relationships with TCCC. In addition, throughout prior years, CCE and TCCC have had numerous discussions about business opportunities and strategic alternatives, including structural changes, for their businesses. CCE’s Affiliated Transaction Committee routinely involved its long-standing independent legal counsel, McKenna, Long & Aldridge LLP (referred to herein as McKenna Long), in such review.

In early October 2008, in the course of regular discussions between members of CCE and TCCC senior management concerning their ongoing business activities, John F. Brock, CCE’s Chairman and Chief Executive Officer, and Muhtar Kent, then TCCC’s Chief Executive Officer (and who became TCCC’s Chairman and Chief Executive Officer on April 23, 2009), discussed a possible transaction that would include the acquisition by TCCC of CCE’s North American business. This discussion was a result of several factors, including the impact of the general deterioration in the economy and increased raw material costs in the production and distribution system and the pressures posed on the beverage industry by changes in the retail environment. During those discussions, Mr. Kent made it clear that TCCC would not consider a transaction to acquire all of CCE’s operations. In the following weeks, at regularly scheduled meetings to discuss the ongoing business activities of the parties, representatives of CCE’s management and TCCC’s management had brief, general discussions regarding a possible strategic transaction between CCE and TCCC. The parties did not discuss a potential purchase price, form of consideration or other specifics regarding a possible transaction. During this time, Mr. Brock, Mr. William W. Douglas III, CCE’s Chief Financial Officer, and Mr. John R. Parker, Jr., CCE’s Senior Vice President, General Counsel and Strategic Initiatives, held several discussions with L. Phillip Humann, CCE’s Presiding Director, and Curtis R. Welling, Chair of the Affiliated Transaction Committee, about the conversations with TCCC’s management regarding a possible strategic transaction. Also, in connection with a possible transaction involving TCCC, Credit Suisse Securities (USA) LLC (referred to herein as Credit Suisse) was requested to assist CCE as its financial advisor.

On October 22, 2008, Messrs. Brock, Douglas and Parker met in Dallas, together with representatives of Credit Suisse, to discuss further the concept of a possible sale of CCE’s North American operations to TCCC and subsequently Messrs. Brock, Douglas and Parker briefed Mr. Welling regarding a potential strategic transaction with TCCC.

On October 31, 2008, members of the Affiliated Transaction Committee discussed telephonically the concept of a possible strategic transaction with TCCC and the discussions to date. The directors agreed that CCE should continue to evaluate strategic alternatives, including the discussion of consolidating bottlers’ operations, increasing the amount of business with Dr Pepper Snapple Group, acquiring bottling rights in developing markets, the sale of CCE as a whole, the sale of CCE’s North American business and increased operational efficiencies with TCCC, and, if appropriate and desirable, establish parameters for discussion with TCCC. Although CCE continued to evaluate possible strategic alternatives, the CCE Board and management believed it was unlikely that the necessary counterparties to any such other transactions would be willing or able to complete such a transaction in a timely manner and that any such other transactions would not provide CCE shareowners with the same opportunity for value as the sale of the North American business to TCCC.

On November 13, 2008, TCCC and CCE entered into a confidentiality agreement relating to a possible transaction between the two companies and, at CCE’s request, TCCC provided to CCE certain due diligence information requested by representatives of CCE with respect to TCCC’s Norwegian and Swedish bottling operations.

On November 14, 2008, the Affiliated Transaction Committee held a telephonic meeting at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and McKenna Long participated. The participants discussed the status of talks between CCE and TCCC. Additionally, the Affiliated Transaction Committee formally retained McKenna Long as its own legal counsel for the specific purpose of advising the Affiliated Transaction Committee regarding a possible strategic transaction with TCCC. McKenna Long briefed the Affiliated Transaction Committee on the process for reviewing and considering such a transaction and the directors’ duties with respect to such review and consideration. Following a discussion, the Affiliated Transaction Committee directed CCE’s management to continue discussions with TCCC regarding a possible strategic transaction. Additionally, the Affiliated Transaction Committee adopted a process for consideration of the possible transaction, including directing that its own legal counsel would participate in discussions between the parties’ legal counsel and negotiate with TCCC on the Affiliated Transaction Committee’s behalf. Further, the Affiliated Transaction Committee determined that it would engage its own financial advisor to assist the Affiliated Transaction Committee in its evaluation of business development issues and opportunities that might arise and any possible strategic transaction.

On November 18, 2008, representatives of TCCC and CCE, including Messrs. Fayard, TCCC’s Chief Financial Officer and Executive Vice President, Douglas and Parker, met in Atlanta, with representatives of Credit Suisse present, to discuss the concept of a possible transaction in which CCE would sell its North American business to TCCC. CCE presented its perspective on such a possible transaction. At the close of the meeting, TCCC stated that it was not interested in pursuing the acquisition of CCE’s North American business at that time as the parties were not in agreement on the appropriate components of value in structuring such a transaction. On the following day, at a telephonic meeting of the board of directors of TCCC (referred to herein as the TCCC Board), TCCC’s management updated the TCCC Board with respect to the status of discussions with CCE regarding a possible strategic transaction.

Also on November 19, 2008, CCE’s Affiliated Transaction Committee met in New York with representatives of CCE’s management, including Mr. Parker, and McKenna Long present. During that meeting, CCE’s management discussed with the Affiliated Transaction Committee the November 18, 2008 meeting with TCCC. The Affiliated Transaction Committee determined that although the parties did not reach any understanding regarding the overall concept of a strategic transaction, it would interview investment banks to serve as the Affiliated Transaction Committee’s general financial advisor.

On November 24, 2008, the Affiliated Transaction Committee met in Atlanta, with all other CCE directors who were not employees of or consultants to TCCC (referred to herein as the Non-TCCC Directors) and representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and McKenna Long present. The directors were briefed by CCE’s management on the status of discussions with TCCC and were informed that discussions with TCCC had ended. Mr. Brock also briefed the directors on preliminary results of the 120-day operational review that Mr. Brock had announced in July 2008, including the identification of opportunities to improve efficiencies in CCE’s supply chain, to improve pricing and packaging and to pursue a new incidence-based pricing model.

On December 4, 2008, the Affiliated Transaction Committee met telephonically, with representatives of CCE’s management, including Mr. Parker, and McKenna Long present, and decided to retain Greenhill & Co., LLC (referred to herein as Greenhill) as its financial advisor. Later that day, Mr. Fayard and Mr. Douglas spoke and acknowledged during a telephone call that no further discussions were warranted between the parties with respect to a possible strategic transaction.

At a regularly scheduled meeting of the TCCC Board on December 11, 2008, in Atlanta, Mr. Kent informed the TCCC Board that no agreement had been reached with CCE.

On December 15 and 16, 2008, each of the Affiliated Transaction Committee and the CCE Board met in Atlanta for their regularly scheduled meetings. The Affiliated Transaction Committee, together with the Non-TCCC directors, held separate meetings on these dates. Representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and McKenna Long were present at these meetings. During these meetings, the directors discussed the status of CCE’s operational relationship with TCCC and considered the results of the 120-day operational review that CCE had undertaken and potential changes to CCE’s operations in light of those results, including the creation of a separate supply chain entity and other operational projects.

On February 9 and 10, 2009, each of the Affiliated Transaction Committee and the CCE Board met in Atlanta for their regularly scheduled meeting. Representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and McKenna Long were present for the Affiliated Transaction Committee’s meeting on these dates. During the Affiliated Transaction Committee meeting, the directors discussed the status of CCE’s operational relationship with TCCC. Additionally, at its meeting, the Affiliated Transaction Committee approved the final form of the Greenhill engagement letter.

On February 19, 2009, at a regularly scheduled meeting of the TCCC Board in Atlanta, Mr. Kent advised the TCCC Board that although the discussions regarding a potential strategic transaction between the parties had ended, it was possible that they could resume in the future.

On March 12, 2009, Messrs. Welling and Kent met in New York to discuss the ongoing business activities between TCCC and CCE. The meeting had been arranged some time in advance and, while the possibility of a strategic transaction as an alternative was mentioned, specific terms or parameters of a possible transaction were not discussed.

On March 25, 2009, Messrs. Brock and Kent met in Atlanta for a regularly scheduled senior management meeting to discuss ways to improve business performance, including evaluating possible operational changes such as supply chain coordination and price, package and promotion programs. In connection with these matters and discussions of the performance of the companies, Messrs. Brock and Kent discussed resuming discussions regarding the possibility of a strategic transaction between the two companies. Mr. Kent reiterated that TCCC was not interested in buying all of CCE’s operations but suggested that CCE make a proposal if it believed there was a possible transaction the parties should consider.

During April and May 2009, members of the Affiliated Transaction Committee and Messrs. Brock, Douglas, Parker and other CCE management continued to consider and evaluate, with the assistance of CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors, possible actions to address operational issues and competitive pressures posed by the changing beverage industry, including a possible strategic transaction with TCCC.

On April 20 and 21, 2009, respectively, each of CCE’s Affiliated Transaction Committee and its Board met in Atlanta for their regularly scheduled meetings. Representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, McKenna Long, Credit Suisse and Greenhill were present at the Affiliated Transaction Committee meetings. During such meetings, the directors discussed the status of CCE’s ongoing business activities with TCCC. Mr. Brock briefed the Affiliated Transaction Committee members on management meetings with

TCCC in which operational issues and competitive pressures posed by the changing beverage industry were discussed. The Affiliated Transaction Committee also discussed further whether discussions of a possible strategic transaction with TCCC might resume.

On April 23, 2009, at a regularly scheduled meeting of the TCCC Board in Atlanta, Mr. Kent discussed with the directors the possibility that discussions with CCE relating to a possible strategic transaction could resume.

On June 2, 2009, the Affiliated Transaction Committee and the Non-TCCC Directors of CCE met in Atlanta. Representatives of CCE’s management, Credit Suisse, Greenhill, and McKenna Long were present. The participants discussed ongoing concerns about the North American economy, CCE’s expected future performance and competitive pressures posed by the changing beverage industry, including potential new competitive pressures that could result from the transaction being pursued by TCCC’s largest competitor to acquire 100% ownership of its two largest North American bottlers. The directors also discussed CCE’s ongoing business activities with TCCC and considered a variety of operational improvements designed to enhance CCE’s performance. McKenna Long again briefed the directors on their duties in consideration of strategic alternatives. The directors then discussed the operational improvements and strategic alternatives, including consolidating bottlers’ operations, increasing the amount of business with Dr Pepper Snapple Group, developing markets, the sale of CCE as a whole, the sale of CCE’s North American business and increased operational efficiencies with TCCC. Subsequently, CCE also retained Lazard Frères & Co. LLC (referred to herein as Lazard) as CCE’s financial advisor to assist CCE in connection with a potential transaction involving TCCC.

Later in June 2009, Messrs. Kent and Brock discussed setting up a meeting between representatives of TCCC and CCE to discuss the possibility of a strategic transaction between TCCC and CCE. The parties agreed to discuss possible alternatives at the end of July 2009.

From July 20 through 22, 2009, CCE’s Affiliated Transaction Committee and its Board met in Georgia for their regularly scheduled meetings. The Affiliated Transaction Committee, together with the Non-TCCC Directors, met separately to discuss a possible strategic transaction with TCCC. Representatives of CCE’s management and McKenna Long were present at these meetings. At the July 22, 2009 meeting, representatives of Credit Suisse and Greenhill were also present. The participants discussed market developments and strategic alternatives, including consolidating bottlers’ operations, increasing the amount of business with Dr Pepper Snapple Group, developing markets, the sale of CCE as a whole, the sale of CCE’s North American business and increased operational efficiencies with TCCC. CCE management noted that TCCC had expressed it would not entertain a transaction that involved the purchase of the whole company. Mr. Brock discussed with the directors CCE’s ongoing business activities with TCCC, as well as initiatives designed to improve the company’s performance. With respect to a strategic transaction, the directors noted that a transaction with TCCC would likely provide the greatest value to shareholders, in part due to TCCC’s ownership of the licenses under which CCE operates and 34% of CCE’s equity and its relationship with TCCC as supplier of most of the products CCE sells. After full consideration, the CCE Board and its management concluded that it appeared none of the alternative strategic options under discussion were achievable in the near- to mid-term and that none could deliver the same direct and immediate value to shareowners as a strategic transaction with TCCC. The directors discussed how a transaction involving the sale of the North American business could be beneficial to CCE shareowners (other than TCCC), based on how key components of value were handled, such as the value of the North American business that would be transferred to TCCC and on the value to CCE shareowners resulting from such a sale and including: (i) any synergies, (ii) any tax efficiencies due to the structure of the transaction, (iii) value to CCE shareowners (other than TCCC) of an ongoing equity interest in a European-focused business and (iv) the potential to make an immediate cash payment to CCE shareowners as part of the overall transaction.

Based on the foregoing discussion, the directors agreed that CCE’s management should participate in a meeting with representatives of TCCC to discuss a possible strategic transaction with TCCC including a sale of the whole company, despite TCCC’s expressed views, and to continue to explore the other strategic alternatives discussed. Although CCE continued to evaluate possible strategic alternatives, the CCE Board and management believed it was unlikely that the necessary counterparties to any such other transactions would be willing or able to complete such a transaction in a timely manner and that any such other transactions would not provide CCE shareowners with the same opportunity for value as the sale of the North American business to TCCC.

On July 22, 2009, at a regularly scheduled meeting of the TCCC Board in Atlanta representatives of TCCC’s management provided an update on the status of discussions with CCE relating to a potential strategic transaction between the companies.

During July 29 and 30, 2009, CCE’s management had numerous calls with Mr. Welling to further discuss and review the Affiliated Transaction Committee guidance from its most recent meeting for consideration of a possible strategic transaction and to report on management’s progress on the Affiliated Transaction Committee’s instructions.

On July 30, 2009, representatives of TCCC, including Messrs. Kent and Fayard, and representatives of CCE, including Messrs. Brock, Douglas and Parker, together with representatives of Allen & Company LLC (referred to herein as Allen & Co.), TCCC’s financial advisor, and Credit Suisse, met in Atlanta. TCCC outlined its approach for a possible transaction: including that TCCC would acquire CCE’s North American business in exchange for TCCC’s stock in CCE and retention of a portion of CCE’s debt and a portion of the unfunded pension obligations relating to CCE’s North American business, and CCE would acquire TCCC’s Norway and Sweden bottling operations with the possibility of the future acquisition of TCCC’s German bottling operations. CCE agreed to consider and respond to TCCC’s approach.

On August 3, 2009, the Affiliated Transaction Committee met telephonically, with representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, McKenna Long and Greenhill present, to discuss the July 30, 2009 meeting with TCCC. CCE’s management outlined for the Affiliated Transaction Committee management’s proposed steps for consideration of TCCC’s approach, and the Affiliated Transaction Committee requested that management present the results of such consideration at a later meeting.

On August 18, 2009, the Affiliated Transaction Committee met telephonically with representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, Credit Suisse, Lazard, Greenhill and McKenna Long present, to discuss management’s proposed response to TCCC’s approach. The Affiliated Transaction Committee’s considerations included the potential components of value for the North American business, including any synergies, any tax efficiencies due to the structure of the transaction, the potential value to CCE shareowners (other than TCCC) of an ongoing equity interest in a European-focused business and the return of cash to shareowners, the potential issues with the proposed structure, the viability and strength of the surviving enterprise, and the relative merits of the sale of all of CCE’s operation versus a sale of just the North American business. The Affiliated Transaction Committee discussed the approach and directed management to respond to TCCC on value items, including that any transaction with TCCC must include all of the North American business, an assumption of all CCE indebtedness and the North American business liabilities, an acquisition by CCE’s European business of TCCC’s Norway and Sweden bottlers, and a multi-year incidence pricing arrangement for CCE’s European operations, and that the transaction must result in CCE having the ability to make a cash payment to CCE shareowners, taking into consideration the viability and strength of the surviving enterprise and its ongoing operations. The cash and stock components were important to the Affiliated Transaction Committee because it believed the CCE shareowners (other than TCCC) should receive both short- and long-term benefits in any transaction by realizing a portion of the transaction value promptly in cash, along with the opportunity to participate in the future earnings of the European business through stock in the entity.

On August 19, 2009, CCE’s Affiliated Transaction Committee, along with the Non-TCCC Directors of CCE, held a telephonic meeting. Representatives of CCE’s management and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The participants reviewed the status of discussions with TCCC and the Affiliated Transaction Committee’s recommendation of August 18 regarding a response to TCCC. The Non-TCCC directors agreed with the Affiliated Transaction Committee’s recommendation and instructed management to proceed on that basis.

On August 24, 2009, representatives of TCCC and CCE, as well as representatives of Allen & Co., Credit Suisse and Lazard, met in Atlanta for the first of a series of meetings to discuss CCE’s response to TCCC’s approach consistent with the Affiliated Transaction Committee’s direction.

Later that day, Messrs. Brock, Douglas and Parker met telephonically with Mr. Welling and representatives of CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors to report on the August 24, 2009 meeting. The participants then reviewed the direction provided by the Affiliated Transaction Committee on August 18.

On August 26, 2009, Messrs. Kent, Fayard, Brock, Douglas and Parker met in Atlanta. TCCC responded to CCE’s approach presented on August 24, 2009. TCCC indicated that key structural elements could be acceptable, but that on other elements of value, the parties were not in agreement, including the amount of debt to be assumed by TCCC and the value of the CCE shares owned by TCCC.

Later that day, Messrs. Brock, Douglas and Parker met telephonically with Mr. Welling and representatives of CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors to discuss the August 26, 2009 meeting.

On August 31, 2009, Messrs. Kent and Brock held a brief telephonic meeting in which the participants generally discussed the parties’ differences on value.

On September 1, 2009, Messrs. Fayard and Douglas met in Atlanta to discuss the parties’ positions and each acknowledged the significance of their disagreements as discussed by Messrs. Kent and Brock on the previous day.

During that day, CCE’s management met with Mr. Welling and McKenna Long telephonically to discuss the August 31, 2009 and September 1, 2009 meetings. The participants again reviewed the direction provided by the Affiliated Transaction Committee on August 18.

On September 4, 2009, the Affiliated Transaction Committee met telephonically. Representatives of CCE’s management, and representatives of CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The participants discussed the status of talks with TCCC. Representatives of CCE’s management briefed the Affiliated Transaction Committee members on the discussions held with TCCC since the prior Committee meeting, and CCE’s financial advisors discussed financial aspects of those discussions. The directors believed that significant disagreement remained between the parties with respect to the elements of a possible transaction that would impact value, including how to value assumed liabilities, the CCE shares owned by TCCC and expected synergies.

On September 5, 2009, Messrs. Kent and Brock held a brief telephonic meeting in which the participants again generally discussed the parties’ different positions regarding the proposed strategic transaction. Messrs. Kent and Brock agreed that the parties needed to resolve the matter promptly if a transaction were to proceed or to conclude such discussions and concentrate on their respective businesses.

On September 9, 2009, at CCE’s request, representatives of Credit Suisse and Lazard met in New York with representatives of Allen & Co. to discuss potential alternatives to resolve the parties’ differences with respect to certain key proposed elements of a possible transaction. Later that day, Mr. Parker spoke by telephone with Mr. Welling and representatives of McKenna Long to update them on that meeting.

On September 10, 2009, Mr. Welling spoke with representatives of Greenhill to further discuss financial aspects of a potential transaction with TCCC.

On September 10 and 11, 2009, Messrs. Brock, Douglas, Parker and Welling discussed the status of a possible transaction between TCCC and CCE, as well as the appropriate value and transaction structure to propose to TCCC.

Later on September 11, 2009, Messrs. Fayard and Douglas met to discuss the parties’ views regarding the components of value of a potential transaction involving CCE’s North American business, including how to value assumed liabilities and the CCE shares owned by TCCC. That evening, Messrs. Brock, Douglas and Parker spoke by telephone with Mr. Welling and representatives of McKenna Long to discuss the meeting with TCCC earlier that day. Mr. Welling and representatives of CCE’s management expressed the initial view that TCCC’s proposal for CCE’s North American business was unacceptable because it failed to assign appropriate value as directed by the Affiliated Transaction Committee at its August 18 meeting.

On September 12, 2009, CCE’s Affiliated Transaction Committee held a telephonic meeting, at which representatives of CCE’s management and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present, to review the discussions with TCCC on September 9 and 11. The Affiliated Transaction Committee was briefed by Credit Suisse and Lazard with respect to financial aspects of these discussions. The Affiliated Transaction Committee evaluated TCCC’s proposal and directed CCE’s management to continue discussions with TCCC.

On September 14, 2009, Messrs. Fayard and Douglas met in Atlanta. Messrs. Fayard and Douglas again discussed the different positions on the components of a possible transaction that would impact value and acknowledged that, while there was an understanding as to overall structure, there was no agreement on the value components, including how to value assumed liabilities and the CCE shares owned by TCCC.

During the afternoon of September 14, 2009, Messrs. Brock, Douglas and Parker met telephonically with Mr. Welling and McKenna Long to discuss the meeting earlier that day with representatives of TCCC.

On September 14 and 15, 2009, at CCE’s request, representatives of Credit Suisse and Lazard met in New York with representatives of Allen & Co. to further discuss the possible transaction. Allen & Co. outlined certain of TCCC’s key requirements with respect to a potential transaction, including that TCCC would only be willing to consider a transaction that did not include payment of cash consideration by TCCC and that the maximum amount of net debt that TCCC would be willing to assume in any transaction would be approximately $8.4 billion.

On September 16, 2009, Messrs. Brock, Kent, Fayard and Douglas met in Atlanta. TCCC proposed a transaction in which TCCC would acquire CCE’s North American business, retain CCE’s debt (which at the time was approximately $8.88 billion), assume a portion of the unfunded pension liabilities relating to the North American business, not to exceed $600 million, CCE would acquire TCCC’s Norway and Sweden bottling operations and all shares of CCE common stock owned by TCCC and its subsidiaries would be cancelled. In addition, TCCC would consider entering into an incidence pricing arrangement for the remaining CCE businesses and initiate a new start of CCE’s European term bottling contracts. TCCC also would enter into discussions to give New CCE the right to buy TCCC’s German bottling operations within an 18-24 month period for fair value. CCE estimated that TCCC’s proposed transaction would provide CCE shareowners (other than TCCC), for each CCE share, an estimated aggregate implied per share value of $28.00, including a possible $3.00 cash dividend per share to be paid by CCE to CCE shareowners (other than TCCC) in connection with the proposed transaction.

On September 17, 2009, Messrs. Brock, Douglas, Parker and Welling, together with representatives of McKenna Long and Greenhill, met telephonically to discuss the September 16, 2009 meeting with representatives of TCCC.

Also on September 17, 2009, at a special telephonic meeting of the TCCC Board, representatives of TCCC’s management provided an update on discussions with CCE.

On September 20, 2009, the Affiliated Transaction Committee held a telephonic meeting, at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The participants reviewed the discussions with TCCC on September 16. The Affiliated Transaction Committee requested that management consider TCCC’s proposed transaction and develop a process for formulating CCE’s response to TCCC’s proposal.

On September 24, 2009, the Affiliated Transaction Committee, along with the other Non-TCCC Directors of CCE, held a telephonic meeting. Representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The participants again reviewed the discussions with TCCC on September 16 and TCCC’s proposal. The directors concurred with the Affiliated Transaction Committee’s September 20, 2009 direction to CCE’s management to consider TCCC’s proposal and how to respond. In addition, the Affiliated Transaction Committee decided to enter into an engagement letter, dated as of September 21, 2009, to retain Greenhill on a fixed-fee, non-contingent basis to advise the Affiliated Transaction Committee with respect to various strategic and business alternatives for CCE, including a possible transaction with TCCC.

On September 27, 2009, CCE’s Affiliated Transaction Committee held a meeting in New York at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The directors discussed TCCC’s proposal with CCE’s management and CCE’s and the Affiliated Transaction Committee’s financial advisors. After consideration by the Affiliated Transaction Committee, the Affiliated Transaction Committee unanimously determined that it would recommend to the Board that the transaction proposed was not acceptable. The Affiliated Transaction Committee considered the transaction to be attractive in many respects, but concluded that the value provided in the transaction as a whole to the CCE shareowners (other than TCCC) was not adequate.

On September 28, 2009, CCE’s Affiliated Transaction Committee, joined by the other Non-TCCC Directors of CCE, held a telephonic meeting, at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. Mr. Welling reported to the directors on the Affiliated Transaction Committee’s recommendation not to proceed with the possible transaction. Following review of the proposal, and consideration of the Affiliated Transaction Committee’s recommendation the directors unanimously determined that CCE should not accept TCCC’s proposal.

On September 29, 2009, Messrs. Brock, Welling and Kent met in Atlanta to discuss the Affiliated Transaction Committee’s consideration of TCCC’s proposal and Messrs. Brock and Welling informed Mr. Kent of the Affiliated Transaction Committee’s and the Non-TCCC Directors’ decision not to accept TCCC’s proposal. Mr. Kent informed Messrs. Brock and Welling that he understood but disagreed with the CCE Board’s decision and the parties agreed to terminate discussions with respect to a strategic transaction.

Later that day, the Affiliated Transaction Committee, joined by representatives of CCE’s management and the Affiliated Transaction Committee’s legal and financial advisors, met telephonically to discuss the meeting with TCCC and Mr. Brock and Mr. Welling confirmed that the discussions with TCCC had terminated.

Following that telephonic meeting, TCCC delivered letters to Messrs. Brock and Welling confirming that the parties’ discussions regarding a possible transaction had terminated.

Also on September 29, 2009, Mr. Kent informed the directors of TCCC that TCCC and CCE had not reached an agreement with respect to a strategic transaction. On a conference call on September 30, 2009, TCCC’s management provided additional detail to the directors and noted that the parties had terminated their discussions relating to such a transaction.

On October 20, 2009, each of the Affiliated Transaction Committee and the CCE Board met in Paris, France for their regularly scheduled meetings. The directors were briefed on the status of operational issues, CCE forecasted performance and brand expansion potential. The Affiliated Transaction Committee, together with the Non-TCCC Directors, discussed the current ongoing business activities with TCCC, and potential alternatives for expanding operations, and whether discussions with TCCC on transactional approaches might ensue in the future.

On October 22, 2009, at a regularly scheduled meeting of the TCCC Board in Atlanta, for the benefit of those directors that were not able to participate in the September 30 conference call, Mr. Kent updated the directors on the termination of discussions with CCE relating to a strategic transaction and advised the TCCC Board that TCCC had no current plans to engage in further discussion with CCE relating to such a transaction.

On December 6, 2009, CCE’s Affiliated Transaction Committee held a telephonic meeting, at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. Management advised the Affiliated Transaction Committee that it had recently had contact with TCCC’s management in which the possibility of resuming discussions arose and management believed that TCCC was willing to entertain a proposal from CCE relating to a strategic transaction between TCCC and CCE as an approach to address operational issues and competitive pressures posed by the changing beverage industry. The Affiliated Transaction Committee asked management to formulate a process for responding with a proposal for a transaction that would be acceptable to the Affiliated Transaction Committee.

On December 15, 2009, CCE’s Affiliated Transaction Committee and its Board each held their regularly scheduled meetings in Atlanta. Representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also attended. The Affiliated Transaction Committee, together with the Non-TCCC Directors, reviewed the discussions with TCCC from October and considered resuming discussions regarding a potential acquisition by TCCC of CCE’s North American business. CCE’s management presented a proposal for a possible transaction with TCCC in which CCE would require greater value with respect to unfunded pension liabilities and tax attributes and which management believed enabled CCE to provide a cash payment to CCE shareowners as part of the overall transaction. CCE’s directors instructed management to further refine the proposal and report back to the Affiliated Transaction Committee with the revised proposal on December 18, 2009.

On December 18, 2009, CCE’s Affiliated Transaction Committee held a telephonic meeting, at which Mr. Humann, representatives of CCE’s management, McKenna Long and Greenhill were present. The Affiliated Transaction Committee considered possible terms of an acquisition by TCCC of CCE’s North American business as presented by management. The proposal that the Affiliated Transaction Committee reviewed provided that CCE would require greater value with respect to unfunded pension liabilities and tax attributes and it enabled CCE to provide a cash payment to its shareowners as part of the overall transaction. The Affiliated Transaction Committee directed management to discuss a possible transaction with TCCC on terms that would provide CCE shareowners (other than TCCC), for each CCE share, an estimated aggregate implied per share value of $30.00, including a possible $10.00 cash dividend per share to be paid by CCE to CCE shareowners (other than TCCC) in connection with the proposed transaction. The cash and stock components were selected because the Affiliated Transaction Committee determined that the CCE shareowners (other than TCCC) should realize a portion of the transaction value promptly in cash, along with the opportunity to participate in the future earnings of the European business through the stock in the entity.

On December 22, 2009, Mr. Douglas met with Mr. Fayard and conveyed the proposal by CCE regarding a possible transaction. Mr. Fayard indicated that the proposal was worthy of further consideration by TCCC and that the parties should meet and continue to discuss it further after the New Year.

On January 4 and 5, 2010, representatives of TCCC and CCE (which on January 5, 2010 included CCE’s legal and financial advisors, TCCC’s legal advisor and Allen & Co.) met in Atlanta to discuss CCE’s proposal. At the meetings, the management teams agreed on a framework to recommend to their CEOs for approval to move forward with a possible transaction, including the acquisition by TCCC of CCE, which would include only CCE’s North American business, $8.88 billion of CCE debt and all of CCE’s unfunded pension liabilities relating to the North American business (including any payments that would become due in 2010), and the payment by TCCC to CCE for tax attributes to be delivered to TCCC, the acquisition by CCE of TCCC’s Norwegian and Swedish bottling operations, the right of CCE to acquire TCCC’s interests in its German bottling operations for fair value, the cancellation of all shares of CCE common stock owned by TCCC and its subsidiaries and the exchange of each other CCE share for one share of a new entity that would own CCE’s European business. At the meetings, representatives of CCE also stated that they intended to recommend that CCE provide a cash dividend of $10.00 per share in connection with the proposed transaction. CCE estimated that the proposed transaction would provide CCE shareowners (other than TCCC), for each CCE share, an estimated aggregate implied per share value of $30.00, including a possible $10.00 cash dividend per share to be paid by CCE to CCE shareowners (other than TCCC) in connection with the proposed transaction.

During the course of such meetings, CCE’s management discussed with Mr. Welling the status of the negotiations and confirmed with him that the framework developed by TCCC’s and CCE’s management was within the transaction parameters presented to the Affiliated Transaction Committee at the meeting on December 18, 2009.

On January 6, 2010, Mr. Kent and Mr. Brock discussed the framework as agreed and each stated that he would recommend the framework to his respective board of directors as a basis on which to proceed toward a definitive agreement. Mr. Brock then relayed this discussion to Mr. Welling and McKenna Long.

On January 7, 2010, CCE’s Affiliated Transaction Committee, joined by the other Non-TCCC Directors of CCE, held a telephonic meeting, at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and the Affiliated Transaction Committee’s legal and financial advisors were present. The directors and management reviewed recent discussions with TCCC and the framework discussed on January 4 and 5, 2010. The Affiliated Transaction Committee agreed that the framework was consistent with the terms discussed at the Affiliated Transaction Committee’s meeting on December 18 and, therefore, directed CCE’s management to prepare and negotiate transaction documents for a possible transaction consistent with that framework.

On January 8, 2010, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (referred to herein as Skadden), legal counsel to TCCC, distributed a draft merger agreement to CCE and Cahill Gordon & Reindel LLP (referred to herein as Cahill), legal counsel to CCE. From January 8 through 12, representatives of Skadden and Cahill held several discussions regarding diligence by the parties in connection with a potential transaction. The parties continued to conduct diligence reviews on an ongoing basis through January and February 2010. In addition, the parties agreed that matters related to a potential transaction would be provided for in a merger agreement and other agreements, including an employee matters agreement, an acquisition agreement relating to the Norway and Sweden Companies, a tax sharing agreement, a transition services agreement and an agreement regarding a multi-year incidence pricing arrangement. Throughout the time that discussions relating to the proposed merger agreement were being conducted, representatives of TCCC and CCE and their respective legal advisors met on an ongoing basis to negotiate the terms of the Employee Matters Agreement, Tax Sharing Agreement and the Transition Services Agreement. Representatives of CCE and TCCC also met to discuss terms of the incidence pricing arrangement and bottlers agreements.

On January 13, 2010, representatives of TCCC and CCE met to discuss key terms of a potential transaction, including the general approach on the allocation of assets and liabilities, representations and warranties and indemnification. Also on January 13, representatives of TCCC distributed to CCE and Cahill a draft Norway-Sweden share purchase agreement, providing for the acquisition by CCE of TCCC’s Norwegian and Swedish bottling operations.

On January 14, 2010, representatives of TCCC, CCE, Skadden, McKenna Long and Cahill met in Atlanta to discuss TCCC’s draft merger agreement. The parties discussed the transaction structure, allocation of assets and liabilities, indemnification, composition of retained indebtedness, representations and warranties, conduct of business covenants, consents, closing conditions, termination events, post-closing adjustments, and remedies.

On January 15, 2010, at a telephonic meeting of the TCCC Board, representatives of TCCC’s management updated the directors on the status of the discussions relating to a potential strategic transaction.

On January 16 and 17, 2010, CCE’s management and legal advisors met regularly to prepare a revised draft merger agreement reflecting CCE’s proposals regarding the transaction.

On January 18, 2010, representatives of Cahill distributed a revised draft merger agreement to Skadden.

On January 21 and 22, 2010, representatives of TCCC and CCE and their and the Affiliated Transaction Committee’s respective legal advisors met to negotiate various terms of the proposed transaction, including the general approach on the allocation of assets and liabilities, representations and warranties and indemnification.

On January 23, 2010, Messrs. Brock, Douglas, Parker, Welling, Humann and Pamela Kimmet, CCE’s Sr. Vice President, Human Resources, met in Florida to review the status of negotiations with TCCC regarding the proposed transaction. On January 24, Messrs. Douglas, Parker, Welling and Humann continued these discussions.

On January 25, 2010, Mr. Douglas and Mr. Fayard met and discussed various key terms of the proposed transaction, including the general approach on the allocation of assets and liabilities, representations and warranties and indemnification. Also on January 25, representatives of CCE, McKenna Long and Cahill met in Atlanta to discuss CCE’s positions regarding certain key terms of the proposed transaction, including that CCE must retain all North American business liabilities, all cash was for the benefit of New CCE, indemnification must be limited to ensure the strength of New CCE and the Board must have the ability to change its recommendation if required by its fiduciary duties.

On January 26, 2010, representatives of TCCC and CCE, along with representatives of Skadden, McKenna Long and Cahill, met in Atlanta to continue negotiations of the terms of the proposed transaction.

On January 27, 2010, CCE’s Affiliated Transaction Committee, joined by the other Non-TCCC Directors of CCE, held a telephonic meeting, at which representatives of CCE’s management and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The directors and management reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and directors directed that CCE’s management continue negotiations with TCCC.

On January 29, 2010, Messrs. Fayard and Douglas negotiated certain key terms of the proposed transaction relating to the allocation of liabilities, the survival of representations and warranties, indemnification rights and obligations, the net working capital adjustment and closing conditions.

On January 30, 2010, representatives of TCCC and CCE, including Messrs. Fayard, Douglas and Parker met in Atlanta to continue discussions of the terms of the proposed transaction. The participants discussed TCCC’s proposed revisions to the draft merger agreement. Later on January 30, representatives of Skadden distributed a revised draft merger agreement to CCE and Cahill.

On February 1, 2010, representatives of CCE, including Messrs. Douglas and Parker, McKenna Long and Cahill met in Atlanta to review the January 30 draft merger agreement and open items, including the allocation of liabilities, the survival of representations and warranties, indemnification rights and obligations, the net working capital adjustment, closing conditions, the appropriate shareowner vote, the Board’s ability to change its recommendation, the timing and delivery of consents and approvals, allocation of fees and expenses and termination provisions.

From February 2 through 4, 2010, representatives of TCCC and CCE, including Messrs. Fayard, Douglas and Parker, along with representatives of Skadden, McKenna Long and Cahill, met in Atlanta to continue negotiations regarding the terms of the proposed transaction. During the course of these discussions the parties determined to provide the $10.00 in cash to CCE shareowners (other than TCCC) as merger consideration, funded by New CCE, rather than as a dividend payment.

On February 3, 2010, representatives of Skadden distributed a revised draft of the Norway-Sweden SPA to Cahill which was reflective of the latest version of the Merger Agreement.

On February 6, 2010, CCE’s Affiliated Transaction Committee, joined by the other Non-TCCC Directors of CCE, held a telephonic meeting, at which representatives of CCE’s management and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The directors reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and directors directed that CCE’s management continue negotiations with TCCC.

On February 8, 2010, representatives of Skadden distributed a revised draft merger agreement to CCE and Cahill.

On February 9, 2010, Messrs. Kent and Brock spoke by telephone to discuss the status of negotiations and next steps. Messrs. Kent and Brock agreed that Messrs. Fayard and Douglas would meet on February 13, 2010 to discuss the open issues relating to the proposed transaction, including issues related to unfunded pension plan liabilities, allocation of tax benefits, the required shareowner vote, indemnification limits, conduct of business covenants and closing conditions.

On February 11, 2010, CCE’s Affiliated Transaction Committee and the Non-TCCC Directors met in Vancouver with representatives of CCE’s management. The directors reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and the Non-TCCC Directors directed CCE’s management to continue negotiations with TCCC.

On February 13, 2010, Messrs. Fayard and Douglas met in Vancouver to continue negotiations regarding the terms of the proposed transaction, including issues related to unfunded pension plan liabilities, allocation of tax benefits, the required shareowner vote, indemnification limits, conduct of business covenants and closing conditions.

On February 14, 2010, Messrs. Fayard, Douglas and Parker met in Vancouver to continue negotiations regarding the terms of the proposed transaction they had been discussing on the previous day. Later that day, Mr. Douglas and Mr. Parker had discussions by telephone with representatives of CCE’s legal advisors regarding the discussions with TCCC and status of negotiations regarding the proposed transaction.

Also on February 14, 2010, the Affiliated Transaction Committee, joined by the Non-TCCC Directors, met in Vancouver with representatives of CCE’s management. The Affiliated Transaction Committee’s legal and financial advisors attended by telephone. The directors reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and directors directed CCE’s management to continue negotiations with TCCC along the lines advised by the Affiliated Transaction Committee, which included pursuing a financing condition to CCE’s obligation to complete the transaction, a right for the CCE Board to change its recommendation if required by its fiduciary duties and a limited indemnification obligation.

On February 15, 2010, following discussions between CCE’s management and its legal advisors, representatives of Cahill distributed a revised draft merger agreement to Skadden.

On February 15 and 16, 2010, representatives of CCE and its legal advisors, along with the Affiliated Transaction Committee’s legal counsel, had numerous discussions regarding the terms of the proposed transaction and the ongoing negotiations with TCCC.

Later in February 2010, drafts of each party’s disclosure letters to the merger agreement were circulated to the other party and drafts of each party’s disclosure letters to the Norway-Sweden SPA were circulated to the other party.

On February 17, 2010, CCE’s Affiliated Transaction Committee, joined by the Non-TCCC Directors, held a telephonic meeting, at which representatives of CCE’s management and the Affiliated Transaction Committee’s legal advisors were present. The directors reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and directors directed CCE’s management to continue negotiations with TCCC along the lines advised by the Affiliated Transaction Committee, which included pursuing a financing condition to CCE’s obligation to complete the transaction, a right for the CCE Board to change its recommendation if required by its fiduciary duties and a limited indemnification obligation.

Also on February 17, 2010, at a special meeting of the TCCC Board in Vancouver, representatives of TCCC’s management along with representatives of Skadden, Allen & Co. and Goldman Sachs, one of TCCC’s financial advisors, reviewed with the directors the documents and terms with respect to the possible transaction.

From February 17 through 20, 2010, representatives of CCE and TCCC, along with representatives of Skadden, McKenna Long and Cahill, met in Atlanta to continue negotiations of the terms of the proposed transaction. The parties discussed and negotiated, among other things, allocation of pension liabilities and tax benefits, the net working capital adjustment, allocation of corporate overhead, allocation of transaction expenses, the required shareowner vote and the Board’s ability to change its recommendation, indemnification limits, termination rights and closing conditions.

On February 19, 2010, CCE’s Affiliated Transaction Committee, joined by the other Non-TCCC Directors of CCE, held a telephonic meeting at which representatives of CCE’s management, including Messrs. Brock, Douglas and Parker, and the Affiliated Transaction Committee’s legal advisors were present. The directors reviewed the status of negotiations with TCCC regarding the proposed transaction. After consideration, the Affiliated Transaction Committee and directors directed CCE’s management to continue negotiations with TCCC.

On February 20, 2010, representatives of Cahill distributed a revised draft merger agreement to Skadden.

On February 21, 2010, each of CCE’s Affiliated Transaction Committee and the Non-TCCC Directors met in Atlanta. Representatives of CCE’s management and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also were present. The directors, management and advisors reviewed the status of negotiations with TCCC regarding the proposed transaction. At this meeting, CCE’s management and legal advisors reviewed with the directors the draft merger agreement and related agreements distributed to the directors in advance of the meeting and the open items subject to further negotiation, including a financing condition for CCE, a cap on indemnification, limitation on remedies, size of termination fees and the Board’s ability to change its recommendation. McKenna Long reviewed the directors’ fiduciary obligations and Greenhill, Credit Suisse, and Lazard reviewed their respective preliminary financial analyses of the Merger Consideration, which in the case of Greenhill was comprised of substantially the same financial analyses of the Merger Consideration reviewed by Greenhill with the Affiliated Transaction Committee on February 24, 2010 as described under “—Opinion of the Affiliated Transaction Committee’s Financial Advisor” in this proxy statement/prospectus and which in the case of Credit Suisse and Lazard was comprised of substantially the same financial analyses of the Merger Consideration reviewed by Credit Suisse and Lazard with CCE’s Board on February 24, 2010 as described under “—Opinions of CCE’s Financial Advisors” in this proxy statement/prospectus. After consideration, the Affiliated Transaction Committee and Board directed CCE’s management to continue negotiations with TCCC to pursue a deal with a financing condition to CCE’s obligation to complete the transaction, limitation on indemnification and other damages, a termination fee not to exceed $200 million and the ability of the Board to change its recommendation if its fiduciary duties so required.

Later on February 21, 2010, representatives of Cahill distributed a revised draft of the Norway-Sweden SPA to Skadden.

From February 22 through 24, 2010, representatives of TCCC and CCE and their respective legal advisors had numerous discussions regarding the terms of the proposed transaction and open items for negotiations and worked to prepare final versions of the transaction agreements. During this time, representatives of Skadden, McKenna Long and Cahill had several discussions regarding the resolution of open items in the transaction agreements and worked to finalize the agreements.

On February 24, 2010, representatives of Cahill distributed a revised draft merger agreement and a revised draft of the Norway-Sweden SPA to Skadden. Throughout the day, representatives of TCCC and CCE, along with representatives of Skadden, McKenna Long and Cahill, discussed various matters with respect to the draft merger agreement and worked to finalize the transaction agreements. During the afternoon of February 24, 2010, representatives of Skadden delivered a revised draft of the merger agreement to Cahill.

In the evening of February 24, 2010, each of CCE’s Affiliated Transaction Committee and the CCE Board (including only Non-TCCC Directors) met. Representatives of CCE’s management including Messrs. Brock, Douglas and Parker, and CCE’s and the Affiliated Transaction Committee’s respective legal and financial advisors also attended the meetings. Certain of the directors and advisors participated via teleconference. Members of CCE’s management reported to the directors their view of the proposed transaction and the results of their due diligence inquiries with respect to TCCC. Representatives from McKenna Long and Cahill then reviewed with the directors the draft merger agreement distributed to the directors in advance of the meeting and the key terms thereof.

At the Affiliated Transaction Committee meeting that evening, Greenhill reviewed with the Affiliated Transaction Committee its financial analyses, which were substantially the same as the preliminary financial analyses reviewed with the Affiliated Transaction Committee on February 21, 2010, of the Merger Consideration and rendered to the Affiliated Transaction Committee an oral opinion, confirmed by delivery of a written opinion dated February 24, 2010, to the effect that, as of that date and based upon and subject to the various limitations and assumptions described in the written opinion, the Merger Consideration to be received pursuant to the merger agreement by the holders of CCE common stock (other than TCCC and its affiliates) was fair, from a financial point of view, to such holders. See “—Opinion of the Affiliated Transaction Committee’s Financial Advisor” in this proxy statement/prospectus.

At the CCE Board meeting that evening, Credit Suisse and Lazard again reviewed with the CCE Board their respective financial analyses of the Merger Consideration, which were substantially the same as the preliminary financial analyses reviewed with the CCE Board on February 21, 2010, except that certain data, such as closing stock prices, utilized in the February 21, 2010 financial analyses were as of February 17, 2010 (whereas the February 24, 2010 financial analyses utilized closing stock prices as of February 23, 2010). Credit Suisse then rendered to the CCE Board an oral opinion, confirmed by delivery of a written opinion dated February 24, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Merger Consideration to be received by the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in the North American business (the shares of which will be cancelled pursuant to the terms of the Merger Agreement)) was fair, from a financial point of view, to such holders. Lazard also rendered to the CCE Board an oral opinion, confirmed by delivery of a written opinion dated February 24, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Merger Consideration to be paid to the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in the North American business (the shares of which will be cancelled pursuant to the terms of the Merger Agreement) or holders who have perfected and not withdrawn a demand for appraisal rights) was fair, from a financial point of view, to such holders.

The directors also considered and discussed the specific factors described in “Recommendation of the CCE Affiliated Transaction Committee and the CCE Board as to the Fairness of the Merger” in this proxy statement/prospectus.

The Affiliated Transaction Committee then unanimously approved the Transaction, subject to preparation and execution of the Norway-Sweden SPA substantially modeled on the Merger Agreement to the extent applicable, and recommended to the CCE Board that the CCE Board:

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approve the Transaction, which, among other things, provided for acceptable conditions, indemnification limits, change of recommendation provisions, and termination fee amounts, as being advisable and in the best interests of CCE and its shareowners and substantively and procedurally fair to CCE’s unaffiliated shareowners; and

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adopt a resolution approving the Merger Agreement and determining that the transactions contemplated thereby are advisable and in the best interests of CCE and determining that the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to, and in the best interests of, CCE’s unaffiliated shareowners.

The Affiliated Transaction Committee reported to the CCE Board its recommendation as described above. The CCE Board (with Messrs. Finan and Hunter not attending), based on the same considerations as the Affiliated Transaction Committee:

•	determined that the Transaction was advisable and in the best interests of CCE and its shareowners and substantively and procedurally fair to CCE’s unaffiliated shareowners;

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adopted a resolution approving the Merger Agreement and declaring its advisability and determining that the transactions contemplated thereby were advisable and in the best interests of CCE and determining that the Merger Agreement and the transactions contemplated thereby were substantively and procedurally fair to, and in the best interests of, CCE’s unaffiliated shareowners; and

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authorized CCE’s management to finalize the terms of the transactions agreements (with such changes as CCE’s management deemed necessary, appropriate or advisable) and to execute and deliver the Merger Agreement and all other necessary documentation in connection with the Transaction.

Also during the evening of February 24, 2010, the TCCC Board held a special telephonic meeting, at which representatives of TCCC’s management, including Messrs. Kent and Fayard, Skadden, Allen & Co. and Goldman Sachs were present. The TCCC directors and representatives of TCCC’s management and Skadden discussed certain key terms of drafts of the Merger Agreement and the Norway-Sweden SPA and the various related agreements, as well as updates with respect to negotiations with CCE and other developments since the board meeting held on February 17, 2010. Representatives of Goldman Sachs then delivered Goldman Sachs’s oral opinion (which was confirmed by delivery of a written opinion dated February 25, 2010) that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by TCCC pursuant to the Merger Agreement, consisting of the cancellation of all the shares of CCE common stock owned by TCCC and its subsidiaries and the retention and/or assumption by CCE of gross indebtedness, as defined in the Merger Agreement, of $8.88 billion was fair from a financial point of view to TCCC. Prior to the conclusion of the meeting, the directors present (and, separately, all directors excluding those directors with a potential interest in the Transaction due to ownership of CCE stock or providing advice with respect to the Transaction) unanimously determined that the Merger Agreement, the Norway-Sweden SPA and the related agreements, and the transactions contemplated thereby, were fair to, advisable and in the best interests of TCCC and its shareowners and voted to approve the same. The TCCC Board also authorized certain officers of TCCC to finalize the terms of the transaction agreements (with such changes as such officers deemed necessary, appropriate or advisable).

Following the CCE Affiliated Transaction Committee meeting, the CCE Board meeting and the TCCC Board meeting, TCCC, CCE and their respective managements and legal advisors finalized the Merger Agreement and related agreements, other than the Norway-Sweden SPA. TCCC and CCE executed the Merger Agreement and a letter pursuant to which the parties agreed to prepare and enter into the Norway-Sweden SPA, to be substantially modeled on the form of the Merger Agreement to the extent applicable, without delay.

On the morning of February 25, 2010, before the opening of the trading market in New York, TCCC and CCE issued a joint press release announcing the execution of the Merger Agreement. See “The Merger Agreement” in this proxy statement/prospectus.

Shortly after the February 25, 2010 announcement of the parties’ entry into the Merger Agreement, several putative stockholder class action lawsuits were filed against various combinations of TCCC, CCE and/or the individual members of the boards of directors of TCCC and CCE challenging the proposed acquisition in the Court of Chancery of the State of Delaware and in the Superior Court of Fulton County, Georgia. To date, eight putative stockholder class action complaints have been filed challenging the proposals and the proposed acquisitions. See “—Certain Litigation Matters” in this proxy statement/prospectus.

On February 27, 2010, representatives of Skadden distributed a revised draft of the Norway-Sweden SPA to Cahill. Over the period from February 27 to March 20, 2010, management of TCCC and CCE and representatives of Skadden and Cahill and European counsel finalized the terms and provisions of the Norway-Sweden SPA. On March 14, 2010, the Affiliated Transaction Committee and the CCE Board held meetings telephonically in which directors reviewed and considered the Norway-Sweden SPA. At those meetings, CCE’s management briefed the directors on the status of open items related to final calculations for adjustments with respect to the target EBITDA. The Affiliated Transaction Committee and CCE Board approved the Norway-Sweden SPA subject to the resolution of open items consistent with the directions given by the directors. On March 20, 2010, TCCC and CCE executed the Norway-Sweden SPA, pursuant to which New CCE will acquire TCCC’s Norwegian and Swedish bottling operations for $822,000,000, and on March 22, 2010, each of CCE and TCCC filed a Form 8-K with the SEC publicly disclosing their execution of the Norway-Sweden SPA.

CCE’s and New CCE’s Reasons for, and Purpose of, the Merger; Recommendation of the CCE Affiliated Transaction Committee and the CCE Board as to Fairness of the Merger

Prior to the announcement of the Merger and Separation, the business performance of the North American business had been under review by CCE’s senior management. CCE’s management desired to undertake strategic action, in addition to operational changes, to improve the performance of the North American business. The Transaction will enable CCE’s North American business to improve its prospects and competitive outlook by achieving cost savings and operating efficiencies through the consolidation of supply chain, distribution, marketing, sales and other activities of CCE’s North American business with those of TCCC.

The creation of a fully integrated North American system is also expected to enable CCE’s North American business to reconfigure its logistical operations and direct investment in production and distribution assets in a more efficient manner to accelerate the introduction of brand platforms and streamline the route to market for the North American business’s products. Following the Merger and Separation, as a subsidiary of TCCC, the North American business will be able to present a unified sales force with a consistent set of terms to national retailers, avoiding duplicative sales efforts and customer interfaces with multiple account representatives and eliminating the structural inefficiencies caused by the existing separation of CCE’s North American bottle and cans business and TCCC’s fountain, Minute Maid and other beverage business.

In addition, the Merger and Separation will enable New CCE to focus its managerial resources on the development of the European business, the pursuit of attractive opportunities to expand its brand offerings and to provide broader European geographic coverage, increase efficiencies across Europe, optimize its marketing and distribution capabilities and contribute to the growth of the European business. The Transaction is structured to enable CCE’s shareowners (other than TCCC and its affiliates) to participate in New CCE’s prospects.

CCE and New CCE did not consider current market prices and historical market prices of shares of CCE common stock in reaching their conclusion as to the fairness of the Merger to unaffiliated shareowners of CCE because it is not possible to determine how such market prices separately value New CCE and CCE’s North American business operations, if at all.

Under applicable SEC rules, New CCE is required to express its belief as to the fairness of the Merger to the unaffiliated shareowners of CCE. New CCE is a newly-formed entity that is wholly-owned by CCE and prior to completion of the Transaction, New CCE will have no operations and conduct no business other than in contemplation of the completion of the Transaction. New CCE expressly adopted the conclusions and analyses of the CCE Board, including the CCE Board’s analysis regarding alternatives to the Transaction, and the other factors and considerations described under “—The CCE Board”. New CCE believes that the Merger is both substantively and procedurally fair to such shareowners.

The CCE Affiliated Transaction Committee

Since February 1996, CCE has maintained a standing committee of its Board of Directors, the Affiliated Transaction Committee, to review, consider, and negotiate on behalf of CCE any proposed merger or consolidation between CCE and TCCC, any purchase of an equity interest in TCCC, any purchase by TCCC of an equity interest in CCE and other transactions between TCCC and CCE other than in the ordinary course of business. The Affiliated Transaction Committee is comprised of directors that the CCE Board has determined are independent in accordance with the rules of the NYSE and who also, for the past five years have not been, officers, directors, or employees of TCCC or one of its affiliates. In connection with the discussions with TCCC described above under “—Background of the Merger” in this proxy statement/prospectus, the Affiliated Transaction Committee retained independent legal and financial advisors, to assist in evaluating and negotiating the proposed transaction, including the terms and conditions of the Merger Agreement, with TCCC. The Affiliated Transaction Committee unanimously approved and recommended to the CCE Board that the board adopt a resolution approving the Merger Agreement and declaring that the Merger Agreement is advisable, substantively and procedurally fair to and in the best interests of CCE and CCE’s unaffiliated shareowners.

In the course of reaching its determination and making the recommendation described above, the Affiliated Transaction Committee considered a number of factors, including the following:

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the Affiliated Transaction Committee’s understanding of CCE and its business as well as its financial performance, results of operations and future prospects, including CCE’s ability to achieve projected results in North America, which understanding contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the Merger Consideration reflected, among other things, an appropriate value for the Transaction;

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the Affiliated Transaction Committee’s understanding of, on the one hand, promising trends in the Western Europe nonalcoholic ready-to-drink beverage industry, and, on the other hand, challenges facing the industry and the North American business in particular, including legislative and regulatory issues, changes in the competitive landscape and the proliferation and diversification of new, competitive beverage products, which understanding contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view regarding the strong prospects for New CCE’s business in comparison to CCE’s North American businesses and that the Transaction would be beneficial to CCE’s shareowners (other than TCCC and its affiliates) by enabling them to participate in New CCE’s prospects while CCE’s North American operations could be improved as a private company;

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the opinion, dated February 24, 2010, of Greenhill to the Affiliated Transaction Committee to the effect that, as of such date and based upon and subject to the various limitations and assumptions described in the written opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of CCE’s common stock (other than TCCC and its affiliates) was fair, from a financial point of view, to such holders, as more fully described below under the caption “Opinion of the Affiliated Transaction Committee’s Financial Advisor—Greenhill & Co., LLC”, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the Merger Consideration was fair to CCE’s shareowners (other than TCCC and its affiliates);

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the Affiliated Transaction Committee’s understanding that the CCE Board also had requested, and expected to receive, an opinion from each of CCE’s financial advisors with respect to the fairness, from a financial point of view, of the Merger Consideration;

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the condition to each party’s obligations under the Merger Agreement that a private letter ruling be received from the IRS that is satisfactory to CCE, New CCE and TCCC and the continued validity of the ruling, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the tax treatment of the Merger would be consistent with the Affiliated Transaction Committee’s expectations;

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the requirement that a majority of CCE’s unaffiliated shareowners approve the Merger Agreement, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it increased the likelihood that shareowner approval of the Merger would reflect the interests of CCE’s shareowners (other than TCCC and its affiliates);

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the Merger Agreement’s inclusion of provisions allowing the CCE Board to consider unsolicited acquisition proposals and to change its recommendations if its fiduciary duties so required, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it allowed the CCE Board to evaluate potentially superior third party proposals and other circumstances that might arise after the date on which the Merger Agreement was signed;

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the terms and conditions of the Merger Agreement, described under “The Merger Agreement” in this proxy statement/prospectus, which contains conditions to completion of the Merger that the Affiliated Transaction Committee, after consulting with its legal counsel, considered to be reasonable, customary and reasonably likely to be satisfied in a timely manner, which the Affiliated Transaction Committee believed supported its determination as to fairness because it supported the Affiliated Transaction Committee’s view as to the certainty of closing the Transaction;

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the limitations in the Merger Agreement on New CCE’s indemnification requirements, including for special damages, which contributed to the Affiliated Transaction Committee’s determination as to fairness because they limited the exposure of New CCE to potential indemnification claims under the Merger Agreement;

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the obligation of TCCC to indemnify New CCE for losses under the Merger Agreement as described under “The Merger Agreement—Indemnification,” including losses with respect to the North American business, which contributed to the Affiliated Transaction Committee’s determination as to fairness because they limited the exposure of New CCE to potential losses and contributed to the strength of New CCE following the Merger;

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the provisions in the Merger Agreement requiring TCCC to reimburse CCE’s expenses up to an amount of $100 million if TCCC terminates the Merger Agreement in circumstances described under “The Merger Agreement—Termination Payments”, which contributed to the Affiliated Transaction Committee’s determination as to fairness because the requirement affects TCCC’s incentives to complete the Merger;

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the condition to CCE’s obligation to close the Merger under the Merger Agreement that the Norway-Sweden Acquisition be consummated substantially concurrently with the Merger, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it affected the strength of New CCE’s position as TCCC’s strategic partner in Western Europe;

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the structure of the Merger and the transactions contemplated by the Merger Agreement, including the assumption by TCCC of liabilities of CCE as provided in the Merger Agreement, the expansion of New CCE’s territory in Europe, entry into a new incidence pricing arrangement and New CCE’s status as TCCC’s strategic bottling partner in Western Europe contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the transaction structure would contribute to the strength of New CCE following the Merger; and

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the likelihood, considering the terms of the Merger Agreement, TCCC’s financial resources and incentives to complete the Merger, that the Merger would be completed reasonably promptly, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that it increased the certainty of value and time value of the Merger Consideration to be provided to CCE’s shareowners (other than TCCC and its affiliates).

The Affiliated Transaction Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated thereby, including the Merger. These factors included:

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the fact that CCE’s shareowners will not receive TCCC common stock in the Merger, which affected the Affiliated Transaction Committee’s determination as to fairness because such shareowners may not meaningfully participate in future synergies in the North American business resulting from the Merger;

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the potential for disruptions to CCE’s operations following the announcement of the Merger, including potentially the loss of key employees as a result of the uncertainty over possible changes to CCE’s remaining businesses, which affected the Affiliated Transaction Committee’s determination as to fairness because it increased the risk that CCE would be unable to continue to execute on its current business plans in the event the Merger were not consummated;

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the fact that, while CCE expects the Merger to be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger Agreement, including any necessary regulatory consents and approvals, will be satisfied so that the Merger will be consummated, which affected the Affiliated Transaction Committee’s determination as to fairness because it informed the Affiliated Transaction Committee’s view as to the certainty of the value offered to CCE’s shareowners (other than TCCC and its affiliates);

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the Merger Agreement’s covenants restricting the conduct of CCE’s business, including, among other things, restricting CCE’s ability to enter into new material contracts and new material lines of business, as well as the issuance of new CCE securities, without TCCC’s consent, which affected the Affiliated Transaction Committee’s determination as to fairness because it required CCE to comply with such covenants, which could affect CCE’s performance, until the Merger is consummated or abandoned; and

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limitations on CCE’s ability to seek alternative offers from third parties to acquire CCE as a result of CCE’s existing relationship with TCCC, including TCCC’s ownership position in CCE, and restrictions in its material commercial agreements between the parties, termination fees payable by CCE, the restrictions in the Merger Agreement regarding CCE’s ability to accept a superior proposal received by CCE, which affected the Affiliated Transaction Committee’s determination as to fairness because it caused the Affiliated Transaction Committee to conclude that it would be less likely, although possible, that an alternative transaction would be proposed by a third party.

This discussion of the factors considered by the Affiliated Transaction Committee in reaching its conclusions and recommendation includes all of the material factors considered by the Affiliated Transaction Committee, but is not intended to be exhaustive. In view of the number of factors the Affiliated Transaction Committee considered in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Affiliated Transaction Committee did not find it practicable, and did not attempt, to quantify, prioritize or otherwise assign relative weight to the factors. In addition, different members of the Affiliated Transaction Committee may have given different weight to different factors.

In reaching its determination and making its recommendation, the Affiliated Transaction Committee did not consider the liquidation value of CCE to be a relevant valuation method because it considered CCE to be a viable going concern. The Affiliated Transaction Committee did not consider net book value to be a useful indicator of CCE’s value because the Affiliated Transaction Committee believed that net book value is indicative of historical costs but is not a material indicator of the value of CCE as a going concern. In addition, the Affiliated Transaction Committee did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during that time.

In reaching its determination and making its recommendation, the Affiliated Transaction Committee did not consider or assign any specific value to any specific assets of CCE, including CCE’s bottling agreements with TCCC. CCE holds perpetual bottling rights in the U.S. and bottling rights in Canada and Europe that it accounts for on a perpetual basis because CCE believes its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals of these licenses ensure that they will be renewed prior to expiration. Because CCE conducts its business primarily under bottler’s agreements with TCCC, as will New CCE following the Transaction, the Affiliated Transaction Committee believes that bottling rights are not an additional component of value of CCE or New CCE that can be separated from their businesses as a whole.

The Affiliated Transaction Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Affiliated Transaction Committee to represent effectively the interests of CCE’s unaffiliated shareowners. These procedural safeguards include the following:

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the Affiliated Transaction Committee’s active negotiations with representatives of TCCC regarding the Merger Consideration and the other terms of the Merger and the Merger Agreement, which contributed to the Affiliated Transaction Committee’s determination as to fairness because the Affiliated Transaction Committee believed such active negotiations resulted in the Transaction’s terms being more beneficial to CCE’s shareowners (other than TCCC and its affiliates) than those proposed by TCCC;

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the Merger Agreement’s requirement that the Merger be approved by a majority vote of CCE’s shareowners other than TCCC and its affiliates, subsidiaries or any of CCE’s or TCCC’s directors and executive officers, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it increased the likelihood that shareowner approval of the Merger would reflect the interests of CCE’s shareowners (other than TCCC and its affiliates);

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the fact that the Affiliated Transaction Committee is comprised of four directors whom the CCE Board has determined are independent for purposes of NYSE rules and who are not affiliated with TCCC and are not employees of CCE or any of its subsidiaries, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it believed such individuals could objectively evaluate the proposed Transaction;

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the fact that, other than their receipt of board and special committee fees (which are not contingent upon the consummation of the Merger or the Affiliated Transaction Committee’s recommendation of the Merger), their indemnification and liability insurance rights under the Merger Agreement and their entitlement under the Merger Agreement to receive Merger Consideration in respect of their shares of CCE common stock and cash in respect of restricted stock units, members of the Affiliated Transaction Committee do not have an interest in the Merger different from that of CCE’s unaffiliated shareowners, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it believed the compensation structure for the Affiliated Transaction Committee, as well as the absence of differing interests in the Merger, did not interfere with the ability of the Affiliated Transaction Committee to objectively evaluate the Transaction;

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the fact that the Affiliated Transaction Committee retained Greenhill, as its own financial advisor, and McKenna Long, as its own legal advisor, and requested and received from Greenhill an opinion, dated February 24, 2010, to the effect that, as of the date of such opinion and based upon and subject to the various limitations and assumptions described in such opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of CCE’s common stock (other than TCCC and its affiliates) was fair from a financial point of view, to such holders, which the Affiliated Transaction Committee believed supported its conclusion that the consideration offered by TCCC was fair to CCE’s shareowners (other than TCCC and its affiliates);

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the recognition by the Affiliated Transaction Committee that, under the terms of the Merger Agreement, each of the Affiliated Transaction Committee and the CCE Board could consider and recommend superior proposals, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the consideration offered by TCCC would need to be high enough to mitigate the risk to TCCC that an alternative proposal could occur and impede the consummation of the Merger; and

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the recognition by the Affiliated Transaction Committee that, under the terms of the Merger Agreement, it could recommend that the CCE Board, and the CCE Board could, withdraw, modify or qualify the recommendation of the Merger and the Merger Agreement if the failure to so withdraw, modify or qualify would be inconsistent with the CCE Board’s fiduciary duties under Delaware law, which contributed to the Affiliated Transaction Committee’s determination as to fairness because it supported the Affiliated Transaction Committee’s view that the CCE Board would be able to communicate to CCE’s unaffiliated shareowners its view regarding the Transaction, and change such recommendation, in order that such shareowners would be fully informed in making a voting decision with respect to the Transaction.

The CCE Board

To avoid any actual or potential conflict of interest, the CCE Board evaluated the Merger Agreement without the participation of the two CCE directors who were employees of or consultants to TCCC. In reaching its determination that the Merger Agreement and the Merger are substantively and procedurally fair and are advisable and in the best interests of the unaffiliated shareowners of CCE, the CCE Board determined that the conclusion of the Affiliated Transaction Committee that the Merger Consideration was substantively and procedurally fair to CCE’s unaffiliated shareowners was reasonable and expressly adopted the Affiliated Transaction Committee’s analyses, discussions and conclusions. In determining the fairness of the Transaction, the CCE Board considered and relied upon:

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the Affiliated Transaction Committee’s process in considering the Merger, and its receipt of the opinion of its own financial advisor, dated February 24, 2010, to the effect that, as of the date of the opinion and based upon and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCE common stock (other than TCCC and its affiliates) was fair, from a financial point of view, to such holders, which contributed to the CCE Board’s determination as to fairness because it supported the CCE Board’s view that the terms of the Transaction recommended by the Affiliated Transaction Committee were a result of a procedurally fair process and an active negotiation between the Affiliated Transaction Committee and TCCC, as more fully described below under the caption “Opinion of the Affiliated Transaction Committee’s Advisor—Greenhill & Co., LLC”;

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the Affiliated Transaction Committee’s February 24, 2010 analyses and recommendation, expressly adopted by the CCE Board, that the CCE Board determine that the Merger Agreement and the Merger are advisable, substantively and procedurally fair to and in the best interests of CCE and the unaffiliated shareowners of CCE and recommend that CCE’s shareowners adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, which contributed to the CCE Board’s determination as to fairness because the CCE Board could not approve or recommend a transaction in respect of TCCC’s proposal without the affirmative recommendation of the Affiliated Transaction Committee;

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the opinion, dated February 24, 2010, of Credit Suisse to the CCE Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in the North American business (the shares of which will be cancelled pursuant to the terms of the Merger Agreement)), as more fully described below under the caption “Opinion of CCE’s Financial Advisors—Credit Suisse Securities (USA) LLC”;

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the opinion, dated February 24, 2010, of Lazard to the CCE Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be paid to holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in the North American business (the shares of which will be cancelled pursuant to the terms of the Merger

Agreement) or shareowners who have perfected and not withdrawn a demand for appraisal rights), as more fully described below under the caption “Opinion of CCE’s Financial Advisors—Lazard Frères & Co. LLC”; and

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the factors referred to above as having been taken into account by the Affiliated Transaction Committee, including the value of the Merger Consideration in general and in comparison to the last unaffected stock price of CCE and the terms of the Merger Agreement.

The CCE Board also believes that sufficient procedural safeguards were present to ensure the fairness of the Transaction and to permit the Affiliated Transaction Committee to represent effectively the interests of the unaffiliated shareowners of CCE. The CCE Board reached this conclusion based on, among other things:

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the fact that the Affiliated Transaction Committee consisted solely of directors who the CCE Board has determined are independent for purposes of NYSE rules and who are not affiliated with TCCC and its affiliates, which contributed to the CCE Board’s determination as to fairness because the CCE Board believed these directors could objectively evaluate TCCC’s proposal;

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the Merger Agreement’s requirement that the Merger be approved by a majority vote of CCE’s shareowners other than TCCC and its affiliates, subsidiaries or any of CCE’s or TCCC’s directors and executive officers, which contributed to the CCE Board’s determination as to fairness because it increased the likelihood that shareowner approval of the Merger would reflect the interests of CCE’s shareowners (other than TCCC and its affiliates); and

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the fact that the negotiations that had taken place between representatives of TCCC, on the one hand, and CCE and the Affiliated Transaction Committee and their respective representatives, on the other hand, were structured and conducted so as to preserve the independence of the Affiliated Transaction Committee, which contributed to the CCE Board’s determination as to fairness because it supported the CCE Board’s view that the Transaction was procedurally fair to CCE’s unaffiliated shareowners.

The CCE Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated thereby, including the Merger. These factors included:

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all of the factors referred to above as having been taken into account by the Affiliated Transaction Committee, including the potential for disruptions to CCE’s operations following the announcement of the Merger, the fact that there can be no assurances that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied so that the Merger will be consummated, the Merger Agreement’s covenants restricting the conduct of CCE’s business and restrictions on CCE’s ability to obtain alternative offers from third parties to acquire CCE.

In light of the procedural protections described above, the CCE Board did not consider it necessary to retain an unaffiliated representative (other than the Affiliated Transaction Committee and its legal and financial advisors) to act solely on behalf of CCE’s unaffiliated shareowners for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger.

In view of the number of factors considered by the CCE Board in evaluating the Merger and the complexity of these matters, the directors did not find it practicable, and did not attempt, to quantify, prioritize or otherwise assign relative weight to those factors. In addition, different members of the CCE Board may have given different weight to different factors.

In reaching its determination and making its recommendation, the CCE Board did not consider the liquidation value of CCE to be a relevant valuation method because it considered CCE to be a viable going concern. Furthermore, the CCE Board did not consider net book value to be a useful indicator of CCE’s value because the CCE Board believed that net book value is primarily indicative of historical costs but is not a material indicator of the value of CCE as a going concern. Further, the CCE Board did not determine a specific valuation of New CCE or the North American business of CCE. In addition, the CCE Board did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during that time.

In reaching its determination and making its recommendation, the CCE Board did not consider or assign any specific value to any specific assets of CCE, including CCE’s bottling agreements with TCCC. CCE holds perpetual bottling rights in the U.S. and bottling rights in Canada and Europe that it accounts for on a perpetual basis because CCE believes its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals of these licenses ensure that they will be renewed prior to expiration. Because CCE conducts its business primarily under bottler’s agreements with TCCC, as will New CCE following the Transaction, the CCE Board believes that bottling rights are not an additional component of value of CCE or New CCE that can be separated from their businesses as a whole.

In connection with the consummation of the Merger, some of CCE’s directors may receive benefits and compensation that may differ from the Merger Consideration you would receive. See “Interests of Certain Persons in the Merger” in this proxy statement/prospectus.

Based in part on the recommendation of the Affiliated Transaction Committee, the CCE Board, by the unanimous vote of the unaffiliated directors, recommends that CCE’s shareowners vote FOR approval of the proposal to adopt the Merger Agreement. This recommendation was made after consideration of all the material factors, both positive and negative, as described above.

TCCC’s Reasons for, and Purpose of, the Merger

The purpose of the Merger is to facilitate the acquisition of CCE’s North American business by TCCC. TCCC believes that the Merger will enable TCCC to evolve its entire business in North America (including CCE’s North American business) to more profitably deliver TCCC’s valuable brands in the largest nonalcoholic ready-to-drink beverage market in the world. As of the closing of the Merger, TCCC will have direct control over approximately 90 percent of the combined U.S. and Canada volume, which TCCC believes will enable it to accelerate growth and drive long-term profitability in North America.

TCCC believes the Merger would, among other things:

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Enhance the ability to create a more fully integrated and adaptable supply chain in the North American market, which will allow TCCC and CCE to more efficiently and effectively operate their distribution chain in the North American territories, and enhance revenue opportunities;

•	Create a unified operating system in North America which TCCC believes will address the unique needs of the North American market;

•	Strategically position TCCC and CCE to better market and distribute TCCC’s products in North America;

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Improve efficiencies by streamlining operations and reducing or eliminating the costs, expenses, management time and other resources associated with interactions and negotiations between TCCC and CCE in North America;

•	Optimize and improve the efficiencies of manufacturing and logistics operations in North America through economies of scale and geography;

•	Generate expected operational synergies of approximately $350 million over four years, which are expected to be accretive to TCCC’s earnings per share on a fully diluted basis by 2012;

•	Facilitate and increase the pace of innovation and new product introduction in North America;

•	Optimize the operating model and improve the strategic planning process, increasing management focus and streamlining decision-making;

•	Allow TCCC to realize the entire benefit of capital and other investments in its North American business; and

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In conjunction with the transactions contemplated by the Norway-Sweden SPA, strengthen TCCC’s franchise system in Western Europe to provide broader geographic coverage and optimize TCCC’s marketing and distribution leadership.

Position of TCCC and Merger Sub Regarding Fairness of the Merger

Under applicable SEC rules, TCCC and Merger Sub are required to express their belief as to the fairness of the Merger to the unaffiliated shareowners of CCE. TCCC and Merger Sub believe that the Merger is both substantively and procedurally fair to such shareowners. TCCC and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of TCCC and Merger Sub with respect to the fairness of the Merger are not, and should not be construed as, a recommendation to any shareowner as to how that shareowner should vote on the proposal to approve and adopt the Merger Agreement.

TCCC and Merger Sub believe that the Merger is substantively fair to CCE’s unaffiliated shareowners, based on, among other things, the following factors:

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All outstanding shares of CCE common stock held by the unaffiliated shareowners of CCE will be converted (to the extent appraisal rights have not been properly exercised and perfected under Delaware law) into the right to receive (i) one share of New CCE common stock and (ii) $10 in cash;

•	The $10 in cash per share of CCE common stock payable to each unaffiliated shareowner of CCE provides an immediate cash return on investment;

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After the effective time of the Merger, former CCE shareowners who receive shares of New CCE common stock in the Merger will be able to participate and share in the future earnings or growth of New CCE and its subsidiaries and benefit from increases, if any, in the value of New CCE and its subsidiaries, following completion of the Merger. Although the New CCE common stock to be issued in the Merger is not currently traded or quoted on an exchange, TCCC and Merger Sub considered the following factors in respect of the New CCE common stock:

•	Pursuant to the Merger, from and after the effective time of the Merger, the European operations of CCE will reside with New CCE and its subsidiaries;

•	Current CCE shareowners (other than TCCC) are expected to benefit from the improved growth profile resulting from the expansion of the European business of New CCE;

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CCE, as a subsidiary of TCCC after the effective time of the Merger, will retain, and TCCC will indemnify New CCE and its subsidiaries for, CCE’s unfunded pension obligations relating to the North American business (including any payments that would become due in 2010), having an estimated approximate value of $580 million as of December 31, 2009 (such that New CCE and its subsidiaries will not have any obligations in respect of such obligation from and after the effective time of the Merger);

•	New CCE will acquire TCCC’s bottling operations in Sweden and Norway, which is expected to contribute to improved growth and earnings in the Western European business;

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New CCE has the right to purchase TCCC’s German bottler for fair value during the period 18-36 months following February 25, 2010, which would further expand its Western European business (in addition to the expansion brought about by CCE’s purchase of TCCC’s bottling operation in Sweden and Norway pursuant to the Merger);

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As of the effective time of the Merger, TCCC and New CCE will enter into ten-year bottling agreement, providing for a ten-year renewal under certain conditions, on substantially similar terms to those existing at the time of the Merger Agreement for Great Britain, continental France, Belgium, the Netherlands, Luxembourg, Sweden and Norway, and TCCC and New CCE will enter into a 5-year incidence pricing arrangement; and

•	Generally, the Separation and Merger are intended to be treated as tax free to New CCE and its shareowners (other than with respect to the Cash Consideration).

In addition, TCCC and Merger Sub believe that the Merger is procedurally fair to the unaffiliated shareowners of CCE, based on the following factors:

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The approval of the proposed Merger requires an affirmative “supermajority” vote of two-thirds of the outstanding shares of CCE common stock entitled to vote on such matter at a meeting of CCE shareowners duly called and held for such purpose;

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Pursuant to the Merger Agreement, the parties have also agreed that the consummation of the Merger is conditioned on the approval of the proposed Merger by the affirmative vote of a majority of the outstanding shares of CCE common stock not held by TCCC and its affiliates (which condition may not be waived by the parties);

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Appraisal rights will be available to the holders of CCE common stock under Delaware law, and there is no condition in the Merger Agreement relating to the number of shares of CCE common stock that may dissent from the Merger;

•	CCE utilized the Affiliated Transaction Committee (which is comprised entirely of independent directors) to negotiate the transaction on behalf of the CCE shareowners (other than TCCC);

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The Affiliated Transaction Committee was deliberative in its process, analyzing, evaluating, negotiating and eventually approving the terms of the proposed transactions at numerous Affiliated Transaction Committee meetings (which process included independent legal and financial advisors);

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The CCE Board, after considering the unanimous recommendation of the Affiliated Transaction Committee, and without the participation of the members of the CCE Board that may be deemed to be affiliated with TCCC, approved and declared advisable the Merger Agreement, determined that it and the Merger are fair to and in the best interests of CCE and its unaffiliated shareowners, and recommended that CCE shareowners vote for approval and adoption of the Merger Agreement;

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TCCC’s understanding that the CCE Board and the Affiliated Transaction Committee had requested, and expected to receive, opinions from their respective financial advisors with respect to fairness, from a financial point of view, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of CCE common stock (other than TCCC and certain other holders as set forth in each opinion);

•	The Affiliated Transaction Committee was represented by its own legal counsel;

•	The Affiliated Transaction Committee had no obligation to recommend the approval of the Merger or any other transaction prior to execution of the Merger Agreement; and

•	The Merger Agreement allows the CCE Board to withdraw or change its recommendation of Merger in certain circumstances.

TCCC believes that the process employed by the CCE Board and the Affiliated Transaction Committee contributed to a transaction that is fair to the unaffiliated shareowners of CCE. TCCC therefore believes this process supports its view as to the fairness of the Merger.

TCCC and Merger Sub also considered the following factors, each of which they considered to be negative in their considerations concerning the fairness of the Merger:

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As to certain aspects of the Merger, TCCC’s and Merger Sub’s interests may be considered adverse to the financial interests of CCE’s shareowners unaffiliated with TCCC or Merger Sub. In addition, as described under “Interests of Certain Persons in the Merger,” certain executive officers of CCE may have actual or potential conflicts of interest in connection with the Merger;

•	The loss of certain potential benefits of being associated with a company that is 33% owned by TCCC;

•	The uncertainties and risks associated with the anticipated benefits of the Merger;

•	The risk of volatility in New CCE’s stock price that may occur following the effective time of the Merger;

•	Risks related to the creation and operation of New CCE as a new public company, including additional legal, accounting and administrative costs and any one-time and ongoing separation costs; and

•	Other matters described under the caption “Risk Factors” in this proxy statement/prospectus.

TCCC and Merger Sub did not find it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.

TCCC and Merger Sub are not aware of any firm offers made by a third party to acquire CCE, the North American business of CCE or any substantial part of the assets thereof during the past two years and in any event neither TCCC nor Merger Sub has any intention of selling or otherwise disposing of the shares of CCE common stock that are currently owned by it in another transaction or voting its shares of CCE common stock in favor of another transaction. Third-party offers were therefore not considered by TCCC or Merger Sub in reaching their conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by TCCC and Merger Sub is not intended to be exhaustive, but includes the factors considered by TCCC and Merger Sub that each believes to be material.

In reaching their conclusion as to fairness, TCCC and Merger Sub did not consider the liquidation value of CCE because they consider CCE to be a viable going concern and have no plans to liquidate CCE or CCE’s North American operating businesses. The liquidation of CCE or its operating businesses was not considered to be a viable course of action based on TCCC’s and Merger Sub’s desire for CCE’s North American operating businesses to continue to conduct in business following completion of the Merger and remain an integral component of TCCC’s overall strategy. Therefore, TCCC believes that the liquidation value of CCE is irrelevant to a determination as to whether the Merger is fair to CCE shareowners unaffiliated with TCCC or Merger Sub, and no appraisal of liquidation value was sought for purposes of valuing the CCE common stock. Further, net book value, which is an accounting concept, was not considered as a factor because TCCC and Merger Sub believe that net book value is not a material indicator of the value of CCE or CCE’s North American operating businesses as a going concern but rather is primarily indicative of historical costs.

Effects of the Transaction on CCE

As a result of the Merger, Merger Sub will merge with and into CCE, and CCE will be the surviving corporation. Following completion of the Merger, a certificate of incorporation in a form determined by TCCC will be the certificate of incorporation of the surviving corporation, and bylaws in the form determined by TCCC will be the bylaws of the surviving corporation. TCCC has agreed that for a period of six years following the effective time of the Merger it will cause to be maintained in effect provisions in CCE’s certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses that are at least as favorable to the intended beneficiaries as the corresponding provisions in existence on the date of the Merger Agreement. At the effective time of the Merger, the current officers and directors of Merger Sub (all of whom are employees of TCCC) will be the officers and directors of the surviving company. It is anticipated that at the effective time of the Merger, each of the directors of CCE, other than Mr. Finan, and each of the executive officers of CCE, other than Mr. Cahillane, will resign their positions as directors and executive officers of CCE. See “Interests of Certain Persons in the Merger—Indemnification and Insurance” in this proxy statement/prospectus.

Public Shareowners

Following completion and as a result of the Transaction, there will no longer be any publicly held shares of CCE common stock, and CCE’s public shareowners will no longer have any ownership interest in or rights as shareowners of CCE, and will not participate in the surviving corporation’s future earnings and potential growth as a subsidiary of TCCC. Similarly, these shareowners will no longer bear the risk of any losses incurred in the operation of the surviving corporation’s business as a subsidiary of TCCC or of any decreases in the value of that business. Following completion and as a result of the Transaction, TCCC and its subsidiaries will be the sole beneficiary of the future earnings and growth, if any, of the CCE’s North American business. Similarly, TCCC and its subsidiaries also will bear the risk of any losses generated by such operations and any decrease in value after the Transaction.

CCE’s public shareowners will receive shares of New CCE common stock (as well as cash) as merger consideration for their shares of CCE common stock and will participate in New CCE’s future earnings and potential growth through their ownership of such common stock and will bear the risk of any losses incurred in the operation of New CCE’s business or of any decreases in the value of that business. All of the other rights and benefits of stock ownership in CCE, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from CCE will be extinguished upon completion of the Merger; however, public shareowners of CCE will receive New CCE common stock in the Merger and will have such incidents of stock ownership in respect of New CCE.

Stock Exchange Delisting and Deregistration

As promptly as practicable following completion of the Merger, TCCC will cause CCE’s common stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act. Following completion of such deregistration, CCE will no longer be required to file reports with the SEC.

Effect on TCCC’s Interest in the Net Book Value and Net Earnings of CCE

The table below sets forth the interest of TCCC in CCE’s net book value and net earnings before and after the Merger, based on the historical net book value of CCE as of, and the historical net earnings of CCE for, the year ended December 31, 2009. As discussed in “—Position of TCCC and Merger Sub Regarding Fairness of the Merger,” TCCC and Merger Sub believe that net book value is not a material indicator of the value of CCE or CCE’s North American operating businesses as a going concern but rather is primarily indicative of historical costs.

	TCCC Ownership Prior to the Merger				TCCC Ownership After the Merger
	Net Book Value		Earnings		Net Book Value(1)		Earnings(2)
	$ (in millions)%		$ (in millions)%		$ (in millions)%		$ (in millions)%
TCCC	$300	33%	$249	33%	$(2,297)	100%	$150	100%

(1)

Reflects the historical net book value of CCE’s North American operations as of December 31, 2009 without giving effect to the transactions to be completed prior to or as of the effective time of the Merger pursuant to the Merger Agreement, including the split-off of New CCE from CCE.

(2)

Reflects the historical net earnings of CCE’s North American operations for the year ended December 31, 2009 without giving effect to the transactions to be completed prior to the effective time of the Merger pursuant to the Merger Agreement, including the split-off of New CCE from CCE.

Plans for CCE

If the Merger is completed, Merger Sub will be merged with and into CCE, and CCE will be the surviving corporation. Following the closing, TCCC will rename the sales and operational elements of the North American businesses Coca-Cola Refreshments USA, Inc. (“CCR-USA”) and Coca-Cola Refreshments Canada ULC (“CCRC”), which will be wholly owned subsidiaries of TCCC. Following the closing, TCCC will combine its Foodservice business, The Minute Maid Company, the Supply Chain organization, including finished product operations, and TCCC-owned bottling operations in Philadelphia with CCE’s North American business to form CCR-USA and CCRC. In the U.S., CCR-USA will be organized as a unified operating entity with distinct capabilities to include supply chain and logistics, sales and customer service operations. In Canada, CCRC will be a single dedicated production, sales and distribution organization. TCCC’s remaining North American operation will continue to be responsible for brand marketing and franchise support.

TCCC has reviewed and will continue to review various potential business strategies that it may consider in the event that the Transaction is completed. TCCC expects to continue to review CCE’s corporate structure, capitalization, assets, properties, operations, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable in light of the circumstances which then exist. TCCC expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or future developments. In addition, at the time of the completion of the Merger, TCCC may make a determination, subject to then existing market conditions, to acquire a portion of CCE’s outstanding debt by means of one or more public tender offers, open market purchases, and/or privately-negotiated purchases.

Except as otherwise described in this proxy statement/prospectus, TCCC has no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary transaction, such as a merger, reorganization or liquidation involving CCE or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of CCE or any of its subsidiaries, (iii) any material change in the indebtedness or capitalization of CCE; (iv) any change in the present board of directors or management of CCE, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the CCE Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in CCE’s corporate structure or business. See “—TCCC’s Reasons for, and Purpose of, the Merger,” and “The Merger Agreement—Structure of the Merger” in this proxy statement/prospectus.

Given that CCE will become a wholly owned subsidiary of TCCC, TCCC currently intends to declare dividends on the shares of CCE common stock following completion of the Merger in its sole discretion in accordance with applicable law.

New CCE Following the Merger

Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and New CCE expects its stock to be listed for trading on the New York Stock Exchange under the symbol “CCE.” Additional information regarding New CCE can be found under “Business of New CCE.”

Certain Forecasts

CCE generally does not make public financial forecasts as to future performance, earnings or other results beyond the current fiscal year, and CCE is especially cautious of making financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, CCE management provided to the CCE Board and Affiliated Transaction Committee (and their respective financial advisors) certain non-public financial forecasts of CCE and New CCE on the bases described below (which are referred to herein as the forecasts) that were prepared by management for internal planning purposes and not for public disclosure and that are subjective in many respects. Included below are material portions of these forecasts.

The forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with generally accepted accounting principles, but, in the view of CCE’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time they were prepared, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of CCE and New CCE. However, the forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the forecasts.

Neither CCE’s nor New CCE’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the forecasts, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the forecasts.

The forecasts were last updated by CCE’s management on February 16, 2010 to incorporate 2009 actual results and final 2010 budgets. The forecasts were based upon CCE’s most recent three year business plan, prepared in the summer of 2009, which was developed through evaluation of recent business and industry category trends by geographic segment and designed to deliver financial results that were consistent with CCE’s publicly disclosed long-term financial targets. The three-year business plan did not assume any material improvement or worsening of the general economic climate in North America or Europe but did incorporate anticipated marketing/innovation activity, such as a continued focus on expanding the Coke Zero and Vitaminwater brands, and a revitalization of packaging for the Company’s core sparkling brands. The three-year business plan reflected CCE’s plan to generate revenue growth from a balance of volume and pricing determinations; to maintain or improve gross margins by passing through commodity cost increases; and to generate modest improvements in operating margins by utilizing cost control initiatives to limit the growth of operating expenses. TCCC (and its directors and officers) were not involved in the formulation of CCE’s forecasts for purposes of the Transaction.

Certain Projected Financial Information: CCE consolidated financial summary

Fiscal year ending December 31 ($ in millions):

	2010E	2011E	2012E	2013E	2014E
Net Revenue	$22,398	$23,408	$24,456	$25,436	$26,460
EBITDA	$2,800	$2,911	$3,040	$3,175	$3,319
Capital Expenditures	$1,040	$1,095	$1,145	$1,195	$1,240

CCE’s consolidated financial summary was based on CCE’s long-range business plan prepared in the ordinary course of business, including 2010 budget assumptions. The summary used budgeted exchange rates of 1.45 US$/€, 1.65 US$/£ and 0.95 US$/CAN$. The summary also excludes nonrecurring items such as restructuring charges and out of year mark-to-market gains/losses on undesignated hedges.

Certain Projected Financial Information: New CCE combined financial summary

Fiscal year ending December 31 ($ in millions):

	2010E	2011E	2012E	2013E	2014E
Net Revenue	$8,073	$8,586	$9,092	$9,623	$10,182
EBITDA(1)	$1,294	$1,363	$1,437	$1,515	$1,600
Capital Expenditures	$426	$440	$441	$460	$481

(1)	HQ allocations estimated at $160 million for 2010 and $165 million for 2011 through 2014.

New CCE’s combined financial summary was based on the long-range business plan prepared in the ordinary course of business for CCE’s European operating segment, including 2010 budget assumptions. New CCE’s combined financial summary also included assumptions for Norway and Sweden operations and New CCE’s estimated portion of CCE’s corporate segment. The summary used exchange rates of 1.45 US$/€, 1.65 US$/£, 7.27 Swedish kronor/US$ and 5.92 Norwegian kroner/US$. The summary also excluded nonrecurring items such as restructuring charges, expenses related to the Transaction and out of year mark-to-market gains/losses on undesignated hedges.

Opinion of the CCE Affiliated Transaction Committee’s Financial Advisor

Greenhill & Co., LLC

The CCE Board’s Affiliated Transaction Committee retained Greenhill & Co., LLC, which is referred to herein as Greenhill, to act as its financial advisor in connection with the Transaction. In connection with Greenhill’s engagement, the Affiliated Transaction Committee received an oral opinion, subsequently confirmed in writing, from Greenhill that, based upon and subject to the various limitations and assumptions described in the written opinion, as of February 24, 2010, the Merger Consideration to be received by holders of shares of CCE common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than TCCC and its affiliates).

The full text of the written opinion of Greenhill, dated February 24, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex C-1 to this proxy statement/prospectus and is incorporated herein by reference. Greenhill’s opinion was provided to the Affiliated Transaction Committee for its information in connection with its evaluation of the Merger Consideration. The opinion addresses only the fairness of the Merger Consideration from a financial point of view and does not constitute advice or serve as a recommendation as to how CCE shareowners should vote with respect to the Merger or any other matter. The summary of Greenhill’s opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. CCE shareowners are urged to read the opinion in its entirety.

In connection with rendering its opinion, Greenhill, among other things:

•	reviewed the drafts of the Agreements, dated as of February 24, 2010, and certain related documents;

•	reviewed certain publicly available financial statements of CCE;

•	reviewed certain other publicly available business and financial information relating to CCE that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning CCE and New CCE, prepared by the management of CCE and TCCC (with respect to the Norway and Sweden Companies);

•	discussed the past and present operations and financial condition and the prospects of CCE and New CCE with senior executives of CCE;

•	reviewed the historical market prices and trading activity for CCE common stock and analyzed its implied valuation multiples;

•	compared the value of the Merger Consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of CCE and New CCE at discount rates Greenhill deemed appropriate; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of CCE and TCCC (with respect to the Norway and Sweden Companies) for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of CCE and TCCC (with respect to the Norway and Sweden Companies) that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With the consent of the Affiliated Transaction Committee, Greenhill assumed that the translations of any documents which it reviewed or which were made available to it by CCE or TCCC and which were in a language other than English were accurate and complete. With respect to the financial forecasts, projections and other data that were furnished or otherwise provided to it, Greenhill assumed that such financial forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of CCE and TCCC (with respect to the Norway and Sweden Companies) as to those matters, and Greenhill relied upon such forecasts, projections and other data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they were based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of CCE, New CCE or TCCC, nor was Greenhill furnished with any such appraisals. Greenhill did not evaluate the solvency of CCE, TCCC or New CCE under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Greenhill was informed, and assumed at the direction of the Affiliated Transaction Committee, that the financial forecasts and projections with respect to CCE and New CCE were based on the financial forecasts and projections for the businesses to be transferred to New CCE in the Separation and the Norway and Sweden Companies and reflected CCE management’s estimates of financing indebtedness to be incurred by New CCE in connection with the Transaction. Greenhill assumed, with the consent of the Affiliated Transaction Committee, that the Merger will qualify as tax-free under Sections 355 and 361 of the Code. Greenhill assumed that the Transaction will be consummated in accordance with the terms set forth in the final, executed Agreements, each of which Greenhill further assumed would be identical in all material respects to the latest draft thereof that Greenhill reviewed prior to rendering its opinion, and without waiver of any material terms or conditions set forth in the Merger Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any effect on CCE, New CCE, the Transaction or the contemplated benefits of the Transaction meaningful to Greenhill’s analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 24, 2010. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of CCE or any other alternative transaction. Greenhill did not participate in the negotiations with respect to the terms of the Transaction. Greenhill did not express an opinion as to whether any alternative transaction might produce consideration in an amount in excess of that contemplated in the Transaction. Except as described above, the Affiliated Transaction Committee imposed no other limitations on the investigations made or procedures followed by Greenhill in rendering its opinion.

Greenhill’s opinion was for the information of the Affiliated Transaction Committee and was not intended to be and is not a recommendation as to how CCE shareowners should vote with respect to the Merger or any other matter. Greenhill’s opinion did not address the underlying business decision of CCE to engage in the Transaction or the relative merits of the Transaction as compared to any other alternative strategies that might exist for CCE, and as such was not intended to be and did not constitute a recommendation to the members of the Affiliated Transaction Committee or the CCE Board as to whether they should approve the Transaction or the Agreements or any related matters. Greenhill did not express any opinion as to any aspect of the Transaction other than the fairness to the holders of shares of CCE common stock (other than TCCC and its affiliates) of the Merger Consideration to be received by them from a financial point of view. In particular, Greenhill did not express any opinion as to the prices at which the New CCE common stock will trade at any future time. Greenhill further did not express any opinion with respect to the amount or nature of any compensation to any officers, directors or employees of CCE, or any class of such persons relative to the Merger Consideration to be received by the holders of shares of CCE common stock in the Merger or with respect to the fairness of any such compensation. Greenhill’s opinion was approved by an authorized committee of Greenhill.

Summary of Greenhill’s Financial Analyses

The following is a summary of the material financial analyses performed by Greenhill and reviewed by Greenhill with the Affiliated Transaction Committee in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill.

As more fully discussed below, Greenhill performed separate selected public companies analyses and discounted cash flow analyses of New CCE and CCE on a stand-alone basis (continuing its existing business plan without engaging in a strategic transaction). From each of these analyses, Greenhill derived a range of implied values for one share of CCE common stock to be exchanged in the Merger and a range of implied values for one share of New CCE common stock to be received as part of the Merger Consideration for each outstanding share of CCE common stock, as applicable. Greenhill derived the range of implied values for one share of CCE common stock resulting from each analysis as a reference point for the Affiliated Transaction Committee to consider in its evaluation of the Transaction and the Merger Consideration. Greenhill compared the range of implied values for one share of CCE common stock resulting from each analysis to a range of implied values for the Merger Consideration based on the resulting range of implied values for one share of New CCE common stock (as derived from the selected companies analysis) plus the Cash Consideration. It was necessary to derive implied values for the Merger Consideration because the Merger Consideration is comprised, in part, of New CCE common stock.

Selected Companies Analysis

CCE Stand-Alone. In order to compare implied values derived for one share of CCE common stock based on public market valuations of publicly traded companies deemed similar to CCE with implied values derived for the Merger Consideration, in part, based on public market valuations of publicly traded companies deemed similar to New CCE, Greenhill reviewed and compared specific financial information, ratios and public market multiples of CCE to corresponding financial information, ratios and public market multiples for the following four selected publicly traded companies in the beverage bottling industry:

•	Dr Pepper Snapple Group, Inc.

•	Hansen Natural Corporation

•	PepsiAmericas, Inc.

•	The Pepsi Bottling Group, Inc.

Although none of the companies is identical to CCE, Greenhill selected these companies because they had publicly traded equity securities and were deemed to be similar to CCE in one or more respects including the nature of their business, size, financial performance and geographic concentration. There may be companies that share such characteristics with CCE other than those companies selected by Greenhill. Financial data of the selected companies were based on public filings, other publicly available information and consensus estimates from Institutional Brokers Estimate System (IBES). Financial data of CCE, including enterprise value adjustments for debt, unfunded pension liabilities, minority interests and cash and cash equivalents, were based on financial forecasts and projections for CCE on a stand-alone basis prepared by CCE management.

For each of the companies identified above, Greenhill reviewed equity value, based on closing market prices on February 17, 2010 (or, in the case of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc., April 17, 2009, which was the last trading day prior to public announcement of an unsolicited acquisition proposal by PepsiCo, Inc.), as a multiple of estimated earnings, which is a financial measure commonly considered by the analyst community in evaluating companies in the beverage bottling industry, for each of calendar years 2010 and 2011. In addition, for each of the companies identified above, Greenhill reviewed enterprise value, calculated as equity value (as described above), plus debt, unfunded pension liabilities and minority interests, less cash and cash equivalents, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, which is a financial measure commonly considered by the analyst community in evaluating companies in the beverage bottling industry, for each of calendar years 2009, 2010 and 2011.

Greenhill then applied ranges of selected enterprise value to calendar years 2009, 2010 and 2011 estimated EBITDA multiples of 6.75x to 7.75x, 6.5x to 7.5x and 6.0x to 7.0x, respectively, for the selected companies and closing market price to calendar years 2010 and 2011 estimated earnings multiples of 11.5x to 14.0x and 10.5x to 12.5x, respectively, for the selected companies to corresponding financial data of CCE for the corresponding periods. This analysis indicated a range of implied values for one share of CCE common stock of $18.00 to $24.75, rounded to the nearest quarter-dollar, which range reflects the lowest and highest implied values observed by applying the multiples as described in the foregoing sentence.

New CCE. In order to compare implied values derived for one share of CCE common stock with implied values derived for the Merger Consideration, in part, based on public market valuations of publicly traded companies deemed similar to New CCE, Greenhill reviewed and compared specific financial information, ratios and public market multiples of New CCE, based on financial forecasts and projections prepared by CCE management, to corresponding financial information, ratios and public market multiples for the following three selected publicly traded companies in the beverage bottling industry:

•	A.G. Barr p.l.c.

•	Britvic plc

•	Coca-Cola Hellenic Bottling Company S.A.

Although none of the companies are identical to New CCE, Greenhill selected these companies because they had publicly traded equity securities and were deemed to be similar to New CCE in one or more respects including the nature of their business, size, financial performance and geographic concentration. There may be companies that share such characteristics with New CCE other than those companies selected by Greenhill. Financial data of the selected companies were based on public filings, other publicly available information and consensus estimates from IBES. Financial data of New CCE, including enterprise value adjustments for debt, unfunded pension liabilities, minority interests and cash and cash equivalents, were based on financial forecasts and projections for the businesses to be transferred to New CCE in the Separation and the Norway and Sweden Companies, which financial forecasts and projections were prepared by CCE management and reflected CCE management’s estimate of New CCE’s net debt (debt less cash).

For each of the companies identified above, Greenhill reviewed equity value, based on closing market prices on February 17, 2010, as a multiple of estimated earnings for each of calendar year 2010 and 2011. In addition, for each of the companies identified above, Greenhill reviewed enterprise value as a multiple of estimated EBITDA for each of calendar year 2009 and 2010.

Greenhill then applied a range of selected enterprise value to calendar year 2010 estimated EBITDA multiples for the selected companies of 7.0x to 8.0x to corresponding estimated financial data of New CCE for the corresponding periods. This analysis indicated a range of implied values for one share of New CCE common stock. By adding the Cash Consideration to the range of implied values for one share of New CCE common stock derived from this analysis, Greenhill calculated a range of implied values for the Merger Consideration of $29.27 to $32.91.

Greenhill compared the range of implied values for one share of CCE common stock (calculated as described above as $18.00 to $24.75) to the range of implied values for the Merger Consideration (calculated as described above as $29.27 to $32.91) to be received in the Merger for one share of CCE common stock.

Discounted Cash Flow Analysis

CCE Stand-Alone. In order to compare implied values derived for one share of CCE common stock based on the estimated present value of CCE’s future cash flows with implied values derived for the Merger Consideration, in part, based on public market valuations of publicly traded companies deemed similar to New CCE, Greenhill performed a discounted cash flow analysis of CCE on a stand-alone basis using projections and forecasts prepared by CCE management. Greenhill calculated the net present value as of February 17, 2010 of estimated unlevered free cash flows for CCE for the period from February 17, 2010 to December 31, 2010 and calendar years 2011 through 2014. Greenhill also calculated illustrative terminal values as of December 31, 2014 using a range of terminal EBITDA multiples of 7.0x to 8.0x, derived from EBITDA multiples observed in the selected companies analysis of CCE described above under “Selected Companies Analysis—CCE Stand-Alone,” among other things, and estimated EBITDA for calendar year 2014. These illustrative terminal values were then discounted to February 17, 2010 to calculate implied present value. Implied present values of such unlevered free cash flows and such illustrative terminal values were calculated using a range of discount rates of 6.5% to 7.5%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. Greenhill then added the implied present values of the unlevered free cash flows for the period from February 17, 2010 to December 31, 2010 and calendar years 2011 through 2014 to the range of implied present values of the illustrative terminal values to arrive at a range of implied values for one share of CCE common stock of $25.75 to $32.25, rounded to the nearest quarter-dollar. Greenhill compared the range of implied values for one share of CCE common stock (calculated as described above as $25.75 to $32.25) to the range of implied values for the Merger Consideration (calculated as described in the selected companies analysis of New CCE as $29.27 to $32.91) to be received in the Merger for one share of CCE common stock.

New CCE. In order to compare implied values derived for one share of CCE common stock based on the estimated present value of CCE’s future cash flows with implied values derived for the Merger Consideration, in part, based on the estimated present value of New CCE’s future cash flows, Greenhill performed a discounted cash flow analysis of New CCE using financial forecasts and projections for the businesses to be transferred to New CCE in the Separation and the Norway and Sweden Companies, which financial forecasts and projections were prepared by CCE management and reflected CCE management’s estimate of New CCE’s net debt (debt less cash). Greenhill calculated the net present value as of February 17, 2010 of unlevered free cash flows for New CCE for the period from February 17, 2010 to December 31, 2010 and calendar years 2011 through 2014. Greenhill also calculated illustrative terminal values as of December 31, 2014 using a range of terminal EBITDA multiples of 7.5x to 8.5x, derived from EBITDA multiples observed in the Selected Companies Analysis of New CCE described above under “Selected Companies Analysis—New CCE,” among other things, and estimated EBITDA for calendar year 2014. These illustrative terminal values were then discounted to February 17, 2010 to calculate implied present value. Implied present values of such unlevered free cash flows and such illustrative terminal values were calculated using a range of discount rates of 7.5% to 8.5%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. Greenhill added the implied present values of the unlevered free cash flows for the period from February 17, 2010 to December 31, 2010 and calendar years 2011 through 2014 to the range of implied present values of the illustrative terminal values and the Cash Consideration (assuming, for purposes of this analysis, that such cash were paid as of February 17, 2010). From this analysis Greenhill derived a range of implied values for the Merger Consideration of $33.50 to $38.00, rounded to the nearest quarter-dollar.

Greenhill compared the range of implied values for one share of CCE common stock (calculated as described above as $25.75 to $32.25) to the range of implied values for the Merger Consideration (calculated as described in the discounted cash flow analysis of New CCE as $33.50 to $38.00) to be received in the Merger for one share of CCE common stock.

Historical Stock Trading Analysis

Greenhill reviewed the historical trading prices for shares of CCE common stock for the five-year period started February 17, 2005. In addition, in order to compare the implied per share merger consideration reference range derived in the Selected Companies Analysis of New CCE with historical market prices of CCE common stock, Greenhill analyzed the implied per share merger consideration reference range derived in the Selected Companies Analysis of New CCE in relation to closing market prices of shares of CCE common stock over selected dates and selected periods.

This analysis indicated that the midpoint ($31.09) of the implied per share merger consideration reference range derived in the Selected Companies Analysis of New CCE represented:

•	a premium of 59.3%, based on a price of $19.52 per share of CCE common stock, the closing market price on February 17, 2010;

•	a premium of 50.9%, based on a price of $20.61 per share of CCE common stock, the average closing market price for the 30-day period ended February 17, 2010;

•	a premium of 51.7%, based on a price of $20.50 per share of CCE common stock, the average closing market price for the 60-day period ended February 17, 2010; and

•	a premium of 72.0%, based on a price of $18.07 per share of CCE common stock, the average closing market price for the 12-month period ended February 17, 2010.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors it considered and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, the summary set forth above and the analyses of Greenhill must be considered as a whole, and selecting portions thereof, without considering all of its analyses, could create a misleading or incomplete view of the processes underlying Greenhill’s analyses and opinion. In its analyses, Greenhill considered general business, market, financial and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company (other than CCE and New CCE) used in Greenhill’s analyses is identical to CCE or New CCE and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to CCE or New CCE. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CCE or Greenhill or any other person assumes responsibility if future results are materially different from the financial forecasts or projections on which the analyses are based.

Greenhill’s opinion and analyses were provided to the Affiliated Transaction Committee in connection with its consideration of the Transaction and were among many factors considered by the Affiliated Transaction Committee and the CCE Board in evaluating, and deciding to enter into, the proposed Transaction. While Greenhill provided advice to the Affiliated Transaction Committee during this process, Greenhill did not recommend any specific amount of consideration or that any specific amount of consideration would constitute the only appropriate consideration in the Transaction. Neither Greenhill’s opinion nor its analyses should be viewed as determinative of the consideration or the views of the Affiliated Transaction Committee or the CCE Board with respect to the Transaction.

Engagement of Greenhill

The Affiliated Transaction Committee selected Greenhill as its financial advisor in connection with the Transaction based on Greenhill’s qualifications and expertise in providing financial advice to acquirers, target companies and their respective boards of directors and committees of directors in merger and acquisition transactions. Greenhill will receive a fee of $10 million for its services rendered in connection with the Merger, $7.5 million of which has been paid and none of which is contingent upon consummation of the Transaction. In addition, CCE has agreed to indemnify Greenhill for certain liabilities arising out of Greenhill’s engagement.

During the two years preceding the date of its opinion, Greenhill was not previously engaged by, did not perform any services for and did not receive any compensation from CCE or any other parties to the Transaction (other than any amounts that were paid to Greenhill under the related letter agreements pursuant to which Greenhill was retained as a financial advisor to the Affiliated Transaction Committee in connection with the Transaction).

Opinions of CCE’s Financial Advisors

Credit Suisse Securities (USA) LLC

CCE retained Credit Suisse Securities (USA) LLC, which is referred to herein as Credit Suisse, to act as CCE’s financial advisor in connection with the Transaction. In connection with Credit Suisse’s engagement, CCE requested that Credit Suisse evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American business (the shares of which will be cancelled pursuant to the Merger Agreement)). On February 24, 2010, at a meeting of the CCE Board held to evaluate the Transaction, Credit Suisse rendered to the CCE Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 24, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Merger Consideration to be received by holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American business (the shares of which will be cancelled pursuant to the Merger Agreement)) was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated February 24, 2010, to the CCE Board, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this document as Annex C-2 and is incorporated into this document by reference in its entirety. The description of Credit Suisse’s opinion set forth in this document is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the CCE Board (solely in its capacity as such) for its information in connection with its evaluation of the Merger Consideration. The opinion addresses only the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Transaction and does not constitute advice or a recommendation to any shareowner as to how such shareowner should vote or act on any matter relating to the Transaction.

In arriving at its opinion, Credit Suisse reviewed a draft, dated February 24, 2010, of the Merger Agreement, drafts of certain related documents and certain publicly available business and financial information relating to CCE. Credit Suisse also reviewed certain other information relating to the Norway and Sweden Companies provided by TCCC and CCE and certain other information relating to CCE and New CCE provided to or discussed with Credit Suisse by CCE, including financial forecasts relating to CCE and financial forecasts relating to New CCE after giving effect to the Separation, the payment from New CCE to CCE and the Norway-Sweden Acquisition prepared by CCE’s management, and met with the management of CCE to discuss the businesses and prospects of CCE, the Norway and Sweden Companies and New CCE. Credit Suisse also considered certain financial data of CCE and New CCE, and compared that data with similar data for publicly held companies in businesses Credit Suisse deemed similar to those of CCE and New CCE. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for CCE and New CCE that Credit Suisse used in its analyses, CCE’s management advised Credit Suisse, and Credit Suisse assumed, with CCE’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of CCE’s management as to the future financial performance of CCE and New CCE. Credit Suisse assumed, with CCE’s consent, that the audited financial statements relating to the CCE businesses outside North America and the Norway and Sweden Companies required to be prepared in connection with the Transaction would not reflect any financial information that would adversely impact Credit Suisse’s analyses or opinion in any material respect.

Credit Suisse also assumed, with CCE’s consent, that the conversion of shares of CCE common stock into the Merger Consideration will not result in any recognition of gain or loss for U.S. federal income tax purposes by New CCE, CCE or, except with respect to the Cash Consideration, holders of CCE common stock and that the Separation also will qualify as contemplated by the Merger Agreement for nonrecognition of gain or loss for U.S. federal income tax purposes under applicable provisions of the Code. Credit Suisse further assumed, with CCE’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction or related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CCE, New CCE or the contemplated benefits of the Transaction and that the Transaction and related transactions would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement. Representatives of CCE advised Credit Suisse, and Credit Suisse assumed, that the terms of the Merger Agreement and related documents (including, without limitation, the Norway-Sweden SPA), when executed, would conform in all material respects to the terms reflected in the drafts reviewed by Credit Suisse. Credit Suisse was not requested to, and it did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CCE, New CCE, the Norway and Sweden Companies or TCCC, or concerning the solvency or fair value of CCE, New CCE, the Norway and Sweden Companies or TCCC, and Credit Suisse was not furnished with any such evaluations or appraisals. With CCE’s consent, Credit Suisse assumed that, after giving effect to the Transaction and related transactions (including, without limitation, indemnification and tax sharing arrangements), New CCE would not directly or indirectly assume or incur any liabilities or other obligations unrelated to the other CCE businesses or the Norway and Sweden Companies or that otherwise were contemplated to be excluded from the Separation.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the Merger Consideration to be received by the holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American business (the shares of which will be cancelled pursuant to the Merger Agreement)) and it did not address any other aspect or implication of the Transaction or any related transaction or any other agreement, arrangement or understanding entered into in connection with, or contemplated by, the Transaction or otherwise, including, without limitation, the form or structure of the Transaction (or the tax or accounting consequences thereof), any related financings, any bottling arrangements (including the right of New CCE pursuant to the Merger Agreement to acquire TCCC’s German bottling operations) or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, would have a material impact on Credit Suisse’s analyses. Credit Suisse did not express any opinion as to what the value of shares of New CCE common stock actually will be when issued to the holders of CCE common stock pursuant to the Merger or the prices at which shares of CCE common stock or New CCE common stock will trade at any time. Credit Suisse’s opinion did not address the relative merits of the Transaction or any related transaction as compared to alternative transactions or strategies that might be available to CCE, nor did it address the underlying business decision of CCE to proceed with the Transaction or any related transactions. Credit Suisse was not requested to, and it did not, solicit third party indications of interest in acquiring all or any part of CCE.

In preparing its opinion to the CCE Board, Credit Suisse performed a variety of financial and comparative analyses. The following is a brief summary of the material financial and comparative analyses that Credit Suisse deemed to be appropriate for this type of transaction and that were reviewed with the CCE Board by Credit Suisse in connection with rendering its opinion. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Credit Suisse considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Credit Suisse made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CCE. No company or business used in Credit Suisse’s analyses is identical to CCE or New CCE and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to CCE or New CCE. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

The Merger Consideration was determined through negotiations between CCE and TCCC and was approved by the CCE Board. Credit Suisse was not requested to, and it did not, recommend the specific Merger Consideration payable in the proposed Merger or that any given merger consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger Agreement was solely that of the CCE Board and the opinion of Credit Suisse was only one of many factors taken into consideration by the CCE Board in its evaluation of the Merger. Consequently, the analyses described below should not be viewed as determinative of the views of the CCE Board or management with respect to the Transaction or Merger Consideration.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Introduction. As more fully described below, Credit Suisse performed separate selected public companies analyses and discounted cash flow analyses of CCE (on a standalone basis, without giving effect to the Transaction) and New CCE (after giving effect to (i) the Separation, (ii) the payment from New CCE to CCE to finance the purchase of the Norway and Sweden Companies and the Cash Consideration in the Merger and (iii) the Norway-Sweden Acquisition). These analyses were performed since the market price of CCE common stock is only a single indicator of value at a specific date and is not necessarily reflective of the intrinsic value of CCE and the Merger Consideration is comprised, in part, of shares of New CCE common stock for which there currently is no public market. From each of these analyses, Credit Suisse derived a range of implied values for one share of CCE common stock to be exchanged in the Merger and a range of implied values for one share of New CCE common stock to be received as part of the Merger Consideration for each outstanding share of CCE common stock. Credit Suisse then compared the resulting range of implied values for one share of CCE common stock derived from the analysis with a range of implied values for the Merger Consideration (based on the resulting range of implied values for one share of New CCE common stock derived from the analysis plus the Cash Consideration).

Selected Public Companies Analyses. In order to compare implied values derived for one share of CCE common stock based on public market valuations of publicly traded companies deemed similar to CCE with implied values derived for the Merger Consideration, in part, based on public market valuations of publicly traded companies deemed similar to New CCE, Credit Suisse performed the following selected companies analyses. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of CCE and New CCE, including enterprise value adjustments for debt, unfunded pension liabilities, minority interests and cash and cash equivalents, were based on internal estimates of CCE’s management for CCE (on a standalone basis) and New CCE (after giving effect to the Separation, the payment from New CCE to CCE and the Norway-Sweden Acquisition).

CCE. Credit Suisse reviewed certain financial and stock market information of CCE and the following seven selected publicly traded companies, which were selected generally because, as is the case with CCE, they are viewed as large-scale bottling companies with operations primarily in the United States and/or Europe:

•	Britvic plc

•	Coca-Cola Amatil Limited

•	Coca-Cola Hellenic Bottling Company S.A.

•	Coca-Cola Icecek A.S.

•	Dr Pepper Snapple Group, Inc.

•	PepsiAmericas, Inc.

•	The Pepsi Bottling Group, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on February 23, 2010 (or, in the case of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc., April 17, 2009, which was the last trading day prior to public announcement of an unsolicited acquisition proposal by PepsiCo, Inc.), plus debt, unfunded pension liabilities and minority interests, less cash and cash equivalents, as a multiple of calendar years 2010 and 2011 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, which is a financial measure commonly considered by the analyst community in evaluating companies in the bottling industry. Credit Suisse then applied a range of selected enterprise value to calendar years 2010 and 2011 estimated EBITDA multiples for the selected companies of 6.5x to 7.5x and 6.0x to 7.0x, respectively, to corresponding data of CCE. This analysis indicated a range of implied values for one share of CCE common stock as set forth in the table below.

New CCE. Credit Suisse reviewed certain financial and stock market information of the following four selected publicly traded companies, which were selected generally because, as is expected to be the case with New CCE, they are viewed as large-scale bottling companies with operations primarily in Europe:

•	Britvic plc

•	Coca-Cola Hellenic Bottling Company S.A.

•	Coca-Cola Icecek A.S.

•	Dr Pepper Snapple Group, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2010 and 2011 estimated EBITDA, which is a financial measure commonly considered by the analyst community in evaluating companies in the bottling industry. Credit Suisse then applied a range of selected enterprise value to calendar years 2010 and 2011 estimated EBITDA multiples for the selected companies of 7.0x to 8.0x and 6.5x to 7.25x, respectively, to corresponding data of New CCE and calculated a range of implied values for the Merger Consideration by adding the Cash Consideration to the range of implied values for one share of New CCE common stock derived from this analysis.

The range of implied values for one share of CCE common stock (calculated as described above) was then compared to the range of implied values for the Merger Consideration (calculated as described above) to be received in the Merger for one share of CCE common stock, as follows:

Implied Per Share Value Range for CCE Common Stock	Implied Per Share Value Range of Merger Consideration Received for CCE Common Stock
$18.59 - $24.11	$29.13 - $32.19

Discounted Cash Flow Analyses. In order to compare implied values derived for one share of CCE common stock based on the estimated present value of CCE’s future cash flows with implied values derived for the Merger Consideration, in part, based on the estimated present value of New CCE’s future cash flows, Credit

Suisse performed the following discounted cash flow analyses. Financial data for CCE and New CCE were based on internal estimates of CCE’s management for CCE (on a standalone basis) and New CCE (after giving effect to the Separation, the payment from New CCE to CCE and the Norway-Sweden Acquisition).

CCE. Credit Suisse calculated the estimated present value of the standalone unlevered, after-tax free cash flows that CCE was forecasted to generate during calendar years 2010 through 2014. Credit Suisse then applied to CCE’s calendar year 2014 estimated EBITDA a range of terminal value EBITDA multiples of 6.75x to 8.00x, which range was selected taking into consideration, among other things, latest 12 months EBITDA multiples derived for CCE and the selected companies referred to above under the caption “Selected Public Companies Analyses—CCE.” The present value (as of December 31, 2009) of the free cash flows and terminal values were then calculated using discount rates ranging from 6.5% to 8.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated a range of implied values for one share of CCE common stock as set forth in the table below.

New CCE. Credit Suisse calculated the estimated present value of the standalone unlevered, after-tax free cash flows that New CCE was forecasted to generate during calendar years 2010 through 2014. Credit Suisse then applied to New CCE’s calendar year 2014 estimated EBITDA a range of terminal value EBITDA multiples of 7.25x to 8.25x, which range was selected taking into consideration, among other things, latest 12 months EBITDA multiples derived for the selected companies referred to above under the caption “Selected Public Companies Analyses—New CCE.” The present value (as of December 31, 2009) of the free cash flows and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. Credit Suisse calculated a range of implied values for the Merger Consideration by adding the Cash Consideration to the range of implied values for one share of New CCE common stock derived from this analysis.

The range of implied values for one share of CCE common stock (calculated as described above) was then compared to the range of implied values for the Merger Consideration (calculated as described above) to be received in the Merger for one share of CCE common stock, as follows:

Implied Per Share Value Range for CCE Common Stock	Implied Per Share Value Range of Merger Consideration Received for CCE Common Stock
$23.40 - $31.47	$31.57 - $36.47

Miscellaneous. CCE selected Credit Suisse to act as its financial advisor in connection with the Transaction based on Credit Suisse’s qualifications, experience, reputation and familiarity with CCE and its businesses. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

CCE has agreed to pay Credit Suisse an aggregate fee of $28 million for its financial advisory services in connection with the Transaction, portions of which were payable upon Credit Suisse’s engagement, the rendering of its opinion and the execution of the Merger Agreement and $22.0 million of which is contingent upon the consummation of the Merger. Credit Suisse also became entitled to receive a fee upon the rendering of its opinion. Credit Suisse and certain of its affiliates expect to participate in the financing to be undertaken by New CCE in connection with the Transaction, for which Credit Suisse and such affiliates would expect to receive compensation. In addition, CCE has agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial services to CCE, for which Credit Suisse and its affiliates have received, and expect to receive, compensation, including, among other things, currently acting as a participant in an existing credit facility of CCE and in the past having acted as joint book-running manager in connection with offerings in 2008 of CCE’s 7.375% Notes due 2014 and in 2009 of CCE’s 3.0% Notes due 2013. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CCE, TCCC, New CCE and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

Lazard Frères & Co. LLC

CCE retained Lazard Frères & Co. LLC, which is referred to herein as Lazard, to act as its financial advisor in connection with the Transaction. In connection with Lazard’s engagement, CCE requested that Lazard evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American business (the shares of which will be cancelled pursuant to the Merger Agreement) or shareowners who have perfected and not withdrawn a demand for appraisal rights). On February 24, 2010, at a meeting of the CCE Board held to evaluate the Transaction, Lazard rendered to the CCE Board an oral opinion, which was confirmed by delivery of a written opinion dated February 24, 2010, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the Merger Consideration to be paid to holders of CCE common stock (other than TCCC or its subsidiaries or certain related entities of CCE engaged in CCE’s North American business (the shares of which will be cancelled pursuant to the Merger Agreement) or shareowners who have perfected and not withdrawn a demand for appraisal rights) was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated February 24, 2010, to the CCE Board, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this document as Annex C-3 and is incorporated into this document by reference. The description of Lazard’s opinion set forth in this document is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was addressed to the CCE Board (solely in its capacity as such) in connection with its evaluation of the Merger Consideration. The opinion addresses only the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Transaction and does not constitute a recommendation to any shareowner as to how such shareowner should vote or act with respect to the Transaction or any related matter.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated February 24, 2010, of the Merger Agreement and drafts of certain related documents;

•	reviewed certain publicly available historical business and financial information relating to CCE and certain historical business and financial information relating to the Norway and Sweden Companies;

•

reviewed various financial forecasts and other data provided to Lazard by CCE relating to CCE’s businesses and New CCE’s businesses after giving effect to the Separation, the payment from New CCE to CCE to finance the purchase of the Norway and Sweden Companies and the Cash Consideration in the Merger and the Norway-Sweden Acquisition;

•	held discussions with members of CCE’s senior management with respect to CCE’s, the Norway and Sweden Companies’ and New CCE’s respective businesses and prospects;

•	reviewed public information with respect to certain companies in lines of business Lazard believed to be generally relevant in evaluating CCE’s and New CCE’s respective businesses;

•	reviewed the financial terms of certain recent business combination transactions in the U.S. bottling industry;

•	reviewed historical stock prices and trading volumes of CCE common stock; and

•	conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied on the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of CCE, New CCE, the Norway and Sweden Companies or TCCC, or concerning the solvency or fair value of CCE, New CCE, the Norway and Sweden Companies or TCCC, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts relating to CCE and New CCE that Lazard reviewed, Lazard assumed, with CCE’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to CCE’s and New CCE’s future financial performance. Lazard also assumed, with CCE’s consent, that the audited financial statements relating to the other CCE businesses and the Norway and Sweden Companies required to be prepared in connection with the Transaction would not reflect any financial information that would adversely impact its analyses or opinion in any material respect. Lazard assumed no responsibility for and expressed no view as to any forecasts reviewed by Lazard or the assumptions on which they were based. With CCE’s consent, Lazard assumed that, after giving effect to the Transaction and related transactions (including, without limitation, indemnification and tax sharing arrangements entered into in connection therewith), New CCE would not directly or indirectly assume or incur any liabilities or other obligations unrelated to the other CCE businesses or the Norway and Sweden Companies or that otherwise were contemplated to be excluded from the Separation.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which shares of CCE common stock or New CCE common stock might trade at any time subsequent to the announcement of the Transaction. In connection with its engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction involving all or any part of CCE, nor was Lazard requested to consider, and its opinion did not address, the relative merits of the Transaction or any related transaction as compared to any other transaction or business strategy involving all or any part of CCE or in which CCE or any other party might engage or the merits of the underlying decision by CCE or any other party to engage in the Transaction or any related transaction.

In rendering its opinion, Lazard assumed, with CCE’s consent, that the Transaction and related transactions would be consummated on their respective terms, without any waiver or modification of any material terms or conditions. Representatives of CCE advised Lazard, and Lazard assumed, that the Merger Agreement and related documents (including, without limitation, the Norway-Sweden SPA), when executed, would conform to the drafts reviewed by Lazard in all material respects. Lazard also assumed, with CCE’s consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction and related transactions would not have an adverse effect on CCE, New CCE or the Transaction. Lazard further assumed, with CCE’s consent, that the conversion of shares of CCE common stock into the Merger Consideration would not result in any recognition of gain or loss for U.S. federal income tax purposes by New CCE, CCE or, except with respect to the Cash Consideration, holders of CCE common stock and that the Separation also would qualify as contemplated by the Merger Agreement for nonrecognition of gain or loss for U.S. federal income tax purposes under applicable provisions of the Code. Lazard expressed no opinion as to any tax or other consequences that might result from the Transaction or any related transaction, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that CCE obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Merger Consideration to the extent expressly specified in its opinion) or any related transaction, including, without limitation, the form or structure of the Transaction (or the tax or accounting consequences thereof), any related financings, any bottling arrangements (including, without limitation, the right of New CCE pursuant to the Merger Agreement to acquire TCCC’s German bottling operations) or any other agreements, arrangements or understandings entered into in connection with, or contemplated by, the Transaction or otherwise. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of Lazard’s opinion was approved by Lazard’s opinion committee.

In preparing its opinion to the CCE Board, Lazard performed a variety of financial and comparative analyses. The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the CCE Board by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CCE. No company or business used in Lazard’s analyses is identical to CCE or New CCE, and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to CCE or New CCE. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The Merger Consideration was determined through negotiations between CCE and TCCC and was approved by the CCE Board. Lazard was not requested to, and it did not, recommend the specific Merger Consideration payable in the proposed Merger or that any given merger consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger Agreement was solely that of the CCE Board and the opinion of Lazard was only one of many factors taken into consideration by the CCE Board in its evaluation of the Merger. Consequently, the analyses described below should not be viewed as determinative of the views of the CCE Board or CCE’s management with respect to the Transaction or Merger Consideration.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Introduction. As more fully described below, Lazard performed separate selected public companies analyses and discounted cash flow analyses of CCE (on a standalone basis, without giving effect to the Transaction) and New CCE (after giving effect to (i) the Separation, (ii) the payment from New CCE to CCE to finance the purchase of the Norway and Sweden Companies and the Cash Consideration in the Merger and (iii) the Norway-Sweden Acquisition). These analyses were performed since the market price of CCE common stock is only a single indicator of value at a specific date and is not necessarily reflective of the intrinsic value of CCE and the Merger Consideration is comprised, in part, of shares of New CCE common stock for which there currently is no public market. From each of these analyses, Lazard derived a range of implied values for one share of CCE common stock to be exchanged in the Merger and a range of implied values for one share of New CCE common stock to be received as part of the Merger Consideration for each outstanding share of CCE common stock. Lazard then compared the resulting range of implied values for one share of CCE common stock derived from the analysis with a range of implied values for the Merger Consideration (based on the resulting range of implied values for one share of New CCE common stock derived from the analysis plus the Cash Consideration).

Selected Public Companies Analyses. In order to compare implied values derived for one share of CCE common stock based on public market valuations of publicly traded companies deemed similar to CCE with implied values derived for the Merger Consideration, in part, based on public market valuations of publicly traded companies deemed similar to New CCE, Lazard performed the following selected companies analyses. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of CCE and New CCE, including enterprise value adjustments for debt, unfunded pension liabilities, minority interests and cash and cash equivalents, were based on internal estimates of CCE’s management for CCE (on a standalone basis) and New CCE (after giving effect to the Separation, the payment from New CCE to CCE and the Norway-Sweden Acquisition).

CCE. Lazard reviewed certain financial and stock market information of CCE and the following seven selected publicly traded companies, which were selected generally because, as is the case with CCE, they are viewed as large-scale bottling companies with operations primarily in the United States and/or Europe:

•	Britvic plc

•	Coca-Cola Amatil Limited

•	Coca-Cola Hellenic Bottling Company S.A.

•	Coca-Cola Icecek A.S.

•	Dr Pepper Snapple Group, Inc.

•	PepsiAmericas, Inc.

•	The Pepsi Bottling Group, Inc.

Lazard reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on February 23, 2010 (or, in the case of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc., April 17, 2009, which was the last trading day prior to public announcement of an unsolicited acquisition proposal by PepsiCo, Inc.), plus debt, unfunded pension liabilities and minority interests, less cash and cash equivalents, as a multiple of calendar years 2010 and 2011 estimated EBITDA, which is a financial measure commonly considered by the analyst community in evaluating companies in the bottling industry. Lazard then applied a range of selected enterprise value to calendar years 2010 and 2011 estimated EBITDA multiples for the selected companies of 6.5x to 7.5x and 6.0x to 7.0x, respectively, to corresponding data of CCE. This analysis indicated a range of implied values for one share of CCE common stock as set forth in the table below.

New CCE. Lazard reviewed certain financial and stock market information of the following four selected publicly traded companies, which were selected generally because, as is expected to be the case with New CCE, they are viewed as large-scale bottling companies with operations primarily in Europe:

•	Britvic plc

•	Coca-Cola Hellenic Bottling Company S.A.

•	Coca-Cola Icecek A.S.

•	Dr Pepper Snapple Group, Inc.

Lazard reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2010 and 2011 estimated EBITDA, which is a financial measure commonly considered by the analyst community in evaluating companies in the bottling industry. Lazard then applied a range of selected enterprise value to calendar years 2010 and 2011 estimated EBITDA multiples for the selected companies of 7.0x to 8.0x and 6.5x to 7.25x, respectively, to corresponding data of New CCE and calculated a range of implied values for the Merger Consideration by adding the Cash Consideration to the range of implied values for one share of New CCE common stock derived from this analysis.

The range of implied values for one share of CCE common stock (calculated as described above) was then compared to the range of implied values for the Merger Consideration (calculated as described above) to be received in the Merger for one share of CCE common stock, as follows:

Implied Per Share Value Range for CCE Common Stock	Implied Per Share Value Range of Merger Consideration Received for CCE Common Stock
$18.59 - $24.11	$29.13 - $32.19

Discounted Cash Flow Analyses. In order to compare implied values derived for one share of CCE common stock based on the estimated present value of CCE’s future cash flows with implied values derived for the Merger Consideration, in part, based on the estimated present value of New CCE’s future cash flows, Lazard performed the following discounted cash flow analyses. Financial data for CCE and New CCE were based on internal estimates of CCE’s management for CCE (on a standalone basis) and New CCE (after giving effect to the Separation, the payment from New CCE to CCE and the Norway-Sweden Acquisition).

CCE. Lazard calculated the estimated present value of the standalone unlevered, after-tax free cash flows that CCE was forecasted to generate during calendar years 2010 through 2014. Lazard then applied to CCE’s calendar year 2014 estimated EBITDA a range of terminal value EBITDA multiples of 6.5x to 8.0x, which range was selected taking into consideration, among other things, latest 12 months EBITDA multiples derived for CCE and the selected companies referred to above under the caption “Selected Public Companies Analyses—CCE.”. The present value (as of December 31, 2009) of the free cash flows and terminal values were then calculated using discount rates ranging from 7.0% to 8.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated a range of implied values for one share of CCE common stock as set forth in the table below.

New CCE. Lazard calculated the estimated present value of the standalone unlevered, after-tax free cash flows that New CCE was forecasted to generate during calendar years 2010 through 2014. Lazard then applied to New CCE’s calendar year 2014 estimated EBITDA a range of terminal value EBITDA multiples of 7.5x to 8.5x, which range was selected taking into consideration, among other things, latest 12 months EBITDA multiples derived for the selected companies referred to above under the caption “Selected Public Companies Analyses—New CCE.”. The present value (as of December 31, 2009) of the free cash flows and terminal values were then calculated using discount rates ranging from 7.5% to 9.0%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation. Lazard calculated a range of implied values for the Merger Consideration by adding the Cash Consideration to the range of implied values for one share of New CCE common stock derived from this analysis.

The range of implied values for one share of CCE common stock (calculated as described above) was then compared to the range of implied values for the Merger Consideration (calculated as described above) to be received in the Merger for one share of CCE common stock, as follows:

Implied Per Share Value Range for CCE Common Stock	Implied Per Share Value Range of Merger Consideration Received for CCE Common Stock
$22.34 - $30.51	$32.30 - $37.24

Miscellaneous. CCE selected Lazard to act as its financial advisor in connection with the Transaction based on Lazard’s qualifications, experience, reputation and familiarity with CCE and its business. Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and securities services.

In connection with Lazard’s services as CCE’s financial advisor, CCE has agreed to pay Lazard an aggregate fee of $15 million, portions of which were payable upon Lazard’s engagement and the announcement of the Merger and $11.0 million of which is contingent upon the closing of the Merger. CCE also has agreed to reimburse Lazard for its reasonable expenses (including attorneys’ fees) and to indemnify Lazard and related parties against certain liabilities and other items, including liabilities under U.S. federal securities laws, arising out of or related to its engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of CCE or TCCC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and also may provide asset management and other services to such companies.

Opinion of TCCC’s Financial Advisor

On February 24, 2010, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of a written opinion, to TCCC’s board of directors that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by TCCC pursuant to the Merger Agreement was fair from a financial point of view to TCCC. Goldman Sachs’ opinion defined the consideration as consisting of the cancellation of all the shares of CCE common stock owned by TCCC and its subsidiaries and the retention and/or assumption by CCE of Gross Indebtedness, as defined in the Merger Agreement, of $8,880 million.

The full text of the written opinion of Goldman Sachs, dated February 25, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C-4. Goldman Sachs provided its opinion for the information and assistance of TCCC’s board of directors in connection with its consideration of the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•

unaudited financial statements for the five fiscal years ended December 31, 2009 for the North American business of CCE (which is referred to in this “Opinion of TCCC’s Financial Advisor” section as the Business);

•	annual reports to stockholders and Annual Reports on Form 10-K of TCCC and CCE for the five fiscal years ended December 31, 2008 and December 31, 2009, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of TCCC and CCE;

•	certain other communications from TCCC and CCE to their respective stockholders;

•	certain publicly available research analyst reports for TCCC and CCE; and

•

certain internal financial analyses and forecasts for TCCC and New CCE prepared by the management of TCCC, certain internal financial analyses and forecasts for the Business prepared by the management of CCE for the twelve month periods ended December 31, 2010, December 31, 2011 and December 31, 2012, and certain internal financial analyses and forecasts for the Business prepared by the management of TCCC for the periods thereafter, in each case, as approved for use by Goldman Sachs by TCCC (which are collectively referred to in this “Opinion of TCCC’s Financial Advisor” section as the Forecasts), including certain cost savings and operating synergies projected by the management of TCCC to result from the merger, as prepared by the management of TCCC and approved for the use of Goldman Sachs by TCCC (which are referred to in this “Opinion of TCCC’s Financial Advisor” section as the Synergies).

Goldman Sachs also held discussions with members of the senior management of TCCC regarding their assessment of the past and current business operations, financial condition, and future prospects of CCE, New CCE, the Business and TCCC and the strategic rationale for, and the potential benefits of, the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for CCE common stock, compared certain financial and stock market information for CCE and certain financial information for the Business with similar financial and stock market information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the nonalcoholic beverage and bottling industry and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and Goldman Sachs does not assume liability for any such information. In that regard, Goldman Sachs assumed, with TCCC’s consent, that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TCCC. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of TCCC, CCE, the Business, New CCE or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of TCCC, CCE, the Business, New CCE or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory, private letter rulings or other consents and approvals necessary for the consummation of the merger will be obtained, and that the Merger and Separation will be completed, without any adverse effect on TCCC, CCE or the Business or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of TCCC, CCE, New CCE or the Business or the ability of TCCC, CCE, New CCE or the Business to pay its obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of TCCC to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may have been available to TCCC. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to TCCC, as of the date of the opinion, of the consideration to be paid by TCCC pursuant to the Merger Agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the option of New CCE to acquire Coca-Cola Erfrischungsgetränke A.G. (which is referred to in this “Opinion of TCCC’s Financial Advisor” section as the German Entity) from TCCC, the sale by TCCC of the Norway and Sweden Companies to CCE, the non-competition undertakings, any obligation under Section 6.23 of the Merger Agreement, the Merger and Separation, the ancillary agreements, the provisions for indemnification, other provisions for obligations after the closing of the Merger, and the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of TCCC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of TCCC, CCE, the Business or class of such persons in connection with the Merger, whether relative to the consideration to be paid by TCCC pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of TCCC common stock would trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of TCCC in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 23, 2010, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis of CCE Common Stock. Goldman Sachs reviewed the historical trading prices for CCE common stock for the five-year period ended February 23, 2010. In addition, Goldman Sachs compared $19.27, the closing trading price per share of CCE common stock on February 23, 2010, with the high, median and low share prices during the periods ended February 23, 2010, as set forth below. This analysis was undertaken to assist TCCC’s board of directors in understanding how the value of the portion of the consideration comprised of cancelled CCE common stock compared to recent historical market prices of CCE common stock.

Period ended February 23, 2010	High	Median	Low
1 Month	$20.95	$20.17	$19.20
3 Months	$21.72	$20.36	$19.20
6 Months	$21.72	$20.51	$18.94
1 Year	$21.72	$19.43	$9.86
5 Years	$26.89	$20.43	$7.74

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for CCE and the Business to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the nonalcoholic beverage and bottling industry:

The Pepsi Bottling Group, Inc.;

PepsiAmericas, Inc.;

Coca-Cola FEMSA, S.A. de C.V.;

Coca-Cola Hellenic Bottling Company S.A.;

Coca-Cola Amatil Ltd.;

Coca-Cola Icecek A.S.; and

Coca-Cola Bottling Co. Consolidated.

Although none of the selected companies is directly comparable to CCE or the Business, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of CCE and the Business. The purpose of this analysis was to assist TCCC’s board of directors in understanding how enterprise values, or EVs, for companies in the nonalcoholic beverage and bottling industry compared with commonly used financial metrics, the extent to which the EV of the Business (calculated as described below) represented a premium or discount to the multiples represented by the enterprise values of these other companies, how the common stock of these companies had been trading relative to such metrics and the extent to which CCE common stock had been trading at a premium or discount to the multiples and ratios of these financial metrics represented by the trading prices of the stock of these other companies.

Goldman Sachs calculated and compared these various financial multiples and ratios based on publicly available financial data as of February 23, 2010 (except that the multiples and ratios for The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc. were calculated as of April 17, 2009, the last trading date prior to the announcement of the proposals by Pepsico, Inc. to merge with The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.), information it obtained from SEC or other public filings, IBES estimates and Wall Street research. With respect to CCE and the selected companies, Goldman Sachs calculated the following:

•

EV, which is the market value of common equity on a diluted basis (including outstanding warrants and options, restricted stock units and other equity compensation) plus the book value of total debt (including capital lease obligations), preferred equity and minority interest, less the value of equity investments, cash and cash equivalents per the latest publicly available financial statements, as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last twelve month period for which financial information was available, or LTM EBITDA; and

•	Price per share as a multiple of estimated earnings per share, or P/E, for calendar year 2010.

Goldman Sachs also calculated EV as a multiple of LTM EBITDA for the Business. Goldman Sachs calculated the EV of the Business by adding the market value of the CCE common stock held by TCCC, based on the closing trading price per share of CCE common stock on February 23, 2010, and the $8,880 million of debt to be assumed by TCCC in the merger and calculated LTM EBITDA based on historical financial data for the Business provided by CCE management, resulting in a multiple of 7.9x.

The results of these analyses are summarized as follows:

	EV/LTM EBITDA	P/E
Pepsi Bottling Group	6.4x	11.5x
PepsiAmericas, Inc.	6.8x	11.0x
Coca-Cola FEMSA, S.A. de C.V.	8.2x	15.9x
Coca-Cola Hellenic Bottling Company S.A.	8.7x	14.4x
Coca-Cola Amatil Ltd.	11.2x	16.7x
Coca-Cola Icecek A.S.	11.6x	17.7x
Coca-Cola Bottling Co. Consolidated	8.0x	13.7x
CCE	6.7x	10.9x
The Business	7.9x	—

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the nonalcoholic beverage and bottling industry since 2000 (in each case the acquiror is listed first and the target listed second, and the date of the announcement of the transaction is in parentheses):

PepsiCo, Inc./ The Pepsi Bottling Group, Inc. (April 2009);

PepsiCo, Inc./ PepsiAmericas, Inc. (April 2009);

Britvic plc/ C&C Group plc (May 2007);

Cadbury Schweppes Americas Beverages/ Dr. Pepper/Seven-Up Bottling Group (April 2006);

Coca-Cola FEMSA, S.A. de C.V./ Panamerican Beverages, Inc. (December 2002);

The Pepsi Bottling Group, Inc./ Pepsi-Gemex S.A. de C.V. (May 2002);

SABMiller plc/ BevCo Ltd. (November 2001);

CCE/ Hondo, Inc., Herbco Enterprises (April 2001); and

Whitman Corp./ PepsiAmericas, Inc. (August 2000).

While none of the companies that were acquired in the selected transactions are directly comparable to the Business, the companies that were acquired in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of the Business. Goldman Sachs used its professional judgment to determine which acquired companies had operations that, for purposes of this analysis, may be considered similar to certain operations of the Business. Among the factors that Goldman Sachs took into account were the geographic location of these operations and their principal focus on bottling refreshment beverages for licensed brands, as opposed to brands that they own.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, EV as a multiple of LTM EBITDA. As described above, Goldman Sachs calculated EV as a multiple of LTM EBITDA for the Business as 7.9x. Goldman Sachs performed this analysis for the purpose of assisting TCCC’s board of directors in understanding how the EV for these target companies in the nonalcoholic beverage and bottling industry compared with the commonly used financial metric of LTM EBITDA and the extent to which the EV of the Business (calculated as described above) represented a premium or discount to the multiples of LTM EBITDA represented by the EV of these other targets.

The results of these analyses are summarized as follows:

EV/LTM EBITDA
PepsiCo, Inc./ The Pepsi Bottling Group, Inc.	8.4x
PepsiCo, Inc./ PepsiAmericas, Inc.	8.6x
Britvic plc/ C&C Group plc	10.1x
Cadbury Schweppes Americas Beverages/ Dr. Pepper/Seven-Up Bottling Group	7.1x
Coca-Cola FEMSA, S.A. de C.V./ Panamerican Beverages, Inc.	8.2x
The Pepsi Bottling Group, Inc./ Pepsi-Gemex S.A. de C.V.	6.8x
SABMiller plc/ BevCo Ltd.	8.8x
CCE/ Hondo, Inc., Herbco Enterprises	10.6x
Whitman Corp./ PepsiAmericas, Inc.	11.8x
The Business	7.9x

Illustrative Discounted Cash Flow Analysis of the North American Business of CCE. Goldman Sachs performed an illustrative discounted cash flow analysis on the Business using the Forecasts, including the Synergies. Pursuant to the instructions from the management of TCCC, this analysis included the impact of items relating to the merger that resulted in a $1,205 million adjustment to the EV of the Business upon the closing of the Merger. These items consisted of a net tax benefit, an after-tax pension payment and an increase to the $8,880 million of assumed indebtedness to reflect its estimated market value. The purpose of this analysis was to assist TCCC’s board of directors in understanding how the EV of the Business might compare with an illustrative range of EVs based on the present value of future cash flows projected in the Forecasts.

Goldman Sachs calculated indications of net present value of free cash flows for the Business for the years 2010 through 2019, using discount rates ranging from 7.0% to 8.0%, reflecting estimates of the Business’ weighted average cost of capital, and perpetuity growth rates ranging from 1.00% to 2.00%. Goldman Sachs then discounted illustrative terminal values to January 1, 2010, utilizing the mid-year convention for both terminal values and net present value of free cash flows, and assuming that the merger closed on January 1, 2010. This analysis resulted in an illustrative range of implied EV of $11,467 million to $15,651 million. Goldman Sachs calculated the EV of the Business by adding the market value of the CCE common stock held by TCCC, based on the closing trading price per share of CCE common stock on February 23, 2010, and the $8,880 million of debt to be assumed by TCCC in the Merger to arrive at an EV of $12,136 million.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to TCCC, CCE or the Business or the contemplated Transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to TCCC’s board of directors as to the fairness from a financial point of view of the consideration to be paid by TCCC pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TCCC, CCE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be paid by TCCC pursuant to the Merger Agreement was determined through arms’-length negotiations between TCCC and CCE and was approved by TCCC’s board of directors. Goldman Sachs provided advice to TCCC during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to TCCC or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to TCCC’s board of directors was one of many factors taken into consideration by TCCC board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C-4.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, TCCC, CCE, New CCE and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to TCCC in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided and are providing certain investment banking and other financial services to TCCC and its affiliates, including having acted as co-manager with respect to a public offering of TCCC’s Investment Grade Bonds due November 2017 (aggregate principal amount $1,750,000,000) in October 2007; co-manager with respect to a public offering of TCCC’s Investment Grade Bonds due March 2019 (aggregate principal amount $1,350,000,000) in March 2009; co-manager with respect to a public offering of TCCC’s Investment Grade Bonds due March 2014 (aggregate principal amount $900,000,000) in March 2009; counterparty with respect to various derivative transactions entered into by TCCC from 2007 to 2008; and a participant in TCCC’s revolving credit facility in December 2009. During the two-year period ending February 24, 2010, the date on which Goldman Sachs rendered its fairness opinion, the investment banking division of Goldman Sachs received aggregate compensation from TCCC for investment banking services unrelated to the merger of approximately $1,000,000. Goldman Sachs also has provided certain investment banking and other financial services to CCE and its affiliates, including having acted as a participant in CCE’s revolving credit facility in January 2009. Goldman Sachs also may provide investment banking and other financial services to TCCC, CCE and their respective affiliates in the future for which it may receive compensation.

The board of directors of TCCC selected Goldman Sachs as its financial advisor because it is an internationally recognized investment-banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated December 17, 2008, TCCC engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Transaction. Pursuant to the terms of an amendment to this engagement letter dated February 25, 2010, TCCC has agreed to pay Goldman Sachs $12,500,000, $11,750,000 of which is payable upon consummation of the Merger. In addition, TCCC has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Accounting Treatment

New CCE’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from CCE’s consolidated financial statements using the historical results of operations, assets, and liabilities attributable to the legal entities that comprise New CCE. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Finance Company. All significant intercompany accounts and transactions between the legal entities that comprise New CCE have been eliminated. New CCE’s financial statements also include an allocation of certain corporate expenses related to services provided to New CCE by CCE. For additional information about the basis of presentation for New CCE’s financial statements, see the Combined Financial Statements of New CCE that are part of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger

General

TCCC and CCE have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement. These approvals include approvals under, or notices pursuant to, the HSR Act and the competition laws and regulations of the European Union and Canada. In using their reasonable best efforts to obtain the required regulatory approvals, TCCC and CCE must take all other actions necessary to avoid or eliminate each and every impediment under any law and offer to take all other actions and do all other things necessary, proper or advisable to consummate the transactions including taking all further action as reasonably may be necessary to resolve such objections that any governmental entity or any other person may assert under any law with respect to the transactions.

However, under the terms of the Merger Agreement, TCCC and its subsidiaries will not be required to take any action, including responding to and/or defending any court or administrative proceeding, proposing or making any divestiture or other undertaking or proposing or entering into any consent decree, or to take any action which TCCC reasonably determines could be adverse and material to the benefits expected to be derived by TCCC as a result of the Merger or be material to the business of TCCC and its subsidiaries or the North American businesses as conducted as of the date of the Merger Agreement or as contemplated to be conducted following the Merger. CCE has agreed not to take any of the actions described in this paragraph without the prior written consent of TCCC, provided that if TCCC fails to provide such consent after being requested to do so, CCE will not be liable for failing to take such action.

Each of TCCC’s, CCE’s and New CCE’s obligation to effect the Merger is subject to, among other things, the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act and other competition laws and any agreement between TCCC, CCE and any governmental authority not to consummate the Merger prior to a specific date. See “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other United States Antitrust Authorities

The transactions contemplated by the Merger Agreement are subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the Merger unless the parties notify the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ, in advance. The HSR Act further provides that a transaction notifiable under the HSR Act, such as the Merger, may not be completed until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification forms. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material, or Second Request, prior to the expiration of the waiting period, the parties cannot complete the transaction until the expiration of a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier. It is common practice for parties to agree to provide for additional time prior to completion of the transaction even after the expiration of the waiting period in order to provide additional time for governmental review of the transaction.

Pursuant to the Merger Agreement, TCCC shall have the right to lead and control, in its sole discretion, all discussions, submissions, negotiations and other communications with all Governmental Entities (as defined in the Merger Agreement) in connection with all waiting periods, authorizations or waivers required to consummate the transactions contemplated by the Merger Agreement.

On June 30, 2010, TCCC and CCE each filed its required HSR notification and report form with respect to the Merger, commencing the 30-day waiting period. TCCC withdrew its notification and report forms on July 30, 2010 and refiled them on August 2, 2010 in order to allow more time for the FTC to review the Merger. On August 24, 2010, TCCC announced that it had again withdrawn its notification and report forms to provide the FTC more time to review the Merger and would refile such forms on August 26, 2010. Similarly, CCE announced that it had voluntarily withdrawn its notification and report form with the FTC at the same time, and would refile on the same schedule. At any time before or after the Merger is completed, the FTC could take action under the antitrust laws in opposition to the Merger, including seeking to enjoin the Transaction or seeking divestiture of substantial assets of TCCC, CCE or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, and TCCC’s beliefs, CCE believes that the Merger will receive the necessary regulatory clearance. However, CCE can give no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, that TCCC and CCE will prevail.

In addition, the Merger may be reviewed by one or more of the attorneys general in the various states in which TCCC and CCE operate and certain private parties may seek to bring antitrust actions challenging the Merger. There can be no assurance that one or more state attorneys general or private parties will not attempt to file an antitrust action to challenge the Merger.

Foreign Antitrust Authorities

In addition to the antitrust regulatory clearances described above, filings with or consents from the European Commission and other governmental agencies in Canada are required prior to the completion of the Merger and the Norway-Sweden Acquisition, the completion of which is a condition to the obligations of the parties to complete the Merger.

A formal notification of the Norway-Sweden Acquisition under Form CO was submitted to the European Commission on April 13, 2010 pursuant to Council Regulation (EC) No. 139/2004 on the Control of Concentrations between Undertakings under the simplified procedure. On May 18, 2010, the European Commission notified CCE that it has decided not to oppose the notified operation and to declare it compatible with the internal market and with the EEA Agreement.

On June 30, 2010, TCCC and CCE each filed its required notification with the relevant competition authorities in Canada. TCCC withdrew its required notification with the relevant competition authorities in Canada on July 30, 2010 and refiled such notification on August 2, 2010.

Timing

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any state attorney general or any other governmental entity or any private party will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

CCE is not aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger and receipt of the Merger Consideration to holders of CCE stock. The statements with respect to matters of U.S. federal income tax law contained in this section are the opinion of Cahill Gordon & Reindel LLP, counsel to CCE and New CCE, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCCC.

This discussion addresses only those shareowners who hold their CCE stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular shareowners in light of their individual circumstances or to shareowners who are subject to special rules under U.S. federal income tax law, including, without limitation:

•	banks and other financial institutions;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies, real estate investment trusts, partnerships (or any other entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities;

•	investors in pass-through entities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	insurance companies;

•	dealers or traders in securities or foreign currencies;

•	persons who hold their stock as a hedge against currency risk or as part of a constructive sale, straddle, conversion transaction or other risk-reduction strategy; or

•	holders who acquired their stock on the exercise of employee stock options or otherwise as compensation.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only U.S. federal income tax consequences and does not address any other U.S. federal tax consequences or any state, local or foreign tax consequences.

HOLDERS OF CCE STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND RECEIPT OF THE MERGER CONSIDERATION, INCLUDING THE APPLICABILITY AND EFFECTS OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS ON THEIR PARTICULAR CIRCUMSTANCES.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CCE stock that is an individual U.S. citizen or resident (as determined for federal income tax purposes), a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in gross income for United States income tax purposes regardless of its source, or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has elected to be taxed as a “United States person.” The term “non-U.S. holder” means a beneficial owner of CCE stock that is an individual, corporation, trust or estate that is not a U.S. holder.

If a partnership holds shares of CCE stock, the tax treatment of a partner will generally depend on factors including the status and the activities of the partner and the partnership. A partner of a partnership holding shares of CCE stock should consult its tax advisor.

Private Letter Ruling and Opinions of Counsel

The Merger is conditioned on the continued validity of the private letter ruling received by CCE from the IRS, including rulings to the effect that (1) the External Split-Off will qualify under Section 355 of the Code as a tax-free transaction to CCE and, except to the extent of the cash received, to participating holders of CCE stock, and (2) the Internal Spin-Off will qualify under Section 355 of the Code as a tax-free transaction. The private letter ruling concluded that, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by CCE on the distribution of New CCE stock in the External Split-Off to holders of CCE stock;

•

no loss will be recognized by, and, except to the extent of cash received, no gain will be recognized by, and no amount will be included in the income of, holders of CCE stock on the receipt of New CCE stock and cash in the External Split-Off;

•

the tax basis of the shares of New CCE stock received by holders of CCE stock in the External Split-Off will equal the basis of their shares of CCE stock surrendered in the exchange, increased by the amount of gain (if any) recognized on the exchange and reduced by the amount of cash received;

•

the holding period of the New CCE stock received by holders of CCE stock in the External Split-Off will include the period during which such holders held their shares of CCE stock surrendered in the exchange; and

•	no gain will be recognized by, and no amount will be included in the income of, CCE on the distribution of Canadian Holdco stock in the Internal Spin-Off.

Although the private letter ruling relating to the qualification of the External Split-Off and Internal Spin-Off under Section 355 of the Code will generally be binding on the IRS, the continuing validity of the private letter ruling will be subject to the accuracy of factual representations and assumptions. Further, as part of the IRS’s general ruling policy, the private letter ruling does not represent a determination by the IRS that certain requirements which are necessary to obtain tax-free treatment under Section 355 of the Code have been satisfied. Rather, the private letter ruling is based upon representations by CCE and TCCC that these requirements have been satisfied. If any of the representations or assumptions on which the private letter ruling is based are incorrect or untrue in any material respect, or the facts on which the ruling is based are materially different from the facts at the time of the External Split-Off and Internal Spin-Off, the private letter ruling could be invalidated.

As a result of this IRS ruling policy, CCE and TCCC have made it a condition to the Merger that CCE and TCCC receive opinions from Cahill Gordon & Reindel LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, in each case dated the effective date of the Merger, as to the U.S. federal income tax consequences of the Merger, including to the effect that, except to the extent of the cash received, the External Split-Off and Internal Spin-Off will qualify as tax-free transactions under Section 355 of the Code. Opinions of counsel are not binding upon the IRS or the courts; the conclusions in the opinions of counsel pertaining to the External Split-Off and Internal Spin-Off could be challenged by the IRS and a court could sustain such a challenge. The opinions of counsel will be based upon the Code, Treasury Regulations, administrative rulings and court decisions, all as in effect as of the date on which the opinions are issued and all of which are subject to change, possibly with retroactive effect. In addition, the opinions of counsel will be based upon certain assumptions and factual representations made by, among others, officers of CCE and TCCC, as well as certain covenants made by, among others, CCE and TCCC. If any of those assumptions or factual representations is incorrect or untrue in any material respect, any of those covenants is not complied with, or the facts upon which the opinions are based are materially different from the facts at the time of the External Split-Off and Internal Spin-Off, the External Split-Off and Internal Spin-Off may not qualify for tax-free treatment.

If the External Split-Off does not qualify for tax-free treatment under Section 355 of the Code, CCE would recognize taxable gain in an amount equal to the excess of the fair market value of the New CCE stock held by it immediately before the External Split-Off over CCE’s tax basis in the New CCE stock. In addition, the exchange by the holders of CCE stock in the External Split-Off would be a taxable exchange, and each U.S. holder that participates in the External Split-Off would recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the shares of New CCE stock and cash received and (ii) the holder’s tax basis in CCE stock surrendered in the exchange. If the Internal Spin-Off does not qualify for tax-free treatment under Section 355 of the Code, CCE would have taxable income in an amount up to the fair market value of the Canadian Holdco stock.

Even if the External Split-Off and Internal Spin-Off otherwise qualify for tax-free treatment under Section 355 of the Code, the External Split-Off and Internal Spin-Off would result in a significant U.S. federal income tax liability to CCE (but not holders of CCE stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of CCE or New CCE as part of a plan or series of related transactions that includes the Merger. Current tax law generally creates a presumption that any acquisition of the stock of CCE or New CCE within two years before or after the Merger is part of a plan that includes the Merger, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. CCE does not expect that the Merger and Separation, by themselves, will cause Section 355(e) of the Code to apply to the External Split-Off and Internal Spin-Off and, in connection with its receipt of the private letter ruling from the IRS, has received certain rulings indicating that the External Split-Off and Internal Spin-Off will qualify for tax-free treatment to CCE under Section 361(c) of the Code. However, notwithstanding the opinions of counsel described above or the rulings that have been obtained in connection with the private letter ruling, CCE, New CCE, TCCC or any of their shareowners might cause or permit a prohibited change in the ownership of CCE or New CCE to occur, resulting in tax liability to CCE, which could have a material adverse effect on New CCE and its shareowners.

If the External Split-Off is determined to be taxable under Section 355(e) of the Code, CCE would recognize gain equal to the excess of the fair market value of the New CCE stock held by it immediately before the External Split-Off over CCE’s tax basis therein. In such case, Section 355(e) of the Code would have no effect on the tax treatment of holders of CCE stock.

Under the Tax Sharing Agreement, New CCE will be required to indemnify TCCC and its affiliates for any losses resulting from the failure of the External Split-Off or Internal Spin-Off to qualify for tax-free treatment described under Section 355 of the Code, except for (i) any losses due to the inaccuracy of certain representations or failure to comply with certain covenants by TCCC (applicable to actions or failures to act by CCE and its subsidiaries following the completion of the External Split-Off), and (ii) 50% of certain losses not due to the failure to comply with any obligation by any party to the Tax Sharing Agreement. For a more complete description of the Tax Sharing Agreement, please see “Merger Agreement—Ancillary Agreements—Tax Sharing Agreement.”

Tax Consequences to Participating U.S. Holders

If a U.S. holder participates in the External Split-Off, the U.S. holder will receive New CCE stock and cash in exchange for its shares of CCE stock. The U.S. holder will recognize gain (but not loss) with respect to each block of CCE stock exchanged for New CCE stock and cash equal to the lesser of (i) the amount of the cash received for the block, and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the New CCE stock received for the block over (b) the U.S. holder’s adjusted tax basis in the block. A “block” of shares generally consists of shares acquired in the same transaction for the same price per share. A U.S. holder will not be permitted to net a loss on a block of CCE stock against the gain recognized on another block.

The tax basis of each block of New CCE stock received in the External Split-Off will be equal to the tax basis of the block of CCE stock exchanged, reduced by the amount of cash received in the exchange and increased by any gain recognized (including any gain treated as a dividend income as described below) by the U.S. holder. The holding period of New CCE stock received in the External Split-Off will include the period during which the U.S. holder held the block of CCE stock exchanged.

Any gain recognized by a U.S. holder on the External Split-Off will generally be capital gain. Any such capital gain will be long-term capital gain if the U.S. holder has held the CCE stock for more than one year at the time of such exchange. Under current law, long-term capital gain of individuals and other noncorporate shareholders is generally subject to tax at a maximum rate of 15%.

However, if the receipt of cash has the effect of the distribution of a dividend, the U.S. holder will be treated as receiving dividend income to the extent of the lesser of (A) the amount of gain recognized by the U.S. holder (determined as described above) and (B) the U.S. holder’s ratable share of CCE’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. Any remaining gain recognized on the External Split-Off will be treated as capital gain as described above.

Whether the receipt of cash has the effect of the distribution of a dividend will depend on whether, and to what extent, the External Split-Off reduces the U.S. holder’s deemed percentage ownership in CCE. For purposes of this determination, a U.S. holder will be deemed to have retained the CCE stock exchanged for New CCE stock and to have redeemed CCE stock equal in value to the cash received. The gain recognized will be treated as capital gain if the deemed redemption is “substantially disproportionate,” “not essentially equivalent to a dividend” or results in a complete termination of interest with respect to the U.S. holder.

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of CCE stock if such U.S. holder experiences more than a 20% reduction in its interest in CCE as a result of the deemed redemption. The deemed redemption will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s percentage ownership of CCE stock. The IRS has indicated that a minority stockholder in a publicly traded corporation will experience a “meaningful reduction” if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. Therefore, any gain recognized by such a minority U. S. holder on the External Split-Off should be capital gain, except possibly if such minority U.S. holder acquires, actually or constructively, additional CCE or New CCE stock as part of a single integrated plan that includes the Merger.

In applying the foregoing tests, a U.S. holder will, under applicable constructive ownership rules, be deemed to own CCE stock that is owned by certain related persons or entities or with respect to which the U.S. holder owns options, in addition to the CCE stock actually owned by that U.S. holder. Acquisitions or dispositions of stock by a U.S. holder (including acquisitions or dispositions of stock constructively owned) in connection with the Merger may be deemed to be part of a single integrated plan that includes the Merger, and, if so, may be taken into account in determining whether any of these tests is satisfied. Because the application of these tests may be complex, U.S. holders should consult their tax advisors regarding the possibility that all or a portion of the cash received in exchange for CCE stock will be treated as dividend income.

Any dividend income of an individual or other noncorporate U.S. holder will generally be subject to U.S. federal income tax at a maximum rate of 15%, provided certain holding period requirements are met. A corporate U.S. holder may, to the extent that any amount received by it is treated as dividend income, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder that is treated as a dividend income may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code, in which case such corporate U.S. holder may be required to reduce its adjusted tax basis in the New CCE stock by the amount of the dividends-received deduction resulting from such “extraordinary dividend.” U.S. holders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Reporting Requirements

If a U.S. holder receives New CCE stock as a result of the External Split-Off, such U.S. holder will be required to retain records pertaining to the External Split-Off. In addition, if a U.S. holder receives New CCE stock in the External Split-Off and, immediately before the External Split-Off, owned 5% or more, by vote or value, of CCE’s outstanding stock, the U.S. holder will be required to file a statement with its United States federal income tax return for the year in which the External Split-Off takes place setting forth certain facts relating to the External Split-Off, including:

•	the cost or other basis of the U.S. holder’s shares of CCE stock transferred in the External Split-Off; and

•	the fair market value of the New CCE stock and the amount of cash the U.S. holder receives in the External Split-Off.

Tax Consequences to U.S. Holders Exercising Appraisal Rights

A U.S. holder who exercises appraisal rights generally will be treated as having sold its CCE stock for cash and will recognize gain or loss with respect to each block of CCE stock equal to the difference between the cash received for the block and its adjusted tax basis in the block. Any recognized gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the block of CCE stock for more than one year at the time of the Merger.

Non-U.S. Holders—U.S. Federal Income Tax Withholding

Payments of cash pursuant to the Merger to a non-U.S. holder (or the non-U.S. holder’s agent) will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because the payments are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the payments are generally attributable to a United States permanent establishment maintained by the non-U.S. holder). In order to claim a reduction of or an exemption from withholding tax, a non-U.S. holder must provide a validly completed and executed IRS Form W–8BEN (with respect to income tax treaty benefits) or IRS Form W8–ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming the reduction or exemption before the payment is made. A non-U.S. holder that qualifies for an exemption from withholding by delivering IRS Form W–8ECI generally will be subject to U.S. federal income tax on income derived from the exchange of CCE stock pursuant to the Merger at the rates applicable to U.S. holders. Additionally, in the case of a corporate non-U.S. holder, the income from the exchange may be subject to branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). Exchanging non-U.S. holders can obtain the applicable IRS forms from the IRS website at http://www.irs.gov.

A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if the holder meets the “substantially disproportionate,” “not essentially equivalent to a dividend,” or complete termination test described in “Tax Consequences to Participating U.S. Holders” or (ii) if the holder is otherwise able to establish that no tax or a reduced amount of tax is due. Non-U.S. holders are urged to consult their tax advisors regarding the particular tax consequences to them of the Merger, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with cash payments from a disposition of CCE stock pursuant to the Merger. Backup withholding at a rate of 28% may apply to cash included in the Merger Consideration, unless the holder furnishes a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Appraisal Rights

In connection with the Merger, record holders of CCE common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Merger is completed. Under Section 262 of the DGCL, as a result of completion of the Merger, holders of shares of CCE common stock with respect to which appraisal rights are properly exercised and perfected and not withdrawn or lost are entitled, in lieu of receiving the Merger Consideration, to have the “fair value” of their shares at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. CCE is required to send a notice to that effect to each shareowner not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following discussion is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex D to this proxy statement/prospectus. Shareowners intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of those rights.

A shareowner who desires to exercise appraisal rights must (a) not vote in favor of or otherwise consent to the proposal to adopt the Merger Agreement and (b) deliver a written demand for appraisal of the shareowner’s shares to the Secretary of CCE before the vote on the Merger Agreement at the special meeting.

A demand for appraisal must be executed by or for the shareowner of record, fully and correctly, as the shareowner’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary in such capacity. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a shareowner of record; however, the agent must identify the record owner and expressly disclose that, in making the demand, the agent is acting as agent for the record owner. In addition, the shareowner must continuously hold the shares of record from the date of making the demand through the effective time of the Merger.

A record owner, such as a broker who holds shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the proposal to adopt the Merger Agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who holds such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The shareowner should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform CCE of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Shareowners of record who elect to demand appraisal of their shares must mail or deliver their written demand to:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

Attention: William Plybon, Secretary

The written demand for appraisal should specify the shareowner’s name and mailing address, the number of shares owned and that the shareowner is demanding appraisal of his, her or its shares. The written demand must be received by CCE prior to the vote on the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the shareowner must not vote its shares of common stock in favor of the proposal to adopt the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, a shareowner who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement.

Within 120 days after the effective time of the Merger, any shareowner who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request the statement described in this paragraph.

Within 10 days after the effective time of the Merger, the surviving corporation must notify each shareowner of each constituent corporation who has complied with Section 262 and has not voted in favor of or consented to the Merger that the Merger has become effective. Within 120 days after the effective time of the Merger, either the surviving corporation in the Merger or any shareowner who has timely and properly demanded appraisal of such shareowner’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all shareowners who have properly demanded appraisal. If a petition for an appraisal is timely filed by a shareowner and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareowners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such shareowners as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those shareowners who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the shareowners who demanded payment for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any shareowner fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such shareowner.

After determination of the shareowners entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares owned by those shareowners, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Shareowners considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the Merger Consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a shareowner seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such shareowner in connection with the appraisal proceeding, including, but not limited to, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

Any shareowner who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote his, her or its shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of a date prior to the effective time of the Merger).

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the Merger, any shareowner who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such shareowner’s demand for appraisal. After this period, the shareowner may withdraw such shareowner’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, shareowners’ rights to appraisal shall cease. Inasmuch as the parties to the Merger Agreement have no obligation to file such a petition, and have no present intention to do so, any shareowner who desires that such petition be filed is advised to file it on a timely basis. If any shareowner who demands appraisal of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the stock of such shareowner will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any shareowners without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to carefully review Annex D and consult a legal advisor before attempting to exercise your appraisal rights.

Certain Litigation Matters

Following the public announcement of the execution of the Merger Agreement on February 25, 2010, various putative stockholder class action complaints were filed against TCCC, CCE, New CCE, Merger Sub and the individual members of the CCE Board in the Superior Court of Fulton County, Georgia and in the Court of Chancery of the State of Delaware.

Georgia Superior Court Litigation

On February 25, 2010, March 8, 2010 and March 10, 2010, three putative shareholder class actions complaints were filed in the Superior Court of Fulton County, Georgia on behalf of all shareholders of CCE (other than defendants) challenging the proposed Merger. Named as defendants were TCCC, CCE and individual members of the CCE Board. On March 25, 2010 and April 9, 2010, the Georgia Superior Court entered orders consolidating all pending Georgia actions under the caption In re The Coca-Cola Shareholders Litigation (C.A. No. 2010-cv-182035), appointing co-lead plaintiffs’ counsel and providing for the filing of a Consolidated Complaint and the initiation of discovery and other pretrial proceedings. On May 17, 2010, the consolidated action was transferred to the Business Case Division of the Fulton County Superior Court.

On June 3, 2010, plaintiffs filed a Consolidated Amended Complaint. Named as defendants are TCCC, New CCE, Merger Sub and the individual members of the CCE Board. It replaces the complaints in the individual underlying actions, and, among other things, alleges that by virtue of TCCC’s stock ownership and business dealings with CCE, TCCC controls and dominates CCE and therefore owes CCE a duty of entire fairness and a duty not to misuse its control of CCE for its own ends, which TCCC breached because, among other things, the proposed Merger is unfair as to price and process. Plaintiffs further allege that the CCE directors have violated their fiduciary duties of care, loyalty, candor and good faith by pursuing the proposed Merger, which is not entirely fair to CCE shareholders, because, among other things, the May 25, 2010 Form S-4 Registration Statement filed with the SEC fails to provide shareholders with the material information relevant to determine the fairness of the proposed Merger and evidences the CCE directors’ failure to appropriately consider the proposed Merger. Plaintiffs seek judicial declarations: (i) declaring the action is properly maintainable as a class action; (ii) preliminarily and permanently enjoining defendants from effectuating the proposed Merger; (iii) declaring the proposed Merger void and ordering rescission if it has been consummated; (iv) requiring disgorgement and imposing a constructive trust on all property and profits defendants receive as a result of their wrongful conduct; (v) awarding damages, including rescissory damages, against all defendants, jointly and severally, together with interest thereon; (vi) awarding reasonable fees, together with expenses, to plaintiffs’ counsel; and (vii) granting such other relief as the court deems just and proper.

On July 6, 2010, defendants filed answers and defenses to the Consolidated Amended Complaint, motions to dismiss the Consolidated Amended Complaint and motions to stay the proceedings; and plaintiffs filed a motion for class certification. On July 30, 2010, plaintiffs filed oppositions to defendants’ motions to dismiss and motions to stay the proceedings.

Delaware Court of Chancery Litigation

On March 1, 2010, March 3, 2010, March 8, 2010 and March 10, 2010, five putative shareholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of all shareholders of CCE (other than defendants) challenging the proposed Merger. Named as defendants were TCCC, CCE and individual members of the CCE Board. On March 16, 2010, the Court of Chancery entered an order consolidating all pending Delaware actions under the caption In re Coca-Cola Enterprises, Inc. Shareholders Litigation (Consolidated C.A. No. 5291-VCN), appointing co-lead plaintiffs’ counsel and providing for the filing of a Verified Consolidated Complaint. A Verified Consolidated Complaint replacing the complaints in the individual underlying actions was filed on March 31, 2010 and the defendants filed answers as follows: TCCC filed an answer on April 15, 2010, CCE and John F. Brock filed an answer on April 19, 2010 and the other members of the CCE Board filed answers on May 4, 2010.

On June 25, 2010, plaintiffs filed an Amended Verified Consolidated Complaint under seal. Thereafter a publicly-available redacted version was filed on July 6, 2010. It replaces the Verified Consolidated Complaint, and, among other things, alleges that the proposed Merger arises out of an unlawful plan and scheme for TCCC to acquire CCE’s entire North American bottling business for grossly inadequate consideration and in breach of the defendants’ fiduciary duties. In the furtherance of this scheme, plaintiffs allege that defendants have worked together to structure a complex transaction that is designed to implement TCCC’s strategic plan to purposefully obscure the real value of the deal from CCE’s public shareholders. Additionally, plaintiffs allege that defendants have compounded the proposed Merger’s unfairness through inadequate and deficient disclosures and as a result cannot withstand entire fairness review. As against the CCE directors, plaintiffs allege that they have failed in their fiduciary duties by approving the proposed Merger, which puts the interests of TCCC ahead of CCE’s public shareholders and unfairly deprives plaintiffs of the true value of their investment in CCE. Plaintiffs also claim that the CCE directors failed to: (a) fully inform themselves of the market value of CCE before entering the agreement; (b) act in the best interests of the public shareholders of CCE common stock; (c) maximize shareholder value; (d) obtain the best financial and other terms when CCE’s independent existence will be materially altered by the agreement; (e) adequately disclose the material terms of the proposed Merger to shareholders; and/or (f) otherwise act in accordance with their duties of good faith, due care, candor and loyalty. As a result, plaintiffs claim that they and other members of the class have been and will be damaged. As against TCCC and CCE, plaintiffs allege that they aided and abetted the CCE directors’ breaches of fiduciary duties by, among other things, rendering substantial assistance to the CCE directors in their breach of those duties. As a result, plaintiffs claim that they and other members of the class have been and will be damaged in that they have been and will be prevented from casting an informed vote or obtaining a fair price for their shares. Finally, as against TCCC, plaintiffs allege that by virtue of TCCC’s 34 percent equity stake in CCE, seats on the CCE Board and various other agreements empowering TCCC to dictate CCE’s operations, TCCC dominates and controls CCE’s business and affairs, and therefore owes CCE fiduciary duties of good faith, due care, candor, loyalty and independence, which TCCC breached because, among other things, the proposed Merger puts the interests of TCCC ahead of the interest of CCE’s public shareholders and unfairly deprives plaintiffs of the true value of their investment in CCE. Plaintiffs also claim that TCCC failed to: (a) fully inform themselves of the market value of CCE before entering the agreement; (b) act in the best interests of the public shareholders of CCE common stock; (c) maximize shareholder value; (d) obtain the best financial and other terms when CCE’s independent existence will be materially altered by the agreement; (e) adequately disclose the material terms of the proposed Merger to shareholders; and/or (f) otherwise act in accordance with TCCC’s duties of good faith, due care, candor, loyalty and independence. As a result, plaintiffs claim that they and other members of the class have been and will be damaged. Plaintiffs seek judicial declarations: (i) declaring that this action is properly maintained as a class action; (ii) declaring and decreeing that any sale of the assets of CCE to TCCC entered into in breach of the fiduciary duties of the defendants or in violation of Section 271 of the DGCL is unlawful and unenforceable, and ordering rescission if those transactions are consummated; (iii) directing defendants to account for all damages, including rescissory damages, caused by them and all profits and special benefits and unjust enrichment they have obtained as a result of their unlawful conduct and for the court to impose a constructive trust thereon; (iv) granting extraordinary equitable and/or injunctive relief as permitted by law, equity, and statutory provisions to prevent the proposed Merger from being consummated; (v) awarding to plaintiffs the costs and disbursements of the action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs and expenses; and (vi) granting other relief as the court deems just and proper.

On July 12, 2010 and July 15, 2010, TCCC, and CCE and members of the CCE Board, respectively filed answers to the Amended Verified Consolidated Complaint; and on July 29, 2010, TCCC filed a Motion for Judgment on the Pleadings. Discovery continues to be ongoing.

Pursuant to the Merger Agreement, TCCC and CCE will equally share the expense of all judgments, settlement costs and any other costs associated with litigation by shareowners arising from the proposed Merger. Legal fees and expenses incurred in a shareowner action in connection with the Merger by either TCCC or CCE where the other party is not a named party will be paid entirely by the named party in such action. CCE does not expect the costs arising from the pending class action complaints to have a material impact on the results of operations and cash flows of New CCE.

Financing of the Merger

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration using a combination of existing cash, payments received from TCCC upon the effective time of the Merger, and debt financing obtained in either the public or private markets. The expected total amount of funds to be used in the

Transaction is approximately $4.2 billion, consisting of approximately $3.3 billion in Cash Consideration, $822 million for the Norway-Sweden Acquisition and $100 million of expenses. The expected amount of debt financing needed is $1.9 billion (the estimate is based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). New CCE expects to have financing in place at the end of the third quarter of 2010. See “Unaudited Pro Forma Condensed Financial Information of New CCE.” Neither CCE nor New CCE is obligated to close the Transaction if financing cannot be obtained by New CCE because there has been a material adverse change or disruption in the financial, banking or capital markets generally, which has rendered debt financing generally unavailable to companies similarly situated to New CCE, and CCE and New CCE have used their best efforts to permit New CCE to obtain such financing; provided that under these circumstances, TCCC has the right to provide the required financing on commercially reasonable terms. TCCC is not obligated to complete the Merger if CCE does not have sufficient cash to pay the Cash Consideration at the effective time of the Merger.

Fees and Expenses Relating to the Merger

Fees and expenses incurred or expected to be incurred by CCE in connection with the Merger are estimated as of the date of this proxy statement/prospectus to be as follows (in millions):

Type of Fee	Amount
Filing fees	$1
Financial advisors’ fees	53
Accounting and consulting fees and expenses	8
Legal, printing, and miscellaneous fees and expenses	10
Integration and transition expenses	21
Financing cost and related expenses	7

Total	$100

Subject to the termination fees payable under certain circumstances, the Merger Agreement provides that each TCCC and CCE will generally pay its own costs and expenses in connection with the Merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the special meeting. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus. Unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we” or “us” refer to CCE and New CCE prior to the completion of the Merger and to New CCE thereafter.

Q:	When and where is the special meeting?

A:	The special meeting of shareowners of CCE will take place on October 1, 2010, at 8:30 a.m., Eastern Time, at Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia, 30339.

Q:	What will happen in the Merger?

A:	Upon completion of the Merger, TCCC will own CCE, which will include CCE’s North American business, and New CCE will own what are presently CCE’s European operations, Canadian financing company and a related portion of CCE’s corporate segment. To effect the Merger, the Merger Agreement provides that Merger Sub will merge with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. The Merger Agreement provides for the Separation of CCE’s businesses of marketing, producing and distributing nonalcoholic beverages outside of North America (consisting of the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands), and transfer of those businesses to New CCE immediately prior to the Merger.

Q:	What is the purpose of this special meeting?

A:	The purpose of the special meeting is to obtain the votes necessary to consummate the Merger. At the special meeting, shareowners of CCE will be asked (1) to consider and vote upon a proposal to adopt the Merger Agreement among CCE, New CCE, TCCC and Merger Sub, under which, at the effective time of the Merger, each outstanding share of CCE common stock not held by TCCC or any of its subsidiaries, or with respect to which appraisal rights have not been properly exercised and perfected under the DGCL, will be converted into the right to receive the Merger Consideration; and (2) to transact any other business that may properly come before the special meeting or any adjournments or postponements of that meeting.

Q:	What will I receive in the Merger?

A:	As a result of the Merger, each outstanding share of CCE common stock, other than any (i) shares held by TCCC or any of its subsidiaries, shares held by certain related entities of CCE engaged in CCE’s North American business or that are held by CCE as treasury stock immediately prior to the effective time of the Merger (which are referred to herein as cancelled shares) and (ii) shares of CCE common stock (which together with the cancelled shares, are referred to herein as the Excluded Shares) that are owned by shareowners who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive the Stock Consideration of 1.000 share of New CCE common stock and Cash Consideration of $10.00. Upon such conversion, each such share of CCE common stock will be cancelled and each holder of shares of CCE common stock, other than any Excluded Shares, immediately prior to the effective time of the Merger will thereafter cease to have any rights with respect to such CCE common stock except the right to receive the Merger Consideration. In no case will CCE retain any shares of New CCE common stock following the effective time of the Merger.

Q:	What is New CCE and what will its business be following the Merger?

A:	New CCE is a new company that, upon completion of the transactions contemplated by the Merger Agreement, will own what are presently CCE’s European operations, which includes CCE’s businesses of marketing, producing and distributing nonalcoholic beverages in Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands, CCE’s Canadian financing company and a related portion of CCE’s corporate segment. Concurrently with the Merger, New CCE will acquire TCCC’s bottling operations in Norway and Sweden.

Q:	Who will be the senior officers and directors of New CCE following the Merger?

A:	The senior officers of New CCE following the Merger will be John F. Brock, Chairman and Chief Executive Officer, William W. Douglas III, Executive Vice President and Chief Financial Officer, John R. Parker, Jr., Senior Vice President, General Counsel and Strategic Initiatives, Pamela O. Kimmet, Senior Vice President, Human Resources, Esat Sezer, Senior Vice President and Chief Information Officer, Hubert Patricot, Executive Vice President, President of the European Group, and other members of the current CCE corporate management team. In addition, the current directors of CCE, other than Mr. Finan who is an employee of TCCC, will comprise the board of directors of New CCE (referred to herein as the New CCE Board).

Q:	Where will New CCE stock be traded following the Merger?

A:	New CCE will apply to list the stock of New CCE on the New York Stock Exchange under the symbol “CCE.” There is currently no trading market for New CCE stock and the stock will not be listed for trading until the closing of the Merger.

Q:	Do any of CCE’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareowner?

A:	Yes. In considering the recommendation of the CCE Board with respect to the Merger Agreement, you should be aware that CCE’s directors and executive officers, including individuals who participated in meetings of the CCE Board regarding the Merger Agreement and the Merger, have interests in the Merger that are different from, or in addition to, the interests of CCE’s shareowners generally. See the section entitled “Interests of Certain Persons in the Merger” of this proxy statement/prospectus.

Q:	What effects will the Merger have on CCE?

A:	Upon consummation of the Merger, the common stock of CCE will cease to be publicly traded, and CCE will be wholly owned by TCCC. Following consummation of the Merger, you will no longer have any interest in CCE’s future earnings or growth, if any. Following consummation of the Merger, the registration of CCE common stock and CCE’s reporting obligations with respect to its common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the Merger, shares of CCE common stock will no longer be listed on the New York Stock Exchange, or any other stock exchange or quotation system.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not consummated, CCE will continue to operate as it does now, its business will not be separated and shareowners will not receive any consideration for their shares. CCE will remain a public company, and its common stock will continue to be listed and traded on the New York Stock Exchange. If the Merger Agreement is terminated, under specified circumstances, CCE may be required to pay TCCC a termination payment, or TCCC may be required to reimburse certain of CCE’s expenses related to the Merger. See the section entitled “The Merger Agreement—Termination Payments” of this proxy statement/prospectus.

Q:	How will TCCC and its subsidiaries vote the shares of CCE common stock that they own?

A:	TCCC has agreed to vote or cause to be voted all shares of CCE common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the Merger Agreement at the special meeting. TCCC owned as of the record date, directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 33% of CCE’s outstanding common stock.

Q:	What shareowner vote is necessary to approve the Merger?

A:

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least (i) 66 2/3% of the outstanding shares of CCE common stock, and (ii) a majority of all outstanding shares of CCE common stock, excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers.

Q:	Does the CCE Board recommend that shareowners approve the Merger?

A:	Yes. The CCE Board and the Affiliated Transaction Committee of the CCE Board have, in each case, determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CCE’s unaffiliated shareowners and the CCE Board has resolved to recommend the adoption of the Merger Agreement to CCE’s shareowners.

Q:	How do proxies work?

A:	The CCE Board is asking for your proxy. This means you authorize persons selected by CCE to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Q:	Who may vote?

A:	Common stock shareowners of CCE whose shares are recorded directly in their names in CCE’s stock register (referred to herein as shareowners of record) at the close of business on August 24, 2010 may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of CCE’s common stock in “street name,” that is, through an account with a bank, broker or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.

Q:	How do I vote?

A:	If you meet the above qualification, you may vote in one of the following four ways:

By the Internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the proxy materials that are sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on September 30, 2010.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the proxy materials that are sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on September 30, 2010.

By mail

If you are a shareowner of record, you can vote by marking, dating and signing your enclosed proxy card exactly as your name appears on the card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting by the Internet or by telephone.

At the special meeting

Whether you are a shareowner of record or a street name holder, you may vote your shares at the special meeting if you attend in person. See “May I attend the special meeting in person?” below. Even if you plan to attend the special meeting, CCE encourages you to vote over the Internet or by telephone prior to the meeting. It is fast and convenient, and it saves CCE significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Q:	How do I revoke my proxy?

A:	You may revoke your proxy before it is voted at the meeting by:

•	submitting a later vote by Internet or telephone;

•	submitting, prior to the date of the special meeting, a duly executed proxy with a later date;

•	sending the Secretary of CCE a written notice revoking the proxy prior to the date of the special meeting at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040;

•	attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker, bank or other nominee to vote your shares, following the directions received from your broker, bank or other nominee

Q:	How will a quorum be determined?

A:	The holders of a majority of shares of CCE’s common stock outstanding on August 24, 2010, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting.

As of the record date, 506,009,881 shares of CCE’s common stock were outstanding and entitled to vote. Each share has one vote. The proxy materials that are sent to you will show the number of shares that you are entitled to vote.

“Abstentions” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. An “abstention” represents an affirmative choice to decline to vote on a proposal. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because (1) the holder of record has not received voting instructions on the proposal from the beneficial owner, and (2) the subject matter of the proposal is one upon which such record holders are not permitted under New York Stock Exchange rules to vote uninstructed shares in their discretion, as discussed below. The proposals being voted on at the Special Meeting are proposals on which discretionary voting is not permitted.

Q:	What is the effect of abstentions and broker non-votes?

A:	Under Delaware law (under which CCE is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as votes against the proposal to adopt the Merger Agreement.

Broker non-votes are not treated as votes cast under Delaware law and therefore will have no effect on the outcome of the votes on the approval of any matters other than the Merger that may come before the special meeting. Broker non-votes are, however, treated as shares entitled to vote on a proposal, so they will count for purposes of determining whether the total votes cast constitute the required percentage of the shares of common stock entitled to vote on the proposal to adopt the Merger Agreement. Therefore, broker non-votes have the same effect as votes against the proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to adopt the Merger Agreement. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against approval of the proposal to adopt the Merger Agreement.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or the Internet) to ensure that all of your shares are voted.

Q:	Will I be allowed to vote shares allocated to my account in CCE’s 401(k) plans and shares held in my stock purchase plan account?

A:	Yes. If you are a current or former CCE employee with shares allocated to your accounts under any of the following benefit plans, you will receive information explaining the procedures by which you can vote the shares allocated to your account. The benefit plans are:

Coca-Cola Enterprises Employee Stock Purchase Plan;

Coca-Cola Bottling Company Employee Savings and Investment Plan (for Canadian employees);

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan;

Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan;

Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England;

Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees;

Lansing Matched Employees Savings and Investment Plan;

Great Lakes Canning 401(k) Plan for Union Employees;

Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan;

Central States Coca-Cola Bottling Company Bargaining Savings Plan; and

Coca-Cola Enterprises Ltd. UK Employee Share Plan.

If you do not give voting instructions in respect of the approval of the adoption of the Merger Agreement to the plan administrator by mailing your proxy card or voting by telephone or by the Internet, the administrator will vote shares allocated to your accounts under the plans in the same proportion as shares held in that plan for which voting instructions were timely received. To allow sufficient time for voting by the administrator, your vote must be received by the administrator prior to the shareholder meeting. You will receive an explanation of the voting procedures and the specific date by which your vote must be received by the administrator.

If you hold CCE restricted stock, you will be entitled to vote those shares in the same manner as any other shareowner. However, if you hold CCE stock options or restricted stock units, you will not be entitled to vote any CCE shares related to those awards because you are not an actual shareowner with respect to those awards.

Q:	When do you expect to complete the Merger?

A:	As of the date of this proxy statement/prospectus, the Merger is expected to be completed in the fourth quarter of 2010. However, no assurance can be provided as to when or if the Merger will occur. The required votes of CCE’s shareowners to adopt the Merger Agreement at the special meeting, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the Merger Agreement must be satisfied or, to the extent permissible, waived.

Q:	Is completion of the Merger subject to any conditions?

A:

Yes. The Merger is subject to conditions, including, among other things: receipt of the affirmative vote of holders of at least 66 2/3% of the outstanding shares of CCE common stock, and at least a majority of all outstanding shares of CCE common stock, excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers, the absence of legal prohibitions and the receipt of requisite regulatory approvals, the absence of pending actions by any governmental entity that would prevent the consummation of the Transaction, the continuing validity of the private letter ruling received from the IRS, the consummation of the Norway-Sweden Acquisition substantially concurrently with the consummation of the Merger and there being no material adverse effect (as defined in the Merger Agreement) on the North American business. The consummation of the Norway-Sweden Acquisition is subject to substantially the same conditions as those in the Merger Agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, record holders of CCE common stock who do not vote in favor of the proposal to adopt the Merger Agreement will be entitled to seek appraisal rights in connection with the Merger, and if the Merger is completed, obtain payment in cash equal to the fair value of their shares of CCE common stock as determined by the Court of Chancery of the State of Delaware, instead of the Merger Consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Q:	What do I need to do now?

A:	After you have carefully read and considered the information presented in this proxy statement/prospectus, you may vote by mail, by telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting.

Q:	Who can I call with questions about the special meeting or the Merger or to obtain additional information about CCE?

A:	You may contact CCE’s proxy solicitor, MacKenzie Partners Inc., at (800) 322-2885 (from the United States or Canada) (banks and brokerage firms call toll-free (212) 929-5500).

Q:	May I attend the special meeting in person?

A:	Yes, you may if you are a shareowner as of the record date and you bring with you the proper documentation.

If you are a shareowner of record, you will need to bring with you to the meeting the proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.

If you own shares held in street name, bring with you to the meeting either the voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker or other record holder indicating that you beneficially owned shares of CCE’s common stock on August 24, 2010. CCE can use that to verify your beneficial ownership of common stock and admit you to the meeting. You also will need to bring to the meeting a legal proxy from your bank, broker or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting.

Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices and large bags, briefcases and packages will not be allowed in the meeting room.

Q:	Is the Merger expected to be taxable to me?

A:	The exchange of a block of shares of CCE stock for New CCE stock and cash by a U.S. holder (as defined in “Special Factors—Material United States Federal Income Tax Consequences”) pursuant to the Merger generally will result in recognition of gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of cash received in the exchange and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the New CCE stock received in the exchange, over (b) the U.S. holder’s tax basis in the CCE stock exchanged. The cash that a non-U.S. holder (as defined in “Special Factors—Material United States Federal Income Tax Consequences”) receives generally will be subject to withholding of U.S. federal income tax at a rate of 30%, subject to reduction or exemption if specific requirements are met. Please see “Special Factors—Material United States Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under U.S. federal, state, local, foreign and other tax laws.

Q:	How is the meeting conducted?

A:	CCE intends to conduct the meeting in an orderly and timely manner. The chair of the meeting may rely upon the rules of conduct, applicable law and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Q:	Who is paying the costs of the proxy and proxy solicitation?

A:	CCE is paying the cost related to the preparation, printing and distribution of the proxy materials. Additionally, CCE reimburses banks, brokers, fiduciaries and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers. Some of CCE’s directors, officers or employees may also solicit shareowners by mail, email, facsimile, telephone or personal contact. None of these individual solicitors receive additional or special compensation for doing this.

Q:	What is householding and how does it affect me?

A:	The rules of the SEC permit CCE, under certain circumstances, to send a single set of the proxy materials and annual reports to any household at which two or more shareowners reside if CCE believes that they are members of the same family. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce CCE’s expenses.

In order to take advantage of this opportunity, CCE has delivered only one set of proxy materials to shareowners who share an address, unless CCE received contrary instructions from the affected shareowners prior to the mailing date. CCE will deliver a separate copy of any of the above-referenced documents, if requested, to any shareowner at a shared address to which a single copy of those documents was delivered. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareowners who share an address and are currently receiving multiple copies, can be made by shareowners of record by contacting the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040. Such requests by street name holders should be made through their bank, broker or other holder of record.

Q:	Are votes confidential? Who counts the votes?

A:	CCE will continue its long-standing practice of holding the votes of all shareowners in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to CCE on the proxy card or voting instruction form.

CCE will also retain an independent tabulator to receive and tabulate the votes and independent inspectors of election to certify the results. The independent tabulator is Broadridge Financial Solutions, Inc. and representatives of Broadridge will serve as inspectors of election.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration, including the $10.00 per share in cash to be received by CCE’s shareowners in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating the Merger and the proposal to adopt the Merger Agreement at the special meeting. You should also consider the various risk factors of CCE, as discussed in its annual report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly report on Form 10-Q for the quarterly period ended July 2, 2010 under “Risk Factors,” which is on file with the SEC.

Risks Relating to CCE’s Business

CCE is subject to the risks described in (i) Part I, Item 1A in CCE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 12, 2010 and (ii) Part II, Item 1A in CCE’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2010, filed with the SEC on July 28, 2010, in each case, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Relating to New CCE’s Business

Following completion of the Merger, New CCE will be subject to the following risks:

New CCE’s business success, including financial results, depends upon New CCE’s relationship with TCCC.

Under the express terms of New CCE’s product licensing agreements with TCCC:

•

New CCE purchases its entire requirement of concentrates and syrups for Coca-Cola Trademark Beverages (sparkling beverages bearing the trademark “Coca-Cola” or the “Coke” brand name) and Allied Beverages (beverages of TCCC or its subsidiaries that are sparkling beverages, but not Coca-Cola Trademark Beverages or energy drinks) from TCCC at prices, terms of payment, and other terms and conditions of supply determined from time to time by TCCC at its sole discretion.

•

There are no limits on the prices TCCC may charge New CCE for concentrate, except that on the closing date, the parties will enter into a 5-year incidence pricing arrangement that continues the existing pricing arrangement (which is referred to herein as the incidence pricing arrangement).

•

Much of the marketing and promotional support that New CCE receives from TCCC is at the discretion of TCCC. Programs currently in effect or under discussion contain requirements, or are subject to conditions, established by TCCC that New CCE may not achieve or satisfy. The terms of most of the marketing programs contain no express obligation for TCCC to participate in future programs or continue past levels of payments into the future.

•

New CCE’s product licensing agreements with TCCC state that they are for fixed terms, and most of them are renewable only at the discretion of TCCC at the conclusion of their current terms. A decision by TCCC not to renew a current fixed-term product licensing agreement at the end of its term could substantially and adversely affect New CCE’s financial results.

•	Under New CCE’s product licensing agreements with TCCC, New CCE must obtain approval from TCCC to acquire any bottler of Coca-Cola or to dispose of one or more of its Coca-Cola bottling territories.

•

New CCE is obligated to maintain sound financial capacity to perform its duties as is required and determined by TCCC at its sole discretion. These duties include, but are not limited to, making certain investments in marketing activities to stimulate the demand for products in New CCE’s territories and infrastructure improvements to ensure New CCE’s facilities and distribution network are capable of handling the demand for these beverages.

Disagreements with TCCC concerning other business issues may lead TCCC to act adversely to New CCE’s interests with respect to the relationships described above.

Following the completion of the Merger, TCCC will not have any equity ownership interest in New CCE. This could result in a negative market perception of New CCE’s relationship with TCCC and could negatively affect New CCE’s business dealings with TCCC.

Following the completion of the Merger, New CCE may be dependent on TCCC for certain transition services under the transition services agreement relating to business information services and certain financial and human resources services. The transition services agreement will continue for one year following the effective date of the Merger, provided that New CCE may extend services for a period of up to six additional months. If TCCC does not satisfactorily provide such services or if New CCE does not succeed in securing replacement services, it may materially adversely affect New CCE’s ability to succeed following the Merger.

New CCE may not be able to respond successfully to changes in the marketplace.

New CCE operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. New CCE’s response to continued and increased competitor and customer consolidations and marketplace competition may result in lower than expected net pricing of its products. New CCE’s ability to gain or maintain share of sales or gross margins may be limited by the actions of New CCE’s competitors, who may have lower costs and, thus, advantages in setting their prices.

New CCE’s sales can be adversely impacted by the health and stability of the general economy.

Unfavorable changes in general economic conditions, such as a recession or prolonged economic slowdown in the territories in which New CCE does business, may reduce the demand for certain products and otherwise adversely affect New CCE’s sales. For example, economic forces may cause consumers to purchase more private-label brands, which are generally sold at a price point lower than New CCE’s products, or to defer or forego purchases of beverage products altogether. Additionally, consumers that do purchase New CCE’s products may choose to shift away from purchasing higher-margin products and packages sold through immediate consumption and other more profitable channels. Adverse economic conditions could also increase the likelihood of customer delinquencies and bankruptcies, which would increase the risk of uncollectability of certain accounts. Each of these factors could adversely affect New CCE’s revenue, price realization, gross margins, and/or New CCE’s overall financial condition and operating results.

Concerns about health and wellness could further reduce the demand for some of New CCE’s products.

Health and wellness trends have resulted in an increased desire for more low-calorie soft drinks, water, enhanced water, isotonics, energy drinks, teas, and beverages with natural sweeteners. New CCE’s failure to provide any of these types of products could adversely affect New CCE’s business and financial results.

If New CCE, TCCC or other licensors and bottlers of products New CCE distributes are unable to maintain a positive brand image or if product liability claims or product recalls are brought against New CCE, TCCC, or other licensors and bottlers of products New CCE distributes, New CCE’s business, financial results, and brand image may be negatively affected.

New CCE’s success depends on its products having a positive brand image with customers and consumers. Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and cause customers and consumers to choose other products. New CCE may be liable if the consumption of its products causes injury or illness. New CCE may also be required to recall products if they become or are perceived to become contaminated or are damaged or mislabeled. A significant product liability or other product-related legal judgment against New CCE or a widespread recall of its products could negatively impact New CCE’s business, financial results, and brand image.

Additionally, adverse publicity surrounding obesity concerns, water usage, customer disputes, labor relations and the like could negatively affect New CCE’s overall reputation and its products’ acceptance by consumers, even when the publicity results from actions occurring outside New CCE’s territory or control. Similarly, if product quality-related issues arise from products not manufactured by CCE but imported into a New CCE territory, New CCE’s reputation and consumer goodwill could be damaged.

Changes in New CCE relationships with large customers may adversely impact New CCE’s financial results.

A significant amount of New CCE’s volume is sold through large retail chains, including supermarkets and wholesalers. These customers, at times, may seek to use their purchasing power to improve their profitability through lower prices, increased emphasis on generic and other private-label brands, and increased promotional programs. These factors, as well as others, could have a negative impact on the availability of New CCE’s products, as well as its profitability. In addition, at times, a customer may choose to temporarily stop selling certain of New CCE’s products as a result of a dispute New CCE may be having with that customer. A dispute with a large customer that chooses not to sell certain of New CCE’s products for a prolonged period of time may adversely affect New CCE’s sales volume and/or financial results.

New CCE’s business is vulnerable to products being imported from outside its territories, which adversely affects New CCE’s sales.

New CCE’s territories, particularly Great Britain, are susceptible to the import of products manufactured by bottlers from countries outside New CCE’s territories where prices and costs are lower. During 2009, the gross profit of New CCE’s business was negatively impacted by approximately $20 million to $30 million due to imported products. In the case of such imports from members of the European Economic Area (referred to herein as the EEA), New CCE is generally prohibited from taking actions to stop such imports.

Increases in costs or limitation of supplies of raw materials could hurt New CCE’s financial results.

If there are increases in the costs of raw materials, ingredients, or packaging materials, such as aluminum, steel, sugar, PET (plastic), fuel, or other cost items, and New CCE is unable to pass the increased costs on to its customers in the form of higher prices, New CCE’s financial results could be adversely affected. New CCE uses supplier pricing agreements and, at times, derivative financial instruments to manage the volatility and market risk with respect to certain commodities. Generally, these hedging instruments establish the purchase price for these commodities in advance of the time of delivery. As such, it is possible that these hedging instruments may lock New CCE into prices that are ultimately greater than the actual market price at the time of delivery.

Due to the increased volatility in commodity prices and tightness of the capital and credit markets, certain of New CCE’s suppliers have restricted New CCE’s ability to hedge prices through supplier agreements. As a result, New CCE has expanded, and expects to continue to expand, its non-designated hedging programs, which could expose New CCE to additional earnings volatility with respect to the purchase of these commodities.

If suppliers of raw materials, ingredients, packaging materials, or other cost items are affected by strikes, weather conditions, abnormally high demand, governmental controls, national emergencies, natural disasters, insolvency, or other events, and New CCE is unable to obtain the materials from an alternate source, New CCE’s cost of sales, revenues, and ability to manufacture and distribute product could be adversely affected.

Miscalculation of New CCE’s need for infrastructure investment could impact its financial results.

Projected requirements of New CCE’s infrastructure investments, including cold drink equipment, fleet, technology, and production equipment may differ from actual levels if New CCE’s volume growth is not as anticipated. New CCE’s infrastructure investments are generally long-term in nature and, therefore, it is possible that investments made today may not generate the expected return due to future changes in the marketplace. Significant changes from New CCE’s expected need for and/or returns on these infrastructure investments could adversely affect New CCE’s financial results.

New CCE’s financial results could be significantly impacted by currency exchange rates and currency devaluations could impair New CCE’s competitiveness.

New CCE will be exposed to significant exchange rate risk since all of New CCE’s revenues and substantially all of its expenses will be derived from operations conducted outside the U.S. in local currency and, for purposes of financial reporting, the local currency results will be translated into U.S. dollars based on currency exchange rates prevailing during the reporting period. During times of a strengthening U.S. dollar, New CCE’s reported net revenues and operating income will be reduced because the local currency will translate into fewer U.S. dollars. During periods of local economic crises, non-U.S. currencies may be devalued significantly against the U.S. dollar, thereby reducing New CCE’s margins. Actions to recover margins may result in lower volume and a weaker competitive position.

Changes in interest rates or New CCE’s debt rating could harm New CCE’s financial results and financial position.

New CCE is subject to interest rate risk and changes in New CCE’s debt rating could have a material adverse effect on interest costs and financing sources. New CCE’s debt rating can be materially influenced by a number of factors including, but not limited to, acquisitions, investment decisions, and capital management activities of TCCC and/or changes in the debt rating of TCCC. Additionally, since TCCC will not hold an equity ownership in New CCE after the Transaction, there is a risk that New CCE’s credit rating will not receive a ratings benefit from the credit rating of TCCC following the Transaction.

Legislative or regulatory changes that affect New CCE’s products, distribution, or packaging could reduce demand for its products or increase New CCE’s costs.

New CCE’s business model depends on the availability of its various products and packages in multiple channels and locations to satisfy the needs of its customers and consumers. Laws that restrict New CCE’s ability to distribute products in certain channels and locations, as well as laws that require deposits for certain types of packages or those that limit New CCE’s ability to design new packages or market certain packages, could negatively impact financial results. In addition, taxes imposed on the sale of certain of New CCE’s products could cause consumers to shift away from purchasing New CCE’s products.

Additional taxes levied on New CCE could harm New CCE’s financial results.

New CCE’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which New CCE does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. New CCE believes it has adequately provided for any assessments that could result from these audits where it is more likely than not that New CCE will pay some amount.

Changes in tax laws, regulations, related interpretations, and tax accounting standards in the U.S. and other countries in which New CCE operates may adversely affect New CCE’s financial results. For example, recent legislative proposals to reform U.S. taxation of non-U.S. earnings could have a material adverse effect on New CCE’s financial results by subjecting a significant portion of New CCE’s earnings to incremental U.S. taxation and/or by delaying or permanently deferring certain deductions otherwise allowed in calculating New CCE’s U.S. tax liabilities.

Additionally, amounts New CCE may need to repatriate to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. may be subject to additional U.S. taxation when repatriated.

If New CCE is unable to renew labor bargaining agreements on satisfactory terms, if New CCE experiences employee strikes or work stoppages, or if changes are made to employment laws or regulations, New CCE’s business and financial results could be negatively impacted.

The majority of New CCE’s employees are covered by collectively bargained labor agreements most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. The inability to renegotiate subsequent agreements on satisfactory terms could result in work interruptions or stoppages, which could adversely affect New CCE’s financial results. The terms and conditions of existing or renegotiated agreements could also increase the cost to New CCE, or otherwise affect New CCE’s ability to fully implement operational changes. New CCE currently believes, however, that it will be able to renegotiate subsequent agreements upon satisfactory terms.

New CCE’s operations can be negatively impacted by employee strikes and work stoppages. For example, during the second quarter of 2008, New CCE experienced a two-week labor disruption at two of its production facilities in France that interrupted production and customer deliveries across its continental European territories and caused its volume and operating income during the second quarter of 2008 to be negatively impacted (approximately a $15 million impact on operating income).

Technology failures could disrupt New CCE’s operations and negatively impact New CCE’s business.

New CCE relies extensively on information technology systems to process, transmit, store, and protect electronic information. For example, New CCE’s production and distribution facilities and inventory management all utilize information technology to maximize efficiencies and minimize costs. Furthermore, a significant portion of the communications between New CCE’s personnel, customers, and suppliers depends on information technology. New CCE’s information technology systems may be vulnerable to a variety of interruptions due to events that may be beyond New CCE’s control including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, additional security issues, and other technology failures. New CCE’s technology and information security processes and disaster recovery plans in place may not be adequate or implemented properly to ensure that New CCE’s operations are not disrupted. In addition, a miscalculation of the level of investment needed to ensure New CCE’s technology solutions are current and up-to-date as technology advances and evolves could result in disruptions in New CCE’s business should the software, hardware, or maintenance of such items become out-of-date or obsolete. Furthermore, when New CCE implements new systems and/or upgrades existing system modules (e.g. SAP), there is a risk that New CCE’s business may be temporarily disrupted during the period of implementation.

New CCE may not fully realize the expected cost savings and/or operating efficiencies from its restructuring and outsourcing programs.

New CCE has implemented, and plans to continue to implement, restructuring programs to support the implementation of key strategic initiatives designed to maintain long-term sustainable growth. These programs are intended to maximize New CCE’s operating effectiveness and efficiency and to reduce New CCE’s costs. New CCE cannot guarantee that it will achieve or sustain the targeted benefits under these programs, which could result in further restructuring efforts. In addition, New CCE cannot guarantee that the benefits, even if achieved, will be adequate to meet New CCE’s long-term growth expectations. The implementation of key elements of these programs, such as employee job reductions, may have an adverse impact on New CCE’s business, particularly in the near-term.

In addition, New CCE has outsourced certain financial transaction processing and business information services to third-party providers. In the future, New CCE may outsource other functions to achieve further efficiencies and cost savings. If the third-party providers do not supply the level of service expected with New CCE’s outsourcing initiatives, New CCE may incur additional costs to correct the errors and may not achieve the level of cost savings originally expected. Disruptions in transaction processing due to the ineffectiveness of New CCE’s third-party providers could result in inefficiencies within other business processes.

Adverse weather conditions could limit the demand for New CCE’s products.

New CCE’s sales are significantly influenced by weather conditions in the markets in which New CCE operates. In particular, cold or wet weather during the summer months may have a negative impact on the demand for New CCE’s products and contribute to lower sales, which could have an adverse effect on New CCE’s financial results.

Global or regional catastrophic events could impact New CCE’s business and financial results.

New CCE’s business can be affected by large-scale terrorist acts, especially those directed against New CCE’s territories or other major industrialized countries, the outbreak or escalation of armed hostilities, major natural disasters, or widespread outbreaks of infectious disease. Such events in the geographic regions in which New CCE does business could have a material impact on New CCE’s sales volume, cost of sales, earnings, and financial condition.

Unexpected resolutions of contingencies could impact New CCE’s financial results.

Changes from expectations for the resolution of contingencies, including outstanding legal claims and assessments, could have a material impact on New CCE’s financial results. Additionally, New CCE’s failure to abide by laws, orders, or other legal commitments could subject New CCE to fines, penalties, or other damages.

New CCE may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability or increase the cost of key raw materials that New CCE uses to produce its products. Additionally, the sale of New CCE’s products can be impacted by weather conditions.

Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas (GHG) emissions. For example, proposals that would impose mandatory requirements on GHG emissions continue to be considered by policy makers in the territories that New CCE operates. Laws enacted that directly or indirectly affect New CCE’s production, distribution, packaging, cost of raw materials, fuel, ingredients, and water could all impact New CCE’s business and financial results.

As part of New CCE’s commitment to Corporate Responsibility and Sustainability (CRS), New CCE has calculated the carbon footprint of its operations in each country where it does business, developed a GHG emissions inventory management plan, and set a public goal to reduce its carbon footprint by 15 percent by the year 2020, as compared to a 2007 baseline. Commitment 2020 and potential forthcoming regulatory requirements necessitate New CCE’s investment in technologies that improve the energy efficiency of its facilities and reduce the carbon emissions of its vehicle fleet. In general, the cost of these types of investments is greater than investments in less energy efficient technologies, and the period of return is often longer. Although New CCE believes these investments will provide long-term benefits, there is a risk that New CCE may not achieve its desired returns. Additionally, there is reputational risk should New CCE not achieve its stated goals.

New CCE’s historical financial information may not be representative of its results as a separate company and, therefore, may not be reliable as an indicator of future results.

New CCE’s combined financial statements have been prepared on a “carve-out” basis from CCE’s consolidated financial statements using the historical results of operations, assets and liabilities of the businesses that will comprise New CCE. Accordingly, the historical financial information for New CCE included in this proxy statement/prospectus does not necessarily reflect what New CCE’s financial position, results of operations, and cash flows would have been had New CCE been a separate, stand-alone entity during the periods presented.

New CCE’s costs and expenses include allocations from CCE for certain corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit and certain global restructuring projects. These allocations have been determined on methods that New CCE and CCE considered to be reasonable reflections of the utilization of services provided to or the benefit received by New CCE or CCE, as applicable. Nevertheless, the historical financial information is not necessarily indicative of what New CCE’s results of operations, financial position and cash flows will be in the future. New CCE has not made adjustments to its historical financial information to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its Separation from CCE, including costs associated with reduced economies of scale and costs associated with being a publicly traded, stand-alone company.

There is currently no public trading market for the shares of New CCE stock, and there is no assurance that an active public trading market will develop.

New CCE is unable to predict the trading price for its common stock. Although New CCE expects that its stock will be approved for quotation on the New York Stock Exchange at the effective time of the Merger, an active public trading market for New CCE stock may not develop or be sustained after the completion of the Merger and Separation, which could affect the ability to sell shares of New CCE stock and may depress the market price of New CCE stock.

New CCE’s stock price may be volatile and could drop precipitously and unexpectedly.

New CCE expects its stock to be approved for quotation on the New York Stock Exchange. The prices of publicly traded stocks often fluctuate. The price of New CCE common stock may rise or fall dramatically, without any change in New CCE’s business performance.

An investment in New CCE stock could be affected by a wide variety of factors that relate to New CCE’s businesses and industry, many of which are outside of its control. For example, the price of New CCE stock could be affected by:

•	the outcome of any legal proceeding that has been or may be instituted against New CCE and others relating to the Merger or the Separation;

•	risks that the Merger or Separation disrupts current plans and operations and creates potential difficulties in customer, supplier or employee retention;

•	business uncertainty and contractual restrictions following the Merger and the Separation;

•	the amount of the costs, fees, expenses and charges related to the Merger and the Separation for which New CCE is liable;

•	the impact of the Merger and the Separation on New CCE’s capital resources, cash requirements, profitability, management resources and liquidity;

•

risks and uncertainties relating to New CCE’s business (including New CCE’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

•	risks and uncertainties relating to New CCE’s business relationship with TCCC;

•	the effects of a recession in Western Europe and general downturn in the economy, including illiquidity in the debt/capital markets, including recent market turmoil in Greece;

•	increased volatility in foreign exchange rates affecting the businesses or results of operations of New CCE;

•	customer losses, increases in operating costs and business disruption, including disruption of supply or shortages of raw materials and other supplies, following the Merger and the Separation;

•	adverse effects on relationships with employees;

•	adverse effects of governmental, legal or regulatory policies that may be enacted;

•	New CCE’s inability to successfully create the administrative systems or information technology infrastructures necessary to operate as a stand-alone public company; and

•	social and political conditions such as war, political unrest and terrorism, pandemics or natural disasters, unfavorable economic conditions or increased volatility in foreign exchange rates.

In addition, if New CCE’s revenues or financial results in any period fail to meet the investment community’s expectations, there could be an immediate adverse impact on New CCE’s stock price.

New CCE’s focus on European business may limit investor interest in New CCE’s common stock.

Some shareowners, including index funds, who receive New CCE’s common stock in the Merger may decide that they do not want to maintain an investment in New CCE. If these shareowners decide to sell all or some of their shares, or the market perceives that those sales could occur, the trading value of New CCE shares may decline. Because New CCE will be a smaller company that is more narrowly focused geographically than CCE, New CCE’s stock may not be followed as closely by market analysts in the U.S. or the investment community in the U.S. as CCE stock had been in the past. If there is only a limited following by market analysts in the U.S. or the investment community in the U.S., the amount of market activity in New CCE’s common stock may be reduced, making it more difficult to sell New CCE shares.

Provisions in New CCE’s product licensing and bottling agreements with TCCC and in New CCE’s organizational documents could delay or prevent a change in control of New CCE, which could adversely affect the price of its common stock.

Provisions in New CCE’s product licensing and bottling agreements with TCCC which require New CCE to obtain TCCC’s consent to transfer the business to another person could delay or prevent an unsolicited change in control of New CCE. These provisions may also have the effect of making it more difficult for third parties to replace New CCE’s current management without the consent of its board of directors.

In addition, the provisions in New CCE’s certificate of incorporation and bylaws could delay or prevent an unsolicited change in control of New CCE. These provisions include:

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the availability of authorized shares of preferred stock for issuance from time to time and the determination of rights, powers and preferences of the preferred stock at the discretion of the New CCE Board without the approval of its shareowners;

•	the requirement of a meeting of shareowners to approve all action to be taken by the shareowners;

•	requirements for advance notice for raising business or making nominations at shareowners meetings; and

•	limitations on the minimum and maximum number of directors that constitute the New CCE Board.

Delaware law also imposes restrictions on mergers and other business combinations between New CCE and any holder of 15% or more of New CCE’s outstanding common stock.

The indebtedness of New CCE following completion of the Transaction could adversely affect New CCE.

New CCE’s pro forma indebtedness as of July 2, 2010, after giving effect to the Merger and the indebtedness expected to be incurred in connection with the Merger would be approximately $2.7 billion. The level of indebtedness could reduce funds available for New CCE’s capital expenditures and other activities and may create competitive disadvantages for New CCE relative to other companies with lower debt levels.

Increases in the cost of employee benefits, including pension retirement benefits could impact New CCE’s financial results and cash flow.

Unfavorable changes in the cost of New CCE’s employee medical benefits and pension retirement benefits, could materially impact New CCE’s financial results and cash flow. New CCE sponsors a number of defined benefit pension plans. Estimates of the amount and timing of New CCE’s future funding obligations for defined benefit pension plans are based upon various assumptions, including discount rates and long-term asset returns. In addition, the amount and timing of pension funding can be influenced by funding requirements, negotiations with the Pension Trustee Boards or action of other governing bodies.

Risks Relating to the Transaction

Failure to complete the Merger may adversely affect CCE’s results of operations.

The Merger is subject to the satisfaction or, to the extent permissible, waiver, of certain conditions, including, but not limited to, receipt of the necessary CCE shareowner approval and receipt of the necessary regulatory consents and approvals. Although CCE expects, as of the date of this proxy statement/prospectus, to complete the Merger, it is possible that the Merger may not be completed. CCE’s relationship with TCCC may suffer following a failure to complete the Merger, which could adversely affect CCE’s results of operations. Failure to complete the Merger under specified circumstances may result in CCE’s obligation to pay TCCC a termination fee of $200 million.

Because the market price of New CCE common stock is not known, the value of the Stock Consideration cannot be determined.

Upon completion of the Merger, each share of CCE stock, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive the Merger Consideration. Any change in the price of CCE stock prior to completion of the Merger could affect the value of any shares of New CCE common stock received upon completion of the Merger. The value of the Stock Consideration will not be determinable prior to the completion of the Merger. At the time that the Merger is completed, the value of the Merger Consideration could be more or less than the value of a CCE share. Accordingly, at the time of the special meeting, the value of the New CCE stock to be received upon completion of the Merger cannot be determined. Although the value of the Stock Consideration cannot be determined prior to completion of the Merger, the Cash Consideration of $10.00 per share has a fixed value. The value will be determined by the market following the completion of the Merger and may reflect a variety of factors, including general market and economic conditions, changes in the business, operations and prospects, and regulatory considerations of New CCE and other factors described above that could affect New CCE’s stock price. Many of these factors are beyond New CCE’s and CCE’s control.

Following completion of the Merger, New CCE may be subject to assumed liabilities or indemnification obligations that are greater than anticipated.

Under the Merger Agreement, New CCE has agreed to assume European business liabilities as described under “The Merger Agreement—Structure of the Merger” and to indemnify TCCC for liabilities, as described under “The Merger Agreement—Indemnification,” including but not limited to, those resulting from the breach of certain representations, warranties or covenants of CCE or New CCE set forth in the Merger Agreement prior to the effective time of the Merger. In accordance with the Merger Agreement, if losses relating to breaches of such representations and warranties exceed $200 million, then New CCE must pay up to $250 million, in excess of the first $200 million (other than breaches of certain fundamental representations and warranties, in respect of which New CCE is liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement). In addition, under the Tax Sharing Agreement among CCE, New CCE and TCCC, New CCE will indemnify TCCC and its affiliates from and against certain taxes, the responsibility for which the Parties have specifically agreed to allocate to New CCE, as well as any taxes and losses by reason of or arising from certain breaches by New CCE of representations, covenants or obligations under the Merger Agreement or the Tax Sharing Agreement and, in certain situations, New CCE will pay to TCCC (i) an amount equal to a portion of the transfer taxes incurred in connection with the Separation, (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by New CCE in connection with the conduct of its business or outside the ordinary course of business or that are otherwise inconsistent with past practice and (iii) the difference (if any) between the amount of certain tax benefits intended to be available to CCE following the Separation and the amount of such benefits actually available to CCE as determined for U.S. federal income tax purposes. See “The Merger Agreement—Ancillary Agreements—Tax Sharing Agreement.”

The liabilities to be assumed by New CCE, other liabilities relating to the Transaction that New CCE may have, and its indemnification obligations may be greater than anticipated and may be greater than the amount of cash available to New CCE, together with amounts received from TCCC under its agreement to indemnify New CCE as described under “The Merger Agreement—Indemnification.” If such liabilities or indemnification obligations are larger than anticipated, or if such amounts received from TCCC are not sufficient, New CCE’s financial condition could be materially and adversely affected.

After completion of the Transaction, New CCE may fail to realize the anticipated benefits of the Separation, which could adversely affect the value of New CCE’s common stock or other securities.

The success of the Transaction will ultimately depend, in part, on New CCE’s ability to successfully realize the anticipated benefits from its focus on European operations including the Norway and Sweden Companies and New CCE’s ability to create the infrastructure and systems necessary to support its position as an independent public company. While CCE and New CCE believe, as of the date of this proxy statement/prospectus, that New CCE’s objectives are achievable, it is possible that New CCE will be unable to achieve these objectives within the anticipated time frame, or at all. If New CCE is unable to achieve its objectives or create the necessary systems or infrastructure, the anticipated benefits may not be realized fully or at all or may take longer to realize than expected, and the value of New CCE’s common stock (including the stock issued as part of the Merger Consideration) or other securities may be adversely affected.

Specifically, issues that must be addressed in New CCE becoming an independent public company and integrating the operations of New CCE and the Norway and Sweden Companies include, among other things:

•	creating the necessary administrative support activities and information technology systems;

•	integrating the manufacturing, distribution, sales and administrative support activities and information technology systems of New CCE and the Norway and Sweden Companies;

•

creating standards, controls and procedures necessary to operate as an independent public company and conforming standards, controls, procedures and policies, business cultures and compensation structures among the existing CCE European operations and the Norway and Sweden Companies;

•	consolidating sales and marketing operations of existing CCE European operations and the Norway and Sweden Companies;

•	retaining existing customers and attracting new customers;

•	identifying and eliminating redundant and underperforming operations and assets; and

•	managing tax costs or inefficiencies associated with integrating the operations of New CCE and the Norway and Sweden Companies following completion of the Transaction.

Delays encountered in the process of developing new systems and practices and integrating the businesses of New CCE and the Norway and Sweden Companies could have a material adverse effect on the revenues, expenses, operating results and financial condition of New CCE after completion of the Transaction.

The Merger is subject to the receipt of certain required clearances or approvals from governmental entities that could prevent or delay the completion of the Merger or impose conditions that could have a material adverse effect on CCE or New CCE.

Completion of the Merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period under the HSR Act and an approval under the Competition Act (Canada) with respect to such Merger. There can be no assurance that the required clearances and approvals will be obtained, and, additionally, government authorities from which these clearances and approvals are required may impose conditions on the completion of the Merger or require changes to its terms. Under the terms of the Merger Agreement, each of TCCC, CCE and New CCE has agreed to use reasonable best efforts to obtain governmental clearances or approvals necessary to complete the Merger, subject to certain exceptions, including that neither TCCC or any of its subsidiaries is required to take any such action which TCCC reasonably determines could be material to the benefits expected to be derived by TCCC as a result of the Transaction or be material to the business of TCCC and its subsidiaries or the North American business as currently conducted or as contemplated to be conducted following the closing of the Transaction. There is no assurance that governmental authorities will not seek to impose conditions unacceptable to one of the parties, in which case the Merger could be significantly delayed or prevented, which could have a material adverse effect on CCE. If, in order to obtain any clearances or approvals required to complete the Merger, CCE or New CCE is required to divest itself of material assets, or New CCE becomes subject to any material conditions after completion of the Merger, New CCE’s business and results of operations after completion of the Transaction may be adversely affected. Other than the expiration or termination of the applicable waiting period under the HSR Act and an approval under the Competition Act (Canada), TCCC, CCE and New CCE do not expect that any additional material governmental clearances or approvals will be required.

CCE and New CCE will be subject to business uncertainties and contractual restrictions while the Merger is pending which could adversely affect their respective businesses.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on CCE, including New CCE. Although CCE and New CCE are taking steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that do business with CCE, New CCE or the Norway and Sweden Companies to seek to change existing business relationships with CCE, New CCE or the Norway and Sweden Companies. In addition, the Merger Agreement restricts CCE from making acquisitions and taking certain actions without TCCC’s consent until the Merger is completed or the Merger Agreement is terminated. These restrictions may prevent CCE from pursuing otherwise attractive business opportunities and making other changes to its business in response to events or circumstances that may arise before the Merger is completed or the Merger Agreement is terminated. New CCE is subject to similar risks which, if they materialize, may materially adversely affect the business or results of operations of New CCE following completion of the Transaction, even if these risks do not materialize with respect to CCE.

New CCE may have difficulty obtaining required financing on satisfactory terms.

Before the Merger and Separation, New CCE will need to obtain financing to fund the cash portion of the Merger Consideration and the purchase price for the Norway-Sweden Acquisition. New CCE will also seek a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the Merger and Separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE. New CCE may have difficulty obtaining financing on terms that are acceptable to it, if at all. If New CCE fails to obtain the financing it needs, it could impair the completion of the Merger or have a material adverse effect on New CCE’s business and financial condition after the Merger. If New CCE obtains the financing on disadvantageous terms, it could have a material adverse effect on New CCE’s business and financial condition.

CCE’s officers and directors have interests in the Merger that are different from the interests of CCE shareowners.

Executive officers of CCE negotiated the terms of the Merger Agreement as directed by the Affiliated Transaction Committee and CCE Board, and the CCE board approved the Merger, and recommended that its shareowners vote to adopt the Merger Agreement. In considering these facts and the other information contained in this document, you should be aware that some members of CCE’s management and officers and certain members of its board have economic interests in the merger that are different from, or in addition to, the interests of CCE shareowners generally. These interests may include the fact that the completion of the Merger results in (i) the accelerated vesting of unvested equity based awards, such as options, stock units and restricted stock for certain executive officers upon a termination without cause or resignation for good reason within 2 years following consummation of the Merger, (ii) the potential payments of severance upon termination in specified circumstances to certain executive officers, and (iii) other payments pursuant to existing plans, agreements and arrangements to which directors and certain executive officers are entitled. Also, CCE’s directors and executive officers, in addition to other officers and employees of CCE will be entitled to continuation of indemnification and insurance arrangements pursuant to the terms of the Merger Agreement. The CCE Board was aware of these interests and took them into account in its decision to approve the Merger Agreement and the transactions contemplated thereby. See “Interests of Certain Persons in the Merger” in this proxy statement/prospectus.

CCE and New CCE could be subject to each other’s liabilities as a result of laws protecting creditors.

Under U.S. federal and state fraudulent conveyance laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors of CCE or New CCE were to determine that, after giving effect to the Merger and Separation, CCE or New CCE (i) was or would be rendered insolvent; (ii) had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage; or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then the court could, for the benefit of creditors, set aside the transfers or borrowings that occurred as part of the Merger and Separation, including by reallocating them between CCE and New CCE with resulting effects on the value of the stock of New CCE.

Generally an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities including contingent liabilities, or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature.

It is not clear what standard a court would apply in determining insolvency or that a court would not determine that CCE, New CCE or any of their respective subsidiaries was “insolvent” at the time of or after giving effect to the Merger and Separation. If CCE or New CCE became a debtor in a bankruptcy case, the bankruptcy court would apply the standards of U.S. federal bankruptcy law to determine whether a transfer that occurred within a year before the commencement of the bankruptcy case would qualify as a fraudulent transfer. For transfers that occurred more than one year before the bankruptcy case, the bankruptcy court would apply applicable state law standards, which may vary among states. If CCE or New CCE did not become a debtor in a bankruptcy case, creditors who sought to recover or avoid transfers by characterizing them as fraudulent transfers would look to the state law standards. It is possible that the standards for determining whether a fraudulent transfer occurred may vary between state and federal law, on the one hand, and between various state laws, on the other.

If the Merger or certain structuring steps CCE plans to take prior to the Merger are determined to be taxable, CCE and CCE shareowners could be subject to a material amount of taxes and New CCE may have indemnification obligations to TCCC.

The exchange of the Merger Consideration for CCE stock pursuant to the External Split-Off is generally intended to qualify under Section 355 of the Code as a tax-free transaction to CCE and, except to the extent of the cash received, to participating holders of CCE stock. In addition, the Internal Spin-Off is intended to qualify under Section 355 as a tax-free transaction. There can be no absolute assurance, however, that the External Split-Off and Internal Spin-Off will qualify for tax-free treatment. If the External Split-Off or Internal Spin-Off does not qualify for tax-free treatment, the resulting tax liability to CCE may be substantial.

The Merger is conditioned on the continued validity of the private letter ruling received by CCE from the IRS, including rulings to the effect that (i) the External Split-Off will qualify under Section 355 of the Code as a tax-free transaction to CCE and, except to the extent of the cash received, to participating holders of CCE stock, and (ii) the Internal Spin-Off will qualify under Section 355 as a tax-free transaction. In addition, CCE and TCCC have made it a condition to the Merger that CCE and TCCC receive opinions from Cahill Gordon & Reindel LLP and Skadden, Arps, Slate, Meagher & Flom LLP, regarding, among other things, the satisfaction of certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule. The ruling and the opinions of counsel will be based, in part, on assumptions and representations as to factual matters made by, among others, CCE and TCCC, as requested by the IRS or counsel, which, if incorrect, could jeopardize the conclusions reached by the IRS and counsel. The ruling does not address certain material legal issues that could affect its conclusions, and the IRS may raise such issues upon a subsequent examination. Opinions of counsel are not binding upon the IRS or the courts, the conclusions in the opinions of counsel pertaining to the External Split-Off and Internal Spin-Off could be challenged by the IRS and a court could sustain such a challenge. In such event, the External Split-Off and Internal Spin-Off may not qualify for tax-free treatment.

If the External Split-Off does not qualify for tax-free treatment under Section 355 of the Code, CCE would recognize taxable gain in an amount equal to the excess of the fair market value of the New CCE stock held by it immediately before the External Split-Off over CCE’s tax basis in the New CCE stock. If the Internal Spin-Off does not qualify for tax-free treatment under Section 355 of the Code, CCE would have taxable income in an amount up to the fair market value of the Canadian Holdco stock.

In addition, the exchange by the holders of CCE stock in the External Split-Off would be a taxable exchange, and each holder of CCE stock that participates in the External Split-Off would recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the shares of New CCE stock and cash received and (ii) the holder’s tax basis in CCE stock surrendered in the exchange.

Under the Tax Sharing Agreement, New CCE would be generally required to indemnify TCCC and its affiliates for any taxes and losses resulting from the failure of the External Split-Off or Internal Spin-Off to qualify for tax-free treatment described under Section 355 of the Code, except for (i) any taxes and losses due to the inaccuracy of certain representations or failure to comply with certain covenants by TCCC (applicable to actions or failures to act by CCE and its subsidiaries following the completion of the Merger), and (ii) 50% of certain taxes and losses not due to the failure to comply with any obligation by any party to the Tax Sharing Agreement. New CCE would not be required to indemnify any individual shareowner for any taxes that may be incurred by a shareowner in connection with the External Split-Off.

For a more complete discussion of the private letter ruling received by CCE, the tax opinions and the tax consequences if the External Split-Off and Internal Spin-Off are not tax-free, see “Material United States Federal Income Tax Consequences—Private Letter Ruling and Opinions of Counsel.”

The External Split-Off and the Internal Spin-Off may be taxable to CCE if there is an acquisition of 50% or more of the outstanding common stock of CCE or New CCE and may result in indemnification obligations from New CCE to TCCC.

Even if the External Split-Off and Internal Spin-Off otherwise qualify for tax-free treatment under Section 355 of the Code, the External Split-Off and Internal Spin-Off would result in a significant U.S. federal income tax liability to CCE (but not holders of CCE stock) under Section 355(e) of the Code if one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of CCE or New CCE as part of a plan or series of related transactions that includes the Merger. Current tax law generally creates a presumption that any acquisition of the stock of CCE or New CCE within two years before or after the Merger is part of a plan that includes the Merger, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. CCE does not expect that the Merger and Separation, by themselves, will cause Section 355(e) of the Code to apply to the External Split-Off and Internal Spin-Off and, in connection with the private letter ruling, has received certain rulings that the External Split-Off and the Internal Spin-Off will qualify for tax-free treatment to CCE under Section 361(c) of the Code. However, notwithstanding the opinions of counsel described above or the rulings that have been obtained in connection with the private letter ruling, CCE, New CCE, TCCC or their shareowners might cause or permit a prohibited change in the ownership of CCE or New CCE to occur, resulting in tax liability to CCE, which could have a material adverse effect on New CCE and, as a result, the value of New CCE’s shares.

If the External Split-Off is determined to be taxable under Section 355(e) of the Code, CCE would recognize gain equal to the excess of the fair market value of the New CCE stock held by it immediately before the External Split-Off over CCE’s tax basis therein. If these circumstances occurred, New CCE could be required under the Tax Sharing Agreement to indemnify TCCC and its affiliates for resulting taxes.

The tax-free distribution by CCE could result in potentially significant limitations on the ability of New CCE to pursue strategic transactions, equity or available debt financing, or other transactions that might otherwise maximize the value of its business and could potentially result in significant tax-related liabilities to New CCE.

In the Tax Sharing Agreement, New CCE has agreed (i) to effect the Merger and Separation in a manner consistent with the private letter ruling, tax opinions, and related representations and covenants, (ii) to comply with the representations made in connection with the private letter ruling and tax opinions, and (iii) not to take any action, or fail to take any action, which action or failure would be inconsistent with the private letter ruling, opinions, or related representations and covenants. In addition, except in the circumstances set forth in the next sentence, New CCE has agreed that, for a period of two years after the Merger it will not take certain actions, including:

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the redemption, recapitalization, repurchase or acquisition by New CCE of its stock (but not including planned open market purchases aggregating less than 20 percent of the outstanding stock of New CCE) (see “Business of New CCE” in this proxy statement/prospectus for more information regarding a possible share repurchase program);

•	the issuance by New CCE of stock, warrants or convertible debt that would, combined with other changes in ownership, result in a 40% or greater change in the ownership of New CCE;

•	the liquidation of New CCE;

•	a merger or consolidation involving New CCE that would, combined with other changes of ownership, result in a 40% or greater change in the ownership of New CCE; or

•	the disposition of assets except in the ordinary course of business.

However, an action generally will not be restricted if (1) TCCC consents to the action, (2) New CCE obtains a ruling from the IRS to the effect that the action will not affect the private letter ruling, or (3) New CCE obtains an unqualified opinion of counsel to the effect that the action will not affect the private letter ruling or opinions of counsel.

New CCE will generally be required to indemnify TCCC, CCE, and their affiliates for any losses resulting from a failure to comply with its obligation under the Tax Sharing Agreement. As a result, New CCE may be limited in its ability to pursue strategic transactions, equity or available debt financing, or other transactions that might otherwise maximize the value of its business. Also, New CCE’s potential indemnity obligation under the Tax Sharing Agreement may discourage, delay or prevent a change of control transaction for some period of time following the Merger. For a more complete discussion of the covenants and indemnification provisions of the Tax Sharing Agreement, please see “The Merger Agreement—Ancillary Agreements—Tax Sharing Agreement.”

FORWARD-LOOKING STATEMENTS

CCE and New CCE are making forward-looking statements in this proxy statement/prospectus. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this proxy statement/prospectus and the underlying management assumptions. These forward-looking statements can be identified by words such as “may,” “could,” “believes,” “expects,” “anticipates,” “intends” and similar expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the Merger and the Separation, including, but not limited to, future financial and operating results that may be realized from the Merger and from the Separation, and any plans, objectives, expectations and intentions and other statements contained in this proxy statement/prospectus that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the management of CCE and New CCE and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of CCE or New CCE. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

These views involve risks and uncertainties that are difficult to predict and, accordingly, actual results may differ materially from the results discussed in such forward-looking statements. You should consider the various factors in the “Risk Factors” section in this proxy statement/prospectus as well as those discussed in the annual report on Form 10-K for the fiscal year ended December 31, 2009 and quarterly report on Form 10-Q of CCE for the quarterly period ended July 2, 2010 in each case under “Risk Factors,” which reports are on file with the SEC, for additional factors that may affect CCE’s performance.

In addition to factors that have been previously disclosed in the reports of CCE filed with the SEC and those that are discussed elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceeding that has been or may be instituted against CCE and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareowner approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	business uncertainty and contractual restrictions during the pendency of the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the timing of the completion of the Merger or the impact of the Merger on CCE’s capital resources, cash requirements, profitability, management resources and liquidity;

•

risks and uncertainties relating to CCE’s business (including CCE’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

•	the effects of a recession in the United States and general downturn in the economy, including the illiquidity in the debt/capital markets;

•	delay or failure to realize the expected benefits of the Merger and the Separation;

•

risks of customer losses, increases in operating costs and business disruption, including disruption of supply or shortages of raw materials and other supplies, following the Merger and the Separation;

•	risks of adverse effects on relationships with employees;

•	delay in obtaining or failure to obtain the regulatory approvals required for the Merger and the Separation on the proposed terms, on the anticipated schedule, or at all;

•	risk of enactment of adverse governmental, legal or regulatory policies;

•	risks that New CCE may not successfully create administrative systems or information technology infrastructures;

•	risks that CCE may experience damage to its reputation; and

•

risks that social and political conditions such as war, political unrest and terrorism, pandemics or natural disasters, unfavorable economic conditions or increased volatility in foreign exchange rates could have unpredictable negative effects on the businesses or results of operations of CCE, New CCE, and the Norway and Sweden Companies.

CCE and New CCE undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. CCE and New CCE do not assume responsibility for the accuracy and completeness of the forward-looking statements. Although CCE and New CCE believe that the expectations reflected in these forward-looking statements are reasonable, any or all of the forward-looking statements contained in this report and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions as a consequence of known or unknown risks and uncertainties. CCE and New CCE caution that these risk factors may not be exhaustive. CCE and New CCE operate in a continually changing business environment, and new risk factors emerge from time to time. CCE and New CCE cannot predict these new risk factors, nor can CCE and New CCE assess the impact, if any, of the new risk factors on their business or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

SPECIAL MEETING OF SHAREOWNERS OF CCE

CCE is providing this proxy statement/prospectus to you in connection with the solicitation of proxies by the CCE Board to be voted at the special meeting of CCE’s shareowners that CCE has called to allow its shareowners to consider and vote upon a proposal to adopt the Merger Agreement. This document is first being mailed to CCE’s shareowners on or about August 31, 2010. Together with this document, CCE is sending a notice of the special meeting of CCE’s shareowners and a form of proxy that the CCE Board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of CCE’s shareowners will be held on October 1, 2010, at 8:30 a.m., Eastern Time, at Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia, 30339.

Purpose of the Special Meeting

At the special meeting, CCE will ask shareowners to consider and vote upon the proposal to adopt the Merger Agreement and to transact such other business as may properly come before the special meeting or any postponement or adjournment of the meeting. The CCE Board is not aware of any other matters to be presented for action at the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of CCE common stock at the close of business on August 24, 2010, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. On the record date, 506,009,881 shares of CCE common stock were issued and outstanding and entitled to vote at the special meeting. On the record date, TCCC and its subsidiaries owned 168,956,718 shares of CCE common stock, approximately 33% of the voting power of the outstanding shares of CCE common stock, and approximately 33% of the outstanding shares of CCE common stock entitled to vote.

Each shareowner is entitled to one vote for each share of CCE common stock held by such shareowner as of the record. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareowner of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee.

A quorum of shareowners is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of at least a majority of the votes entitled to be cast constitutes a quorum. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The adoption of the Merger Agreement requires the affirmative vote of the holders of at least (i) 66 2/3% of CCE’s common stock and (ii) a majority of CCE’s common stock excluding any shares held by TCCC and its subsidiaries and any of CCE’s or TCCC’s directors and executive officers. Because the required vote of shareowners of CCE common stock, voting together as a single class, is based upon the number of outstanding shares of CCE common stock, rather than upon the shares actually voted, failure to submit a proxy or to vote in person or a vote to abstain will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. In addition, if your shares are held in street name by your bank, broker or nominee, generally the nominee may only vote your CCE common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Under current rules of the New York Stock Exchange, CCE believes that brokers do not have discretionary authority to vote on the proposal to adopt the Merger Agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. If a properly executed proxy is submitted by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on any matter, such shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter.

If a properly executed proxy is submitted and the shareowner has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter.

TCCC has agreed pursuant to the Merger Agreement that it will vote or cause to be voted all shares of CCE common stock beneficially owned by it or any of its subsidiaries in favor of the proposal to adopt the Merger Agreement at the special meeting. See “—Record Date; Shares Entitled to Vote; Quorum.”

Shares Held by CCE’s Directors and Executive Officers

At the close of business on the record date, CCE’s directors and executive officers beneficially owned 3,471,447 shares or less than 1% of CCE stock.

Voting of Proxies

After carefully reading and considering the information presented in this proxy statement/prospectus, CCE shareowners of record may vote by mail, by telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting.

If you are a shareowner of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 p.m., Eastern Time, on September 30, 2010. Have your proxy card in hand when you call and then follow the instructions.

If you are a shareowner of record, you may use the Internet to transmit your vote up until 11:59 p.m., Eastern Time, on September 30, 2010. Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. CCE will not pay for these costs; they are solely your responsibility.

If you hold your shares of CCE common stock in street name through a broker, bank or other nominee, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposal to adopt the Merger Agreement and will only vote at the direction of the underlying beneficial owners of the shares of CCE common stock. Accordingly, if you do not instruct your broker to vote your shares of CCE common stock, your broker will not have the discretion to vote your shares of CCE common stock. Your broker, bank or other nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement/prospectus. If you own your shares of CCE common stock in this manner, you cannot vote in person at the special meeting unless you receive a legal proxy to do so from the broker, bank or other nominee, and you bring that legal proxy to the special meeting.

All shares represented by each properly executed and valid proxy received by the Secretary of CCE before the special meeting will be voted in accordance with the instructions given on the proxy. If a CCE shareowner executes a proxy card without giving instructions, the shares of CCE common stock represented by that proxy card will be voted “FOR” approval of the proposal to adopt the Merger Agreement. The CCE Board is not aware of any other matters to be voted on at the special meeting. If, however, such a matter is properly presented for action at the special meeting, including a motion to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the proposal to adopt the Merger Agreement (in the event that there are not sufficient votes for such adoption), the persons named in the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

Revocability of Proxies

If you are a record shareowner, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting by one of the following means:

•

sending the Secretary of CCE a written notice revoking the proxy prior to the date of the special meeting at the address provided under “Where You Can Find More Information” in this proxy statement/prospectus;

•	submitting prior to the date of the special meeting a duly executed proxy with a later date; or

•	attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you have instructed a broker, bank or other nominee to vote your shares, follow the directions received from your broker, bank or other nominee.

Board of Directors Recommendation

After careful consideration, the CCE Board and the Affiliated Transaction Committee of the CCE Board have, in each case, determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CCE’s shareowners and the CCE Board has resolved to recommend the adoption of the Merger Agreement to CCE’s shareowners. The CCE Board recommends that shareowners vote “FOR” approval of the proposal to adopt the Merger Agreement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies by the chairman of the meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the by-laws of CCE will be given to each shareowner of record entitled to notice of and to vote at the meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting at any time. Any signed proxies received by CCE in which no voting instructions are provided on the matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow CCE shareowners who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Your vote is important. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to vote by telephone, through the Internet or by mail by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope.

Appraisal Rights

Holders of CCE common stock are entitled to exercise appraisal rights in connection with the Merger under Section 262 of the DGCL (which is reproduced and attached as Annex D to this proxy statement/prospectus).

The provisions of Delaware law governing appraisal rights are complex and you should study them carefully. A shareowner may take actions that prevent that shareowner from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect such rights.

If you do not vote in favor of the proposal to adopt the Merger Agreement and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares of CCE common stock in connection with the Merger in lieu of receiving the Merger Consideration. This value could be more than, less than or the same as the Merger Consideration to be paid to non-dissenting shareowners in the Merger.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the requisite time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. See “Special Factors—Appraisal Rights” in this proxy statement/prospectus for a more detailed description of your appraisal rights and these procedures.

ANY CCE SHAREOWNER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Solicitation of Proxies and Expenses

This solicitation is being made on behalf of the CCE Board, but may also be made without additional compensation by CCE’s officers or employees by telephone, facsimile, e-mail or personal interview. In addition, CCE has engaged MacKenzie Partners Inc. as its proxy solicitor to help CCE solicit proxies by mail, telephone and personal interview for fees estimated at approximately $30,000 plus reimbursement of certain disbursements and expenses. CCE will bear the expense of the preparation, printing and mailing of the notice of the special meeting and these proxy materials. CCE will request brokers, banks and nominees who hold shares of CCE common stock in their names to furnish proxy materials to beneficial owners of the shares. CCE will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Shareowner List

A list of CCE shareowners entitled to vote at the special meeting will be available for examination by any CCE shareowner at the special meeting. For ten days prior to the special meeting, this shareowner list will be available for inspection during ordinary business hours at CCE’s principal place of business located at Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

Other Matters

CCE does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment, which will include, in a case where the CCE Board has made a recommendation, voting in accordance with that recommendation.

Questions and Additional Information

If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact MacKenzie Partners Inc. by telephone toll-free at 800-322-2885 (banks and brokerage firms call toll free at (212) 929-5500). You may also contact Investor Relations in writing at Coca-Cola Enterprises Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, attn: Investor Relations, or by telephone at 770-989-3246.

THE COMPANIES

Coca-Cola Enterprises Inc.

CCE is a publicly traded Delaware corporation and is the world’s largest nonalcoholic beverage bottling company with 2009 annual revenues of more than $21 billion. CCE sells approximately 80% of TCCC’s bottle and can volume in North America and is the sole licensed bottler for products of TCCC in Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands. In some of its territories CCE has the right to manufacture, sell and distribute soft drink products of companies other than TCCC, including Dr Pepper Snapple Group, Inc.. Over 90% of CCE’s volume is derived from brands licensed from TCCC or TCCC joint ventures. CCE serves a population of 421 million, representing approximately 80% of the people in North America and the entire populations of Belgium, continental France, Great Britain, Luxembourg, Monaco and the Netherlands.

CCE was incorporated in Delaware in 1944.

CCE’s principal executive offices are located at 2500 Windy Ridge Parkway, Atlanta, GA 30339. CCE’s main telephone number is (770) 989-3000 and, prior to the Merger, its website is www.cokecce.com.

International CCE Inc.

New CCE is a newly created Delaware corporation that is currently a wholly owned subsidiary of CCE. Following the Merger and Separation, New CCE will own what are presently CCE’s European operations, Canadian financing company, a related portion of CCE’s corporate segment and the Norway and Sweden bottling operations of TCCC. New CCE will be TCCC’s strategic bottling partner in Western Europe and its third-largest independent bottler globally.

New CCE will, upon consummation of the Merger and Separation, change its name to Coca-Cola Enterprises, Inc. and will remain headquartered in Atlanta. New CCE is expected to be traded on the NYSE under the symbol “CCE.” John F. Brock, Chairman and Chief Executive Officer, William W. Douglas III, Chief Financial Officer, Hubert Patricot, President of the European Group, and other members of the current CCE corporate management team will lead the company. In addition, the current directors of CCE who are not employees of or consultants to TCCC will comprise the New CCE Board.

For additional description of New CCE’s business, see “Business of New CCE” in this proxy statement/prospectus.

New CCE was incorporated in Delaware in 2010. New CCE’s principal executive offices are located at 2500 Windy Ridge Parkway, Atlanta, GA 30339. New CCE’s main telephone number is (770) 989-3000 and its website is www.cokecce.com.

The Coca-Cola Company

According to its most recent annual report on file with the SEC, TCCC is the world’s leading owner and marketer of nonalcoholic beverage brands and the world’s largest manufacturer, distributor and marketer of concentrates and syrups used to produce nonalcoholic beverages with 2009 annual revenues of more than $30 billion. TCCC employs approximately 92,800 people worldwide, and its products are sold in more than 200 countries. TCCC’s owns, licenses or markets more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement and related agreements. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Summary of the Merger Agreement

The Merger Agreement and this summary of its terms have been included with this document to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about CCE or New CCE contained in this proxy statement/prospectus or in CCE’s public reports filed with the SEC may supplement, update or modify the provisions regarding factual disclosures about CCE or New CCE contained in the Merger Agreement. In your review of the representations and warranties contained in the Merger Agreement and described in this summary it is important to bear in mind that the representations and warranties have been negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareowners and in some cases have been qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Structure of the Merger

The Merger Agreement provides that (1) CCE will separate its businesses of marketing, producing and distributing nonalcoholic beverages outside of the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and transfer those businesses to New CCE immediately prior to the Merger and (2) Merger Sub will merge, in the Merger, with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. Upon completion of the transactions contemplated by the Merger Agreement, TCCC will own CCE’s North American business and New CCE, a new public company whose shares will be owned by current CCE shareowners other than TCCC or any of its subsidiaries and any shareowners who properly exercised and perfected their appraisal rights under Delaware law, will own what are presently CCE’s European operations, Canadian financing company and a related portion of CCE’s corporate segment. Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and New CCE expects its stock to be listed for trading on the New York Stock Exchange under the symbol “CCE.”

After completion of the Merger, the certificate of incorporation in the form to be determined by Merger Sub prior to the effective time will be the certificate of incorporation of the surviving corporation, and the by-laws of Merger Sub in the form to be determined by Merger Sub prior to the effective time of the Merger will be the by-laws of the surviving corporation, in each case until amended in accordance with applicable law. After completion of the Merger, the directors and officers of CCE appointed by TCCC and Merger Sub will be the directors and officers of CCE until their successors are duly elected or appointed and qualified in accordance with CCE’s certificate of incorporation, by-laws and applicable law. See “Interests of Certain Persons in the Merger” in this proxy statement/prospectus.

Merger Consideration

At the effective time of the Merger, each share of CCE common stock outstanding immediately prior to the effective time (excluding shares to be cancelled as described in the following paragraph) will be converted into the right to receive one share of New CCE common stock and $10.00 in cash, without interest.

Also at the effective time of the Merger, each of the following shares of CCE common stock will be cancelled, and no payment will be made with respect thereto, subject to dissenters’ appraisal rights: shares (i) held by TCCC or any of its subsidiaries, (ii) held by any of CCE’s subsidiaries or joint ventures that are North American business entities, (iii) held by CCE as treasury stock or (iv) held by dissenting shareowners who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, in each case immediately prior to the effective time of the Merger. See “Special Factors—Appraisal Rights” in this proxy statement/prospectus for a description of dissenters’ appraisal rights.

Based upon the number of issued and outstanding shares of CCE common stock as of the record date, an aggregate of approximately 350 million shares of New CCE common stock would be issued (excluding shares held by TCCC and its subsidiaries) and approximately $3.5 billion in cash would be paid by CCE to its shareowners in the Merger for the outstanding shares of CCE common stock not held by TCCC or any of its subsidiaries, assuming no shareowners of CCE validly exercise and perfect appraisal rights.

As a condition to closing, the Merger Agreement requires that the New CCE stock to be issued as Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance. The Merger Agreement also requires CCE and New CCE to use reasonable best efforts to have the CCE common stock delisted from the New York Stock Exchange as soon as practicable after the effective time of the Merger.

No assurance can be given that the current market price of CCE common stock will be equivalent to the market price of New CCE common stock and the Cash Consideration at the effective time of the Merger or at any other time. The market price of New CCE common stock when received by a CCE shareowner, together with the Cash Consideration, may be greater or less than the current market price of CCE common stock.

Payments with Respect to Adjusted Net Working Capital

The Merger Agreement provides for adjustment payments between the parties based on the Closing Adjusted Net Working Capital (as described below) of the North American business as of the effective time of the Merger.

Prior to the effective time of the Merger, CCE is required to deliver to TCCC its good faith estimate of the adjusted net working capital of the North American business as of the effective time of the Merger (referred to herein as the Certified Adjusted Net Working Capital). If the Certified Adjusted Net Working Capital is greater than the “Target Adjusted Net Working Capital” of $161,296,000 (subject to certain adjustments as provided in the Merger Agreement), TCCC is required to pay New CCE at the effective time of the Merger an amount equal to the difference. If the Certified Adjusted Net Working Capital is less than Target Adjusted Net Working Capital, then New CCE is required to pay TCCC at the effective time of the Merger an amount equal to the difference.

No later than 60 days after the effective time of the Merger, TCCC is required to prepare and deliver a statement setting forth TCCC’s calculation of the adjusted net working capital (referred to herein as the Closing Adjusted Net Working Capital).

After the Closing Adjusted Net Working Capital is determined, New CCE will pay TCCC or TCCC will pay New CCE an amount equal to (i) the excess, if any, of Certified Adjusted Net Working Capital over Closing Adjusted Net Working Capital or (ii) the excess, if any, of Closing Adjusted Net Working Capital over Certified Adjusted Net Working Capital, respectively.

For purposes of these determinations, Adjusted Net Working Capital will be determined as of the effective time of the Merger (after taking into account the transactions contemplated by the Merger Agreement) as the consolidated North American business entities’ (i) current assets determined in accordance with United States generally accepted accounting principles (referred to herein as GAAP) (as applied by the North American business as of the date of the Merger Agreement) consistently applied, subject to certain adjustments pursuant to the Merger Agreement, minus (ii) current liabilities determined in accordance with GAAP (as applied by the North American business as of the date of the Merger Agreement) consistently applied, subject to certain adjustments pursuant to the Merger Agreement.

Procedures for Surrendering CCE Stock Certificates or Book-entry Shares

The conversion of CCE common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. Substantially concurrently with the effective time of the Merger, CCE and New CCE will deposit New CCE shares and cash sufficient to pay the Merger Consideration with an exchange agent mutually acceptable to TCCC and CCE. As soon as reasonably practicable and within two business days following the effective time of the Merger, the exchange agent will send a letter of transmittal to each person who is a record holder of CCE common stock at the effective time of the Merger whose shares were converted into the right to receive the Merger Consideration for use in the exchange and instructions explaining how to surrender CCE stock certificates to the exchange agent.

CCE shareowners who surrender their stock certificates or book entry shares, together with a properly completed letter of transmittal, will receive shares of New CCE common stock and the Cash Consideration into which the shares of CCE common stock were converted in the Merger. After the effective time of the Merger, each certificate that previously represented shares of CCE common stock will only represent the right to receive the shares of New CCE common stock and Cash Consideration into which those shares of CCE common stock have been converted. If certificates representing shares of CCE common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration into which the shares of CCE common stock represented by that certificate shall have been converted. After the effective time of the Merger, no transfers of any shares of CCE common stock will be effected on the stock transfer books of CCE.

If a certificate for CCE common stock has been lost, stolen or destroyed, the exchange agent will issue the Merger Consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and, if required by the exchange agent, the posting of a bond in a customary amount for indemnification purposes.

Employee Matters

Transfers of Employment

CCE and its subsidiaries will take action so that prior to the effective time of the Merger, (i) all CCE non-North American employees will be employed by New CCE or one of its subsidiaries and (ii) all CCE North American employees will continue to be employed by CCE or one of its subsidiaries. However, a small group of CCE North American management and headquarters employees will become employees of New CCE.

Level of Compensation and Benefits

From the effective time of the Merger through December 31, 2011, TCCC will provide CCE North American employees compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by CCE and its subsidiaries to continuing employees immediately prior to the effective time of the Merger.

Employee Benefit Plans

CCE and its subsidiaries will take action so that, effective no later than the effective time of the Merger, (i) New CCE or one of its subsidiaries will retain or assume sponsorship of, and all of CCE’s obligations under, all CCE benefit plans other than the North American benefit plans, and (ii) CCE or one of its subsidiaries will retain or assume sponsorship of, and all of CCE’s obligations under, all CCE North American benefit plans. However, New CCE will assume the liabilities and related assets for nonqualified deferred compensation plans related to the small group of CCE North American employees who will be employed by New CCE after the effective time of the Merger.

For each CCE North American employee who commences participation in an employee benefit plan or arrangement maintained by TCCC or its subsidiaries, following the effective time of the Merger, TCCC will provide that such employee will receive credit for such employee’s service with CCE or any predecessor to CCE, to the extent credited under the analogous CCE North American benefit plan as of the effective time of the Merger, as service with TCCC for purposes of eligibility and vesting. In addition, such service will be credited for purposes of determining benefits under applicable vacation programs and service awards.

Also for each such CCE North American employee (and their spouse and/or eligible dependents), in the case of insured arrangements, TCCC will use its reasonable best efforts to cause its third-party insurance providers to, and in the case of self-insured arrangements, TCCC will cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under TCCC benefit plans or arrangements to be waived or treated as satisfied in the plan year in which the effective time of the Merger occurs, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous CCE North American benefit plan in which such CCE North American employee participated immediately prior to the effective time of the Merger.

On the date of the Merger, TCCC will pay to CCE a specified amount representing CCE’s fourth quarter 2009 contributions to certain tax-qualified defined benefit plans in the United States and Canada.

Annual Incentive and Equity-Based Compensation

If the Merger is completed in 2010, annual cash incentive compensation for the CCE North American employees for 2010 will be determined in accordance with CCE’s 2010 annual incentive program consistent with past practice, subject to adjustments of applicable performance goals as agreed between TCCC and CCE, including for costs and expenses related to the transactions. If CCE does not make an annual equity grant in the fourth quarter of 2010, in 2011, TCCC will make an annual equity grant with an aggregate value comparable to CCE’s November 2009 equity grant to the eligible employees.

Treatment of CCE Equity Awards

CCE Options

At the effective time of the Merger, each CCE option held by employees continuing in employment with CCE after it becomes a subsidiary of TCCC and by former CCE North American employees will be converted into options to purchase common stock of TCCC under the same terms and conditions as were applicable before the effective time of the Merger, other than exercise price and number of shares receivable on exercise. The per share exercise price of each such TCCC option will be equal to the product (rounded up to the nearest whole cent) of (i) the exercise price of such CCE option immediately prior to the effective time of the Merger and (ii) one divided by the TCCC conversion ratio, as defined below. The number of shares of TCCC common stock receivable on exercise of each such TCCC option will be equal to the product (rounded down to the nearest whole share) of (A) the number of shares subject to the CCE option immediately prior to the effective time of the Merger and (B) the TCCC conversion ratio. The “TCCC conversion ratio” is equal to the closing price of CCE common stock on the full trading day immediately before the effective time of the Merger divided by the closing price of TCCC common stock on the full trading day immediately before the effective time of the Merger.

At the effective time of the Merger, each CCE option held by employees and directors of New CCE and by former European employees and former directors of CCE will be converted into options to purchase common stock of New CCE. The method of conversion will be the same as described in the preceding paragraph, substituting references to New CCE common stock for references to TCCC common stock. The New CCE stock price for such conversions and the other conversions described below will be equal to the closing price of CCE common stock on the full trading day immediately before the effective time of the Merger, minus $10.

CCE Stock Units

At the effective time of the Merger, CCE performance or restricted stock units, stock units attributable to the deemed investment in CCE common stock under the Supplemental MESIP and deferred stock units under the CCE Deferred Stock Plan that are held by employees continuing in employment with CCE and by former CCE North American employees will be replaced with stock units with respect to TCCC common stock under the same terms and conditions as were applicable before the effective time of the Merger. The number of such TCCC stock units will be equal to the product (rounded up to the nearest whole share) of (A) the number of CCE stock units and (B) the TCCC conversion ratio. If the Merger occurs in 2010, any vesting conditions that are based on attaining a specified level of earnings per share for 2010 will be determined based on the most recent mid-month forecast before the Merger, with certain adjustments based on North American operating income for the remainder of the year.

At the effective time of the Merger, stock units described above that are held by employees of New CCE, former European employees of CCE and former directors of CCE will be replaced with New CCE stock units using the method of conversion described in the preceding paragraph, substituting references to New CCE common stock for references to TCCC common stock for the purposes of the TCCC conversion ratio. In the case of any vesting conditions that are based on attaining a certain stock price, the stock price requirement will be treated as satisfied upon the Merger. If the Merger occurs in 2010, any vesting conditions that are based on attaining a specified level of earnings per share for 2010 will be determined based on the most recent mid-month forecast before the Merger.

Restricted CCE Common Stock

At the effective time of the Merger, shares of restricted CCE common stock held by employees continuing in employment with CCE and by former CCE North American employees will be cancelled and replaced with shares of restricted TCCC common stock under the same terms and conditions as were applicable before the effective time of the Merger. The number of shares of such TCCC restricted stock shall be equal to the product (rounded up to the nearest whole share) of (A) the number of shares of CCE restricted stock and (B) the TCCC conversion ratio. In the case of any vesting conditions that are based on attaining a certain stock price, the stock price target will be adjusted by dividing the CCE stock price target by the TCCC conversion ratio.

At the effective time of the Merger, each share of restricted CCE common stock held by employees of New CCE and former European employees of CCE will be exchanged for (A) one share of restricted New CCE common stock under the same terms and conditions as were applicable before the effective time of the Merger and (B) a payment of the Cash Consideration.

Fractional Shares

New CCE will not issue fractional shares in the Merger. All fractional shares of New CCE that a holder of shares of CCE common stock would otherwise be entitled to receive as a result of the Merger will be aggregated, and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price of a share of New CCE common stock on the New York Stock Exchange on the trading day immediately following the day on which the effective time of the Merger occurs by the fraction of a share of New CCE common stock to which such holder would otherwise have been entitled.

Effective Time

The Merger will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as specified in the certificate of merger).

As of the date of this proxy statement/prospectus, the Merger is expected to be completed in the fourth quarter of 2010. However, completion of the Merger is subject to the satisfaction (or waiver, to the extent permissible) of any conditions to the Merger. There can be no assurances as to whether, or when, TCCC and CCE will complete the Merger. If the Merger is not completed on or before November 25, 2010, either TCCC or CCE may terminate the Merger Agreement, provided that if certain conditions have not been met, either TCCC or CCE may, in its sole discretion, extend such date for an additional six months. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement.”

The Separation

Pursuant to the Merger Agreement, CCE, New CCE and TCCC have agreed to several arrangements to effect the Separation including the following:

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CCE will separate its businesses of marketing, producing and distributing nonalcoholic beverages outside of the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands, other than CCE’s Canadian financing company, and transfer those businesses to New CCE;

•	CCE and New CCE will cause all intercompany arrangements (other than the ancillary agreements) to be terminated;

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CCE and New CCE will cause all contracts relating primarily to the North American business to be assigned to CCE or one of its subsidiaries and all contracts relating primarily to the European businesses to be assigned to New CCE or one of its subsidiaries, and CCE will use its commercially reasonable efforts to obtain consents for such assignments as required;

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CCE and New CCE will use commercially reasonable efforts to separate shared contracts under which goods or services are provided by a third party to the North American business and the European businesses;

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CCE and New CCE will obtain resignations from directors and officers of each North American business entity, and CCE will appoint individuals identified by TCCC as directors of the North American business entities;

•	New CCE’s name will be changed to Coca-Cola Enterprises, Inc.; and

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CCE and New CCE will use commercially reasonable efforts (i) to cause New CCE or its subsidiaries to be substituted for the North American business entities under each guarantee given by them for the benefit of New CCE and (ii) to cause one or more of the North American business entities to be substituted for New CCE and the entities conducting the European businesses under each guarantee given by them for the benefit of North American business entities.

Shares Subject to Properly Exercised Appraisal Rights

The shares of CCE held by CCE shareowners who do not vote for approval of the proposal to adopt the Merger Agreement and who properly exercise and perfect appraisal rights for their shares in accordance with Delaware law will not be converted into the right to receive shares of New CCE common stock and cash to which they would otherwise be entitled pursuant to the Merger Agreement, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to Delaware law. If any CCE shareowner fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such shareowner’s shares will be entitled to be exchanged for the Merger Consideration. See “Special Factors—Appraisal Rights” in this proxy statement/prospectus for a description of dissenters’ appraisal rights.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by both New CCE and CCE as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

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due authorization, execution, delivery and validity of the Merger Agreement including the determination of the CCE Board and the Affiliated Transaction Committee that the Merger is fair and in the best interests of CCE and its shareowners;

•	capital structure, subsidiaries;

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absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of execution, delivery or performance of the Merger Agreement and completion of the Merger;

•	governmental and third-party consents necessary to complete the Merger;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	financial statements, absence of undisclosed material liabilities;

•	internal controls and procedures;

•	absence of certain changes since December 31, 2009 through February 25, 2010, the date of the Merger Agreement;

•	title to personal and real property;

•	sufficiency of assets;

•	litigation;

•	taxes, United States federal income tax treatment of the Merger;

•	product liability;

•	major suppliers and customers;

•	compliance with laws, permits;

•	intercompany agreements and related party transactions;

•	insurance;

•	guarantees issued by CCE and its subsidiaries;

•	disclosure documents to be filed with the SEC in connection with the Merger; and

•	fees payable to financial advisors in connection with the Merger.

New CCE and CCE also make representations and warranties relating to: the solvency of the North American business entities, New CCE and other CCE business entities at the effective time of the Merger, employees and employee benefit matters, labor matters, material contracts, inapplicability of state takeover statutes, environmental matters, intellectual property and the receipt of opinions from financial advisors.

The Merger Agreement contains a number of representations and warranties made by TCCC as to, among other things:

•	corporate existence and good standing;

•	due authorization, execution, delivery and validity of the Merger Agreement;

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absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of execution, delivery or performance of the Merger Agreement and completion of the Merger;

•	governmental and third-party consents necessary to complete the Merger;

•	ownership of CCE stock;

•	litigation;

•	capitalization of Merger Sub;

•	fees payable to financial advisors in connection with the Merger; and

•	the United States federal income tax treatment of the Merger.

TCCC also makes representations and warranties relating to the solvency of the North American businesses immediately following the Merger, accuracy of information supplied for disclosure documents to be filed with the SEC and TCCC’s knowledge regarding accuracy of representations and warranties.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means, with respect to CCE’s North American business, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities, or results of operations of the North American business or the North American business entities, taken as a whole, excluding any effect resulting from:

•	changes in the economy or financial markets generally in the United States, Canada, British Virgin Islands, United States Virgin Islands or the Cayman Islands;

•	the industry in which the North American business operates in general;

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the execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including any communication by TCCC regarding the plans or intentions of TCCC with respect to the North American business;

•	changes in law after the date of the Merger Agreement, including amendment, modification or adoption of any tax law;

•	changes in GAAP or other applicable accounting standards or the interpretations thereof after the date of the Merger Agreement;

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acts of God or other calamities, national or international political or social conditions in or affecting any of the countries in which the North American business operates, including the engagement by any such country in hostilities, whether commenced before or after the date of the Merger Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

•	any actions taken, or failures to take action, or such other changes or events, in each case, to which TCCC or Merger Sub have consented in advance in writing;

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any failure to meet internal projections or plans, public estimates or expectations relating to CCE or the North American business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or plans, estimates or expectations may be taken into account in determining whether a material adverse effect has occurred);

•	the failure to obtain consent under certain contracts identified in the Merger Agreement or permits that require consent of the other party or a governmental entity as a result of the Merger;

•	any adverse effect primarily caused by (A) any action taken or inaction by CCE or any of its subsidiaries to the extent specifically required pursuant to written specifications relating to the manufacture, display or storage of products by the North American business, delivered to the North American business by an employee (with a title no less senior than General Manager) of TCCC or its applicable subsidiaries in their capacity as supplier of the North American business or (B) any violation of the provisions relating to the conduct of business by TCCC or any of its subsidiaries; and

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any legal proceedings made or brought by any of the current or former shareowners of CCE (on their own behalf or on behalf of CCE) against CCE arising out of or in connection with any transactions contemplated by the Merger Agreement;

in the case of the first, second, fourth, fifth and sixth bullet points above, if such change, effect or condition does not disproportionately adversely affect the North American business or the North American business entities.

For purposes of the Merger Agreement, a “material adverse effect” also includes, with respect to CCE’s North American business, the occurrence of a default under CCE’s indebtedness that is in existence immediately prior to the effective time of the Merger.

Covenants and Conduct of Business Pending the Merger

Interim Operations of TCCC and CCE. Each of TCCC and CCE has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement.

Conduct of Business of CCE. In general, CCE and its subsidiaries are required to conduct the North American business in the ordinary course consistent with past practice; to use commercially reasonable efforts to preserve intact the material operations and facilities of the North American business and the material relationships with their customers, suppliers, licensors, licensees, employees and contractors; to perform and comply with all agreements relating to the North American business to which they are a party; to continue to participate in U.S. bottling system programs, initiatives and governing bodies, consistent with past practice and existing CCE contractual rights; and to administer insurance claims in the ordinary course of business consistent with past practice.

Without TCCC’s prior written consent (not to be unreasonably withheld or delayed), none of CCE or its subsidiaries may take any of the following actions with respect to the North American business entities or the North American business (except, in certain cases, in the ordinary course of business consistent with past practice), among other things:

•	adopt, change, amend, or make any waivers under its organizational documents;

•	split, redeem, reclassify, purchase or acquire its capital stock or equity interests;

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issue, sell or encumber its capital stock or securities convertible to capital stock, except for issuances upon exercise or settlement of options or awards under equity compensation plans outstanding on the date of the Merger Agreement or as permitted under the Employee Matters Agreement entered into in connection with the Merger Agreement;

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issue or sell any new debt securities, enter any new credit facility or otherwise incur indebtedness, or materially modify the terms of any such debt, to the extent such debt would constitute a liability of a North American business entity, subject to certain exceptions;

•	impose or permit any lien to be imposed on its assets other than certain permitted liens or liens under existing credit facilities;

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increase employee compensation, amend or modify any North American benefit plan, change the duties of employees so that they cease to be North American employees, terminate North American employees, subject to certain exceptions including for actions in the ordinary course of business;

•	sell, lease, license, transfer, abandon or dispose of any owned or leased real property, subject to certain exceptions;

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enter into a binding or non-binding commitment for any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, sale, disposition, restructuring or similar transaction involving CCE or its subsidiaries or affiliates;

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acquire, directly or indirectly, any assets, securities, properties, interests or businesses or make investments, other than in the ordinary course of business, subject to certain exceptions, including acquisitions with a purchase price not in excess of $10 million individually or $25 million in the aggregate;

•	enter into, amend, modify or terminate material contracts or real property leases;

•	declare, set aside or pay dividends, or make other distributions payable in stock or property;

•	enter into or terminate any joint venture or jointly owned partnership;

•	make, incur or become committed to any capital expenditure, other than in the ordinary course of business consistent with past practice;

•	cancel, forgive, settle, waive or release any right or claim, action or indebtedness, subject to certain exceptions;

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make, change or rescind any material tax election or method of accounting (subject to certain exceptions), consent to an extension or waiver of any limitation period with respect to material taxes, request a tax ruling (other than the private letter ruling to be requested of the IRS) or settle a tax dispute, file material amended tax returns or surrender any right to claim a tax refund or offset (this covenant survives following the closing of the Merger for a period of 90 days following the expiration of the applicable statute of limitations, taking into account any extensions);

•	adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of North American subsidiaries;

•	make any loans or advances of money, subject to certain exceptions;

•	transfer, grant or acquire intellectual property rights, or disclose trade secrets;

•	agree or permit material insurance policies naming CCE as a beneficiary or loss payee to be cancelled or terminated without replacement;

•	dispose of or permit any lapse in environmental permits;

•	make any charitable contribution or engage in lobbying efforts; or

•	authorize or enter into a contract or transaction that would be in contravention of any of the foregoing or the terms of the Merger Agreement.

Conduct of Business of TCCC. Without CCE’s prior written consent (not to be unreasonably withheld or delayed), TCCC will, and will cause its affiliates to:

•	operate its business as it relates to CCE and its subsidiaries only in the ordinary course of business consistent with past practice in all material respects; and

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perform and comply, in all material respects, with all agreements to which TCCC or any of its subsidiaries, on the one hand, and any of CCE or any of its subsidiaries, or any customers, suppliers, licensors and contractors of TCCC or its subsidiaries, on the other hand, is a party.

The CCE Board’s Covenant to Recommend. The CCE Board has agreed to recommend the adoption of the Merger Agreement by CCE shareowners and to call a meeting of its shareowners for this purpose. The CCE Board, however, can withdraw, modify or qualify in a manner adverse to TCCC its recommendation, or recommend another Acquisition Proposal (as defined below; any such change in recommendation is referred to herein as a Change in CCE Recommendation) under certain specified circumstances as discussed under “—No Solicitation by CCE” in this proxy statement/prospectus.

TCCC’s Covenant to Vote. TCCC has agreed not to dispose of and to vote or cause to be voted all shares of CCE common stock beneficially owned by it or any of its subsidiaries in favor of the proposal to adopt the Merger Agreement at the special meeting.

Director and Officer Indemnification and Insurance. The Merger Agreement provides that, following the effective time of the Merger, TCCC will indemnify and hold harmless each present and former director and officer of CCE or any of its North American subsidiaries for acts or omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted by Delaware law and will provide these officers and directors with directors’ and officers’ liability insurance in respect of such acts or omissions. These matters are more fully discussed below under “Interests of Certain Persons in the Merger” in this proxy statement/prospectus.

German Bottling Operations. The Merger Agreement provides that at any time from 18 months to 36 months after February 25, 2010, the date of the Merger Agreement, New CCE has the right to purchase, for fair value (as mutually agreed), all of TCCC’s right, title and interest in Coca-Cola Erfrischungsgetränke A.G., a company organized under the laws of Germany that conducts TCCC’s German bottling operations, on such terms and conditions as are mutually acceptable to TCCC and New CCE.

No Solicitation by CCE

CCE has agreed that none of CCE, any of its subsidiaries or their directors, officers, employees, advisors or other representatives will directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise to facilitate the submission of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to CCE or any of its subsidiaries or afford access to the business, properties or records of CCE or any of its subsidiaries, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of CCE or any of its subsidiaries, (iv) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

However, at any time prior to the adoption of the Merger Agreement by CCE’s shareowners:

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CCE may directly or indirectly through advisors, agents or other intermediaries (A) engage or participate in negotiations or discussions with any third party and its representatives that, subject to compliance with the terms of the preceding paragraph, has made after the date of the Merger Agreement an unsolicited bona fide written Acquisition Proposal that the CCE Board believes in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) furnish to such third party or its representatives nonpublic information relating to CCE or any of its subsidiaries pursuant to a customary confidentiality agreement (a copy of which is required to be provided for informational purposes only to TCCC) with such third party, provided that all such information is provided or made available to TCCC prior to or substantially concurrently with the time it is provided to such third party; and

•	the CCE Board may effect a Change in CCE Recommendation;

in each case referred to in the foregoing two bullet points only if the CCE Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The CCE Board cannot take any of the actions described in the two preceding bullet points unless CCE has provided TCCC with prior written notice advising TCCC that it intends to take such action. In addition, CCE shall notify TCCC in writing promptly (and within 48 hours) after receipt by CCE or any of its representatives of any Acquisition Proposal, any indication by a third party that it is considering making an Acquisition Proposal or any request for information relating to CCE or any of its subsidiaries by any third party that has indicated that it may be considering making, or has made, an Acquisition Proposal. The written notice must identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request and CCE is required to keep TCCC informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request.

The CCE Board may not effect a Change in CCE Recommendation as described in the second bullet point above that is in response to an Acquisition Proposal unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) CCE promptly notifies TCCC, in writing at least three business days before taking that action, of its intention to do so and (iii) TCCC does not make, within three business days after its receipt of that written notification, a binding offer that is at least as favorable to the shareowners of CCE (other than TCCC, Merger Sub and any other affiliates of TCCC), as determined by the CCE Board, as such Acquisition Proposal. Any amendment to the material financial terms of such Superior Proposal requires a new written notification from CCE and a new three business day period under clause (iii) of the preceding sentence.

“Acquisition Proposal” shall mean, other than the transactions contemplated by the Merger Agreement or any proposal or offer made by TCCC or any of its affiliates, any offer, proposal or inquiry relating to any transaction to effect, or any indication of interest by any third party in, (i) any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, spin-off, split-off or similar transaction involving CCE or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of CCE, or any purchase or sale of 15% or more of the consolidated assets (including stock of CCE’s subsidiaries) of CCE and its subsidiaries, taken as a whole or (ii) any purchase or sale of, or tender or exchange offer (including a self-tender offer) for, voting securities of CCE or any of its subsidiaries that, if consummated, would result in any third party (or the stockholders of such third party) beneficially owning securities representing 15% or more of CCE’s total voting power (or of the surviving entity in such transaction) or the voting power of any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of CCE.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the total number of outstanding shares of the CCE common stock or all or substantially all of the consolidated assets of CCE and its subsidiaries on terms that the CCE Board determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation, any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the party invoking the condition) and availability of any necessary financing, to provide greater value to CCE’s shareowners (in their capacity as shareowners of CCE and excepting TCCC, its affiliates and its officers and directors) than the transactions contemplated by the Merger Agreement.

Conditions to the Completion of the Merger

Mutual Closing Conditions. The obligation of each of TCCC, CCE, New CCE and Merger Sub to complete the Merger is subject to the satisfaction or waiver of a number of conditions, including the following:

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approval of the proposal to adopt the Merger Agreement at the special meeting by the affirmative vote of the holders of at least (i) 66 2/3% of the voting power of all outstanding shares of CCE common stock entitled to vote generally in the election of directors and (ii) a majority of all outstanding shares of CCE common stock (other than any such shares held by TCCC or any of its subsidiaries or any of TCCC’s or CCE’s directors and executive officers) entitled to vote generally in the election of directors;

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effectiveness of the registration statement on Form S-4 for the New CCE common stock to be issued in the Merger, of which this proxy statement/prospectus forms a part, and absence of any stop order suspending such effectiveness or actual or threatened proceedings by the SEC seeking a stop order;

•	approval for listing on the New York Stock Exchange of the New CCE common stock to be issued in the Merger, subject to official notice of issuance;

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expiration or termination of any applicable waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act and receipt of any other required clearances, approvals and authorizations of governmental entities under any other competition law;

•	absence of any law preventing consummation of the Separation or the Merger or the other transactions contemplated by the Merger Agreement;

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absence of any pending complaint, action, suit, proceeding, arbitration, investigation or mediation by any governmental entity relating to the transactions contemplated by the Merger Agreement that, if the relief requested were granted, would prevent the consummation of the transactions or materially and adversely affect the transactions contemplated by the Merger Agreement, or TCCC, Merger Sub, CCE and the North American business subsidiaries, taken as a whole, on the one hand, or New CCE and its subsidiaries, taken as a whole, on the other hand;

•	continued validity of the private letter ruling received by CCE from the IRS;

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accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality thresholds, as of the date of the Merger Agreement and as of the effective time of the Merger or as of another time if specifically required to be accurate as of such other time;

•	performance in all material respects by the other party of the covenants and obligations required to be performed by it at or prior to the effective time of the Merger;

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the receipt by each party from the other of a certificate, dated as of the date of the Merger and signed by an executive officer, certifying the performance of all obligations required to be performed and the accuracy of the representations and warranties, each as described in the previous two bullet points;

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delivery of opinions of TCCC’s counsel, in the case of TCCC and Merger Sub, and CCE’s counsel, in the case of CCE and New CCE, with respect to the tax treatment of the transactions contemplated by the Merger Agreement; and

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the other party shall have executed and delivered each of the ancillary agreements required by the Merger Agreement and the previously executed ancillary agreements shall remain in full force and effect.

Additional Closing Condition for CCE and New CCE. In addition, the obligation of CCE and New CCE to complete the Merger is subject to the satisfaction of the following condition:

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the Norway-Sweden Acquisition shall be consummated substantially concurrently with the closing of the Merger, provided that this condition will be deemed satisfied if (i) the conditions set forth in the Norway-Sweden SPA to New CCE’s obligation to complete the Norway-Sweden Acquisition have been satisfied or waived and (ii) TCCC has tendered the shares for transfer in accordance with the Norway-Sweden SPA.

Additional Closing Conditions for TCCC and Merger Sub. In addition, the obligation of TCCC and Merger Sub to complete the Merger is subject to the satisfaction of the following conditions:

•	the gross indebtedness of CCE and the North American business subsidiaries as of the effective time of the Merger shall not exceed $8.88 billion;

•	the absence of a material adverse effect that is continuing with respect to CCE’s North American business; and

•	delivery by CCE to TCCC of a certificate certifying satisfaction of the conditions in the preceding two bullet points, dated as of the closing date and signed by an executive officer of CCE.

Financing. Prior to the effective time of the Merger, New CCE or one or more of its subsidiaries are required to obtain and draw upon one or more borrowing facilities or consummate a financing in the aggregate amount sufficient to pay the aggregate Cash Consideration; provided that neither CCE nor New CCE shall be obligated to sell assets or to cause New CCE’s working capital to be inadequate as a result of the terms of the financing. CCE and New CCE will be excused from the obligation to obtain such financing in the event that financing is required to enable New CCE to have such cash amounts, and (i) there shall have occurred and be continuing a material adverse change or disruption in the financial, banking or capital markets generally that has rendered debt financing generally unavailable to companies similarly situated to New CCE (taking into account the consummation of the transactions contemplated by the Merger Agreement and the Norway-Sweden SPA) and (ii) CCE and New CCE shall have used their best efforts to permit New CCE to obtain such required financing. If it is not reasonably likely that CCE will have cash sufficient to pay the Cash Consideration, at any time prior to the Termination Date (as described under “—Termination of the Merger Agreement”), then at TCCC’s option, New CCE or one of its subsidiaries, on one hand, and TCCC or one of its affiliates, on the other hand, will enter into a loan agreement on commercially reasonable terms to permit New CCE or its subsidiaries to borrow an amount sufficient to pay the aggregate Cash Consideration and make the other distributions required to be made pursuant to the Merger Agreement. If TCCC advises New CCE in writing of its desire to enter into such a loan agreement prior to the Termination Date, then the obligation to consummate a financing will not be deemed excused. CCE and TCCC are each permitted to extend the closing of the Merger until May 25, 2011 in order to permit New CCE and CCE to obtain the required financing. TCCC’s obligation to complete the Transaction is conditioned on CCE having at the effective time of the Merger sufficient cash to pay the aggregate Cash Consideration. If CCE and New CCE are excused, as described in this paragraph, from the obligation to consummate such a financing, then CCE and New CCE shall have no further obligations to complete the Transaction or to pay the Cash Consideration and no party shall have any recourse against the other.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after CCE shareowners have adopted the Merger Agreement, as follows:

•	by mutual written consent of CCE and TCCC;

•	by either TCCC or CCE if:

•

the Merger has not been consummated on or before November 25, 2010, provided that if certain conditions have not been met, either TCCC or CCE may, in their sole discretion, extend such date for an additional six months (such date, including as extended, is referred to herein as the Termination Date);

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of that party to satisfy the corresponding condition to the closing of the Merger and such condition is incapable of being satisfied by the Termination Date;

•

any order, decree, ruling other action of a court of competent jurisdiction or other governmental entity is in effect permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

•	CCE shareowners fail to adopt the Merger Agreement at a duly convened shareowners’ meeting; or

•

by TCCC, if, prior to the special meeting, the CCE Board makes a Change in CCE Recommendation or CCE materially breaches its obligations under the Merger Agreement by reason of a material failure to include the CCE Board recommendation in the proxy statement/prospectus or material failure to observe the non-solicitation provisions of the Merger Agreement, in accordance with the requirements described above under “—Conduct of Business Pending the Merger—The CCE Board’s Covenant to Recommend” and “—No Solicitation by CCE.”

Subject to the provisions described under “—Termination Payments,” if the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party.

Termination Payments

Under the terms of the Merger Agreement, CCE has agreed to pay TCCC a termination fee of $200 million if:

•

the Merger Agreement is terminated prior to the special meeting by TCCC because the CCE Board makes a Change in CCE Recommendation or because of a material failure to include the CCE Board recommendation in the proxy statement/prospectus or material failure to observe the non-solicitation provisions of the Merger Agreement as described under “—Conduct of Business Pending the Merger—The CCE Board’s Covenant to Recommend,” or

•

if (A) the Merger Agreement is terminated by TCCC or CCE because the Merger has not been completed by the Termination Date or CCE shareowners fail to adopt the Merger Agreement at the duly convened special meeting, (B) prior to any such termination, an Acquisition Proposal with respect to CCE has been publicly announced, (C) at the time of such termination, neither TCCC or Merger Sub has breached any of its material obligations under the Merger Agreement and (D) within 365 calendar days following the date of such termination, CCE consummates such an Acquisition Proposal (provided that for purposes of the provision described in this bullet point, each reference to “15%” in the definition of Acquisition Proposal under “—No Solicitation by CCE” shall be deemed to be a reference to “50%”).

Additionally, TCCC has agreed to pay to CCE an amount equal to twice the amount of the reasonable documented out of pocket expenses actually incurred by CCE in connection with the Merger Agreement, not to exceed $100,000,000, if either TCCC or CCE terminates the Merger Agreement due to failure to obtain the required regulatory approvals or clearances described in the fourth bullet point under “—Conditions to the Completion of the Merger—Mutual Closing Conditions,” all other conditions in the Merger Agreement have been satisfied or waived, and neither CCE nor New CCE has materially breached any of their covenants under the Merger Agreement.

To the extent that a termination fee or expense reimbursement described in the preceding two paragraphs is not promptly paid by CCE or TCCC, then the party that has failed to make such payment promptly is also required to pay any costs and expenses incurred by the other party in connection with legal enforcement action taken against the non-paying party for such amount.

Non-Competition

Subject to certain exceptions allowing New CCE to make limited investments in third parties conducting business in the North American territory, for a period of 5 years after the effective time of the Merger, New CCE has agreed that it will not (i) encourage or induce any person who is, as of the effective time of the Merger, a customer of the North American business to limit, reduce or cease to conduct business with TCCC or any of its affiliates and (ii) engage in or carry on a business in the North American territory that would compete with the North American business.

Indemnification

Indemnification by New CCE. The Merger Agreement provides that, following the closing of the Merger, New CCE shall indemnify, defend and hold harmless TCCC and its affiliates (including CCE and the North American business subsidiaries) and their respective officers, directors and employees (referred to herein as the TCCC Indemnified Parties) from and against all losses, which consist of damages, judgments, awards, liabilities, losses, fines, obligations, amounts paid in settlement, claims of any kind or nature and costs, fees and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), asserted against, resulting from, imposed upon or suffered or incurred by TCCC Indemnified Parties by reason of or arising from:

•

any inaccuracy of any representation or warranty of CCE or New CCE that survives after the effective time of the Merger (without giving effect to any materiality or material adverse effect qualifiers), pursuant to the survival provisions described below under “—Survival of Representations, Warranties and Covenants”;

•	the breach of any covenant or agreement of New CCE, or prior to the effective time of the Merger, of CCE that survives after the effective time of the Merger;

•	any European businesses liabilities that are to be transferred to New CCE pursuant to the transactions contemplated by the Merger Agreement;

•

any appraisal claim made by a former shareowner of CCE in connection with the transactions contemplated by the Merger Agreement and 50% of the related expenses; provided that New CCE shall only be liable for amounts actually paid in respect of an appraised value per share up to and including $19.53 per share; and

•	any transaction expenses payable by CCE or New CCE pursuant to the Merger Agreement.

New CCE’s liability for breaches of representations (other than certain fundamental representations) will be limited to an amount not to exceed a cap of $250,000,000, subject to a deductible basket of $200,000,000. Claims for breaches of representations (other than certain fundamental representations) smaller than a de minimis amount of $100,000 or the amount of reserves for the corresponding loss reflected on CCE’s audited financial statements for the year ended December 31, 2009 shall be excluded from such indemnification entirely.

Indemnification by TCCC. TCCC shall indemnify, defend and hold harmless New CCE and its affiliates (excluding CCE and the North American business subsidiaries), and their respective officers, directors and employees (referred to herein as the New CCE Indemnified Parties) from and against all losses asserted against, resulting from, imposed upon or suffered or incurred by New CCE Indemnified Parties by reason of or arising from:

•	any inaccuracy of any representation or warranty by TCCC that survives after the effective time of the Merger (without giving effect to any materiality or material adverse effect qualifiers);

•	the breach of any covenant or agreement by TCCC or Merger Sub;

•	any North American business liability that is to be transferred to TCCC pursuant to the transactions contemplated by the Merger Agreement;

•

any amounts actually paid to former shareowners of CCE in appraisal proceedings in connection with the transactions contemplated by the Merger Agreement and 50% of the related expenses; provided that TCCC shall only be liable for amounts paid in respect of an appraised value per share in excess of the appraisal threshold of $19.53 per share, which amount is to be paid by New CCE as described above under “—Indemnification by CCE”; and

•	any transaction expenses payable by TCCC pursuant to the Merger Agreement.

TCCC’s liability for breaches of representations (other than certain fundamental representations) will be limited to an amount not to exceed a cap of $250,000,000, subject to a deductible basket of $200,000,000. Claims for breaches of representations (other than certain fundamental representations) smaller than a de minimis amount of $100,000 shall be excluded from such indemnification entirely.

Survival of Representations, Warranties and Covenants. The representations and warranties under the Merger Agreement will generally survive for one year from the effective time of the Merger except for (i) the representations related to taxes, which survive until 90 days following the expiration of the applicable statute of limitations; (ii) certain representations that survive indefinitely, consisting of CCE’s representations regarding corporate existence, good standing and qualification to conduct business; due authorization, execution, delivery and validity of the Merger Agreement; capital structure, subsidiaries; absence of any conflict with organizational documents; compliance with The Foreign Corrupt Practices Act of 1977 or any similar law; and TCCC’s representations regarding corporate existence and good standing and ownership of CCE stock and (iii) certain representations that do not survive the closing of the Merger, consisting of CCE’s representations regarding title to personal property; major suppliers and customers; intercompany agreements and related party transactions; inapplicability of state takeover statutes and rights plans; fees payable to financial advisors in connection with the Merger; and TCCC’s representations regarding fees payable to financial advisors in connection with the Merger.

The covenants of the parties under the Merger Agreement will generally survive indefinitely except for certain covenants that survive for one year following the closing of the Merger, consisting of the conduct of business covenants described under “—Covenants and Conduct of Business Pending the Merger” and covenants requiring the parties to the Merger Agreement to notify each other of certain events.

Adjustments to Indemnification. Indemnification payments under the Merger Agreement with respect to any indemnifiable losses are required to be paid net of (or, in the case of a tax detriment to an indemnified party, increased by) (i) any insurance proceeds actually recovered by the indemnified party with respect to such losses, minus an amount equal to a fraction of the net after-tax cost of insurance premiums paid by the indemnified party in the same policy year as the claim for such losses for the insurance policy under which such insurance proceeds are recovered, where the fraction equals the amount of such insurance proceeds actually recovered divided by the total coverage amount of such insurance policy; (ii) any indemnity, contribution or similar payment received by the indemnified party from any third party with respect to such losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third party payment; and (iii) any tax benefit or tax detriment to the indemnified party or its affiliates resulting from such indemnified losses as provided in the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended or waived before the effective time of the Merger only if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the Merger Agreement has been adopted by CCE shareowners there can be no amendment or waiver that would require further approval of CCE shareowners under Delaware law without such approval having first been obtained; and provided further that the requisite shareowner vote, as described herein, shall not be waived.

Stock Market Listing

New CCE has agreed to use its reasonable best efforts to cause the shares of New CCE common stock to be issued in the Merger to be listed on the New York Stock Exchange. It is a condition to the completion of the Merger that New CCE common stock be listed on the New York Stock Exchange, subject to official notice of issuance. Upon completion of the Merger, CCE’s common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Expenses

The Merger Agreement provides that each of TCCC and CCE will generally pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement, subject to certain exceptions pursuant to the Merger Agreement.

Limitation on Damages

The Merger Agreement provides that no party to the Merger Agreement shall be liable to or otherwise responsible to any other party thereto or its affiliates for any damages including exemplary, punitive, consequential, incidental, indirect or special damages or lost profits that arise out of or relate to a breach of any covenant or agreement in the Merger Agreement under any and all theories of liability in an amount that exceeds

$200,000,000 (or $150,000,000 if the damages arise out of a breach of a covenant that is within the knowledge of CCE or knowledge of TCCC, as applicable, prior to the effective time of the Merger but for which such party has failed to provide prompt written notice to the other) plus related actual out-of-pocket expenses. However, (a) if any party thereto has acted in willful and reckless disregard of its obligations under the Merger Agreement, or (b) any party has failed to cure by the Termination Date (as described under “—Termination of the Merger Agreement”) a breach of a covenant or agreement for which the other party has provided prompt written notice, then the other party shall be entitled to pursue any remedy it has at law including to seek any and all damages (without limitation in amount) including exemplary, punitive, consequential, incidental, indirect or special damages or lost profits or under any other theory of liability.

Ancillary Agreements

Tax Sharing Agreement

CCE, New CCE and TCCC have entered into a Tax Sharing Agreement that governs their respective rights and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Under the Tax Sharing Agreement, TCCC generally will be responsible for taxes for any post-closing period attributable to any member of the CCE group or the North American business (other than taxes resulting from the Merger and Separation and certain related transactions). New CCE generally will be responsible for taxes attributable to any member of the New CCE group, taxes for any pre-closing period attributable to any member of the CCE group or the European business and taxes resulting from the Merger and Separation and certain related transactions. TCCC and New CCE will generally each be responsible for 50% of any taxes due to the Merger and Separation not satisfying the requirements of Section 355 of the Code, to the extent such taxes do not result from any breach of certain covenants or other obligations by any party to the Tax Sharing Agreement or their subsidiaries.

The parties to the Tax Sharing Agreement agreed to use their reasonable best efforts to obtain a private letter ruling from the IRS, including rulings to the effect that (1) the External Split-Off will qualify under Section 355 of the Code as a tax-free transaction to CCE and, except to the extent of the cash received, to participating holders of CCE stock, and (2) the Internal Spin-Off will qualify under Section 355 of the Code as a tax-free transaction, and such private letter ruling has in fact been received. The parties have also agreed to use their reasonable best efforts, including by providing certain representations and covenants in the form of officers’ certificates, to obtain the opinion of Cahill Gordon & Reindel LLP, counsel to CCE, and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCCC, as to the U.S. federal income tax consequences of the Merger.

The parties have further agreed (i) to effect the Merger and Separation in a manner consistent with the private letter ruling, tax opinions, and related representations and covenants, (ii) to comply with the representations made in connection with the private letter ruling and tax opinions, and (iii) not to take any action, or fail to take any action, inconsistent with the private letter ruling, opinions, or related representations and covenants.

New CCE has agreed that, for a period of two years after the Merger, it will not take certain actions including:

•

the redemption, recapitalization, repurchase or acquisition by New CCE of its stock (but not including planned open market purchases aggregating less than 20 percent of the outstanding stock of New CCE) (see “Business of New CCE” in this proxy statement/prospectus for more information regarding a possible share repurchase program);

•

the issuance by New CCE of stock, warrants or convertible debt that results, by itself or together with other transactions, in one or more persons acquiring a 40% or greater interest (by vote or value) in the stock of New CCE;

•	the liquidation of New CCE (including any transaction treated as a liquidation of New CCE for U.S. federal income tax purposes);

•	the redomiciliation of CCE in a foreign jurisdiction or the formation of a foreign holding company;

•

any merger or consolidation involving New CCE or any acquisition by New CCE of the stock of another corporation, that results, by itself or together with other transactions, in one or more persons acquiring a 40% or greater interest (by vote or value) in the stock of New CCE;

•	the disposition of substantially all the assets of New CCE; or

•	the disposition by CCE of assets except in the ordinary course of business; or

•	the discontinuance by CCE of the operation of any active trade or business.

However, an action by CCE generally will not be restricted if (1) TCCC consents to the action, (2) New CCE obtains a ruling from the IRS to the effect that the action will not affect any conclusion in the private letter ruling, or (3) New CCE obtains an unqualified opinion of counsel that the action will not affect any conclusion in the private letter ruling or tax opinions.

TCCC has similarly agreed that, for a period of two years after the Merger, it will not cause or permit CCE to take certain actions. However, an action by CCE generally will not be restricted if (1) New CCE consents to the action, (2) TCCC obtains a ruling from the IRS to the effect that the action will not affect any conclusion in the private letter ruling, or (3) TCCC obtains an unqualified opinion of counsel that the action will not affect any conclusion in the private letter ruling or tax opinions.

TCCC will be required to indemnify New CCE and its affiliates, and New CCE will be required to indemnify TCCC and its affiliates, for taxes allocated to them and for losses resulting from any breach by them of their respective representations, covenants and obligations under the Tax Sharing Agreement and certain sections of the Merger Agreement relating to taxes. In addition, New CCE will be required to pay TCCC the excess, if any, of (i) $292 million over (ii) the amount of certain tax benefits available to the CCE group immediately following the Merger, as finally determined for U.S. federal income tax purposes. It is presently anticipated that the amount of any excess will not be material. However, the amount of any excess is subject to significant uncertainties not necessarily within the control of New CCE, including the date on which the Merger is completed, the amount of taxable income earned by CCE to that date, and any change in tax law or regulations that may be effective prior to that date.

This summary is qualified by reference to the full text of the Tax Sharing Agreement, a copy of which is filed as an exhibit to New CCE’s registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Employee Matters Agreement

The Employee Matters Agreement entered into in connection with the Merger Agreement provides for the matters described under “—Employee Matters.”

Transition Services Agreement

In connection with the Merger Agreement, TCCC and CCE will enter into a transition services agreement, to be signed and effective as of the effective time of the Merger. In order to facilitate the transition of the European businesses, under this agreement TCCC will provide CCE with specified services, on a fee-for-services basis, for a limited time following the completion of the Merger, including the following: certain BIS services, procurement services, financial services, HR services, aviation services and other services. The sublease of two floors at 2500 Windy Ridge Parkway, Atlanta, GA 30339 will be the subject of separate agreements to be entered into prior to the closing of the Transaction. The identification of the services to be provided and the fees to be paid for the services will be set forth on schedules to the transition services agreement and will be determined between the time of signing the Merger Agreement and the effective time of the Merger. See “Related Party Transactions—Transactions between CCE and TCCC—Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products” in this proxy statement/prospectus.

Certain Other Ancillary Agreements

Other ancillary agreements, including bottler’s agreements and corporate name letters, will also be entered into in connection with the Merger Agreement. See “Related Party Transactions—Transactions between CCE and TCCC—Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners and Finished Products” and “Business of New CCE—Product Licensing and Bottler Agreements—Product Licensing and Bottling Agreement with TCCC” in this proxy statement/prospectus.

THE NORWAY-SWEDEN ACQUISITION

On March 20, 2010, TCCC, CCE, New CCE and Luxco entered into a Share Purchase Agreement, also referred to as the Norway-Sweden SPA, pursuant to which Luxco (or a permitted subsidiary assignee) will purchase from a subsidiary of TCCC to become party to the Norway-Sweden SPA prior to the closing of the transactions contemplated thereby (referred to herein as the Norway-Sweden Seller) all of TCCC’s right, title and interest in the Norway and Sweden Companies, for the Base Purchase Price of $822,000,000. From and after the effective time of the Norway-Sweden Acquisition, New CCE will own TCCC’s Norwegian and Swedish bottling operations. On April 29, 2010, pursuant to a joinder agreement, Coca-Cola Midi SAS, a subsidiary of TCCC, replaced TCCC as the seller party under the Norway-Sweden SPA.

The Base Purchase Price is subject to adjustment based upon the net working capital of the Norway and Sweden Companies at the closing of the Norway-Sweden Acquisition, and based upon the EBITDA (as defined in the Norway-Sweden SPA) of the Norway and Sweden Companies for the year ending December 31, 2010. The parties have agreed to a symmetrical adjustment for any excess or shortfall relative to the target EBITDA of $113,000,000. If the EBITDA is less than the target by more than $5,000,000, the Norway-Sweden Seller will compensate Luxco in an amount calculated pursuant to the Norway-Sweden SPA. Conversely, if the EBITDA is greater than the target by more than $5,000,000, Luxco will compensate the Norway-Sweden Seller accordingly.

New CCE intends to finance the purchase of the Norway and Sweden Companies and the Cash Consideration in the Merger using a combination of existing cash, payments received from TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets.

Luxco and the Norway-Sweden Seller have agreed to indemnify each other and their respective affiliates, officers, directors and employees from and against all damages and liabilities asserted against or incurred by them arising from any inaccuracy or failure of any representation or warranty surviving the closing, or the breach of any covenant, contained in the Norway-Sweden SPA. The parties have agreed to a cap on indemnifiable liabilities relating to breaches of representations and warranties (other than certain fundamental representations and warranties) of $28,000,000, subject to a deductible basket of $11,500,000, and claims smaller than a de minimis amount of $10,000 will be excluded from such indemnification entirely. The liability of each party for damages resulting from a breach of covenant is limited to $12,600,000 (or $9,500,000 in the case of a breach of which the indemnified party had knowledge prior to closing).

The obligations of the parties to complete the Merger and the obligations of the parties to complete the Norway-Sweden Acquisition are subject to substantially the same conditions. The ancillary agreements to the Norway-Sweden SPA include a bottler’s agreement and a corporate name letter.

For further information about the conditions to the completion of the Norway-Sweden Acquisition, see “The Merger Agreement—Conditions to the Completion of the Merger” and “Special Factors—Regulatory Approvals Required for the Merger” in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION OF CCE NORTH AMERICAN OPERATIONS

The following presents CCE’s North American operations unaudited pro forma condensed combined financial information for the year ended December 31, 2009, 2008, and 2007, and as of and for the six months ended July 2, 2010. This financial information reflects the historical financial statements of CCE as adjusted to reflect the split-off of New CCE from CCE. The pro forma unaudited condensed combined balance sheet as of July 2, 2010 has been prepared as if the split-off of New CCE from CCE occurred as of the balance sheet date, and the pro forma unaudited condensed combined statements of operations for the years ended December 31, 2009, 2008, and 2007, and the six months ended July 2, 2010 have been prepared as if the split-off of New CCE from CCE occurred on January 1, 2007.

The unaudited pro forma condensed combined financial information of CCE’s North American operations is for informational purposes only and does not purport to present what CCE’s North American operations results would have been had the split-off of New CCE from CCE actually occurred on the dates presented or to project the results of operations or financial position for any future period. This pro forma information should be read in conjunction with the unaudited pro forma condensed combined financial information of New CCE included in this proxy statement/prospectus.

CCE NORTH AMERICAN OPERATIONS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 2, 2010

(in millions)	CCE(a)	Less: “New CCE” Subtotal(b)	“North America” Total
ASSETS
Current:
Cash and cash equivalents	$1,160	$1,160	$—
Trade accounts receivable, net	2,756	1,387	1,369
Amounts receivable from The Coca-Cola Company	242	65	177
Inventories	1,044	329	715
Current deferred income tax assets	169	—	169
Prepaid expenses and other current assets	353	120	233

Total Current Assets	5,724	3,061	2,663
Property, plant, and equipment, net	5,847	1,673	4,174
Goodwill	604	—	604
Franchise license intangible assets, net	3,211	3,207	4
Other noncurrent assets, net	883	51	832

Total Assets	$16,269	$7,992	$8,277

LIABILITIES AND EQUITY
Current:
Accounts payable and accrued expenses	$3,025	$1,358	$1,667
Amounts payable to The Coca-Cola Company	447	62	385
Deferred cash receipts from The Coca-Cola Company	33	—	33
Current portion of debt	1,051	509	542

Total Current Liabilities	4,556	1,929	2,627
Debt, less current portion	7,571	214	7,357
Other long-term obligations	1,806	126	1,680
Noncurrent deferred income tax liabilities	1,092	1,076	16

Total Liabilities	15,025	3,345	11,680

Total Equity	1,244	4,647	(3,403)

Total Liabilities and Equity	$16,269	$7,992	$8,277

The unaudited CCE North American operations pro forma condensed combined balance sheet gives effect to the split-off of New CCE from CCE.

(a)	Represents the condensed consolidated balance sheet of CCE.
(b)	Represents New CCE’s condensed combined balance sheet including adjustments between New CCE and CCE.

CCE NORTH AMERICAN OPERATIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JULY 2, 2010

(in millions)	CCE(a)	Less: “New CCE”(b)	“North America” Total
Net operating revenue	$10,852	$3,239	$7,613
Cost of sales	6,639	2,042	4,597

Gross profit	4,213	1,197	3,016
Selling, delivery, and administration expenses	3,337	765	2,572

Operating income	876	432	444
Interest expense, net	268	10	258
Other nonoperating income, net	4	(4)	8

Income before income taxes	612	418	194
Income tax expense	150	85	65

Net income	$462	$333	$129

The unaudited CCE North American operations pro forma condensed combined statement of operations for the six months ended July 2, 2010 gives effect to the split-off of New CCE from CCE.

(a)	Represents the consolidated statement of operations for CCE.
(b)	Represents New CCE’s combined statements of operations including adjustments between New CCE and CCE.

CCE NORTH AMERICAN OPERATIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in millions)	CCE(a)	Less: “New CCE”(b)	“North America” Total
Net operating revenue	$21,645	$6,517	$15,128
Cost of sales	13,333	4,113	9,220

Gross profit	8,312	2,404	5,908
Selling, delivery, and administration expenses	6,785	1,599	5,186

Operating income	1,527	805	722
Interest expense, net	574	24	550
Other nonoperating income, net	10	5	5

Income before income taxes	963	786	177
Income tax expense	232	168	64

Net income	$731	$618	$113

The unaudited CCE North American operations pro forma condensed combined statement of operations for the year ended December 31, 2009 gives effect to the split-off of New CCE from CCE.

(a)	Represents the audited consolidated statement of operations for CCE.
(b)	Represents New CCE’s combined statements of operations including adjustments between New CCE and CCE.

CCE NORTH AMERICAN OPERATIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(in millions)	CCE(a)	“New CCE”	Adjustments between New CCE and CCE		Less: “NewCCE”(d)	“North America” Total
Net operating revenue	$21,807	$6,619	$—		$6,619	$15,188
Cost of sales	13,763	4,269	—		4,269	9,494

Gross profit	8,044	2,350	—		2,350	5,694
Selling, delivery, and administration expenses	6,718	1,598	—		1,598	5,120
Franchise license impairment charges	7,625	—	—		—	7,625

Operating (loss) income	(6,299)	752	—		752	(7,051)
Interest expense, net	587	119	(45	)(b)	74	513
Other nonoperating expense, net	(15)	(4)	—		(4)	(11)

(Loss) Income before income taxes	(6,901)	629	45		674	(7,575)
Income tax (benefit) expense	(2,507)	115	13	(c)	128	(2,635)

Net (loss) income	$(4,394)	$514	$32		$546	$(4,940)

The unaudited CCE North American operations pro forma condensed combined statement of operations for the year ended December 31, 2008 gives effect to the split-off of New CCE from CCE.

(a)	Represents the audited consolidated statement of operations for CCE.
(b)	Represents the elimination of net interest expense related to amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments made at the local statutory rates.
(d)	Represents New CCE’s combined statements of operations including adjustments between New CCE and CCE.

CCE NORTH AMERICAN OPERATIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

(in millions)	CCE(a)	“New CCE”	Adjustments between New CCE and CCE		Less: “New CCE”(d)	“North America” Total
Net operating revenue	$20,936	$6,246	$—		$6,246	$14,690
Cost of sales	12,955	3,987	—		3,987	8,968

Gross profit	7,981	2,259	—		2,259	5,722
Selling, delivery, and administration expenses	6,511	1,545	—		1,545	4,966

Operating income	1,470	714	—		714	756
Interest expense, net	629	147	(45	)(b)	102	527
Other nonoperating income (expense), net	—	1	—		1	(1)

Income before income taxes	841	568	45		613	228
Income tax expense	130	44	13	(c)	57	73

Net income	$711	$524	$32		$556	$155

The unaudited CCE North American operations pro forma condensed combined statement of operations for the year ended December 31, 2007 gives effect to the split-off of New CCE from CCE.

(a)	Represents the audited consolidated statement of operations for CCE.
(b)	Represents the elimination of net interest expense related to amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments made at the local statutory rates.
(d)	Represents New CCE’s combined statements of operations including adjustments between New CCE and CCE.

DIRECTORS AND EXECUTIVE OFFICERS OF CCE

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of CCE are set forth in CCE’s annual report on Form 10-K filed February 12, 2010 and its annual meeting proxy statement filed March 5, 2010, incorporated by reference herein. See “Where You Can Find More Information.” At the effective time of the Merger, each of the directors of CCE, other than Mr. Finan, and each of the executive officers of CCE, other than Mr. Cahillane, will resign their positions at CCE and will serve as directors and executive officers of New CCE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

CCE’s directors and executive officers have interests in the Merger that may be different from, or in addition to, CCE’s shareowners generally. The CCE Board was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareowners that the Merger Agreement be adopted.

Employment and Board Service Following Merger

The current CCE executive officers other than Mr. Cahillane (i.e., Messrs. Brock, Patricot, Douglas, and Parker and Ms. Patterson) will become executive officers of New CCE in connection with the Merger. Mr. Cahillane will continue to be employed by CCE following the Merger.

New CCE intends to enter into employment agreements with its executive officers other than Mr. Patricot, whose current employment agreement will continue in place. These agreements are described in “Executive Compensation of New CCE” in this proxy statement/prospectus.

The current directors of CCE, other than Mr. Finan, will become directors of New CCE following the Merger.

Equity Compensation

Conversion of Equity

For executive officers and directors of CCE who will become New CCE executive officers and directors in connection with the Merger, their CCE equity awards, including options, stock units, and restricted stock, will be converted into equity awards with respect to New CCE common stock upon the Merger. For executive officers of CCE who will continue to be employed by CCE following the Merger, their CCE equity awards will be converted into equity awards with respect to TCCC common stock upon the Merger. The conversion methodology, which is the same as the methodology applicable to all other CCE employees, is described in detail in “Treatment of CCE Equity Awards” in this proxy statement/prospectus.

Equity Treatment Upon Change in Control

Equity awards granted from 2003 to mid-2006 generally vest upon a change in control and, for options, the exercise period is extended, regardless of whether any applicable performance conditions to vesting have been satisfied. The Merger will constitute a change in control for purposes of the equity awards.

All equity awards subject to this change-in-control vesting held by the executive officers of CCE were either vested before the date of this proxy statement/prospectus or will vest based on service (assuming continued employment) before the Merger occurs, with the exception of 10,000 shares of restricted stock held by Ms. Patterson. Ms. Patterson’s restricted stock has a value of $293,400 based on CCE’s closing stock price of $29.34 on August 18, 2010.

Equity Treatment Upon Termination Following Change in Control

Equity awards granted after mid-2006 generally vest, and the exercise periods of options are extended, if the executive’s employment is terminated involuntarily without cause or voluntarily for good reason within 24 months following a change in control. The substituted New CCE and TCCC equity awards will also contain this provision. For performance stock units (referred to herein as PSUs) granted in 2008, the number of shares received upon such a vesting event is determined based upon actual performance for the performance period that ended December 31, 2009. For PSUs granted in 2007 and 2009, if the termination of employment occurs in 2010, the number of shares received is determined based upon target performance; if the termination occurs after 2010, the number of shares received is determined based upon actual performance adjusted as described below.

The following table shows the value of the unvested stock units and options held by CCE executive officers to which this termination-related vesting potentially applies, based on awards held on the date of this proxy statement/prospectus, a qualifying termination of employment on the date of the Merger (assuming the Merger occurs in the fourth quarter of 2010), and a stock price of $29.34, which was the closing CCE stock price on August 18, 2010.

Executive Officer	Restricted Stock Units	PSUs	Options
Mr. Brock	—	$33,978,654	$22,763,734
Mr. Patricot	$880,200	$4,110,534	$2,563,228
Mr. Cahillane	—	$8,124,246	$5,682,399
Mr. Douglas	—	$7,217,640	$4,053,445
Mr. Parker	—	$4,626,918	$2,628,999
Ms. Patterson	$201,683	$1,171,018	$482,225

Adjustment of Performance Measures

In connection with its review of the proposed Merger, the CCE Board’s Human Resources and Compensation Committee (referred to herein as HRCC) recognized that performance-based vesting requirements for certain equity awards held by employees could not be given effect as originally contemplated following the Merger. Specifically, certain restricted stock, restricted stock units, and option awards granted in 2006 and 2007 provide for vesting upon the attainment of specified price levels for CCE stock, and PSUs granted in 2007 and 2009 provide for vesting upon the attainment of specified levels of CCE earnings per share (referred to herein as EPS) for performance periods that include 2010.

With respect to the restricted stock, restricted stock units, and option awards with stock price-based vesting requirements, the HRCC modified the awards in connection with CCE’s entry into the Merger Agreement to provide that, for employees of New CCE following the Merger, including the executive officers, the performance requirement would be treated as satisfied if the applicable price levels were not met before the Merger. For employees of CCE following the Merger (including Mr. Cahillane), the Merger Agreement provides that the stock-price requirement will be adjusted and measured based on TCCC’s stock price.

Similarly, because the EPS measurement for the 2007 and 2009 PSUs is based on a performance period that includes 2010, the HRCC modified how the EPS performance targets for these PSUs held by employees of New CCE will be calculated if the Merger occurs before December 31, 2010. EPS will be calculated based on CCE’s forecast, determined at the time of the Merger, of EPS performance for the remainder of 2010. The Merger Agreement provides for a similar modification for employees who will be employed by CCE following the Merger, except that the EPS determination may be further adjusted based on the North American business operating income for the remainder of 2010.

The following table shows the number of stock units and options held by CCE executive officers as of the date of this proxy statement/prospectus for which the performance measures were not yet satisfied and which were modified as described above. The modifications will affect only a limited number of awards other than PSUs, because the applicable stock price performance requirements were satisfied for certain awards after the date that the Merger Agreement was executed but before the date of this proxy statement/prospectus.

Executive Officer	Restricted Stock Units	PSUs	Options
Mr. Brock	—	363,900	450,000
Mr. Patricot	30,000	42,300	—
Mr. Cahillane	—	81,300	—
Mr. Douglas	—	75,000	—
Mr. Parker	—	47,700	—
Ms. Patterson	—	17,000	—

CCE Executive Severance Plan

CCE’s Executive Severance Plan provides for severance pay and other benefits if an executive’s employment is terminated by CCE without cause at any time or by the executive for good reason within 24 months following a change in control. Following the Merger, the Executive Severance Plan will continue to apply to executives who continue to be employed by CCE (including Mr. Cahillane) for 24 months following the Merger. TCCC may modify the Executive Severance Plan at any time thereafter. New CCE will not establish a comparable Executive Severance Plan for executives who will be employed by New CCE following the Merger. Instead, New CCE intends to enter into individual employment agreements with the New CCE executive officers that will provide for severance pay and benefits. However, if these executive officers do not accept employment with New CCE, they will remain eligible for the Executive Severance Plan with CCE.

The plan provides for the following benefits, contingent on the executive’s execution of a release of claims and non-competition agreement and compliance with the restrictive covenants under the Executive Severance Plan:

•	A payment of two years of base salary plus two target annual incentives (1.5 years of base salary and target incentives for Mr. Cahillane and Ms. Patterson).

•	A payment equal to the annual incentive for the year of termination, based on actual performance and pro rated for the period of service during the year.

•	Payments of $30,000 to mitigate the cost of future health benefit coverage and $75,000 ($50,000 for Ms. Patterson) to assist with the cost of outplacement services.

CCE’s Executive Pension Plan (referred to herein as the Executive Pension Plan) also provides additional service credit equal to the period of severance (two years for the executive officers other than Mr. Cahillane and Ms. Patterson; 1.5 years for Mr. Cahillane and Ms. Patterson).

Messrs. Brock and Patricot do not participate in the Executive Severance Plan. They each have an individual employment agreement that provides for severance in the event of a termination of employment, as described below.

If the executive officers other than Messrs. Brock and Patricot became entitled to severance pay and benefits under the Executive Severance Plan immediately following the Merger, they would receive the amounts reflected in the following table.

Executive Officer	Cash Payments(1)	Additional Pension Benefit Accrual(2)
Mr. Cahillane	$2,730,000	$644,070
Mr. Douglas	$2,717,500	$285,828
Mr. Parker	$2,247,000	$339,979
Ms. Patterson	$1,002,500	$92,157

(1)

Amounts are based on the executive officers’ current base salary and target annual incentive. The pro rata annual incentive amount was determined assuming that the Merger occurs on September 30, 2010 and using the executives’ target annual incentives rather than actual 2010 annual incentive amounts, which are not yet available.

(2)

Amounts were determined based on a lump-sum interest rate of 3.39%, the 2010 mortality table for lump sums prescribed by the Pension Protection Act of 2006, the Executive Pension Plan’s early retirement reduction factors, and an assumed Merger date of September 30, 2010. For Mr. Cahillane, the amount shown represents his entire Executive Pension Plan benefit, because he would not otherwise be vested in the Executive Pension Plan without the additional 1.5 years of service credited in accordance with the Executive Pension Plan.

Individual Employment Agreements

Messrs. Brock and Patricot each have an individual employment agreement that provides for severance pay and benefits in the event of a termination of employment under certain circumstances. New CCE intends to enter into a new employment agreement with Mr. Brock that will be effective upon the Merger, as well as an agreement under which his current employment agreement will be assigned to New CCE and terminated as of the Merger. However, if Mr. Brock were not to accept employment with New CCE, he would remain eligible for the severance pay and benefits under his current employment agreement with CCE. Mr. Patricot’s current agreement will remain in effect following the Merger.

Mr. Brock

Mr. Brock’s current employment agreement with CCE provides that if his employment is terminated involuntarily without cause or voluntarily for good reason within two years following a change in control, he will receive the following severance pay and benefits.

•

A payment of two years of base salary plus two target annual incentives if the termination occurs before April 26, 2011; this payment is subject to a pro rata reduction if the termination occurs between April 27, 2011 and April 26, 2013.

•	A payment equal to the annual incentive for the year of the termination, based on actual performance and pro rated for the period of service during the year.

•	Payment of an amount intended to approximate the difference between the cost of health coverage under COBRA and the cost of active-employee coverage under CCE’s health plan.

•

If his employment is terminated before April 1, 2011, full vesting in the Executive Pension Plan, including two months of service credit for each month of actual service credited under the plan which he would otherwise be entitled to by working through April 1, 2011.

If Mr. Brock became entitled to severance pay and benefits under his employment agreement immediately following the Merger, he would receive a cash payment of $6,864,738 based on his current base salary and target annual incentive; a pro rata annual incentive for the year of termination assuming the Merger occurs on September 30, 2010 and using the target annual incentive amount rather than the actual 2010 annual incentive, the amount of which is not yet available; and a cash payment with respect to incremental health coverage costs of $9,738. In addition, the change-in-control provision of his agreement would entitle him to an additional benefit under the Executive Pension Plan of $5,008,644 based on the assumptions described in footnote 2 of the table under “CCE Executive Severance Plan,” above.

Mr. Patricot

Mr. Patricot’s employment agreement provides that if his employment is terminated involuntarily without cause or voluntarily for good reason within two years following a change in control, he will receive a payment of two years of base salary plus two target annual incentives. If Mr. Patricot became entitled to severance pay under his employment agreement immediately following the Merger, he would receive a cash payment of $2,561,112 based on his current base salary and target annual incentive and a conversion to U.S. dollars from euros using an average exchange rate for the first seven months of 2010 of 1.3215 dollars per euro.

CCE Retirement Plans

The executive officers of CCE participate in the CCE Employees’ Pension Plan (referred to herein as the Pension Plan), a tax-qualified defined benefit plan; the Executive Pension Plan, a supplemental, non-qualified, unfunded defined benefit plan; the Matched Employee Savings and Investment Plan, a tax-qualified defined contribution plan; and the Supplemental Matched Employee Savings and Investment Plan, a supplemental, non-qualified, unfunded defined contribution plan. Except as noted below, the Merger will not have a direct effect on these plans.

As described above, if an executive officer covered by the Executive Severance Plan terminates employment involuntarily without cause or voluntarily with good reason within 24 months of a change in control, the executive officer will receive continued service credit under the Executive Pension Plan for the severance period (two years for the executive officers other than Mr. Cahillane and Ms. Patterson; 1.5 years for Mr. Cahillane and Ms. Patterson).

With respect to CCE executive officers who are employed by New CCE following the Merger, the officers’ accruals under the Pension Plan will cease as of the Merger. These officers will be entitled to receive a distribution of their benefits under the Pension Plan following the Merger. Messrs. Brock and Parker will have satisfied, before the Merger, the age and service requirements for favorable early retirement reductions under the Pension Plan.

Pursuant to the Merger Agreement, New CCE will assume the liabilities for benefits accrued under the CCE Executive Pension Plan by the CCE executives who become New CCE employees. Following the Merger, these executive officers will continue to accrue benefits under the Executive Pension Plan through the end of 2010. In addition, following the Merger, Mr. Brock will accrue an additional two months of benefit service for every one month of actual benefit service, as provided in his current employment agreement, through the end of 2010, and he will be vested in such amounts. New CCE intends to freeze accruals and terminate the Executive Pension Plan in December 2010, at which time it will distribute the benefits to the executives.

Indemnification of Officers and Executives

After the closing, TCCC will cause CCE to honor all obligations of CCE under any and all indemnification agreements between CCE or any of the North American business subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of CCE or any of the North American business subsidiaries prior to the effective time of the Merger. TCCC will be jointly and severally liable for this obligation. TCCC will cause the surviving corporation to obtain and fully pay premiums for the extension of the directors and officers liability coverage for the existing directors and officers insurance policies of CCE and its North American subsidiaries and will maintain a “tail” insurance policy for a period of 6 years following the effective time of the Merger.

Executive Compensation of New CCE

New CCE is in the process of developing compensation arrangements for its executive officers. In addition, New CCE intends to enter into employment agreements with certain executive officers. For additional information, see “Executive Compensation of New CCE” in this proxy statement/prospectus.

Recent Transactions

Neither CCE nor any executive officer, director, affiliate or subsidiary of CCE, nor any of CCE’s or any subsidiary’s pension, profit sharing, or similar plan, has engaged in any transaction in CCE common stock during the sixty (60) days ending August 18, 2010, except for the transactions described below by directors and executive officers of CCE and the share repurchase transactions by CCE described below.

Transactions by Directors and Officers

(sixty day period ending August 18, 2010)

Name	Date of Transaction	Number of Shares		Price
John F. Brock	8/3/2010	183,550	(1)	$0.00
	8/3/2010	77,917	(2)	$29.05
Calvin Darden	6/30/2010	291	(3)	$25.97
William W. Douglas III	8/3/2010	50,525	(1)	$0.00
	8/3/2010	21,448	(2)	$29.05
Irial Finan	6/30/2010	1,058	(3)	$25.97
L. Phillip Humann	6/30/2010	1,273	(3)	$25.97
Orrin H. Ingram II	6/30/2010	609	(3)	$25.97
Suzanne B. Labarge	6/30/2010	553	(3)	$25.97
John R. Parker, Jr.	7/6/2010	30,400	(4)	$26.16
	7/7/2010	30,400	(4)	$27.00
	7/13/2010	15,200	(4)	$28.00
	8/3/2010	12,250	(5)	$0.00
Hubert Patricot	8/3/2010	6,490	(1)	$0.00
Suzanne Patterson	8/3/2010	7,350	(1)	$0.00
	8/3/2010	2,386	(2)	$29.05
Curtis R. Welling	6/30/2010	625	(3)	$25.97
Phoebe A. Wood	6/30/2010	888	(3)	$25.97

(1)	Vesting of restricted stock unit award granted August 3, 2006.
(2)	Shares withheld by the company to pay required taxes on vested restricted shares.
(3)

Phantom stock acquired pursuant to a deferred compensation agreement. Payment of the number of shares or the value thereof credited to the account occurs pursuant to the person’s distribution elections under the deferred compensation agreement. Price is for the underlying CCE common stock.

(4)

Exercised stock options granted January 2, 2001 under a 10b5-1 plan entered into on June 5, 2010. A total of 76,000 options were exercised under the cashless hold method with a net gain of 6,525 shares.

(5)	Vesting of restricted stock unit award. Payment of underlying shares deferred until 2011 per the terms of the award.

Certain executive officers (and/or their affiliates) of CCE are entering into written plans to sell New CCE shares of Common Stock pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, at any time after the closing and, in certain circumstances to sell CCE common stock prior to the closing. The plans are being entered into for tax planning, asset diversification and other personal reasons, and all officers and directors entering into such plans would continue to exceed CCE’s stock ownership guidelines if the contemplated trades are made. Officers and directors of CCE and/or their affiliates may also engage in private or open market purchases or sales of CCE common stock and New CCE shares of common stock at any time prior to or after the special meeting of stockholders, in accordance with applicable law.

Share Repurchases

Under the 1996 and 2000 share repurchase programs, CCE is authorized to repurchase up to 60 million shares, of which it has repurchased a total of 27 million shares. CCE can repurchase shares in the open market and in privately negotiated transactions. There were no share repurchases under these programs in 2010, 2009, 2008, and 2007.

CCE considers market conditions and alternative uses of cash and/or debt, balance sheet ratios, and shareowner returns when evaluating share repurchases. Repurchased shares are added to treasury stock and are available for general corporate purposes, including acquisition financing and the funding of various employee benefit and compensation plans.

Information with respect to CCE’s repurchases of its common stock made during the past two years is disclosed in CCE’s annual reports on Form 10-K and quarterly reports on Form 10-Q for that period. The numbers of shares reported as repurchased are attributable to shares surrendered to CCE by employees in payment of tax obligations related to the vesting of restricted shares and restricted stock units or distributions from CCE’s stock deferral plan.

RELATED PARTY TRANSACTIONS

Transactions between CCE and TCCC

CCE is a marketer, producer, and distributor principally of products of TCCC, with greater than 90 percent of CCE’s sales volume consisting of sales of TCCC products. CCE’s license arrangements with TCCC are governed by product licensing agreements. TCCC owned approximately 34 percent of CCE’s outstanding shares as of December 31, 2009. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected CCE’s Consolidated Statements of Operations, which includes CCE’s European and North American businesses, for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$351	$344	$410
Dispensing equipment repair services	87	84	78
Packaging material sales (preforms)	60	66	81
Other transactions	57	80	77

Total	$555	$574	$646

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water, and juice	$(4,563)	$(4,940)	$(4,906)
Purchases of sweeteners	(419)	(357)	(326)
Purchases of finished products	(1,479)	(1,502)	(1,054)
Marketing support funding earned	366	534	572
Cold drink equipment placement funding earned	36	50	65

Total	$(6,059)	$(6,215)	$(5,649)

Fountain Syrup and Packaged Product Sales

CCE acts as a billing and delivery agent for TCCC in certain territories for certain chain fountain customers on behalf of TCCC. CCE invoices and collects amounts receivable for these fountain syrup sales on behalf of TCCC and receives distribution fees from TCCC for those sales. CCE also sells bottle and can products to TCCC at prices that are generally similar to the prices charged by CCE to CCE’s major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products

CCE purchases concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under product licensing agreements. CCE also purchases finished products and fountain syrup from TCCC for sale within certain of CCE’s territories and has an agreement with TCCC to purchase from it substantially all of CCE’s requirements for sweeteners in the U.S. The product licensing agreements give TCCC complete discretion to set prices of syrup, concentrate, and finished products.

Effective January 1, 2009, CCE and TCCC agreed to (1) implement an incidence-based concentrate pricing model in the U.S. with respect to certain brands (including sparkling beverages) that better aligns system interests among all packages and channels, and (2) net a significant portion of CCE’s funding from TCCC, as well as certain other arrangements with TCCC related to the purchase of concentrate, against the price CCE pays TCCC for concentrate. Under the incidence pricing model, the concentrate price charged is impacted by several factors, including bottler pricing, the channels in which the finished products are sold and package mix. CCE and TCCC agreed to continue the incidence-based model in the U.S. during 2010 at a rate that is consistent with the 2009 rate. Under the incidence pricing arrangement, TCCC may in its sole discretion change the incidence rate upon 90 days advance notice. In conjunction with this agreement, CCE agreed with TCCC to reinvest into the business certain amounts that will be determined based on CCE’s performance relative to CCE’s 2010 U.S. annual business plan. The type of these investments is still to be determined, but CCE believes the reinvestment of these amounts is important for the long-term growth and health of CCE’s business.

On the closing date of the Merger, TCCC and New CCE will enter into an agreement regarding a 5-year incidence pricing arrangement that continues the existing pricing arrangement between TCCC and CCE in which concentrate price increases generally track New CCE’s net revenue per case increases from the previous year. The rate is based on the prior year’s pricing and will be established individually for each of the types of products covered by the agreement and will be subject to periodic adjustment.

Pricing of mineral water and sweeteners is also based on contractual arrangements with TCCC. CCE also pays to TCCC certain fees based on volume of purchases of non-TCCC licensed products under several subdistribution agreements.

Marketing Support Funding Earned and Other Arrangements

CCE and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which CCE operates. The amounts to be paid to CCE by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs granted to CCE provide financial support principally based on CCE’s product sales or upon the completion of stated requirements, to offset a portion of CCE’s costs of the programs. TCCC also administers certain other marketing programs directly with CCE’s customers. During 2009, 2008, and 2007, direct-marketing support paid or payable to CCE, or to customers in CCE’s territories, by TCCC, totaled approximately $540 million, $665 million, and $695 million, respectively. CCE recognized $366 million, $534 million, and $572 million of these amounts as a reduction in cost of sales during 2009, 2008, and 2007, respectively. Amounts paid directly to CCE’s customers by TCCC during 2009, 2008, and 2007 totaled $174 million, $131 million, and $123 million, respectively.

CCE and TCCC have a Global Marketing Fund, under which TCCC pays CCE $61.5 million annually through December 31, 2014, as support for marketing activities. The term of the agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. CCE earns annual funding under this agreement if CCE and TCCC agree on an annual marketing and business plan. TCCC may terminate this agreement for the balance of any year in which CCE fails to timely complete the marketing plans or is unable to execute the elements of those plans, when such failure is within CCE’s reasonable control. CCE received $61.5 million in each of 2009, 2008, and 2007 in conjunction with the Global Marketing Fund. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

CCE acts as TCCC’s Local Marketing Partner (referred to herein as LMP) for local fountain accounts in certain territories pursuant to a Local Marketing Partner Program Agreement with TCCC. CCE provides, among other things, account management, equipment, service and reporting in exchange for funding paid on both delivered and non-delivered fountain sales to local accounts in the territory.

CCE had an agreement with TCCC under which TCCC provided support payments for the marketing of certain brands of TCCC in certain territories CCE acquired in 2001. Under the terms of this agreement, CCE received $11 million in 2009 and $14 million in both 2008 and 2007. Payments received under this agreement are not refundable to TCCC. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table. No additional funding is due under this agreement.

During 2008, CCE had certain annual funding arrangements in North America with TCCC that contained provisions that allowed TCCC to require CCE to refund certain amounts paid during the year and remove some or all funding on a prospective basis if CCE did not meet the stated requirements under the arrangements. The activities required under these arrangements were developed during the annual joint planning process and included (1) annual pricing and volume targets, and (2) support of shared strategic initiatives. Amounts received under these arrangements were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized. Through August 2008, CCE had received $69 million from TCCC under one of these arrangements. As a result of the marketplace pricing action CCE took in September 2008, TCCC elected to permanently eliminate the remaining $35 million in funding under this arrangement.

During 2007, CCE had a $104 million discretionary annual marketing funding arrangement in the U.S. with TCCC. The 2007 activities required under this arrangement were agreed to during the annual joint planning process. Amounts under this program were received quarterly during 2007. These amounts were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized.

CCE participates in cooperative trade marketing (referred to herein as CTM) programs in the U.S. administered by TCCC. CCE is responsible for all costs of the programs in CCE’s territories, except for some costs related to a limited number of specific customers. Under these programs, CCE pays TCCC, and TCCC pays CCE’s customers as a representative of the North American Coca-Cola bottling system. Amounts paid under CTM programs to TCCC for payment to CCE’s customers are included as a reduction in net operating revenues and totaled $327 million, $313 million, and $296 million in 2009, 2008, and 2007, respectively. These amounts are not included in the preceding table since the amounts are ultimately paid to CCE’s customers.

Cold Drink Equipment Placement Funding Earned

CCE and TCCC are parties to Cold Drink Equipment Purchase Partnership Programs (Jumpstart Programs) covering most of CCE’s territories in the U.S., Canada, and Europe. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. CCE received approximately $1.2 billion in support payments under the Jumpstart Programs from TCCC during the period 1994 through 2001. There are no additional amounts payable to CCE from TCCC under the Jumpstart Programs. Under the Jumpstart Programs, as amended, CCE agrees to:

•

Purchase and place specified numbers of cold drink equipment (principally vending machines and coolers) each year through 2010 (approximately 1.8 million cumulative units of equipment over the term of the Jumpstart Programs). CCE earns and recognizes “credits” toward annual purchase and placement requirements based upon the type of equipment placed;

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is required only if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure CCE’s performance under the Jumpstart Programs.

Should CCE not satisfy the provisions of the Jumpstart Programs, the agreements provide for the parties to meet to work out a mutually agreeable solution. Should the parties be unable to agree on alternative solutions, TCCC would be able to assert a claim seeking a partial or full refund. No refunds of amounts previously earned have ever been paid under the Jumpstart Programs, and CCE believes the probability of a full or partial refund of amounts previously earned under the Jumpstart Programs is remote. CCE believes CCE would, in all cases, resolve any matters that might arise regarding the Jumpstart Programs. CCE and TCCC have amended prior agreements to reflect, where appropriate, modified goals and provisions, and CCE believes that CCE can continue to resolve any differences that might arise over CCE’s performance requirements under the Jumpstart Programs.

The U.S. and Canadian agreements provide that no violation of the Jumpstart Programs will occur, even if CCE does not attain the required number of credits in any given year, so long as (1) the shortfall does not exceed 20 percent of the required credits for that year; (2) a minimal compensating payment is made to TCCC or its affiliates; (3) the shortfall is corrected in the following year; and (4) CCE meets all specified credit requirements by the end of 2010.

CCE is unable to quantify the maximum potential amount of future payments required under CCE’s obligation to relocate previously placed equipment because the dates and costs to relocate equipment in the future are not determinable. As of December 31, 2009, CCE’s liability for the estimated costs of relocating equipment in the future was approximately $19 million. CCE has no recourse provisions against third parties for any amounts that CCE would be required to pay, nor were any assets held as collateral by third parties that CCE could obtain, if CCE were required to act upon CCE’s obligations under the Jumpstart Programs.

CCE purchases products of TCCC in the ordinary course of business to achieve the minimum required sales volume of TCCC products. CCE is unable to quantify the amount of these future purchases because CCE will purchase products at various costs, quantities, and mix in the future.

CCE recognizes the majority of the $1.2 billion in support payments received from TCCC as CCE places cold drink equipment. A small portion of the support payments, representing the estimated cost to potentially move cold drink equipment, is recognized on a straight-line basis over the 12-year period beginning after equipment is placed. During 2009, 2008, and 2007, CCE recognized deferred income related to CCE’s Jumpstart Programs totaling $36 million, $50 million, and $65 million, respectively.

At December 31, 2009, the recognition of $69 million in support payments was deferred under the Jumpstart Programs. Approximately $50 million of this amount is expected to be recognized during 2010, as equipment is placed.

Approximately $19 million, representing the estimated cost to potentially move equipment, is expected to be recognized over the 12-year period after the equipment is placed. CCE has allocated the support payments to equipment based on a fixed amount per “credit.” The amount allocated to the requirement to place equipment is the balance remaining after determining the potential cost of moving the equipment after initial placement. The amount allocated to the potential cost of moving equipment after initial placement is determined based on an estimate of the units of equipment that could potentially be moved and an estimate of the cost to move that equipment.

Other Transactions

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material.

TCCC is CCE’s largest shareowner, owning as of August 24, 2010 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 33% of CCE’s outstanding common stock. In addition, one of CCE’s thirteen current directors, Irial Finan, is an executive officer of TCCC and another of CCE’s directors at the time the Merger Agreement was approved, John Hunter, was a former executive officer of, and consultant to, TCCC.

Transactions between CCE and Fitch, Inc.

Fitch, Inc. engaged in ordinary course of business sale of service transactions with CCE in 2009, and CCE expects that CCE will engage in similar transactions in 2010. The transactions included selling to CCE credit rating and data research services under customary terms. In 2009, CCE paid approximately $175,000 for these services. Véronique Morali, one of CCE’s directors, is a director of, and an employee of an affiliate of, Fitch, Inc.

CCE’s Affiliated Transaction Committee

The Affiliated Transaction Committee reviews, considers, and negotiates on behalf of CCE any proposed merger or consolidation between CCE and TCCC, any purchase of an equity interest in TCCC, any purchase by TCCC of an equity interest in CCE, any purchase by CCE from TCCC of goods and services other than in the ordinary course of business, any other transaction between CCE and TCCC having an aggregate value exceeding $10 million, any other transactions involving CCE and TCCC that may be referred to the committee by the CCE Board, and any other matter or state of affairs involving TCCC or its bottlers that might materially impact CCE’s performance. This committee is responsible for reviewing “related person transactions” between CCE and TCCC pursuant to CCE’s related person transaction policy, summarized in CCE’s annual meeting proxy statement filed March 5, 2010 under the description of the Audit Committee.

The Affiliated Transaction Committee’s charter specifies that it must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of TCCC or one of its affiliates, (ii) do not own more than 1% of TCCC’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Ongoing Relationship Between TCCC and New CCE Following the Merger

From and after the Merger, CCE will be a wholly owned subsidiary of TCCC and TCCC will not own any New CCE common stock and the New CCE Board will not include any employees of or consultants to TCCC. New CCE will continue to engage in transactions with TCCC as TCCC is the supplier of most of the products sold by New CCE. For historical information regarding related party transactions for New CCE, see Note 3 to the Consolidated Financial Statements of New CCE in this proxy statement/prospectus.

BUSINESS OF NEW CCE

New CCE at a Glance (after giving effect to the Separation and Norway-Sweden Acquisition)

•	Markets, produces and distributes nonalcoholic beverages.

•	Serves a market of approximately 163 million consumers throughout Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway and Sweden.

New CCE will be TCCC’s strategic bottling partner in Western Europe and its third-largest independent bottler globally, by volume. Reflecting New CCE’s position as TCCC’s strategic bottling partner in Western Europe, the companies will enter into a ten-year bottling agreement, providing for a ten-year renewal under certain conditions, and a 5-year incidence pricing arrangement. Pro forma, including the contributions of Norway and Sweden, New CCE would have generated approximately $7.3 billion in revenues and $843 million of operating income in 2009.

New CCE has bottling rights within New CCE’s European territories for various beverages, including products with the name “Coca-Cola.” For substantially all products, the bottling rights have stated expiration dates. For all bottling rights granted by TCCC with stated expiration dates, New CCE believes its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by non-renewals of these licenses ensure that they will be renewed upon expiration. The terms of these licenses are discussed in more detail under “—Product Licensing and Bottling Agreements.”

Following the closing of the Transaction, on a long-term basis, New CCE expects to operate with a net debt (indebtedness less cash and cash equivalents) to EBITDA of 2.5 to 3.0 times. New CCE does not consider net debt to EBITDA an important supplemental measure of its performance, but we present it here because it is frequently used by securities analysts and investors in evaluating companies. Immediately after closing and before any share repurchases, New CCE expects diluted weighted average common shares outstanding to be approximately 350 million.

Shortly after closing, the New CCE Board is expected to announce a share repurchase program of approximately $1 billion and an initial annual dividend of $0.50 per share. Payment of cash dividends and share repurchases by New CCE will be at the discretion of the New CCE Board in accordance with applicable law after taking into account various factors, including, but not limited to, New CCE’s financial condition, operating results, current and anticipated cash needs and plans for growth. Therefore, no assurance can be given that New CCE will pay any dividends to its shareowners or make any share repurchases, and no assurance can be given as to the amount of any such dividends or share repurchases if the New CCE Board determines to do so.

New CCE will change its name to Coca-Cola Enterprises, Inc. and remain headquartered in Atlanta. New CCE expects to be traded on the New York Stock Exchange under the symbol “CCE.” John F. Brock, Chairman and Chief Executive Officer, William W. Douglas III, Chief Financial Officer, John R. Parker, Jr., Senior Vice President, General Counsel and Strategic Initiatives, Pamela O. Kimmet, Senior Vice President, Human Resources, Esat Sezer, Senior Vice President and Chief Information Officer, Hubert Patricot, President of the European Group, and certain other current members of CCE’s corporate management team will lead New CCE. In addition, the current directors of CCE (other than Mr. Finan who is an employee of TCCC) will comprise the Board of New CCE.

New CCE was incorporated in Delaware in 2010 by CCE, and following the Separation New CCE will own the European bottling operations of CCE and be an independent publicly traded company.

Relationship with The Coca-Cola Company

New CCE conducts its business primarily under agreements with TCCC. These agreements generally give New CCE the exclusive right to market, produce, and distribute beverage products of TCCC in authorized containers in specified territories. These agreements provide TCCC with the ability, at its sole discretion, to establish its sales prices, terms of payment, and other terms and conditions for New CCE’s purchase of concentrates and syrups from TCCC. However, concentrate prices will be subject to the terms of the incidence pricing arrangement between TCCC and New CCE. Other significant transactions and agreements with TCCC include arrangements for cooperative marketing; advertising expenditures; purchases of sweeteners, juices, mineral waters and finished products; strategic marketing initiatives; cold drink equipment placement; and, from time-to-time, acquisitions of bottling territories.

Properties

New CCE’s principal properties include its corporate offices, European business unit headquarters offices, its production facilities, and its sales and distribution centers.

The following summarizes New CCE’s facilities as of December 31, 2009:

•	16 beverage production facilities (13 owned, the others leased)

•	3 of which were solely production facilities; and

•	13 of which were combination production and distribution facilities.

•	35 principal distribution facilities (10 owned, the others leased).

New CCE’s principal properties cover approximately 10 million square feet in the aggregate. New CCE believes that its facilities are adequately utilized and sufficient to meet its present operating needs.

At December 31, 2009, New CCE operated approximately 5,000 vehicles of all types, a majority of which are leased. New CCE owned approximately 500,000 coolers, beverage dispensers, and vending machines at the end of 2009.

Legal Proceedings

None.

Territories

New CCE’s bottling territories consist of Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands and, following the completion of the Norway-Sweden Acquisition, Norway and Sweden. The aggregate population of these territories was approximately 163 million at December 31, 2009. During 2009, on a pro forma basis, New CCE generated approximately $7.3 billion in revenues and $843 million in operating income.

Products and Packaging

As used throughout this proxy statement/prospectus, the term “sparkling” beverage means nonalcoholic ready-to-drink beverages with carbonation, including energy drinks and waters and flavored waters with carbonation. The term “still” beverage means nonalcoholic beverages without carbonation, including waters and flavored waters without carbonation, juice and juice drinks, teas, coffees, and sports drinks.

New CCE derives its net operating revenues from marketing, producing, and distributing nonalcoholic beverages. New CCE’s beverage portfolio includes some of the most recognized brands in the world, including one of the world’s most valuable sparkling beverage brands, Coca-Cola. New CCE manufactures approximately 95 percent of finished product from syrups and concentrates that it buys. The remainder of the products New CCE sells are purchased in finished form. Although the route to market varies by country and channel of trade, New CCE’s product is distributed in a variety of methods, including direct to store delivery, delivery to wholesalers and distribution to customers’ central warehouses and through wholesalers who deliver to retailers.

Seasonality

Sales of New CCE’s products tend to be seasonal, with the second and third calendar quarters accounting for higher unit sales of products than the first and fourth quarters.

Large Customers

On a pro forma basis, no single customer accounted for 10 percent or more of New CCE’s total net operating revenues in 2009.

Raw Materials and Other Supplies

New CCE purchases syrups and concentrates from TCCC and other licensors to manufacture products. In addition, New CCE purchases sweeteners, juices, mineral waters, finished product, carbon dioxide, fuel, PET (plastic) preforms, glass, aluminum, and plastic bottles, aluminum and steel cans, pouches, closures, post-mix (fountain syrup) packaging, and other packaging materials. New CCE generally purchases raw materials, other than concentrates, syrups, mineral waters, and sweeteners, from multiple suppliers. The product licensing and bottling agreements with TCCC and agreements with some of New CCE’s other licensors provide that all authorized containers, closures, cases, cartons and other packages, and labels for their products must be purchased from manufacturers approved by the respective licensor.

The principal sweetener New CCE uses is sugar. New CCE’s sugar purchases are made from multiple suppliers. New CCE does not separately purchase low-calorie sweeteners because sweeteners for low-calorie beverage products are contained in the syrups or concentrates that New CCE purchases.

New CCE produces most of its plastic bottle requirements using preforms purchased from multiple suppliers. New CCE believes that the self-manufacture of certain packages serve to ensure supply and to reduce or manage costs.

New CCE does not use any materials or supplies that are currently in short supply, although the supply and price of specific materials or supplies are, at times, adversely affected by strikes, weather conditions, speculation, abnormally high demand, governmental controls, national emergencies, price or supply fluctuations of their raw material components and currency fluctuations.

Advertising and Marketing

New CCE relies extensively on advertising and sales promotions in marketing New CCE’s products. TCCC and other licensors that supply concentrates, syrups, and finished products to New CCE make advertising expenditures in all major media to promote sales in the local areas New CCE serves. New CCE also benefits from regional, local and worldwide advertising programs conducted by TCCC and other licensors. Certain of the advertising expenditures by TCCC and other licensors are made pursuant to annual arrangements.

New CCE and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which New CCE operates. The amounts to be paid to New CCE by TCCC under the programs are determined annually and are periodically reassessed as the programs progress. Marketing support funding programs entered into with TCCC provide financial support, principally based on New CCE’s product sales or upon the completion of stated requirements, to offset a portion of New CCE’s costs of the joint marketing programs. Except in certain limited circumstances, TCCC has no contractual obligation to participate in expenditures for advertising, marketing, and other support. The amounts paid by TCCC and the terms of similar programs TCCC may have with other licensees could differ from New CCE’s arrangements.

Global Marketing Fund

CCE and TCCC currently have a Global Marketing Fund, under which TCCC pays CCE $61.5 million annually through December 31, 2014, as support for marketing activities. The allocation for CCE’s European businesses is $45 million annually. Following the consummation of the Merger, New CCE will continue to receive $45 million annually under such arrangement through the end of 2015, except in the event of certain limited circumstances. The arrangement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. New CCE earns annual funding under the agreement if both parties agree on an annual marketing and business plan. TCCC may terminate the agreement for the balance of any year in which New CCE fails to timely complete the marketing plan or is unable to execute the elements of those plans, when such failure is within New CCE’s reasonable control.

Product Licensing and Bottling Agreements

Product Licensing and Bottling Agreements with TCCC

New CCE bottlers in Belgium, continental France, Great Britain, Monaco and the Netherlands, and distributor in Luxembourg (collectively referred to herein as the Bottlers), operate in their respective territories under licensing, bottler and distributor agreements with TCCC and The Coca-Cola Export Corporation, a Delaware subsidiary of TCCC (collectively referred to herein as the product licensing and bottling agreements). New CCE believes that these product licensing and bottling agreements are substantially similar to other agreements between TCCC and other European bottlers of Coca-Cola Trademark Beverages and Allied Beverages. From and after the effective time of the Norway-Sweden Acquisition, New CCE will operate in Norway and Sweden under bottler agreements entered into with TCCC in connection with the Norway-Sweden Acquisition, which will contain terms identical to the existing product licensing and bottling agreements.

Exclusivity. Subject to the Supplemental Agreement, described later in this proxy statement/prospectus, and with certain minor exceptions, New CCE’s Bottlers have the exclusive rights granted by TCCC in their territories to sell the beverages covered by their respective product licensing and bottling agreements in containers authorized for use by TCCC (including pre- and post-mix containers). The covered beverages include Coca-Cola Trademark Beverages, Allied Beverages, still beverages, glacéau, and limited other beverages. TCCC has retained the rights, under certain circumstances, to produce and sell, or authorize third parties to produce and sell, the beverages in any manner or form within New CCE territories.

New CCE Bottlers are prohibited from making sales of the beverages outside of their territories, or to anyone intending to resell the beverages outside their territories, without the consent of TCCC, except for sales arising out of an unsolicited order from a customer in another member state of the European Economic Area or for export to another such member state. The product licensing and bottling agreements also contemplate that there may be instances in which large or special buyers have operations transcending the boundaries of the territories and, in such instances, New CCE Bottlers agree to collaborate with TCCC to improve sales and distribution to such customers.

Pricing. The product licensing and bottling agreements provide that sales by TCCC of concentrate, beverage base, juices, mineral waters, finished goods, and other goods to New CCE Bottlers are at prices which are set from time to time by TCCC at its sole discretion. The parties have agreed to enter into at closing a 5-year incidence pricing arrangement that continues the existing pricing arrangement in which concentrate price increases generally track New CCE’s net revenue per case increases from the previous year.

Term and Termination. The product licensing and bottling agreements that will be in effect as of the consummation of the Merger have 10-year terms, extending through December 31, 2020, and provide for a ten-year renewal under certain conditions. While the agreements contain no automatic right of renewal beyond December 31, 2020, New CCE believes that its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed.

TCCC has the right to terminate the product licensing and bottling agreements before the expiration of the stated term upon the insolvency, bankruptcy, nationalization, or similar condition of New CCE Bottlers. The product licensing and bottling agreements may be terminated by either party upon the occurrence of a default that is not remedied within 60 days of the receipt of a written notice of default, or in the event that U.S. currency exchange is unavailable or local laws prevent performance. They also terminate automatically, after a certain lapse of time, if any of New CCE Bottlers refuse to pay a concentrate base price increase.

Supplemental Agreement with TCCC

In addition to the product licensing and bottling agreements described previously, New CCE Bottlers, TCCC and The Coca-Cola Export Corporation are parties to a supplemental agreement (referred to herein as the Supplemental Agreement) with regard to New CCE Bottlers’ rights. The Supplemental Agreement permits New CCE Bottlers to prepare, package, distribute and sell the beverages covered by any of New CCE Bottlers’ product licensing and bottling agreements in any other territory of New CCE Bottlers, provided that New CCE and TCCC have reached agreement upon a business plan for such beverages. The Supplemental Agreement may be terminated, either in whole or in part by territory, by TCCC at any time with 90-days’ prior written notice.

Product Licensing and Bottling Agreements with Other Licensors

The product licensing and bottling agreements between New CCE and other licensors of beverage products and syrups generally give those licensors the unilateral right to change the prices for their products and syrups at any time at their sole discretion. Some of these agreements have limited terms of appointment and, in most instances, prohibit New CCE from dealing in products with similar flavors. Those agreements contain restrictions generally similar in effect to those in the product licensing and bottling as to the use of trademarks and trade names, approved bottles, cans and labels, sale of imitations, planning, and causes for termination.

In Great Britain, New CCE distributes certain beverages that were formerly in the Cadbury Schweppes portfolio, such as Schweppes, Dr Pepper, and Oasis (collectively referred to herein as the Schweppes Products) pursuant to agreements with an affiliate of TCCC (referred to herein as the Schweppes Agreements). These agreements impose obligations upon New CCE with respect to the marketing, sale, and distribution of Schweppes Products within New CCE’s territory. These agreements further require that New CCE achieve certain agreed-upon growth rates for the Schweppes Products and grant certain rights and remedies if these rates are not met. These agreements also place some limitations upon New CCE’s ability to discontinue Schweppes Products, and recognize the exclusivity of certain Schweppes Products in their respective flavor categories. New CCE is given the first right to any new Schweppes Products introduced. These agreements run through 2012 and are automatically renewed for one further 10-year term unless terminated by either party.

In November 2008, the Abbey Well water brand was acquired by an affiliate of TCCC. Subsequent to that acquisition, New CCE obtained the right to distribute the Abbey Well water brand in Great Britain pursuant to, and on the terms of, the Schweppes Agreements.

New CCE distributes Capri-Sun beverages in France and Great Britain through distribution agreements with subsidiaries or related entities of WILD GmbH & Co. KG (referred to herein as WILD). New CCE also produces Capri-Sun beverages in Great Britain through a license agreement with WILD. The terms of the distribution and license agreements are five years and expire in 2014, but are renewable for an additional five-year term (subject to New CCE meeting certain pre-conditions). In addition, New CCE commenced distribution of Capri-Sun beverages in Belgium, the Netherlands and Luxembourg, beginning in 2010, on terms materially similar to the distribution agreements for France and Great Britain. The agreement cannot be terminated prior to the end of the fifth year. However, thereafter the agreement can be terminated by either party under certain circumstances.

In early 2009, CCE began distributing Monster beverages in all of New CCE’s European territories under distribution agreements between CCE’s international subsidiaries and Hansen Beverage Company. These agreements, for the territories other than Belgium, have terms of 20 years, comprised of four five-year terms, and can be terminated by either party under certain circumstances, subject to a termination penalty in some cases. The agreement for Belgium has a term of 10 years, comprised of two five-year terms, and can be terminated by either party under certain circumstances, subject to a termination penalty in some cases.

New CCE commenced distribution of Schweppes, Dr Pepper and Oasis products in the Netherlands in early 2010 pursuant to agreements with Schweppes International Limited. The agreements to distribute these products will expire on December 31, 2014, but can be renewed for a further term of five years subject to mutual agreement by both parties. These agreements impose obligations upon New CCE with respect to achieving certain agreed-upon growth rates for each of the abovementioned products in the Netherlands and grant certain rights and remedies to Schweppes International Limited if these rates are not met.

In 2009, New CCE entered into agreements with Ocean Spray International, Inc. for the distribution of Ocean Spray products in Great Britain and France commencing in February and January 2010 respectively. These agreements have an initial fixed term of five years and will be automatically renewed for an additional five years, unless terminated by either party no later than March 2014.

Competition

The nonalcoholic beverage category of the commercial beverages industry in which New CCE competes is highly competitive. New CCE faces competitors that differ within individual markets in New CCE’s territories. Moreover, competition exists not only in this category but also between the nonalcoholic and alcoholic categories.

The most important competitive factors impacting New CCE’s business include advertising and marketing, product offerings that meet consumer preferences and trends, new product and package innovations, pricing, and cost inputs. Other competitive factors include supply chain, distribution and sales methods, merchandising productivity, customer service, trade and community relationships, the management of sales and promotional activities, and access to manufacturing and distribution. Management of cold drink equipment, including vendors and coolers, is also a competitive factor. New CCE believes that its most favorable competitive factor is the consumer and customer goodwill associated with New CCE’s brand portfolio. New CCE faces strong competition by companies that produce and sell competing products to a retail sector that is consolidating and in which buyers are able to choose freely between New CCE’s products and those of its competitors.

New CCE’s competitors include the local bottlers and distributors of competing products and manufacturers of private-label products. For example, New CCE competes with bottlers and distributors of products of PepsiCo, Inc., Nestlé S.A., Groupe Danone S.A., Kraft Foods Inc., and of private-label products, including those of certain of New CCE’s customers. In certain of its territories, New CCE sells products against which it competes in other territories. However, in all of New CCE territories its primary business is the marketing, producing, and distributing of products of TCCC.

Employees

At December 31, 2009, the European segment of CCE employed approximately 11,000 full-time employees. As of the Separation, New CCE will also employ approximately 140 employees at its headquarters in the United States. After giving effect to the Norway-Sweden Acquisition, New CCE will add approximately 2,000 employees.

A majority of New CCE employees are covered by collectively bargained labor agreements, most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. New CCE believes that it will be able to renegotiate subsequent agreements upon satisfactory terms.

Governmental Regulation

The production, distribution, and sale of many of New CCE products are subject to various laws and regulations of the countries in which New CCE operates that regulate the production, packaging, sale, safety, advertising, labeling, and ingredients of its products, and New CCE operations in many other respects.

Packaging

The European Commission has issued a packaging and packing waste directive that has been incorporated into the national legislation of the European Union (referred to herein as EU) member states in which New CCE does business. The weight of packages collected and sent for recycling (inside or outside the EU) in the countries in which New CCE operates must meet certain minimum targets depending on the type of packaging. The legislation sets targets for the recovery and recycling of household, commercial, and industrial packaging waste and imposes substantial responsibilities upon bottlers and retailers for implementation. In the Netherlands, New CCE includes 25 percent recycled content in its recyclable plastic bottles in accordance with an agreement it has with the government and, in compliance with national legislation, New CCE charges its Netherlands customers a deposit on all containers greater than 1/2 liter, which is refunded to them when the containers are returned to New CCE. A container deposit scheme also exists in Sweden and in Norway (which is not an EU member state) under which a deposit fee is included in the consumer price which is then paid back to the consumer if and when the container is returned. The Norwegian government further imposes two types of packaging taxes: (1) a base tax of 1.02 Norwegian kroner per package, and (2) an environmental tax calculated against the amount returned. The Norwegian base tax applies only to one-way packages, such as cans and non-returnable PET, that may not be used again in their original form.

New CCE has taken actions to mitigate the adverse financial effects resulting from legislation concerning deposits, restrictive packaging, and escheat of unclaimed deposits which impose additional costs. New CCE is unable to quantify the impact on current and future operations which may result from additional legislation if enacted or enforced in the future, but the impact of any such legislation might be significant.

Beverages in Schools

Throughout New CCE territories, different policy measures exist related to the presence of its products in the educational channel, from a total ban of vending machines in the French educational channel, to a limited choice in Great Britain and self-regulation guidelines in New CCE’s other European territories. Despite New CCE self-regulatory guidelines, New CCE continues to face pressure for regulatory intervention to further restrict the availability of sugared and sweetened beverages in and beyond the educational channel. On a pro forma basis, during 2009, sales in primary and secondary schools represented less than 1.0 percent of New CCE’s total sales volume in Europe.

Environmental Regulations

Substantially all of New CCE facilities are subject to laws and regulations dealing with above-ground and underground fuel storage tanks and the discharge of materials into the environment.

New CCE beverage manufacturing operations do not use or generate a significant amount of toxic or hazardous substances. New CCE believes that its current practices and procedures for the control and disposition of such wastes comply with applicable law.

New CCE is subject to the provisions of the EU Directive on Waste Electrical and Electronic Equipment (referred to herein as WEEE). Under the WEEE Directive, companies that put electrical and electronic equipment (such as New CCE’s cold-drink equipment) on the EU market are responsible for the costs of collection, treatment, recovery, and disposal of their own products.

Trade Regulation

New CCE’s business, as the exclusive manufacturer and distributor of bottled and canned beverage products of TCCC and other manufacturers within specified geographic territories, is subject to antitrust laws of general applicability.

EU rules adopted by the European countries in which it does business preclude restriction of the free movement of goods among the member states. As a result, the product licensing and bottling agreements grant New CCE exclusive bottling territories subject to the exception that other European Economic Area bottlers of Coca-Cola Trademark Beverages and Allied Beverages can, in response to unsolicited orders, sell such products in New CCE’s European territories (as New CCE can in their territories). For additional information, refer to the previous discussion under “—Product Licensing and Bottling Agreements.” All of the countries in which New CCE will operate are members of the EEA.

Excise and Other Taxes

There are specific taxes on certain beverage products in some territories in which New CCE does business. Excise taxes on the sale of sparkling and still beverages are in place in Belgium, France, the Netherlands, Norway and Sweden. Proposals have been introduced in certain countries that would impose special taxes on certain beverages New CCE sells. At this point, New CCE is unable to predict whether such additional legislation will be adopted.

Tax Audits

New CCE’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which New CCE does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. New CCE believes it has adequately provided for any assessments that could result from these audits where it is more likely than not that it will pay some amount.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION OF NEW CCE

The following presents New CCE’s unaudited pro forma condensed combined financial information for the year ended December 31, 2009 and as of and for the six months ended July 2, 2010. This financial information reflects the historical financial statements of New CCE as adjusted for the impact of the Merger (all pro forma adjustments are described more fully in the accompanying Notes). The pro forma unaudited condensed combined balance sheet as of July 2, 2010 has been prepared as if the Merger occurred as of the balance sheet date, and the pro forma unaudited condensed combined statements of operations for the year ended December 31, 2009 and the six months ended July 2, 2010 have been prepared as if the Merger occurred on January 1, 2009.

The unaudited pro forma condensed combined financial information of New CCE is for informational purposes only and does not purport to present what New CCE’s results would have been had the Merger actually occurred on the dates presented or to project New CCE’s results of operations or financial position for any future period. The pro forma adjustments have been made based upon currently available information, preliminary estimates, and certain assumptions that are believed to be reasonable and represent all material adjustments that are necessary to fairly present the pro forma financial information. In particular, we have prepared the unaudited pro forma condensed combined statements of operations using a 4.5 percent interest rate to calculate interest expense related to the issuance of new debt by New CCE at closing. The interest rate utilized is preliminary and could materially change based on market conditions at the time of issuance and the ultimate portfolio of instruments New CCE issues.

This pro forma information should be read in conjunction with the following (i) New CCE’s audited combined financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007, including the notes thereto and (ii) New CCE’s unaudited condensed combined financial statements as of and for the three and six months ended July 2, 2010, including the notes thereto, both included in this proxy statement/prospectus.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 2, 2010

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway- Sweden(f)	Norway- Sweden Purchase Accounting		Acquisition of Norway- Sweden Subtotal(g)	Pro forma Adjustments		“New CCE” Proforma
ASSETS
Current:
Cash and cash equivalents	$293	$867	(a)	$1,160	$63	$(63	)(h)	$—	$(860	)(n)	$300
Trade accounts receivable, net	1,387	—		1,387	92	—		92	—		1,479
Amounts receivable from The Coca-Cola Company	65	—		65	—	—		—	—		65
Amounts due from Coca-Cola Enterprises Inc.	40	(40	)(b)	—	—	—		—	—		—
Inventories	329	—		329	41	—		41	—		370
Prepaid expenses and other current assets	120	—		120	23	—		23	—		143

Total Current Assets	2,234	827		3,061	219	(63)		156	(860)		2,357
Property, plant, and equipment, net	1,658	15	(c)	1,673	298	57	(i)	355	—		2,028
Goodwill	—	—		—	—	171	(j)	171	—		171
Franchise license intangible assets, net	3,207	—		3,207	116	358	(k)	474	—		3,681
Other noncurrent assets, net	51	—		51	—	20	(l)	20	—		71

Total Assets	$7,150	$842		$7,992	$633	$543		$1,176	$(860)		$8,308

LIABILITIES AND EQUITY
Current:
Accounts payable and accrued expenses	$1,303	$55	(d)	$1,358	$176	$—		$176	$91	(o)	$1,625
Amounts payable to The Coca-Cola Company	62	—		62	8	—		8	—		70
Current portion of debt	509	—		509	—	—		—	—		509

Total Current Liabilities	1,874	55		1,929	184	—		184	91		2,204
Amounts due to Coca-Cola Enterprises Inc.	925	(925	)(b)	—	—	—		—	—		—
Debt, less current portion	214	—		214	—	—		—	1,935	(p)	2,149
Other long-term obligations	126	—		126	13	—		13	—		139
Noncurrent deferred income tax liabilities	1,076	—		1,076	35	122	(m)	157	—		1,233

Total Liabilities	4,215	(870)		3,345	232	122		354	2,026		5,725

Total Equity	2,935	1,712	(e)	4,647	401	421		822	(2,886	)(q)	2,583

Total Liabilities and Equity	$7,150	$842		$7,992	$633	$543		$1,176	$(860)		$8,308

The unaudited New CCE pro forma condensed combined balance sheet gives effect to the following pro forma adjustments (in millions):

(a)	Represents cash of existing CCE that will be transferred to New CCE at closing:

CCE cash on hand as of July 2, 2010	$1,160
Less: New CCE cash on hand as of July 2, 2010	(293)

Total	$867

(b)	Represents the settlement of amounts due to/from New CCE and CCE at closing.
(c)	Represents an estimate of CCE property, plant, and equipment at net book value that will be transferred to New CCE from CCE upon closing.
(d)

Represents an estimate of CCE’s liabilities that will be assumed by New CCE at closing including New CCE’s portion of the non-qualified defined benefit plan. The non-qualified defined benefit plan is expected to be terminated and liquidated shortly after the Merger. New CCE expects the amount that will be distributed upon liquidation to be materially consistent with the amount assumed at closing. The liquidation of the non-qualified defined benefit plan is not expected to result in a material charge to New CCE’s statement of operations.

(e)	Represents the change in New CCE’s net assets based upon adjustments between New CCE and CCE.
(f)	Represents the combined historical financial information of Norway-Sweden.
(g)

The assets acquired and liabilities assumed related to Norway-Sweden have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions, including prior acquisition experience, benchmarking of similar acquisitions, and historical data. The preliminary purchase price allocation is subject to change and will be revised, as necessary, based upon the final determination of the fair value of the assets acquired and liabilities assumed. We do not expect to finalize our purchase price allocation until after December 31, 2010, which will reflect changes in certain items including 2010 actual results for Norway-Sweden, the physical inspection of tangible assets acquired, and working capital changes. At this point, we cannot reasonably estimate the magnitude of the adjustments that may be made to our preliminary fair value estimates. Acquisition-related transaction costs are not included as a component of the consideration transferred but are accounted for as expenses in the period in which the costs are incurred. The Norway-Sweden agreement also contains a contingent consideration clause with respect to an EBITDA earnout based on EBITDA (as defined) for the year ended December 31, 2010. At this point, we do not anticipate the total consideration for Norway-Sweden to change as a result of the EBITDA earnout.

(h)	Represents the elimination of Norway-Sweden cash that will be retained by TCCC per the Merger Agreement.
(i)

Represents the estimated fair value step-up of acquired Norway-Sweden property, plant, and equipment, which was estimated using the replacement cost method. Under the replacement cost method, fair value is estimated to be the amount a market participant would ascribe for comparable property, plant, and equipment. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years.

(j)	Net adjustment to goodwill represents the residual acquisition consideration.
(k)

Represents the estimated fair value step-up of acquired Norway-Sweden franchise license intangible assets, which was estimated based on a discounted cash flow model pursuant to the considerations of a market participant. These franchise license agreements convey to us the rights to distribute and sell products of TCCC within these territories. While these agreements are not perpetual, we believe our interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. We have never had a franchise license agreement with TCCC terminated due to nonperformance of the terms of the agreement or due to a decision by TCCC to terminate an agreement at the expiration of a term. After evaluating the contractual provisions of these franchise license agreements, our mutually beneficial relationship with TCCC, and our history of renewals, we plan to assign an indefinite life to these franchise license intangible assets.

(l)

Represents the estimated fair value step-up of acquired Norway-Sweden customer relationships, which was calculated using the replacement cost method. Under the replacement cost method, fair value is estimated to be the amount a market participant would ascribe for comparable customer relationships. Customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(m)	Represents the deferred income tax impact of the acquisition accounting adjustments, excluding goodwill, which is not expected to be tax deductible.

(n)	Represents the following:

Cash expected to be received from the issuance of new debt at closing	$1,935
Cash expected to be received from TCCC(1)	383
Estimated cash TCCC would be required to pay CCE for the difference between CCE’s debt balance as of July 2, 2010 compared to targeted debt of $8.88 billion ($258 million) plus the book value of CCE third-party debt that will be third-party debt of New CCE following the Merger ($723 million)	981
Cash Consideration to existing CCE shareowners at closing(2)	(3,337)
Cash paid to acquire Norway-Sweden	(822)

Total	$(860)

(1)

Amount includes $150 million related to our current estimate of U.S. tax assets expected to be delivered to TCCC, $90 million related to CCE’s fourth quarter of 2009 defined benefit pension plan contribution, and $143 million related to our current estimate of the net working capital true-ups. The net working capital true-up consists of an estimated $168 million payment from TCCC to New CCE to true-up North America working capital, offset by a $25 million payment from New CCE to TCCC to true-up Norway-Sweden working capital (estimates are based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). We are unable to estimate the working capital true-up at close due to unknown factors such as operating performance, timing of cash payments and receipts, and fluctuations in currency exchange rates.

(2)

Amount represents the total number of CCE common shares outstanding as of July 2, 2010 (502.6 million) less shares held by TCCC (168.9 million) multiplied by the Cash Consideration ($10 per common share).

(o)

Represents additional one-time transaction related costs expected to be incurred prior to closing of $60 million and an estimate of incremental remaining cash taxes to be paid as a result of the Merger totaling $31 million. We expect to pay these amounts prior to the close of the Merger. Additionally, there is currently legislation in the U.S. Congress related to certain tax elections, specifically bonus depreciation, that, if passed, would materially reduce the amount of incremental cash taxes expected to be paid as a result of the Merger.

(p)

Represents the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration. Amount assumes third-party debt of CCE that resides in its European business segment, or Coca-Cola Enterprises (Canada) Bottling Finance Company, will be third-party debt of New CCE following the Merger.

(q)	Represents the change in New CCE’s net assets based upon pro forma adjustments.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JULY 2, 2010

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway- Sweden(d)	Norway- Sweden Purchase Accounting	Acquisition of Norway- Sweden Subtotal	Pro forma Adjustments		“New CCE” Proforma
Net operating revenue	$3,239	$—		$3,239	$392	$—	$392	$—		$3,631
Cost of sales	2,042	—		2,042	225	—	225	—		2,267

Gross profit	1,197	—		1,197	167	—	167	—		1,364
Selling, delivery, and administration expenses	765	—		765	133	5 (e)	138	5	(f)	908

Operating income	432	—		432	34	(5)	29	(5)		456
Interest expense, net	30	(20	)(b)	10	(1)	—	(1)	44	(g)	53
Other nonoperating income, net	(4)	—		(4)	—	—	—	—		(4)

Income before income taxes	398	20		418	35	(5)	30	(49)		399
Income tax expense	79	6	(c)	85	10	—	10	(14	)(c)	81	(h)

Net income	$319	$14		$333	$25	$(5)	$20	$(35)		$318

Basic earnings per common share	$0.97	$0.04		$1.01	$0.08	$(0.01)	$0.07	$(0.11)		$0.97

Diluted earnings per common share	$0.96	$0.04		$1.00	$0.08	$(0.01)	$0.07	$(0.11)		$0.96

Basic weighted average common shares outstanding(a)	328	328		328	328	328	328	328		328

Diluted weighted average common shares outstanding(a)	332	332		332	332	332	332	332		332

The unaudited New CCE pro forma condensed combined statement of operations for the six months ended July 2, 2010 gives effect to the following pro forma adjustments (in millions):

(a)

Basic weighted average common shares outstanding assumes CCE’s weighted average shares outstanding for the period presented (497 million) less shares held by TCCC (169 million). Diluted weighted average common shares outstanding includes the estimated impact of dilutive securities based on New CCE’s relative percentage of CCE’s dilutive securities for the period presented. New CCE’s relative percentage of CCE’s dilutive securities was calculated based on the respective percentage of CCE’s share-based payment awards that were issued to employees that are currently expected to be employed by New CCE (4 million). The actual basic and diluted common shares outstanding for New CCE as an independent company could be materially different from these estimates primarily due to the following: (1) variations in CCE’s share price from the assumptions used in the treasury stock method, which affects the number of shares that New CCE employees will receive upon converting CCE shares into New CCE shares at the time of the Merger and (2) option exercises before the Merger and, in particular, the exercise of options that would be converted into shares of TCCC if outstanding at the time of the Merger.

New CCE expects diluted weighted average common shares outstanding at closing to be approximately 350 million. We expect New CCE’s diluted weighted-average common shares outstanding at closing to be higher than the estimated diluted shares outstanding disclosed in the pro forma financial statements due the following: (1) increases in CCE’s share price and share option exercises since the announcement of the Merger on February 25, 2010 and (2) additional option exercises expected prior to the consummation of the Merger.

Certain of New CCE’s employees participate in share-based compensation plans sponsored by CCE. These plans provide the employees with non-qualified share options to purchase CCE stock or restricted shares (units) of CCE stock. Some of the awards contain performance or market conditions that are based on the stock price or performance of CCE. Compensation expense related to these share-based payment awards is included in New CCE’s statements of operations based on specific identification when possible or, when the expense was determined to be related to an employee that provided services to CCE as whole, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented.

As of July 2, 2010, CCE employees currently expected to be employed by New CCE had outstanding approximately 7.7 million share options and 4.6 million restricted shares (units) under plans sponsored by CCE. These amounts include all share-based awards issued by CCE to its employees in Europe and an estimate for share-based awards held by certain CCE corporate employees that are currently expected to be employed by New CCE.

Upon the effective date of the Merger, New CCE’s employees will have their CCE share-based awards converted into New CCE share-based awards. Such awards will be converted in a manner that provides the employee with the same intrinsic value in New CCE shares as the employee had in CCE shares immediately prior to the effective date of the Merger. Service vesting requirements of converted share-based awards will still need to be satisfied for the awards to ultimately vest. New CCE does not expect the equity award replacements to result in a material difference in compensation expense due to the fact that the conversion is designed to maintain the same aggregate intrinsic value and ratio of exercise price to market price for the converted awards and New CCE expects the Black-Scholes assumptions used to estimate fair value will be materially consistent immediately before and after the conversion.

The following table summarizes information about share-based payment awards outstanding for CCE employees currently expected to be employed by New CCE:

	July 2, 2010
	Shares (in millions)(1)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Share Options Outstanding(2)	7.7	$17.86	6.44

Share Options Exercisable(2)	4.1	$20.20	4.79

Restricted Shares Outstanding	0.2	n/a	0.17

Restricted Share Units Outstanding	1.0	n/a	0.89

Performance Share Units Outstanding(3)	3.4	n/a	1.92

(1)

As of July 2, 2010, there was approximately $45 million of total unrecognized compensation expense related to outstanding share based payment awards that is expected to be recognized over a weighted average period of 1.9 years. This expense is included in the pro forma combined statements of operations. The unrecognized compensation expense related to outstanding performance share units is based on current payout expectations.

(2)	As of July 2, 2010, the aggregate intrinsic value of share options outstanding and exercisable was $63 million and $24 million, respectively.
(3)

The target awards for the performance share units are included in the preceding table and are adjusted, as necessary, in the period that the performance condition is satisfied. The minimum, target, and maximum awards for the 2007 performance share units outstanding as of July 2, 2010 were 0.2 million, 0.4 million, and 0.8 million, respectively. Based on current projections, the 2007 performance share units are expected to pay out at 175 percent of the target award. The minimum, target, and maximum awards for the 2009 performance share units outstanding as of July 2, 2010 were 0.3 million, 0.7 million, and 1.3 million, respectively. Based on current projections, the 2009 performance share units are expected to pay out at 200 percent of the target award.

(b)	Represents the elimination of net interest expense on amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments at statutory rates.
(d)	Represents the combined historical financial information of Norway-Sweden.
(e)

Represents the incremental depreciation and amortization associated with the fair value step-up in property, plant, and equipment and the value of customer relationships based on the preliminary acquisition accounting for Norway-Sweden. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years, and customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(f)

Represents the difference between the CCE corporate expenses allocated to New CCE in the “carve-out” financial statements and the expected New CCE corporate costs of $185 million per year as an independent company.

(g)

Represents interest expense related to the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration at an estimated interest rate of 4.5 percent. We have evaluated current market rates, New CCE’s expected credit rating, and other factors, to determine the expected interest rate on debt issuances that will be used to finance the acquisition of Norway-Sweden and to pay the Cash Consideration. The results varied based on the tenor of the expected debt, as well as where the debt is expected to be issued and in what currency. Based on our evaluation, we selected an interest rate of 4.5 percent, which we believe best represents the estimated interest rate for the varied issuances we may enter into based upon current market conditions. Actual rates could deviate from this estimate depending on market conditions at issuance and the ultimate portfolio of instruments New CCE issues. Each 1/8 percent change in the interest rate would change interest expense by approximately $1 million per quarter. The estimated New CCE debt balance does not reflect potential fluctuations due to changes in working capital needs resulting from the seasonality of New CCE’s business. We expect to have financing arrangements for New CCE in place by the end of the third quarter of 2010.

(h)

New CCE’s blended tax rate could change based on the portion of current year earnings New CCE repatriates to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. Depending on the amount of current year earnings that New CCE may need to repatriate, New CCE’s effective tax rate is expected to be between 28 percent and 30 percent in 2011.

NEW CCE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in millions)	“New CCE”	Adjustments between New CCE and CCE		“New CCE” Subtotal	Norway - Sweden (d)	Norway- Sweden Purchase Accounting	Acquisition of Norway- Sweden Subtotal	Pro forma Adjustments		“New CCE” Proforma
Net operating revenue	$6,517	$—		$6,517	$746	$—	$746	$—		$7,263
Cost of sales	4,113	—		4,113	421	—	421	—		4,534

Gross profit	2,404	—		2,404	325	—	325	—		2,729
Selling, delivery, and administration expenses	1,599	—		1,599	260	9 (e)	269	18	(f)	1,886

Operating income	805	—		805	65	(9)	56	(18)		843
Interest expense (income), net	83	(59	)(b)	24	(1)	—	(1)	87	(g)	110
Other nonoperating income, net	5	—		5	—	—	—	—		5

Income before income taxes	727	59		786	66	(9)	57	(105)		738
Income tax expense	151	17	(c)	168	18	(3)	15	(29	)(c)	154	(h)

Net income	$576	$42		$618	$48	$(6)	$42	$(76)		$584

Basic earnings per common share	$1.81	$0.13		$1.94	$0.15	$(0.02)	$0.13	$(0.24)		$1.83

Diluted earnings per common share	$1.81	$0.13		$1.94	$0.15	$(0.02)	$0.13	$(0.24)		$1.83

Basic weighted average common shares outstanding(a)	319	319		319	319	319	319	319		319

Diluted weighted average common shares outstanding(a)	320	320		320	320	320	320	320		320

The unaudited New CCE pro forma condensed combined statement of operations for the year ended December 31, 2009 gives effect to the following pro forma adjustments:

(a)

Basic weighted average common shares outstanding assumes CCE’s weighted average shares outstanding for the period presented (488 million) less shares held by TCCC (169 million). Diluted weighted average common shares outstanding includes the estimated impact of dilutive securities based on New CCE’s relative percentage of CCE’s dilutive securities for the period presented. New CCE’s relative percentage of CCE’s dilutive securities was calculated based on the respective percentage of CCE’s share-based payment awards that were issued to employees that are currently expected to be employed by New CCE (1 million). The actual basic and diluted common shares outstanding for New CCE as an independent company could be materially different from these estimates primarily due to the following: (1) variations in CCE’s share price from the assumptions used in the treasury stock method which affects the number of shares that New CCE employees will receive upon converting CCE shares into New CCE shares at the time of the Merger and (2) option exercises before the Merger and, in particular, the exercise of options that would be converted into shares of TCCC if outstanding at the time of the Merger.

New CCE expects diluted weighted average common shares outstanding at closing to be approximately 350 million. We expect New CCE’s diluted weighted-average common shares outstanding at closing to be higher than the estimated diluted shares outstanding disclosed in the pro forma financial statements due the following: (1) increases in CCE’s share price and share option exercises since the announcement of the Merger on February 25, 2010 and (2) additional option exercises expected prior to the consummation of the Merger.

(b)	Represents the elimination of net interest expense on amounts due to/from New CCE and CCE.
(c)	Represents the tax impact of adjustments at statutory rates.
(d)	Represents the combined historical financial information of Norway-Sweden.
(e)

Represents the incremental depreciation and amortization associated with the fair value step-up in property, plant, and equipment and the value of customer relationships based on the preliminary acquisition accounting for Norway-Sweden. Property, plant, and equipment are expected to be depreciated on a straight-line basis over an estimated useful life of 2 to 45 years, and customer relationships are expected to be amortized on a straight-line basis over an estimated expected life of 20 years.

(f)

Represents the difference between the CCE corporate expenses allocated to New CCE in the “carve-out” financial statements and the expected New CCE corporate costs of $185 million per year as an independent company.

(g)

Represents interest expense related to the issuance of new debt at closing to acquire Norway-Sweden and to pay the Cash Consideration at an estimated interest rate of 4.5 percent. We have evaluated current market rates, New CCE’s expected credit rating, and other factors, to determine the expected interest rate on debt issuances that will be used to finance the acquisition of Norway-Sweden and to pay the Cash Consideration. The results varied based on the tenor of the expected debt, as well as where the debt is expected to be issued and in what currency. Based on our evaluation, we selected an interest rate of 4.5 percent, which we believe best represents the estimated interest rate for the varied issuances we may enter into based upon current market conditions. Actual rates could deviate from this estimate depending on market conditions at issuance and the ultimate portfolio of instruments New CCE issues.

Each 1/8 percent change in the interest rate would change interest expense by approximately $2 million per year. The estimated New CCE debt balance does not reflect potential fluctuations due to changes in working capital needs resulting from the seasonality of New CCE’s business. We expect to have financing arrangements for New CCE in place by the end of the third quarter of 2010.

(h)

New CCE’s blended tax rate could change based on the portion of current year earnings New CCE may need to repatriate to the U.S. for the payment of dividends, share repurchases, interest on U.S. issued debt, salaries for U.S. based employees, and other costs of corporate-level operations in the U.S. Depending on the amount of current year earnings that New CCE may need to repatriate, New CCE’s effective tax rate is expected to be between 28 percent and 30 percent in 2011.

SELECTED HISTORICAL COMBINED

FINANCIAL DATA OF NEW CCE

The following table presents selected historical combined financial data of New CCE. This historical financial data has been derived from the combined financial statements of New CCE prepared on a “carve-out” basis from CCE’s consolidated financial statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company.

The historical financial data of New CCE also includes an allocation of certain corporate expenses related to services provided to New CCE by CCE. Management believes the allocation of these expenses is a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented.

The historical combined financial data of New CCE presented in the table below is not necessarily indicative of the results of operations or financial position of New CCE for any future period and should be read in conjunction with the following (i) New CCE’s audited combined financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007, including the notes thereto; (ii) New CCE’s unaudited condensed combined financial statements as of July 2, 2010 and for the six months ended July 2, 2010 and July 3, 2009, including the notes thereto; and (iii) the unaudited pro forma condensed combined financial information of New CCE, all included in this proxy statement/prospectus.

	For the Six Months Ended		For the Years Ended December 31,
(in millions)	July 2, 2010	July 3, 2009	2009	2008	2007	2006	2005
OPERATIONS SUMMARY
Net operating revenues	$3,239	$3,169	$6,517	$6,619	$6,246	$5,583	$5,251
Cost of sales	2,042	2,026	4,113	4,269	3,987	3,560	3,311

Gross profit	1,197	1,143	2,404	2,350	2,259	2,023	1,940
Selling, delivery, and administrative expenses	765	749	1,599	1,598	1,545	1,429	1,327

Operating income	$432	$394	$805	$752	$714	$594	$613

FINANCIAL POSITION
Property, plant, and equipment, net	$1,658		$1,883	$1,785	$2,083	$1,935	$1,714
Franchise license intangible assets, net	3,207		3,487	3,230	4,075	3,922	3,466
Total assets	7,150		7,972	7,071	8,312	7,674	6,828
Total debt	1,648		1,870	2,078	2,756	2,987	3,005
Total equity	2,935		3,179	2,426	2,547	1,912	1,399

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEW CCE

You should read the following discussion and analysis with the selected historical consolidated financial data and consolidated financial statements, including the notes to the financial statements, appearing in this proxy statement/prospectus. The following discussion and analysis contains certain forward-looking statements which are subject to risks, uncertainties and contingencies, including those set forth under the heading “Risk Factors,” which could cause New CCE’s actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Combined Financial Statements of New CCE and the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Overview

Organization

On February 25, 2010, Coca-Cola Enterprises Inc. (CCE) entered into agreements with The Coca-Cola Company (TCCC) under which:

•

TCCC will acquire CCE through a merger of a newly created TCCC subsidiary with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. At the time of the Merger, CCE will consist of CCE’s North American business and will have $8.88 billion of Gross Indebtedness (as defined in the Merger Agreement). Following the Merger, CCE, as a subsidiary of TCCC, will also continue to own and be liable for a substantial majority of the assets and liabilities of the North American operations, including CCE’s accumulated benefit obligations relating to CCE’s North American business. The Merger Agreement contains a provision for an adjustment payment between the parties based upon the working capital of CCE’s North American business as of the effective date of the Merger;

•

Immediately prior to the Merger, CCE will separate its European operations and transfer those businesses along with Coca-Cola Enterprises (Canada) Bottling Finance Company, and a related portion of its corporate segment to a new legal entity, International CCE Inc. (New CCE). Concurrently with the Merger, two indirect, wholly owned subsidiaries of New CCE will acquire TCCC’s bottling operations in Norway and Sweden pursuant to the Norway-Sweden SPA dated as of March 20, 2010, for a purchase price of $822 million. The Norway-Sweden SPA contains provisions for adjustment payments between the parties based upon the working capital of the Norway and Sweden business as of the effective date of the Merger and the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ending December 31, 2010;

•

In the Merger, (i) each outstanding share of common stock of CCE, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock and cash consideration of $10.00, and (ii) TCCC, which currently owns approximately 33 percent of the outstanding shares of CCE, will become the owner of all of the shares of CCE common stock; and

•	Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and its stock is expected to be listed for trading on the New York Stock Exchange under the symbol “CCE”.

For additional information about the Transaction, refer to Note 1 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Business

New CCE is a marketer, producer, and distributor of nonalcoholic beverages. New CCE markets, produces, and distributes its products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. New CCE operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. New CCE’s financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of New CCE’s products tend to be seasonal, with the second and third quarters accounting for higher unit sales of New CCE’s products than the first and fourth quarters. In a typical year, New CCE earns more than 60 percent of its annual operating income during the second and third quarters of the year.

Relationship with TCCC

New CCE is a marketer, producer, and distributor principally of products of TCCC with greater than 95 percent of its sales volume consisting of sales of TCCC products. New CCE’s license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified. New CCE’s financial results are greatly impacted by its relationship with TCCC. For additional information about New CCE’s transactions with TCCC, refer to Note 3 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. All significant intercompany accounts and transactions between the legal entities that comprise New CCE have been eliminated.

The Combined Financial Statements also include an allocation of certain corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated to New CCE based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented (refer to Note 3 of the Notes to Combined Financial Statements of New CCE).

Financial Results

New CCE’s net income in 2009 was $576 million versus net income of $514 million in 2008. The following items affected the comparability of New CCE’s year-over-year financial results:

2009

•	Charges totaling $29 million related to restructuring activities.

•	Net mark-to-market gains totaling $10 million related to non-designated hedges associated with underlying transactions that will occur in a future period;

•	A net tax expense totaling $9 million primarily due to a tax law change in France.

2008

•	Charges totaling $28 million related to restructuring activities.

Financial Summary

New CCE’s financial performance during 2009 was impacted by the following significant factors:

•	Solid operating results driven by balanced volume and pricing growth, strong marketplace execution, and a moderate cost of goods increase;

•

Continued performance of Coca-Cola Zero throughout New CCE’s territories, and the benefit of recent product additions including Monster Energy drinks across New CCE’s territories, and Schweppes Abbey Well mineral water in Great Britain;

•	Increased general and administrative expenses primarily driven by performance-related compensation expense under New CCE’s annual incentive plans and higher pension expense;

•	The benefits of New CCE’s ownership cost management (OCM) practices, which reduced operating expenses by approximately $25 million; and

•	Unfavorable currency exchange rate changes that reduced operating income by approximately 15.5 percent.

Revenue

During 2009, New CCE delivered strong performance with volume growth of 5.5 percent and pricing per case growth of 4.0 percent. Solid marketplace execution and the continued success of New CCE’s “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of 2009 volume performance. New CCE’s volume also benefited from the recent addition of several products, including Monster Energy drinks across all territories and Schweppes Abbey Well mineral water in Great Britain. New CCE’s 2009 revenues were significantly impacted by negative currency exchange rate changes.

During 2010, New CCE is continuing to focus on strong execution and product development as it works through evolving marketplace conditions. New CCE expects its volume to grow in 2010, as New CCE anticipates positive results for its “Red, Black, and Silver” Coca-Cola trademark brands and solid growth within its energy and water portfolios. New CCE will also continue to improve its price-package architecture to ensure it is targeting specific customer and consumer needs and expects to realize the benefits of marketing initiatives surrounding the 2010 World Cup in South Africa.

Cost of Sales

New CCE’s 2009 bottle and can ingredient and packaging costs per case increased 1.5 percent, which was consistent with increases New CCE has experienced in recent years. During 2010, New CCE expects a moderate increase in bottle and can costs.

Operating Expenses

Based on New CCE’s operating performance during 2009, New CCE incurred increased performance-based compensation expense under its annual incentive plans. In addition, New CCE experienced increased pension expense during 2009 as a result of the significant decline in pension plan assets that occurred in 2008. Partially offsetting these increases were currency exchange rate changes.

In addition, during 2009, New CCE remained focused on reducing controllable operating expenses through initiatives such as OCM and improved effectiveness and efficiency at every level. The significant savings generated by these efforts allowed New CCE to reinvest into areas of the business that drive long-term growth. New CCE will continue to build on the principles of OCM, which have become embedded within its organization, and expect these, and other initiatives, to limit the growth of its underlying operating expenses during 2010.

Operations Review

The following table summarizes New CCE’s Combined Statements of Operations as a percentage of net operating revenues for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
Net operating revenues	100.0%	100.0%	100.0%
Cost of sales	63.1	64.5	63.8

Gross profit	36.9	35.5	36.2
Selling, delivery, and administrative expenses	24.5	24.1	24.8

Operating income	12.4	11.4	11.4
Interest expense, net—third party	0.4	1.1	1.6
Interest expense, net—CCE	0.9	0.7	0.7
Other nonoperating income (expense), net	0.1	(0.1)	0.0

Income before income taxes	11.2	9.5	9.1
Income tax expense	2.3	1.7	0.7

Net income	8.9%	7.8%	8.4%

The following table summarizes New CCE’s operating income for the years ended December 31, 2009, 2008, and 2007 (in millions; percentages rounded to the nearest 0.5 percent):

	2009		2008		2007
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Europe	$963	119.5%	$891	118.5%	$810	113.5%
Corporate	(158)	(19.5)	(139)	(18.5)	(96)	(13.5)

Combined	$805	100.0%	$752	100.0%	$714	100.0%

2009 Versus 2008

During 2009, New CCE’s operating income increased $53 million or 7.0 percent to $805 million. The following table summarizes the significant components of the change in New CCE’s 2009 operating income (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in operating income:
Impact of bottle and can price, cost, and mix on gross profit	$183	24.5%
Impact of bottle and can volume on gross profit	130	17.5
Impact of bottle and can selling day shift on gross profit	(13)	(1.5)
Impact of post mix, non-trade, and other on gross profit	5	0.5
Other selling, delivery, and administrative expenses	(124)	(16.5)
Net impact of allocated expenses from CCE	(29)	(4.0)
Net mark-to-market gains related to non-designated hedges	10	1.0
Net impact of restructuring charges(A)	9	1.0
Currency exchange rate changes	(118)	(15.5)

Change in operating income	$53	7.0%

(A)

Amounts only include restructuring costs incurred by CCE’s European segment. Amounts do not include restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment or allocated to New CCE. Those amounts are included in the “net impact of allocated expenses” line in the table above. For additional information about New CCE’s restructuring activities, refer to Note 14 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

2008 Versus 2007

During 2008, New CCE’s operating income increased $38 million or 5.5 percent to $752 million. The following table summarizes the significant components of the change in New CCE’s 2008 operating income (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in operating income:
Impact of bottle and can price, cost, and mix on gross profit	$47	6.5%
Impact of bottle and can volume on gross profit	62	9.0
Impact of bottle and can selling day shift on gross profit	9	1.5
Impact of Jumpstart funding on gross profit	(26)	(3.5)
Impact of post mix, non-trade, and other on gross profit	(11)	(1.5)
Other selling, delivery, and administrative expenses	(19)	(2.5)
Net impact of allocated expenses from CCE	(21)	(3.0)
Net impact of restructuring charges(A)	(7)	(1.0)
Currency exchange rate changes	2	0.0
Other changes	2	0.0

Change in operating income	$38	5.5%

(A)

Amounts only include restructuring costs incurred by CCE’s European segment. Amounts do not include restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment or allocated to New CCE. Those amounts are included in the “net impact of allocated expenses” line in the table above. For additional information about New CCE’s restructuring activities, refer to Note 14 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Net Operating Revenues

2009 Versus 2008

Net operating revenues decreased 1.5 percent in 2009 to $6.5 billion from $6.6 billion in 2008. This change included currency exchange rate reductions of approximately 10.5 percent. New CCE’s revenues reflect the benefit of balanced volume and pricing per case growth, which increased 5.5 percent and 4.0 percent, respectively. Solid marketplace execution and the continued success of New CCE’s “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of New CCE’s 2009 volume performance. New CCE’s volume also benefited from the recent addition of several products, including Monster Energy drinks across all territories and Schweppes Abbey Well mineral water in Great Britain.

Net operating revenues per case decreased 6.0 percent in 2009 versus 2008. The following table summarizes the significant components of the change in New CCE’s 2009 net operating revenues per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in net operating revenues per case:
Bottle and can net price per case	4.0%
Bottle and can currency exchange rate changes	(10.0)

Change in net operating revenues per case	(6.0)%

New CCE’s bottle and can sales accounted for 93 percent of total net operating revenues during 2009. Bottle and can net price per case is based on the invoice price charged to customers reduced by promotional allowances and is impacted by the price charged per package or brand, the volume generated in each package or brand, and the channels in which those packages or brands are sold. To the extent New CCE is able to increase volume in higher-margin packages or brands that are sold through higher-margin channels, New CCE’s bottle and can net pricing per case will increase without an actual increase in wholesale pricing.

New CCE participates in various programs and arrangements with customers designed to increase the sale of its products by these customers. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.8 billion and $1.2 billion in 2009 and 2008, respectively. These amounts included net customer marketing accrual reductions related to estimates for prior year programs of $12 million and $33 million in 2009 and 2008, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

2008 Versus 2007

Net operating revenues increased 6.0 percent in 2008 to $6.6 billion from $6.2 billion in 2007. During 2008, New CCE’s net operating revenues benefited from “Boost Zone” marketing initiatives, which continued to expand into Great Britain. In addition, solid marketplace execution, enhanced product development, and strong promotional activities surrounding the Euro 2008 soccer tournament and 2008 Summer Olympic Games, resulted in solid volume gains in 2008.

Net operating revenues per case increased 2.5 percent in 2008 versus 2007. The following table summarizes the significant components of the change in New CCE’s 2008 net operating revenues per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in net operating revenues per case:
Bottle and can net price per case	2.0%
Bottle and can currency exchange rate changes	1.0
Post mix, non-trade, and other	(0.5)

Change in net operating revenues per case	2.5%

The cost of various customer programs and arrangements designed to increase the sale of New CCE’s products by these customers totaled $1.2 billion in 2008 and $1.1 billion in 2007. These amounts included net customer marketing accrual reductions related to estimates for prior year programs of $33 million and $31 million in 2008 and 2007, respectively.

Volume

2009 Versus 2008

The following table summarizes the change in New CCE’s 2009 bottle and can volume, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

Change in volume	5.0%
Impact of selling day shift(A)	0.5

Change in volume, adjusted for selling day shift	5.5%

(A)	Represents the impact of changes in selling days between periods (based upon a standard five-day selling week).

Brands

The following table summarizes New CCE’s 2009 bottle and can volume by major brand category, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Coca-Cola trademark	7.0%	69.5%
Sparkling flavors and energy	3.0	18.0
Juices, isotonics, and other	(3.5)	9.5
Water	17.5	3.0

Total	5.5%	100.0%

New CCE achieved volume growth of 5.5 percent during 2009. New CCE’s volume performance reflects growth in both sparkling beverages and still beverages, which grew 6.0 percent and 1.0 percent, respectively. Solid marketplace execution and the continued success of New CCE’s “Red, Black, and Silver” Coca-Cola trademark brand initiative were the primary drivers of New CCE’s 2009 volume performance. New CCE’s volume also benefited from the recent addition of several products, including Monster Energy drinks across all territories and Schweppes Abbey Well mineral water in Great Britain. In early 2010, New CCE continued to enhance its brand portfolio with the addition of Ocean Spray juice drinks in Great Britain and France and Schweppes, Dr Pepper, and Oasis products in the Netherlands.

The volume of New CCE’s Coca-Cola trademark products increased 7.0 percent during 2009, driven by volume gains for Coca-Cola, Coca-Cola Zero, and Diet Coke/Coca-Cola light. Sparkling flavors and energy volume increased 3.0 percent during 2009, reflecting higher sales of Sprite and Dr Pepper products, offset partially by declining sales of Schweppes products. New CCE’s energy drink category benefited from the introduction of Monster Energy drinks across all territories. Juices, isotonics, and other volume declined 3.5 percent during 2009, reflecting lower sales of New CCE’s juice products, offset partially by increased sales of isotonics. Sales volume of New CCE’s water brands increased 17.5 percent during 2009, reflecting the addition of Schweppes Abbey Well mineral water in Great Britain and a 6.0 percent increase in sales of Chaudfontaine mineral water.

Both continental Europe and Great Britain experienced strong growth during 2009, with sales volume increasing 5.0 percent and 6.0 percent, respectively. Continental Europe’s performance reflects a 5.0 percent increase in sales volume for Coca-Cola trademark products. Additionally, continental Europe’s sparkling flavors and energy volume increased 6.0 percent, reflecting increased sales of Sprite products and the introduction of Monster Energy drinks. In Great Britain, New CCE’s performance reflects a 10.0 percent increase in the sale of Coca-Cola trademark products and increased water brand sales due to the addition of Schweppes Abbey Well mineral water.

Consumption

The following table summarizes New CCE’s volume results by consumption type for the periods presented, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Multi-serve(A)	6.5%	59.0%
Single-serve(B)	4.5	41.0

Total	5.5%	100.0%

(A)	Multi-serve packages include containers that are typically greater than one liter, purchased by consumers in multi-packs in take-home channels at ambient temperatures, and are consumed in the future.
(B)

Single-serve packages include containers that are typically one liter or less, purchased by consumers as a single bottle or can in cold drink channels at chilled temperatures, and consumed shortly after purchase.

Packages

New CCE’s products are available in a variety of different package types and sizes (single-serve, multi-serve, and multi-pack) including, but not limited to, aluminum and steel cans, glass, aluminum and PET (plastic) bottles, pouches, and bag-in-box for fountain use. The following table summarizes New CCE’s volume results by major package category during 2009, as adjusted to reflect the impact of one less selling day in 2009 versus 2008 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Cans	8.5%	39.5%
PET (plastic)	4.0	45.0
Glass and other	2.0	15.5

Total	5.5%	100.0%

2008 Versus 2007

The following table summarizes the change in New CCE’s 2008 bottle and can volume, as adjusted to reflect the impact of one additional selling day in 2008 versus 2007 (rounded to the nearest 0.5 percent):

Change in volume	3.5%
Impact of selling day shift(A)	(0.5)

Change in volume, adjusted for selling day shift	3.0%

(A)	Represents the impact of changes in selling days between periods (based upon a standard five-day selling week).

Brands

The following table summarizes New CCE’s 2008 bottle and can volume by major brand category, as adjusted to reflect the impact of one additional selling day in 2008 versus 2007 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Coca-Cola trademark	2.5%	68.5%
Sparkling flavors and energy	1.5	18.0
Juices, isotonics, and other	9.0	10.5
Water	6.0	3.0

Total	3.0%	100.0%

New CCE’s 2008 sales volume increased 3.0 percent versus 2007. This performance was driven by increased promotional activity surrounding the Euro 2008 soccer tournament and the 2008 Summer Olympic Games, strong marketplace execution, and solid brand development. Both continental Europe and Great Britain experienced volume gains during 2008, with sales volume increasing 2.0 percent and 4.0 percent, respectively. New CCE worked to further develop its “Red, Black, and Silver” Coca-Cola trademark brand initiative, which has generated renewed growth for regular Coca-Cola and Diet Coke in Great Britain and continued growth of Coca-Cola Zero throughout New CCE’s continental European territories. During 2008, New CCE also benefited from the continuation of its “Boost Zone” marketing initiatives and the introduction of glacéau’s vitaminwater in Great Britain.

The volume of New CCE’s Coca-Cola trademark products increased 2.5 percent in 2008, driven by volume gains in Coca-Cola and Coca-Cola Zero, while sales of Diet Coke/Coca-Cola light remained flat year-over-year. Sparkling flavors and energy volume increased 1.5 percent in 2008. This increase was primarily attributable to higher sales of Sprite, Fanta, and Dr Pepper products, offset partially by declining sales of Schweppes products. Juices, isotonics, and other volume continued to expand in 2008 with sales volume increasing 9.0 percent, reflecting large volume gains for Capri-Sun and Fanta still products. Sales volume of New CCE’s water brands increased 6.0 percent during 2008, reflecting the positive impact of a double-digit increase in the sale of Chaudfontaine mineral water in continental Europe. During 2008, New CCE also enhanced its water brand strategy in Great Britain through the addition of Schweppes Abbey Well mineral water.

Consumption

The following table summarizes New CCE’s volume results by consumption type for the periods presented, as adjusted to reflect the impact of one additional selling day in 2008 versus 2007 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Multi-serve(A)	3.5%	58.5%
Single-serve(B)	2.0	41.5

Total	3.0%	100.0%

(A)	Multi-serve packages include containers that are typically greater than one liter, purchased by consumers in multi-packs in take-home channels at ambient temperatures, and are consumed in the future.
(B)

Single-serve packages include containers that are typically one liter or less, purchased by consumers as a single bottle or can in cold drink channels at chilled temperatures, and consumed shortly after purchase.

Packages

The following table summarizes New CCE’s volume results by major package category during 2008, as adjusted to reflect the impact of one additional selling day in 2008 versus 2007 (rounded to the nearest 0.5 percent):

	Change	Percent of Total
Cans	4.0%	38.0%
PET (plastic)	2.5	46.0
Glass and other	2.0	16.0

Total	3.0%	100.0%

Cost of Sales

2009 Versus 2008

Cost of sales decreased 3.5 percent in 2009 to $4.1 billion. This change includes a currency exchange rate reduction of approximately 10.0 percent in 2009. Cost of sales per case decreased 8.0 percent in 2009 versus 2008. The following table summarizes the significant components of the change in New CCE’s 2009 cost of sales per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in cost of sales per case:
Bottle and can ingredient and packaging costs	1.5%
Bottle and can currency exchange rate changes	(9.5)

Change in cost of sales per case	(8.0)%

During 2009, New CCE’s cost of sales were impacted by net mark-to-market gains totaling $10 million related to non-designated hedges associated with underlying transactions that will occur in a future period. For additional information about New CCE’s non-designated hedging programs, refer to Note 5 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement / prospectus.

2008 Versus 2007

Cost of sales increased 7.0 percent in 2008 to $4.3 billion. Cost of sales per case increased 3.5 percent in 2008 versus 2007. The following table summarizes the significant components of the change in New CCE’s 2008 cost of sales per case (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

Changes in cost of sales per case:
Bottle and can ingredient and packaging costs	2.0%
Bottle and can currency exchange rate changes	1.5
Bottle and can Jumpstart funding	0.5
Costs related to post mix, non-trade, and other	(0.5)

Change in cost of sales per case	3.5%

Selling, Delivery, and Administrative Expenses

2009 Versus 2008

Selling, delivery, and administrative (referred to herein as SD&A) expenses totaled $1.6 billion in 2009 and were flat versus 2008. This change includes a currency exchange rate reduction of approximately 9.0 percent in 2009. The following table summarizes the significant components of the change in New CCE’s 2009 SD&A expenses (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in SD&A expenses:
General and administrative expenses	$65	4.0%
Warehousing expenses	20	1.0
Selling and marketing expenses	34	2.0
Depreciation and amortization	5	0.5
Net impact of allocated expenses from CCE	29	2.0
Net impact of restructuring charges(A)	(9)	(0.5)
Currency exchange rate changes	(143)	(9.0)

Change in SD&A expenses	$1	0.0%

(A)

Amounts only include restructuring costs incurred by CCE’s European segment. Amounts do not include restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment or allocated to New CCE. Those amounts are included in the “net impact of allocated expenses” line in the table above. For additional information about New CCE’s restructuring activities, refer to Note 14 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

SD&A expenses as a percentage of net operating revenues were 24.5 percent and 24.1 percent in 2009 and 2008, respectively. New CCE’s SD&A expenses in 2009 were impacted by an increase in general and administrative expenses, which reflected higher year-over-year performance-related compensation expense under New CCE’s annual incentive plans and increased pension expenses, offset by currency exchange rate changes and the ongoing benefit of expense control initiatives including a continued focus on OCM practices.

2008 Versus 2007

SD&A expenses increased $53 million, or 3.5 percent, to $1.6 billion in 2008. The following table summarizes the significant components of the change in New CCE’s 2008 SD&A expenses (in millions; percentages rounded to the nearest 0.5 percent):

	Amount	Change Percent of Total
Changes in SD&A expenses:
General and administrative expenses	$3	0.0%
Delivery and merchandising expenses	21	1.5
Warehousing expenses	4	0.0
Selling and marketing expenses	8	0.5
Depreciation and amortization	(16)	(1.0)
Net impact of allocated expenses from CCE	21	1.5
Net impact of restructuring charges	7	0.5
Currency exchange rate changes	6	0.5
Other expenses	(1)	0.0

Change in SD&A expenses	$53	3.5%

(A)

Amounts only include restructuring costs incurred by CCE’s European segment. Amounts do not include restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s

European operating segment or allocated to New CCE. Those amounts are included in the “net impact of allocated expenses” line in the table above. For additional information about New CCE’s restructuring activities, refer to Note 14 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement / prospectus.

SD&A expenses as a percentage of net operating revenues were 24.1 percent and 24.8 percent in 2008 and 2007, respectively. SD&A expenses in 2008 were negatively impacted by increased delivery costs attributable to higher fuel costs, increased warehousing costs due to a greater number of SKUs associated with New CCE’s expanded product portfolio, and an increase in restructuring charges. These negative factors were offset partially by benefits from New CCE’s operating expense control initiatives and lower year-over-year compensation expense related to the underachievement of performance targets under New CCE’s annual incentive programs.

During 2007, New CCE recorded charges totaling $12 million in depreciation expense related to certain obligations associated with the member states’ adoption of the European Union’s WEEE Directive. Under the WEEE Directive, companies that put electrical and electronic equipment on the EU market are responsible for the costs of collection, treatment, recovery, and disposal of their own products.

Interest Expense, net

Interest expense, net—third parties totaled $24 million, $74 million, and $102 million in 2009, 2008, and 2007, respectively. Interest expense, net—CCE totaled $59 million, $45 million, and $45 million in 2009, 2008, and 2007, respectively. The following tables summarize the primary items that impacted New CCE’s interest expense in 2009, 2008, and 2007 ($ in millions):

Third party debt

	2009	2008	2007
Average outstanding debt balance	$866	$1,814	$2,149
Weighted average cost of debt	2.4%	3.8%	4.4%
Fixed-rate debt (% of portfolio)	28%	20%	59%
Floating-rate debt (% of portfolio)	72%	80%	41%

Amounts due to CCE

	2009	2008	2007
Average outstanding debt balance	$1,283	$990	$1,041
Weighted average cost of debt	5.3%	6.1%	5.9%
Fixed-rate debt (% of portfolio)	100%	100%	100%

Other Nonoperating Income (Expense), Net

Other nonoperating income (expense), net totaled $5 million, $(4) million, and $1 million in 2009, 2008, and 2007, respectively. New CCE’s other nonoperating income (expense), net principally includes non-U.S. currency transaction gains and losses.

Income Tax Expense

In 2009, New CCE’s effective tax rate was a provision of 21.0 percent. This rate included a $9 million (1 percentage point increase in the effective tax rate) net income tax expense primarily due to a tax law change in France. New CCE expects its effective tax rate to be approximately 22% in 2010 and 28% to 30% in 2011. New CCE’s 2011 effective tax rate is expected to be higher than 2010 due to the U.S. tax impact associated with repatriating foreign earnings. New CCE has historically treated its earnings as permanently reinvested. Following the Merger, New CCE expects historical earnings to remain permanently reinvested and to repatriate a portion of each current year’s foreign earnings for the payment of dividends, share repurchases, interest on U.S.-issued debt (if any), and salaries for U.S. based employees and other corporate-level operations in the U.S.

In 2008, New CCE’s effective tax rate was a provision of 18.0 percent.

In 2007, New CCE’s effective tax rate was a provision of 8.0 percent. The rate included a $67 million (12 percentage point decrease in the effective tax rate) tax benefit related to United Kingdom tax rate changes.

Cash Flow and Liquidity Review

Liquidity and Capital Resources

New CCE’s sources of capital include, but are not limited to, cash flows from operating activities, issuances of debt, bank borrowings, and loans with CCE. New CCE believes its operating cash flow, cash on hand, and available short-term and long-term capital resources are sufficient to fund its working capital requirements, scheduled debt payments, interest payments, capital expenditures, benefit plan contributions, and income tax obligations for the foreseeable future.

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration in the Merger using a combination of existing cash, payments received from TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets. The expected amount of debt financing needed is $1.9 billion (the estimate is based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). New CCE expects to have financing in place at the end of the third quarter of 2010. New CCE will also seek a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the Separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE.

Summary of Cash Activities

2009

New CCE’s primary sources of cash included (1) $827 million from operating activities and (2) proceeds of $172 million from the issuance of third party debt. New CCE’s primary uses of cash were (1) net payments of $307 million on amounts due to CCE; (2) capital asset investments of $250 million; (3) payments on third party debt of $122 million; (4) pension and other postretirement benefit plan contributions of $87 million; and (5) net payments on commercial paper of $79 million.

2008

New CCE’s primary sources of cash included (1) $693 million from operating activities; (2) net proceeds of $488 million on loans from CCE; (3) proceeds of $40 million from the issuance of third party debt; and (4) net proceeds on commercial paper of $35 million. New CCE’s primary uses of cash were (1) payments on third party debt of $847 million; (2) capital asset investments of $297 million; and (3) pension and other postretirement benefit plan contributions of $65 million.

2007

New CCE’s primary sources of cash included (1) $620 million derived from operating activities and (2) proceeds of $505 million from the issuance of third party debt. New CCE’s primary uses of cash were (1) payments on third party debt of $767 million; (2) capital asset investments totaling $290 million; (3) net payments on commercial paper of $109 million; and (4) pension and other postretirement benefit plan contributions of $85 million.

Operating Activities

2009 Versus 2008

New CCE’s net cash derived from operating activities increased $134 million in 2009 to $827 million. This increase was primarily driven by New CCE’s operating performance during 2009. For additional information about other changes in New CCE’s assets and liabilities, refer to New CCE’s Financial Position discussion below.

2008 Versus 2007

New CCE’s net cash derived from operating activities increased $73 million in 2008 to $693 million. This increase was primarily attributable to a tax rate change in Great Britain, coupled with decreased pension plan contributions during 2008. For additional information about other changes in New CCE’s assets and liabilities, refer to the Financial Position discussion below.

Investing Activities

Capital asset investments represent the principal use of cash for New CCE’s investing activities. The following table summarizes New CCE’s capital asset investments for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Supply chain infrastructure improvements	$133	$154	$153
Cold drink equipment	100	143	135
Other	17	—	2

Total capital asset investments	$250	$297	$290

During 2010, New CCE expects its capital expenditures to approximate $300 million and to be invested in similar asset categories as those listed in the previous table.

Financing Activities

2009 Versus 2008

New CCE’s net cash used in financing activities increased $52 million in 2009 to $336 million. The following table summarizes New CCE’s financing activities for the year ended December 31, 2009 (in millions):

Issuances of Debt	Maturity Date	Rate	Amount
200 million Swiss Franc note(A)	March 2013	3.00%	$172

Total issuances of third party debt			$172

Payments on Debt	Maturity Date	Rate	Amount
CAD 150 million note	March 2009	5.85%	$(118)
Other payments, net	—	—	(4)

Total payments on third party debt, excluding commercial paper			(122)
Net payments on third party commercial paper			(79)

Total payments on third party debt			(201)
Net payments on amounts due to CCE			(307)

Total payments on debt			$(508)

(A)

In connection with issuance of this note, New CCE entered into a fixed rate cross-currency swap agreement designated as a cash flow hedge with a maturity corresponding to the underlying debt. For additional information about this swap agreement, refer to Note 5 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

2008 Versus 2007

New CCE’s net cash used in financing activities decreased $87 million in 2008 to $284 million. The following table summarizes New CCE’s financing activities for the year ended December 31, 2008 (in millions):

Issuances of Debt	Maturity Date	Rate		Amount
Various non-U.S. currency debt and credit facilities	Uncommitted	—	(A)	$40

Total issuances of third party debt, excluding commercial paper				40
Net issuances of third party commercial paper				35

Total issuances of third party debt				75
Net issuances of amounts from CCE				488

Total issuances of debt				$563

Payments on Debt	Maturity Date	Rate		Amount
350 million Euro note	December 2008	3.13%		$(469)
150 million U.K. pound sterling note	March 2008	6.75		(299)
Various non-U.S. currency debt and credit facilities	Uncommitted	—	(A)	(64)
Other payments, net	—	—		(15)

Total payments on third party debt				$(847)

(A)	These credit facilities and notes carry variable interest rates.

Financial Position

Assets

2009 Versus 2008

Trade accounts receivable, net increased $225 million, or 21.0 percent, to $1.3 billion at December 31, 2009. This increase was primarily driven by a year-over-year increase in December sales and days sales outstanding, as well as currency exchange rate changes.

Inventories increased $34 million, or 13.5 percent, to $288 million at December 31, 2009. This increase was primarily attributable to an increase in higher cost goods purchased as finished goods such as Monster Energy drinks and Schweppes Abbey Well mineral water, and currency exchange rate changes.

Prepaid expenses and other current assets decreased $15 million, or 11.0 percent, to $124 million at December 31, 2009. This decrease was primarily driven by a year-over-year reduction in receivables associated with certain value added taxes, offset partially by currency exchange rate changes.

Liabilities and Equity

2009 Versus 2008

Accounts payable and accrued expenses increased $220 million, or 18.0 percent, to $1.4 billion at December 31, 2009. This increase was primarily driven by (1) higher year-over-year performance-related accrued compensation expense under New CCE’s annual incentive programs; (2) increased trade accounts payable and marketing costs; and (3) currency exchange rate changes.

New CCE’s total debt (third-party and amounts due to CCE) decreased $208 million to $1.9 billion at December 31, 2009. This decrease was primarily the result of debt repayments exceeding debt issuances by $336 million, offset partially by currency exchange rate changes.

Contractual Obligations and Other Commercial Commitments

The following table summarizes New CCE’s significant contractual obligations and commercial commitments as of December 31, 2009 (in millions):

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Third party debt, excluding capital leases(A)	$811	$606	$12	$193	$—
Amounts due to CCE(B)	1,015	—	458	—	557
Interest obligations—third party debt(C)	31	13	17	1	—
Interest obligations—CCE(D)	380	59	94	74	153
Purchase agreements(E)	707	324	326	57	—
Operating leases(F)	324	66	118	95	45
Other purchase obligations(G)	228	228	—	—	—
Capital leases(H)	52	14	28	7	3

Total contractual obligations	$3,548	$1,310	$1,053	$427	$758

(A)

These amounts represent New CCE’s third party debt maturities, excluding capital leases. For additional information about New CCE’s third-party debt, refer to Note 6 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

(B)

These amounts represent New CCE’s amounts due to CCE. For additional information about New CCE’s amounts due to CCE, refer to Note 6 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

(C)

These amounts represent estimated interest payments related to New CCE’s third party debt, excluding capital leases. For fixed-rate debt, interest was calculated based on the applicable rates and payment dates for each individual debt instrument. For variable-rate debt New CCE has estimated interest using the forward interest rate curve. At December 31, 2009, approximately 28 percent of New CCE’s third party debt portfolio was composed of fixed-rate debt and 72 percent was floating-rate debt.

(D)

These amounts represent estimated interest payments related to New CCE’s amounts due to CCE. The fixed-rate loans entered into by New CCE with CCE have various maturity dates and rates that approximate interest rates in effect at the time of issuance. New CCE has calculated interest based on the applicable rates and payment dates for each individual debt instrument.

(E)

These amounts represent noncancelable purchase agreements with various suppliers that are enforceable and legally binding and that specify a fixed or minimum quantity that New CCE must purchase. All purchases made under these agreements are subject to standard quality and performance criteria. New CCE has excluded amounts related to supply agreements with requirements to purchase a certain percentage of New CCE’s future raw material needs from a specific supplier, since such agreements do not specify a fixed or minimum quantity requirement.

(F)

These amounts represent New CCE’s minimum operating lease payments due under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2009. Income associated with sublease arrangements is not significant. For additional information about New CCE’s operating leases, refer to Note 7 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

(G)	These amounts represent outstanding purchase obligations primarily related to capital expenditures.
(H)

These amounts represent New CCE’s minimum capital lease payments (including amounts representing interest). For additional information about New CCE’s capital leases, refer to Note 6 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement / prospectus.

Benefit Plan Contributions

The following table summarizes the contributions made to New CCE’s pension plans for the years ended December 31, 2009 and 2008, as well as New CCE’s projected contributions for the year ending December 31, 2010 (in millions):

	Actual(A)		Projected(A)
	2009	2008	2010
Total pension contributions	$87	$65	$79

(A)	These amounts represent only Company-paid projected contributions.

New CCE funds its pension plans at a level to maintain, within established guidelines, the appropriate funded status for each country.

For additional information about New CCE’s pension and other postretirement benefit plans, refer to Note 9 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Critical Accounting Policies

New CCE makes judgments and estimates with underlying assumptions when applying accounting principles to prepare its Combined Financial Statements. Certain critical accounting policies requiring significant judgments, estimates, and assumptions are detailed in this section. New CCE considers an accounting estimate to be critical if (1) it requires assumptions to be made that are uncertain at the time the estimate is made and (2) changes to the estimate or different estimates that could have reasonably been used would have materially changed New CCE’s Combined Financial Statements. The development and selection of these critical accounting policies have been reviewed with the Audit Committee of the CCE Board.

New CCE believes the current assumptions and other considerations used to estimate amounts reflected in its Combined Financial Statements are appropriate. However, should actual experience differ from these assumptions and other considerations used in estimating these amounts, the impact of these differences could have a material impact on New CCE’s Combined Financial Statements.

Allocation of CCE Corporate Expenses

The Combined Financial Statements include an allocation of certain corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented. During 2009, 2008, and 2007, New CCE’s allocated expenses from CCE’s corporate operating segment totaled $168 million, $139 million, and $118 million, respectively. New CCE expects its annual corporate operating expenses to total approximately $185 million (amount is unaudited) as an independent company.

Management determined that volume was the most appropriate measure to allocate CCE corporate expenses that were global in nature and not specifically identified as being associated with CCE’s North American or European segment due to a number of factors including, but not limited to, the following: (1) volume represents CCE’s most important non-financial metric, and (2) volume is a key driver of the cost of doing business. The following table summarizes the estimated amount of expense that would have been allocated to New CCE based on various metrics that were considered (in millions):

Allocation Metric	2009	2008	2007
Volume	$168	$139	$118
Revenue	175	147	128
Gross profit	173	145	125
Property, plant, and equipment	175	143	128
Employee headcount	142	124	103

Property, Plant, and Equipment Useful Lives

Property, plant, and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the New CCE’s assets. New CCE’s cold drink equipment and containers, such as reusable crates, shells, and bottles, are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, New CCE does not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business.

Changes in factors considered when determining the estimated useful lives for fixed assets, such as changes in the level of obsolescence or loss of equipment, could result in revised useful lives. If New CCE determines that the useful life of a fixed asset or asset group needs to be shortened or lengthened, the remaining net book value of the affected asset(s) in excess of estimated salvage value is depreciated over the revised useful life on a prospective basis. If New CCE’s useful lives for its fixed assets had been shortened by one year on January 1, 2009, depreciation expense for 2009 would have increased by approximately $25 million. If New CCE’s useful lives for its fixed assets had been lengthened by one year on January 1, 2009, depreciation expense for 2009 would have decreased by approximately $14 million.

For additional information about New CCE’s property, plant, and equipment, refer to Note 1 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Pension Plan Valuations

New CCE sponsors a number of defined benefit pension plans covering substantially all of New CCE’s employees. Several critical assumptions are made in determining New CCE’s pension plan liabilities and related pension expense. New CCE believes the most critical of these assumptions are the discount rate, salary rate of inflation, and long-term return on assets (EROA). Other assumptions New CCE makes are related to employee demographic factors such as mortality rates, retirement patterns, and turnover rates.

New CCE determines the discount rate primarily by reference to rates of high-quality, long-term corporate bonds that mature in a pattern similar to the expected payments to be made under the plans. Decreasing New CCE’s discount rate (6.3 percent for the year ended December 31, 2009 and 5.6 percent as of December 31, 2009) by 0.5 percent would have increased New CCE’s 2009 pension expense by approximately $13 million and the projected benefit obligation (PBO) by approximately $100 million.

New CCE determines the salary rate of inflation by considering the following factors: (1) expected long-term price inflation; (2) allowance for merit and promotion increases; (3) prior years’ actual experience; and (4) any known short-term actions. Increasing New CCE’s salary rate of inflation (3.8 percent for the year ended December 31, 2009 and 4.0 percent as of December 31, 2009) by 0.5 percent would have increased New CCE’s 2009 pension expense by approximately $6 million and the PBO by approximately $24 million.

The EROA is based on long-term expectations given current investment objectives and historical results. New CCE utilizes a combination of active and passive fund management of pension plan assets in order to maximize plan asset returns within established risk parameters. New CCE periodically revises asset allocations, where appropriate, to improve returns and manage risk. Decreasing the EROA (7.1 percent for the year ended December 31, 2009) by 0.5 percent would have increased New CCE’s pension expense in 2009 by approximately $5 million.

New CCE utilizes the five-year asset smoothing technique to recognize market gains and losses for pension plans representing 82 percent of its pension plan assets. During 2008, New CCE experienced a significant decline in the market value of its pension plan assets. As a result of the asset smoothing technique New CCE utilizes, these losses do not fully impact New CCE’s pension expense immediately.

For additional information about New CCE’s pension plans, refer to Note 9 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Customer Marketing Programs and Sales Incentives

New CCE participates in various programs and arrangements with customers designed to increase the sale of its products by these customers. Among the programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs. Coupon programs are also developed on a customer and territory specific basis with the intent of increasing sales by all customers. New CCE believes its participation in these programs is essential to ensuring volume and revenue growth in the competitive marketplace. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.8 billion, $1.2 billion, and $1.1 billion in 2009, 2008, and 2007, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

Under customer programs and arrangements that require sales incentives to be paid in advance, New CCE amortizes the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, New CCE accrues the estimated amount to be paid based on the program’s contractual terms, expected customer performance, and/or estimated sales volume. These estimates are determined using historical customer experience and other factors, which sometimes require significant judgment. In part due to the length of time necessary to obtain relevant data from New CCE’s customers, actual amounts paid can differ from these estimates. During the years ended December 31, 2009, 2008, and 2007, New CCE recorded net customer marketing accrual reductions related to estimates for prior year programs of $12 million, $33 million, and $31 million, respectively.

Contingencies

For information about New CCE’s contingencies, including outstanding legal cases, refer to Note 8 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Workforce

For information about New CCE’s workforce, refer to Note 8 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Quantitative And Qualitative Disclosures About Market Risk

Current Trends And Uncertainties

Interest Rate, Currency, and Commodity Price Risk Management

Interest Rates

Interest rate risk is present with both fixed- and floating-rate debt. Interest rate swap agreements and other risk management instruments are used, at times, to manage New CCE’s fixed/floating third party debt portfolio. At December 31, 2009, approximately 28 percent of New CCE’s third party debt portfolio was comprised of fixed-rate debt and 72 percent was floating-rate debt. New CCE estimates that a 1 percent change in market interest rates as of December 31, 2009 would change the fair value of its third party fixed-rate debt outstanding as of December 31, 2009 by approximately $6 million.

New CCE also estimates that a 1 percent change in the interest costs of third party floating-rate debt outstanding as of December 31, 2009 would change interest expense on an annual basis by approximately $6 million. This amount is determined by calculating the effect of a hypothetical interest rate change on New CCE’s floating-rate debt after giving consideration to its interest rate swap agreements and other risk management instruments. This estimate does not include the effects of other actions to mitigate this risk or changes in New CCE’s financial structure.

Currency Exchange Rates

New CCE’s entire operations are in Western Europe. As such, New CCE is exposed to translation risk because its operations are in local currency and must be translated into U.S. dollars. As currency exchange rates fluctuate, translation of New CCE’s Statements of Operations into U.S. dollars affects the comparability of revenues, expenses, operating income, and diluted earnings per share between years. New CCE estimates that a 10 percent change in currency exchange rates would have changed its operating income for the year ended December 31, 2009 by approximately $90 million.

Commodity Price Risk

The competitive marketplace in which New CCE operates may limit its ability to recover increased costs through higher prices. As such, New CCE is subject to market risk with respect to commodity price fluctuations principally related to New CCE’s purchases of aluminum, steel, PET (plastic), and vehicle fuel. When possible, New CCE manages its exposure to this risk primarily through the use of supplier pricing agreements that enable New CCE to establish the purchase prices for certain commodities. New CCE also, at times, uses derivative financial instruments to manage its exposure to this risk. Including the effect of pricing agreements and other hedging instruments entered into to date, New CCE estimates that a 10 percent increase in the market prices of these commodities over the current market prices would cumulatively increase New CCE’s cost of sales during the next 12 months by approximately $20 million. This amount does not include the potential impact of changes in the conversion costs associated with these commodities.

Due to the increased volatility in commodity prices and tightness of the capital and credit markets, certain of New CCE’s suppliers have restricted the ability of New CCE to hedge prices through supplier agreements. As a result, New CCE has expanded, and expects to continue to expand, its non-designated commodity hedging programs. Based on the fair value of New CCE’s non-designated commodity hedges outstanding as of December 31, 2009, New CCE estimates that a 10 percent change in market prices would change the fair value of its non-designated commodity hedges by approximately $5 million. For additional information about New CCE’s derivative financial instruments, refer to Note 5 of the Notes to Combined Financial Statements of New CCE contained in this proxy statement/prospectus.

Sales of New CCE’s products tend to be seasonal, with the second and third quarters accounting for higher unit sales of New CCE’s products than the first and fourth quarters. In a typical year, New CCE earns more than 60 percent of its annual operating income during the second and third quarters of the year.

Relationship with The Coca-Cola Company

New CCE is a marketer, producer, and distributor principally of products of TCCC with greater than 95 percent of New CCE’s sales volume consisting of sales of TCCC products. New CCE’s license arrangements with TCCC are governed by product licensing agreements. New CCE’s financial results are greatly impacted by its relationship with TCCC. For additional information about New CCE’s transactions with TCCC, refer to Note 3 of the Notes to Combined Financial Statements of New CCE.

Financial Results

New CCE’s net income in the second quarter of 2010 was $199 million compared to net income of $197 million in the second quarter of 2009. The following items affected the comparability of New CCE’s year-over-year financial results:

Second Quarter 2010

•	Net mark-to-market losses totaling $11 million related to non-designated hedges associated with underlying transactions that will occur in a future period;

•	Charges totaling $9 million related to restructuring activities, primarily related to optimizing certain business information system processes; and

•	Expenses totaling $2 million related to the pending Merger with TCCC.

Second Quarter 2009

•	A $7 million charge related to restructuring activities, primarily to streamline and reduce the cost structure of New CCE’s back-office functions.

Financial Summary

New CCE’s financial performance during the second quarter of 2010 was impacted by the following significant factors:

•	Solid operating results driven by strong volume growth, marketplace execution, and moderate cost trends;

•

Strong volume growth for Coca-Cola Zero across most of New CCE’s territories, the benefit of recent product additions including Monster Energy drinks, and strong marketing initiatives surrounding the World Cup in South Africa;

•	Continued benefits from New CCE’s Ownership Cost Management (OCM) practices; and

•	Unfavorable currency exchange rate changes that decreased operating income by approximately 8.5 percent.

New CCE delivered solid operating results during the second quarter of 2010 driven by strong volume growth of 5.5 percent and pricing growth of 0.5 percent. Solid marketplace execution, marketing initiatives surrounding the World Cup, the continued success of New CCE’s Coca-Cola trademark beverages, and still beverage portfolio expansion were the primary drivers of New CCE’s second quarter of 2010 volume performance. New CCE’s continental European territories experienced volume growth of 7.5 percent, driven by strong growth in Coca-Cola trademark beverages, especially Coca-Cola Zero, and still beverage expansion with the introduction of Capri-Sun products in Belgium and the Netherlands and Ocean Spray products in France. New CCE’s volume in Great Britain increased 2.5 percent, which included sparkling beverage growth, increased energy drink volume, and higher sales of still beverages. In addition to volume growth, New CCE’s performance during the second quarter of 2010 included a modest decline in cost of sales per case, the ongoing benefits of effectiveness and efficiency initiatives, and operating savings created through OCM. New CCE will remain committed to strong execution and will continue to refine its price-package architecture to ensure specific customer and consumer needs are targeted.

Operations Review

The following table summarizes New CCE’s Condensed Combined Statements of Operations data as a percentage of net operating revenues for the periods presented:

	Second Quarter		First Six Months
	2010	2009	2010	2009
Net operating revenues	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.4	62.9	63.0	63.9

Gross profit	37.6	37.1	37.0	36.1
Selling, delivery, and administrative expenses	22.2	22.2	23.6	23.6

Operating income	15.4	14.9	13.4	12.5
Interest expense, net	0.8	1.3	1.0	1.5
Other nonoperating income (expense), net	0.0	0.1	(0.1)	0.1

Income before income taxes	14.6	13.7	12.3	11.1
Income tax expense	3.1	2.6	2.5	2.1

Net income	11.5%	11.1%	9.8%	9.0%

Operating Income

The following table summarizes New CCE’s operating income by segment for the periods presented (in millions; percentages rounded to the nearest 0.5 percent):

	Second Quarter				First Six Months
	2010		2009		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Europe	$326	123.0%	$308	116.0%	$527	122.0%	$483	122.5%
Corporate	(61)	(23.0)	(43)	(16.0)	(95)	(22.0)	(89)	(22.5)

Combined	$265	100.0%	$265	100.0%	$432	100.0%	$394	100.0%

The following table summarizes the significant components of the change in New CCE’s operating income for the periods presented (in millions; percentages rounded to the nearest 0.5 percent):

	Second Quarter 2010		First Six Months 2010
	Amount	Change Percent of Total	Amount	Change Percent of Total
Changes in operating income:
Impact of bottle and can price and mix on gross profit	$—	0.0%	$32	8.0%
Impact of bottle and can cost and mix on gross profit	9	3.5	4	1.0
Impact of bottle and can volume on gross profit	34	12.5	40	10.0
Impact of bottle and can selling day shift on gross profit	—	0.0	(7)	(1.5)
Impact of post mix, non-trade, and other on gross profit	—	0.0	2	0.5
Other selling, delivery, and administrative expenses	(4)	(1.5)	(16)	(4.0)
Net impact of allocated expenses from CCE	(7)	(2.5)	1	0.0
Net mark-to-market losses related to non-designated hedges	(11)	(4.0)	(7)	(1.5)
Net impact of restructuring charges(A )	1	0.5	1	0.0
Currency exchange rate changes	(22)	(8.5)	(11)	(3.0)
Other changes	—	0.0	(1)	0.0

Change in operating income	$—	0.0%	$38	9.5%

(A)

Amounts only include restructuring costs incurred by CCE’s European segment. Amounts do not include restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment or allocated to New CCE. Those amounts are included in the “net impact of allocated expenses from CCE” line in the table above. For additional information about New CCE’s restructuring activities, refer to Note 11 of the Notes to Condensed Combined Financial Statements of New CCE in this proxy statement/prospectus.

Net Operating Revenues

Net operating revenues decreased 2.5 percent in second quarter of 2010 to $1.7 billion and increased 2.0 percent in the first six months of 2010 to $3.2 billion. These changes included currency rate reductions of approximately 7.0 percent and 1.0 percent in the second quarter of 2010 and first six months of 2010, respectively.

Net operating revenues per case decreased 7.5 percent in the second quarter of 2010 and 0.5 percent in the first six months of 2010 versus the second quarter and first six months of 2009, respectively. The following table summarizes the significant components of the change in New CCE’s net operating revenues per case for the periods presented (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

	Second Quarter 2010	First Six Months 2010
Changes in net operating revenues per case:
Bottle and can net price per case	0.5%	1.5%
Bottle and can currency exchange rate change	(7.0)	(1.5)
Post mix, non-trade, and other	(1.0)	(0.5)

Change in net operating revenue per case	(7.5)%	(0.5)%

During the second quarter of 2010, New CCE’s bottle and can sales accounted for 94 percent of total net operating revenues. Bottle and can net price per case is based on the invoice price charged to customers reduced by promotional allowances and is impacted by the price charged per package or brand, the volume generated in each package or brand, and the channels in which those packages or brands are sold. To the extent New CCE is able to increase volume in higher margin packages or brands that are sold through higher margin channels, New CCE’s bottle and can net pricing per case will increase without an actual increase in wholesale pricing. New CCE’s bottle and can net price per case benefited from the mix impact of higher-margin still beverage portfolio expansion, offset partially by promotional activity, including marketing initiatives surrounding the World Cup.

Volume

The following table summarizes the change in New CCE’s bottle and can volume for the three and six months ended July 2, 2010 versus the three and six months ended July 3, 2009, as adjusted to reflect the impact of one less selling day in the first six months of 2010 versus the first six months of 2009 (selling days were the same in the second quarter of 2010 and 2009; rounded to the nearest 0.5 percent):

	Second Quarter 2010	First Six Months 2010
Change in volume	5.5%	3.0%
Impact of selling day shift(A)	n/a	0.5

Change in volume, adjusted for selling day shift	5.5%	3.5%

(A)	Represents the impact of changes in selling days between periods (based upon a standard five-day selling week).

Brands

The following table summarizes New CCE’s bottle and can volume results by major brand category for the periods presented, as adjusted to reflect the impact of one less selling day in the first six months of 2010 versus the first six months of 2009 (selling days were the same in the second quarter of 2010 and 2009; rounded to the nearest 0.5 percent):

	Second Quarter 2010		First Six Months 2010
	Change	Percent of Total	Change	Percent of Total
Coca-Cola trademark	3.5%	68.5%	3.5%	69.5%
Sparkling flavors and energy	3.5	17.0	1.0	16.5
Juices, isotonics, and other	24.0	11.5	11.0	11.0
Water	(1.5)	3.0	(0.5)	3.0

Total	5.5%	100.0%	3.5%	100.0%

New CCE achieved volume growth of 5.5 percent during the second quarter of 2010 versus the second quarter of 2009. This increase reflects solid growth in both sparkling and still beverages, which grew 3.5 percent and 17.5 percent, respectively. Both continental Europe and Great Britain experienced volume gains during the second quarter, with sales volume increasing 7.5 percent and 2.5 percent, respectively. Solid marketplace execution, increased promotional activity particularly surrounding World Cup activation, and the continued success of New CCE’s “Red, Black, and Silver” three-cola strategy were the primary drivers of the second quarter of 2010 volume performance. New CCE’s volume also benefited from the expanded distribution of Capri-Sun products in Belgium and the Netherlands and Ocean Spray products in France.

New CCE’s Coca-Cola trademark products increased 3.5 percent in the second quarter of 2010. This increase was driven by volume gains from each of the “Red, Black, and Silver” three-cola strategy products—Coca-Cola, Coca-Cola Zero, and Diet Coke / Coca-Cola light, including a 14.0 percent increase in Coca-Cola Zero and a greater than 5.0 percent increase in Diet Coke / Coca-Cola light. Sparkling flavors and energy volume increased 3.5 percent, reflecting higher sales of several sparkling beverage products, including Sprite, Dr Pepper, Fanta, and Schweppes. Juices, isotonics, and other volume increased by 24.0 percent in the second quarter of 2010 reflecting a significant increase in sales of Capri-Sun products, which resulted largely from the introduction of Capri-Sun products in Belgium and the Netherlands. The increase was also driven by significant volume gains for glacéau’s vitaminwater, POWERade and Nestea products. Sales volume of New CCE’s water brands decreased by 1.5 percent in the second quarter of 2010, reflecting lower sales of Schweppes Abbey Well mineral water versus strong introductory volume, offset partially by higher sales of Chaudfontaine mineral water.

Consumption

The following table summarizes New CCE’s volume results by consumption type for the periods presented, as adjusted to reflect the impact of one less selling day in the first six months of 2010 versus the first six months of 2009 (selling days were the same in the second quarter of 2010 and 2009; rounded to the nearest 0.5 percent):

	Second Quarter 2010		First Six Months 2010
	Change	Percent of Total	Change	Percent of Total
Multi-serve(A )	10.5%	59.5%	6.5%	59.5%
Single-serve(B)	(1.5)	40.5	0.0	40.5

Total	5.5%	100.0%	3.5%	100.0%

(A)	Multi-serve packages include containers that are typically greater than one liter, purchased by consumers in multi-packs in take-home channels at ambient temperatures, and are consumed in the future.
(B)

Single-serve packages include containers that are typically one liter or less, purchased by consumers as a single bottle or can in cold drink channels at chilled temperatures, and consumed shortly after purchase.

Packaging

The following table summarizes New CCE’s volume results by packaging category for the periods presented, as adjusted to reflect the impact of one less selling day in the first six months of 2010 versus the first six months of 2009 (selling days were the same in the second quarter of 2010 and 2009; rounded to the nearest 0.5 percent):

	Second Quarter 2010		First Six Months 2010
	Change	Percent of Total	Change	Percent of Total
Cans	7.0%	40.5%	5.0%	40.0%
PET (plastic)	1.5	43.0	1.5	44.0
Glass and other	11.0	16.5	6.5	16.0

Total	5.5%	100.0%	3.5%	100.0%

Cost of Sales

Cost of sales decreased 3.0 percent in the second quarter of 2010 to $1.1 billion and increased 1.0 percent in the first six months of 2010 to $2.0 billion. These changes included currency rate reductions of approximately 7.5 percent and 1.5 percent in the second quarter of 2010 and first six months of 2010, respectively. The following table summarizes the significant components of the change in New CCE’s cost of sales per case for the periods presented (rounded to the nearest 0.5 percent and based on wholesale physical case volume):

	Second Quarter 2010	First Six Months 2010
Changes in cost of sales per case:
Bottle and can ingredient and packaging costs	(0.5)%	0.0%
Bottle and can currency exchange rate changes	(7.0)	(1.5)
Costs related to post mix, non-trade, and other	(1.0)	(1.0)

Change in cost of sales per case	(8.5)%	(2.5)%

New CCE’s bottle and can ingredient and packaging cost decreased during the second quarter and remained flat during the first six months of 2010, reflecting the benefit of modest commodity price declines.

During the second quarter of 2010, New CCE’s cost of sales were impacted by net mark-to-market losses totaling $8 million related to non-designated hedges associated with underlying transactions that will occur in a future period. For additional information about New CCE’s non-designated hedging programs, refer to Note 5 of the Notes to Condensed Combined Financial Statements of New CCE in this proxy statement/prospectus.

Selling, Delivery, and Administrative Expenses

SD&A expenses decreased $9 million, or 2.5 percent, in the second quarter of 2010 to $385 million and increased $16 million, or 2.0 percent, in the first six months of 2010 to $765 million. The second quarter of 2010 change included a 5.5 percent decrease due to currency exchange rate changes. The following table summarizes the significant components of the change in New CCE’s SD&A expenses for the periods presented (in millions; percentages rounded to the nearest 0.5 percent):

	Second Quarter 2010		First Six Months 2010
	Amount	Change Percent of Total	Amount	Change Percent of Total
Changes in SD&A expenses:
General and administrative expenses	$(2)	(0.5)%	$8	1.0%
Selling and marketing expenses	6	1.5	9	1.0
Depreciation and amortization expenses	(3)	(1.0)	(5)	(1.0)
Delivery and merchandising expenses	2	0.5	2	0.5
Net impact of allocated expenses from CCE	7	1.5	(1)	0.0
Net mark-to-market losses related to non-designated hedges	3	1.0	1	0.0
Currency exchange rate changes	(23)	(5.5)	—	0.0
Other	1	0.0	2	0.5

Change in SD&A expenses	$(9)	(2.5)%	$16	2.0%

SD&A expenses as a percentage of net operating revenues was 22.2 percent in the second quarter of 2010 and 2009, and 23.6 percent in the first six months of 2010 and 2009. New CCE’s operating expenses reflect the impact of currency exchange rate changes and the benefit of ongoing expense control initiatives throughout New CCE.

Interest Expense, Net

Interest expense, net—third parties decreased 28.5 percent in the second quarter of 2010 to $5 million from $7 million in the second quarter of 2009. Interest expense, net—third parties decreased 37.5 percent in the first six months of 2010 to $10 million from $16 million in the first six months of 2009. The following tables summarize the primary items that impacted New CCE’s interest expense for the periods presented ($ in millions):

Third party debt

	Second Quarter		First Six Months
	2010	2009	2010	2009
Average outstanding debt balance	$760	$793	$793	$824
Weighted average cost of debt	2.1%	2.5%	2.0%	2.9%
Fixed-rate debt (% of portfolio)	31%	29%	31%	29%
Floating-rate debt (% of portfolio)	69%	71%	69%	71%

Amounts due to CCE

	Second Quarter		First Six Months
	2010	2009	2010	2009
Average outstanding debt balance	$1,024	$1,345	$1,016	$1,300
Weighted average cost of debt	5.2%	5.1%	5.5%	5.3%
Fixed-rate debt (% of portfolio)	100%	100%	100%	100%

Income Tax Expense

New CCE’s effective tax rate was approximately 20 percent and approximately 19 percent for the first six months of 2010 and 2009, respectively. Refer to Note 9 of the Notes to Condensed Combined Financial Statements of New CCE in this proxy statement/prospectus for a reconciliation of New CCE’s income tax provision for the first six months of 2010 and 2009. New CCE expects its effective tax rate to be approximately 20 percent in 2010 and 28 percent to 30 percent in 2011. New CCE’s 2011 effective tax rate is expected to be higher than 2010 due to the U.S. tax impact associated with repatriating foreign earnings. New CCE has historically treated its earnings as permanently reinvested. Following the Merger, New CCE expects historical earnings to remain permanently reinvested and to repatriate a portion of each current year’s foreign earnings for the payment of dividends, share repurchases, interest on U.S.-issued debt (if any), and salaries for U.S. based employees and other corporate-level operations in the U.S.

In July 2010, the United Kingdom enacted a corporate tax rate change reducing the tax rate in the United Kingdom by 1 percentage point effective April 1, 2011. As a result, New CCE expects to record a deferred tax benefit of approximately $25 million during the third quarter of 2010.

Cash Flow and Liquidity Review

Liquidity and Capital Resources

New CCE’s sources of capital include, but are not limited to, cash flows from operating activities, issuances of debt, bank borrowings, and loans with CCE. New CCE believes its operating cash flow, cash on hand, and available short-term and long-term capital resources are sufficient to fund its working capital requirements, scheduled debt payments, interest payments, capital expenditures, benefit plan contributions, and income tax obligations for the foreseeable future.

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration in the Merger using a combination of existing cash, payments received from TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets. The expected amount of debt financing needed is $1.9 billion (the estimate is based on balance sheet information as of July 2, 2010 and could differ materially at the actual closing of the Merger). New CCE expects to have financing in place at the end of the third quarter of 2010. New CCE will also seek a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the Separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE.

Summary of Cash Activities

During the first six months of 2010, New CCE’s primary sources of cash included (1) $112 million from operations and (2) net proceeds of $303 million on amounts due from CCE. New CCE’s primary uses of cash were (1) a cash contribution to CCE of $310 million; (2) capital asset investments totaling $124 million; and (3) pension benefit plan contributions of $59 million.

Operating Activities

New CCE’s net cash derived from operating activities totaled $112 million in the first six months of 2010 versus net cash derived from operating activities of $179 million in the first six months of 2009. This decrease was primarily driven by increased pension plan contributions during the first six months of 2010 and by a year-over-year increase in payments made under our annual incentive compensation programs, offset by other changes in assets and liabilities. For additional information about other changes in New CCE’s assets and liabilities, refer to the Financial Position discussion below.

Investing Activities

New CCE’s capital asset investments represent the principal use of cash for its investing activities. The following table summarizes New CCE’s capital asset investments for the first six months of 2010 and 2009 (in millions):

	Six Months Ended
	2010	2009
Supply chain infrastructure improvements	$73	$55
Cold drink equipment	50	60
Other	1	—

Total capital asset investments	$124	$115

During 2010, New CCE expects its capital expenditures to approximate $300 million and to be invested in similar asset categories as those listed in the previous table.

Financing Activities

New CCE’s net cash used in financing activities totaled $368 million and $72 million during the first six months of 2010 and 2009, respectively. The following table summarizes New CCE’s financing activities related to issuances and payments on debt for the first six months of 2010 and 2009 (in millions):

				Six Months Ended
Issuances of debt	Maturity Date	Rate		2010	2009
200 million Swiss Franc note(A)	March 2013	3.00%		$—	$172

Total issuances of third party debt				$—	$172

				Six Months Ended
Payments on debt	Maturity Date	Rate		2010	2009
CAD 150 million note	March 2009	5.85%		$—	$(118)
EUR 25 million note	May 2010	—	(B)	(33)	—
Other payments, net	—	—		(4)	(7)

Total payments on third party debt, excluding commercial paper				(37)	(125)
Net payments on third party commercial paper				(21)	(107)

Total payments on third party debt				$(58)	$(232)
Net payments on amounts due to CCE				—	(12)

Total payments on debt				$(58)	$(244)

(A)

In connection with issuance of this note, New CCE entered into a fixed rate cross-currency swap agreement designated as a cash flow hedge with a maturity corresponding to the underlying debt. For additional information about this swap agreement, refer to Note 5 of the Notes to Condensed Combined Financial Statements of New CCE in this proxy statement/prospectus.

(B)	This note carried a variable interest rate at three-month EURIBOR plus 42 basis points.

In addition, during the second quarter of 2010, New CCE made a cash contribution to CCE of $310 million in connection with activities necessary to facilitate the Merger.

Financial Position

Assets

Trade accounts receivable increased $78 million, or 6.0 percent, to $1.4 billion at July 2, 2010 from $1.3 billion at December 31, 2009. This increase was primarily attributable to the seasonality of New CCE’s business, offset partially by a reduction in currency exchange rates totaling $125 million.

Inventories increased $41 million, or 14.0 percent, to $329 million at July 2, 2010 from $288 million at December 31, 2009. This increase was primarily driven by the seasonality of New CCE’s business, offset partially by a reduction in currency exchange rates totaling $29 million.

Liabilities and Equity

Accounts payable and accrued expenses decreased $139 million, or 9.5 percent, to $1.3 billion at July 2, 2010 from $1.4 billion at December 31, 2009. This decrease was primarily driven by (1) payments made under New CCE’s annual incentive compensation programs; (2) decreased trade accounts payable; and (3) currency exchange rate changes.

Defined Benefit Plan Contributions

Contributions to New CCE’s pension plans totaled $59 million and $17 million during the six months ended July 2, 2010 and July 3, 2009, respectively. The following table summarizes New CCE’s projected contributions for the full year ending December 31, 2010, as well as its actual contributions for the year ended December 31, 2009 (in millions):

	Projected(A) 2010	Actual(A) 2009
Total pension contributions	$79	$87

(A)

These amounts represent only company-paid contributions. For additional information about the funded status of New CCE’s defined benefit pension plans, refer to Note 9 of the Notes to Condensed Combined Financial Statements of New CCE.

Contingencies

For information about New CCE’s contingencies, including outstanding litigation, refer to Note 7 of the Notes to Condensed Combined Financial Statements of New CCE in this proxy statement/prospectus.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW CCE

Board of Directors

The New CCE Board will be comprised of the current members of the CCE Board other than Mr. Irial Finan, Executive Vice President of TCCC.

The following table lists these individuals. Their biographical information is available in CCE’s annual meeting proxy statement filed March 5, 2010, which is incorporated by reference herein. See “Where You Can Find More Information.”

Name

Fernando Aguirre

John F. Brock

Calvin Darden

L. Phillip Humann

Orrin H. Ingram II

Donna A. James

Thomas H. Johnson

Suzanne B. Labarge

Véronique Morali

Curtis R. Welling

Phoebe A. Wood

Committees of the Board

The New CCE board will have seven standing committees: Audit, Executive, Corporate Responsibility and Sustainability, Franchise Relationship, Governance and Nominating, Human Resources and Compensation and Finance. Each committee (other than the Franchise Relationship Committee, which is a new committee for New CCE) is expected to have a charter that is substantially similar to the charters of CCE that are posted on the CCE website, www.cokecce.com, under “Corporate Governance,” then “Committee Composition.” CCE’s corporate secretary will furnish a printed copy of any charter upon the request of any shareowner.

The directors serving on each committee are elected by the New CCE board. These committee positions will expire at the first meeting of the board of directors after the annual meeting of shareowners and thereafter until their successors are elected and qualified or until the members’ earlier resignation or removal.

The following table lists the members of each of the standing committees as of the date of this proxy statement/prospectus:

	Audit	Executive	Governance and Nominating	Human Resources and Compensation	Corporate Responsibility and Sustainability	Franchise Relationship	Finance
Fernando Aguirre	X					X
John F. Brock		X			X
Calvin Darden			X		Chair		X
L. Phillip Humann		X	Chair	X
Orrin H. Ingram II				X		X	Chair
Donna A. James	Chair		X			X
Thomas H. Johnson			X	Chair			X
Suzanne B. Labarge	X						X
Véronique Morali				X	X
Curtis R. Welling				X	X	Chair
Phoebe A. Wood	X					X

During 2010, the New CCE board has met five times. The Human Resources and Compensation Committee has met three times. The Audit Committee, Corporate Responsibility and Sustainability Committee, Finance Committee, Franchise Relationship Committee, and Governance and Nominating Committee have each met one time.

Each director attended all of the board and committee meetings that were held since New CCE was organized in 2010 while he or she was a member of the board or the committee.

The functions of each committee and any special qualifications for membership will be similar to those for the corresponding committee at CCE.

Franchise Relationship Committee—New CCE has created this committee to provide strategic guidance on New CCE’s relationship with TCCC and other licensors.

New CCE Board Oversight of Risk

While risk management is primarily the responsibility of the company’s management team, following the Merger, the New CCE Board will be responsible for the overall supervision of the company’s risk management activities. The New CCE Board’s oversight of the material risks faced by New CCE will occur at both the full board level and at the committee level.

The New CCE’s Audit Committee will have oversight responsibility not only for financial reporting with respect to New CCE’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing the company. The Audit Committee will also oversee the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities.

Following the Merger, management will provide regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees will report on risk to the full board at each regular meeting of the New CCE Board. At least once every year, the Audit Committee will review the allocation of risk responsibility among the board’s committees and implement any changes that it deems appropriate.

In addition to the reports from the committees, following the Merger, the New CCE Board will receive presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO will address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full board will review in detail the company’s short- and long-term strategies, including consideration of significant risks facing the company and their potential impact.

New CCE believes that its approach to risk oversight, as described above, will optimize its ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the company. New CCE also believes that its risk structure complements its current board leadership structure, as it allows New CCE’s independent directors, through the four fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by John F. Brock as chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

New CCE will have compensation arrangements for its directors that are substantially similar to those in place for directors of CCE for 2010. CCE’s director compensation arrangements for 2010 and the amounts paid under its prior arrangements for 2009 are described in CCE’s annual meeting proxy statement filed March 5, 2010, which is incorporated by reference herein.

New CCE’s pay structure for directors will be as follows:

•	$230,000 annual retainer ($110,000 in cash, $120,000 in equity);

•	Annual retainer for service as chair of a committee ($20,000 for Audit Committee; $15,000 for the Human Resources and Compensation Committee; $10,000 for other committees);

•	$5,000 annual retainer for service as a member of the Audit and Human Resources and Compensation Committees; and

•

$5,000 annual presiding director retainer if the presiding director is also the chair of the Governance and Nominating Committee ($10,000 if he or she is not also the chair of the Governance and Nominating Committee).

Directors who are employees of New CCE will not receive any compensation for their service on the board, but will be entitled to reimbursement of certain expenses incurred in connection with such service. New CCE will reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development.

As noted above, the fee structure provides that each outside director will receive an annual equity award with an approximate market value of $120,000. It is anticipated that this equity award will be made in the form of deferred stock units, which will vest on the April 1 following the grant date and will be payable in shares and cash related to dividend equivalent credits on such shares when the director leaves the board.

All outside directors will be eligible to participate in a deferred compensation plan on a voluntary basis, and participants may elect whether their deferred compensation is valued as if invested in New CCE common stock (through the use of phantom stock credits) or a cash credit account. Amounts deferred under the deferred compensation plan are not distributed until after the director leaves the board. The directors’ existing accounts under the current CCE directors’ deferred compensation plan will be transferred to the New CCE deferred compensation plan shortly before the completion of the Merger.

The New CCE board of directors has adopted share ownership guidelines requiring that a new director should, within five years of joining the board, own stock of New CCE equal to at least three times the annual cash compensation paid to board members. A director’s vested deferred stock units and phantom stock units under the deferred compensation plan will be credited toward this ownership objective.

EXECUTIVE COMPENSATION OF NEW CCE

Executive Benefits

New CCE and its Human Resources and Compensation Committee are in the process of developing the executive compensation programs for New CCE. It is anticipated that New CCE will have programs that are similar to those currently in place for CCE, which are described in CCE’s annual meeting proxy statement filed March 5, 2010, which is incorporated by reference herein.

It is expected that New CCE’s annual and long-term incentive programs will be similar to CCE’s. New CCE will not, however, have qualified or non-qualified defined benefit retirement plans (other than a non-qualified plan for a short period following the Merger), but it plans to provide a tax-qualified defined contribution retirement plan, as well as a non-qualified defined contribution plan for executives. New CCE will not have an executive severance plan, but it intends to enter into employment agreements with its executive officers, as discussed in this section of the proxy statement/prospectus, and the agreements will contain severance protection provisions.

Shortly before completion of the Merger, the following executive officers of CCE, whose CCE compensation was described in CCE’s 2010 annual proxy statement, will become executive officers of New CCE:

•	John F. Brock, who will be the Chief Executive Officer of New CCE

•	Hubert Patricot, who will be the Executive Vice President and President, European Group of New CCE

•	William W. Douglas III, who will be the Executive Vice President and Chief Financial Officer of New CCE

•	John R. Parker, Jr., who will be the Senior Vice President and General Counsel of New CCE

These officers are referred to in this section of the proxy statement/prospectus as “Named Executive Officers.”

As discussed in “Treatment of CCE Equity Awards” in this proxy statement/prospectus, the CCE stock options, stock units, and restricted stock held by CCE executive officers who become New CCE executive officers will be converted into awards based on New CCE common stock. As discussed in “Interests of Certain Persons in the Merger” in this proxy statement/prospectus, these equity awards are subject to accelerated vesting upon involuntary termination without cause and voluntary termination for good reason within two years of the Merger.

Employment Agreements

New CCE intends to enter into employment agreements, which will become effective upon completion of the Merger, with each of the Named Executive Officers (other than Mr. Patricot), as well as other CCE executives who will be executives of New CCE. Mr. Patricot’s employment will continue to be governed by his existing employment agreement with CCE’s United Kingdom subsidiary, which will become a subsidiary of New CCE in connection with the Merger. This agreement is described in “Interests of Certain Persons in the Merger” in this proxy statement/prospectus. Except as specifically noted, the following discussion of the Named Executive Officers’ employment agreements does not apply to Mr. Patricot.

The employment agreements would provide the Named Executive Officers with annual compensation comparable to their existing compensation arrangements and severance protection in the event of an involuntary termination of employment. The agreements would also protect the interests of New CCE by providing meaningful recruitment and retention programs conditioned on continued employment and by providing restrictive covenants, including an agreement not to compete, that would apply following the officers’ termination of employment.

The main features of the Named Executive Officers’ anticipated employment agreements, which would be substantially the same (other than dollar values) from officer to officer, are summarized in the following sections.

Employment Term. The initial term of the agreements would commence on or shortly before the Merger and continue through the later of three years from the Merger or December 31, 2013. Following the initial term of the agreements, New CCE and the Named Executive Officers could extend the term of the agreements or negotiate other employment terms.

Base Salary and Annual Incentive. The agreements would provide for initial base salaries of $1,200,000 for Mr. Brock, $550,000 for Mr. Douglas, and $510,000 for Mr. Parker. These base salaries would be subject to annual review and possible increases. The agreements would also provide for target annual incentive awards equal to a specified percentage of the Named Executive Officer’s base salary. This percentage is 135% for Mr. Brock, 100% for Mr. Douglas, and 80% for Mr. Parker. Mr. Patricot’s current base salary is €408,000 (approximately $600,000 when salaries were approved for 2010) and his target annual incentive is 100% of base salary.

Long-Term Incentive Awards. The agreements would provide for an annual long-term incentive award with a target value of no less than a specified amount ($7,000,000 for Mr. Brock, $1,500,000 for Mr. Douglas, and $1,000,000 for Mr. Parker) each year during the agreement term. The awards could be made in the form of stock options, stock units, or other forms. Options would vest ratably over the remainder of the agreement term, performance stock units would vest based on continued service through the end of the agreement term and a performance vesting requirement to be established, and other equity awards would vest based on continued service through the end of the agreement term. Mr. Patricot’s 2009 long-term incentive awards were valued at approximately $1,200,000.

Inaugural Equity Award and Retention Incentive. The agreements would provide for an inaugural restricted stock unit award, with a value of $5,000,000 for Mr. Brock, $750,000 for Mr. Douglas, and $500,000 for Mr. Parker. The award would have a two year service-based vesting requirement and a performance-based vesting requirement not to exceed two years. The Named Executive Officers would also receive a retention incentive, which provides for a lump-sum cash payment in a specified amount, plus interest, in July 2014, provided that they remain employed through December 31, 2013. The amount of the retention payment would be $5,650,000 for Mr. Brock, $2,750,000 for Mr. Douglas, and $2,500,000 for Mr. Parker.

In recognition of the importance of Mr. Patricot’s retention to New CCE’s success, he was granted an inaugural restricted stock unit award of $600,000, subject to the vesting conditions described above for the inaugural awards to be granted to the other Named Executive Officers, and a retention incentive restricted stock unit award of $1,400,000, subject to three-year service-based cliff vesting.

Other Benefits. The Named Executive Officers would be entitled to the same benefit plans and programs as are offered to other New CCE executives. Following completion of the Merger, New CCE would also make a lump-sum payment to the Named Executive Officers of $50,000 ($100,000 for Mr. Brock) for legal fees and other professional advice associated with negotiating and developing the employment agreements.

Payments Upon Involuntary Termination of Employment Without Cause or Voluntary Termination of Employment for Good Reason. If a Named Executive Officer’s employment is involuntarily terminated by New CCE without cause, or the officer voluntarily terminates employment for good reason, he would become entitled to the following payments and benefits:

•

a lump-sum payment (or installments, to the extent necessary to comply with tax requirements) equal to the Named Executive Officer’s current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term;

•	a pro rata portion of the annual incentive award for the year of termination based on actual performance results for the year;

•	the cash retention award described above;

•	all equity awards converted from CCE equity awards will be fully vested, and all other service-based equity awards will vest on a pro rata basis; and

•

performance-based equity awards will be paid on a pro rata basis, subject to satisfaction of the relevant performance requirements, except that the recruitment equity award noted above will be deemed to have satisfied the performance requirements.

For this purpose, “good reason” includes a material decrease in pay or bonus opportunity, material diminution of authority or responsibility, or a relocation of more than 50 miles.

If his involuntary termination without cause or voluntary termination for good reason occurs within two years following a change in control, the Named Executive Officer would be entitled to full vesting of all equity awards, rather than pro rata vesting and the requirement that actual performance measures must be satisfied.

Payments Upon Disability or Death. In the event of a Named Executive Officer’s disability or death during the term of the agreement, the Named Executive Officer (or his beneficiary) would receive the following:

•	a full annual incentive award for the year of disability or death, based on actual performance results for the year;
•	an amount equal to the target value of any of the annual long-term incentive awards specified in the agreement that have not yet been awarded;
•	a payment equal to the Named Executive Officer’s current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term; and
•	the full cash retention award, inclusive of interest through the date of death or disability.

In addition, all outstanding equity grants would be fully vested, with vesting for performance-based equity awards based on actual results for performance periods that have been completed and target levels for performance periods in progress.

Restrictive Covenants. In consideration of the payments and benefits provided under the agreements, the agreements would subject the Named Executive Officers to a number of obligations. A Named Executive Officer would be required execute a release of claims before receiving any severance pay. In addition, the officer could not compete with New CCE by becoming employed by certain “direct competitors” for a period of 12 to 24 months, depending on the number of months of severance to which he is entitled. During this same period, the Named Executive Officer could not solicit New CCE’s customers on behalf of any non-alcoholic beverage business and could not hire away New CCE employees. Mr. Patricot is subject to similar restrictive covenants under his employment agreement, but with a six month non-competition period and a 12 month non-solicitation period.

“Clawback” Provision. A Named Executive Officer would be required to repay any severance pay and certain gains from equity awards in the event that two-thirds of the New CCE Board of Directors determines (i) within two years of the officer’s termination of employment, that he could have been terminated for cause, (ii) that he has violated his agreement’s noncompetion or nonsolicitation covenants, or (iii) that he engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of New CCE’s financial results.

DIVIDEND POLICY OF NEW CCE

Shortly after the effective time of the Merger, the Board of New CCE is expected to announce a share repurchase program of approximately $1 billion and an initial annual dividend of $0.50 per share. Payment of cash dividends and stock repurchases by New CCE will be at the discretion of the New CCE Board in accordance with applicable law after taking into account various factors, including, but not limited to, New CCE’s financial condition, operating results, current and anticipated cash needs and plans for growth. Therefore, no assurance can be given that New CCE will pay any dividends to its shareowners or make share repurchases, and no assurance can be given as to the amount of any such dividends or share repurchases if the New CCE Board determines to do so.

CAPITALIZATION OF NEW CCE

The following table sets forth New CCE’s capitalization on a combined basis as of July 2, 2010. New CCE’s capitalization is presented:

•	on an actual basis;

•	as adjusted to give effect to the Separation; and

•	pro forma for the Norway-Sweden Acquisition.

You should read the following table along with the combined financial statements and related notes of New CCE and the pro forma condensed combined financial information of New CCE included in this proxy statement/prospectus.

	As of July 2, 2010
	Actual	Adjustments	Pro Forma
	(in millions)
Cash and cash equivalents	$293	$7	$300

Short-term debt	$509	$—	$509
Long-term debt	1,139	1,010	2,149

Total debt	1,648	1,010	2,658

Total equity	2,935	(352)	2,583

Total capitalization	$4,583	$658	$5,241

DESCRIPTION OF NEW CCE CAPITAL STOCK

The following description of the terms of New CCE’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and the New CCE amended and restated articles of incorporation and by-laws to be adopted prior to the Merger. Copies of the New CCE amended and restated articles of incorporation and by-laws are incorporated by reference and will be sent to holders of shares of New CCE common stock upon request. See “Where You Can Find More Information.”

Authorized and Issued New CCE Stock

Under the New CCE amended and restated articles of incorporation, New CCE’s authorized common stock consists of 1,000,000,000 shares of common stock, $0.01 par value, and New CCE’s authorized preferred stock consists of 100,000,000 shares of preferred stock, $0.01 par value. As of May 25, 2010, there was one share of New CCE common stock issued and outstanding and held by CCE.

New CCE Common Stock

New CCE Common Stock Outstanding. The outstanding share of New CCE common stock is, and the shares of New CCE common stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights. Each holder of a share of New CCE common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareowners.

Dividend Rights. Holders of New CCE common stock are entitled to receive dividends as may be declared from time to time by the New CCE Board out of funds legally available therefor.

Rights upon Liquidation. Holders of New CCE common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of New CCE in all remaining assets available for distribution to shareowners after payment or providing for New CCE’s liabilities and the liquidation preference of any outstanding New CCE convertible preferred stock.

Preemptive Rights. Holders of New CCE common stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

New CCE Preferred Stock

The New CCE Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of common stock, without a vote of the holders of the shares of preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the preferred stock designation or preferred stock designations establishing the series of preferred stock.

Transfer Agent and Registrar

Mellon Investor Services, LLC will serve as the transfer agent and registrar for New CCE common stock and, if any, New CCE preferred stock.

Stock Exchange Listing

It is a condition to the Merger that the shares of New CCE common stock issuable in the Merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the Merger is completed, CCE common stock will be delisted from the NYSE and will cease to be listed on any stock exchange and will be deregistered under the Exchange Act. Upon completion of the Merger it is expected that New CCE stock will trade on the NYSE under the symbol “CCE.”

COMPARATIVE RIGHTS OF SHAREOWNERS

The rights of CCE shareowners are currently governed by Delaware law and CCE’s amended and restated certificate of incorporation and its by-laws. The rights of New CCE shareowners are currently governed by Delaware law and the New CCE amended and restated articles of incorporation and its amended and restated by-laws. Following completion of the Merger, the rights of CCE shareowners (other than TCCC or any of its subsidiaries or holders who have properly exercised and perfected appraisal rights under Delaware law) who become shareowners of New CCE in the Merger will be governed by Delaware law and the New CCE amended and restated articles of incorporation and amended and restated by-laws.

The following discussion summarizes the material differences between the current rights of CCE shareowners and the rights they will have as New CCE shareowners if they receive New CCE common stock in the Merger but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following comparison of shareowners’ rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to New CCE shareowners. This summary is qualified in its entirety by reference to Delaware law, CCE’s amended and restated certificate of incorporation and by-laws and New CCE’s amended and restated articles of incorporation and by-laws.

Share Capital

The authorized share capital of CCE consists of 1,000,000,000 authorized common shares, par value $1 per share and 100,000,000 authorized preferred shares, par value $1 per share. As of the record date, 506,009,881 shares of common stock were issued and outstanding. CCE’s common shares trade on the New York Stock Exchange.

New CCE will have an authorized share capital consisting of 1,000,000,000 authorized common shares having a par value of US $0.01 each and 100,000,000 authorized preferred shares, par value $0.01 per share. Following the closing of the Transaction, International CCE Inc. will change its name to Coca-Cola Enterprises, Inc. and its common shares are planned to be listed on the NYSE.

Corporate Governance

New CCE	CCE
The rights of New CCE shareowners are currently governed by its amended and restated certificate of incorporation and its by-laws.	The rights of CCE shareowners are currently governed by its restated and amended certificate of incorporation and its by-laws.

Number of Directors

New CCE	CCE
The New CCE by-laws provide for a minimum of three directors and a maximum of fifteen directors, the exact number to be set from time to time by the board of directors pursuant to a resolution adopted by a majority of the directors which New CCE would have if there were no vacancies. In absence of the board of directors setting the number of directors, the number shall be 12.	The CCE by-laws provide for a minimum of three directors and a maximum of twenty directors, the exact number to be set from time to time by the board of directors. In absence of the board of directors setting the number of directors, the number shall be 12.

Classification of Board of Directors

New CCE	CCE
The New CCE amended and restated certificate of incorporation provides for a single class of directors.	The CCE amended and restated certificate of incorporation provides for the board of directors to be divided into three classes of directors serving staggered three year terms.

Vacancies on the Board of Directors

New CCE	CCE
Unless otherwise required by law or the certificate of incorporation, and subject to the terms of any one or more classes or series of preferred stock of New CCE, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors, other than a vacancy resulting from the removal of a director which may be filled in the first instance by the shareowners, may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office until the next succeeding annual meeting of shareowners and thereafter until his or her successor shall have been elected and qualified. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.	If the office of any director becomes vacant or if the number of directors is increased, then a majority of the directors then in office, although less than a quorum, or a sole remaining director, may elect any qualified person to fill such vacancy or newly created directorship. In the case of a newly created directorship caused by an increase in the number of directors, the person so elected shall hold office until the expiration of the term of the class of directors to which he or she has been elected. In the case of a vacancy in the office of a director resulting otherwise than from an increase in the number of directors, the person so elected to fill such vacancy shall hold office for the unexpired term of the director whose office became vacant.

Interested Directors

New CCE	CCE
New CCE contains no provision relating to interested directors.	The amended and restated certificate of incorporation provides: (i) A corporate opportunity offered to any person who is an officer of CCE, and who is also a director but not an officer of TCCC, shall belong to CCE; (ii) a corporate opportunity offered to any person who is a director but not an officer of CCE, and who is also a director or officer of TCCC, shall belong to CCE if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of CCE, and otherwise shall belong to TCCC; and (iii) a corporate opportunity offered to any person who is an officer of both CCE and TCCC shall belong to CCE.

Shareowner Action by Written Consent

New CCE	CCE
Under the New CCE amended and restated certificate of incorporation, shareowner action can only be taken at an annual or special meeting of the shareowners and shareowner action by written consent in lieu of a meeting is prohibited.	Under the CCE amended and restated certificate of incorporation, shareowner action can only be taken at an annual or special meeting of the shareowners and shareowner action by written consent in lieu of a meeting is prohibited.

Discontinuance of Incorporation

New CCE	CCE
The New CCE Certificate of Incorporation or by-laws do not require a supermajority vote for liquidation or dissolution.	The CCE certificate of incorporation provides that any liquidation or dissolution of CCE shall require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of the common stock and any series of preferred stock entitled to vote generally in the elections of directors.

Shareowner Vote on Merger or Consolidation

New CCE	CCE
The New CCE by-laws do not currently make a provision for voting in a merger, consolidation or disposition of all or substantially all of New CCE’s assets.	The CCE certificate of incorporation provides that any merger or consolidation of CCE with or into any other corporation other than a merger or consolidation that does not require the vote of the shareowners of CCE shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the outstanding shares of the common stock and any series of preferred stock entitled to vote generally in the election of directors, voting together as a single class.

Duties of Directors and Director Liability

New CCE	CCE
New CCE’s amended and restated certificate of incorporation provides that no director shall be personally liable to New CCE or any of its shareowners for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.	CCE’s amended and restated certificate of incorporation provides that a director should not be personally liable to CCE or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CCE or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived improper personal benefit.

Indemnification of Officers, Directors and Employees

New CCE	CCE

The New CCE by-laws provide that New CCE will indemnify each person who is made a party to any action, suit or proceeding (civil, criminal, administrative or investigative) by reason of the fact that they are a current or former director, officer or employee or is or was serving at the request of New CCE as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent allowed by Delaware law for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

New CCE has purchased and maintains directors’ and officers’ liability policies for such purposes.

The CCE certificate of incorporation provides that CCE will indemnify each person who is made a party to any action, suit or proceeding (civil, criminal, administrative or investigative) by reason of the fact that they are a current or former director, officer or employee or is or was serving at the request of CCE as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent allowed by Delaware law for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

CCE has purchased and maintains directors’ and officers’ liability policies for such purposes.

Amendment of Certificate of Incorporation

New CCE	CCE
An amendment or alteration to the New CCE certificate of incorporation requires the approval of at least 66 2/3% of the outstanding shares.	An amendment or alteration to the CCE certificate of incorporation requires the approval of at least 66 2/3% of the outstanding shares.

Amendment of By-laws

New CCE	CCE

The amended and restated certificate of incorporation provides that the New CCE by-laws may only be amended with the approval of at least two-thirds of the outstanding shares.

The New CCE by-laws provide that the board of directors shall have the power to make, amend or repeal the by-laws of New CCE subject to the power of the shareowners to make, amend and repeal the by-laws.

The amended and restated certificate of incorporation provides that the CCE by-laws may only be amended with the approval of at least 66 2/3% of the outstanding shares.

The by-laws provide that the board of directors shall have the power to make, amend or repeal the by-laws of CCE at any regular or special meeting of the board of directors.

Business Combination Statutes

CCE and New CCE’s certificates of incorporation do not contain a provision opting out of Section 203 of the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CCE

Principal Shareowners

The following table shows the number of shares of CCE common stock beneficially owned by each person known to CCE as having beneficial ownership of more than five percent of CCE’s common stock. The number of shares is as of August 18, 2010.

Name	Number of Shares Owned	Percent of Class

The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	168,956,718	34.39%

Security Ownership of Directors and Officers

The following table shows the number of shares of CCE common stock and of the common stock of TCCC (referred to herein as the Coca-Cola stock) beneficially owned by:

•	each director;

•	each executive officer who is anticipated to be a named executive officer of New CCE, as defined under the rules of the SEC, or deemed to be a section 16 executive officer; and

•	all directors and executive officers as a group.

Unless otherwise noted, amounts are as of August 18, 2010 for CCE stock and for Coca-Cola stock.

Name	Number of Shares Beneficially Owned
	Our common stock		Coca-Cola stock
	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
Fernando Aguirre(1)	41,427	*	2,300	*
John F. Brock(2)	1,818,596	*	0	*
Steven A. Cahillane(3)	128,066	*	0	*
Calvin Darden(4)	46,537	*	0	*
William W. Douglas III(5)	271,728	*	1,198	*
Irial Finan(6)	47,173	*	886,241	*
L. Phillip Humann(7)	134,622	*	40	*
Orrin H. Ingram II(8)	29,326	*	1,216	*
Donna A. James(9)	33,525	*	0	*
Thomas H. Johnson(10)	31,881	*	2,500	*
Suzanne B. Labarge(11)	21,860	*	0	*
Véronique Morali(12)	0	*	0	*
John R. Parker, Jr.(13)	645,680	*	18,999	*
Hubert Patricot(14)	159,869	*	3,500	*
Curtis R. Welling(15)	26,789	*	0	*
Phoebe A. Wood(16)	888	*	0	*
All directors and executive officers as a group (17 persons), including those directors and officers named above(17)	3,471,447	*	915,994	*

*	Less than one percent.
(1)

The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 14,757 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.
(2)

The share totals include, for Mr. Brock, options to acquire 1,647,399 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. (450,000 of such options will become exercisable only if the company’s average stock price increases to $31.035 over 20 consecutive trading days.) This table does not include, for Mr. Brock, 1,158,100 performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(3)

The share totals include, for Mr. Cahillane, options to acquire 113,066 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. This table does not include, for Mr. Cahillane, 390,025 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(4)

The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 12,367 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(5)

The share totals include, for Mr. Douglas, options to acquire 160,158 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 52,000 restricted shares of our common stock that are subject to forfeiture. This table does not include, for Mr. Douglas, 246,000 performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(6)

The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 20,503 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable. The share totals also include 50,000 shares of Coca-Cola stock that are subject to performance criteria, 82,125 restricted shares of Coca-Cola stock that are subject to forfeiture, and 705,261 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(7)

The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 64,237 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 38,600 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable. The share totals also include 40 shares of Coca-Cola stock held in trust for his son.

(8)

The share totals include Mr. Ingram’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 7,726 shares of our common stock upon distribution from the plan, 11,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table. The share totals also include 1,216 shares of Coca-Cola stock held in a trust of which he is a co-trustee and a remainder beneficiary.

(9)

The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,855 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.

(10)

The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 781 shares of our common stock upon distribution from the plan, 14,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,500 shares of our common stock held in a margin account owned jointly with his wife. The share totals also include 2,500 shares of Coca-Cola stock held in a margin account owned jointly with his wife.

(11)

The share totals include Ms. Labarge’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 8,260 shares of our common stock upon distribution from the plan, 11,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,000 shares of our common stock held indirectly by 1323786 Ontario, Inc., her solely owned company.

(12)	Ms. Morali became a member of our board effective February 11, 2010.
(13)

The share totals include, for Mr. Parker, options to acquire 405,167 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, 12,000 restricted shares of our common stock that are subject to forfeiture, 70,000 shares of our common stock held in a margin account, and 94,988 shares of our common stock owned by his wife. This table does not include 176,882 restricted stock/performance share units that are subject to forfeiture and/or represent shares that could not be acquired within 60 days of the date of this table. The share totals also include 6,911 shares of Coca-Cola stock owned by his wife.

(14)

The share totals include, for Mr. Patricot, options to acquire 128,332 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. This table does not include 170,100 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(15)

The share totals include one-fifth of Mr. Welling’s stock unit account balance in our directors’ deferred compensation plan that will be paid in five annual installments of 2,189 shares of our common stock upon distribution from the plan, 14,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 10,000 shares of our common stock held in a margin account.

(16)	The share totals include Ms. Wood’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 888 shares of our common stock upon distribution from the plan.
(17)

The share totals include 70,000 shares that are pledged to lenders, options to acquire 2,552,738 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 74,000 restricted shares of our common stock that are subject to forfeiture, 136,563 stock units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan, and 143,250 stock units representing shares of our common stock awarded to nonemployee directors. The share totals also include 705,261 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 82,125 shares of Coca-Cola stock that are subject to transfer restrictions, and 50,000 shares of Coca-Cola stock that are subject to performance criteria.

Stock Ownership by and Director Relationships with The Coca-Cola Company

TCCC is CCE’s largest shareowner, owning as of August 18, 2010 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 33% of CCE’s outstanding common stock. In addition, one of CCE’s twelve current directors, Irial Finan, is an executive officer of TCCC. Following the Merger, TCCC will not own any New CCE common stock and New CCE’s directors will not include Mr. Finan.

LEGAL MATTERS

Certain legal matters relating to the validity of the New CCE common stock to be issued in connection with the Merger will be passed upon by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of Coca-Cola Enterprises Inc. at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, and the effectiveness of Coca-Cola Enterprises Inc.’s internal control over financial reporting as of December 31, 2009 incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports therein and incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of International CCE Inc. at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREOWNER PROPOSALS FOR 2011 ANNUAL MEETING

If the Merger is completed, CCE does not expect to hold an annual meeting of shareowners in 2011. If such a meeting is held, a shareowner proposal for business to be brought before CCE’s 2011 annual meeting of shareowners, will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement for CCE, pursuant to the SEC’s Rule 14a-8, the proposal (meeting all of the requirements set forth in the SEC’s rules and regulations) is received by CCE’s corporate secretary on or before November 5, 2010; or

•

if the proposal is not to be included in next year’s proxy statement for CCE, pursuant to CCE’s by-laws, a written proposal (meeting all other requirements set forth in CCE’s by-laws) is received by CCE’s corporate secretary after December 24, 2010 but on or before January 23, 2011 (unless CCE’s 2011 annual meeting is not scheduled to be held within the period between March 24 and July 2, in which case CCE’s by-laws prescribe an alternate deadline).

In addition, the shareowner proponent or a representative of the proponent must appear in person at CCE’s 2011 annual meeting to present such proposal.

Any shareowner submissions should be sent to CCE by certified mail, return receipt requested, addressed to: corporate secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

WHERE YOU CAN FIND MORE INFORMATION

CCE files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to completion of the Transaction, New CCE’s business was primarily conducted as the European operating segment of CCE. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about CCE. The address of that site is http://www.sec.gov. The reports and other information filed by CCE are also available at its Internet site, which is http://www.cokecce.com. Internet site materials are not part of this proxy statement/prospectus.

Upon the effectiveness of the registration statement, New CCE will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. New CCE intends to make this information available on its website, www.cokecce.com.

CCE and New CCE filed a registration statement on Form S-4 to register with the SEC the shares of New CCE common stock to be issued to certain CCE shareowners in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New CCE in addition to being a proxy statement of CCE for the special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

The SEC allows CCE and New CCE to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CCE has previously filed with the SEC and any additional documents that CCE and New CCE may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting (other than, in each case, those documents, or the portions of those documents, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about CCE and New CCE (as a segment of CCE) and their financial performance.

CCE’s SEC Filings (File No. 1-09300)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2009.

Quarterly Report on Form 10-Q	Fiscal quarters ended April 2, 2010 and July 2, 2010.

Proxy Statement on Schedule 14A	Filed on March 5, 2010.

Current Reports on Form 8-K	Filed on August 25, 2010; July 30, 2010; July 28, 2010; July 2, 2010; June 16, 2010; May 26, 2010; April 27, 2010; April 7, 2010; March, 22, 2010; March 8, 2010; March 3, 2010; and February 25, 2010.

Any description of CCE’s common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description	The description of CCE’s common stock contained in the registration statement filed on Form 8-A on October 28, 1986, under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

CCE has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CCE or New CCE, as well as all pro forma financial information.

You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from CCE or from the SEC. Documents incorporated by reference are available from CCE, without charge, excluding all exhibits, unless an exhibit has specifically been incorporated by reference in this proxy statement/prospectus. Shareowners may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses:

Coca-Cola Enterprises Inc.

P.O. Box 723040

Atlanta, Georgia 31139-0400

Attn: Investor Relations

Telephone: 770-989-3246

Email: ccemail@cokecce.com

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Merger Agreement. CCE and New CCE have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 25, 2010. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareowners nor the issuance of New CCE common stock in the Merger shall create any implication to the contrary.

International CCE Inc.

Audited Combined Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Report of Independent Auditors	F-2
Combined Statements of Operations	F-3
Combined Balance Sheets	F-4
Combined Statements of Cash Flows	F-5
Combined Statements of Equity	F-6
Notes to Combined Financial Statements	F-7

Condensed Combined Financial Statements

Three and Six Months Ended July 2, 2010 and July 3, 2009

Condensed Combined Statements of Operations	F-36
Condensed Combined Balance Sheets	F-37
Condensed Combined Statements of Cash Flows	F-38
Notes to Condensed Combined Financial Statements	F-39

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareowners of Coca-Cola Enterprises Inc.

We have audited the accompanying combined balance sheets of the European operations of Coca-Cola Enterprises Inc. and Coca-Cola Enterprises (Canada) Bottling Finance Co. (herein after defined as “International CCE Inc.”) as of December 31, 2009 and 2008, and the related combined statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of International CCE Inc. at December 31, 2009 and 2008, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

In 2008, the Company adopted the measurement date provisions originally issued in Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (codified in FASB Accounting Standards Codification 715, Compensation-Retirement Benefits).

/s/ Ernst & Young LLP

Atlanta, Georgia

May 25, 2010

International CCE Inc.

Combined Statements of Operations

	Year Ended December 31,
(in millions)	2009	2008	2007
Net operating revenues	$6,517	$6,619	$6,246
Cost of sales	4,113	4,269	3,987

Gross profit	2,404	2,350	2,259
Selling, delivery, and administrative expenses	1,599	1,598	1,545

Operating income	805	752	714
Interest expense, net—third party	24	74	102
Interest expense, net—Coca-Cola Enterprises Inc.	59	45	45
Other nonoperating income (expense), net	5	(4)	1

Income before income taxes	727	629	568
Income tax expense	151	115	44

Net income	$576	$514	$524

Income (expense) from transactions with The Coca-Cola Company—Note 3:
Net operating revenues	$21	$20	$21
Cost of sales	(1,829)	(1,869)	(1,743)

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Balance Sheets

	December 31,
(in millions)	2009	2008
ASSETS
Current:
Cash and cash equivalents	$404	$174
Trade accounts receivable, less allowances of $13 and $15, respectively	1,309	1,084
Amounts receivable from The Coca-Cola Company	78	58
Amounts due from Coca-Cola Enterprises Inc.	153	276
Inventories	288	254
Prepaid expenses and other current assets	124	139

Total current assets	2,356	1,985
Amounts due from Coca-Cola Enterprises Inc.	193	—
Property, plant, and equipment, net	1,883	1,785
Franchise license intangible assets, net	3,487	3,230
Other noncurrent assets, net	53	71

Total assets	$7,972	$7,071

LIABILITIES
Current:
Accounts payable and accrued expenses	$1,442	$1,222
Amounts payable to The Coca-Cola Company	130	93
Amounts due to Coca-Cola Enterprises Inc.	—	296
Current portion of third-party debt	620	335

Total current liabilities	2,192	1,946
Amounts due to Coca-Cola Enterprises Inc.	1,015	947
Third party debt, less current portion	235	500
Other long-term obligations	179	166
Noncurrent deferred income tax liabilities	1,172	1,086

Total liabilities	4,793	4,645

EQUITY
Coca-Cola Enterprises Inc. net investment	3,367	2,743
Accumulated other comprehensive loss	(188)	(317)

Total equity	3,179	2,426

Total liabilities and equity	$7,972	$7,071

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Statements of Cash Flows

	Year Ended December 31,
(in millions)	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$576	$514	$524
Adjustments to reconcile net income to net cash derived from operating activities:
Depreciation and amortization	280	294	297
Deferred income tax expense (benefit)	20	40	(41)
Pension and other postretirement expense less than contributions	(53)	(32)	(48)
Deferred funding income from The Coca-Cola Company	—	—	(26)
Changes in assets and liabilities:
Trade accounts receivables	(163)	(120)	(77)
Inventories	(21)	(18)	(18)
Prepaid expenses and other assets	7	(25)	(2)
Accounts payable and accrued expenses	140	40	94
Other changes, net	41	—	(83)

Net cash derived from operating activities	827	693	620

Cash Flows from Investing Activities:
Capital asset investments	(250)	(297)	(290)
Other investing activities, net	(19)	(2)	12

Net cash used in investing activities	(269)	(299)	(278)

Cash Flows from Financing Activities:
Change in commercial paper, net	(79)	35	(109)
Issuances of third-party debt	172	40	505
Payments on third-party debt	(122)	(847)	(767)
Net change in amounts due to Coca-Cola Enterprises Inc.	(307)	488	—

Net cash used in financing activities	(336)	(284)	(371)

Net effect of currency exchange rate changes on cash and cash equivalents	8	(16)	3

Net Change in Cash and Cash Equivalents	230	94	(26)
Cash and Cash Equivalents at Beginning of Year	174	80	106

Cash and Cash Equivalents at End of Year	$404	$174	$80

Supplemental Noncash Investing and Financing Activities:
Capital lease additions	$6	$7	$14

Supplemental Disclosure of Cash Paid for:
Income taxes, net	$116	$101	$99
Interest, net of amounts capitalized—third party	25	78	77
Interest, net of amounts capitalized—Coca-Cola Enterprises Inc.	73	66	63

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

International CCE Inc.

Combined Statements of Equity

	Year Ended December 31,
(in millions)	2009	2008	2007
Coca-Cola Enterprises Inc. Net Investment
Balance at beginning of year	$2,743	$2,202	$1,667
Net income	576	514	524
Other investment changes, net	48	27	11

Balance at end of year	3,367	2,743	2,202

Accumulated Other Comprehensive Income (Loss):
Balance at beginning of year	(317)	345	245
Currency translations	184	(566)	90
Pension liability adjustments, net of tax	(39)	(103)	9
Other changes, net of tax	(16)	18	1

Net other comprehensive (loss) income adjustments, net of tax	129	(651)	100
Impact of adopting new accounting standards	—	(11)	—

Balance at end of year	(188)	(317)	345

Total Equity	$3,179	$2,426	$2,547

Comprehensive Income:
Net income	$576	$514	$524
Net other comprehensive income (loss) adjustments, net of tax	129	(651)	100

Total comprehensive income (loss)	$705	$(137)	$624

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Note 1

BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On February 25, 2010, Coca-Cola Enterprises Inc. (“CCE”) entered into agreements with The Coca-Cola Company (“TCCC”) under which:

•

TCCC will acquire CCE through a merger (the “Merger”) of a newly created TCCC subsidiary with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. At the time of the Merger, CCE will consist of its businesses of marketing, producing and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and a substantial majority of its corporate segment (“CCE’s North American Business”) and will have $8.88 billion of Gross Indebtedness (as defined in the Merger Agreement). Following the Merger, CCE, as a subsidiary of TCCC, will also continue to own and be liable for a substantial majority of the assets and liabilities of the North American business, including CCE’s accumulated benefit obligations relating to CCE’s North American business. The Merger Agreement contains a provision for an adjustment payment between the parties based upon the working capital of CCE’s North American business as of the effective date of the Merger;

•

Immediately prior to the Merger, CCE will separate its European operations and transfer those businesses along with Coca-Cola Enterprises (Canada) Bottling Finance Company, and a related portion of its corporate segment to a new legal entity, International CCE Inc. (New CCE or the “Company”). Concurrently with the Merger, two indirect, wholly owned subsidiaries of New CCE will acquire TCCC’s bottling operations in Norway and Sweden pursuant to the Share Purchase Agreement dated as of March 20, 2010 (the “Norway-Sweden SPA”), for a purchase price of $822 million. The Norway-Sweden SPA contains provisions for adjustment payments between the parties based upon the working capital of the Norway and Sweden business as of the effective date of the Merger and the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ending December 31, 2010;

•

In the Merger, (i) each outstanding share of common stock of CCE, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock and cash consideration of $10.00, and (ii) TCCC, which currently owns approximately 34 percent of the outstanding shares of CCE, will become the owner of all of the shares of CCE common stock; and

•	Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and its stock is expected to be listed for trading on the New York Stock Exchange under the symbol “CCE”.

The consummation of the transaction is subject to various conditions, including, among others, obtaining the approval of 66 2/3 percent of CCE’s shareowners, a majority vote of CCE’s shareowners other than TCCC and its affiliates, subsidiaries, or any of CCE’s or TCCC’s directors and executive officers, the absence of legal prohibitions and the receipt of requisite regulatory approvals, the absence of pending actions by any governmental entity that would prevent the consummation of the transaction, the receipt and continuing validity of a private letter ruling requested of the United States (U.S.) Internal Revenue Service by CCE that is satisfactory to CCE and TCCC, the consummation of the Norway-Sweden Acquisition substantially concurrently with the consummation of the transaction and there being no material adverse effect (as defined in the Merger Agreement) on CCE’s North American business. The consummation of the Norway-Sweden Acquisition is subject to various conditions, including the receipt of requisite regulatory approvals and the concurrent consummation of the Merger. The agreement also includes customary covenants, as well as a non-compete covenant with respect to New CCE and the right of New CCE to acquire TCCC’s interest in TCCC’s German bottling operations for fair value between 18 and 36 months after the date of the Merger Agreement, on terms to be agreed.

Under the Merger Agreement, New CCE has agreed to indemnify TCCC for liabilities, including but not limited to, those resulting from the breach of representations, warranties, or covenants, of CCE or New CCE set forth in the Merger Agreement prior to the effective time of the Merger. In accordance with the Merger Agreement, if losses relating to breaches of CCE’s representations and warranties exceed $200 million, then New CCE must pay up to $250 million of losses in excess of the $200 million (other than breaches of certain fundamental representations or warranties, in respect of which New CCE is liable for all losses, and losses relating to tax matters, which are governed by the Tax Sharing Agreement). If New CCE cannot pay the amount it is required to pay to indemnify TCCC, TCCC can pursue claims against New CCE as an unsecured general creditor of New CCE. New CCE may also have to pay special damages of up to $200 million under certain circumstances. If CCE or New CCE intentionally and recklessly disregards its obligations under the Merger Agreement or fails to cure any breach of a covenant, then TCCC may seek special damages which are not capped against CCE or New CCE which could include exemplary, punitive, consequential incidental, indirect or special damages or lost profits. In addition, under the tax sharing agreement among CCE, New CCE and TCCC, New CCE will indemnify TCCC and its affiliates from and against certain taxes the responsibility for which the parties have specifically agreed to allocate to New CCE, as well as any taxes and losses by reason of or arising from certain breaches by New CCE of representations, covenants, or obligations under the Merger Agreement or the tax sharing agreement and, in certain situations, New CCE will pay to TCCC (i) an amount equal to a portion of the transfer taxes incurred in connection with the separation; (ii) an amount equal to any detriment to TCCC caused by certain actions (or failures to act) by New CCE in connection with the conduct of its business or outside the ordinary course of business or that are otherwise inconsistent with past practice; (iii) the difference (if any) between the amount of certain tax benefits intended to be available to CCE following the separation and the amount of such benefits actually available to CCE as determined for U.S. federal income tax purposes.

The agreement contains specified termination rights for both CCE and TCCC, including that upon termination under specified circumstances, CCE would be required to pay TCCC a termination fee of $200 million, and TCCC would be required to pay CCE an amount equal to twice the amount of CCE’s actual out of pocket expenses related to the transaction not to exceed $100 million. During the first quarter of 2010, CCE incurred expenses totaling $17 million related to the transaction and expects to incur total expenses of approximately $100 million.

CCE has been named in a number of lawsuits relating to the transaction. For additional information about these lawsuits, refer to Note 8.

New CCE intends to finance the Norway-Sweden Acquisition and the Cash Consideration in the Merger using a combination of existing cash, payments received from TCCC at the effective time of the Merger, and debt financing obtained in either the public or private markets. New CCE will also seek a committed credit facility with a line of credit to provide for New CCE’s working capital needs and for general corporate purposes after the Merger. After the separation, New CCE will no longer benefit from any financing arrangements with, or cash advances from, CCE.

In connection with the closing of the transaction, the Company expects to (1) sign license agreements with TCCC for each New CCE territory with a term of 10 years and containing a 10-year renewal at the Company’s option (subject to certain conditions), and (2) sign a 5-year agreement with TCCC to implement an incidence-based concentrate pricing model across its territories. This concentrate pricing model will help ensure that system interests are aligned among all packages and channels.

Business

The Company is a marketer, producer, and distributor of nonalcoholic beverages. The Company markets, produces, and distributes its products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. The Company operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. The Company’s financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of the Company’s products tend to be seasonal, with the second and third quarters accounting for higher unit sales of the Company’s products than the first and fourth quarters. In a typical year, the Company earns more than 60 percent of its annual operating income during the second and third quarters of the year.

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles on a “carve-out” basis from CCE’s Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operations, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. All significant intercompany accounts and transactions between the legal entities that comprise New CCE have been eliminated. The Company has evaluated certain events and transactions occurring after December 31, 2009 and through May 25, 2010.

The Combined Financial Statements also include an allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated to the Company based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented (refer to Note 3).

Total interest expense represents interest incurred on the Company’s third-party debt, as well as amounts due to CCE. No interest expense incurred by CCE has been allocated to the Company as CCE’s third party debt is not specifically related to the Company’s operations.

Total equity represents CCE’s interest in the recorded net assets of the Company, as well as other comprehensive income or loss attributable to the Company. The CCE net investment balance represents the cumulative net investment by CCE in the Company, including any prior net income and certain transactions between the Company and CCE, such as allocated expenses.

Use of Estimates

The preparation of the Combined Financial Statements and accompanying notes requires estimates and assumptions by management that affect reported amounts. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes net operating revenues when all of the following conditions are met: (1) evidence of a binding arrangement exists (generally, purchase orders); (2) products have been delivered and there is no future performance required; and (3) amounts are collectible under normal payment terms. For product sales, these conditions typically occur when the products are delivered to or picked up by the Company’s customers and, in the case of full-service vending, when cash is collected from vending machines. Revenue is stated net of sales discounts and marketing and promotional incentives paid to customers.

Customer Marketing Programs and Sales Incentives

The Company participates in various programs and arrangements with customers designed to increase the sale of its products by these customers. Among the programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs. Coupon programs are also developed on a customer and territory specific basis with the intent of increasing sales by all customers. The Company believes its participation in these programs is essential to ensuring volume and revenue growth in a competitive marketplace. The costs of all these various programs, included as a reduction in net operating revenues, totaled $0.8 billion, $1.2 billion, and $1.1 billion in 2009, 2008, and 2007, respectively. The reduction in the cost of these programs during 2009 was principally due to a law change in France that resulted in the cost of these programs being provided as an on-invoice reduction.

Under customer programs and arrangements that require sales incentives to be paid in advance, the Company amortizes the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, the Company accrues the estimated amount to be paid based on the program’s contractual terms, expected customer performance, and/or estimated sales volume.

Licensor Support Arrangements

The Company participates in various funding programs supported by TCCC or other licensors whereby the Company receives funds from the licensors to support customer marketing programs or other arrangements that promote the sale of the licensors’ products. Under these programs, certain costs incurred by the Company are reimbursed by the applicable licensor. Payments from TCCC and other licensors for marketing programs and other similar arrangements to promote the sale of products are classified as a reduction in cost of sales, unless the Company can overcome the presumption that the payment is a reduction in the price of the licensor’s products. Payments for marketing programs are recognized as product is sold.

For additional information about the Company’s transactions with TCCC, refer to Note 3.

Shipping and Handling Costs

Shipping and handling costs related to the movement of finished goods from manufacturing locations to sales distribution centers are included in cost of sales. Shipping and handling costs incurred to move finished goods from sales distribution centers to customer locations are included in selling, delivery, and administrative (SD&A) expenses and totaled approximately $247 million, $272 million, and $247 million in 2009, 2008, and 2007, respectively. Customers do not pay the Company separately for shipping and handling costs.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturity dates of less than three months when purchased.

Trade Accounts Receivable

The Company sells its products to retailers, wholesalers, and other customers and extends credit, generally without requiring collateral, based on the Company’s evaluation of the customer’s financial condition. While the Company has a concentration of credit risk in the retail sector, the Company believes this risk is mitigated due to the diverse nature of the customers it serves, including, but not limited to, their type, geographic location, size, and beverage channel. Potential losses on receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date. The Company carries its trade accounts receivable at net realizable value. Typically, accounts receivable are collected on average within 60 to 70 days and do not bear interest. The Company monitors its exposure to losses on receivables and maintains allowances for potential losses or adjustments. The Company determines these allowances by (1) evaluating the aging of receivables; (2) analyzing historical sales adjustments; and (3) reviewing high-risk customers. Past due receivable balances are written-off when efforts have been unsuccessful in collecting the amount due. The Company also carries credit insurance on a portion of its accounts receivable balance.

The following table summarizes the change in the Company’s allowance for losses on trade accounts receivable for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Beginning balance	$15	$18	$15
Provision	2	2	4
Write-offs	(4)	(5)	(1)

Ending balance	$13	$15	$18

Inventories

The Company values its inventories at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The following table summarizes the Company’s inventories as of December 31, 2009 and 2008 (in millions):

	2009	2008
Finished goods	$193	$166
Raw materials and supplies	95	88

Total inventories	$288	$254

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs that do not extend the useful life of an asset or add new functionality are expensed as incurred. Depreciation is recorded using the straight-line method over the respective estimated useful lives of the Company’s assets. Cold drink equipment and containers, such as reusable crates, shells, and bottles, are depreciated using the straight-line method over the estimated useful life of each group of equipment, as determined using the group-life method. Under this method, the Company does not recognize gains or losses on the disposal of individual units of equipment when the disposal occurs in the normal course of business. The Company capitalizes the costs of refurbishing cold drink equipment and depreciates those costs over the estimated period until the next scheduled refurbishment or until the equipment is retired. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement. The following table summarizes the classification of depreciation and amortization expense on the Company’s Combined Statements of Operations during the years ended December 31, 2009, 2008, and 2007:

Statements of Operations Location	2009	2008	2007
Selling, delivery, and administrative expenses	$177	$192	$207
Cost of sales	103	102	90

Total depreciation and amortization	$280	$294	$297

The Company’s interest in assets acquired under capital leases are included in property, plant, and equipment and primarily relate to buildings and fleet assets. Amortization of capital lease assets is included in depreciation expense. The net present value of amounts due under capital leases, including residual value guarantees, are recorded as liabilities and are included in total debt. Refer to Note 6.

The Company assesses the recoverability of the carrying amount of property, plant, and equipment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the expected undiscounted future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of the carrying amount over the estimated fair value of the asset or asset group.

The Company capitalizes certain development costs associated with internal use software, including external direct costs of materials and services and payroll costs for employees devoting time to a software project. Costs incurred during the preliminary project stage, as well as costs for maintenance and training, are expensed as incurred.

The following table summarizes the Company’s property, plant, and equipment as of December 31, 2009 and 2008 (in millions):

	2009	2008	Useful Life
Land	$125	$115	n/a
Building and improvements	773	719	20 to 40 years
Machinery, equipment, and containers	1,328	1,174	3 to 20 years
Cold drink equipment	1,403	1,331	5 to 13 years
Vehicle fleet	100	97	5 to 20 years
Furniture, office equipment, and software	243	228	3 to 10 years

Property, plant, and equipment	3,972	3,664
Less: Accumulated depreciation and amortization	2,188	1,953

	1,784	1,711
Construction in process	99	74

Property, plant, and equipment, net	$1,883	$1,785

Income Taxes

The Company computes and reports income taxes on a separate return basis and recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of its assets and liabilities. The Company establishes valuation allowances if the Company believes that it is more likely than not that some or all of its deferred tax assets will not be realized. The Company does not recognize a tax benefit unless the Company concludes that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in the Company’s judgment, is greater than 50 percent likely to be realized. The Company records interest and penalties related to unrecognized tax positions in interest expense, net and other nonoperating income (expense), net, respectively. Refer to Note 10.

The Company records the majority of taxes collected from customers and remitted to governmental authorities on a net basis (i.e. excluded from net operating revenues). Certain excise and packaging taxes, which totaled approximately $185 million during 2009, 2008, and 2007, were recorded on a gross basis (i.e. included in net operating revenues).

Currency Translation

The assets and liabilities of the Company’s operations are translated from local currencies into the Company’s reporting currency, U.S. dollars, at currency exchange rates in effect at the end of a reporting period.

Gains and losses from the translation of the Company’s entities are included in accumulated other comprehensive income (loss) (AOCI). Refer to Note 12. Revenues and expenses are translated at average monthly currency exchange rates. Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in other nonoperating income (expense), net.

Fair Values Measurements

The fair values of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of the Company’s debt instruments are calculated based on debt with similar maturities and credit quality and current market interest rates (refer to Note 6). The estimated fair values of the Company’s derivative instruments are calculated based on market rates to settle the instruments (refer to Note 5). These values represent the estimated amounts the Company would receive upon sale or pay upon transfer, taking into consideration current market rates and creditworthiness.

The following tables summarize the Company’s non-pension financial assets and liabilities recorded at fair value on a recurring basis (at least annually) as of December 31, 2009 and 2008 (in millions):

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds(A)	$143	$—	$143	$—
Derivative assets(B)	32	—	32	—

Total assets	$175	$—	$175	$—

Derivative liabilities(B)	$(16)	$—	$(16)	$—

	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets(B)	$45	$—	$45	$—

Derivative liabilities(B)	$(3)	$—	$(3)	$—

(A)

The Company has investments in certain money market funds that hold government securities. The Company classifies these investments as cash equivalents due to their short-term nature and the ability for them to be readily converted into known amounts of cash. The carrying value of these investments approximates fair value because of their short maturities. These investments are not publicly traded, so their fair value is determined based on the values of the underlying investments in the money market funds.

(B)

The Company calculates derivative asset and liability amounts using a variety of valuation techniques, depending on the specific characteristics of the hedging instrument, taking into account credit risk.

Derivative Financial Instruments

The Company utilizes derivative financial instruments to mitigate its exposure to certain market risks associated with ongoing operations. The primary risks that the Company seeks to manage through the use of derivative financial instruments include interest rate risk, currency exchange risk, and commodity price risk. All derivative financial instruments are recorded at fair value on the Combined Balance Sheets. The Company does not use derivative financial instruments for trading or speculative purposes. While certain of the Company’s derivative instruments are designated as hedging instruments, the Company also enters into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments (referred to as an “economic hedge” or “non-designated hedges”). Changes in the fair value of these non-designated hedging instruments are recognized in the expense line item that is consistent with the nature of the hedged risk. The Company is exposed to counterparty credit risk on all of its derivative financial instruments. The Company has established and maintains strict counterparty credit guidelines and enters into hedges only with financial institutions that are investment grade or better. The Company continuously monitors counterparty credit risk, and utilizes numerous counterparties to minimize its exposure to potential defaults. The Company does not require collateral under these agreements. Refer to Note 5.

Note 2

FRANCHISE LICENSE INTANGIBLE ASSETS

The following table summarizes the changes in the Company’s net franchise license intangible assets for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Beginning balance	$3,230	$4,075	$3,921
Currency translation adjustments	257	(845)	154

Ending balance	$3,487	$3,230	$4,075

The Company’s franchise license agreements contain performance requirements and convey to the Company the rights to distribute and sell products of the licensor within specified territories. The Company’s agreements with TCCC have 10-year terms and expire on December 31, 2017. While these agreements contain no automatic right of renewal beyond that date, the Company believes that its interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by nonrenewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. The Company has never had a franchise license agreement with TCCC terminated due to nonperformance of the terms of the agreement or due to a decision by TCCC to terminate an agreement at the expiration of a term. After evaluating the contractual provisions of the Company’s franchise license agreements, the mutually beneficial relationship with TCCC, and the Company’s history of renewals, the Company has assigned indefinite lives to all of its franchise license intangible assets.

The Company does not amortize its franchise license intangible assets. Instead, the Company tests these assets for impairment annually, or more frequently if facts or circumstances indicate they may be impaired. The annual testing date for impairment purposes is the last reporting day of October, which was established when the Company discontinued the amortization of its franchise license intangible assets in 2002. The impairment tests for the Company’s franchise license intangible assets involves comparing the estimated fair value of franchise license intangible assets for a reporting unit to its carrying amount to determine if a write down to fair value is required. If the carrying amount of the franchise license intangible assets exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess, not to exceed the carrying amount. Any subsequent recoveries in the estimated fair values of the Company’s franchise license intangible assets are not recorded. The fair values calculated in these impairment tests are determined using discounted cash flow models involving assumptions that are based upon what the Company believes a hypothetical marketplace participant would use in estimating fair value on the measurement date.

During 2009, 2008, and 2007, the Company’s franchise license intangible assets were included as part of CCE’s impairment testing. CCE performed its impairment tests at its operating segment level, which were CCE’s reporting units. The results of the impairment tests performed by CCE during these periods indicated that the fair value of the Company’s franchise license intangible assets (CCE’s European operating segment) exceeded their carrying amounts by a substantial margin. On a stand-alone basis, the Company’s reporting unit continues to be its operating segment, as described in Note 13.

Note 3

RELATED PARTY TRANSACTIONS

Transactions with TCCC

The Company is a marketer, producer, and distributor principally of products of TCCC with greater than 95 percent of the Company’s sales volume consisting of sales of TCCC products. The Company’s license arrangements with TCCC are governed by product licensing agreements. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected the Company’s Combined Statements of Operations for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$21	$20	$21

Amounts affecting cost of sales:
Purchases of concentrate, mineral water, and juice	$(1,971)	$(2,034)	$(1,935)
Purchases of finished products	(26)	(21)	(29)
Marketing support funding earned	168	186	195
Cold drink equipment placement funding earned	—	—	26

Total	$(1,829)	$(1,869)	$(1,743)

Fountain Syrup and Packaged Product Sales

The Company acts as a billing and delivery agent for TCCC in certain territories for certain chain fountain customers on behalf of TCCC and receives distribution fees from TCCC for those sales. The Company invoices and collects amounts receivable for these fountain syrup sales on behalf of TCCC. The Company also sells bottle and can products to TCCC at prices that are generally similar to the prices charged by CCE to CCE’s major customers.

Purchases of Concentrate, Mineral Water, Juice, and Finished Products

The Company purchases concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under product licensing agreements. The Company also purchases finished products from TCCC for sale within certain territories. The product licensing agreements give TCCC complete discretion to set prices of concentrate and finished products. Pricing of mineral water is also based on contractual arrangements with TCCC.

Marketing Support Funding Earned and Other Arrangements

The Company and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which the Company operates. The amounts to be paid to the Company by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs with other licensees may differ. Marketing support funding programs granted to the Company, intended to offset a portion of the costs of the programs, provide financial support principally based on product sales or upon the completion of stated requirements.

CCE acts as TCCC’s Local Marketing Partner (referred to herein as LMP) for local fountain accounts in certain territories pursuant to a Local Marketing Partner Program Agreement with TCCC. CCE provides, among other things, account management, equipment, service and reporting in exchange for funding paid on both delivered and non-delivered fountain sales to local accounts in the territory.

Other Transactions

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material to the Company’s Combined Financial Statements.

Cold Drink Equipment Placement Programs

The Company is party to the Cold Drink Equipment Purchase Partnership Programs (Jumpstart Programs) between CCE and TCCC. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. By the end of 2007, the Company had met its obligations to purchase and place cold drink equipment (principally vending machines and coolers). Under the Jumpstart Programs, as amended, the Company agrees to:

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure the Company’s performance under the Jumpstart Programs.

Historically, the Company’s throughput on equipment placed under the Jumpstart Programs has generally exceeded the throughput requirements of the Jumpstart Programs by more than two times.

Transactions with CCE

Amounts Due To/From CCE

The Company has amounts due to/from CCE that have various maturity dates and are typically issued at fixed interest rates that approximate interest rates in effect at the time of issuance. The total amount due to CCE was $1.0 billion and $1.2 billion as of December 31, 2009 and 2008, respectively. These amounts are included in amounts due to CCE on the Company’s Combined Balance Sheets. Interest expense on these amounts totaled $68 million, $60 million, and $62 million during 2009, 2008, and 2007, respectively. The total amount due from CCE was $346 million and $276 million as of December 31, 2009 and 2008, respectively. These amounts are included in amounts due from CCE on the Company’s Combined Balance Sheets. Interest income on these amounts totaled $9 million, $15 million, and $17 million during 2009, 2008, and 2007, respectively. For additional information about the Company’s amounts due to/from CCE, refer to Note 6.

Allocation of CCE Corporate Expenses

The Combined Financial Statements also include an allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented. During 2009, 2008, and 2007, the Company’s allocated expenses from CCE’s corporate operating segment totaled $168 million, $139 million, and $118 million, respectively. The Company expects its annual corporate operating expenses to total approximately $185 million (amount is unaudited) as an independent company.

Note 4

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarizes the Company’s accounts payable and accrued expenses as of December 31, 2009 and 2008 (in millions):

	2009	2008
Trade accounts payable	$440	$350
Accrued marketing costs	447	412
Accrued compensation and benefits	235	186
Accrued taxes	130	91
Accrued deposits	77	76
Other accrued expenses	113	107

Accounts payable and accrued expenses	$1,442	$1,222

Note 5

DERIVATIVE FINANCIAL INSTRUMENTS

The following table summarizes the fair value of the Company’s assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in the Company’s Combined Balance Sheets as of December 31, 2009 and 2008 (in millions):

	Balance Sheets Location	2009	2008
Assets:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Prepaid expenses and other current assets	$15	$3
Interest rate swap agreements	Other noncurrent assets, net	—	12
Non-U.S. currency contracts(B)	Prepaid expenses and other current assets	8	28

Total		23	43

Derivatives not designated as hedging instruments:
Non-U.S. currency contracts	Prepaid expenses and other current assets	—	2
Commodity contracts	Prepaid expenses and other current assets	9	—

Total		9	2

Total Assets		$32	$45

Liabilities:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Accounts payable and accrued expenses	$1	$3
Non-U.S. currency contracts(B)	Accounts payable and accrued expenses	4	—
Non-U.S. currency contracts	Other long-term obligations	11	—

Total Liabilities		$16	$3

(A)	Amounts include the gross interest receivable or payable on the Company’s interest rate swap agreements.
(B)	Amounts include the gross interest receivable or payable on the Company’s cross currency swap agreements.

Fair Value Hedges

To mitigate exposure to changes in the fair value of fixed-rate debt resulting from fluctuations in interest rates, the Company utilizes certain interest rate swap agreements designated as fair value hedges. The gain or loss on the derivative and the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized immediately in interest expense, net. The following table summarizes the Company’s outstanding interest rate swap agreements designated as fair value hedges as of December 31, 2009 and 2008:

	2009		2008
Type	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Fixed-to-floating interest rate swap	EUR 300 million	November 2010	EUR 300 million	November 2010

The following table summarizes the effect of the derivative financial instruments designated as fair value hedges on the Company’s Combined Statements of Operations for the years ended December 31, 2009 and 2008 (in millions):

Fair Value Hedging Instruments(A)	Statements of Operations Location	2009	2008
Interest rate swap agreements	Interest expense, net	$—	$14
Fixed-rate debt	Interest expense, net	—	(14)

(A)	The amount of ineffectiveness associated with these hedges was not material.

Cash Flow Hedges

Cash flow hedges are used to mitigate the Company’s exposure to changes in cash flows attributable to currency fluctuations associated with certain forecasted transactions, including purchases of raw materials and services denominated in non-functional currencies, and the payment of interest and principal on debt issuances in non-functional currencies. Effective changes in the fair value of these cash flow hedging instruments are recognized in AOCI on the Company’s Combined Balance Sheets. The effective changes are then recognized in the period that the forecasted purchases or payments impact earnings in the expense line item that is consistent with the nature of the underlying hedged item. Any changes in the fair value of these cash flow hedges that are the result of ineffectiveness are recognized immediately in the expense line item that is consistent with the nature of the underlying hedged item. The following table summarizes the Company’s outstanding cash flow hedges as of December 31, 2009 and 2008 (all contracts denominated in a non-U.S. currency have been converted into USD using the period end spot rate):

	2009		2008
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 457 million	March 2013	USD 188 million	December 2009

The following tables summarize the net of tax effect of derivative financial instruments designated as cash flow hedges on the Company’s AOCI and Combined Statements of Operations and for the years ended December 31, 2009 and 2008 (in millions):

	Amount of Gain (Loss) Recognized in AOCI on Derivative Instruments(A)
Cash Flow Hedging Instruments	2009	2008
Non-U.S. currency contracts	$(11)	$23

		Amount of Gain (Loss) Reclassified from AOCI into Earnings(B)
Cash Flow Hedging Instruments	Statements of Operations Location	2009	2008
Non-U.S. currency contracts	Cost of sales	$15	$5
Non-U.S. currency contracts	Other nonoperating income (expense), net	(10)	—

Total		$5	$5

(A)	The amount of ineffectiveness associated with these hedges was not material.
(B)

Over the next 12 months, deferred gains totaling $1 million are expected to be reclassified from AOCI into the expense line item that is consistent with the nature of the underlying hedged item as the forecasted transactions occur.

Economic (Non-designated) Hedges

The Company periodically enters into derivative instruments that are designed to hedge various risks, but are not designated as hedging instruments. These hedged risks include those related to currency and commodity price fluctuations associated with certain forecasted transactions, including purchases of raw materials in non-functional currencies, vehicle fuel, and aluminum. The following table summarizes the Company’s outstanding economic hedges as of December 31, 2009 and 2008:

	2009		2008
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 11 million	December 2010	USD 78 million	December 2009
Commodity hedges(A)	USD 55 million	December 2010	USD 12 million	December 2009

(A)	Commodity hedges relate to the Company’s purchases of vehicle fuel and aluminum.

Changes in the fair value of outstanding economic hedges are recognized each reporting period in the expense line item that is consistent with the nature of the hedged risk. The following table summarizes the effect derivative financial instruments not designated in specified hedging arrangements on the Company’s Combined Statements of Operations for the years ended December 31, 2009 and 2008 (in millions):

Statements of Operations Location	2009	2008
Cost of sales	$6	$—
Selling, delivery, and administrative expenses	1	(1)
Interest expense, net	(3)	—

Total	$4	$(1)

Beginning in the third quarter of 2009, mark-to-market gains/losses related to the Company’s non-designated hedges are included in the Company’s Corporate segment operating results (refer to Note 14) until such time the underlying hedge transaction affects the earnings of the Europe operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from the Company’s Corporate segment into the earnings of the Europe operating segment. This treatment allows the Company’s Europe operating segment to reflect the true economic effects of the non-designated hedge on the underlying hedged transaction in the period the hedged transaction occurs without experiencing the mark-to-market volatility associated with these hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to non-designated hedges were not material.

During the year ended December 31, 2009, the Company’s Corporate segment included net mark-to-market gains on non-designated hedges totaling $10 million, which is included in cost of sales and will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs during 2010. For additional information about the Company’s segment reporting, refer to Note 13.

Note 6

DEBT AND CAPITAL LEASES

The following table summarizes the Company’s debt as of December 31, 2009 and 2008 (in millions, except rates):

	2009		2008
	Principal Balance	Rates(A)	Principal Balance	Rates(A)
U.S. dollar commercial paper	$—	—%	$50	0.8%
Canadian dollar commercial paper	141	0.3	152	2.0
Euro notes due 2010	477	1.1	466	4.9
Canadian dollar notes due 2009(B)	—	—	123	5.9
Swiss Franc note due 2013(C)	193	4.4	—	—
Capital lease obligations(D)	44	—	44	—

Total third party debt(E)(F)	855		835
Less: current portion of third party debt	620		335

Third party debt, less current portion	$235		$500

Amounts due to CCE(G)	$1,015	5.8%	$1,243	5.5%
Less: current portion of amounts due to CCE	—		296

Amounts due to CCE, less current portion	$1,015		$947

(A)	These rates represent the weighted average interest rates or effective interest rates on the balances outstanding, as adjusted for the effects of interest rate swap agreements, if applicable.
(B)	In March 2009, a CAD 150 million ($118 million), 5.85 percent note matured.
(C)

In March 2009, the Company issued a 200 million Swiss Franc ($172 million), 3.0 percent note due in 2013. In connection with the issuance of this note, the Company entered into a fixed-rate cross-currency swap agreement designated as a cash flow hedge with a maturity corresponding to the underlying debt (refer to Note 5).

(D)	These amounts represent the present value of the Company’s minimum capital lease payments as of December 31, 2009 and 2008, respectively.
(E)	All of the Company’s outstanding third party debt is guaranteed by CCE.
(F)

The total fair value of the Company’s outstanding third party debt was $863 million and $830 million at December 31, 2009 and 2008, respectively. The fair value of the Company’s debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through a variety of valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk.

(G)

Due to the use of a centralized treasury function, CCE entered into certain debt arrangements on the Company’s behalf and remitted the third party proceeds from these issuances to the Company in the form of an intercompany loan. The loans entered into by the Company with CCE have various maturity dates and typically have fixed rates that approximate interest rates in effect at the time of issuance.

Future Maturities

The following table summarizes the Company’s third party debt maturities and capital lease obligations as of December 31, 2009 (in millions):

Years Ending December 31,	Debt Maturities
2010	$606
2011	12
2012	—
2013	193
2014	—
Thereafter	—

Third party debt, excluding capital leases	$811

Years Ending December 31,	Capital Leases
2010	$14
2011	14
2012	14
2013	4
2014	3
Thereafter	3

Total minimum lease payments	52
Less: amounts representing interest	8

Present value of minimum lease payments	44

Total third party debt	$855

The following table summarizes the Company’s amounts due to CCE as of December 31, 2009 (in millions):

Years Ending December 31,	Amounts Due to CCE
2010	$—
2011	458
2012	—
2013	—
2014	—
Thereafter	557

Amounts due to CCE	$1,015

Covenants

The Company’s outstanding notes contain various provisions that, among other things, require limitation of the incurrence of certain liens or encumbrances in excess of defined amounts. The Company was in compliance with these requirements as of December 31, 2009. These requirements currently are not, and it is not anticipated they will become, restrictive to the Company’s liquidity or capital resources.

Note 7

OPERATING LEASES

The Company leases land, office and warehouse space, computer hardware, machinery and equipment, and vehicles under noncancelable operating lease agreements expiring at various dates through 2017. Some lease agreements contain standard renewal provisions that allow the Company to renew the lease at rates equivalent to fair market value at the end of the lease term. Under lease agreements that contain escalating rent provisions, lease expense is recorded on a straight-line basis over the lease term. Rent expense under noncancelable operating lease agreements totaled $77 million, $93 million, and $88 million during 2009, 2008, and 2007, respectively.

The following table summarizes the Company’s minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2009 (in millions):

Years Ending December 31,	Operating Leases
2010	$66
2011	62
2012	56
2013	49
2014	46
Thereafter	45

Total minimum operating lease payments(A)	$324

(A)	Income associated with sublease arrangements is not significant.

Note 8

COMMITMENTS AND CONTINGENCIES

Purchase Commitments

The Company has noncancelable purchase agreements with various suppliers that specify a fixed or minimum quantity that it must purchase. All purchases made under these agreements are subject to standard quality and performance criteria. The following table summarizes the Company’s purchase commitments as of December 31, 2009 (in millions):

Years ending December 31,	Purchase Commitments(A)
2010	$324
2011	242
2012	84
2013	34
2014	23
Thereafter	—

Total purchase commitments	$707

(A)

These commitments do not include amounts related to supply agreements that require the Company to purchase a certain percentage of its future raw material needs from a specific supplier, since such agreements do not specify a fixed or minimum quantity.

Legal Contingencies

In connection with the agreements entered into between CCE and TCCC, three putative class action lawsuits were filed in the Superior Court of Fulton County, Georgia, and five putative class action lawsuits were filed in Delaware Chancery Court between the announcement date, and the present. The lawsuits are all similar and assert claims on behalf of CCE’s shareholders for various breaches of fiduciary duty in connection with the agreement. The lawsuits name CCE, the CCE Board, and TCCC as defendants. Plaintiffs in each case seek to enjoin the transaction, to declare the deal void and rescind the transaction if it is consummated, to require disgorgement of all profits the defendants receive from the transaction, and to recover damages, attorneys’ fees, and litigation expenses. The Georgia cases were consolidated by orders entered March 25, 2010 and April 9, 2010, and the Delaware cases were consolidated on March 16, 2010. CCE believes the cases to be without merit and intends to defend them vigorously. For additional information about the agreements, refer to Note 1.

During early 2008, the United Kingdom’s Office of Fair Trading (OFT) commenced an investigation in connection with the four largest grocery retailers in the United Kingdom, as well as a large number of their suppliers, including the Company, regarding alleged involvement in the coordination of retail prices among retailers. As part of the investigation, the OFT sent the Company a request for information, and the Company provided the requested information to the OFT for their inspection. The first inspection of data occurred in October 2008. The OFT completed their initial evidence review in November 2009. In February 2010, the Company met with the OFT to discuss the scope of the investigation and next steps. The OFT advised the Company that it had reasonable grounds for suspecting an infringement by the Company; however based on current evidence it has not formed a “belief” that an infringement has occurred. The OFT has requested additional information from the Company and certain of the Company’s retail customers, but has not reached a decision regarding the Company’s alleged involvement in the coordination of retail prices. Because the investigation is still in its early stages, it is not possible for the Company to predict the ultimate outcome of this matter at this time.

Tax Audits

The Company’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which the Company does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. The Company believes it has adequately provided for any assessments that could result from these audits where it is more likely than not that the Company will pay some amount.

Workforce (Unaudited)

At December 31, 2009, the Company employed approximately 11,000 people. A majority of the Company’s employees are covered by collectively bargained labor agreements, most of which do not expire. However, wage rates must be renegotiated at various dates through 2012. The Company believes that it will be able to renegotiate subsequent agreements upon satisfactory terms.

Indemnifications

In the normal course of business, the Company enters into agreements that provide general indemnifications. The Company has not made significant indemnification payments under such agreements in the past, and the Company believes the likelihood of incurring such a payment obligation in the future is remote. Furthermore, the Company cannot reasonably estimate future potential payment obligations because the Company cannot predict when and under what circumstances they may be incurred. As a result, the Company has not recorded a liability in its Combined Financial Statements with respect to these general indemnifications.

Note 9

EMPLOYEE BENEFIT PLANS

Pension Plans

The Company sponsors a number of defined benefit pension plans. All pension plans are measured as of December 31.

Net Periodic Benefit Costs

The following table summarizes the net periodic benefit costs of the Company’s pension plans for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007(A)
Components of net periodic benefit costs:
Service cost	$34	$45	$48
Interest cost	46	47	39
Expected return on plan assets	(56)	(63)	(54)
Amortization of prior service costs	3	1	—
Amortization of actuarial loss	—	3	6

Net periodic benefit cost	27	33	39
Other	7	—	—

Total costs	$34	$33	$39

(A)	Greater than 85 percent of the Company’s pension plans in 2007 were measured as of September 30.

Actuarial Assumptions

The following table summarizes the weighted average actuarial assumptions used to determine the net periodic benefit costs of the Company’s pension plans for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007(A)
Discount rate	6.3%	5.5%	4.9%
Expected return on assets	7.1	7.5	7.5
Rate of compensation increase	3.8	3.8	3.4

(A)	Greater than 85 percent of the Company’s pension plans in 2007 were measured as of September 30.

The following table summarizes the weighted average actuarial assumptions used to determine the benefit obligations of the Company’s pension plans at the measurement date:

	2009	2008
Discount rate	5.6%	6.3%
Rate of compensation increase	4.0	3.8

Benefit Obligation and Fair Value of Plan Assets

The following table summarizes the changes in the Company’s pension plan benefit obligations and the fair value of the Company’s plan assets as of the measurement date (in millions):

	2009	2008
Reconciliation of benefit obligation:
Benefit obligation at beginning of plan year	$696	$885
Service cost	34	45
Interest cost	46	47
Plan participants’ contributions	10	12
Amendments	—	1
Actuarial loss (gain)	112	(95)
Benefit payments	(27)	(24)
Currency translation adjustments	64	(193)
Impact of changing measurement date	—	18
Other	8	—

Benefit obligation at end of plan year	$943	$696

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of plan year	$598	$891
Actual gain (loss) on plan assets	111	(180)
Employer contributions	87	65
Plan participants’ contributions	10	12
Benefit payments	(27)	(24)
Currency translation adjustments	59	(183)
Impact of changing measurement date	—	17

Fair value of plan assets at end of plan year	$838	$598

The following table summarizes the projected benefit obligation (PBO), the accumulated benefit obligation (ABO), and the fair value of plan assets for the Company’s pension plans with an ABO in excess of plan assets and for the Company’s pension plans with a PBO in excess of plan assets (in millions):

	2009	2008
Information for plans with an ABO in excess of plan assets:
PBO	$48	$40
ABO	40	32
Fair value of plan assets	3	4

Information for plans with a PBO in excess of plan assets:
PBO	$881	$696
ABO	647	528
Fair value of plan assets	771	598

Funded Status

The following table summarizes the funded status of the Company’s pension plans as of the measurement date and the amounts recognized in the Company’s Combined Balance Sheets (in millions):

	2009	2008
Funded status:
PBO	$(943)	$(696)
Fair value of plan assets	838	598

Net funded status	(105)	(98)

Funded status—overfunded	4	—
Funded status—underfunded	$(109)	$(98)

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$4	$—
Current liabilities	(6)	(3)
Noncurrent liabilities	(103)	(95)

Net amounts recognized	$(105)	$(98)

The ABO for the Company’s pension plans as of the measurement dates was $707 million in 2009 and $528 million in 2008.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the amounts recorded in AOCI, which have not yet been recognized as a component of net periodic benefit cost (pretax; in millions):

	2009	2008
Amounts in AOCI:
Prior service cost	$15	$18
Net losses	265	185

Amounts in AOCI	$280	$203

The following table summarizes the changes in AOCI for the year ended December 31, 2009 related to the Company’s pension plans (pretax; in millions):

	2009	2008
Reconciliation of AOCI:
AOCI at beginning of plan year	$203	$101
Prior service cost recognized during the year	(3)	(1)
Net losses recognized during the year	—	(3)
Prior service cost occurring during the year	—	1
Net losses occurring during the year	57	148
Impact of changing measurement date	—	14
Other adjustments	1	1

Net adjustments to AOCI	55	160
Currency exchange rate changes	22	(58)

AOCI at end of plan year	$280	$203

The following table summarizes the amounts in AOCI expected to be amortized and recognized as a component of net periodic benefit cost in 2010 (pretax; in millions):

2010
Amortization of prior service credit	$2
Amortization of net losses	8

Total amortization expense	$10

Pension Plan Assets

The Company has established formal investment policies for the assets associated with its pension plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Investment policies reflect the unique circumstances of the respective plans and include requirements designed to mitigate risk including quality and diversification standards. Asset allocation targets are based on periodic asset liability and/or risk budgeting study results which help determine the appropriate investment strategies for acceptable risk levels. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rates of return are based on a January 2010 review of such rates.

Factors such as asset class allocations, long-term rates of return (actual and expected), and results of periodic asset liability modeling studies are considered when constructing the long-term rate of return assumption for the Company’s pension plans. While historical rates of return play an important role in the analysis, the Company also takes into consideration data points from other external sources if there is a reasonable justification to do so. The following table summarizes the Company’s weighted average pension asset allocations as of the measurement date and the expected long-term rates of return by asset category:

	Weighted Average Allocation			Weighted Average Expected Long-Term Rate of Return(A)
	Target	Actual
Asset Category	2010	2009	2008
Equity securities	60%	66%	64%	8.0%
Fixed income securities	24	18	22	4.4
Short-term investments	1	4	0	0.0
Other investments(B)	15	12	14	7.8

Total	100%	100%	100%	7.1%

(A)	The weighted average expected long-term rate of return by asset category is based on the Company’s target allocation.
(B)	Other investments generally include hedge funds, real estate funds, multi-asset common trust funds, and insurance contracts.

The following table summarizes the Company’s pension plan assets measured at fair value on a recurring basis (at least annually) as of December 31, 2009 (in millions):

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:(A)
U.S. large cap	$2	$—	$2	$—
International	535	155	380	—
Common trust funds	10	—	10	—
Fixed income securities:
Common trust funds(B)	140	—	140	—
Corporate bonds and notes(C)	2	—	2	—
Non-U.S. government securities(C)	8	—	8	—
Short-term investments(D)	38	34	4	—
Other investments:
Real estate funds(E)	44	—	44	—
Insurance contracts(F)	36	—	33	3
Multi-asset common trust funds(G)	23	—	23	—

	$838	$189	$646	$3

(A)

Equity securities are comprised of the following investment types: (1) common stock; (2) preferred stock; and (3) common trust funds. Investments in common and preferred stocks are valued using quoted market prices multiplied by the number of shares owned. Investments in mutual funds and common trust funds are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(B)

The underlying investments held in the common trust funds are actively managed fixed income investment vehicles that are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(C)

These investments are valued utilizing a market approach that includes various valuation techniques and sources such as value generation models, broker quotes in active and non-active markets, benchmark yields and securities, reported trades, issuer spreads, and/or other applicable reference data.

(D)	Short-term investments are valued at $1.00/unit, which approximates fair value. Amounts are generally invested in actively managed common trust funds or interest-bearing accounts.
(E)

Real estate funds are valued at net asset value, which is calculated using the most recent partnership financial reports, adjusted, as appropriate, for any lag between the date of the financial reports and the measurement date. As of December 31, 2009, it is not probable that the Company will sell these investments at an amount other than net asset value.

(F)	Insurance contracts are valued at book value, which approximates fair value, and is calculated using the prior year balance plus or minus investment returns and changes in cash flows.
(G)

Multi-asset common trust funds are comprised of equity securities, bonds, and term deposits, and are primarily invested in mutual funds. These investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

The following table summarizes the changes in the Company’s Level 3 pension plan assets for the year ended December 31, 2009 (in millions):

Insurance Contracts
Balance at December 31, 2008	$4
Purchases, sales, issuances and settlements, net	(1)

Balance at December 31, 2009	$3

Benefit Plan Contributions

The following table summarizes the contributions made to the Company’s pension plans for the years ended December 31, 2009 and 2008, as well as the Company’s projected contributions for the year ending December 31, 2010 (in millions):

	Actual(A)		Projected(A)
	2009	2008	2010
Total pension contributions	$87	$65	$79

(A)	These amounts represent only Company-paid contributions.

The Company funds its pension plans at a level to maintain, within established guidelines, the appropriate funded status for each country.

Benefit Plan Payments

Benefit payments are primarily made from funded benefit plan trusts. The following table summarizes the Company’s expected future benefit payments as of December 31, 2009 (in millions):

Years Ending December 31,	Pension Benefit Plan Payments(A)
2010	$33
2011	29
2012	33
2013	36
2014	38
2015 – 2019	273

(A)	These amounts represent only Company-funded payments and are unaudited.
Defined Contribution Plans

The Company sponsors qualified defined contribution plans covering substantially all of its employees in France, and certain employees in Great Britain and the Netherlands. The Company’s contributions to these plans totaled $6 million, $5 million, and $3 million in 2009, 2008, and 2007, respectively.

Note 10

INCOME TAXES

The following table summarizes the Company’s income before income taxes for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Income before income taxes	$727	$629	$568

The current income tax provision represents the estimated amount of income taxes paid or payable for the year, as well as changes in estimates from prior years. The deferred income tax provision represents the change in deferred tax liabilities and assets. The following table summarizes the significant components of income tax expense for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Total current	$131	$75	$85

Deferred:
Europe and Canada	11	43	26
Rate changes	9	(3)	(67)

Total deferred	20	40	(41)

Income tax expense	$151	$115	$44

The Company’s effective tax rate was a provision of 21 percent, 18 percent, and 8 percent for the years ended December 31, 2009, 2008, and 2007, respectively. The following table provides a reconciliation of the Company’s income tax expense at the statutory U.S. federal tax rate to the Company’s actual income tax expense for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
U.S. federal statutory tax expense	$255	$220	$199
Taxation of non-U.S. operations, net	(116)	(110)	(94)
Rate and law change expense (benefit), net(A)	9	(3)	(67)
Other, net	3	8	6

Total provision for income taxes	$151	$115	$44

(A)

In July 2007, the United Kingdom enacted a tax rate change that reduced the tax rate in the United Kingdom by 2 percentage points effective April 1, 2008. As a result, the Company recorded a deferred tax benefit of $67 million during 2007 to adjust its deferred taxes.

The following table summarizes, by major tax jurisdiction, the Company’s tax years that remain subject to examination by taxing authorities:

Tax Jurisdiction	Years Subject to Examination
Luxembourg	2004 – forward
Netherlands	2005 – forward
Canada	2006 – forward
Belgium, France, and United Kingdom	2007 – forward

The Company had approximately $750 million in cumulative undistributed non-U.S. earnings as of December 31, 2009. These earnings are exclusive of amounts that would result in little or no tax under current tax laws if remitted in the future. The earnings from the Company’s non-U.S. subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made in the Company’s Combined Financial Statements. A distribution of these non-U.S. earnings in the form of dividends, or otherwise, would subject the Company to both U.S. federal and state income taxes, as adjusted for foreign tax credits, and withholding taxes payable to the various non-U.S. countries. Determination of the amount of any unrecognized deferred income tax liability on these undistributed earnings is not practicable.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008 (in millions):

	2009	2008
Deferred tax liabilities:
Franchise license and other intangible assets	$1,019	$946
Property, plant, and equipment	177	163

Total deferred tax liabilities	1,196	1,109

Deferred tax assets:
Net operating loss and other carryforwards	(42)	(40)
Employee and retiree benefit accruals	(30)	(20)
Other, net	(18)	(14)

Total deferred tax assets	(90)	(74)
Valuation allowances on deferred tax assets	45	40

Net deferred tax liabilities	1,151	1,075
Current deferred income tax assets(A)	21	11

Noncurrent deferred income tax liabilities	$1,172	$1,086

(A)	Amounts are included in prepaid assets and other current assets.

The Company recognizes valuation allowances on deferred tax assets if, based on the weight of the evidence, the Company believes that it is more likely than not that some or all of its deferred tax assets will not be realized. As of December 31, 2009 and 2008, the Company had valuation allowances of $45 million and $40 million, respectively. The change in the Company’s valuation allowances was primarily due to currency exchange rate changes. The Company believes its remaining deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law.

As of December 31, 2009, the Company’s net tax operating loss carryforwards totaled $147 million, the majority of which do not expire.

Note 11

SHARE-BASED COMPENSATION PLANS

Certain of the Company’s employees participate in share-based compensation plans sponsored by CCE. These plans provide the employees with non-qualified share options to purchase CCE stock or restricted shares (units) of CCE stock. Some of the awards contain performance or market conditions that are based on the stock price or performance of CCE. Compensation expense related to these share-based payment awards is included in the Company’s Combined Statement of Operations based on specific identification when possible or, when the expense was determined to be related to an employee that provided services to CCE as whole, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented.

As of December 31, 2009, employees of the Company had outstanding approximately 9.5 million share options and 4.3 million restricted shares (units) under plans sponsored by CCE. These amounts include all share-based awards issued by CCE to its employees in Europe and an estimate of share-based awards held by certain CCE corporate employees that are currently expected to be employed by New CCE.

In connection with the Merger, the CCE Board’s Compensation Committee approved a modification of certain share-based payment awards contingent upon a “change of control.” These awards were modified to ensure that the share-based payment awards held by CCE employees (including employees expected to be employed by New CCE) were fairly converted upon the closing of the transaction with TCCC. The modification of these awards did not result in a material change in the expected share-based compensation for these awards.

Upon the effective date of the Merger, the Company’s employees will have their CCE share-based awards converted into New CCE share-based awards. Such awards will be converted in a manner that provides the employee with the same intrinsic value in New CCE shares as the employee had in CCE shares immediately prior to the effective date of the Merger. Performance and/or service vesting requirements of converted share-based awards will still need to be satisfied for the awards to ultimately vest.

There are no outstanding share-based awards in any of the legal entities of New CCE.

Note 12

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income and other adjustments, including items such as non-U.S. currency translation adjustments, hedges of net investments in non-U.S. subsidiaries, pension liability adjustments, and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. The Company has not historically provided income taxes on currency translation adjustments, as the earnings from the Company’s non-U.S. subsidiaries were considered to be indefinitely reinvested (refer to Note 10). The following table summarizes the Company’s AOCI activity for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Currency Translations	Pension Liability Adjustments(A)	Cash Flow Hedges	Total
Balance, December 31, 2006	$328	$(84)	$1	$245
Pretax activity, net	90	21	2	113
Tax effect	—	(12)	(1)	(13)

Balance, December 31, 2007	418	(75)	2	345
Pretax activity, net	(566)	(160)	26	(700)
Tax effect	—	46	(8)	38

Balance, December 31, 2008	(148)	(189)	20	(317)
Pretax activity, net	184	(55)	(23)	106
Tax effect	—	16	7	23

Balance, December 31, 2009	$36	$(228)	$4	$(188)

(A)	The 2008 activity included a $11 million net of tax loss as a result of changing the measurement date for the Company’s defined benefit pension plans from September 30 to December 31.

Note 13

OPERATING SEGMENT

The Company operates in one industry and has one operating segment. This segment derives its revenues from marketing, producing, and distributing nonalcoholic beverages. No single customer accounted for more than 10 percent of the Company’s 2009, 2008, or 2007 net operating revenues.

The Company’s segment operating income includes the segment’s revenue, if any, less substantially all its cost of production, distribution, and administration. The Company evaluates segment performance and allocates resources based on several factors, of which net operating revenues and operating income are the primary financial measures.

The Company’s corporate segment includes the allocation of certain corporate expenses related to services provided to the Company by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented. The Company expects its annual corporate operating expenses to total approximately $185 million (amount is unaudited) as an independent company.

Additionally, beginning in the third quarter of 2009, the mark-to-market gains/losses related to the Company’s non-designated hedges are included in the Company’s Corporate segment until such time as the underlying hedge transaction affects the earnings of the operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from the Corporate segment into the earnings of the operating segment. This treatment allows the Company’s operating segments to reflect the true economic effects of the underlying hedged transaction without experiencing the mark-to-market volatility associated with these non-designated hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to the Company’s non-designated hedges were not material. For additional information about the Company’s non-designated hedges, refer to Note 5.

The following table summarizes selected financial information related to the Company’s operating segment for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Europe	Corporate	Combined
2009
Net operating revenues(A)	$6,517	$—	$6,517
Operating income (loss)(B)	963	(158)	805
Interest expense, net—third party	—	24	24
Interest expense, net—CCE	—	59	59
Depreciation and amortization	270	10	280
Long-lived assets(C)	5,401	215	5,616
Capital asset investments	250	—	250
2008
Net operating revenues(A)	$6,619	$—	$6,619
Operating income (loss)	891	(139)	752
Interest expense, net—third party	—	74	74
Interest expense, net—CCE	—	45	45
Depreciation and amortization	283	11	294
Long-lived assets(C)	5,051	35	5,086
Capital asset investments	297	—	297
2007
Net operating revenues(A)	$6,246	$—	$6,246
Operating income (loss)(B)	810	(96)	714
Interest expense, net—third party	—	102	102
Interest expense, net—CCE	—	45	45
Depreciation and amortization	287	10	297
Capital asset investments	290	—	290

(A)

Great Britain contributed approximately 38 percent, 41 percent, and 44 percent of total net operating revenues during 2009, 2008, 2007, respectively. France contributed approximately 33 percent, 31 percent, and 29 percent of total net operating revenues during 2009, 2008, and 2007, respectively. Belgium contributed approximately 18 percent, 18 percent, and 17 percent of total net operating revenues during each 2009, 2008, and 2007, respectively. The Netherlands contributed approximately 11 percent, 10 percent, and 10 percent of total net operating revenues during 2009, 2008, and 2007, respectively.

(B)

The Company’s 2009 Corporate operating income includes net mark-to-market gains on its non-designated hedges totaling $10 million. These gains will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs during 2010. For additional information about the Company’s non-designated hedges, refer to Note 5. The Company’s 2007 Corporate operating income includes $26 million of funding earned under the Jumpstart Programs. For additional information about the Company’s Jumpstart Programs, refer to Note 3.

(C)

Great Britain’s net property, plant, and equipment represented approximately 39 percent and 37 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. France’s net property, plant, and equipment represented approximately 26 percent and 27 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. Belgium’s net property, plant, and equipment represented approximately 26 percent and 23 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. The Netherland’s net property, plant, and equipment represented approximately 9 percent and 13 percent of the Company’s net property, plant, and equipment as of December 31, 2009 and 2008, respectively. Amounts disclosed as long-lived assets in the Company’s Corporate segment include amounts due from CCE.

Note 14

RESTRUCTURING ACTIVITIES

The following table summarizes restructuring costs identified as specific to New CCE, by segment, for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Europe(A)	$7	$16	$9
Corporate(B)	22	12	6

Total(A)	$29	$28	$15

(A)	These amounts represent restructuring costs incurred by CCE’s European segment.
(B)

These amounts represent restructuring costs recorded by CCE’s corporate segment that were specifically incurred on behalf of CCE’s European operating segment. These amounts do not include costs related to global CCE projects recorded by CCE’s corporate segment that were allocated to the Company based on the percentage of the Company’s relative sales volume to total CCE sales volume for the periods presented (refer to Note 3).

Supply Chain Initiatives and Business Optimization

During the year ended December 31, 2009, the Company recorded restructuring charges totaling $9 million primarily related to streamlining the Company’s cooler services business and harmonizing its plant operations. These charges were included in SD&A expenses. The Company expects to be substantially complete with these restructuring activities by the end of 2011.

The following table summarizes these restructuring activities for the year ended December 31, 2009 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2008	$—	$—	$—
Provision	4	5	9
Cash payments	(2)	(5)	(7)
Other	(2)	—	(2)

Balance at December 31, 2009	$—	$—	$—

Business Reorganization and Process Standardization

During the years ended December 31, 2009, 2008, and 2007, the Company recorded restructuring charges totaling $20 million, $28 million, and $15 million, respectively, related to the creation of a more efficient supply chain and order fulfillment structure and to streamline and reduce the cost structure of back-office functions in the areas of accounting and human resources. As of December 31, 2009, the Company had completed these restructuring activities. The cumulative cost of this program was $63 million.

The following table summarizes these restructuring activities for the years ended December 31, 2009, 2008, and 2007 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2006	$—	$—	$—
Provision	9	6	15
Cash payments	(5)	(5)	(10)
Other	(2)	—	(2)

Balance at December 31, 2007	2	1	3
Provision	16	12	28
Cash payments	(8)	(12)	(20)
Other	1	—	1

Balance at December 31, 2008	11	1	12
Provision	12	8	20
Cash payments	(8)	(8)	(16)
Other	1	—	1

Balance at December 31, 2009	$16	$1	$17

INTERNATIONAL CCE INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Net operating revenues	$1,731	$1,774	$3,239	$3,169
Cost of sales	1,081	1,115	2,042	2,026

Gross profit	650	659	1,197	1,143
Selling, delivery, and administrative expenses	385	394	765	749

Operating income	265	265	432	394
Interest expense, net—third party	5	7	10	16
Interest expense, net—Coca-Cola Enterprises Inc.	8	16	20	30
Other nonoperating income (expense), net	—	2	(4)	3

Income before income taxes	252	244	398	351
Income tax expense	53	47	79	66

Net income	$199	$197	$319	$285

Income (expense) from transactions with The Coca-Cola Company—Note 4:
Net operating revenues	$5	$8	$10	$12
Cost of sales	(492)	(519)	(950)	(944)

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these statements.

INTERNATIONAL CCE INC.

CONDENSED COMBINED BALANCE SHEETS

(Unaudited; in millions)

	July 2, 2010	December 31, 2009
ASSETS
Current:
Cash and cash equivalents	$293	$404
Trade accounts receivable, less allowances of $12 and $13, respectively	1,387	1,309
Amounts receivable from The Coca-Cola Company	65	78
Amounts due from Coca-Cola Enterprises Inc.	40	153
Inventories	329	288
Prepaid expenses and other current assets	120	124

Total current assets	2,234	2,356
Amounts due from Coca-Cola Enterprises Inc.	—	193
Property, plant, and equipment, net	1,658	1,883
Franchise license intangible assets, net	3,207	3,487
Other noncurrent assets, net	51	53

Total assets	$7,150	$7,972

LIABILITIES
Current:
Accounts payable and accrued expenses	$1,303	$1,442
Amounts payable to The Coca-Cola Company	62	130
Current portion of third-party debt	509	620

Total current liabilities	1,874	2,192
Amounts due to Coca-Cola Enterprises Inc.	925	1,015
Third-party debt, less current portion	214	235
Other long-term obligations	126	179
Noncurrent deferred income tax liabilities	1,076	1,172

Total liabilities	4,215	4,793

EQUITY
Coca-Cola Enterprises Inc. net investment	3,418	3,367
Accumulated other comprehensive loss	(483)	(188)

Total equity	2,935	3,179

Total liabilities and equity	$7,150	$7,972

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these statements.

INTERNATIONAL CCE INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	July 2, 2010	July 3, 2009
Cash Flows From Operating Activities:
Net income	$319	$285
Adjustments to reconcile net income to net cash derived from operating activities:
Depreciation and amortization	124	131
Deferred income tax expense	2	11
Pension expense less than contributions	(40)	(4)
Net changes in assets and liabilities	(293)	(244)

Net cash derived from operating activities	112	179

Cash Flows From Investing Activities:
Capital asset investments	(124)	(115)
Net change in amounts due from Coca-Cola Enterprises Inc.	303	2

Net cash derived from (used in) investing activities	179	(113)

Cash Flows From Financing Activities:
Change in commercial paper, net	(21)	(107)
Issuances of third-party debt	—	172
Payments on third-party debt	(37)	(125)
Net change in amounts due to Coca-Cola Enterprises Inc.	—	(12)
Cash contribution to Coca-Cola Enterprises Inc.	(310)	—

Net cash used in financing activities	(368)	(72)

Net effect of exchange rate changes on cash and cash equivalents	(34)	4

Net Change In Cash and Cash Equivalents	(111)	(2)
Cash and Cash Equivalents At Beginning of Period	404	174

Cash and Cash Equivalents At End of Period	$293	$172

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these statements.

NOTE 1—BUSINESS AND REPORTING POLICIES

Organization

On February 25, 2010, Coca-Cola Enterprises Inc. (CCE) entered into agreements with The Coca-Cola Company (TCCC) under which:

•

TCCC will acquire CCE through a merger (the “Merger”) of a newly created TCCC subsidiary with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC. At the time of the Merger, CCE will consist of its businesses of marketing, producing, and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands, and the Cayman Islands and a substantial majority of its corporate segment (“CCE’s North American Business”) and will have $8.88 billion of Gross Indebtedness (as defined in the Merger Agreement). Following the Merger, CCE, as a subsidiary of TCCC, will also continue to own and be liable for a substantial majority of the assets and liabilities of the North American business, including CCE’s accumulated benefit obligations relating to CCE’s North American business. The Merger Agreement contains a provision for an adjustment payment between the parties based upon the working capital of CCE’s North American business as of the effective date of the Merger;

•

Immediately prior to the Merger, CCE will separate its European operations and transfer those businesses along with Coca-Cola Enterprises (Canada) Bottling Finance Company, and a related portion of its corporate segment to a new legal entity, International CCE Inc. (New CCE). Concurrently with the Merger, two indirect, wholly owned subsidiaries of New CCE will acquire TCCC’s bottling operations in Norway and Sweden pursuant to the Share Purchase Agreement dated as of March 20, 2010 (the “Norway-Sweden SPA”), for a purchase price of $822 million. The Norway-Sweden SPA contains provisions for adjustment payments between the parties based upon the working capital of the Norway and Sweden business as of the effective date of the Merger and the adjusted EBITDA (as defined) of the Norway and Sweden business for the twelve months ending December 31, 2010;

•

In the Merger, (i) each outstanding share of common stock of CCE, other than shares held by TCCC or any of its subsidiaries or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive 1.000 share of New CCE common stock and cash consideration of $10.00, and (ii) TCCC, which currently owns approximately 34 percent of the outstanding shares of CCE, will become the owner of all of the shares of CCE common stock; and

•	Following the Merger, New CCE will be renamed Coca-Cola Enterprises, Inc. and its stock is expected to be listed for trading on the New York Stock Exchange under the symbol “CCE”.

For additional information about the transaction with TCCC, refer to Note 1 of the Notes to Combined Financial Statements contained in this proxy statement/prospectus.

Business

New CCE is a marketer, producer, and distributor of nonalcoholic beverages. New CCE markets, produces, and distributes its products to customers and consumers through licensed territory agreements in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. New CCE operates in the highly competitive beverage industry and faces strong competition from other general and specialty beverage companies. New CCE’s financial results, like those of other beverage companies, are affected by a number of factors including, but not limited to, cost to manufacture and distribute products, general economic conditions, consumer preferences, local and national laws and regulations, availability of raw materials, fuel prices, and weather patterns.

Sales of New CCE’s products tend to be seasonal, with the second and third quarters accounting for higher unit sales of New CCE’s products than the first and fourth quarters. In a typical year, New CCE earns more than 60 percent of its annual operating income during the second and third quarters of the year.

Basis of Presentation

The accompanying unaudited Condensed Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial reporting and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and expense allocations) considered necessary for fair presentation have been included. The Condensed Combined Financial Statements should be read in conjunction with the Combined Financial Statements and accompanying Notes contained in this proxy statement/prospectus.

New CCE’s Condensed Combined Financial Statements have been prepared on a “carve-out” basis from CCE’s Condensed Consolidated Financial Statements using the historical results of operations, assets, and liabilities attributable to the legal entities that will comprise New CCE as of the effective time of the Merger. These legal entities include all that were previously part of CCE’s European operating segment, as well as Coca-Cola Enterprises (Canada) Bottling Finance Company. All significant intercompany accounts and transactions among the legal entities that comprise New CCE have been eliminated.

The Condensed Combined Financial Statements also include an allocation of certain Corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated to New CCE based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented (refer to Note 4).

Total interest expense represents interest incurred on New CCE’s third-party debt, as well as amounts due to CCE. No interest expense incurred by CCE has been allocated to New CCE as CCE’s third-party debt is not specifically related to New CCE’s operations.

Total equity represents CCE’s interest in the recorded net assets of New CCE, as well as other comprehensive income or loss attributable to New CCE. The CCE net investment balance represents the cumulative net investment by CCE in New CCE, including any prior net income and certain transactions between New CCE and CCE, such as allocated expenses. In addition, during the second quarter of 2010, New CCE made a cash contribution to CCE in connection with activities necessary to facilitate the Merger.

For reporting convenience, New CCE’s quarters close on the Friday closest to the end of the quarterly calendar period. The following table summarizes the number of selling days for the periods presented (based on a standard five-day selling week):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2010	66	65	65	65	261
2009	67	65	65	64	261

Change	(1)	—	—	1	—

NOTE 2—INVENTORIES

New CCE values its inventories at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The following table summarizes New CCE’s inventories as of July 2, 2010 and December 31, 2009 (in millions):

	July 2, 2010	December 31, 2009
Finished goods	$223	$193
Raw materials and supplies	106	95

Total inventories	$329	$288

NOTE 3—PROPERTY, PLANT, AND EQUIPMENT

The following table summarizes New CCE’s property, plant, and equipment as of July 2, 2010 and December 31, 2009 (in millions):

	July 2, 2010	December 31, 2009
Land	$114	$125
Building and improvements	706	773
Machinery, equipment, and containers	1,256	1,328
Cold drink equipment	1,309	1,403
Vehicle fleet	91	100
Furniture, office equipment, and software	226	243

Property, plant, and equipment	3,702	3,972
Less: Accumulated depreciation and amortization	(2,092)	(2,188)

	1,610	1,784
Construction in process	48	99

Property, plant, and equipment, net	$1,658	$1,883

NOTE 4—RELATED PARTY TRANSACTIONS

Transactions with TCCC

New CCE is a marketer, producer, and distributor principally of products of TCCC with greater than 90 percent of New CCE’s sales volume consisting of sales of TCCC products. New CCE’s license arrangements with TCCC are governed by licensed territory agreements. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected New CCE’s Condensed Combined Statements of Operations for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$5	$8	$10	$12

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water, and juice	$(531)	$(560)	$(1,024)	$(1,018)
Purchases of finished products	(7)	(1)	(14)	(5)
Marketing support funding earned	46	42	88	79

Total	$(492)	$(519)	$(950)	$(944)

For additional information about agreements and transactions with TCCC, refer to Note 3 of the Notes to Combined Financial Statements contained in this proxy statement / prospectus.

Transactions with CCE

Amounts Due To/From CCE

New CCE has amounts due to/from CCE that have various maturity dates and are typically issued at fixed interest rates that approximate interest rates in effect at the time of issuance. The total amount due to CCE was $925 million and $1 billion as of July 2, 2010 and December 31, 2009, respectively. These amounts are included in Amounts due to CCE on New CCE’s Condensed Combined Balance Sheets. During the second quarter and first six months of 2010, New CCE had interest expense related to these amounts of $13 million and $27 million, respectively, compared to interest expense of $17 million and $34 million during the second quarter and first six months of 2009, respectively. The total amount due from CCE was $40 million and $346 million as of July 2, 2010 and December 31, 2009, respectively. These amounts are included in Amounts due from CCE on New CCE’s Condensed Combined Balance Sheets. During the second quarter and first six months of 2010, New CCE had interest income related to these amounts of $5 million and $7 million, respectively, compared to interest income of $1 million and $4 million during the second quarter and first six months of 2009, respectively. For additional information about New CCE’s amounts due to/from CCE, refer to Note 6.

Allocation of CCE Corporate Expenses

The Condensed Combined Financial Statements also include an allocation of certain Corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented. New CCE expects its annual Corporate operating expenses to total approximately $185 million (unaudited) as an independent company. The following table summarizes New CCE’s allocated expenses from CCE’s Corporate segment for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
New CCE’s allocated expenses	$50	$43	$88	$89

NOTE 5—DERIVATIVE FINANCIAL INSTRUMENTS

New CCE utilizes derivative financial instruments to mitigate its exposure to certain market risks associated with ongoing operations. The primary risks that New CCE seeks to manage through the use of derivative financial instruments include interest rate risk, currency exchange risk, and commodity price risk. All derivative financial instruments are recorded at fair value on the Condensed Combined Balance Sheets. New CCE does not use derivative financial instruments for trading or speculative purposes. While certain of New CCE’s derivative instruments are designated as hedging instruments, New CCE also enters into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments (referred to as an “economic hedge” or “non-designated hedges”). Changes in the fair value of these non-designated hedging instruments are recognized in the expense line item that is consistent with the nature of the hedged risk. New CCE is exposed to counterparty credit risk on all of its derivative financial instruments. New CCE has established and maintains strict counterparty credit guidelines and enters into hedges only with financial institutions that are investment grade or better. New CCE continuously monitors counterparty credit risk, and utilizes numerous counterparties to minimize its exposure to potential defaults. New CCE does not require collateral under these agreements.

The following table summarizes the fair value of New CCE’s assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in New CCE’s Condensed Combined Balance Sheets as of July 2, 2010 and December 31, 2009 (in millions):

	Balance Sheets Location	July 2, 2010	December 31, 2009
Assets:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Prepaid expenses and other current assets	$16	$15
Non-U.S. currency contracts(B)	Prepaid expenses and other current assets	2	8

Total		18	23

Derivatives not designated as hedging instruments:
Commodity contracts	Prepaid expenses and other current assets	3	9

Total Assets		$21	$32

Liabilities:
Derivatives designated as hedging instruments:
Interest rate swap agreements(A)	Accounts payable and accrued expenses	$1	$1
Non-U.S. currency contracts(B)	Accounts payable and accrued expenses	19	4
Non-U.S. currency contracts	Other long-term obligations	18	11

Total		38	16

Derivatives not designated as hedging instruments:
Commodity contracts	Accounts payable and accrued expenses	1	—
Commodity contracts	Other long-term obligations	1	—

Total		2	—

Total Liabilities		$40	$16

(A)	Amounts include the gross interest receivable or payable on New CCE’s interest rate swap agreements.
(B)	Amounts include the gross interest receivable or payable on New CCE’s cross currency swap agreements.

Fair Value Hedges

To mitigate exposure to changes in the fair value of fixed-rate debt resulting from fluctuations in interest rates, New CCE utilizes certain interest rate swap agreements designated as fair value hedges. The gain or loss on the derivative and the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized immediately in interest expense, net. The following table summarizes New CCE’s outstanding interest rate swap agreements designated as fair value hedges as of July 2, 2010 and December 31, 2009:

	July 2, 2010		December 31, 2009
Type	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Fixed-to-floating interest rate swap	EUR 300 million	November 2010	EUR 300 million	November 2010

The following table summarizes the effect of the derivative financial instruments designated as fair value hedges on New CCE’s Condensed Combined Statements of Operations for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

		Three Months Ended		Six Months Ended
Fair Value Hedging Instruments(A)	Statements of Operations Location	2010	2009	2010	2009
Interest rate swap agreements	Interest expense, net	$(4)	$(1)	$(7)	$3
Fixed-rate debt	Interest expense, net	4	1	7	(3)

(A)	The amount of ineffectiveness associated with these hedging instruments was not material.

Cash Flow Hedges

Cash flow hedges are used to mitigate New CCE’s exposure to changes in cash flows attributable to currency fluctuations associated with certain forecasted transactions, including purchases of raw materials and services denominated in non-functional currencies and the payment of interest and principal on debt issuances in non-functional currencies. Effective changes in the fair value of these cash flow hedging instruments are recognized in Accumulated Other Comprehensive Income (AOCI) on New CCE’s Condensed Combined Balance Sheets. The effective changes are then recognized in the period that the forecasted purchases or payments impact earnings in the expense line item that is consistent with the nature of the underlying hedged item. Any changes in the fair value of these cash flow hedges that are the result of ineffectiveness are recognized immediately in the expense line item that is consistent with the nature of the underlying hedged item. The following table summarizes New CCE’s outstanding cash flow hedges as of July 2, 2010 and December 31, 2009 (all contracts denominated in a non-U.S. currency have been converted into USD using the period end spot rate):

	July 2, 2010		December 31, 2009
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 684 million	March 2013	USD 457 million	March 2013

The following tables summarize the net of tax effect of derivative financial instruments designated as cash flow hedges on New CCE’s AOCI and Condensed Combined Statements of Operations for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Amount of Loss Recognized in AOCI on Derivative Instruments(A)
	Three Months Ended		Six Months Ended
Cash Flow Hedging Instruments	2010	2009	2010	2009
Non-U.S. currency contracts	$(9)	$(5)	$(23)	$(8)

		Amount of Gain (Loss) Reclassified from AOCI into Earnings(B)
		Three Months Ended		Six Months Ended
Cash Flow Hedging Instruments	Statements of Operations Location	2010	2009	2010	2009
Non-U.S. currency contracts	Cost of sales	$(2)	$4	$(2)	$7
Non-U.S. currency contracts	Other nonoperating income (expense), net	2	(4)	(10)	(1)

Total		$—	$—	$(12)	$6

(A)	The amount of ineffectiveness associated with these hedging instruments was not material.
(B)

Over the next 12 months, deferred losses totaling $8 million are expected to be reclassified from AOCI into the expense line item that is consistent with the nature of the underlying hedged item as the forecasted transactions occur.

Economic (Non-designated) Hedges

New CCE periodically enters into derivative instruments that are designed to hedge various risks, but are not designated as hedging instruments. These hedged risks include those related to currency and commodity price fluctuations associated with certain forecasted transactions, including purchases of raw materials in non-functional currencies, vehicle fuel, and aluminum. The following table summarizes New CCE’s outstanding economic hedges as of July 2, 2010 and December 31, 2009:

	July 2, 2010		December 31, 2009
Type	Notional Amount	Latest Maturity	Notional Amount	Latest Maturity
Non-U.S. currency hedges	USD 5 million	December 2010	USD 11 million	December 2010
Commodity hedges(A)	USD 45 million	December 2011	USD 55 million	December 2010

(A)	Commodity hedges relate to New CCE’s purchases of vehicle fuel and aluminum.

Changes in the fair value of outstanding economic hedges are recognized each reporting period in the expense line item that is consistent with the nature of the hedged risk. The following table summarizes the effect of New CCE’s non-designated derivative financial instruments on New CCE’s Condensed Combined Statements of Operations for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
Statements of Operations Location	2010	2009	2010	2009
Cost of sales	$(7)	$(2)	$(3)	$(3)
Selling, delivery, and administrative expenses	(3)	—	(1)	—
Interest expense, net	—	—	—	(3)

Total	$(10)	$(2)	$(4)	$(6)

Beginning in the third quarter of 2009, mark-to-market gains/losses related to New CCE’s non-designated hedges are included in New CCE’s Corporate segment operating results (refer to Note 12) until such time as the underlying hedge transaction affects the earnings of the Europe operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from New CCE’s Corporate segment into the earnings of the Europe operating segment. This treatment allows New CCE’s Europe operating segment to reflect the true economic effects of the non-designated hedge on the underlying hedged transaction in the period the hedged transaction occurs without experiencing the mark-to-market volatility associated with these hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to non-designated hedges were not material.

As of July 2, 2010, New CCE’s Corporate segment included net mark-to-market gains on non-designated hedges totaling $3 million. These amounts will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs. For additional information about New CCE’s segment reporting, refer to Note 12. The following table summarizes the deferred gain/(loss) activity in New CCE’s Corporate segment for the six months ended July 2, 2010 (in millions):

Gains/(Losses) Deferred at Corporate Segment(A)	Cost of Sales	SD&A	Total
Balance at December 31, 2009	$10	$—	$10
Losses incurred during the period and recorded in the Corporate segment	(1)	(1)	(2)
Less: Gains transferred to the Europe operating segment	5	—	5

Balance at July 2, 2010	$4	$(1)	$3

(A )

Over the next 12 months, deferred gains totaling $3 million are expected to be reclassified from New CCE’s Corporate segment into the earnings of the Europe operating segment as the forecasted transactions occur.

NOTE 6—DEBT

The following table summarizes New CCE’s debt as of July 2, 2010 and December 31, 2009 (in millions, except rates):

	July 2, 2010		December 31, 2009
	Principal Balance	Rates(A)	Principal Balance	Rates(A)
Canadian dollar commercial paper	$117	0.5%	$141	0.3%
Euro notes due 2010(B)	382	1.0	477	1.1
Swiss Franc note due 2013	188	4.4	193	4.4
Capital lease obligations( C)	36	—	44	—

Total third party debt( D) (E )	723		855
Less: current portion of third party debt	(509)		(620)

Third party debt, less current portion	$214		$235

Amounts due to CCE(F )	$925	5.8%	$1,015	5.8%

(A)	These rates represent the weighted average interest rates or effective interest rates on the balances outstanding, as adjusted for the effects of interest rate swap agreements, if applicable.
(B)	In May 2010, a 25 million Euro ($33 million), floating rate note matured.
( C )	These amounts represent the present value of New CCE’s minimum capital lease payments as of July 2, 2010 and December 31, 2009, respectively.
(D )	All of New CCE’s outstanding third party debt is guaranteed by CCE.
(E )

The total fair value of New CCE’s outstanding third party debt was $733 million and $863 million at July 2, 2010 and December 31, 2009, respectively. The fair value of New CCE’s third party debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through a variety of valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk.

(F )

Due to the use of a centralized treasury function, CCE entered into certain debt arrangements on New CCE’s behalf and remitted the third party proceeds from these issuances to New CCE in the form of an intercompany loan. The loans entered into by New CCE with CCE have various maturity dates and typically have fixed rates that approximate interest rates in effect at the time of issuance.

Covenants

New CCE’s outstanding third party notes contain various provisions that, among other things, require limitation of the incurrence of certain liens or encumbrances in excess of defined amounts. New CCE was in compliance with these requirements as of July 2, 2010. These requirements currently are not, and it is not anticipated they will become, restrictive to New CCE’s liquidity or capital resources.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Legal Contingencies

In connection with the agreements entered into between CCE and TCCC on February 25, 2010, three putative class action lawsuits were filed in the Superior Court of Fulton County, Georgia, and five putative class action lawsuits were filed in Delaware Chancery Court between the announcement date, and the present. The lawsuits are similar and assert claims on behalf of CCE’s shareholders for various breaches of fiduciary duty in connection with the agreement. The lawsuits name CCE, the CCE Board of Directors, and TCCC as defendants. Plaintiffs in each case seek to enjoin the transaction, to declare the deal void and rescind the transaction if it is consummated, to require disgorgement of all profits the defendants receive from the transaction, and to recover damages, attorneys’ fees, and litigation expenses. The Georgia cases were consolidated by orders entered

March 25, 2010 and April 9, 2010, and the Delaware cases were consolidated on March 16, 2010. CCE believes the cases to be without merit and intends to defend them vigorously. For additional information about the Merger Agreement between CCE and TCCC, refer to Note 1.

During early 2008, the United Kingdom’s Office of Fair Trading (OFT) commenced an investigation in connection with the four largest grocery retailers in the United Kingdom, as well as a large number of their suppliers, including New CCE, regarding alleged involvement in the coordination of retail prices among retailers. As part of the investigation, the OFT sent New CCE a request for information, and New CCE provided the requested information to the OFT for their inspection. The first inspection of data occurred in October 2008. The OFT completed their initial evidence review in November 2009. In February 2010, New CCE met with the OFT to discuss the scope of the investigation and next steps. The OFT advised New CCE that it had reasonable grounds for suspecting an infringement by New CCE; however, based on current evidence it has not formed a “belief” that an infringement has occurred. The OFT has requested additional information from New CCE and certain of New CCE’s retail customers, but has not reached a decision regarding New CCE’s alleged involvement in the coordination of retail prices. Because the investigation is still in its early stages, it is not possible for New CCE to predict the ultimate outcome of this matter at this time.

Tax Audits

New CCE’s tax filings for various periods are subjected to audit by tax authorities in most jurisdictions in which New CCE does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. New CCE believes it has adequately provided for any assessments that could result from those proceedings where it is more likely than not that New CCE will pay some amount.

Indemnifications

In the normal course of business, New CCE enters into agreements that provide general indemnifications. New CCE has not made significant indemnification payments under such agreements in the past, and New CCE believes the likelihood of incurring such obligations in the future is remote. Furthermore, New CCE cannot reasonably estimate future potential payment obligations because New CCE cannot predict when and under what circumstances they may be incurred. As a result, New CCE has not recorded a liability in its Condensed Combined Financial Statements with respect to these general indemnifications.

NOTE 8—EMPLOYEE BENEFIT PLANS

Pension Plans

New CCE sponsors a number of defined benefit pension plans. The following table summarizes the net periodic benefit costs of New CCE’s pension plans for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
Components of net periodic benefit costs:
Service cost	$10	$8	$21	$16
Interest cost	11	11	24	22
Expected return on plan assets	(15)	(13)	(31)	(26)
Amortization of net prior service cost	1	1	1	1
Amortization of actuarial loss	2	—	4	—

Net periodic benefit cost	$9	$7	$19	$13

Contributions

Contributions to New CCE’s pension plans totaled $59 million and $17 million during the six months ended July 2, 2010 and July 3, 2009, respectively. The following table summarizes New CCE’s projected contributions for the full year ending December 31, 2010, as well as actual contributions for the year ended December 31, 2009 (in millions):

	Projected(A) 2010	Actual(A) 2009
Total pension contributions	$79	$87

(A)

These amounts represent only company-paid contributions. For additional information about the funded status of New CCE’s defined benefit pension plans, refer to Note 9 of the Notes to Combined Financial Statements contained in this proxy statement/prospectus.

NOTE 9—INCOME TAXES

New CCE’s effective tax rate was approximately 20 percent and 19 percent for the six months ended July 2, 2010 and July 3, 2009, respectively. The following table provides a reconciliation of the income tax expense at the statutory U.S. federal rate to New CCE’s actual income tax expense for the six months ended July 2, 2010 and July 3, 2009 (in millions):

	Six Months Ended
	2010	2009
U.S. federal statutory expense	$139	$123
Taxation of European and Canadian operations, net	(62)	(60)
Valuation allowance change	(1)	—
Other, net	3	3

Total provision for income taxes	$79	$66

NOTE 10—COMPREHENSIVE INCOME

Comprehensive income is comprised of net income and other adjustments, including items such as non-U.S. currency translation adjustments, pension plan liability adjustments, and changes in the fair value of certain derivative financial instruments qualifying as cash flow hedges. New CCE does not provide income taxes on currency translation adjustments, as the earnings from New CCE’s non-U.S. subsidiaries are considered to be indefinitely reinvested.

The following table summarizes New CCE’s comprehensive (loss) income for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
Net income	$199	$197	$319	$285
Currency translations	(98)	190	(287)	178
Pension plan liability adjustments, net of tax	1	1	3	1
Cash flow hedges, net of tax	(9)	(5)	(11)	(14)

Net comprehensive (loss) income adjustments, net of tax	(106)	186	(295)	165

Comprehensive income	$93	$383	$24	$450

NOTE 11—RESTRUCTURING ACTIVITIES

The following table summarizes restructuring costs identified as specific to New CCE, by segment, for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Three Months Ended		Six Months Ended
	2010	2009	2010	2009
Europe(A)	$1	$2	$2	$3
Corporate(B)	8	5	9	15

Total	$9	$7	$11	$18

(A)	These amounts represent restructuring costs incurred by CCE’s European segment.
(B)

These amounts represent restructuring costs recorded by CCE’s Corporate segment that were specifically incurred on behalf of CCE’s European operating segment. These amounts do not include costs related to global CCE projects recorded by CCE’s Corporate segment that were allocated to New CCE based on the percentage of New CCE’s relative sales volume to total CCE sales volume for the periods presented (refer to Note 4).

Supply Chain Initiatives and Business Optimization

During the three and six months ended July 2, 2010, New CCE recorded restructuring charges totaling $9 million and $11 million, respectively, and during the three and six months ended July 3, 2009, New CCE recorded restructuring charges totaling $2 million and $3 million, respectively, primarily related to optimizing certain business information system processes, streamlining its cooler services business, and harmonizing its plant operations. These charges were included in SD&A expenses. New CCE expects to be substantially complete with these restructuring activities by the end of 2011. The cumulative cost of these projects as of July 2, 2010 was approximately $20 million.

The following table summarizes these restructuring activities for the six months ended July 2, 2010 and for the year ended December 31, 2009 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2008	$—	$—	$—
Provision	4	5	9
Cash payments	(2)	(5)	(7)
Other	(2)	—	(2)

Balance at December 31, 2009	$—	$—	$—
Provision	10	1	11
Cash payments	(1)	(1)	(2)

Balance at July 2, 2010	$9	$—	$9

Business Reorganization and Process Standardization

During the three and six months ended July 3, 2009, New CCE recorded restructuring charges totaling $5 million and $15 million, respectively, related to the creation of a more efficient supply chain and order fulfillment structure and to streamline and reduce the cost structure of back-office functions in the areas of accounting and human resources. These charges were included in SD&A expenses. As of December 31, 2009, New CCE had completed these restructuring activities. The cumulative cost of this program was $63 million.

The following table summarizes these restructuring activities for the six months ended July 2, 2010 (in millions):

	Severance Pay and Benefits	Consulting, Relocation, and Other	Total
Balance at December 31, 2009	$16	$1	$17
Cash payments	(7)	—	(7)

Balance at July 2, 2010	$9	$1	$10

NOTE 12—OPERATING SEGMENT

New CCE operates in one industry and has one operating segment. This segment derives its revenues from marketing, producing, and distributing nonalcoholic beverages. No single customer accounted for more than 10 percent of the net operating revenues during the six months ended July 2, 2010 and July 3, 2009.

New CCE’s segment operating income includes the segment’s revenue, if any, less substantially all of the segment’s cost of production, distribution, and administration. New CCE evaluates segment performance based on several factors, of which net operating revenues and operating income are the primary financial measures.

New CCE’s Corporate segment includes the allocation of certain Corporate expenses related to services provided to New CCE by CCE. These expenses include the cost of executive oversight, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, internal audit, and certain global restructuring projects. The cost of these services has been allocated based on specific identification when possible or, when the expenses were determined to be global in nature, based on the percentage of New CCE’s relative sales volume to total CCE volume for the periods presented. Management believes these allocations are a reasonable representation of the cost of the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by New CCE had it been operating as an independent company for the periods presented.

Additionally, beginning in the third quarter of 2009, the mark-to-market gains/losses related to New CCE’s non-designated hedges are included in New CCE’s Corporate segment until such time as the underlying hedge transaction affects the earnings of the operating segment. In the period the underlying hedged transaction occurs, the accumulated mark-to-market gains/losses related to the hedged transaction are reclassified from the Corporate segment into the earnings of the operating segment. This treatment allows New CCE’s operating segments to reflect the true economic effects of the underlying hedged transaction without experiencing the mark-to-market volatility associated with these non-designated hedges. Prior to the third quarter of 2009, out-of-year mark-to-market gains/losses related to New CCE’s non-designated hedges were not material. For additional information about New CCE’s non-designated hedges, refer to Note 5.

The following table summarizes selected financial information related to New CCE’s operating segment for the three and six months ended July 2, 2010 and July 3, 2009 (in millions):

	Europe	Corporate	Combined
Three months ended July 2, 2010:
Net operating revenues	$1,731	$—	$1,731
Operating income(B)	326	(61)	265
Three months ended July 3, 2009:
Net operating revenues	$1,774	$—	$1,774
Operating income	308	(43)	265
Six months ended July 2, 2010:
Net operating revenues(A)	$3,239	$—	$3,239
Operating income(B)	527	(95)	432
Capital asset investments	124	—	124
Six months ended July 3, 2009:
Net operating revenues(A)	$3,169	$—	$3,169
Operating income	483	(89)	394
Capital asset investments	115	—	115

(A)

Great Britain contributed approximately 38 percent of total net operating revenues during the six months ended July 2, 2010 and July 3, 2009. France contributed approximately 33 percent and 34 percent of total net operating revenues during the six months ended July 2, 2010 and July 3, 2009, respectively. Belgium contributed approximately 19 percent and 18 percent of total net operating revenues during the six months ended July 2, 2010 and July 3, 2009, respectively. The Netherlands contributed approximately 10 percent of total net operating revenues during the six months ended July 2, 2010 and July 3, 2009.

(B)

New CCE’s Corporate operating income for the three and six months ended July 2, 2010 includes net mark-to-market losses on its non-designated hedges totaling approximately $11 million and $7 million, respectively. These losses will be reclassified into the earnings of the Europe operating segment when the underlying hedged transaction occurs during 2010. For additional information about New CCE’s non-designated hedges, refer to Note 5.

NOTE 13—FAIR VALUE MEASUREMENTS

The following tables summarize New CCE’s non-pension financial assets and liabilities recorded at fair value on a recurring basis (at least annually) as of July 2, 2010 and December 31, 2009 (in millions):

	July 2, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets(B)	$21	$—	$21	$—

Derivative liabilities(B)	$(40)	$—	$(40)	$—

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds(A)	$143	$—	$143	$—
Derivative assets(B)	32	—	32	—

Total assets	$175	$—	$175	$—

Derivative liabilities(B)	$(16)	$—	$(16)	$—

(A)

New CCE has investments in certain money market funds that hold government securities. New CCE classifies these investments as cash equivalents due to their short-term nature and the ability for them to be readily converted into known amounts of cash. The carrying value of these investments approximates fair value because of their short maturities. These investments are not publicly traded, so their fair value is determined based on the values of the underlying investments in the money market funds. Refer to Note 1 of the Notes to Combined Financial Statements contained in this proxy statement/prospectus.

(B)

New CCE calculates derivative asset and liability amounts using a variety of valuation techniques, depending on the specific characteristics of the hedging instrument, taking into account credit risk. Refer to Note 5 of the Notes to Combined Financial Statements contained in this proxy statement/prospectus.

Annex A

EXECUTION VERSION

BUSINESS SEPARATION AND MERGER AGREEMENT

BY AND AMONG

COCA-COLA ENTERPRISES INC.

INTERNATIONAL CCE, INC.

THE COCA-COLA COMPANY

AND

COBALT SUBSIDIARY LLC

DATED AS OF FEBRUARY 25, 2010

A-i

A-ii

A-iii

SCHEDULE A	SEPARATION TRANSACTIONS
SCHEDULE B	CERTAIN ACTIONS
SCHEDULE C	STATEMENT OF ADJUSTED NET WORKING CAPITAL
SCHEDULE D	TRANSACTION EXPENSES
EXHIBIT I	TAX SHARING AGREEMENT
EXHIBIT II	EMPLOYEE MATTERS AGREEMENT
EXHIBIT III	FORM OF CORPORATE NAME LETTER
EXHIBIT IV	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT V-1	BOTTLER’S AGREEMENT JURISDICTIONS
EXHIBIT V-2	FORM OF BOTTLER’S AGREEMENT

A-iv

BUSINESS SEPARATION AND MERGER AGREEMENT

BUSINESS SEPARATION AND MERGER AGREEMENT, dated as of February 25, 2010 (this “Agreement”), by and among COCA-COLA ENTERPRISES INC., a Delaware corporation (“CCE”), INTERNATIONAL CCE, INC., a Delaware corporation (“Splitco”), THE COCA-COLA COMPANY, a Delaware corporation (“TCCC”) and COBALT SUBSIDIARY LLC, a Delaware limited liability company (“Merger Sub” and together with CCE, Splitco and TCCC, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, in addition to its other businesses, CCE is engaged, directly and through certain of its Subsidiaries, in (x) the marketing, production, and distribution of nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands (“North American Territory”) and (y) the functions and operations of CCE’s “corporate operating segment” (as defined in CCE’s Annual Report on Form 10-K for the year ended December 31, 2009) (“Corporate Segment”) ((x) and (y) collectively, the “North American Business”);

WHEREAS, Splitco is a wholly-owned subsidiary of CCE;

WHEREAS, CCE desires to restructure its business so that the business of marketing, production and distribution of non-alcoholic beverages outside the North American Territory and all equity interests directly or indirectly owned by it in entities engaged in businesses other than the North American Business (collectively, the “Other CCE Businesses”) shall be owned, directly or indirectly, by Splitco;

WHEREAS, at or prior to the Closing (as defined herein) of the transactions contemplated hereby the parties will execute the separation transactions as more fully described in Schedule A attached hereto (collectively other than paragraphs 9, 10 and 11, the “Separation Transactions”);

WHEREAS, TCCC desires to acquire CCE and the North American Business;

WHEREAS, the respective boards of directors of each of TCCC and CCE, and the sole managing member of Merger Sub, have (i) approved the merger of Merger Sub with and into CCE (the “Merger”), with CCE as the surviving corporation (CCE, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”) pursuant to which (A) each share of common stock, par value $1.00 per share, of CCE (the “CCE Common Stock”), other than the Excluded Shares, will be converted automatically into the right to receive (1) 1.000 share of Splitco Common Stock and (2) $10.00 in cash, without interest (funds for which will be comprised of cash on hand and/or funds borrowed by Splitco and distributed to CCE), and (B) each outstanding membership interest of Merger Sub (“Merger Sub Membership Interest”) shall be converted into a share of the Surviving Corporation, in each case subject to the terms and conditions set forth in this Agreement and (ii) approved and declared advisable this Agreement;

WHEREAS, the board of directors of CCE (the “CCE Board”) and the Affiliated Transaction Committee have, in each case, determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of CCE’s stockholders (other than TCCC and its Affiliates) and the CCE Board has resolved to recommend the adoption of this Agreement to CCE’s stockholders;

WHEREAS, the board of directors of TCCC has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of TCCC;

WHEREAS, the parties to this Agreement intend that the Merger and the conversion of shares of CCE Common Stock into shares of Splitco Common Stock and cash at the Closing will qualify as tax-free for United States federal income tax purposes under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code);

WHEREAS, following the execution of this Agreement, TCCC, CCE and Splitco expect to enter into a share purchase agreement (as executed, the “Nordic SPA”) pursuant to which TCCC will transfer to Splitco, all of its right, title and interest, directly or indirectly, in the Nordic Entities;

WHEREAS, concurrently with the execution of this Agreement or at the Closing, as applicable, the Parties (or their respective Subsidiaries, as applicable) are entering, or shall enter, into the Ancillary Agreements; and

WHEREAS, each of CCE, Splitco, TCCC and Merger Sub desires to make certain representations, warranties and agreements in connection with the Separation Transactions and the Merger and to prescribe certain conditions with respect to the consummations of the Separation Transactions, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of CCE, Splitco, TCCC and Merger Sub hereby agrees as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

1.1 Certain Definitions.

“Accounting Cycle” shall mean the applicable accounting period of each of TCCC and CCE (based on accounting policies in effect as of the date hereof) set forth in Section 1.1(a) of the CCE Disclosure Letter.

“Adjusted Net Working Capital” shall mean, with respect to the Consolidated North American Business Entities, on a consolidated basis, as of the Effective Time (after taking into account the transactions contemplated by this Agreement) the amount equal to their (i) current assets determined in accordance with GAAP (as applied by the North American Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Statement of Adjusted Net Working Capital attached hereto as Schedule C, minus (ii) current liabilities determined in accordance with GAAP (as applied by the North American Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Statement of Adjusted Net Working Capital attached hereto as Schedule C.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have correlative meanings. For the purposes of this Agreement, unless otherwise specifically contemplated by the terms hereof, CCE and its Subsidiaries, on the one hand, and TCCC and its Subsidiaries, on the other hand, shall not be considered to be “Affiliates” of one another.

“Affiliated Transaction Committee” shall mean the committee of the CCE Board formed pursuant to Article III, Section 1 of the by-laws of CCE.

“Assets” shall mean, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all cash, cash equivalents, notes and accounts receivable (whether current, or non-current); (ii) all certificates of deposit, banker’s acceptances and other investment securities of any other form and maturity;

(iii) the fee interest in all owned real properties (including all improvements located thereon or contained therein and appurtenances thereto); (iv) the leasehold interest in all leased real properties and all leasehold improvements; (v) all machinery, equipment (including all transportation and office equipment and all improvements leased from any Governmental Entity), fixtures, trade fixtures and furniture; (vi) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (viii) all inventories of materials, raw materials, products, works in progress, supplies and other inventories; (ix) all Intellectual Property Rights; (x) all rights existing under all Contracts; (xi) all prepayments, deposits, performance bonds, guarantees, derivative instruments, advances for insurance premiums to the extent they constitute an asset and not a liability of such party; (xii) all claims, causes of action, choses in action, rights to indemnification, judgments, rights of recovery and rights of set-off of any kind; (xiii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and legal and business records of every kind; (xiv) all advertising materials and all other printed, electronic or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xv) all goodwill as a going concern; (xvi) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; (xvii) all trucks, automobiles and other vehicles; (xviii) all special and general tools, test devices, prototypes, models and any other tangible personal property; (xix) all telephone and facsimile numbers; and (xx) all permits, licenses, registrations, approvals and authorizations of Governmental Entities or third parties relating to the ownership, possession or operation of any of the foregoing. Notwithstanding the foregoing, “Assets” does not include Tax assets, which are governed by the Tax Sharing Agreement.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to remain closed.

“Cancelled Shares” shall mean all shares of CCE Common Stock (i) owned by TCCC or by any Subsidiary of TCCC, including Merger Sub, immediately prior to the Effective Time, (ii) owned by any of the North American Business Entities (other than CCE) or (iii) held by CCE as treasury stock immediately prior to the Effective Time. For the avoidance of doubt, the Cancelled Shares shall not be entitled to the Merger Consideration.

“CCE Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, or arrangements, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive and other equity or equity-based compensation plans or agreements, deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by CCE or any of its Subsidiaries or ERISA Affiliates or to which CCE or any of its Subsidiaries or ERISA Affiliates contributed or is obligated to contribute thereunder, in each case, for employees or former employees of CCE or any of its Subsidiaries or ERISA Affiliates or directors or former directors thereof.

“CCE Disclosure Letter” shall mean the disclosure letter delivered by CCE to TCCC contemporaneously with the execution of this Agreement and dated as of the date hereof.

“CCE North American Employee” shall have the meaning assigned to such term in the Employee Matters Agreement.

“CCE Tax Opinion” shall mean the definition ascribed to such term in the Tax Sharing Agreement.

“Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; and (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Law” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger or acquisition.

“Consolidated North American Business Entities” shall mean CCE and each of the other North American Business Entities that is consolidated with CCE in accordance with GAAP.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character (and whether written or oral) and any amendments or supplements thereto.

“Credit Agreement” shall mean the Five Year Credit Agreement, dated as of August 3, 2007, among CCE, CCE (Canada) Bottling Finance Company, TCCC Bottling Company, Bottling Holdings (Luxembourg) Commandite S.C.A., Citibank, N.A., as administrative agent, and the lenders and other agents party thereto, as amended by Amendment No. 1, dated as of October 17, 2008.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Divested Business” shall mean all terminated, divested or discontinued businesses, operations, sites or facilities that, at or prior to the time of termination, divestiture or discontinuation, related to or otherwise would have been part of the North American Business or were owned or operated, directly or indirectly, by a North American Business Entity.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Environmental Claim” shall mean any claim, action, cause of action or written notice by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by CCE, its Subsidiaries or Affiliates, or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws, together with all common law, relating to pollution or protection of the environment or of human health (to the extent relating to exposure to Hazardous Materials), including Laws or common law relating to exposure to or Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and protection of natural resources, including endangered or threatened species of fish, wildlife and plants.

“Equipment” shall mean all equipment, fixtures, fittings, machinery, appliances, apparatus, inventory, materials, spare parts, supplies, tools and other tangible personal property.

“Equipment Leases” shall mean leases relating solely to Equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with CCE would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Business Assets” means those Assets listed on Section 1.1(d) of the CCE Disclosure Letter.

“Excluded Current Assets” shall mean those Assets listed on Section 1.1(e) of the CCE Disclosure Letter.

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“German Entity” shall mean Coca-Cola Erfrischungsgetranke A.G., a company organized under the Laws of Germany and its successors or assigns and any entity that acquires all or substantially all of the assets or equity of such entity.

“Governmental Entity” shall mean any Federal, state, local or foreign government, any multinational quasi-governmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Gross Indebtedness” shall mean the aggregate principal amount of Indebtedness of the type described in clause (i), (ii) and (viii) of the definition of “Indebtedness” calculated in accordance with GAAP (as applied in preparing CCE’s Annual Report on Form 10-K for the year ended December 31, 2009), including the current portion of any such Indebtedness, but excluding (i) any Intercompany Indebtedness (for the avoidance of doubt, Intercompany Indebtedness shall not include any amounts outstanding between CCE and/or any of its Subsidiaries, on the one hand, and any North American Joint Venture, on the other hand) (ii) Guarantees, (iii) amounts outstanding under Guarantees and undrawn amounts under the Credit Agreement and any other line of credit, and (iv) undrawn letters of credit. For the avoidance of doubt, Gross Indebtedness shall not include any Indebtedness incurred pursuant to the Financing (which Indebtedness shall not be incurred by any North American Business Entity).

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any petroleum or petroleum products, by-products or derivatives, radioactive materials, chlorofluorocarbon, hydrochloroflourocarbon, radon, toxic mold, and asbestos or asbestos-containing materials, or polychlorinated biphenyls (“PCBs”).

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money whether secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other similar debt instruments, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee of indebtedness or payables or other obligations with the same effect to a creditor of another Person, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any obligation outstanding as of the Effective Time for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (v) above, (vii) all obligations of such Person for the deferred and unpaid purchase price associated with acquisitions or divestments (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) capitalized leases (in accordance with GAAP, as consistently applied by such Person) and (ix) all indebtedness of others referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss including through the grant of a security interest upon any assets of such Person.

“Intellectual Property Rights” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues and extensions thereof, (ii) trademarks, service marks, brand names, trade dress, domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“Intercompany Agreements” shall mean all Contracts (including Contracts in respect of Intercompany Indebtedness) to which any of CCE or the North American Business Subsidiaries, on the one hand, the Other CCE Businesses Entities (including Splitco), on the other hand, are a party.

“Intercompany Indebtedness” shall mean, without duplication, (a) the aggregate principal amount of all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, together with accrued and unpaid interest thereon, and (b) all accounts or notes payable, in each case, between CCE or any North American Business Subsidiary, on the one hand, and any Other CCE Businesses Entity (including Splitco), on the other hand.

“Intercompany Receivables” shall mean all accounts, notes or other receivables, in each case, between CCE or any North American Business Subsidiary, on the one hand, and Splitco or any of the Other CCE Businesses Entities, on the other hand.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of TCCC” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(a) of the TCCC Disclosure Letter.

“Knowledge of CCE” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(f) of the CCE Disclosure Letter.

“Leased Real Property” shall mean any real property leased or subleased, or any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of CCE, its Subsidiaries or Affiliates, in each case, primarily used or primarily held for use in connection with the North American Business (excluding, for the avoidance of doubt, owned real property), other than any Excluded Business Asset.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable of any kind or nature whatsoever, including those arising under any Laws or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental

Entity, and those arising under any Contract or any fines, Losses or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto. Notwithstanding the foregoing, “Liabilities” does not include Tax liabilities, which are governed by the Tax Sharing Agreement.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, sublease, license, easement, covenant, right of first refusal, pre-emptive right, transfer restriction, encumbrance or claim on or with respect to any asset or property. For purposes of this Agreement (and without limiting the foregoing), a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nordic Acquisition” shall mean the acquisition by Splitco or a Subsidiary of Splitco of the Nordic Entities pursuant to and on the terms and conditions set forth in the Nordic SPA.

“Nordic Entities” shall mean the “Nordic Companies” as defined in the Nordic SPA.

“North American Benefit Plans” shall mean the CCE Benefit Plans established, maintained or contributed to for the benefit of current or former CCE North American Employees.

“North American Business Assets” shall mean all right, title and interest, as of the Effective Time, of CCE, Splitco and their respective Subsidiaries (including any North American Business Subsidiary) in (x) all North American Corporate Assets and (y) all other Assets primarily used or primarily held for use in the operation of the North American Business, including:

(i) the Owned Real Property;

(ii) the leasehold interests in the Leased Real Property;

(iii) all Equipment (including Equipment held under Equipment Leases) primarily used or primarily held for use in the operation of the North American Business;

(iv) the Intellectual Property Rights owned by CCE or any of its Subsidiaries (including any North American Business Entity) and primarily used or primarily held for use in the operation of the North American Business, together with all rights and remedies against past, present and future infringement, misappropriation or other violation thereof;

(v) all Contracts to which CCE or any of its Subsidiaries is party or by which any of the North American Business Assets is subject, in each case that relate primarily to or are used primarily in the operation of the North American Business;

(vi) if and to the extent transferable, the Product Registrations owned, utilized or licensed by CCE or any of its Subsidiaries relating primarily to the products sold by the North American Business;

(vii) all Permits owned, used or licensed by CCE or any of its Subsidiaries relating primarily to or used primarily in the operation of the North American Business;

(viii) all Records, in the possession of CCE or any of its Subsidiaries relating primarily to or used primarily in the operation of the North American Business;

(ix) all inventories of raw materials, work-in-process, finished products and office and other supplies primarily used or primarily held for use in the operation of the North American Business;

(x) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items primarily used or primarily held for use in the operation of the North American Business;

(xi) all Assets reflected on the Segment Balance Sheet for the year ended December 31, 2009 (subject to any increases, decreases or dispositions thereof as may occur from December 31, 2009 to the Effective Time, as contemplated by this Agreement or not in violation of Section 6.1);

(xii) all the North American Business Policies and the Shared Policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, subject to Section 3.8;

(xiii) all accounts, notes and other receivables (other than Intercompany Receivables) to the extent arising out of the operation of the North American Business;

(xiv) all intercompany accounts, notes or receivables, as of the Effective Time, for amounts due and owing solely among or between CCE and any of the North American Business Entities;

(xv) all rights and claims of CCE or its Subsidiaries under any confidentiality agreement or similar document entered into by CCE or its Subsidiaries with third Persons primarily relating to the North American Business;

(xvi) all rights, claims and credits (other than to the extent relating to Other CCE Businesses Liabilities or otherwise excluded pursuant to this Agreement) to the extent primarily relating to any of the foregoing, or any North American Business Liability, including all rights to indemnification to the extent primarily arising out of the operation of the North American Business and all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the North American Business;

(xvii) the outstanding capital stock, units or other equity interests of (A) each of the North American Business Subsidiaries and (B) to the extent set forth in Section 4.3(c)(i) of the CCE Disclosure Letter, each of the North American Joint Ventures;

(xviii) all North American Joint Venture Contracts;

(xix) the Assets set forth in Section 1.1(g) of the CCE Disclosure Letter; and

(xx) any other Assets of CCE or its Subsidiaries owned, leased or licensed and primarily relating to or primarily used in the operation of the North American Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition;

but in each case of the foregoing, excluding any and all Other CCE Businesses Assets.

“North American Business Entities” shall mean CCE, the North American Business Subsidiaries and the North American Joint Ventures.

“North American Business Liabilities” shall mean, except as set forth below in this definition, any and all Liabilities arising out of the operation or conduct of the North American Business or the ownership of the North American Business Assets prior to or, except as contemplated by any Ancillary Agreement, following the Effective Time and TCCC’s share of Liabilities, if any, arising out of or resulting from the Separation Transactions, as determined pursuant to Section 3.9. For the avoidance of doubt, the North American Business Liabilities shall include (i) all employment-related and employee benefits-related Liabilities arising out of the operation or conduct of the North American Business, except as specified in the Employee Matters Agreement, (ii) Gross Indebtedness of CCE and its Subsidiaries existing as of the Effective Time not exceeding $8,880,000,000 and any obligations under the agreements governing such Gross Indebtedness, (iii) Liabilities of the Corporate Segment, other than the Other CCE Businesses Allocated Corporate Liabilities, (iv) Liabilities resulting from or arising out of the disposition or past, present or future operation of the Divested Businesses identified in Section 1.1(h) of the CCE Disclosure Letter (“Selected Divested Businesses”) and (v) Liabilities resulting from or arising out of the use by CCE and its Subsidiaries prior to the Effective Time in connection with the North American Business of any Intellectual Property of TCCC under and in accordance with any license from TCCC or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the North American Business Liabilities shall in no event include any Other CCE Businesses Liabilities.

“North American Business Material Adverse Effect” shall mean (a) any change, effect, event, occurrence, development, condition or circumstance that, individually or in the aggregate with all other adverse changes, effects, events, occurrences, developments, conditions or circumstances, is, or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business or results of operations of the North American Business or the North American Business Entities, in each case, taken as a whole, other than any change, effect, event, occurrence, development, condition or circumstance resulting from, or relating to, (i) changes in the economy or financial markets generally in the United States, Canada, British Virgin Islands, United States Virgin Islands or the Cayman Islands, (ii) the industry in which the North American Business operates in general, (iii) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including any communication by TCCC regarding the plans or intentions of TCCC with respect to the North American Business, (iv) changes in law after the date of this Agreement, including amendment, modification or adoption of any Tax Law, (v) changes in GAAP or other applicable accounting standards or the interpretations thereof after the date of this Agreement; (vi) acts of God or other calamities, national or international political or social conditions in or affecting any of the countries in which the North American Business operates, including the engagement by any such country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which TCCC or Merger Sub have consented in advance in writing; (viii) any failure to meet internal projections or plans, public estimates or expectations relating to CCE or the North American Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or plans, estimates or expectations may be taken into account in determining whether a North American Business Material Adverse Effect has occurred); (ix) the failure to obtain consent under any Contracts set forth on Section 4.4(a) of the CCE Disclosure Letter or Permits that require consent of the other party or a Governmental Entity as a result of the Transactions; (x) any adverse effect primarily caused by (A) any action taken or inaction by CCE or any of its Subsidiaries to the extent specifically required pursuant to written specifications relating to the manufacture, display or storage of products by the North American Business, delivered to the North American Business by an employee (with a title no less senior than General Manager) of TCCC or its applicable Subsidiaries in their capacity as supplier of the North American Business or (B) any violation of Section 6.2 by TCCC or any of its Subsidiaries; and (xi) any legal proceedings made or brought by any of the current or former stockholders of CCE (on their own behalf or on behalf of CCE) against CCE arising out of or in connection with any transactions contemplated by this Agreement; in the case of clauses (i), (ii), (iv), (v) or (vi) if such change, effect, event, occurrence, development, condition or circumstance does not disproportionately adversely affect the North American Business or the North American Business Entities, or (b) the occurrence of a default under any Contract in respect of any Gross Indebtedness of CCE or its Subsidiaries that is in existence immediately prior to the Effective Time.

“North American Business Policies” shall mean all Policies which are owned by CCE or its Subsidiaries prior to the Effective Time that provide coverage solely in respect of the North American Business.

“North American Business Subsidiaries” shall mean each of the entities set forth in Section 4.3(b) of the CCE Disclosure Letter.

“North American Corporate Assets” shall mean all Assets (i) used or held for use primarily in the functions and operations of CCE’s Corporate Segment or (ii) used or held for use primarily by the Shared Service Operations, including all Assets located at the Shared Service Centers at the Effective Time.

“North American Joint Venture Contracts” shall mean all Contracts primarily relating to any North American Joint Venture to which CCE or any of its Subsidiaries, on the one hand, and such North American Joint Venture or any of its other joint venture partners, on the other hand, is a party or bound.

“North American Joint Ventures” shall mean each of the entities set forth in Section 4.3(c)(i) of the CCE Disclosure Letter.

“NYSE” shall mean the New York Stock Exchange.

“Other CCE Businesses Allocated Corporate Liabilities” shall mean Liabilities of the Corporate Segment arising prior to the Effective Time:

(i) to the extent that such Liabilities arose out of or resulted from the provision of services by the Corporate Segment to the Other CCE Businesses prior to the Effective Time; or

(ii) which are general corporate overhead expenses of CCE and, which are allocated to the Other CCE Businesses consistent with an allocation to be agreed by the parties in connection with the preparation of the S-4 Financial Statements.

“Other CCE Businesses Assets” shall mean all right, title and interest, at the Effective Time, of CCE, Splitco and their respective Affiliates (including the Other CCE Businesses Entities) in all Excluded Current Assets and any other Assets primarily used or primarily held for use in the operation of the Other CCE Businesses including:

(i) all rights of Splitco under this Agreement (and CCE to the extent related to the actions or inactions of TCCC or Merger Sub prior to the Effective Time) and any documents delivered or received in connection herewith;

(ii) all Equipment (including Equipment held under Equipment Leases) primarily used or primarily held for use in the operation of the Other CCE Businesses;

(iii) the Intellectual Property Rights (including the Trademarks of CCE) owned by CCE or any of its Subsidiaries (including any Other CCE Businesses Entity) and primarily used or primarily held for use in the operation of the Other CCE Businesses, together with all rights and remedies against past, present and future infringement, misappropriation or other violation thereof;

(iv) all Contracts to which CCE or any of its Subsidiaries is party or by which any of the Other CCE Businesses Assets is subject, in each case that relate primarily to or are used primarily in the operation of the Other CCE Businesses;

(v) if and to the extent transferable, the Product Registrations owned, utilized or licensed by CCE or any of its Subsidiaries relating primarily to the products sold by the Other CCE Businesses;

(vi) all Permits owned, used or licensed by CCE or any of its Subsidiaries relating primarily to or primarily used in the operation of the Other CCE Businesses;

(vii) all Records, in the possession of CCE or any of its Subsidiaries relating primarily to or primarily used in the operation of the Other CCE Businesses;

(viii) all inventories of raw materials, work-in-process, finished products and office and other supplies primarily used or primarily held for use in the operation of the Other CCE Businesses;

(ix) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items primarily used or primarily held for use in the operation of the Other CCE Businesses;

(x) all Assets which would be reflected on a December 31, 2009 balance sheet for the Other CCE Businesses Entities (subject to any increases, decreases or dispositions thereof as may occur from December 31, 2009 to the Closing as contemplated by this Agreement or not in violation thereof);

(xi) (A) the Other CCE Businesses Policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, (B) all insurance policies procured by Splitco pursuant to Section 3.8 hereof and (C) all rights of Splitco and its Subsidiaries to assert claims and obtain insurance recoveries under the Shared Policies in accordance with Section 3.8;

(xii) all accounts, notes and other receivables (other than Intercompany Receivables), to the extent arising out of the operation of the Other CCE Businesses;

(xiii) all intercompany accounts, notes or receivables, as of the Closing, for amounts due and owing solely among or between Splitco, and any of the Other CCE Businesses Entities;

(xiv) all rights and claims of CCE or its Subsidiaries under any confidentiality agreement or similar document entered into by CCE or its Subsidiaries with third Persons primarily relating to the Other CCE Businesses;

(xv) all rights, claims and credits (other than to the extent relating to the North American Business Liabilities or otherwise excluded pursuant to this Agreement) to the extent relating to any of the foregoing, or any Other CCE Businesses Liability, including all rights to indemnification to the extent arising out of the operation of the Other CCE Businesses and all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Other CCE Businesses;

(xvi) the outstanding capital stock, units or other equity interests of each of the Other CCE Businesses Entities;

(xvii) the Excluded Business Assets; and

(xviii) any other Assets of CCE or its Subsidiaries owned, leased or licensed and primarily relating to or primarily used in the operation of the Other CCE Businesses, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition;

provided, however, that in no event shall the Other CCE Businesses Assets include the North American Corporate Assets.

“Other CCE Businesses Entities” shall mean all of CCE’s Subsidiaries and Affiliates other than the North American Business Entities.

“Other CCE Businesses Liabilities” shall mean:

(i) any and all Liabilities arising out of the operation or conduct of the Other CCE Businesses or the ownership of the Other CCE Businesses Assets prior to or following the Effective Time;

(ii) Splitco’s share of Liabilities, if any, arising out of or resulting from the Separation Transactions as determined pursuant to Section 3.9;

(iii) any and all Liabilities arising out of or resulting from the Financing;

(iv) all employment-related and employee benefits-related Liabilities arising out of the operation or conduct of the Other CCE Businesses, except as specified in the Employee Matters Agreement;

(v) any Gross Indebtedness of CCE and its Subsidiaries existing as of the Effective Time exceeding $8,880,000,000 and any obligations under the agreements governing such Gross Indebtedness;

(vi) the Other CCE Businesses Allocated Corporate Liabilities; and

(vii) any and all Liabilities resulting from or arising out of the disposition or past, present or future operation of any Divested Business, other than any Selected Divested Business.

“Other CCE Businesses Policies” shall mean all Policies which are owned by CCE or its Subsidiaries prior to the Effective Time that provide coverage solely in respect of the Other CCE Businesses.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by any of

CCE, its Subsidiaries or Affiliates, in each case, primarily used or primarily held for use in connection with the North American Business (excluding, for the avoidance of doubt, leased real property), other than any Excluded Business Asset.

“Permitted Liens” shall mean (i) Liens imposed by Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractors, warehousemen, carriers or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due; (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or that are being contested in good faith by appropriate proceeding, in either case, and for which adequate reserves have been made in the Financial Statements in accordance with GAAP, consistently applied; (iii) Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of property by CCE or any of its Subsidiaries, or to secure any secured debt incurred by CCE or any of its Subsidiaries, for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon and (iv) any Lien (other than a Lien to secure borrowed money) that does not (A) materially interfere with the use or ownership of the property to which they relate in the operation of the North American Business as operated on the date hereof or (B) detract materially from the value of such assets.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Entity.

“Policies” or “Policy” means insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Private Letter Ruling” shall have the definition ascribed to such term in the Tax Sharing Agreement.

“Product Registrations” shall mean all registrations of products of CCE and its Subsidiaries existing at the Effective Time, made or filed with any Governmental Entity under applicable Laws.

“Real Property” shall mean all Leased Real Property and Owned Real Property.

“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which any of CCE, its Subsidiaries or Affiliates holds, uses or occupies, or has the right to hold, use or occupy any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of CCE, its Subsidiaries or Affiliates thereunder.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal or leaching into the environment (including ambient air, indoor air, surface water, groundwater and surface or subsurface strata) of any Hazardous Materials.

“Representatives” shall mean a Person’s officers, directors, employees, agents, accountants, counsel, advisors, financing sources and other representatives.

“Required CCE Vote” shall mean the affirmative vote of the holders of at least (i) 66 2/3% of the voting power of all outstanding shares of CCE Common Stock entitled to vote generally in the election of directors and (ii) a majority of all outstanding shares of CCE Common Stock (other than any such shares held by TCCC or any of its Subsidiaries or any of its or CCE’s executive officers or directors) entitled to vote generally in the election of directors.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Policies” means Policies where both the North American Business and the Other CCE Businesses are eligible for coverage and/or Policies where the employees, directors or agents of both the North American Business and the Other CCE Businesses are eligible for coverage.

“Shared Service Centers” shall mean the service centers of CCE or its Subsidiaries, identified on Section 1.1(i) of the CCE Disclosure Letter.

“Shared Service Operations” shall mean the operations conducted at the Shared Service Centers.

“Solvent” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed the value of all “liabilities of such Person and its Subsidiaries, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person and its Subsidiaries shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date, and (c) such Person and its Subsidiaries shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations, as of the date of determination, as they become due.

“Splitco Common Stock” shall mean shares of common stock, par value $0.01 per share, of Splitco.

“Subsidiary” or “Subsidiaries” shall mean with respect to a specified Person, any other Person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Supplemental MESIP” shall mean the CCE Enterprises Inc. Supplemental Matched Employee Savings & Investment Plan.

“Target Adjusted Net Working Capital” shall mean $161,296,000, subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of the North American Business arising from changes in the revenues of the North American Business of more than 10% of the revenue in the same period in the prior year during the period between the first day of the fiscal month after the date hereof and the Closing.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (A) any and all United States federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (B) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (C) any liability for the payment of any amount of a type described in clause (A) or clause (B) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, any liability in respect of any applicable abandoned property, escheat or similar Law shall not be treated as a Tax.

“Tax Opinions” shall mean the definition ascribed to such term in the Tax Sharing Agreement.

“Tax Return” shall mean any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” shall mean any Governmental Entity exercising any authority to impose Taxes, or to regulate or administer the imposition or collection of Taxes.

“TCCC Common Stock” shall mean the common stock, par value $0.25 per share, of TCCC.

“TCCC Disclosure Letter” shall mean the disclosure letter delivered by TCCC to CCE contemporaneously with the execution of this Agreement and dated as of the date hereof.

“TCCC Tax Opinion” shall have the definition ascribed to such term in the Tax Sharing Agreement.

“Trademarks” shall mean the definition ascribed to such term within the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Expenses” shall mean all fees, costs and expenses incurred by, or on behalf of, CCE, TCCC or their respective Subsidiaries (including the North American Business Subsidiaries) (and including costs and expenses of any North American Joint Venture to the extent allocable to, or required to be paid by, CCE or its Subsidiaries) or the CCE Board, or the Boards of Directors of Splitco or TCCC in order to effect the Separation Transactions, the Financing, the Merger and all other Transactions, including: (a) all legal, accounting, financial advisor and other advisory fees and expenses associated with effecting the Separation Transactions, the Financing, the Merger and the other Transactions; (b) all legal, accounting, financial advisor, proxy solicitor, public relations advisor and other advisory fees and expenses associated with obtaining the Private Letter Ruling and the Tax Opinions; and (c) all fees and expenses owed to Credit Suisse Securities (USA) LLC, Lazard Frères & Co. LLC, Greenhill & Co, LLC, Allen & Company LLC, and Goldman Sachs  & Co. and any other broker or advisor engaged in connection with effecting the Transactions.

1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Term	Section
2010 Nordic Financial Statements	6.14(e)
2010 S-4 Financial Statements	6.14(b)
Acquisition Proposal	6.5(e)
Action	4.13
Affiliated Group	4.15(a)
Agreement	Preamble
Ancillary Agreements	3.1
Annual Segment Financial Statements	4.6(b)
Applicable Date	4.5
Appraisal Threshold	9.2(d)
Audited CCE 2009 Balance Sheet	4.6(a)
Audited CCE 2009 Financial Statements	4.6(a)
Audited Nordic Financial Statements	6.14(d)
Audited North American Business Financial Statements	6.14(a)(ii)
Auditor	6.23(c)(i)
Basket	9.3
BHI	4.15(j)
Book-Entry Shares	2.5(a)
Bottler’s Agreement	3.1(b)(iii)

Term	Section
Cap	9.3
Capitalization Date	4.3(a)
Cash Consideration	2.4(b)
CCE	Preamble
CCE Board	Recitals
CCE Common Stock	Recitals
CCE Expense Reimbursement	8.2(b)
CCE Indemnified Parties	9.4
CCE Option	2.4(g)(i)
CCE Preferred Stock	4.3(a)
CCE Recommendation	4.2(b)
CCE Reports	4.5
CCE Restricted Stock	2.4(g)(v)
CCE Stock Price	2.4(g)(i)
CCE Stock Unit	2.4(g)(iii)
CCE Stockholders Meeting	6.4(e)
Certificate of Merger	2.3
Certificates	2.5(a)
Certified Closing Adjusted Net Working Capital	6.23(a)
Change in CCE Recommendation	6.4(e)
Closing	2.2
Closing Adjusted Net Working Capital	6.23(b)
Closing Adjusted Net Working Capital Certificate	6.23(a)
Closing Adjusted Net Working Capital Statement	6.23(b)
Closing Balance Sheet	6.23(b)
Closing Date	2.2
Confidentiality Agreement	6.8(b)
Corporate Name Letter	3.1(b)(i)
Corporate Segment	Recitals
Covered Claims	3.8(c)
D&O Insurance	6.19(c)
De Minimus Amount	9.3
Dissenting Stockholders	2.4(b)
Effective Time	2.3
Employee Matters Agreement	3.1(a)(ii)
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
Exchange Ratio	2.4(b)
Excluded Shares	2.4(b)
Excused Financing Failure	6.7(b)
Financing	6.7(a)
Form S-4	6.4(a)
Fundamental Representations	9.1
Guarantee	3.6(a)
Indemnified Persons	6.19(a)
Indemnity Agreements	6.19(a)
Laws	4.19
Losses	9.2
Material Contract	4.16(a)
Material Contracts	4.16(a)
Merger	Recitals

Term	Section
Merger Consideration	2.4(b)
Merger Sub	Preamble
Merger Sub Membership Interest	Recitals
Nordic Interim Statements	6.14(e)
Nordic SPA	Recitals
North American Business	Recitals
North American Business Confidential Information	6.8(c)
North American Business Holder	2.4(g)(i)
North American Business Intellectual Property Rights	4.12(a)
North American Territory	Recitals
Objection Notice	6.23(c)(i)
Other CCE Businesses	Recitals
Other CCE Businesses Confidential Information	6.8(d)
Parties	Preamble
Party	Preamble
PBGC	4.14(d)
Permits	4.19
Personal Property	4.9
Pre-Closing Transactions	6.9(b)
Proxy Statement/Prospectus	6.4(a)
Records	6.9(a)
S-4 Financial Statements	6.14(b)
S-4 Interim Statements	6.14(b)
Sarbanes-Oxley Act	4.5
Schedule 13E-3	6.4(a)
Segment Balance Sheets	4.6(b)
Separation Transactions	Recitals
Shared Contracts	3.3(b)
Splitco	Preamble
Splitco Option	2.4(g)(ii)
Splitco Restricted Stock	2.4(g)(vi)
Splitco Stock Price	2.4(g)(ii)
Splitco Stock Unit	2.4(g)(iv)
Splitco Uncapped Claims	9.3
Stock Consideration	2.4(b)
Superior Proposal	6.5(f)
Surviving Corporation	Recitals
Takeover Statute	4.26(a)
Tax Sharing Agreement	3.1(a)(i)
TCCC	Preamble
TCCC Indemnified Parties	9.2
TCCC Option	2.4(g)(i)
TCCC Restricted Stock	2.4(g)(v)
TCCC Stock Price	2.4(g)(i)
TCCC Stock Unit	2.4(g)(iii)
TCCC Uncapped Claims	9.5
Termination Date	8.1(b)
Termination Fee	8.2(c)
Third-Party Claim	9.6
Title IV Plan	4.14(a)
Transaction Information	6.8(c)

Term	Section
Transactions	2.1(a)
Transition Services Agreement	3.1(b)(ii)
Unaudited Interim Financial Statement	6.14(c)
Unaudited North American Business Financial Statements	6.14(a)(i)
WARN Act	4.20(g)

1.3 Interpretation and Rules of Construction. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

(a) The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Unless otherwise indicated, all references to “the date hereof” shall mean the date of this Agreement.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(h) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(i) Except as otherwise expressly stated in this Agreement, nothing in or addressed by any representation or warranty made by any Person in this Agreement shall in any way limit or restrict the scope, applicability, meaning of or the matters addressed by any other representation or warranty made by such Person herein.

(j) A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(k) The parties have been represented by counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

THE TRANSACTIONS; CLOSING

2.1 The Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the parties shall cause the Merger and Separation Transactions to be consummated as set forth below. The parties hereto intend that none of the Merger or the Separation Transactions shall become effective unless all of such transactions become effective.

(a) Separation Transactions. As more fully described in Schedule A attached hereto, prior to the Effective Time, and subject to Article III hereof, (i) CCE shall to the extent necessary cause all of the equity interests in the Other CCE Businesses Entities directly or indirectly to be owned by Splitco, (ii) CCE and Splitco shall take, or cause to be taken, all necessary actions such that (A) CCE will hold, directly or indirectly, all right, title and interest to the equity interests of each of the other North American Business Entities free and clear of all Liens (other than Liens arising out of pledges of the equity interests of any of the North American Business Subsidiaries pursuant to the Credit Agreement or to the extent arising out of any North American Joint Venture Contract) and Splitco will hold, directly or indirectly, all right, title and interest to the equity interests of each of the Other CCE Businesses Entities, free and clear of all Liens, (B) (1) CCE or one of the North American Business Subsidiaries shall own all of the North American Business Assets free and clear of all Liens other than Permitted Liens and be liable for the North American Business Liabilities and (2) Splitco or one of the Other CCE Businesses Entities shall own all of the Other CCE Businesses Assets and be liable for the Other CCE Businesses Liabilities, (iii) CCE shall take, or cause to be taken, all necessary actions to transfer to Splitco the Excluded Business Assets and Excluded Current Assets and (iv) TCCC shall take, or cause to be taken, all necessary actions to effect all the payments to Splitco that TCCC is required to make pursuant to Schedule A. In furtherance of the foregoing, CCE and Splitco shall take, or shall cause to be taken, all necessary action such that following the Effective Time, CCE shall not have any direct or indirect ownership interest in Splitco or the Other CCE Businesses Entities and Splitco and the Other CCE Businesses Entities shall not have any direct or indirect ownership interest in the North American Business Entities. CCE and Splitco and, as applicable, TCCC, shall cause the Separation Transactions to be completed in compliance with the steps, and in the order, specifically described on Schedule A or as otherwise consented to by the other party in writing (such consent not to be unreasonably withheld, conditioned or delayed, provided that any such deviation from Schedule A does not adversely affect, in any material respect, such party or its Subsidiaries (including, in the case of TCCC, the North American Business Entities), or the benefits expected to be derived by such party as a result of the transactions contemplated by this Agreement or the Ancillary Agreements (collectively, the “Transactions”). If the applicable parties consent to a deviation from Schedule A in accordance with this Section 2.1(a) (in which case, the parties shall cause Schedule A to be revised accordingly), then for purposes of this Agreement, all references to Schedule A shall be deemed to be references to Schedule A as so revised.

(b) The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL and the DLLCA, Merger Sub shall be merged with and into CCE at the Effective Time of the Merger, with CCE continuing as the Surviving Corporation, and the separate existence of Merger Sub shall thereupon cease. As the Surviving Corporation in the Merger, CCE shall succeed to and assume all the rights and obligations of Merger Sub and CCE in accordance with Section 264 of the DGCL and Section 209 of the DLLCA.

2.2 The Closing. Subject to, and in accordance with, the terms and conditions of this Agreement, the closing of the Separation Transactions and the Merger (the “Closing”) shall take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, N.Y. at 10:00 A.M., local time, on the first day of the Accounting Cycle (or if not a Business Day, the next Business Day) beginning after the date on which the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as TCCC and CCE may mutually agree in writing (the “Closing Date”). The parties shall cooperate in good faith to cause the Closing and the closing contemplated by the Nordic SPA to occur contemporaneously.

2.3 Effective Time. The Merger shall become effective when a certificate of merger evidencing the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other date and time as are agreed between the parties and specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the Closing Date.

2.4 Effects of the Merger.

(a) Conversion of Merger Sub Interests. At the Effective Time each Merger Sub Membership Interest shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share of the Surviving Corporation.

(b) Effect of Merger on CCE Common Stock. At the Effective Time, each outstanding share of CCE Common Stock, other than any (i) Cancelled Shares and (ii) shares of CCE Common Stock (and together with the Cancelled Shares, the “Excluded Shares”) that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, shall be converted into the right to receive (i) 1.000 (the “Exchange Ratio”) share of validly issued, fully paid, non-assessable Splitco Common Stock (such number of shares, the “Stock Consideration”), and (ii) $10.00 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). Upon such conversion, each such share of CCE Common Stock shall be cancelled and each holder of shares of CCE Common Stock, other than any Excluded Shares, immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such CCE Common Stock except the right to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to this Section 2.4(b). In no case shall CCE retain any shares of Splitco Common Stock following the Effective Time. Notwithstanding anything in this Agreement to the contrary, all fractional shares of Splitco Common Stock that a holder of shares of CCE Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price of a share of Splitco Common Stock on the New York Stock Exchange on the trading day immediately following the day on which the Effective Time occurs by the fraction of a share of Splitco Common Stock to which such holder would otherwise have been entitled.

(c) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor or in respect thereof, subject to any rights the holder thereof may have under Section 2.5(h).

(d) Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation in the form to be determined by Merger Sub prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(e) By-Laws of the Surviving Corporation. The by-laws in the form to be determined by Merger Sub prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(f) Directors and Officers of the Surviving Corporation. TCCC and Merger Sub shall take all necessary actions to appoint, effective as of the Effective Time, such directors and officers of the Surviving Corporation as TCCC and Merger Sub shall determine, and from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, such directors and officers shall be the directors and officers, respectively, of the Surviving Corporation.

(g) Effect on CCE Equity Awards.

(i) Each option to purchase CCE Common Stock granted under a CCE shareholder-approved equity compensation plan (a “CCE Option”) that is outstanding immediately prior to the Effective Time and that is held by a CCE North American Employee or a former employee of the North American Business (other than Transferred CCE North American Employees, as defined in the Employee Matters Agreement) (a “North American Business Holder”) shall be replaced as of the Effective Time with an option to purchase TCCC Common Stock (a “TCCC Option”). The per share exercise price of each such TCCC Option shall be equal to the product (which shall be rounded up to the nearest whole cent) of (A) the exercise price of such CCE Option immediately before the Effective Time and (B) a fraction, the numerator of which shall be the TCCC Stock Price and the denominator of which shall be the CCE Stock Price. The number of shares of TCCC Common Stock subject to each TCCC Option shall be equal to the product (which shall be rounded down to the nearest whole share) of (A) the number of shares subject to the CCE Option as of the Effective Time and (B) a fraction, the numerator of which shall be the CCE Stock Price and the denominator of which shall be the TCCC Stock Price. All such TCCC Options shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Options immediately prior to the Effective Time. The “TCCC Stock Price” shall mean the closing price of TCCC Common Stock on the New York Stock Exchange on the full trading day occurring on or immediately before the Closing Date. The “CCE Stock Price” shall mean the closing price of CCE Common Stock on the New York Stock Exchange on the full trading day occurring on or immediately before the Closing Date.

(ii) Each CCE Option that is outstanding immediately prior to the Effective Time and that is not replaced pursuant to Section 2.4(g)(i) shall be replaced as of the Effective Time with an option to purchase Splitco Common Stock (a “Splitco Option”). The per share exercise price of each such Splitco Option shall be equal to the product (which shall be rounded up to the nearest whole cent) of (A) the exercise price of such CCE Option immediately before the Effective Time and (B) a fraction, the numerator of which shall be the Splitco Stock Price and the denominator of which shall be the CCE Stock Price. The number of shares of Splitco Common Stock subject to each Splitco Option shall be equal to the product of (A) the number of shares subject to the CCE Option as of the Effective Time (which shall be rounded down to the nearest whole share) and (B) a fraction, the numerator of which shall be the CCE Stock Price and the denominator of which shall be the Splitco Stock Price. All such Splitco Options shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Options immediately prior to the Effective Time. The “Splitco Stock Price” shall mean the closing price of Splitco Common Stock trading, on a “when issued” basis, if applicable, on the New York Stock Exchange on the full trading day occurring on or immediately before the Closing Date; provided, however, that if as of the Closing Date there is no “when issued” closing price of Splitco Common Stock, Splitco shall identify a price for the Splitco Common Stock intended to achieve the same result.

(iii) Each CCE restricted or performance stock unit granted under a CCE shareholder-approved equity compensation plan (including each unit attributable to the deemed investment in CCE Common Stock under the Supplemental MESIP and deferred stock units under the CCE Deferred Stock Plan) (a “CCE Stock Unit”) that is outstanding immediately prior to the Effective Time and that is held by a North American Business Holder shall be replaced upon the Effective Time with a restricted or performance stock unit (or deemed investment) with respect to TCCC Common Stock (a “TCCC Stock Unit”). The number of such TCCC Stock Units shall be equal to the product (which shall be rounded up to the nearest whole share) of (A) the number of CCE Stock Units as of the Effective Time and (B) a fraction, the numerator of which is the CCE Stock Price and the denominator of which is the TCCC Stock Price. All such TCCC Stock Units shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Stock Units immediately prior to the Effective Time, including an entitlement to the same value of cash dividend equivalents, whether accrued prior to or after the Effective Time. Notwithstanding the foregoing, any vesting conditions of the CCE Stock Units that are based on attaining a particular stock price shall be adjusted to reflect the transactions contemplated hereby by multiplying the CCE stock price target by a fraction, the numerator of which is the TCCC Stock Price and the denominator of which is the CCE

Stock Price, and any vesting conditions of the CCE Stock Units that are based on attaining a particular level of earnings per share shall be adjusted as provided in Section 3.2(c) of the Employee Matters Agreement.

(iv) Each CCE Stock Unit that is outstanding immediately prior to the Effective Time and that is not replaced pursuant to Section 2.4(g)(iii) shall be replaced upon the Effective Time with a restricted or performance stock unit (or deemed investment) with respect to Splitco Common Stock (a “Splitco Stock Unit”). The number of such Splitco Stock Units shall be equal to the product (which shall be rounded up to the nearest whole share) of (A) the number of CCE Stock Units as of the Effective Time and (B) a fraction, the numerator of which is the CCE Stock Price and the denominator of which is the Splitco Stock Price. All such Splitco Stock Units shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Stock Units immediately prior to the Effective Time, including an entitlement to the same value of cash dividend equivalents, whether accrued prior to or after the Effective Time. Notwithstanding the foregoing, any vesting conditions of the CCE Stock Units that are based on attaining a particular stock price or a particular level of earnings per share shall be adjusted or waived as determined by Splitco in its sole discretion.

(v) Each share of restricted CCE Common Stock granted under a CCE shareholder-approved equity compensation plan (“CCE Restricted Stock”) that is outstanding immediately prior to the Effective Time and that is held by a North American Business Holder shall be cancelled immediately prior to the Effective Time and replaced with a share of restricted TCCC Common Stock (“TCCC Restricted Stock”). The number of shares of such TCCC Restricted Stock shall be equal to the product (which shall be rounded up to the nearest whole share) of (A) the number of shares of CCE Restricted Stock as of the Effective Time and (B) a fraction, the numerator of which is the CCE Stock Price and the denominator of which is the TCCC Stock Price. All such shares of TCCC Restricted Stock shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Restricted Stock immediately prior to the Effective Time. Notwithstanding the foregoing, any vesting conditions of the CCE Restricted Stock that are based on attaining a particular stock price shall be adjusted to reflect the transactions contemplated hereby by multiplying the CCE stock price target by a fraction, the numerator of which is the TCCC Stock Price and the denominator of which is the CCE Stock Price.

(vi) Each share of CCE Restricted Stock that is outstanding immediately prior to the Effective Time and that is not replaced pursuant to Section 2.4(g)(v) shall be exchanged for a number of shares of Splitco Common Stock equal to the product (which shall be rounded up to the nearest whole share) of (A) the number of such shares of CCE Restricted Stock and (B) the Exchange Ratio. Holders of such shares of CCE Restricted Stock shall also receive a payment of Cash Consideration equal to the amount such holders would have received if they had held fully vested shares of CCE Restricted Stock. Such Splitco Common Stock (the “Splitco Restricted Stock”) shall be subject to terms, vesting conditions, and other conditions that are the same as were applicable to the CCE Restricted Stock immediately prior to the Effective Time. Notwithstanding the foregoing, any vesting conditions of the CCE Restricted Stock that are based on attaining a particular stock price shall be adjusted or waived as determined by Splitco in its sole discretion. If any such waiver results in the Splitco Restricted Stock being vested and subject to no further restrictions, then each affected holder shall hold fully vested Splitco Common Stock.

(vii) The parties shall cooperate to share appropriate information necessary to administer the awards referred to in this Section 2.4(g), including information required for vesting and forfeiture of awards, Tax withholding, remittance, and reporting, compliance with trading windows, and compliance with the requirements of the Exchange Act and other applicable Laws (including foreign Laws). The parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the awards described in this Section 2.4(g), to the extent any such registration statement is required by applicable Law. Notwithstanding the foregoing, if the conversion of a CCE Option in accordance with the preceding provisions of this Section 2.4(g) would cause the related TCCC Option or Splitco Option, as the case may be, to be treated as the grant of a new stock right for purposes of Section 409A of the Code, such CCE Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner that would not cause the related TCCC Option or

Splitco Option, as the case may be, to be treated as the grant of a new stock right for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Section 2.4(g), to the extent any of the provisions hereof do not conform with applicable foreign Laws, such provisions shall be modified to the extent necessary to conform with such foreign Laws, in such manner as is equitable and to preserve the intent hereof, as determined by the parties in good faith.

2.5 Exchange Procedures.

(a) Exchange Agent. Substantially concurrently with the Effective Time, CCE and Splitco shall deposit (as applicable), with a bank or trust company mutually acceptable to TCCC and CCE (the “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to TCCC, CCE and Splitco, in trust for the benefit of holders of shares of CCE Common Stock other than the Excluded Shares, (i) certificates representing shares of Splitco Common Stock sufficient to pay the Stock Consideration and (ii) cash in an amount sufficient to pay the Cash Consideration in exchange for all of the shares of CCE Common Stock (other than the Excluded Shares) outstanding immediately prior to the Effective Time (the “Exchange Fund”), payable upon due surrender of the certificates that immediately prior to the Effective Time represented shares of CCE Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated shares of CCE Common Stock represented by book-entry (“Book-Entry Shares”) pursuant to this Article II. Following the Effective Time, Splitco shall make available to the Exchange Agent, as needed, (x) cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4(b), (y) additional shares of Splitco Common Stock as are necessary to pay the Stock Consideration, and (z) additional cash as may be necessary to pay the Cash Consideration.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event not later than the second (2nd) Business Day following the Effective Time, TCCC shall cause the Exchange Agent to mail to each holder of record of shares of CCE Common Stock whose shares of CCE Common Stock were converted into the applicable Merger Consideration pursuant to Section 2.4(b), (x) a letter of transmittal (which shall specify that delivery of Certificates and/or Book-Entry Shares shall be effected, and risk of loss and title thereto shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and which shall be in such form and have such other provisions as agreed to by TCCC, CCE and Splitco) and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration in respect of the shares of CCE Common Stock held prior to the Effective Time represented by its Certificates or Book-Entry Shares. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of a Certificate that is not registered in the transfer records of CCE, the applicable Merger Consideration may be paid to the transferee thereof if the Certificate formerly representing such shares of CCE Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.5, each Certificate and Book-Entry Share shall, subject to the provisions of Section 2.4, be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon surrender the applicable Merger Consideration (without interest) as contemplated by this Article II.

(iii) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of CCE Common Stock such amounts as are required to be withheld or deducted under the Code, or any provision of United States state or local Tax Law with respect to the making of such payment. Amounts so withheld or deducted and paid over to the applicable Governmental Entity will be treated for all purposes of this Agreement as having been paid to the holder of the shares of CCE Common Stock in respect of which such deduction and withholding were made.

(c) Closing of Share Transfer Books. At the Effective Time, the share transfer books of CCE will be closed, and there will be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of CCE Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Splitco for transfer, they will be cancelled and exchanged for the applicable Merger Consideration in accordance with the applicable provisions of this Article II.

(d) No Further Ownership Rights in CCE Common Stock. The Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of CCE Common Stock formerly represented by such Certificates or Book-Entry Shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of CCE Common Stock on the first (1st) anniversary of the Effective Time of the Merger will be delivered to Splitco upon demand, and any former holder of shares of CCE Common Stock who has not surrendered or transferred its Certificates in accordance with the applicable provisions of this Article II shall thereafter look only to Splitco for payment of any claim for the Merger Consideration upon due surrender or transfer of such Certificates or Book-Entry Shares.

(f) No Liability. Notwithstanding anything herein to the contrary, none of CCE, Splitco, Merger Sub, the Surviving Corporation, TCCC, the Exchange Agent or any other Person will be liable to any former holder of shares of CCE Common Stock for any amount properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(g) Lost Certificates. Upon the making of an affidavit that any Certificate has been lost, stolen or destroyed by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration represented by such lost, stolen or destroyed Certificate.

(h) Appraisal Rights. Notwithstanding Section 2.4(b) hereof, no Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any portion of the Merger Consideration with respect to the shares of CCE Common Stock owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL, net of any amount required to be withheld or deducted under any Tax Law, with respect to the shares of CCE Common Stock owned by such Dissenting Stockholder. CCE shall give TCCC prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by CCE relating to stockholders’ rights of appraisal. Prior to the Effective Time, CCE shall not, except with the prior written consent of TCCC, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

MATTERS RELATING TO THE SEPARATION TRANSACTIONS

3.1 Ancillary Agreements.

(a) Concurrently with the execution of this Agreement, CCE, Splitco and TCCC (or their respective Subsidiaries or Affiliates) shall execute and deliver or, as applicable, cause their appropriate Subsidiary or Affiliate to execute and deliver, each of the following agreements:

(i) the Tax Sharing Agreement among CCE, Splitco and TCCC, a copy of which is attached hereto as Exhibit I (the “Tax Sharing Agreement”); and

(ii) the Employee Matters Agreement among CCE, Splitco and TCCC, a copy of which is attached hereto as Exhibit II (the “Employee Matters Agreement”).

(b) At the Closing, CCE, Splitco and TCCC (or their respective Subsidiaries or Affiliates) shall execute and deliver or, as applicable, cause their appropriate Subsidiary or Affiliate to execute and deliver, each of the following agreements:

(i) the Corporate Name Letter between TCCC and Splitco (the “Corporate Name Letter”), substantially in the form set forth in Exhibit III attached hereto;

(ii) the Transition Services Agreement between TCCC and Splitco (the “Transition Services Agreement”), substantially in the form set forth in Exhibit IV attached hereto; and

(iii) a Bottler’s Agreement for each of the jurisdictions, and between the parties, set forth in Exhibit V-1 attached hereto (each, a “Bottler’s Agreement”), substantially in the form set forth as Exhibit V-2 attached hereto.

Collectively, the agreements listed in foregoing Sections 3.1(a) and 3.1(b), are referred to as the “Ancillary Agreements”.

3.2 Intercompany Obligations; Affiliate Agreements; Acquired Contracts.

(a) Except as set forth in Section 3.2(a) of the CCE Disclosure Letter, as of the Effective Time, CCE and Splitco shall, and shall cause their respective Subsidiaries to, cause all Intercompany Agreements (other than Ancillary Agreements) to be terminated in all respects such that there is no cost or liability on the part of CCE or any North American Business Subsidiary thereunder or in connection with such termination.

(b) In furtherance and not in limitation of Section 3.2(a) or any other provision of this Agreement, all Intercompany Indebtedness outstanding on the date hereof and not repaid at or prior to the Closing or incurred after the date hereof and not repaid at or prior to the Closing, and any related Intercompany Receivables, shall be contributed or transferred to the party to whom such indebtedness is owed (or any of its designees) or receivable is owing (or any of its designees) or, at such person’s request, cancelled, immediately prior to the Closing such that, at the Effective Time, no such Intercompany Indebtedness or Intercompany Receivables shall be outstanding.

3.3 Contracts; Shared Contracts.

(a) At or prior to the Closing, CCE and Splitco shall cause, to the extent required, and subject to receiving the required consent of any Person, (i) all Contracts relating primarily to the North American Business to be assigned to CCE or one of the North American Business Subsidiaries as designated in writing by TCCC and (ii) all Contracts relating primarily to the Other CCE Businesses to be assigned to Splitco or one of the Other CCE Businesses Entities as designated in writing by Splitco.

(b) CCE and Splitco shall use commercially reasonable efforts to cause each Contract under which goods or services are provided by a third party to CCE and its Affiliates in respect of both the North American Business and the Other CCE Businesses (collectively, “Shared Contracts”), which is intended to continue to provide goods and services to both the North American Business and the Other CCE Businesses after the Effective Time to, subject to receiving any required consent of any Person, be separated into separate Contracts between the appropriate third party and either the North American Business or the Other CCE Businesses, as the case may be, in all material respects on the same terms and conditions as in existence on the date hereof. In the event that any such separation is not completed prior to the Closing, the Contracts shall be assigned in accordance with Section 3.3(a) and the parties agree to cooperate and provide reasonable assistance prior to, and for a period of twelve (12) months following, the Closing in effecting the separation of such Shared Contracts. With respect to any Shared Contract that has not been separated on or prior to the Closing, CCE and Splitco shall, to the extent permitted by such Shared Contract, at or prior to the Closing enter into a transitional services agreement reasonably satisfactory to each party which shall provide for CCE or Splitco, as applicable, to continue to receive the benefits and to continue to perform the obligations under such Shared Contract on, subject to the following sentence, the same terms; provided, that any such arrangement shall terminate upon the earlier of twelve (12) months following the Closing and at such time as the underlying Shared Contract terminates, expires or is separated. Notwithstanding anything herein to the contrary, TCCC and Splitco shall share equally any additional costs imposed by a third party as a result of the arrangements contemplated by this Section 3.3(b). For the avoidance of doubt, all Shared Contracts that relate primarily to, or are used primarily in the operation of, the North American Business shall be deemed to be North American Business Assets for purposes of this Agreement.

(c) Following the Closing, to the extent that CCE or one of its Affiliates, on the one hand, or Splitco or one of its Affiliates, on the other hand is, has been or is to be provided the benefits from and after the Effective Time of any Shared Contract pursuant to Section 3.3(b), CCE (in the case of benefits provided to or in respect of the North American Business) or Splitco (in the case of benefits provided to or in respect of the Other CCE Businesses) shall pay, perform and discharge fully, or shall cause to be paid, performed and discharged, promptly when due, for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of the relevant CCE Affiliate or Splitco Affiliate, as the case may be, thereunder or in connection therewith, but only to the extent that such performance pertains to, or is related to, the providing (past, present or future) of benefits to the North American Business or the Other CCE Businesses, as applicable; provided, however, that if a party shall fail to perform to the extent required herein and such failure continues for 20 Business Days following notice thereof to CCE or Splitco, as applicable, the other party shall thereafter cease to be obligated under this Section 3.3(c) to provide the transitional services contemplated by Section 3.3(b) which are the subject of such failure to perform, unless and until such situation is remedied; provided, further, however, that such failure to perform shall not excuse a party from its obligations under this Section 3.3(c).

(d) Notwithstanding the foregoing, nothing contained in this Section 3.3 is intended to supersede or amend any terms set forth in an Ancillary Agreement.

3.4 CCE Directors and Officers.

(a) At the Closing, to the extent requested in writing by TCCC at least five (5) Business Days prior to the Closing Date, CCE and Splitco shall cause to be delivered to TCCC and CCE duly executed resignations from the officers and directors of each of the North American Business Entities (with respect to the North American Joint Ventures, to the extent of any contractual or other rights of CCE and its Subsidiaries with respect thereto) specified by TCCC, effective as of the Effective Time, and shall take such other action as is reasonably necessary to accomplish the foregoing.

(b) On or prior to the Closing, to the extent requested in writing by TCCC at least five (5) Business Days prior to the Closing Date, CCE shall, and shall cause its Subsidiaries to, as applicable, appoint the individuals identified by TCCC in the said notice to be appointed as a director of the North American Business Entities other than CCE (with respect to the North American Joint Venture, to the extent of any contractual or other rights of CCE and its Subsidiaries with respect thereto), as applicable, effective as of the Effective Time.

3.5 Splitco Organization; Name.

(a) At or prior to the Effective Time, CCE and Splitco shall take all necessary actions to adopt an amended and restated certificate of incorporation and by-laws of Splitco and, prior to the Effective Time, the certificate of incorporation shall provide for a number of authorized shares of Splitco Common Stock that is sufficient to deliver the Stock Consideration.

(b) Prior to the Effective Time, CCE and Splitco shall designate those individuals to serve as officers and directors of Splitco following the Effective Time, and on or prior to the Effective Time, CCE and Splitco shall take all necessary actions to appoint such Splitco officers and directors, effective as of the Effective Time.

(c) TCCC and CCE agree that from and after the Effective Time, Splitco’s name shall be Coca-Cola Enterprises, Inc. (subject to the Corporate Name Letter).

3.6 Guarantees.

(a) CCE and Splitco shall each use their commercially reasonable efforts to cause Splitco or one or more of its Subsidiaries (other than any North American Business Entity) to be substituted in all respects for the North American Business Entities, as applicable, and for the North American Business Entities, as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of any of the North American Business Entities, as applicable, under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any of the North American Business Entities, as applicable, for the benefit of any of Splitco, the Other CCE Businesses Entities or the Other CCE Businesses, except with respect to the Guarantees set forth in Section 3.6(a) of the CCE Disclosure Letter. If CCE and Splitco have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee following the Closing, CCE and Splitco shall continue to use their commercially reasonable efforts to effect such substitution, removal, release and termination as soon as reasonably practicable after the Closing; provided, that from and after Closing, Splitco shall indemnify against, hold harmless and promptly reimburse the North American Business Entities or their respective Affiliates for any payments made by the North American Business Entities or their respective Affiliates and for the Losses of the North American Business Entities or their respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b) CCE and Splitco shall each use its commercially reasonable efforts to cause one or more of the North American Business Entities to be substituted in all respects for Splitco or any of the Other CCE Businesses Entities, as applicable, and for Splitco or any of the Other CCE Businesses Entities, as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Splitco or any of the Other CCE Businesses Entities, as applicable, under each Guarantee given or obtained by Splitco or any of the Other CCE Businesses Entities, as applicable, for the benefit of any of the North American Business Entities or the North American Business, except with respect to the Guarantees set forth in Section 3.6(b) of the CCE Disclosure Letter. If CCE and Splitco have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee following the Closing, CCE and Splitco shall continue to use their commercially reasonable efforts to effect such substitution, removal, release and termination as soon as reasonably practicable after the Closing; provided, that from and after the Closing, CCE shall indemnify against, hold harmless and promptly reimburse Splitco and the Other CCE Businesses Entities for any payments made by Splitco, the Other CCE Businesses Entities or their respective Affiliates and for the Losses of Splitco, the Other CCE Businesses Entities or their respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(c) Between the date of this Agreement and the Closing, CCE and Splitco shall promptly deliver to TCCC a copy of any Guarantees arising after the date of this Agreement or otherwise not included on Section 4.25(a) of the CCE Disclosure Letter or Section 4.25(b) of the CCE Disclosure Letter, as applicable.

3.7 Required Transfers of Misallocated Assets.

(a) If TCCC, CCE or Splitco or any of their respective Affiliates discovers at any time following the Closing that there exists any Asset owned or held by Splitco or one of its Affiliates that is a North American Business Asset as of the Effective Time, the relevant Person shall transfer (or procure the transfer of) to the applicable Affiliate of TCCC all right, title and interest in and to such Asset owned or held by such Person at no additional cost to any of TCCC, the North American Business Entities or any of their respective Affiliates in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.1 and Article III hereof. Splitco shall reimburse TCCC for any cost and expense reasonably incurred by any of TCCC, the North American Business Entities or any of their respective Affiliates in connection with this Section 3.7(a).

(b) If TCCC, CCE or Splitco or any of their respective Affiliates discovers at any time following the Closing that there exists any Asset owned or held by CCE or one of its Affiliates that is an Other CCE Businesses Asset as of the Effective Time, the relevant Person shall transfer (or procure the transfer of) to the applicable Affiliate of Splitco all right, title and interest in and to such Asset owned or held by such Person at no additional cost to any of TCCC, the North American Business Entities or any of their respective Affiliates in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.1 and Article III hereof. Splitco shall reimburse TCCC for any cost and expense reasonably incurred by any of TCCC, the North American Business Entities or any of their respective Affiliates in connection with this Section 3.7(b).

3.8 Insurance Policies.

(a) CCE shall use commercially reasonable efforts, and shall cause the North American Business Subsidiaries to use their respective commercially reasonable efforts, to maintain all Policies (or comparable policies providing substantially similar coverage with respect to CCE and the North American Business Subsidiaries and the North American Business) in full force and effect at all times up to and including the Effective Time, and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of CCE and the North American Business, up to and including the Effective Time.

(b) Prior to the Closing, CCE and Splitco shall take all necessary actions to cause Splitco and the Other CCE Businesses Entities to be removed, with respect to occurrences transpiring (under occurrence-based policies) or claims first made (with respect to claims made policies) subsequent to the Effective Time, as insureds under any Policy covering CCE and its North American Business Subsidiaries, provided that no action shall be taken that is inconsistent with the rights of Splitco and the Other CCE Businesses Entities set forth in Section 3.8(c). Prior to the Closing, Splitco shall, on behalf of itself and the Other CCE Businesses Entities, procure such insurance coverage as determined by Splitco, in good faith, to be necessary or advisable in connection with the operation of the Other CCE Businesses, the cost of such coverage to be born solely by Splitco and the Other CCE Businesses Entities. Other than as provided in Section 3.8(c), from and after the Closing, Splitco agrees that it shall not (and shall cause its Subsidiaries not to) make any claim against TCCC, any of the North American Business Entities, or to any carrier under any Policy of CCE and its Subsidiaries alleging that Splitco, any of the Other CCE Businesses Entities or the Other CCE Businesses is entitled to coverage or reimbursement under any such Policy.

(c) Where Shared Policies with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) cover any Other CCE Businesses Liabilities that (i) constitute claims existing prior to the Effective Time or (ii) relate to claims made after the Effective Time with respect to an occurrence prior to the Effective Time under an occurrence-based policy (collectively, “Covered Claims”), then the Other CCE Businesses Entities may claim coverage under such Shared Policies, control the prosecution and defense of such Covered Claims and receive any insurance recoverables with respect thereto. After the Effective Time, CCE shall administer the Shared Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the Other CCE Businesses to insurance coverage thereunder in accordance with this Section 3.8(c), in each case, with respect to Covered Claims. Splitco shall promptly notify CCE of any Covered Claims, and CCE agrees to cooperate with Splitco concerning the pursuit by Splitco of any such Covered Claim, in each case at the expense of Splitco (to the extent such expenses are not covered by the applicable Shared Policies). Splitco shall be responsible for complying with terms of the Shared Policies to obtain coverage for such Covered Claims, including if the Shared Policy requires any payments to be made in connection therewith, and Splitco shall make any such required payments. Any proceeds received by CCE from any third-party insurance carrier that relate to Covered Claims shall be paid promptly to Splitco. In the event that Covered Claims relate to the same occurrence for which CCE is seeking coverage under such Shared Policies, CCE and Splitco shall jointly defend any such claim of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Shared Policies). In the event that policy limits under an applicable Policy are not sufficient to fund all Covered Claims of CCE, its North American Business Subsidiaries, Splitco and/or the Other CCE Businesses Entities, amounts due under such Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(d) With respect to any and all events or circumstances affecting the North American Business which could reasonably be the subject of a claim under a North American Business Policy or Shared Policy which are known prior to the Effective Time to the employees of CCE or its Subsidiaries who are responsible for making claims under Policies, CCE shall, and shall cause its Affiliates to, use commercially reasonable efforts to submit the applicable claims (i) prior to the expiration of coverage under the applicable Policy or (ii) to the extent that the rights of any North American Business Entity to make claims pursuant to the applicable Policy in effect as of immediately prior to the Effective Time will be limited in any material respect following the Effective Time pursuant to the terms of the Policy as in effect prior to the Effective Time, prior to the Effective Time. The foregoing shall not in any way limit the rights of Splitco and its Subsidiaries under Section  3.8(c).

3.9 Liabilities Related to the Separation Transactions. Other than Transaction Expenses which are covered by Section 10.1, any Liabilities that may arise in connection with or as a result of effecting the Separation Transactions, shall be allocated 50% to TCCC and 50% to Splitco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CCE AND SPLITCO

Except as set forth in the CCE Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such CCE Disclosure Letter relates; provided, that any information set forth in one section of the CCE Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), each of CCE and Splitco hereby represents and warrants to TCCC as of the date hereof and as of the Effective Time (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

4.1 Organization and Qualification. Each of CCE, Splitco, and the North American Business Subsidiaries, and to the Knowledge of CCE, each North American Joint Venture, is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction listed as its jurisdiction of incorporation or organization and has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and to conduct the North American Business as conducted on the date hereof. Each of CCE, Splitco, and the North American Business Subsidiaries, and to the Knowledge of CCE, each North American Joint Venture, is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by the North American Business is located or where the nature of the North American Business makes such qualification necessary, except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in a North American Business Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the North American Business Entities as in effect on the date of this Agreement have been delivered to TCCC.

4.2 Authority.

(a) Each of CCE and Splitco has all requisite corporate power and corporate authority to execute and deliver this Agreement. Each of CCE, Splitco and their respective Subsidiaries, as applicable, has all requisite corporate power and corporate authority to enter into each of the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject, in the case of CCE, only to the Required CCE Vote. The execution, delivery and performance by each of CCE, Splitco and their respective Subsidiaries and Affiliates, as applicable, of this Agreement and each Ancillary Agreement to which they are respectively a party and the consummation of the Transactions, have been duly authorized by all necessary corporate action subject, in the case of CCE, to obtaining the Required CCE Vote. This Agreement has been (and each Ancillary Agreement upon execution and delivery will be) duly executed and delivered by each of CCE, Splitco and their respective Subsidiaries and Affiliates, as applicable, and constitutes (and each Ancillary Agreement upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of CCE, Splitco and their respective Subsidiaries and Affiliates party hereto or thereto, as applicable, enforceable against each of CCE, Splitco and their respective Subsidiaries and Affiliates, as applicable, in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles.

(b) Each of the CCE Board and the Affiliated Transaction Committee has unanimously (other than, in the case of the CCE Board, abstentions by directors who are employees of TCCC or its Subsidiaries) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of CCE and its stockholders (other than TCCC and its Affiliates and TCCC’s executive officers and directors) and approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby. As of the date hereof, the CCE Board (i) has resolved to recommend adoption of this Agreement to the holders of shares of CCE Common Stock (the “CCE Recommendation”), and (ii) directed that this Agreement be submitted to the holders of shares of CCE Common Stock for their adoption. The CCE Board has received the opinions of Credit Suisse Securities (USA) LLC and Lazard Frères & Co. LLC, and the Affiliated Transaction Committee has received the opinion of Greenhill & Co., LLC, in each case, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to holders (other than as set forth in such opinion) of shares of CCE Common Stock, and a copy of each such opinion will be provided to TCCC solely for informational purposes after receipt thereof by CCE.

4.3 Capitalization; Jurisdictions.

(a) The authorized capital stock of CCE consists of one billion one hundred million (1,100,000,000) shares, consisting of one billion (1,000,000,000) shares of CCE Common Stock, and one hundred million (100,000,000) shares of preferred stock, par value $1.00 per share (the “CCE Preferred Stock”). As of the close of business on February 24, 2010 (the “Capitalization Date”), (i) 491,748,586 shares of CCE Common Stock were issued and outstanding; (ii) no shares of CCE Preferred Stock were issued and outstanding; (iii) CCE Options to acquire 32,460,762 shares of CCE Common Stock were outstanding; (iv) 2,943,112 CCE Stock Units were outstanding; and (v) 2,372,806 shares of CCE Restricted Stock were outstanding. Since the Capitalization Date through the date of this Agreement, no shares of CCE Common Stock, CCE Preferred Stock, CCE Stock Units or CCE Restricted Stock or other equity securities of CCE have been issued, and no CCE Options have been granted. All of the issued and outstanding shares of CCE Common Stock are, and all shares of CCE Common Stock subject to issuance (upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable) will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Liens created by CCE or any of its Subsidiaries and issued in compliance with all applicable securities Laws. Except as set forth in this Section 4.3(a), there are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, CCE, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, CCE, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, CCE, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which CCE is subject or bound. Except as set forth in this Section 4.3(a), there is no Person (other than TCCC, Merger Sub and their respective Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of CCE pursuant to an agreement entered into by CCE or any of its Subsidiaries (other than this Agreement).

(b) Section 4.3(b) of the CCE Disclosure Letter sets forth the name of each North American Business Subsidiary, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests) and the record and beneficial owner of such outstanding capital stock (or other equity interests). The entities set forth in Section 4.3(b) of the CCE Disclosure Letter include all Affiliates of CCE engaged in the North American Business other than CCE and the North American Joint Ventures, and other than any Affiliates of CCE whose sole engagement in the North American Business is in the ownership of Excluded Business Assets. All the issued and outstanding capital stock (or other equity interests) of each of the North American Business Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Liens (other than Liens arising out of pledges of the equity interests of any of the North American Business Subsidiaries pursuant to the Credit Agreement). There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the North American Business Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the North American Business Subsidiaries, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the North American Business Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any of the North American Business Subsidiaries or its holders of capital stock or other securities is subject or bound. There is no Person (other than TCCC, Merger Sub and their respective Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of any of the North American Business Subsidiaries.

(c) Section 4.3(c)(i) of the CCE Disclosure Letter sets forth the name of each North American Joint Venture, its jurisdiction of organization, the amount of its authorized capital stock (or other equity interests) and the amount thereof owned of record and beneficially by CCE, a North American Business Subsidiary or other North American Joint Venture. The entities set forth in Section 4.3(c)(i) of the CCE Disclosure Letter include all entities in which CCE has a direct or indirect ownership interest that are engaged in the North American Business other than the North American Business Subsidiaries and other than any Affiliates of CCE whose sole engagement in the North American Business is in the ownership of Excluded Business Assets. All of the capital stock (or other equity interests) listed in Section 4.3(c)(i) of the CCE Disclosure Letter as owned of record and beneficially by CCE, a North American Business Subsidiary or a North American Joint Venture is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights and was not issued in violation of any applicable Law or preemptive rights in respect thereto. To the Knowledge of CCE, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the North American Joint Ventures, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the North American Joint Ventures, or (iii) other than any North American Joint Venture Contract, Contracts or arrangements of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the North American Joint Ventures, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which any of CCE, the North American Joint Ventures, the North American Business Subsidiaries or, to the Knowledge of CCE, any other holders of stock or other securities in the North American Joint Ventures, is subject or bound. Except as set forth in Section 4.3(c)(ii) of the CCE Disclosure Letter, to the Knowledge of CCE, as of the date of this Agreement, (i) neither CCE nor any of its Affiliates has received written notice of any capital call with respect to any contribution to a North American Joint Venture that may be required on or after the Effective Time and (ii) no event has occurred that could give rise to a capital call with respect to any required contribution to a North American Joint Venture during the twelve (12)-month period beginning on the date of this Agreement.

(d) Section 4.3(d) of the CCE Disclosure Letter sets forth a list as of the date of this Agreement of all outstanding equity awards held by any employee, former employee, director, former director or independent contractor of CCE or any of its Affiliates that are settled in, or relate to, CCE Common Stock.

(e) As of the Effective Time, CCE (i) will hold, directly or indirectly, all right, title and interest to (A) the equity interests of the North American Business Subsidiaries as set forth in Section 4.3(b) of the CCE Disclosure Letter and (B) the equity interests of the North American Joint Ventures set forth in Section 4.3(c)(i) of the CCE Disclosure Letter, in each case, free and clear of all Liens (other than any Lien created by any action of TCCC), and (ii) will not have any direct or indirect ownership interest in Splitco or any of the Other CCE Businesses Entities (subject, in the case of clause (A), to the terms of the Credit Agreement and, in the case of clauses (A) and (B), as applicable, to the terms of the North American Joint Venture Contracts).

(f) Except as set forth in Section 4.3(b) of the CCE Disclosure Letter or Section 4.3(c)(i) of the CCE Disclosure Letter or as contemplated by Schedule A, none of the North American Business Entities has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other than CCE and equity or debt securities held as investments in the ordinary course of business which are not, individually or in the aggregate, material to the North American Business).

(g) As of the date hereof, except as set forth in Section 4.3(g) of the CCE Disclosure Letter (which section shall include the amount outstanding under Gross Indebtedness), there are no outstanding bonds, debentures, notes or other Indebtedness of the North American Business Entities.

4.4 No Violation; Consents and Approvals.

(a) The execution, delivery and performance by each of CCE, Splitco and their respective Subsidiaries and Affiliates of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents and approvals described in Section 4.2(a) and 4.4(b) have been obtained or made, violate any applicable Law to which CCE, Splitco and their respective Subsidiaries and Affiliates (including the North American Business Entities) are subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel, any Contract to which any of CCE, Splitco or their respective Subsidiaries and Affiliates (including the North American Business Entities) is a party or (C) create any Lien upon any of the properties or Assets used or held for use in the North American Business, (iii) require a consent, notice or approval under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any indenture or other Contract governing or relating to Gross Indebtedness of CCE or its Subsidiaries, or (iv) violate the certificate of incorporation, by-laws or other organizational documents of CCE, Splitco or their respective Subsidiaries and Affiliates (including the North American Business Entities), except with respect to all of the foregoing as set forth on Section 4.4(a) of the CCE Disclosure Letter and except with respect to the foregoing clauses (i), (ii) or (with respect to Subsidiaries or Affiliates not engaged in the transactions identified on Schedule A) (iv) or as has not had or would not have a North American Business Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) Except (i) as required under the HSR Act or any other Competition Law, (ii) for filings with the NYSE and compliance with the Securities Act, Exchange Act or any other applicable state or federal securities law and (iii) for the filing of the Certificate of Merger as contemplated by Section 2.3, no consent or approval is required to be obtained by CCE, Splitco or their respective Subsidiaries and Affiliates (including the North American Business Entities) from, and no notice is required to be given by CCE, Splitco or their respective Subsidiaries and Affiliates (including the North American Business Entities) to, and no filing is required to be made by CCE, Splitco or their respective Subsidiaries and Affiliates (including the North American Business Entities) with, any Governmental Entity in connection with the execution, delivery and performance by CCE, Splitco and their respective Subsidiaries and Affiliates of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not have a North American Business Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

4.5 SEC Reports. CCE has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, since December 31, 2007 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “CCE Reports”). Each of the CCE Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the CCE Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the CCE Reports did not, and any CCE Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the Applicable Date, CCE has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

4.6 Financial Statements; Undisclosed Liabilities.

(a) The audited consolidated financial statements of CCE included or incorporated by reference in the CCE Reports filed with the SEC since January 1, 2010 (including the audited consolidated balance sheet of CCE as of December 31, 2009 (the “Audited CCE 2009 Balance Sheet”) and the related audited consolidated statement of income and cash flows for the twelve (12)-month period then ended (collectively, with the Audited CCE 2009 Balance Sheet, the “Audited CCE 2009 Financial Statements”)) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of CCE and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited consolidated interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes).

(b) Section 4.6(b) of the CCE Disclosure Letter contains true, correct, and complete copies of the unaudited consolidated balance sheets of each of the “North American operating segment” and “corporate operating segment” (each as described in CCE’s Annual Report on Form 10-K for the year ended December 31, 2009) as of December 31, 2008 and 2009 (collectively, the “Segment Balance Sheets”), and the related unaudited consolidated statements of income of the “North American operating segment” and the “corporate operating segment” for the twelve (12)-month periods then ended (collectively, with the Segment Balance Sheets, the

“Annual Segment Financial Statements”). The Annual Segment Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for adjustments or other matters disclosed therein, the absence of complete footnotes, and subject to normal year-end adjustments), and (ii) fairly present in all material respects the consolidated financial position of the consolidated North American Business operating segment and corporate operating segment as of the date thereof and their consolidated results of operations for the period then ended (subject to normal year-end adjustments and the absence of complete footnotes).

(c) When delivered pursuant to Section 6.14 hereof, the Audited North American Business Financial Statements and the Unaudited North American Business Financial Statements (subject to normal year-end adjustments and the absence of complete footnotes) (i) will have been prepared from, and shall be, consistent with the books and records of the North American Business Entities, (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and (iii) will fairly present in all material respects the consolidated financial position of the North American Business Entities as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(d) Except for Liabilities (i) disclosed in the Audited CCE 2009 Financial Statements or any notes thereto, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2009, (iii) set forth in Section 4.6(d) of the CCE Disclosure Letter, or (iv) that are not reasonably likely to be material to the North American Business or prevent the consummation of the Transactions, none of the North American Business Subsidiaries has, or since December 31, 2009, has incurred, any Liabilities.

4.7 Internal Controls and Procedures. CCE has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. CCE’s disclosure controls and procedures are effective in providing reasonable assurance that all material information required to be disclosed by CCE in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to CCE’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act. CCE adheres to and enforces a system of internal control over financial reporting which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the Transactions and dispositions of the assets of CCE and its Subsidiaries, (ii) provide reasonable assurance that Transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of CCE and its Subsidiaries are being made only in accordance with appropriate authorizations of management and, if required, the CCE Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of CCE and its Subsidiaries. CCE’s management has completed its assessment of the effectiveness of CCE’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. Except as set forth on Section 4.7 of the CCE Disclosure Letter, neither CCE, nor to the Knowledge of CCE, CCE’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal control over financial reporting utilized by CCE and its Subsidiaries, taken as a whole, or (B) any fraud that involves CCE’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by CCE.

4.8 Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, during the period from December 31, 2009 to the date of this Agreement, (a) CCE and its Subsidiaries operated the North American Business in the ordinary course of business, consistent with past practice and (b) there has not been a North American Business Material Adverse Effect.

4.9 Title to Personal Property. CCE or its Subsidiaries has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) primarily used or primarily held for use in connection with the North American Business (the “Personal Property’) (except such personal property as has been sold or otherwise disposed of after the date hereof in the ordinary course of business), in each case, free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or right to use would not have a North American Business Material Adverse Effect. As of the Effective Time, (A) CCE or one of the North American Business Subsidiaries will (assuming the receipt of any consent set forth in Section 4.4(a) of the CCE Disclosure Letter) have good and valid title to, or a valid and enforceable right to use, all Personal Property described in the prior sentence (except such Personal Property that (x) has been sold or otherwise disposed of after the date hereof in the ordinary course of business, (y) will be provided to the North American Business pursuant to an Ancillary Agreement or (z) is an Excluded Business Asset), in each case free and clear of all Liens, other than Permitted Liens, and (B) none of Splitco or any of its Subsidiaries or Affiliates will have title to any of the Personal Property primarily used or primarily held for use in connection with the North American Business as conducted on or prior to the date hereof (except as described in clauses (y) and (z) above), except where the failure to have such title or right to use would not have a North American Business Material Adverse Effect.

4.10 Title to Real Property.

(a) As of the date hereof, Section 4.10(a) of the CCE Disclosure Letter is accurate in all material respects and sets forth, (i) a true, correct and complete list of all Owned Real Property (including the address of each parcel of Owned Real Property), and (ii) a true, correct and complete list of all Real Property Leases and the address of each parcel of Leased Real Property.

(b) CCE or one of its North American Business Subsidiaries has fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and except in any case as would not individually or in the aggregate have a North American Business Material Adverse Effect. Except as set forth in Section 4.10(b) of the CCE Disclosure Letter, neither CCE nor its North American Business Subsidiaries has leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy the Owned Real Property or any portion thereof. Other than the right of TCCC pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. As of the Effective Time (and assuming receipt of any applicable consent set forth in Section 4.4(a) of the CCE Disclosure Letter), (x) CCE or one of the North American Business Subsidiaries will have fee simple title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens and (y) with respect to the Leased Real Property, CCE or one of the North American Business Subsidiaries will hold such Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have a North American Business Material Adverse Effect. As of the date hereof, neither CCE nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of CCE, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

(c) Except as set forth in Section 4.10(c) of the CCE Disclosure Letter, with respect to each Real Property Lease, (i) such lease is valid, binding and in full force and effect; (ii) the Transactions do not require the consent of any other party to such lease and will not result in a material breach of or default under such lease; (iii) neither CCE or its Subsidiaries nor, to the Knowledge of CCE, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder; (iv) neither CCE nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) as of the date hereof, neither CCE nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of CCE, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have a North American Business Material Adverse Effect.

4.11 Sufficiency of Assets . The North American Business Assets constitute in all material respects all Assets necessary for the North American Business Entities to conduct the North American Business in the manner conducted during the three (3) months prior to the date hereof, other than such business or operations arising out of or resulting from use of the Excluded Business Assets.

4.12 Intellectual Property.

(a) CCE or one of its North American Business Subsidiaries does, and as of the Effective Time, CCE or one of the North American Business Subsidiaries will own all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or possess valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights that are primarily used or held for use primarily in the operation of the North American Business as of the date hereof and as of the Effective Time (collectively, the “North American Business Intellectual Property Rights”).

(b) Section 4.12(b) of the CCE Disclosure Letter sets forth a list of all United States, foreign and multi-national, (i) patents and patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations) and material unregistered Trademarks; (iii) copyright registrations and applications; (iv) material trade secrets and (v) material computer software, in each case, owned by CCE or its Subsidiaries and primarily used or held for use primarily in connection with the North American Business. CCE or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of such Intellectual Property Rights, and all of such material Intellectual Property Rights are valid, subsisting and enforceable.

(c) Except as set forth in Section 4.12(c) of the CCE Disclosure Letter, the conduct of the North American Business as currently conducted, and as conducted in the past three (3) years does not, to the Knowledge of CCE, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and, to the Knowledge of CCE, there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) against CCE or its Subsidiaries or, to the Knowledge of CCE, any other Person. To the Knowledge of CCE, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by CCE or its Subsidiaries primarily in the conduct of the North American Business, and, to the Knowledge of CCE, no such claims have been asserted or threatened against any Person by CCE or its Subsidiaries in the past three (3) years.

(d) Assuming the receipt of any applicable consent set forth in Section 4.4(a) of the CCE Disclosure Letter, as of the Effective Time, all of the material North American Business Intellectual Property Rights shall be owned or available for use by CCE or one of the North American Business Subsidiaries on terms and conditions in all material respects the same as those under which CCE owned or used the North American Business Intellectual Property Rights immediately prior to the Closing.

4.13 Litigation. Except as set forth in Section 4.13 of the CCE Disclosure Letter, there is no complaint, action, suit, proceeding, arbitration, investigation or mediation (each, an “Action”) pending or, to the Knowledge of CCE, threatened against CCE or its Subsidiaries (or, to the Knowledge of CCE, any North American Joint Venture) by or before any Governmental Entity or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (i) have a North American Business Material Adverse Effect, or (ii) prevent or materially delay CCE, its Subsidiaries or Affiliates from consummating the Transactions. There are no outstanding judgments, decrees or orders of any Governmental Entity against or binding on CCE, its Subsidiaries or Affiliates relating to the North American Business or the Assets or Liabilities of the North American Business except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a North American Business Material Adverse Effect.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the CCE Disclosure Letter sets forth a list of each material North American Benefit Plan. Notwithstanding the foregoing, Section 4.14(a) of the CCE Disclosure Letter shall set forth each North American Benefit Plan which is a pension, severance (or termination pay), and retiree medical plan, agreement or arrangement, regardless of whether or not such plans, agreements or arrangements are material North American Benefit Plans. With respect to the North American Benefit Plans set forth on Section 4.14(a) of the CCE Disclosure Letter, CCE has delivered or made available to TCCC true, correct and complete copies of, (i) each North American Benefit Plan (or, in each case, descriptions thereof for any unwritten North American Benefit Plans), (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each North American Benefit Plan, if required, (iii) the most recent summary plan description, if required, prepared for each North American Benefit Plan, and (iv) each trust agreement and insurance or group annuity contract related to any North American Benefit Plan. Each CCE Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 4.14 as a “Title IV Plan.”

(b) Except as would not have a North American Business Material Adverse Effect, each North American Benefit Plan has been operated and administered in material compliance with its terms and with applicable Law, including ERISA and the Code. Except as provided under applicable Law or under a collective bargaining agreement, there are no limitations or restrictions on the right of CCE or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, TCCC or any of its Subsidiaries, to merge, amend or terminate any of the North American Benefit Plans set forth on Section 4.14(a) of the CCE Disclosure Letter.

(c) Each North American Benefit Plan intended to qualify under Section 401 of the Code has received a current, favorable determination letter or has timely applied for a favorable determination letter, and, to the Knowledge of CCE, no actions have occurred and no circumstances exist which are likely to result in the loss of the qualified status of such North American Benefit Plans.

(d) Except as would not have a North American Business Material Adverse Effect, no liability under Title IV of ERISA has been incurred by CCE or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to CCE or any ERISA Affiliate of incurring any such liability, other than potential future withdrawal liability under a multiemployer pension plan (as defined in Section 4001(a)(3) of ERISA) for a withdrawal after the Effective Time and, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Each Title IV Plan and any trust established thereunder has satisfied the “minimum funding standard” under Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof.

(e) No North American Benefit Plan is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), or (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(f) Except as would not have a North American Business Material Adverse Effect, there are no pending or, to the Knowledge of CCE, threatened claims by or on behalf of any North American Benefit Plan by any employee or former employee or beneficiary covered under any such North American Benefit Plan, or otherwise involving any such North American Benefit Plan (other than routine claims for benefits).

(g) Except as would not have a North American Business Material Adverse Effect, with respect to each North American Benefit Plan established or maintained outside of the United States primarily for the benefit of individuals residing outside of the United States, each such North American Benefit Plan complies in all respects with applicable Law, and each such North American Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

(h) No North American Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in

Section 3(2) of ERISA), (iii) benefits, the full costs of which are borne by the participant or his or her beneficiary, or (iv) benefits under any severance plan which is not an employee pension benefit plan subject to ERISA. Except as would not have a North American Business Material Adverse Effect, there has been no failure of a North American Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).

(i) Except as would not have a North American Business Material Adverse Effect, each North American Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax under Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of CCE or any ERISA Affiliate of CCE to any material severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by any of the North American Business Entities, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, former employee, officer or director, with respect to any compensation that must be paid by, provided by, or the cost of which is otherwise borne by any of the North American Business Entities, in either case, which is material to the individual, except as expressly provided in this Agreement. No North American Benefit Plan provides for the payment by any North American Business Entity of any Tax gross-up payments or similar payments in respect of any Taxes to any employees or former employees or directors or former directors who provide or provided services to CCE or any North American Business Subsidiary.

(k) For purposes of this Section 4.14, Knowledge of CCE shall mean the actual knowledge of any of the individuals set forth in Section 4.14(k) of the CCE Disclosure Letter.

4.15 Taxes.

(a) All material federal, state, local and foreign Tax Returns required to be filed by or with respect to CCE or its Subsidiaries or Affiliates, and each consolidated, combined, unitary, affiliated or aggregate group of which CCE or its Subsidiaries, or Affiliates, are members (an “Affiliated Group”) have been duly and timely filed (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

(b) All material Taxes and all material estimated Taxes due and owing by CCE or its Subsidiaries, Affiliates, or any Affiliated Group have been timely paid, and all Taxes and estimated Taxes for any taxable period (or portion thereof) beginning on or prior to the Closing Date, which are not yet due and payable, have been properly reserved for in the books and records of CCE.

(c)(i) No audits or other administrative proceedings before any Taxing Authority were pending as of December 31, 2009, and (ii) no audits or other administrative proceedings before any Taxing Authority, which, if adversely determined, are reasonably expected to result in an assessment or deficiency, are presently pending, in the case of either clause (i) or (ii) with regard to any Taxes or Tax Returns of any North American Business Subsidiary or, to the Knowledge of CCE, any North American Business Entity, as to which any Taxing Authority has asserted any claim and which, if adversely determined, would be, individually or in the aggregate, material to the North American Business Entities, or the North American Business, and, to the Knowledge of CCE, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which any of the North American Business Entities may be liable is asserted or threatened in writing by any Taxing Authority.

(d) CCE and its Subsidiaries and Affiliates have duly and timely withheld all material Taxes required to be withheld, and such withheld Taxes have either been duly and timely paid to the proper Taxing Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(e) Except for agreements or arrangements entered into more than five years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among North American Business Entities, no North American Business Entity (i) is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement, (ii) has within the last five years been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which CCE is the common parent corporation), or (iii) has within the last five years entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or, with respect to any material Tax liability, any similar provision of State, local or foreign Law.

(f) There are no material Liens (other than Permitted Liens) relating to Taxes upon the assets of the North American Business other than Liens relating to Taxes not yet due and payable.

(g) No North American Business Subsidiary and, to the Knowledge of CCE, no North American Business Entity, has engaged in any transaction that may give rise to: (i) a disclosure obligation with respect to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), or (ii) with respect to any taxable years beginning on or after January 1, 2005, a disclosure obligation as a “reportable transaction” under Section 6111 of the Code and applicable Treasury Regulations.

(h) No North American Business Subsidiary and, to the Knowledge of CCE, no North American Business Entity, has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustment has not had or will not have, individually or in the aggregate, a North American Business Material Adverse Effect.

(i) The United States federal income Tax Returns and Canadian federal and provincial income Tax Returns of the North American Business Subsidiaries have been examined, and such examinations have been resolved, or the statute of limitations has expired and there are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to such Tax Returns, for all taxable years ending on or before December 31, 2005, and, with respect to Canadian federal and provincial income Tax Returns, December 31, 2001.

(j) Neither CCE nor any of its Subsidiaries or Affiliates nor, to the Knowledge of CCE, any holder of CCE Common Stock has taken any action or has failed to take any action which action or failure to take action would cause the distribution of Enterprises KOC Acquisition Company to Bottling Holdings (International) Inc. (“BHI”) not to qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) not to qualify under Section 332 of the Code, the transfers to Splitco not to qualify under Section 368(a)(1)(D) of the Code, or the conversion of shares of CCE Common Stock at Closing not to qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

4.16 Material Contracts.

(a) Except as set forth in Section 4.16(a) of the CCE Disclosure Letter, none of the North American Business Entities is a party to or bound by any of the following (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K assuming the North American Business Entities were subject to Regulation S-K as a stand alone consolidated entity);

(ii) any Shared Contracts requiring annual payments by or to a North American Business Entity in excess of $10,000,000;

(iii) any Contract (other than with TCCC or any of its Subsidiaries) which contains a non-competition covenant that precludes or purports to preclude CCE or any of its Affiliates from operating in any geographic location;

(iv) any Contract relating to the formation, operation or management of any joint venture, alliance or partnership (including any North American Joint Venture Contract) requiring annual payments by or to a North American Business Entity in excess of $10,000,000;

(v) any Contracts providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material North American Business Assets;

(vi) any Contract that grants any Person “most favored nation” status involving annual payments by or to a North American Business Entity in excess of $10,000,000;

(vii) any Contract entered into outside the ordinary course of business of the North American Business requiring payments by or to a North American Business Entity in excess of $10,000,000;

(viii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of CCE or any of the North American Business Subsidiaries;

(ix) any Contract pursuant to which CCE or its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property Rights (other than standard form contracts granting rights to use readily available commercial software), (B) is restricted in the right to use or register any material Intellectual Property Rights, (C) permits any other Person to use, enforce, or register any material Intellectual Property Rights, or (D) would require TCCC to license or make available its or its Affiliates’ own Intellectual Property Rights to any other Person, or restrict the use by TCCC or its Affiliates of such Intellectual Property Rights as a result of the transactions contemplated hereby;

(x) any settlement or similar Contract, entered into or involving the payment by CCE or any North American Business Subsidiary outside the ordinary course of business;

(xi) any Contract entered into outside the ordinary course of business consistent with past practice that includes an indemnification obligation of any North American Business Entity with a maximum potential Liability in excess of $10,000,000;

(xii) any indenture or other Contract governing or relating to Gross Indebtedness of CCE or its Subsidiaries;

(xiii) any Indemnity Agreement; and

(xiv) any Contract that requires a consent or approval from any Person as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, which Contract calls for payments to or from any North American Business Entity in excess of $10,000,000.

(b) (i) Each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to CCE and its Subsidiaries, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of CCE, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equity principles; (ii) there is no pending material default under, or material breach of, any Material Contract by CCE or its Subsidiaries or Affiliates party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by CCE or its Subsidiaries or Affiliates party thereto; and (iii) to the Knowledge of CCE, no party to any such Material Contract has given written notice to CCE or its Subsidiaries or Affiliates of, or made a written claim against CCE or its Subsidiaries or Affiliates with respect to, any material breach or default thereunder.

(c) To the Knowledge of CCE, no other contracting party to any Material Contract referred to in Section 4.16(a) is in material breach thereof or has breached the same in any material respect within the twelve (12)-month period prior to the date hereof.

(d) To the Knowledge of CCE, none of CCE nor any of its Subsidiaries or Affiliates has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Transactions or otherwise.

(e) Except as set forth in Section 4.16(e) of the CCE Disclosure Letter, CCE has delivered or made available to TCCC true, correct and complete copies of each Material Contract.

4.17 Product Liability. Except as set forth in Section 4.17 of the CCE Disclosure Letter, (a) since December 31, 2009, there has been no Action pending, or, to the Knowledge of CCE, threatened against CCE, Splitco or their respective Subsidiaries or Affiliates with respect to any product liability and (b) to the Knowledge of CCE, there has not occurred any state of facts or circumstances that would give rise to any Action that would have a North American Business Material Adverse Effect, with respect to any products manufactured, sold or distributed at any time by CCE or its Subsidiaries, in either case, arising out of a product manufactured, sold or distributed by the North American Business, including any Action on account of any express or implied warranty, except for normal returns and allowances which have not had and would not have, individually or in the aggregate, a North American Business Material Adverse Effect, in each case, other than to the extent arising from products, materials or written specifications delivered (in the case of written specifications, delivered by an employee with a title no less senior than General Manager) to the North American Business by TCCC or its Affiliates in its capacity as a supplier of the North American Business.

4.18 Major Suppliers and Customers other than TCCC.

(a) Section 4.18(a)(i) of the CCE Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, the North American Business other than TCCC as of the date of this Agreement, determined based on the dollar amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2009 (based on amounts paid by CCE, its Subsidiaries and Affiliates) and that such customers have purchased during such period (based on revenue recognized during such period under GAAP accounting), under their Contracts with CCE, its Subsidiaries and Affiliates.

(b) Except as set forth in Section 4.18(b) of the CCE Disclosure Letter, as of the date of this Agreement, none of the customers or suppliers identified pursuant to Section 4.18(a) has canceled, materially and adversely modified, or otherwise terminated its relationship with CCE, its Subsidiaries or Affiliates, or materially decreased its services, supplies or materials to CCE, its Subsidiaries or Affiliates, nor to the Knowledge of CCE, has any such customer or supplier communicated in writing any intention to do any of the foregoing.

4.19 Compliance with Laws; Permits. CCE and each of its Subsidiaries and Affiliates are, and, have been since December 31, 2007, in compliance with all applicable Federal, state, local or foreign laws, statutes, codes, treaties, ordinances, orders, rules, regulations, injunctions, rulings, decrees and orders of all Governmental Entities (collectively, “Laws”), including The Foreign Corrupt Practices Act of 1977 or any similar Law, except as have not had or would not have a North American Business Material Adverse Effect and except Tax Laws (which are addressed in Section 4.15). CCE and its Subsidiaries and Affiliates possess all permits, certificates, licenses, approvals, governmental franchises and other authorizations required under applicable Laws (collectively, “Permits”) that are necessary to the operation of the North American Business as operated on the date hereof or the ownership of the North American Business Assets, and all such Permits are validly held and in full force and effect, except as have not had or would not have a North American Business Material Adverse Effect. CCE and its Subsidiaries and Affiliates are, and since December 31, 2007 have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have a North American Business Material Adverse Effect. As of the Effective Time, CCE or one of the North American Business Subsidiaries will possess all Permits and such Permits will be in full force and effect, except as have not had or would not have a North American Business Material Adverse Effect.

4.20 Labor Matters. Except as set forth on Section 4.20 of the CCE Disclosure Letter and except as has not had or would not have a North American Business Material Adverse Effect, with respect to the CCE North American Business Employees:

(a) CCE, its Subsidiaries and Affiliates are neither party to, nor bound by, any collective bargaining Contract or work rules or practices with any labor union, labor organization or works council; there are no collective bargaining Contracts or work rules or practices that pertain to any of the employees of CCE, its Subsidiaries or Affiliates; and no employees of CCE, its Subsidiaries or Affiliates are represented by any labor union, labor organization or works council with respect to their employment with CCE, its Subsidiaries or Affiliates.

(b) No labor union, labor organization, works council, or group of employees of CCE, its Subsidiaries or Affiliates has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of CCE, there is no labor union organizing activities with respect to any employees of CCE, its Subsidiaries or Affiliates.

(c) From December 31, 2008, there has been no actual or, to the Knowledge of CCE, threatened labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting CCE, its Subsidiaries or Affiliates.

(d) CCE, its Subsidiaries and Affiliates and their respective employees, agents or representatives have not, to the Knowledge of CCE, committed any material unfair labor practice as defined in the National Labor Relations Act or similar foreign, state or local law.

(e) CCE, its Subsidiaries and Affiliates, as applicable, are not required to provide notice to or obtain the consent of any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the execution of this Agreement, except for any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the North American Business.

(f) CCE, its Subsidiaries and Affiliates: (i) have taken reasonable steps to properly classify and treat all of its workers as independent contractors or employees, (ii) have taken reasonable steps to properly classify and treat all of its employees as “exempt” or “non-exempt” from overtime requirements under applicable Law, and (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(g) CCE, its Subsidiaries and Affiliates are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs (the “WARN Act”).

(h) To the Knowledge of CCE, no officer or director of CCE or its Subsidiaries is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by CCE or its Subsidiaries or (ii) the use of trade secrets or proprietary information.

(i) The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labor-related agreement to which CCE, its Subsidiaries or Affiliates is a party.

4.21 Environmental.

(a) Except as has not or would not have a North American Business Material Adverse Effect, since December 31, 2006, CCE and its Subsidiaries and Affiliates have at all times been, and are, in compliance with respect to the North American Business and the North American Business Assets, with all applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Entity or other Person, alleging that CCE or its Subsidiaries or Affiliates is not in such compliance, and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future. Within forty-five (45) days of the date hereof, CCE will deliver to TCCC a complete list of all material Permits held by CCE and its Subsidiaries and Affiliates with respect to the North American Business or the North American Business Assets pursuant to applicable Environmental Laws as of the date of delivery.

(b) No transfers of permits or other governmental authorizations under Environmental Laws from any of the Other CCE Businesses will be required to permit the conduct of the North American Business in material compliance with all applicable Environmental Laws as of the Effective Time, as conducted by the North American Business immediately prior to the Effective Time.

(c) Except as would not result in a North American Business Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of CCE threatened, against CCE, any North American Business Subsidiary or, to the Knowledge of CCE, any North American Joint Venture or, to the Knowledge of CCE, against any Person whose liability for any Environmental Claim, CCE, any North American Business Subsidiary or, to the Knowledge of CCE, any North American Joint Venture, has retained or assumed either contractually or by operation of law, in each case relating to the North American Business or the North American Business Assets.

(d) There are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any material Environmental Claim relating to the North American Business or the North American Business Assets against CCE and its Subsidiaries and Affiliates, or to the Knowledge of CCE, against any Person whose liability for any Environmental Claim, CCE and its Subsidiaries and Affiliates has retained or assumed either contractually or by operation of law, except in each case as would not result in a North American Business Material Adverse Effect.

(e) None of CCE or its Subsidiaries and Affiliates is a party or subject to any administrative or judicial order or decree relating to the North American Business or the North American Business Assets pursuant to the Environmental Laws, except in each case as would not result in a North American Business Material Adverse Effect.

(f) CCE and its Subsidiaries and Affiliates have not, and to the Knowledge of CCE, no other Person has, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials, on or beneath any Real Property currently or to the Knowledge of CCE, formerly owned, operated or leased by CCE, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of the North American Business, except in each case as would not result in a North American Business Material Adverse Effect. With respect to any offsite disposal location used by CCE to dispose of any Hazardous Materials, to the Knowledge of CCE, there have been no Releases of Hazardous Materials on or underneath any of such location that would result in a North American Business Material Adverse Effect.

(g) CCE and its Subsidiaries and Affiliates have delivered or otherwise made available for inspection to TCCC true, complete and correct copies of any material non-privileged reports, studies, analyses, tests or monitoring possessed by CCE and its Subsidiaries and Affiliates pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by CCE and its Subsidiaries and Affiliates, or regarding the compliance by CCE and its Subsidiaries and Affiliates with applicable Environmental Laws, in each case relating to the North American Business or the North American Business Assets.

(h) Notwithstanding any provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.21 are the sole and exclusive representations relating to Environmental Laws and environmental matters in this Agreement.

4.22 Intercompany Agreements. Section 4.22 of the CCE Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Intercompany Agreements that are in effect as of the date hereof.

4.23 Related Party Transactions.

(a) Except for those Contracts set forth in Section 4.23(a) of the CCE Disclosure Letter, neither CCE nor its Subsidiaries or Affiliates is a party to any written agreement with any current or former director or officer of CCE, its Subsidiaries or Affiliates relating to the North American Business.

(b) Section 4.23(b) of the CCE Disclosure Letter sets forth a true, correct, and complete list of (i) any and all outstanding loans or other extensions of credit made or guaranteed by CCE, its Subsidiaries or Affiliates to or for the benefit of any current or former director, officer, stockholder or employee of CCE, its Subsidiaries or Affiliates (other than advances of business expenses in the ordinary course of business consistent with past practice), and (ii) any and all outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of CCE, its Subsidiaries or Affiliates, by any current or former director, officer, stockholder or employee of CCE, its Subsidiaries or Affiliates, in each case, relating to the North American Business.

4.24 Insurance. Section 4.24 of the CCE Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Policies that relate to the North American Business. Each such Policy is in full force and effect on the date hereof and each such policy will be in full force and effect as of the Effective Time, in each case, in accordance with the terms of the Policies, or a substituted policy shall have been obtained therefor. To the Knowledge of CCE, none of CCE, its Subsidiaries nor its Affiliates is in material default with respect to its obligations under any of the Policies. None of CCE, its Subsidiaries or Affiliates has received a written notice of cancellation or non-renewal of any Policy or binder.

4.25 Guarantees. Section 4.25(a) of the CCE Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by CCE or a North American Business Subsidiary on behalf of Splitco, any Other CCE Businesses Entity or the Other CCE Businesses. Section 4.25(b) of the CCE Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by CCE or its Subsidiaries on behalf of any North American Business Entity or the North American Business.

4.26 Takeover Statutes; Other Restrictions.

(a) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (other than Section 203 of the DGCL) or any similar anti-takeover provision in CCE’s certificate of incorporation or by-laws (each, a “Takeover Statute”) is applicable to CCE, any shares of CCE Common Stock, the Merger or the other transactions contemplated by this Agreement.

(b) CCE and the CCE Board have taken all action so that neither TCCC, Merger Sub nor any of their Affiliates will be an “interested stockholder” or subject to restrictions or delays in entering into or consummating a “business combination” with CCE (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

4.27 Solvency. As of the Effective Time, each of the North American Business Entities, on the one hand, and Splitco and the Other CCE Businesses Entities, on the other hand, shall be Solvent.

4.28 Disclosure Documents.

(a) The Form S-4 and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the Securities Act. At the time the Form S-4 or any amendment or supplement thereto becomes effective, the registration statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b) The Proxy Statement/Prospectus and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement/Prospectus, or any amendment or supplement thereto, shall not, on the date the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of CCE and at the time of the Required CCE Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied or to be supplied by CCE or Splitco for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing provisions of this Section 4.28, no representation or warranty is made by CCE or Splitco with respect to statements made or omitted to be made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied or failed to be supplied by or on behalf of TCCC for inclusion or incorporation by reference therein.

4.29 Brokers. Except for Credit Suisse Securities (USA) LLC, Lazard Frères & Co. LLC and Greenhill & Co., LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by CCE, its Subsidiaries or Affiliates (including the CCE Board).

4.30 Limitation of Representations and Warranties. None of CCE, Splitco, or any other Subsidiary of CCE, or any other Person on behalf of CCE is making (i) any express or implied representation or warranty in connection with the transactions contemplated by this Agreement except for the representations and warranties contained in this Article IV and in any of the Ancillary Agreements and(ii) any representation or warranty regarding any action taken or inaction by CCE or any of its Subsidiaries to the extent specifically required pursuant to written specifications relating to the manufacture, display or storage of products by the North American Business, delivered to the North American Business by an employee (with a title no less senior than General Manager) of TCCC or its applicable Subsidiaries in their capacity as supplier of the North American Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF TCCC

Except as set forth in the TCCC Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such TCCC Disclosure Letter relates; provided, that any information set forth in one section of the TCCC Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), TCCC hereby represents and warrants to CCE and Splitco as of the date hereof and as of the Effective Time (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

5.1 Organization; Authority. TCCC is a corporation duly organized, validly existing and in good standing, and Merger Sub is a limited liability company duly formed, validly existing and in good standing, in each case, under the Laws of the State of Delaware. Each of TCCC and Merger Sub has all requisite corporate or limited liability company power and corporate or limited liability company authority, as applicable, to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of TCCC and Merger Sub of this Agreement and each Ancillary Agreement to which they are respectively a party, and the consummation of the Transactions, have been duly authorized by all necessary action, corporate or otherwise, on the part of TCCC and Merger Sub including the approval of TCCC’s Board of Directors by a unanimous vote of those present. This Agreement has been (and each Ancillary Agreement to which TCCC is a party upon execution and delivery will be) duly executed and delivered by TCCC and Merger Sub and constitutes (and each Ancillary Agreement to which TCCC is a party, upon execution and delivery, will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of TCCC and Merger Sub enforceable against each of TCCC and Merger Sub in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles.

5.2 No Violation; Consents and Approvals.

(a) The execution, delivery and performance by each of TCCC and Merger Sub of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents, filings and approvals described in Sections 5.1 and 5.2(b) have been obtained or made, violate any applicable Law to which TCCC or Merger Sub is subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel any Contract to which any of TCCC or Merger Sub is a party or (iii) violate the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other organizational documents, as applicable, of TCCC or Merger Sub, except with respect to the foregoing clauses (i) and (ii) as would not reasonably be expected to prevent TCCC or Merger Sub from consummating the Transactions.

(b) Except (i) as required under the HSR Act or any other Competition Law, (ii) for filings with the NYSE and compliance with the Securities Act, Exchange Act or any other applicable state or federal securities law and (iii) for the filing of the Certificate of Merger as contemplated by Section 2.3, and (iv) as set forth on Section 5.2(b) of the TCCC Disclosure Letter, no consent or approval is required to be obtained by TCCC or Merger Sub from, no notice is required to be given by TCCC or Merger Sub to, and no filing is required to be made by TCCC or Merger Sub with, any Governmental Entity in connection with the execution, delivery and performance by TCCC and Merger Sub of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not reasonably be expected to prevent TCCC or Merger Sub from consummating the Transactions.

5.3 Ownership of CCE Common Stock. As of the date of this Agreement, TCCC and its Subsidiaries own 168,956,718 shares of CCE Common Stock and these shares are all of the CCE Common Stock owned by TCCC and its Subsidiaries. TCCC or one of its Subsidiaries has good and valid title to the shares of CCE Common Stock owned by TCCC and its Subsidiaries free and clear of all Liens. Other than this Agreement, such shares of CCE Common Stock are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares of CCE Common Stock.

5.4 Litigation. There is no Action pending or, to the Knowledge of TCCC, threatened against TCCC or any of its Subsidiaries, by or before any Governmental Entity, or by or on behalf of any third party, that, if adversely determined, would reasonably be expected to prevent or materially impair or delay the ability of TCCC or Merger Sub to consummate the Transactions. There are no judgments, decrees or orders of any Governmental Entity outstanding against or binding on TCCC or its assets, which would reasonably be expected to prevent TCCC or Merger Sub from consummating the Transactions.

5.5 Information Supplied.

(a) None of the information supplied or to be supplied by TCCC for inclusion or incorporation by reference in the Form S-4 will, at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by TCCC for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it (or any amendment or supplement thereto is filed with the SEC) is first mailed to CCE stockholders and at the time of the CCE Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied or to be supplied by TCCC for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6 Capitalization of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by TCCC or a direct or indirect wholly owned Subsidiary of TCCC. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no Assets or Liabilities of any nature other than the shares of CCE Common Stock beneficially owned by TCCC, and those Assets or Liabilities incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.7 Brokers. Except for Allen & Company LLC and Goldman, Sachs & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by TCCC, its Subsidiaries or Affiliates.

5.8 Solvency. Assuming the accuracy of the representations and warranties in Section 4.27, immediately following the Effective Time, each of the North American Business Entities shall be Solvent.

5.9 TCCC Knowledge. As of the date hereof, to the Knowledge of TCCC obtained during the course of due diligence in respect of the Transactions, there are no facts or circumstances that would serve as a basis for TCCC or its Subsidiaries to assert that CCE or Splitco breached any of the representations and warranties of CCE or Splitco contained in this Agreement or any Ancillary Agreement. TCCC shall be deemed to have waived in full any breach of CCE’s or Splitco’s representations and warranties of which TCCC has such Knowledge as of the date hereof and shall have no rights or remedies with respect thereto.

5.10 Actions Regarding Tax Treatment. Neither TCCC, nor any of its Subsidiaries or Affiliates, nor, to the Knowledge of TCCC, any holder of TCCC Common Stock, has taken any action or has failed to take any action which action or failure to take such action would cause the distribution of Enterprises KOC Acquisition Company to BHI not to qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) not to qualify under Section 332 of the Code, the transfers to Splitco not to qualify under Section 368(a)(1)(D) of the Code, or the conversion of shares of CCE Common Stock at Closing not to qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

5.11 Limitation of Representations and Warranties. Except for the representations and warranties contained in this Article V and in any of the Ancillary Agreements, none of TCCC, any other Subsidiary of TCCC, or any other Person on behalf of TCCC is making any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of the North American Business. CCE covenants and agrees that, from and after the date hereof until the Effective Time without the prior written consent of TCCC (which consent shall not be unreasonably withheld, conditioned or delayed), except as (A) expressly contemplated by (x) the terms of this Agreement or (y) Schedule A, or (B) set forth in Section 6.1 of the CCE Disclosure Letter, CCE shall, and shall cause its Affiliates to, (i) operate the North American Business only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the material operations and facilities of the North American Business and the material relationships with their customers, suppliers, licensors, licensees, employees and contractors, (iii) perform and comply, in all material respects, with all agreements relating to the North American Business to which CCE or any of its Subsidiaries is a party, (iv) continue to participate in U.S. bottling system programs, initiatives and governing bodies, consistent with past practice and existing CCE contractual rights, including for example, the ARTM (Alternative Route to Market) Agreement and CLC (Customer Leadership Council) and (v) administer its insurance claims in the ordinary course of business consistent with past practice Without limiting the generality of the foregoing, except as (i) expressly contemplated by (x) the terms of this Agreement or (y) Schedule A, or (ii) set forth in Section 6.1 of the CCE Disclosure Letter, during the period from the date of this Agreement to the Effective Time, without the prior written consent of TCCC (which consent shall not be unreasonably withheld or delayed), CCE shall not, and shall cause its Subsidiaries and (to the extent CCE and its Subsidiaries can do so pursuant to existing agreements with Affiliates) Affiliates not to, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions with respect to the North American Business Entities or the North American Business:

(a) adopt, propose, approve or make any change in or amendment to, or waiver under, their respective organizational documents;

(b) split, combine, redeem or reclassify, purchase or otherwise acquire (except pursuant to an exercise of outstanding options and equity compensation grants) any of their capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

(c) issue, sell, deliver, pledge or otherwise encumber any shares of their capital stock or any securities convertible into, or exchangeable for, any shares of their capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of such capital stock, or amend any terms of any such securities or agreements, except for issuances (i) upon the exercise or settlement of option or equity compensation awards granted under a CCE shareholder-approved equity compensation plan outstanding as of the date hereof, or (ii) expressly permitted pursuant to the Employee Matters Agreement;

(d) issue or sell any new debt securities, enter into any new credit facility (other than roll-overs under existing facilities on substantially the same terms) or otherwise incur (including by Guarantee of) any Indebtedness (or materially modify the terms thereof) to the extent that any such debt securities, credit facility or Indebtedness would constitute a Liability of a North American Business Entity, except for (i) borrowings in the ordinary course of business under the facilities set forth on Section 6.1(d) of the CCE Disclosure Letter (and subject to the limitations specified therein) and (ii) Indebtedness (other than of the type described in clause (i), (ii) or (viii) of the definition of “Indebtedness”) incurred in the ordinary course consistent with past practice.

(e) impose, or permit to be imposed, any Lien upon any of their assets, tangible or intangible other than Permitted Liens or Liens under existing credit facilities;

(f) undertake any of the actions set forth in Section 5.1 of the Employee Matters Agreement;

(g) sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any Owned Real Property, Leased Real Property or other properties or assets, real, personal or mixed (including Intellectual Property Rights), other than Excluded Current Assets or sales of inventory or other Assets in the ordinary course of business consistent with past practice;

(h) enter into any binding or non-binding commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, sale or other disposition, recapitalization, restructuring or spin-off or any similar transaction of or involving CCE, its Subsidiaries or Affiliates or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of CCE, its Subsidiaries or Affiliates, or any transaction that is similar in form, substance or purpose to any of the foregoing transactions;

(i) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (i) in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business consistent with past practice), or (ii) if not in the ordinary course of business consistent with past practice, with a value or purchase price (including the value of assumed Liabilities) not in excess of $10 million in any transaction or related series of transactions or $25 million in the aggregate, or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 6.1(i) of the CCE Disclosure Letter;

(j) except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract or material Real Property Lease;

(k) declare, set aside or pay any dividend or other distribution payable in stock or property (other than cash) with respect to its capital stock or other equity interests therein;

(l) enter into, terminate or consent to the termination of any joint venture, jointly owned partnership or other similar joint ownership agreements other than such agreements entered into in the ordinary course of business consistent with past practice;

(m) other than in the ordinary course of business consistent with past practice, make or incur, or become committed to, any capital expenditure;

(n) except as provided in Section 6.10, cancel, forgive, settle or compromise, waive, or release any right or claim (or series of related rights and claims) or any Action or Indebtedness, other than any such cancellation, forgiveness, settlement, compromise or release in the ordinary course of business consistent with past practice, which does not require CCE or any North American Business Subsidiary to pay in excess of $10 million and does not impose on CCE or any North American Business Subsidiary any material ongoing obligation that extend past the Effective Time;

(o) except as specifically provided in this Agreement or the Tax Sharing Agreement, (i) make, change or rescind any material Tax election, (ii) make, change or rescind any material method of accounting, (iii) consent to any extension or waiver of any limitation period with respect to any material Taxes, (iv) make a request for a Tax ruling (other than the Private Letter Ruling) or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (v) file any material amended Tax Return or (vi) surrender any right to claim a refund or offset of any Taxes;

(p) adopt any plan of liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of any North American Business Subsidiary or consent to any such action in respect of any North American Joint Venture;

(q) make any loans or advances of money other than (i) advances to CCE or one of the North American Business Subsidiaries in accordance with its cash management practices, consistent with past practice or (ii) loans or advances to customers of the North American Business in the ordinary course of business consistent with past practice or (iii) in connection with actions permitted by Section 6.1(i);

(r) transfer or grant to, or acquire from, any Person any rights with respect to any Intellectual Property Rights or dispose of or permit to lapse any rights in or to any Intellectual Property Rights or dispose of or disclose to any Person any trade secret, in each case except in the ordinary course of business consistent with past practice;

(s) agree or permit any material North American Business Policy or other material insurance arrangement naming it as (or to which the North American Business is) a beneficiary or loss-payable payee to be cancelled, extinguished or terminated without replacement or otherwise agree or permit any amendment or modification thereto which would materially adversely affect the North American Business’ rights with respect thereto existing on the date of this Agreement;

(t) dispose of or permit to lapse any environmental Permits material to the North American Business other than in the ordinary course of business consistent with past practice;

(u) make any charitable contribution or engage in lobbying efforts other than in the ordinary course of business consistent with past practice; or

(v) authorize or enter into a Contract or transaction, or otherwise make an agreement or commitment that would be in contravention of any of the foregoing or the terms of this Agreement.

TCCC and CCE agree that they will continue to hold regular meetings of their senior executives to review the North American Business at which they will establish and/or modify targets, metrics and expectations regarding the North American Business. The parties will use commercially reasonable efforts to meet these targets, metrics and expectations, as modified from time to time, and unless TCCC or CCE intentionally deviates from such targets, metrics or expectations, as modified from time to time, in a material respect without the consent of the other party, it will not constitute a breach of Section 6.1 or 6.2. The agreement between TCCC and CCE set forth in this paragraph shall have no impact on the Employee Matters Agreement, unless otherwise specifically provided therein.

6.2 Conduct of TCCC Business. TCCC covenants and agrees that, from and after the date hereof until the Effective Time, without the prior written consent of CCE (which consent shall not be unreasonably withheld, conditioned or delayed) and except as (i) expressly contemplated by (x) the terms of this Agreement or (y) Schedule A, TCCC shall, and shall cause its Affiliates to, (i) operate its business as it relates to CCE and its Subsidiaries only in the ordinary course of business consistent with past practice in all material respects and (ii) perform and comply, in all material respects, with all agreements to which TCCC or any of its Subsidiaries, on the one hand, and any of CCE or any of its Subsidiaries, or any customers, suppliers, licensors and contractors of TCCC or its Subsidiaries, on the other hand, is a party.

6.3 Transfer and Voting of CCE Common Stock.

(a) From the date hereof until the Closing, TCCC and its Subsidiaries shall not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the shares of CCE Common Stock owned by them, except to any wholly owned Subsidiary of TCCC.

(b) TCCC shall vote or cause to be voted all shares of CCE Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the CCE Stockholders Meeting.

6.4 Preparation of SEC Filings; CCE Stockholders Meeting.

(a) Each of CCE, Splitco and TCCC (with respect to clause (iii)), shall, as promptly as reasonably practicable following the date hereof, (i) prepare and file a proxy statement/prospectus relating to the matters to be submitted to the stockholders of CCE at the CCE Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (ii) prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall form a part) with respect to the issuance of Splitco Common Shares in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), and (iii) if applicable, file a Rule 13E-3 Transaction Statement on Schedule 13E-3 with the SEC (such Schedule 13E-3 and any amendments or supplements thereto, the “Schedule 13E-3”). TCCC and CCE shall take all actions reasonably necessary to file the Schedule 13E-3 concurrently with the filing by Splitco of the Form S-4. Notwithstanding the foregoing, the applicable parties shall cause the foregoing filings to be made no later than May 31, 2010.

(b) CCE, Splitco and TCCC, as the case may be, shall use their reasonable best efforts to cause the Proxy Statement/Prospectus, the Form S-4 and, if applicable, the Schedule 13E-3 to be cleared by the SEC and the Form S-4 to become effective under the Securities Act as soon as practicable after each such filing and to keep the registration statement effective as long as is necessary to consummate the Separation Transactions and the Merger. CCE shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 becomes effective.

(c) Each of CCE, Splitco and TCCC shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus, the Form S-4 and, if applicable, the Schedule 13E-3 and advise one another of any oral comments received from the SEC. Each of CCE and Splitco shall use its reasonable best efforts to ensure that the Proxy Statement/Prospectus and the Form S-4 comply in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, as the case may be.

TCCC and CCE shall, if applicable, use its reasonable best efforts to ensure that the Schedule 13E-3 complies in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

(d) Each of CCE, Splitco and TCCC shall make all necessary filings with respect to the Separation Transactions, the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of CCE, Splitco and TCCC will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Splitco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus, the Form S-4 or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to CCE, Splitco or TCCC, or any of their respective Affiliates, officers or directors should be discovered by CCE, Splitco or TCCC that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Form S-4 or the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of CCE.

(e) CCE shall take all action necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining the Required CCE Vote (the “CCE Stockholders Meeting”), and in any event within 45 days following the date upon which the Form S-4 becomes effective. CCE shall (i) use best efforts to solicit votes at the CCE Stockholders Meeting in accordance with applicable legal requirements; (ii) subject to Section 6.5, cause the CCE Recommendation (including the recommendation of the Affiliated Transaction Committee) to be included in the Proxy Statement/Prospectus; (iii) subject to Section 6.5, not withdraw, modify or qualify the CCE Recommendation in any manner adverse to TCCC or recommend an Acquisition Proposal (any of the foregoing in this clause (iii) or the failure to cause the CCE Recommendation (including the recommendation of the Affiliated Transaction Committee) to be included in the Proxy Statement/Prospectus, or any publicly disclosed recommendation to the CCE Board or any other Person by the Affiliated Transaction Committee of any of the foregoing, a “Change in CCE Recommendation”) and (iv) otherwise comply with all legal requirements applicable to such meeting.

(f) TCCC shall provide to CCE in connection with the Form S-4, information regarding TCCC’s executive officers’ and directors’ ownership of CCE Common Stock as of a recent date.

6.5 No Solicitation; Other Offers.

(a) Except as expressly permitted under Section 6.5(b), neither CCE nor any of its Subsidiaries shall, nor shall the Representatives of CCE or any of its Subsidiaries, directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise facilitate the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to CCE or any of its Subsidiaries or afford access to the business, properties or Records of CCE or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any Person that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of CCE or any of its Subsidiaries, (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract or instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on CCE set forth in this Section 6.5(a) by any of its Subsidiaries or any Representative of CCE or any of its Subsidiaries shall constitute a breach hereof by CCE.

(b) Notwithstanding Sections 6.4(e) or 6.5(a), at any time prior to obtaining the Required CCE Vote:

(i) CCE, directly or indirectly through advisors, agents or other intermediaries, may (A) engage or participate in negotiations or discussions with any Person and its Representatives that, subject to CCE’s compliance with Section 6.5(a) has made after the date of this Agreement an unsolicited bona fide written Acquisition Proposal that the CCE Board believes in good faith constitutes or is reasonably likely to lead to a Superior Proposal; and (B) furnish to such Person or its Representatives nonpublic information relating to CCE or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to TCCC) with such Person; provided, that all such information (to the extent that such information has not been previously provided or made available to TCCC) is provided or made available to TCCC, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Person; and

(ii) subject to compliance with Section 6.5(c) and Section 6.5(d), if applicable, the CCE Board may make a Change in CCE Recommendation;

in each case referred to in the foregoing clauses (i) and (ii) only if the CCE Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In addition, nothing contained herein shall prevent the CCE Board from (i) complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any position taken or statement made to so comply is consistent with this Section 6.5; provided, that any such position taken or statement made that addresses or relates to the approval, recommendation or declaration of advisability by CCE’s Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in CCE Recommendation unless the CCE Board expressly reaffirms the CCE Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(c) The CCE Board shall not take any of the actions referred to in Section 6.5(b) unless CCE shall have delivered to TCCC a prior written notice advising TCCC that it intends to take such action. In addition, CCE shall notify TCCC promptly (but in no event later than forty-eight (48) hours) after receipt by CCE (or any of its Representatives) of any Acquisition Proposal, any indication by a Person that it is considering making an Acquisition Proposal or any request for information relating to CCE or any of its Subsidiaries or for access to the business, properties, assets or Records of CCE or any of its Subsidiaries by any Person that has indicated that it may be considering making, or has made, an Acquisition Proposal. CCE shall provide such notice orally and in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. CCE shall keep TCCC informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request (whether communicated orally or in writing), and shall promptly (but in no event later than forty-eight (48) hours after receipt) provide to TCCC copies of all correspondence and written materials sent or provided to CCE or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal. Any material amendment to the material financial terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of CCE’s compliance with this Section 6.5(c).

(d) Further, the CCE Board shall not make a Change in CCE Recommendation in response to an Acquisition Proposal, unless (i) CCE has received an Acquisition Proposal that constitutes a Superior Proposal, (ii) CCE promptly notifies TCCC, in writing at least three (3) Business Days before taking that action, of its intention to do so, and (iii) TCCC does not make, within three (3) Business Days after its receipt of that written notification, a binding offer that is at least as favorable to the stockholders of CCE as determined by the CCE Board (other than TCCC, Merger Sub and any other Affiliates of TCCC) as such Acquisition Proposal (it being understood and agreed that any amendment to the material financial terms of such Acquisition Proposal shall require a new written notification from CCE and a new three (3) Business Day period under this Section 6.5(d)).

(e) For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement or any proposal or offer made by TCCC or any of its Affiliates, any offer, proposal or inquiry relating to any transaction to effect, or any indication of interest by any third Person in, (i) any amalgamation, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution spin-off, split off or similar transaction involving CCE or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of CCE, or any purchase or sale of 15% or more of the consolidated assets (including stock of CCE’s Subsidiaries) of CCE and its Subsidiaries, taken as a whole or (ii) any purchase or sale of, or tender or exchange offer (including a self-tender offer) for, voting securities of CCE or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 15% or more of CCE’s total voting power (or of the surviving entity in such transaction) or the voting power of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of CCE.

(f) For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the total number of outstanding shares of the CCE Common Stock or all or substantially all of the consolidated assets of CCE and its Subsidiaries on terms that the CCE Board determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation, any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the party invoking the condition) and availability of any necessary financing, to provide greater value to CCE’s stockholders (in their capacity as stockholders of CCE and excepting TCCC, its Affiliates and its officers and directors) than the transactions contemplated by this Agreement (taking into account any binding offer by TCCC to amend the terms of this Agreement pursuant to Section 6.5(d) and which the CCE Board determines is reasonably likely to be consummated).

(g) CCE shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

(h) Any determination made or action taken by the CCE Board in accordance with Section 6.5(b) and Section 6.5(d) shall be made or taken only after the Affiliated Transaction Committee has approved such determination or action.

6.6 NYSE Matters.

(a) Splitco shall use its reasonable best efforts to cause the shares of Splitco Common Stock to be issued to pay the Merger Consideration to be listed on the NYSE, subject to official notice of issuance.

(b) Prior to the Effective Time, CCE and Splitco shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including, for the avoidance of doubt, the regulations of the NYSE) to enable the de-listing by the Surviving Entity of the CCE Common Stock from the NYSE and the deregistration of the CCE Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7 Financing.

(a) Prior to the Effective Time, Splitco or one or more of its Subsidiaries shall secure and draw upon one or more borrowing facilities or consummate a financing in the aggregate amount sufficient to pay the aggregate Cash Consideration (“Financing”); provided that neither CCE nor Splitco shall be obligated to sell assets nor shall they be required to cause Splitco’s working capital to be inadequate as a result of the terms of the financing.

(b) Notwithstanding the foregoing, CCE and Splitco shall be excused from the obligation set forth in Section 6.7(a) in the event that financing is required to enable Splitco to have such cash amounts, and (i) there shall have occurred and be continuing a material adverse change or disruption in the financial, banking or capital markets generally which has rendered debt financing generally unavailable to companies similarly situated to Splitco (taking into account the consummation of the transactions contemplated by this Agreement and the Nordic SPA) and (ii) CCE and Splitco shall have used their best efforts to permit Splitco to obtain such required financing (an “Excused Financing Failure”).

(c) Notwithstanding the foregoing, (i) in the event that at any time prior to the Termination Date the conditions set forth in Section 6.7 (e) and 6.7(f) are not reasonably likely to be satisfied as of the Closing, at TCCC’s option, Splitco and/or one of its Subsidiaries, on one hand, and TCCC or one of its Affiliates, on the other hand, shall enter into a loan agreement on commercially reasonable terms to permit Splitco and/or one or more of its Subsidiaries to borrow such amount so that, immediately following the distribution of such amount to CCE and any other distribution required to be made pursuant to paragraph 7 of Schedule A, the aggregate cash available to CCE will be no less than the sum of clauses (i) through (v) of paragraph 7 of Schedule A (taking clauses (iii) and (iv) into account as a negative amount); and (b) in the event that TCCC advises Splitco in writing of its desire to exercise such option prior to the Termination Date, there shall not be deemed to be an Excused Financing Failure.

(d) CCE and TCCC shall each be permitted to extend the Closing until the 15 month anniversary of the date hereof in order to permit Splitco and CCE to obtain the Financing.

(e) In order to ensure that TCCC is not required to close the Transaction if CCE does not have cash sufficient to pay the Cash Consideration, TCCC’s obligation to close the Transaction is conditioned on CCE having at the Effective Time cash in an amount sufficient to pay the aggregate Cash Consideration.

(f) In order to ensure that CCE is not required to close the Transaction if there has occurred an Excused Financing Failure, in the event of such an Excused Financing Failure, CCE and Splitco shall have no further obligations to consummate the Transactions or to pay the Cash Consideration and no party shall have any recourse against the other.

6.8 Access to Information Prior to the Closing; Confidentiality.

(a) Subject to applicable Law, during the period from the date of this Agreement through the Effective Time, CCE shall, and shall cause its applicable Subsidiaries and Affiliates to, give TCCC and TCCC’s Representatives reasonable access during regular business hours to all offices, personnel, properties, facilities and Records of CCE, and its Subsidiaries and Affiliates as relates to the North American Business or North American Business Entities (with respect to the North American Joint Ventures, to the extent provided in existing contracts) and as they may reasonably request, and shall furnish or cause to be furnished to TCCC such financial and operating data and other information as exists with respect to the offices, personnel, properties, facilities and Records of the North American Business as TCCC may from time to time reasonably request; provided, however, that TCCC and TCCC’s Representatives shall take such action in such a way as to avoid unreasonably disrupting the normal business of CCE and its Subsidiaries and Affiliates. The parties shall cooperate to adopt such protocols as are reasonably necessary to comply with applicable Law in order to provide for the protection of any competitively sensitive information that may be shared by the parties pursuant to this Agreement.

(b) Each of TCCC and Merger Sub shall hold and shall cause TCCC’s Representatives to hold any information which it or they receive in connection with the activities and Transactions in strict confidence in accordance with and subject to the terms of the confidentiality agreement, dated as of November 13, 2008, between CCE and TCCC (the “Confidentiality Agreement”), which shall survive the execution and delivery of this Agreement and any termination of this Agreement pursuant to Article VIII hereof; provided, that this Section 6.8(b) shall terminate and have no further force or effect following the Closing.

(c) From and after the date of this Agreement, subject to Section 6.13, CCE and Splitco shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to the North American Business Entities and the North American Business (the “North American Business Confidential Information”) and the Transactions (the “Transaction Information”) in strict confidence in accordance with the Confidentiality Agreement (in the case of Splitco, as if were a party thereto) and not disclose, use or release any such North American Business Confidential Information or Transaction Information without the prior written consent of TCCC; provided, that (i) the North American Business Confidential Information shall not include any information that is disclosed by CCE, Splitco or their respective Representatives prior to the Closing in connection with the operation of the North American Business in the ordinary course of business consistent with past practice or (ii) the North American Business Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by CCE, Splitco or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.8(c) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process. This Section 6.8(c) shall terminate and have no further force or effect following the termination of this Agreement.

(d) From and after the date of this Agreement, subject to Section 6.13, CCE and TCCC shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to the Other CCE Businesses Entities and the Other CCE Businesses (the “Other CCE Businesses Confidential Information”) and Transaction Information in strict confidence in accordance with the Confidentiality Agreement and not disclose, use or release any such Other CCE Businesses Confidential Information or Transaction Information without the prior written consent of Splitco; provided, that (i) the Other CCE Businesses Confidential Information shall not include any information that is disclosed by CCE, Splitco or their respective Representatives prior to the Closing in connection with the operation of the Other CCE Businesses in the ordinary course of business consistent with past practice or (ii) the Other CCE Businesses Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by CCE, Splitco or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.8(d) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process. This Section 6.8(d) shall terminate and have no further force or effect following the termination of this Agreement.

(e) The parties agree that they shall each be responsible for any breach or violation of the provisions of this Section 6.8 by any of their respective Subsidiaries, Affiliates or Representatives.

6.9 Records.

(a) At the Effective Time or as soon as practicable thereafter, CCE or Splitco (to the extent delivery occurs after the Effective Time) shall deliver or cause to be delivered (including by delivery of the premises in which such Records are located) to TCCC, to the extent reasonably practicable, all original agreements, documents, books, minute books, corporate charters and by-laws or comparable governing documents, records and files (including in electronic form) (collectively, “Records”), if any, in the possession of any of the Other CCE Businesses Entities relating to the North American Business and the North American Business Entities to the extent not then in the possession of the North American Business Entities, provided, that TCCC recognizes that certain Records may contain incidental information relating to CCE or the North American Business Subsidiaries or may relate primarily to Subsidiaries or divisions of CCE other than the North American Business, and that such Records in the possession of the Other CCE Businesses Entities may be retained by the Other CCE Businesses Entities, who shall, to the extent requested to do so, instead of delivering these records may provide copies of the relevant portions thereof to TCCC.

(b) For a period of seven (7) years following the Closing, upon reasonable notice, TCCC shall afford, and shall cause CCE to afford, to Splitco and its Representatives reasonable access during normal business hours to, and examine and make copies of, all books, records and personnel of the North American Business (i) which relate to transactions or events occurring prior to the Closing (“Pre-Closing Transactions”) or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to Liabilities retained by Splitco pursuant to this Agreement or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against Splitco or any of its Subsidiaries or Affiliates or Representatives or (ii) as reasonably required in connection with Splitco’s performance of its obligations under the Ancillary Agreements. Splitco will, and will cause its Representatives to, hold in confidence, all confidential or proprietary information to which it is given access to pursuant to this Section 6.9 subject to any disclosure required by Law or legal process.

(c) For a period of seven (7) years following the Closing, upon reasonable notice, Splitco shall afford to TCCC and its Representatives reasonable access during normal business hours to, and examine and make copies of, all books, records and personnel of Splitco (i) which relate to Pre-Closing Transactions or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to Liabilities of CCE or any of the North American Business Subsidiaries or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against TCCC or any of its Subsidiaries or Affiliates or Representatives related to the North American Business or (ii) as reasonably required in connection with TCCC’s performance of its obligations under the Ancillary Agreements. TCCC will hold, and will cause its Representatives to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.9 subject to any disclosure required by Law or legal process.

(d) From and after the Closing, books and records pertaining to Taxes shall be governed by the Tax Sharing Agreement as well as this Agreement; provided, however, that in the case of any conflict of any provision with respect to books and records pertaining to Taxes as between the Tax Sharing Agreement and this Agreement, the Tax Sharing Agreement shall govern.

6.10 Notification of Certain Matters; Defense of Litigation.

(a) Prior to the Effective Time, each of CCE and TCCC shall give written notice to the other promptly (and in any event not more than ten (10) Business Days) after becoming aware of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, would be likely to cause any condition set forth in Article VII to be unsatisfied at the Closing.

(b) Prior to the Effective Time, CCE shall give prompt notice to TCCC, and TCCC shall give prompt notice to CCE, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the North American Business or the Other CCE Businesses, as the case may be, and (ii) any Action commenced or, to the Knowledge of CCE or the Knowledge of TCCC, as applicable, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions. Prior to the Effective Time, CCE shall notify TCCC if CCE incurs any Liens on the North American Business Assets of a type described in clause (iv) of the definition of “Permitted Liens”.

(c) Subject to Section 6.12, each of the parties hereto agrees to vigorously defend against all Actions in which such party or any of its Subsidiaries is named as a defendant which seek to enjoin, restrain or prohibit the Transactions or any part thereof or seek Losses with respect to any such transactions. The parties shall consult with each other in good faith with respect to the settlement of any Actions, provided that (i) neither CCE, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by TCCC or any of the North American Business Entities, without the prior written consent of TCCC (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) neither TCCC, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by Splitco or any of the Other CCE Businesses Entities without the prior written consent of Splitco (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the parties further agrees to use its respective commercially reasonable efforts to cause each of its Subsidiaries or Affiliates, directors and officers to vigorously defend any Action in which such Subsidiary or Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.10(c) to the same extent as if such Person were a party hereto. TCCC, CCE or Splitco, as the case may be, shall give the other party, as applicable, the reasonable opportunity to participate at TCCC’s, CCE’s or Splitco’s sole expense, as applicable, in the defense of any Action by a third party against TCCC, CCE or Splitco, as applicable, or their respective directors or officers relating to this Agreement and the transactions contemplated hereby.

(d) At all times from and after the Effective Time, CCE and Splitco shall use commercially reasonable efforts to make available to the other, upon reasonable written request, their or any of their Subsidiaries, officers, directors, employees and agents as witnesses to the extent that (i) such individuals may reasonably be required in connection with the prosecution or defense of any Action which the requesting party may from time to time be involved (except for claims, demands or Actions between a North American Business Entity on the one hand and Splitco or any of its Subsidiaries on the other hand) and (ii) there is no conflict in the Action between the requesting party and the other party. A party providing a witness to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

(e) Schedule B sets forth the parties understanding with respect to certain Actions described therein.

6.11 Consents; Approvals. Without limiting the generality of Section 3.7 hereof, and subject to Section 3.3 hereof, (a) CCE shall use commercially reasonable efforts to obtain all consents and approvals of all third parties required under any Contracts other than those Contracts set forth on Section 6.11 of the CCE Disclosure Letter that are required to be obtained in connection with the consummation of the Transactions or any Permits required in connection with the consummation of the Transactions and TCCC shall cooperate as reasonably requested by CCE and (b) TCCC shall use commercially reasonable efforts to obtain all consents and approvals of all third parties required only as to those Contracts set forth on Section 6.11 of the CCE Disclosure Letter that are required to be obtained in connection with the consummation of the Transactions or any Permits required in connection with the consummation of the Transactions and CCE shall cooperate as reasonably requested by TCCC; provided, that (x) neither CCE, its Subsidiaries nor any of its Affiliates shall be required to make any payment of money or grant any concession and CCE and its Affiliates shall not enter into any agreement that would be binding on TCCC or any of the North American Business Entities following the Effective Time in connection with obtaining any such consent or Permit without the prior written consent of TCCC and (y) neither TCCC, its Subsidiaries nor any of its Affiliates shall be required to make any payment of money or grant any concession and TCCC and its Affiliates shall not enter into any agreement that would be binding on Splitco or any of the Other CCE Business Subsidiaries following the Effective Time in connection with obtaining any such consent or Permit without the prior written consent of Splitco. Each of the Parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the Transactions. TCCC and CCE shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing. If any consent or approval required in connection with the assignment or transfer of any Contract (other than any Shared Contract the treatment of which shall be governed by Section 3.3) is not obtained, or would be ineffective, violate any applicable Law or would adversely affect the rights of CCE or its Subsidiaries thereunder such that CCE or the North American Business Subsidiaries would not receive all rights under such Contract contained in the North American Business Assets or Splitco or the Other CCE Businesses Entities would not receive all rights under any such Contract contained in the Other CCE Businesses Assets, Splitco and TCCC shall cooperate in a mutually agreeable arrangement under which TCCC (directly or indirectly through CCE or the North American Business Subsidiaries) or Splitco (directly or indirectly through its Subsidiaries), as applicable, would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the applicable party, or under which the applicable party would enforce for the benefit of the other, any and all rights of such other party against a third party thereto; provided, however, that neither (x) Splitco or its Subsidiaries nor (y) any of TCCC or the North American Business Entities shall be materially and adversely affected as a result of providing such benefits and any such arrangement is not otherwise covered by an Ancillary Agreement.

6.12 Antitrust Notification. TCCC and CCE shall use their respective reasonable best efforts to obtain the expiration of any waiting period under the HSR Act or any foreign Competition Law applicable to the consummation of the Transactions, including (a) making all filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice required in connection herewith and therewith as promptly as possible (but in any event no later than the later of (1) ninety (90) days after the date of this Agreement and (2) the date of the initial filing of the Form S-4, unless agreed to by the parties), (b) cooperating and consulting with one another to determine whether any other filings are required, or deemed advisable, to be made with, or consents, permits, authorizations or approvals are required, or are deemed advisable, to be obtained from any third party or any other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (c) timely making all such filings and timely seeking all such consents, permits, authorizations, approvals and waivers and (d) generally, taking or causing to be taken, all other actions necessary to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible. To the extent not expressly prohibited by applicable Law, TCCC and CCE shall each cooperate, and cause its Representatives to cooperate, with the other and any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any approval, consent or termination of any applicable period from any such Governmental Entity, and shall comply promptly with all legal requirements that may be imposed on it with respect to the Closing. To the extent not expressly prohibited by applicable Law, TCCC shall have the right to lead and control, in its sole discretion, all discussions, submissions, negotiations and other communications with all Governmental Entities in connection with all waiting periods, authorizations or waivers required to consummate the transactions contemplated by this Agreement, and, subject to reasonable concerns regarding confidentiality, TCCC shall keep CCE reasonably informed with respect to such matters. In connection with the actions and procedures referenced in this Section 6.12, CCE shall, and shall cause their respective Representatives to, (i) promptly and fully inform TCCC of any written or material oral communication received from or given to any Governmental Entity, (ii) subject to reasonable concerns regarding confidentiality of any information that is the subject thereof, permit TCCC to review any submission required to be made by CCE to any Governmental Entity, (iii) consult with TCCC in advance of any meeting, material conference or material discussion required by any Governmental Entity and (iv) if permitted to do so by the relevant Governmental Entity, give TCCC the opportunity to attend and participate in any such meetings, conferences and discussions. Notwithstanding anything to the contrary in this Agreement, TCCC and CCE will use their respective reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible; provided, however that (i) nothing in this Section 6.12 shall require, or be construed to require, TCCC or any of its respective Subsidiaries to take any action, including respond to and/or defend any court or administrative proceeding, propose or make any divestiture or other undertaking, or propose or enter into any consent decree or to take any action which TCCC reasonably determines could be material to the benefits expected to be derived by TCCC as a result of the transactions contemplated hereby or be material to the business of TCCC and its Subsidiaries or the North American Business as currently conducted or as contemplated to be conducted following the transactions contemplated hereby, and (ii) CCE shall not take (or permit any of its Affiliates to take) any action described in clause (i) above without TCCC’s prior written consent; provided, further, that if TCCC does not provide its written consent after being requested to do so, CCE will not be liable for failing to take any such action, but this shall not affect CCE’s obligation to otherwise take action required by this Section 6.12, subject to TCCC’s consent, if applicable.

6.13 Public Announcements. CCE and TCCC shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Ancillary Agreements and the Transactions, from the date hereof through the Effective Time, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, prior to the Effective Time, TCCC and CCE shall not send any general written communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with the North American Business Subsidiaries pertaining to this Agreement or the Ancillary Agreements and the Transactions, without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed).

6.14 Financial Statements.

(a) CCE and Splitco shall prepare and deliver to TCCC:

(i) As promptly as practicable following the date hereof (but in no event later than 60 days after the date hereof), an unaudited consolidated balance sheet of the North American Business Entities at December 31, 2009 and related unaudited consolidated statements of income of the North American Business Entities for the year ended December 31, 2009 (collectively, the “Unaudited North American Business Financial Statements”), which Unaudited North American Business Financial Statements shall reflect an allocation of corporate expenses and will present fairly in all material respects the financial position and results of operations of the North American Business Entities as of the dates and for the periods presented (subject to normal year-end adjustments and the absence of complete footnotes); and

(ii) As promptly as practicable following the date hereof (but in no event later than June 15, 2010), an audited consolidated balance sheet (including consolidating entries) of the North American Business Entities at December 31, 2009 and related audited consolidated statements of income and cash flows (including consolidating entries) of the North American Business Entities for the years ended December 31, 2008 and 2009 (collectively, the “Audited North American Business Financial Statements”), together with a report without qualification or exception of the auditors of the North American Business Entities, which Audited North American Business Financial Statements will present fairly in all material respects the financial position and results of operations of the North American Business Entities as of the date and for the periods presented. In the event that the Closing has not occurred prior to such time as documents required to be filed by TCCC with the SEC would require inclusion of an audited balance sheet of the North American Business Entities at December 31, 2010 and related audited statements of income and cash flows of the North American Business Entities for the year ended December 31, 2010, CCE and Splitco shall use commercially reasonable efforts to prepare and deliver such financial statements (including consolidating entries) as promptly as practicable following such date, together with a report without qualification or exception of the auditors of the North American Business Entities, which financial statements will present fairly in all material respects the financial position and results of operations of the North American Business Entities as of the dates and for the periods presented.

(b) CCE and Splitco shall, as promptly as practicable following the execution of this Agreement (but no later than 60 days after the date hereof), prepare (and deliver a copy to TCCC) an audited balance sheet of the Other CCE Businesses at December 31, 2008 and 2009 and related audited statements of income and cash flows of the Other CCE Businesses for the years ended December 31, 2007, 2008 and 2009 (collectively, the “S-4 Financial Statements”). Further, CCE and Splitco shall promptly prepare on a quarterly basis updated unaudited balance sheets of the Other CCE Businesses and related unaudited statements of income and cash flows of the Other CCE Businesses (collectively, the “S-4 Interim Statements”) until such time as the Form S-4 becomes effective and the Proxy Statement/Prospectus is mailed to the Splitco stockholders. In the event that the Form S-4 has not been declared effective and the Proxy Statement/Prospectus has not been mailed to stockholders of CCE prior to such time as such documents would require inclusion of an audited balance sheet of the Other CCE Businesses at December 31, 2010 and related audited statements of income and cash flows of the Other CCE Businesses for the year ended December 31, 2010 (the “2010 S-4 Financial Statements” (or CCE and Splitco are otherwise required to disclose such information to stockholders of CCE), CCE and Splitco shall prepare the 2010 S-4 Financial Statements as promptly as practicable.

(c) CCE covenants and agrees that during the period beginning on the date of this Agreement and ending immediately prior to the Effective Time, it shall provide TCCC (i) within thirty (30) days of the end of each calendar month, the unaudited consolidated balance sheets of the two segments that comprise the North American Business as of the end of such month and the related unaudited interim consolidated statements of income and cash flow information for such monthly period in such forms as have been prepared for internal management purposes (which will not include quarter-end and other adjustments), and (ii) within thirty (30) days of the end of each fiscal quarter, unaudited consolidated balance sheets of the two segments that comprise the North American Business as of the end of such quarter and the related unaudited interim consolidated statements of income and cash flow information for such quarterly period setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year in such forms as have been prepared for internal management purposes (which will not include quarter-end and other adjustments) (each such financial statement in this clause (ii), an “Unaudited Interim Financial Statement”). Concurrently with the delivery of the Unaudited Interim Financial Statements, CCE shall provide TCCC with a certificate of an executive officer of CCE to the effect that the Unaudited Interim Financial Statements have been prepared in accordance with GAAP and, except for the absence of normal year end closing procedures and adjustments, fairly present in all material respects the financial condition and operations of the North American Business as of the date thereof.

(d) TCCC shall, as promptly as practicable following the execution of this Agreement (but no later than 60 days after the date hereof), prepare and deliver to CCE and Splitco, (i) an audited consolidated balance sheet of the Nordic Entities (separate for Norway and Sweden and with intercompany account information) at December 31, 2008 and 2009 and related audited consolidated statements of income and cash flows of the Nordic Entities for the years ended December 31, 2007, 2008 and 2009 (collectively, the “Audited Nordic Financial Statements”), together with a report without qualification or exception of the auditors of the Nordic Entities, which Audited Nordic Financial Statements will present fairly in all material respects the financial position and results of operations of the Nordic Entities as of the dates and for the periods presented and (ii) an undaudited balance sheet of the Nordic Entities at December 31, 2005, 2006 and 2007 and related unaudited statements of income and cash flows of the Nordic Entities for the years ended December 31, 2005 and 2006. In the event that the Closing has not occurred prior to such time as documents required to be filed by CCE or Splitco with the SEC would require inclusion of an audited balance sheet of the Nordic Entities at December 31, 2010 and related audited statements of income and cash flows of the Nordic Entities for the year ended December 31, 2010, TCCC shall use reasonable best efforts to prepare and deliver such financial statements as promptly as practicable following such date, together with a report without qualification or exception of the auditors of the Nordic Entities, which financial statements will present fairly in all material respects the financial position and results of operations of the Nordic Entities as of the dates and for the periods presented.

(e) TCCC shall promptly prepare and deliver to Splitco after the date hereof, monthly (within thirty (30) days of the end of each Accounting Cycle) and quarterly (within thirty (30) days of the end of each fiscal quarter), updated unaudited balance sheets of the Nordic Entities (separate for Norway and Sweden and with intercompany account information) and related unaudited statements of income and cash flows of the Nordic Entities (collectively, the “Nordic Interim Statements”) until such time as the Form S-4 becomes effective and the Proxy Statement/Prospectus is mailed to the Splitco stockholders. In the event that the Form S-4 has not been declared effective and the Proxy Statement/Prospectus has not been mailed to stockholders of CCE prior to such time as such documents would require inclusion of an audited balance sheet of the Nordic Entities at December 31, 2010 and related audited statements of income and cash flows of the Nordic Entities for the year ended December 31, 2010 (the “2010 “Nordic Financial Statements”) (or CCE and Splitco are otherwise required to disclose such information to stockholders of CCE), TCCC shall prepare and deliver to Splitco the 2010 Nordic Financial Statements as promptly as practicable.

6.15 Non-Competition.

(a) For a period of five (5) years from and after the Closing Date, Splitco agrees that it will not (and will cause each of its Subsidiaries not to), without the prior written consent of TCCC, directly or indirectly, encourage, induce or entice any Person who is, as of the Effective Time, a customer of the North American Business to limit, reduce or cease to conduct business with TCCC or any of its Affiliates.

(b) For a period of five (5) years from and after the Closing Date, Splitco agrees that it will not (and will cause each of its Subsidiaries not to), without the prior written consent of TCCC, directly or indirectly, engage in or carry on a business in the North American Territory that would compete with the North American Business.

(c) Notwithstanding the foregoing, nothing in this Section 6.15 shall prevent Splitco or any of its Subsidiaries from (i) obtaining less than five percent (5%) of the outstanding equity or participation interests in any Person, or (ii) engaging in any consolidation, amalgamation, merger or other business combination with, or making any acquisition of or investment in, or otherwise obtaining any direct or indirect interest in, any Person that is engaged in any business, trade or venture competing with the North American Business, if such business, trade or venture consists of less than twenty percent (20%) of the annual sales of such Person, determined by reference to the most recent fiscal year of such Person as of the date Splitco or any of its Subsidiaries engages in such transaction or obtains such direct or indirect interest in such Person; provided, that Splitco or its Subsidiary, as applicable, promptly, and in any event within one year of any such acquisition or transaction, divests itself of all of the assets or operations so acquired that are engaged in any of the actions prohibited in Section 6.15(b).

(d) The obligations of Splitco under this Section 6.15 shall be in addition to any obligations it may have, directly or indirectly, under any other Contract. Splitco agrees that the remedy at law for any breach of the foregoing will be inadequate and that TCCC, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

(e) If any of the provisions of this Section 6.15 are found by any court of competent jurisdiction to be too broad in scope, whether as to activities restricted, the time period of such restrictions or the geographic areas in which such activities are restricted, the provisions of this Section 6.15 shall nevertheless remain effective, but shall be deemed amended to the extent considered by such court to be reasonable, and shall be fully enforceable as so amended.

6.16 Payments of Receivables after Closing.

(a) In the event that following the Closing, Splitco or any of its Affiliates receives any payments in respect of any receivables of the North American Business arising after the Closing, Splitco shall, or shall cause the applicable Affiliate to, receive such payment as the agent for CCE and deliver such payment to CCE promptly after such receipt.

(b) In the event that following the Closing, CCE or any of its Affiliates receives any payments in respect of any receivables of the Other CCE Businesses arising after the Closing, CCE shall, or shall cause the applicable Affiliate to, receive such payment as the agent for Splitco and deliver such payment to Splitco promptly after such receipt.

6.17 Cooperation with Respect to Financial Reporting. After the date of this Agreement, until the third (3rd) anniversary of the Closing Date, Splitco shall, and shall cause its affiliates to, reasonably cooperate with TCCC (at TCCC’s expense) in connection with each of TCCC and CCE’s preparation of historical financial statements of the North American Business as required for TCCC and CCE to comply with their respective obligations following the Closing. After the Closing, until the third (3rd) anniversary of the Closing Date, TCCC shall, and shall cause its Affiliates to, reasonably cooperate with Splitco (at Splitco’s expense) in connection with Splitco’s preparation of pro forma and historical financial statements of the Other CCE Businesses (and the Nordic Entities) in connection with any financing transaction of Splitco or any of its Affiliates or as otherwise required for Splitco to comply with its reporting obligations following the Closing.

6.18 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, CCE and the CCE Board shall grant all such approvals and take all such actions as are reasonably necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in CCE’s certificate of incorporation or by-laws on such transactions.

6.19 Directors and Officers Indemnification and Insurance.

(a) From and after the Closing, the Surviving Corporation shall, and TCCC shall cause the Surviving Corporation to, honor and fulfill in all material respects the obligations of CCE under any and all indemnification agreements between CCE or any of the North American Business Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of CCE or any of the North American Business Subsidiaries prior to the Effective Time (such agreements, the “Indemnity Agreements” and such Persons, “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and TCCC shall cause the Surviving Corporation to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of CCE as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.19(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and TCCC shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any Losses in connection with any Action, to the extent such Action arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of CCE or any of its Subsidiaries or other Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to CCE a written notice asserting a claim for indemnification under this Section 6.19(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto unless it is ultimately determined that such Indemnified Person is not entitled to indemnification under Law or the DGCL), and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this Section 6.19(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including TCCC) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) At Splitco’s direction, TCCC shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium (in each case, at TCCC’s expense) for the extension of (i) the directors’ and officers’ liability coverage of CCE’s or any of the North American Business Subsidiaries’ existing directors’ and officers’ insurance policies and (ii) CCE’s or any of its Subsidiaries’ existing fiduciary liability insurance policies, in each case, set forth on Section 6.19 of the CCE Disclosure Letter (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim involving any Indemnified Person in respect of acts or omissions occurring prior to the Effective Time and with a carrier and upon terms that are reasonably acceptable to CCE and that are, with respect to coverage and amount, no less favorable than those of CCE’s or any of its Subsidiaries’ existing D&O Insurance; provided that the aggregate cost of such policy shall not exceed that amount set forth in Section 6.19 of the CCE Disclosure Letter; provided, further, that if the aggregate premiums of such D&O Insurance exceeds such amount, the Surviving Corporation promptly shall notify CCE of such excess and the Surviving Corporation shall be obligated to obtain D&O Insurance with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount, and Splitco shall be entitled to contribute additional amounts to increase coverage. The Surviving Corporation shall (and TCCC shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d) If the Surviving Corporation (or TCCC) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or TCCC) set forth in this Section 6.19.

(e) The obligations set forth in this Section 6.19 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.19(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.19(c) (and their heirs and representatives). Each of the Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.19(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.19(e), with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.19(c) (and their heirs and representatives)) under this Section 6.19 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by CCE or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of the Surviving Corporation, TCCC and their respective Subsidiaries under this Section 6.19 shall be joint and several. Nothing in this Section 6.19 is intended to (i) limit the rights of any TCCC Indemnified Party to indemnification from Splitco to the extent provided for in Article IX in respect of amounts paid pursuant to this Section 6.19 or (ii) entitle any party to recover any amounts in connection with this Section 6.19 to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to CCE or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.19 is not prior to or in substitution for any such claims under such policies.

6.20 Further Assurances.

(a) At any time and from time to time upon and after the Effective Time, as and when required or deemed desirable by the Surviving Corporation or Splitco or their respective successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each of CCE, TCCC, Splitco and Merger Sub, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each of CCE, TCCC, Splitco and Merger Sub, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm the Surviving Corporation’s or Splitco’s (or their respective successors’ or assigns’) right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each of Splitco, CCE and Merger Sub held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement, the Ancillary Agreements and the Transactions. The officers and directors of the Surviving Corporation or Splitco (or their respective successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each of Splitco, CCE and Merger Sub, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

(b) Subject to the terms and conditions of this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions. From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, CCE, TCCC, Splitco and Merger Sub shall (i) execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the Transactions and (ii) to the extent that any transfers or additional permits and other governmental authorizations are required to consummate the Transactions, Splitco and its Subsidiaries and Affiliates agrees to cooperate with CCE to effect such transfers and obtain such permits and other governmental authorizations prior to the Effective Time.

6.21 Gross Indebtedness; Treatment of Certain Indebtedness Contracts.

(a) The parties agree that to the extent that Gross Indebtedness of CCE and its North American Business Subsidiaries is less than $8,880,000,000 immediately prior to the Effective Time, the parties will take such actions to increase the amount of Gross Indebtedness of CCE or TCCC will make an appropriate payment to CCE of an amount equal to such shortfall, as the parties agree in good faith in order to accomplish the transactions specified on Schedule A.

(b) To the extent that any Other CCE Businesses Entity is party to, or otherwise has any rights or obligations under, or is otherwise restricted by (including as a “Subsidiary” or “Restricted Subsidiary” within the meaning of the applicable credit facility, debt security facility, or other Contract), Contracts relating to Indebtedness of CCE or its Subsidiaries to which CCE or a North American Business Subsidiary is a party or has Liabilities and which are to be Liabilities of CCE or a North American Business Subsidiary from and after the Effective Time, Splitco and CCE will use commercially reasonable efforts to take such actions as are reasonably necessary to provide for the removal, effective no later than the Effective Time, of such Other CCE Businesses Entities from any and all such Contracts or arrangements (including to cause any such Other CCE Businesses Entity to cease to be a “Subsidiary” or “Restricted Subsidiary” within the meaning of the applicable credit facility, debt security facility, or other Contract). To the extent that Splitco and CCE are unable to cause the removal of any such Other CCE Businesses Entity prior to the Effective Time, (i) any and all Liabilities arising from the actions of such Other CCE Businesses Entity under the applicable Contract after the Effective Time shall be deemed to be an Other CCE Businesses Liability, (ii) and any and all Liabilities arising from the actions of CCE under the applicable Contract after the Effective Time in respect of the applicable Contract shall be deemed to be a North American Business Liability for which TCCC shall indemnify the CCE Indemnified Parties pursuant to Article IX of this Agreement and (iii) no such Other CCE Businesses Entity shall borrow any amounts under, or otherwise take any action with respect to which CCE or any North American Business Subsidiary would have any Liability in connection with, the applicable Contract or arrangement.

6.22 German Entity. At any time eighteen (18) months to thirty-six (36) months after the date of this Agreement, Splitco shall have the right to purchase, for fair value (as mutually agreed), all of TCCC’s right, title and interest in the German Entity on such terms and conditions as are mutually acceptable to TCCC and Splitco.

6.23 Adjusted Net Working Capital.

(a) At least two (2) Business Days prior to the Closing Date (but not more than five (5) Business Days prior to the Closing Date), CCE shall deliver to TCCC a certificate of an executive officer of CCE (the “Closing Adjusted Net Working Capital Certificate”) setting forth CCE’s good faith estimate of Adjusted Net Working Capital as of the Effective Time (the “Certified Closing Adjusted Net Working Capital”). If the Certified Closing Adjusted Net Working Capital is greater than Target Adjusted Net Working Capital, then TCCC shall pay or cause to be paid to Splitco at the Closing an amount equal to such difference. If the Certified Closing Adjusted Net Working Capital is less than Target Adjusted Net Working Capital, then Splitco shall pay or cause to be paid at the Closing an amount equal to such difference to TCCC.

(b) Except as may otherwise be agreed by the parties, as promptly as practicable, but in no event later than sixty (60) days after the Closing Date, TCCC shall in good faith prepare and deliver to Splitco (i) an unaudited consolidated balance sheet of the North American Business Entities as of the Effective Time prepared in accordance with GAAP (except for the absence of notes) (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Adjusted Net Working Capital Statement”) setting forth TCCC’s calculation of the Adjusted Net Working Capital as of the Effective Time, based on such Closing Balance Sheet calculated on a basis consistent with Schedule C (the “Closing Adjusted Net Working Capital”).

(c) Without prejudice to any of TCCC’s rights hereunder, following the Closing, in the event that TCCC believes in good faith that Closing Adjusted Net Working Capital is greater or lesser than Certified Closing Adjusted Net Working Capital, the following provisions will apply:

(i) TCCC and the North American Business Entities shall permit Splitco and their representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Balance Sheet and TCCC’s calculation of the Closing Adjusted Net Working Capital and provide Splitco with copies thereof (as reasonably requested by Splitco). If Splitco disagrees with TCCC’s calculation of the Closing Adjusted Net Working Capital as set forth on the Closing Balance Sheet, Splitco shall, within thirty (30) days after Splitco’s receipt of the Closing Balance Sheet, notify TCCC in writing of such disagreement by setting forth Splitco’s calculation of the Closing Adjusted Net Working Capital and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If no Objection Notice is delivered on or prior to the thirtieth (30th) day after Splitco’s receipt of the Closing Balance Sheet, TCCC’s calculation of the Closing Adjusted Net Working Capital shall be deemed to be binding on the parties hereto. If an Objection Notice is timely delivered to TCCC, then TCCC and Splitco shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Adjusted Net Working Capital. In the event that TCCC and Splitco are unable to resolve all such disagreements within fifteen (15) days after TCCC’s receipt of such Objection Notice, TCCC and Splitco shall submit such remaining disagreements to an independent, nationally recognized accounting firm mutually acceptable to TCCC and Splitco (the “Auditor”) for resolution.

(ii) TCCC and Splitco shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Adjusted Net Working Capital as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention. The Auditor shall consider only those items and amounts in TCCC’s and Splitco’s respective calculations of the Closing Adjusted Net Working Capital that are identified as being items and amounts to which TCCC and Splitco have been unable to agree on. In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Closing Adjusted Net Working Capital shall not be limited to the materials submitted by TCCC and Splitco but may include any relevant accounting literature or guidance, and shall be based on the definition of “Adjusted Net Working Capital” included herein. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iii) The costs and expenses of the Auditor in determining the Closing Adjusted Net Working Capital shall be borne equally by TCCC, on the one hand, and Splitco, on the other hand.

(iv) Within five (5) Business Days after the Closing Adjusted Net Working Capital is finally determined pursuant to this Section 6.23(c), Splitco shall pay to CCE or CCE shall pay to Splitco, as the case may be, an amount equal to the excess, if any, of Certified Closing Adjusted Net Working Capital over Closing Adjusted Net Working Capital, or Closing Adjusted Net Working Capital over Certified Closing Adjusted Net Working Capital, respectively, which payment shall be made by wire transfer of immediately available funds to the account(s) designated by TCCC or Splitco, as applicable.

(d) Notwithstanding anything herein to the contrary, amounts paid or required to be paid pursuant to Paragraph 7 of Schedule A, Section 6.24, or Section 3.14(b) of the Employee Matters Agreement shall not be taken into account in the determination of the Adjusted Net Working Capital of the North American Business or any payments required to be made pursuant to this Section 6.23.

(e) All payments made pursuant to Section 6.23(c) and any other payment, adjustment, reimbursement, or amount made or taken into account (collectively, payments) under this Agreement after the Effective Time shall be treated by all parties hereto (and all of their Affiliates) for all Tax purposes as non-taxable payments made immediately prior to the Closing to the maximum extent permitted by applicable Law. To the extent practicable, any such payments to CCE or any Subsidiary of CCE by Splitco or any Subsidiary of Splitco following the Closing will be segregated by CCE and transferred as promptly as practicable to creditors of CCE in payment of debt outstanding on the date hereof or incurred subsequent to the date hereof in the ordinary course of business, or to shareholders of CCE in respect of their CCE shares.

6.24 CCE Tax Benefits. On the Closing Date, TCCC shall pay to CCE an amount equal to $150,000,000, which represents the amount owed by TCCC for Tax benefits of the North American Business Subsidiaries. Such payment shall be made or taken into account in the manner set forth in Paragraph 7 of Schedule A.

6.25 Certain Nordic SPA Matters. As promptly as practicable following the date hereof, TCCC shall, subject to consultation with, and obtaining the opinion of, the works council of parent company of the Nordic Entities, cause such parent to become a party to the Nordic SPA.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Mutual Conditions. The respective obligations of CCE, Splitco, TCCC and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of each of the following conditions:

(a) Requisite Stockholder Approval. The Required CCE Vote shall have been obtained at the CCE Meeting (or any postponement or adjournment thereof) it being expressly understood that the parties cannot waive this condition.

(b) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or actual or threatened proceedings by the SEC seeking a stop order.

(c) NYSE Listing. The shares of Splitco Common Stock issuable to the CCE stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Requisite Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any other clearances, consents, approvals, orders and authorizations of Governmental Entities under any other Competition Law shall have been obtained.

(e) No Legal Prohibition. No Law shall be in effect preventing consummation of the Separation Transactions or the Merger or the other transactions contemplated by this Agreement.

(f) No Governmental Actions. There shall not be pending any Action by any Governmental Entity relating to the transactions contemplated by this Agreement that, if the relief requested were granted, would prevent the consummation of the Transactions or materially and adversely affect the Separation Transactions, the Merger or the other transactions contemplated by this Agreement, or TCCC, Merger Sub, CCE and the North American Business Subsidiaries, taken as a whole, on the one hand, or Splitco and the Other CCE Business Subsidiaries, taken as a whole, on the other hand.

(g) Private Letter Ruling. CCE and Splitco shall have received the Private Letter Ruling in form and substance reasonably satisfactory to TCCC and CCE and Splitco, and such Private Letter Ruling shall continue to be valid and in full force and effect.

7.2 Conditions to the Obligations of CCE and Splitco. The obligations of CCE and Splitco to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by CCE):

(a) Representations and Warranties. The representations and warranties of TCCC and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) would not, individually or in the aggregate, prevent or materially delay TCCC and Merger Sub from consummating the transactions contemplated hereby.

(b) Performance. Each of TCCC and Merger Sub shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement and the applicable Ancillary Agreements to be so performed or complied with by TCCC or Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. TCCC shall have delivered to CCE a certificate, dated as of the Closing Date, executed by an executive officer of TCCC, certifying the fulfillment of the conditions specified in subsections 7.2(a) and 7.2(b) hereof.

(d) Ancillary Agreements. TCCC shall have executed and delivered each of the Transition Services Agreement, the Corporate Name Letter and the Bottler’s Agreements, substantially in the forms agreed to by the parties pursuant to Section 3.1, and each of the Employee Matters Agreement and Tax Sharing Agreement executed as of the date hereof shall remain in full force and effect as of the Effective Time.

(e) CCE Tax Opinion. CCE shall have received the CCE Tax Opinion in form and substance reasonably satisfactory to CCE, and such CCE Tax Opinion shall continue to be valid and in full force and effect.

(f) Nordic Transactions. The Nordic Acquisition shall be consummated substantially concurrently with the Closing; provided, that this condition shall be deemed satisfied if (i) the conditions set forth in Article VII of the Nordic SPA to Splitco’s obligations to consummate the Nordic Acquisition shall have been satisfied or waived (or shall be satisfied or waived simultaneously with the closing of the Nordic Acquisition) and (ii) TCCC shall have tendered the Shares (as defined in the Nordic SPA) for transfer in accordance with the terms of the Nordic SPA.

7.3 Conditions to the Obligations of TCCC and Merger Sub. The obligations of TCCC and Merger Sub to consummate the transactions contemplated by this Agreement are subject to satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by TCCC):

(a) Representations and Warranties. The representations and warranties of CCE and Splitco contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “North American Business Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “North American Business Material Adverse Effect” set forth therein) would not, individually or in the aggregate, (A) result in a North American Business Material Adverse Effect, or (B) prevent or materially delay CCE and Splitco from consummating the transactions contemplated hereby.
(b) Performance. CCE and Splitco shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement and the applicable Ancillary Agreements to be so performed or complied with by CCE or Splitco at or prior to the Closing.

(c) No North American Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a North American Business Material Adverse Effect that is continuing.

(d) Officer’s Certificate. CCE shall have delivered to TCCC a certificate, dated as of the Closing Date, executed by an executive officer of CCE, certifying the fulfillment of the conditions specified in subsections 7.3(a), 7.3(b) and 7.3(c) hereof.

(e) Ancillary Agreements. CCE (or one of its appropriately designated Subsidiaries or Affiliates) and Splitco shall have executed and delivered each of the Transition Services Agreement, the Corporate Name Letter and the Bottler’s Agreement, substantially in the forms agreed to by the parties pursuant to Section 3.1, and each of the Employee Matters Agreement and Tax Sharing Agreement executed as of the date hereof shall remain in full force and effect as of the Effective Time.

(f) TCCC Tax Opinion. TCCC shall have received the TCCC Tax Opinion in form and substance reasonably satisfactory to TCCC, and such TCCC Tax Opinion shall continue to be valid and in full force and effect.

(g) Gross Indebtedness. The Gross Indebtedness of CCE and the North American Business Subsidiaries as of the Effective Time (after giving effect to the transactions contemplated by Section 6.21 and Schedule A) shall not be in excess of $8,880,000,000, and Splitco shall have delivered to TCCC a certificate, dated as of the Closing Date, executed by an executive officer of Splitco, certifying the fulfillment of such condition.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required CCE Vote:

(a) by mutual written agreement of CCE and TCCC;

(b) by TCCC or CCE at any time after the nine (9)-month anniversary of the date hereof; provided, that if, as of such date, (i) the approvals required pursuant to Section 7.1(d) shall not have been obtained, (ii) there is a pending Action by any Governmental Entity seeking to prevent the consummation of the Merger, (iii) the Private Letter Ruling shall not have been obtained, or (iv) the conditions to the consummation of the Nordic Acquisition set forth in Sections 7.1(a) or 7.1(c) of the Nordic SPA have not been satisfied, then either TCCC or CCE may, in its sole discretion, extend such date for an additional six (6) months (such date, as extended, the “Termination Date”), upon five (5) Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that if, as of the Termination Date, the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) such that the Closing is to occur in accordance with Section 2.2 on the first day of the Accounting Cycle beginning after the Termination Date, then the Termination Date shall be extended until such date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c) by CCE, if TCCC or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) of this Agreement and (ii) is incapable of being cured (or is not cured) by TCCC or Merger Sub by the Termination Date, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by CCE or Splitco;

(d) by TCCC, if CCE or Splitco shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a), 7.3(b) or 7.3(c) of this Agreement, and (ii) is incapable of being cured (or is not cured) by CCE or Splitco by the Termination Date, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by TCCC or Merger Sub;

(e) by TCCC or CCE, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(f) by TCCC, if there occurs (i) a Change in CCE Recommendation (including by amending or supplementing the Proxy Statement/Prospectus to effect a Change in CCE Recommendation), or (ii) a material breach by CCE of its obligations under Section 6.4(e)(ii) and 6.5(a); or

(g) by either TCCC or CCE, if the Required CCE Vote shall not have been obtained upon a vote taken thereon at the duly convened CCE Stockholders Meeting or any adjournment or postponement thereof at which the applicable vote was taken.

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 8.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the Transactions shall be abandoned without further action by CCE or TCCC; provided, however, that:

(a) If this Agreement is terminated and the Transactions are abandoned as described in this Section 8.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Section 6.13, this Section 8.2 and Article X hereof, the confidentiality provision contained in Section 6.8(b) hereof and the Confidentiality Agreement referred to in such Section, each of which shall survive any such termination of this Agreement without limitation.

(b) If (i) TCCC or CCE terminates this Agreement due to the failure to satisfy any of the conditions set forth in Section 7.1(d); (ii) all other conditions set forth in Section 7.1 and in Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); and (iii) neither CCE nor Splitco have breached in any material respect any of their covenants set forth in this Agreement, then TCCC shall, as promptly as reasonably practicable (and in any event within three (3) Business Days following such termination), pay to CCE, by wire transfer of immediately available funds, an amount equal to twice the amount of the reasonable documented out-of-pocket expenses actually incurred and paid by CCE or any of its Subsidiaries in connection with negotiation of this Agreement, the performance by CCE or Splitco of their obligations hereunder and the consummation of the Transactions, not to exceed $100,000,000 (the “CCE Expense Reimbursement”).

(c) If TCCC terminates this Agreement pursuant to Section 8.1(f) at a time when there is a Change in CCE Recommendation, then CCE shall, as promptly as reasonably practicable (and in any event within three (3) Business Days following such termination), pay to TCCC, by wire transfer of immediately available funds, an amount equal to $200,000,000 (the “Termination Fee”).

(d) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(g), an Acquisition Proposal shall have been publicly announced, (B) this Agreement is validly terminated pursuant to Section 8.1(b) or Section 8.1(g), (C) at the time of the termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(g), neither TCCC nor Merger Sub has breached any of its material obligations under or in connection with this Agreement in any material respect, and (D) within 365 calendar days following the termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(g), an Acquisition Proposal is consummated, then CCE shall pay to TCCC the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by TCCC, within two Business Days after the consummation of the transaction contemplated by such Acquisition Proposal. For purposes of this provision, each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.”

(e) Each of TCCC and CCE acknowledges that the agreements contained in Section 8.2(b), Section 8.2(c) and Section 8.2(d) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, CCE, TCCC and Merger Sub would not enter into this Agreement. Accordingly, if CCE fails promptly to pay any amount due to TCCC, or TCCC fails promptly to pay any amount due to CCE, pursuant to Section 8.2(b), Section 8.2(c) and Section 8.2(d), then such non-paying party shall also pay any costs and expenses incurred by CCE or TCCC or Merger Sub, as applicable, in connection with a legal action to enforce this Agreement that results in a final judgment against CCE or TCCC, as applicable, for such amount.

(f) In the event that TCCC shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by TCCC, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of TCCC, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against CCE or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(g) For the avoidance of doubt, except as expressly provided in Section 8.2(f) any termination of this Agreement shall not be deemed to release and shall not relieve any party hereto from any liability for any fraud occurring on or prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties in this Agreement and the certificates delivered pursuant to Section 7.2(c) and 7.3(d) and the Employee Matters Agreement shall survive the Closing until the date that is one (1) year from the Closing Date; provided, however, that (a) the representations and warranties in Sections 4.1 (Organization and Qualification); 4.2 (Authority), 4.3 (Capitalization; Jurisdictions) (other than clause (g) thereof); 4.4(a) (No Violation; Consents and Approvals) (but only with respect to clause (iv) thereof); 4.19 (Compliance with Laws; Permits) (but only with respect to The Foreign Corrupt Practices Act of 1977 or any similar Law); 5.1 (Organization; Authority) and 5.3 (Ownership of CCE Common Stock) hereof shall survive indefinitely (the representations and warranties set forth in this clause (a), the “Fundamental Representations”), (b) the representations and warranties in Sections 4.15 (Taxes) and 5.10 (Actions Regarding Tax Treatment) and the covenant in Section 6.1(o) (relating to the conduct of the North American Business) shall survive the Closing for a period equal to ninety (90) days following the expiration of the applicable statute of limitations, taking into account any extensions thereof, and (c) the representations and warranties in Sections 4.9 (Title to Personal Property), 4.18 (Major Suppliers and Customers other than TCCC), 4.22 (Intercompany Agreements), 4.23 (Related Party Transactions), 4.26 (Takeover Statutes; Other Restrictions), 4.29 (Brokers) and 5.7 (Brokers) shall not survive the Closing. The covenants and agreements of each party shall survive the Closing for the period specified therein, and if not specified, indefinitely; provided that the covenants contained in Sections 6.1 (other than 6.1(o)), 6.2 and 6.10 (other than 6.10(c); (d) and (e)) shall survive one year from the Closing Date; provided, further, that the provisions of Section 6.23 (Adjusted Net Working Capital), shall apply to claims arising with respect to the subject matter of that Section, rather than the provisions of this Article IX, except to the extent set forth in Sections 9.1 and 9.8. If any party makes a claim with respect to any specific representation, warranty, covenant or agreement within the time period described in this Section 9.1, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.

9.2 Splitco’s Agreement to Indemnify. From and after the Closing, upon the terms and subject to the conditions of this Article IX, Splitco shall indemnify, defend and hold harmless TCCC and its Affiliates (including CCE and the North American Business Subsidiaries) and their respective officers, directors, and employees (the “TCCC Indemnified Parties”) from and against all damages, judgments, awards, liabilities, losses, fines, obligations, amounts paid in settlement, claims of any kind or nature and costs, fees and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), excluding except as specifically set forth in Section 10.13 lost profits, lost revenues, special, consequential, indirect and punitive damages (other than lost profits, lost revenues, special, consequential, indirect and punitive damages actually paid in connection with any third party claim) (collectively, “Losses”), asserted against, resulting from, imposed upon or suffered or incurred by TCCC Indemnified Parties by reason of or arising from:

(a) any failure of any representation or warranty of CCE or Splitco set forth in this Agreement or the Employee Matters Agreement or the certificates delivered pursuant to Section 7.3(d) that survives after the Effective Time pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality, including each reference to the term North American Business Material Adverse Effect, were deleted therefrom;

(b) the breach of any covenant or agreement of Splitco or, prior to the Effective Time, CCE, contained in this Agreement or the Employee Matters Agreement;

(c) any Other CCE Businesses Liabilities (for the avoidance of doubt, in no event shall Splitco have any obligation under this Section 9.2(c) to the extent TCCC is obligated to indemnify any Splitco Indemnified Party);

(d) any appraisal claim made by a former stockholder of CCE in connection with the transactions contemplated by this Agreement (including 50% of any fees and expenses incurred in connection with the appraisal proceedings); provided that, with respect to amounts actually paid to former stockholders in connection with any such appraisal proceeding, Splitco shall only be liable pursuant to this Section 9.2(d) for amounts actually paid in respect of an appraised value per share up to and including $19.53 per share (the “Appraisal Threshold”) (it being understood that if the appraised value per share actually paid exceeds the Appraisal Threshold, Splitco shall be liable for the allocable portion of the total payment up to and including the Appraisal Threshold); and

(e) any Transaction Expenses payable by CCE or Splitco in accordance with Section 10.1.

9.3 Splitco’s Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by the Tax Sharing Agreement), the obligation of Splitco to indemnify TCCC Indemnified Parties pursuant to (A) Section 9.2(a) against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by Splitco or, prior to the Effective Time, CCE (such Losses in (i) and (ii), collectively, the “Splitco Uncapped Claims”)) or (B) Section 9.2(b) against any Losses sustained by reason of any claim with respect to the breach by CCE or Splitco of a covenant, shall be limited to claims as to which a TCCC Indemnified Party has given Splitco written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation or warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.2(a) (other than for Losses constituting Splitco Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceeds an amount equal to two hundred million dollars ($200,000,000) (the “Basket”), and only to the extent of such excess; provided further that Splitco shall not be liable to any TCCC Indemnified Party for any particular claim under Section 9.2(a) (other than for Losses constituting Splitco Uncapped Claims), unless the amount of such claim exceeds one hundred thousand dollars ($100,000) (the “De Minimis Amount”) and is in excess of any reserves reflected on the Audited CCE 2009 Financial Statements with respect to such Losses and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount or which have not exceeded any relevant reserve shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the TCCC Indemnified Parties shall have no recourse for such Losses. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which Splitco is liable pursuant to Section 9.2(a) (other than for Losses constituting Splitco Uncapped Claims), exceed an amount equal to two hundred fifty million dollars ($250,000,000) (the “Cap”).

9.4 TCCC’s Agreement to Indemnify. From and after the Closing, upon the terms and subject to the conditions of this Article IX, TCCC shall indemnify, defend and hold harmless Splitco, its Affiliates (excluding CCE and the North American Business Subsidiaries) and their respective officers, directors, and employees (the “CCE Indemnified Parties”) from and against all Losses asserted against, resulting from, imposed upon or suffered or incurred by CCE Indemnified Parties by reason of or arising from:

(a) any failure of any representation or warranty of TCCC set forth in this Agreement, the Employee Matters Agreement or the certificates delivered pursuant to Section 7.2(c) that survives after the Effective Time pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality were deleted therefrom;

(b) the breach of any covenant or agreement of TCCC or Merger Sub contained in this Agreement or the Employee Matters Agreement;

(c) any North American Business Liability (for the avoidance of doubt, in no event shall TCCC have any obligation under this Section 9.4(c) to the extent Splitco is obligated to indemnify any TCCC Indemnified Party);

(d) with respect to amounts actually paid to former stockholders of CCE in connection with an appraisal proceeding in connection with the transactions contemplated by this Agreement, TCCC shall only be liable pursuant to this Section 9.4(d) for amounts actually paid in respect of an appraised value per share in excess of the Appraisal Threshold (it being understood that if the appraised value per share actually paid exceeds the Appraisal Threshold, TCCC shall only be liable for the allocable portion of the total payment in excess of the Appraisal Threshold) and 50% of any fees and expenses incurred in connection with the appraisal proceedings); and

(e) any Transaction Expenses payable by TCCC in accordance with Section 10.1.

9.5 TCCC’s Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by the Tax Sharing Agreement), the obligation of TCCC to indemnify CCE Indemnified Parties pursuant to (A) Section 9.4(a) hereof, against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by TCCC (such Losses in (i) and (ii), collectively, the “TCCC Uncapped Claims”)) or (B) Section 9.4(b) against any Losses sustained by reason of any claim with respect to the breach by TCCC of a covenant shall be limited to claims as to which a CCE Indemnified Party has given TCCC written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation, warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.4(a) (other than for Losses constituting TCCC Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceed the Basket, and only to the extent of such excess; provided further that TCCC shall not be liable to any CCE Indemnified Party for any particular claim under Section 9.4(a) (other than for Losses constituting TCCC Uncapped Claims) unless the amount of such claim exceeds the De Minimis Amount and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the CCE Indemnified Parties shall have no recourse for such Losses. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which TCCC is liable pursuant to Section  9.4(a) (other than for Losses constituting TCCC Uncapped Claims) exceed an amount equal to the Cap.

9.6 Third-Party Claims. Except for Tax matters which shall be governed solely by the Tax Sharing Agreement, the obligations and liabilities of Splitco and TCCC with respect to any claims made by the TCCC Indemnified Parties and the CCE Indemnified Parties, respectively, which arise or result from claims for Losses made by third parties (“Third-Party Claim”), shall be subject to the following terms and conditions:

(a) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that (i) failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (ii) the indemnifying party shall have the right, after it acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party hereunder, to undertake the defense thereof by counsel reasonably satisfactory to the indemnified party at the indemnifying party’s sole expense; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense;

(b) Within thirty (30) Business Days following the receipt of notice of a Third-Party Claim, if the indemnifying party has not assumed the defense of such Third-Party Claim or has declined to assume the defense of such Third-Party Claim in writing, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to Section 9.6(a)(ii)); and

(c) Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably, withheld, conditioned or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written unconditional release from all liability in respect of such Third-Party Claim and (ii) provides solely for monetary relief and does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

9.7 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.2 or 9.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.2 or 9.4 hereof, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.2 or 9.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.2 or 9.4 hereof, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 10.9 hereof.

9.8 Sole Remedy; Other Limitations; etc.

(a) TCCC and Splitco acknowledge and agree that, if the Closing occurs, their sole and exclusive monetary remedy (other than for fraud or willful material breach or misrepresentation) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in the Ancillary Agreements, Section 6.23 and this Article IX; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing non-monetary remedies as may be available to such party under applicable Law in the event of a party’s failure to comply with its obligation hereunder.

(b) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Nothing in this Article IX is intended to entitle any party to recover any amounts in connection with this Article IX to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement or any Ancillary Agreement, including as a result of any payments in respect of Adjusted Net Working Capital pursuant to Section 6.23.

(c) TCCC and Splitco agree that any payment made among the parties pursuant to Section 6.23 or this Article IX shall be treated, to the extent permitted by Law, for all Tax purposes as a non-taxable payment made immediately prior to the Closing. Any indemnification payments under this Agreement for indemnifiable Losses shall be paid net of (or, in the case of a Tax detriment, increased by) (i) any insurance proceeds actually recovered by the indemnified party with respect to such Losses, minus an amount equal to (x) the amount of the net after tax cost of insurance premiums paid by the indemnified party in the same policy year as the claim for such Losses for the insurance policy under which such insurance proceeds are recovered multiplied by (y) a fraction, the numerator of which shall be the amount of such insurance proceeds actually recovered and the denominator of which shall be the total coverage amount of the insurance policy under which such insurance proceeds are recovered; (ii) any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third party payment; and (iii) any Tax benefit or Tax detriment to the indemnified party or its Affiliates as set forth in Section 9.10. In the event that an applicable insurance or other recovery is received by any indemnified party with respect to any indemnification payment for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to the indemnifying party.

(d) With respect to Losses arising out of or resulting from any breach of Section 4.21, including any such Losses arising out of or resulting from the Cleanup of any Release or threatened Release of Hazardous Materials on, from or adjacent to any Real Property, such Losses shall only include amounts to the extent required by a Governmental Entity or required by an applicable Environmental Law and incurred in the most cost-effective and commercially reasonable manner for achieving compliance with applicable Environmental Laws or directives of a Governmental Entity, applicable to the use of the property involved at the Effective Time, including where authorized the use of engineering or institutional controls such as deed restrictions and other land use restrictions. Splitco shall have no obligation to provide indemnification for any such Losses to the extent they arise from or as a consequence of any (i) changes in Environmental Law coming into effect subsequent to the Effective Time, (ii) any voluntary disclosure subsequent to the Effective Time by a TCCC Indemnified Party, or (iii) sampling, testing or analysis of any environmental media by or on behalf of any TCCC Indemnified Party on or after the Effective Time which is not required by an Environmental Law or by a Governmental Entity.

(e) After the Effective Time, each indemnified party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to give rise thereto, including by seeking to collect or recover any available third party insurance proceeds and any indemnity, contribution or other similar payment available to the indemnified party or its Affiliates from any third party with respect to any such Losses (it being understood that the obligation to use commercially reasonable efforts to collect or recover any third party insurance proceeds or payments available from third parties shall not require the indemnified party to commence any litigation proceedings against any such third party); provided that the indemnified party’s inability to collect or recover any such insurance proceeds or payments from third parties shall not limit or delay the indemnifying party’s obligations hereunder. Any Losses incurred in contravention of this subsection shall not be recoverable hereunder by the relevant indemnified party.

(f) Any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto.

9.9 Exclusivity of Tax Sharing Agreement. Notwithstanding anything herein to the contrary, the Tax Sharing Agreement constitutes the complete and exclusive agreement of the parties with respect to indemnification for Tax matters. Any conflict between the terms of the Tax Sharing Agreement and any provision of this Agreement, or any provision of any other agreement, shall be resolved in favor of the Tax Sharing Agreement, unless such other provision expressly provides that it shall be given priority over the Tax Sharing Agreement.

9.10 Offset against Tax Benefits. All indemnification payments under this Agreement shall be reduced to take account of the present value of any net Tax benefit (including, but not limited to, any current or future deductions, any reduction of income or gain upon a sale, disposition, conveyance, license or other similar transaction as a result of increased Tax basis, any Tax refunds received, any use of a credit of Taxes and any increase in the amount of losses, reliefs, allowances or other similar Tax attributes) and shall be increased to take account of the present value of any net Tax detriment realized by the indemnified party or its Affiliates in connection with or otherwise arising (directly or indirectly) from an indemnified Loss, including, without limitation, any Tax detriment resulting from an indemnification payment for such Loss. Upon the written request of the indemnifying party, the indemnified party shall provide the amount of the net Tax benefit and/or Tax detriment realized by the indemnified party in connection with or otherwise arising (directly or indirectly) from an indemnified Loss together with reasonable detail with respect to such calculation. In computing the amount of any such net Tax benefit and/or Tax detriment, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit (other than carryback items) before recognizing any item arising from the receipt of any indemnification payment hereunder or from a Tax Controversy. The indemnified party shall cooperate fully with all commercially reasonable requests from the indemnifying party in connection with determining the present value of such net Tax benefit and/or Tax detriment.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. To the extent addressed in Schedule D, the Transaction Expenses shall be paid by the parties hereto as specified on Schedule D; provided, however, that Schedule D and this Section 10.1 shall not apply to Tax matters, which shall be governed by the Tax Sharing Agreement. Except as otherwise provided in Schedule D or the Tax Sharing Agreement, whether or not the Transactions are consummated, TCCC shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries, and CCE shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries; provided that from and after the Effective Time such obligations of CCE shall become an obligation of Splitco.

10.2 Interest. Any payment required to be paid pursuant to this Agreement that is not paid by the 30th day after such payment is due shall accrue interest from and including such 30th day after the due date to and including the date of payment at the rate of one-month LIBOR plus 25 basis points per annum.

10.3 Notices. All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Splitco or CCE (before the Effective Time), to:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

Fax: (770) 989-3784

Attention: John Parker

with a copy, which shall not constitute notice, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Fax: (212) 269-5420

Attention: Gerry Meistrell

                 Jonathan Mark

                 Helene Banks

If to TCCC, CCE (after the Effective Time) or Merger Sub, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 676-8621

Attention: Chief Financial Officer

with a copy, which shall not constitute notice, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 515-2540

Attention: General Counsel

and with a copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: (212) 735-2000

Attention: Martha E. McGarry

                 Sean C. Doyle

10.4 Entire Agreement; Modification.

(a) The agreement of the parties, which consists of this Agreement, the CCE Disclosure Letter, the TCCC Disclosure Letter, the Ancillary Agreements, to the extent entered into, and the exhibits schedules and other documents referred to herein which form a part hereof (including, the Confidentiality Agreement referred to in Section 6.8 hereof), sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b) Subject to compliance with applicable Laws, this Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of CCE, Splitco and TCCC at any time before or after receipt of the Required CCE Vote; provided, however, that after the receipt of the Required CCE Vote there may not be, without further approval of the stockholders of CCE, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of CCE Common Stock hereunder or which, by applicable Law, requires the further approval of such stockholders.

10.5 Waiver. Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party. The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.6 Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.7 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 10.9 to compel performance of such party’s obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

10.8 Governing Law. This agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.9 Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Action arising out of this Agreement or the Transactions (and each agrees that no such Action relating to this Agreement or the Transactions shall be brought by it except in such courts). The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.10 Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (except as set forth in the Tax Sharing Agreement, Section 6.19 and in Article IX with respect to TCCC Indemnified Parties and CCE Indemnified Parties).

10.12 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

10.13 Limitation on Damages. Notwithstanding anything to the contrary contained herein, no Party shall be liable to or otherwise responsible to any other Party hereto or any Affiliate of any other Party hereto for any damages including, exemplary, punitive, consequential, incidental, indirect or special damages or lost profits that arise out of or relate to a breach of any covenant or agreement in this Agreement under any and all theories of liability in an amount that exceeds $200,000,000 (or $150,000,000 if the damages arise out of a breach of a covenant that is within the Knowledge of CCE or Knowledge of TCCC, as applicable prior to the Effective Time but for which such party has failed to provide prompt written notice to the other) plus related actual out-of-pocket expenses; provided that, (a) if any party hereto shall have acted in willful and reckless disregard of its obligations set forth in this Agreement, or (b) any party shall have failed to cure by the Termination Date a breach of a covenant or agreement for which the other party has provided prompt written notice, then the other party shall be entitled to pursue any remedy it has at law including to seek any and all damages (without limitation in amount) including exemplary, punitive, consequential, incidental, indirect or special damages or lost profits or under any other theory of liability.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COCA-COLA ENTERPRISES INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

INTERNATIONAL CCE, INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chief Executive Officer

THE COCA-COLA COMPANY

By:	/S/ GARY P. FAYARD
Name:	Gary P. Fayard
Title:	Chief Financial Officer and Executive Vice President

COBALT SUBSIDIARY LLC

By:	/S/ GARY P. FAYARD
Name:	Gary P. Fayard
Title:	Chief Financial Officer and Vice President

EXHIBIT I

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of February 25, 2010 by and among Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), International CCE, Inc., a Delaware corporation (“Splitco”), and The Coca-Cola Company, a Delaware corporation (“TCCC” and together with CCE and Splitco, each a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Business Separation and Merger Agreement, dated as of February 25, 2010, between CCE, Splitco, TCCC and Cobalt Subsidiary LLC, a Delaware limited liability company (the “Merger Agreement”).

RECITALS

WHEREAS, CCE is the common parent corporation of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has filed consolidated federal income Tax Returns;

WHEREAS, Splitco is a wholly-owned subsidiary of CCE;

WHEREAS, the Parties desire to (i) restructure CCE’s businesses so that all equity interests directly or indirectly owned by it in entities engaged in businesses other than the North American Business (the “Other CCE Businesses”) shall be owned, directly or indirectly, by Splitco, and (ii) convert all shares of CCE Common Stock, except for any such shares owned by TCCC or CCE, into shares of Splitco Common Stock and cash;

WHEREAS, the Parties intend that the conversion of shares of CCE Common Stock at the Effective Time pursuant to the Merger will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code); and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of CCE, Splitco and TCCC hereby agrees as follows:

ARTICLE I. DEFINITIONS

1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Claim” shall have the meaning set forth in Section 4.02.

“Closing” and “Closing Date” shall have the meanings set forth in the Merger Agreement.

“TCCC” shall have the meaning set forth in the Preamble to this Agreement.

“TCCC Filed Tax Return” shall have the meaning set forth in Section 2.01(a).

“TCCC Tax Opinion” shall mean the written opinion (or opinions) of Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that the distribution of Enterprises KOC Acquisition Company (“Canadian Holdco”) to Bottling Holdings (International) Inc. (“BHI”) will qualify under Section 355 of the Code, the merger of

BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

“TCCC Taxes” shall have the meaning set forth in Section 2.03(a).

“CCE” shall have the meaning set forth in the Preamble to this Agreement.

“CCE Group” shall mean (i) CCE and each of its Subsidiaries immediately following the Effective Time and (ii) each Person that becomes a Subsidiary of CCE after the Effective Time.

“CCE Tax Benefits” shall mean the aggregate of (i) 35% of CCE’s and each of its Subsidiaries’ United States federal income tax net operating loss carryovers, and charitable contribution carryovers, and (ii) CCE’s and each of its Subsidiaries’ United States federal income tax carryovers of alternative minimum tax credits, foreign tax credits, general business credits, and jobs credits, in each case determined as of immediately following the end of the Closing Date (taking into account any increase or reduction in such CCE Tax Benefits pursuant to a Final Determination); provided, however, that with respect to any taxable period not ending at the end of the Closing Date, the CCE Tax Benefits shall be calculated as if such taxable period ended at the end of the Closing Date.

“CCE Tax Opinion” shall mean the written opinion (or opinions) of Cahill Gordon & Reindel LLP, to the effect that the distribution of Canadian Holdco to BHI will qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

“Dispute” shall have the meaning set forth in Section 8.01.

“Employee Benefit Tax Item” shall have the meaning set forth in Section 2.03(d).

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law or any other event (including the execution of a Form 870-AD or any other form having substantially the same effect for purposes of any Tax Law) that finally and conclusively establishes the amount of any liability for Tax.

“Indemnified Party” shall have the meaning set forth in Section 4.02.

“Indemnifying Party” shall have the meaning set forth in Section 4.02.

“Merger Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period through the close of the Closing Date.

“Private Letter Ruling” shall have the meaning set forth in Section 3.01(a).

“Prohibited Acts” shall have the meaning set forth in Section 3.02.

“Proposed Acquisition Transaction” means a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which Splitco or CCE, which for purposes of this definition shall be referred to as the “relevant corporation” (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) any amount of stock of the relevant corporation, that would, when combined with any other changes in ownership of the stock of the relevant corporation pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise more than forty percent (40%) of the value of all outstanding stock of the relevant corporation as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of equity of the relevant corporation pursuant to the exception in Section 3.02(iii)) shall be treated as an indirect acquisition of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith; provided, however, that this definition shall not be interpreted in any way that will prevent or limit any issuance, disposition, redemption or other transaction with respect to TCCC stock.

“Ruling Request” shall mean the request for the Private Letter Ruling to be submitted to the Internal Revenue Service, including the exhibits attached thereto, and all related supplements.

“Separation Transactions” shall have the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, the transactions described in Paragraph 9 of Schedule A of the Merger Agreement are Separation Transactions.

“Splitco” shall have the meaning set forth in the Preamble to this Agreement.

“Splitco Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“Splitco Group” shall mean (i) Splitco and each of its Subsidiaries immediately following the Effective Time and (ii) each Person that becomes a Subsidiary of Splitco after the Effective Time.

“Splitco Taxes” shall have the meaning set forth in Section 2.03(b).

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before and ends after the Closing Date.

“Tax Arbitrator” shall have the meaning set forth in Section 8.01.

“Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item that decreases Taxes paid or payable.

“Tax Certificates” shall mean certificates of officers of TCCC, CCE and Splitco, provided to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP in connection with the Tax Opinions.

“Tax Contest” shall have the meaning set forth in Section 5.01.

“Tax Information Packages” shall mean any information required in order to prepare and file any Tax Return.

“Tax Materials” shall mean (A) the Private Letter Ruling, (B) the Tax Opinions, (C) the Ruling Request, (D) the Tax Certificates and (E) any other materials delivered or deliverable in connection with the issuance of the Private Letter Ruling or the rendering of the Tax Opinions.

“Tax Opinions” shall mean the TCCC Tax Opinion and the CCE Tax Opinion.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

1.02 INTERPRETATION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated preamble, recitals, articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II. TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) TCCC shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return filed after the Closing Date for any Post-Closing Period or Straddle Period that includes any member of the CCE Group (each, a “TCCC Filed Tax Return”); provided, however, that, except as otherwise required by Law, (w) all TCCC Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Materials and, with respect to TCCC Filed Tax Returns for Straddle Periods, except as provided in Section 3.03, consistent with past practices of CCE, (x) Splitco shall prepare and deliver to TCCC in a manner consistent with past practices of CCE and its Subsidiaries, except as provided in Section 3.03, pro forma Tax Returns and Tax Information Packages with respect to each member of the Splitco Group or portion of the Other CCE Businesses included in, or reflected on, a TCCC Filed Tax Return, no later than ninety (90) days before the due date for the filing of the relevant Tax Return (including any valid extensions), (y) TCCC shall provide to Splitco no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and Splitco shall have a reasonable opportunity to review and comment on, any such TCCC Filed Tax Return (or the relevant portion thereof) to the extent that (I) such TCCC Filed Tax Return includes any member of the Splitco Group, or (II) Splitco is responsible for any portion of the Taxes reported on such TCCC Filed Tax Return, and (z) TCCC shall not take any position on any TCCC Filed Tax Return that includes any member of the Splitco Group that (I) would reasonably be expected to result in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any comparable provision of state, local or foreign Tax Law, (II) would reasonably be expected to result in penalties under any applicable Tax Law, or (III) would reasonably be expected to require disclosure under Section 6664 of the Code or any comparable provision of state, local or foreign Tax Law in order to avoid penalties, all without Splitco’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise provided herein (including as provided in Sections 5.03 and 5.04), TCCC shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a TCCC Filed Tax Return for which TCCC bears responsibility hereunder.

(b) Splitco shall have the sole and exclusive responsibility for the preparation and filing of (i) each Tax Return that is required to be filed after the Closing Date that includes (A) any member of the Splitco Group, or (B) any assets or operations of the Other CCE Businesses, that, in each case, is not a TCCC Filed Tax Return and (ii) Tax Returns required to be filed for any Pre-Closing Period that is not a Straddle Period that include any member of the CCE Group (each, a “Splitco Filed Tax Return”); provided, however, that, except as otherwise required by Law, (w) all Splitco Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Materials and, with respect to Splitco Filed Tax Returns for Pre-Closing Periods and Straddle Periods, except as provided in Section 3.03, consistent with past practices of CCE, (x) TCCC shall prepare and deliver to Splitco in a manner consistent with past practices of CCE and its Subsidiaries, except as provided in Section 3.03, pro forma Tax Returns and Tax Information Packages with respect to each member of the CCE Group or portion of the North American Business included in, or reflected on, a Splitco Filed Tax Return, no later than ninety (90) days before the due date for the filing of the relevant Tax Return (including any valid extensions), (y) Splitco shall provide to TCCC no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and TCCC shall have a reasonable opportunity to review and comment on, any such Splitco Filed Tax Return (or the relevant portion thereof) to the extent that (I) such Splitco Filed Tax Return includes any member of the CCE Group, or (II) TCCC is responsible for any portion of the Taxes reported on such Splitco Filed Tax Return, and (z) Splitco shall not take any position on any Splitco Filed Tax Return that includes any member of the CCE Group that (I) would reasonably be expected to result in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any comparable provision of state, local or foreign Tax Law, (II) would reasonably be expected to result in penalties under any applicable Tax Law, or (III) would reasonably be expected to require disclosure under Section 6664 of the Code or any comparable provision of state, local or foreign Tax Law in order to avoid penalties, all without TCCC’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise provided herein (including as provided in Sections 5.02 and 5.04), Splitco shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, taxes in respect of a Splitco Filed Tax Return for which Splitco bears responsibility hereunder.

2.02 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject to the ultimate division of responsibility for Taxes set out in Section 2.03, the CCE Group and the Splitco Group shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s group to any Governmental Entity). In the case of any TCCC Filed Tax Return or Splitco Filed Tax Return, for which the Party not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Party filing such Tax Return shall notify the other Party, in writing, of its obligation to pay such Taxes and the Party receiving such notice shall pay such amount to the Party filing such Tax Return in accordance with the notice and payment provisions contained in ARTICLE IV.

2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) Except as provided in Section 4.01, TCCC and the members of the CCE Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (i) all Taxes for any Post-Closing Period attributable to any member of the CCE Group or the North American Business, other than (A) Taxes arising as a result of the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, except to the extent such Taxes are described in clause (ii) or arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement or the Merger Agreement by TCCC or any of its Subsidiaries or, following the Effective Time, any member of the CCE Group, and (ii) 50% of any Taxes arising as a result of the Merger not qualifying under Section 355 of the Code, to the extent such Taxes do not arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by TCCC, Splitco or any of their Subsidiaries (collectively, the “TCCC Taxes”).

(b) Except as provided in Section 4.01, Splitco and the members of the Splitco Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (i) all Taxes attributable to any member of the Splitco Group or the Other CCE Businesses, (ii) all Taxes for any Pre-Closing Period attributable to any member of the CCE Group or the North American Business, (iii) 50% of any Taxes arising as a result of the Merger not qualifying under Section 355 of the Code, to the extent such Taxes do no arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by TCCC, Splitco or any of their Subsidiaries, and (iv) the Taxes described in Section 2.03(a)(i)(A) (collectively, the “Splitco Taxes”).

(c) In order to apportion appropriately any Taxes relating to a tax period that would otherwise be a Straddle Period between the portion of such period ending as of the end of the Closing Date and the portion of such period beginning after the Closing Date, the Parties shall, to the extent permitted under applicable Law, elect with the relevant Governmental Entity to treat for all Tax purposes the Closing Date as the last day of a taxable year (in which case such period will not be a Straddle Period). In the case of any Taxes for a Straddle Period for which such election to close the taxable year is not permitted, the portion of such Taxes that is allocable to the portion of the Straddle Period ending as of the end of the Closing Date shall be: (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the Taxable Year ended on and included the Closing Date. Any income, deductions, gains or losses recognized on transactions not in the ordinary course of business on or prior to the Effective Time will be allocated to the Pre-Closing Period, and any income, deductions, gains or losses recognized on any transactions not in the ordinary course of business after the Effective Time (including after the Effective Time but on the Closing Date) will be allocated to the Post-Closing Period.

(d) Notwithstanding anything else to the contrary contained herein, in the Merger Agreement or in any Ancillary Agreement, the Parties agree to allocate the Tax Benefits resulting from the employee benefit items set forth on Schedule 2.03(d) (“Employee Benefit Tax Items”) in accordance therewith. Unless and until there has been a Final Determination to the contrary or a change in Law as a result of which there is not substantial authority in support of such allocation, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with the allocation of Employee Benefit Tax Items between the CCE Group and the Splitco Group as set forth in this Section 2.03(d). To the extent that the Party entitled under applicable Law to an Employee Benefit Tax Item is determined, pursuant to a Final Determination or a change in Law as a result of which there is not substantial authority in support of the agreed allocation as provided in Schedule 2.03(d), to be other than the Party entitled to such Employee Benefit Tax Item under Schedule 2.03(d), the Party entitled to such Employee Benefit Tax Item under applicable Law shall pay the other Party the amount of any Tax Benefit actually realized with respect to such Employee Benefit Tax Item within thirty (30) days following the filing date of a Tax Return which reflects the realization of such Tax Benefit item.

(e) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations in this Agreement, (i) any and all prior Tax sharing or allocation agreements or practices between any member of the CCE Group, on one hand, and any member of the Splitco Group, on the other hand, shall be terminated as of or before the Effective Time, and no member of one group shall have any continuing rights or obligations thereunder with respect to any member of the other group and (ii) any and all powers of attorney with respect to any member of the CCE Group shall be terminated as of or before the Effective Time, and no member of the CCE Group shall have any continuing obligations thereunder.

2.04 AMENDED RETURNS.

(a) Splitco shall not, and shall not permit any member of the Splitco Group, to file any amended Tax Return that includes any member of the CCE Group or any of the assets or operations of the North American Business for any taxable period without the consent of TCCC, not to be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding anything herein to the contrary, Splitco and all members of the Splitco

Group shall be permitted to file any amended Tax Return required to be filed for purposes of implementing the actions permitted under Paragraph I(B) of Schedule 3.03 or in order to reduce, eliminate or offset any additional income or Taxes resulting from such permitted actions. TCCC shall provide a response to a request for such consent from Splitco within fifteen (15) Business Days following the receipt of such request. Receipt of consent by Splitco or a member of the Splitco Group from TCCC under the provisions of this Section 2.04(a) shall not limit or modify Splitco’s continuing indemnification obligation under Section 4.01(b).

(b) TCCC shall not, and shall not permit any member of the CCE Group, to file any amended Tax Return that includes (i) any member of the Splitco Group or any of the assets or operations of the Other CCE Businesses for any taxable period or (ii) any member of the CCE Group or any of the assets or operations of the North American Business for any Pre-Closing Period or any Straddle Period, in each case without the consent of Splitco, not to be unreasonably withheld, conditioned or delayed. Splitco shall provide a response to a request for such consent from TCCC within fifteen (15) Business Days following the receipt of such request. Receipt of consent by TCCC or a member of the CCE Group from Splitco under the provisions of this Section 2.04(b) shall not limit or modify CCE’s continuing indemnification obligation under Section 4.01(a).

2.05 TRANSFER TAXES. Notwithstanding anything contained in this Agreement to the contrary, all documentary, sales, use, registration, value added, transfer, stamp and similar Taxes incurred in connection with the transactions described in the first sentence of Paragraph 3, and in Paragraph 9 of Schedule A of the Merger Agreement (collectively, “Transfer Taxes”) shall be borne 50% by TCCC and its subsidiaries following the Effective Time and 50% by Splitco and its subsidiaries following the Effective Time. The Party required by Law to file any Tax Returns with respect to any such Transfer Taxes shall prepare and file such Tax Returns and pay such Transfer Taxes to the appropriate Taxing Authority. TCCC (or any of its Subsidiaries following the Effective Time) shall pay by wire transfer to Splitco and Splitco (or any of its Subsidiaries following the Effective Time) shall pay by wire transfer to TCCC the payor’s share of the Transfer Taxes which are payable with Tax Returns to be filed by the other Party (or any of its Subsidiaries following the Effective Time) at least three days prior to the due date for the payment of such Transfer Taxes.

ARTICLE III. REPRESENTATIONS AND COVENANTS

3.01 PRIVATE LETTER RULING AND TAX OPINIONS.

(a) The Parties shall, and shall cause their Subsidiaries to, use their reasonable best efforts to obtain a private letter ruling from the Internal Revenue Service, in form and substance satisfactory to TCCC, CCE and Splitco, to the effect, among other things, that the distribution of Canadian Holdco to BHI will qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time pursuant to the Merger will qualify under Sections 355 and 361of the Code (except as provided in Section 356(b) of the Code) (the “Private Letter Ruling”), as soon as practicable after the date of this Agreement. The Parties shall cooperate in good faith in determining any additional issues or matters required to be addressed by the Private Letter Ruling. CCE shall be responsible in the first instance for the preparation and filing of the Ruling Request and all related correspondence, provided, however, that no submissions shall be submitted without TCCC’s approval, such approval not to be unreasonably withheld, conditioned or delayed. CCE and TCCC shall use their reasonable best efforts to assure that the Ruling Request is filed with the Internal Revenue Service not later than 30 days after public announcement of the proposed transaction. TCCC shall be provided drafts of all submissions a reasonable period in advance of submission, to review, comment upon and approve, materials prepared by CCE. The filing Party shall provide the other Party copies of the Ruling Request and all other memoranda, correspondence or other submissions as filed with the Internal Revenue Service promptly following the filing thereof. Each of CCE and TCCC shall have the right to participate fully in the process of obtaining the Private Letter Ruling, including attending meetings and participating in conference calls with the Internal Revenue Service. Each of CCE and TCCC shall use its reasonable best efforts to cause its respective Affiliates, employees, accountants, counsel and other representatives to cooperate with the other Party and its representatives in obtaining the Private Letter Ruling, including by (i) participating in meetings and conference calls with the Internal Revenue Service, (ii) assisting in the preparation of all memoranda, ruling requests, correspondence and other submissions that are deemed reasonably necessary or desirable by either Party in connection with obtaining the Private Letter Ruling, (iii) executing and delivering customary documents and instruments (such as penalties of perjury statements) that are deemed reasonably necessary by either Party in connection with obtaining the Private Letter Ruling, and (iv) taking other actions reasonably necessary in connection with obtaining the Private Letter Ruling.

(b) Each of the Parties shall use its reasonable best efforts to obtain the Tax Opinions. In connection with the foregoing, each of the Parties shall (i) furnish its respective Tax Certificate (or Tax Certificates) to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP on a timely basis, executed by an authorized officer of such Party, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP and (ii) otherwise cooperate in connection with obtaining the Tax Opinions.

(c) From and after the date of this Agreement, each of the Parties agrees that it shall (i) effect the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, in a manner that is consistent with the Tax Materials, (ii) comply with, and shall cause its Subsidiaries to comply with, the representations made in connection with the Private Letter Ruling, the Tax Opinions, and the Tax Certificates, and not take, or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act would be likely to, or does invalidate, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions whether or not such action or failure to act is otherwise permitted pursuant to this Agreement and (iii) not take or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act is inconsistent with any representation, statement or covenant made in the Private Letter Ruling, its respective Tax Certificate, or in connection with the Private Letter Ruling or the Tax Opinions.

3.02 OPINION OR PRIVATE LETTER RULING REQUIREMENT FOR MAJOR TRANSACTIONS. TCCC (on behalf of itself and all members of the CCE Group) and Splitco (on behalf of itself and all members of the Splitco Group) hereby covenant and agree that no member of the CCE Group or the Splitco Group, respectively, will take or permit to be taken within two (2) years of the Effective Time the following actions: (i) any Proposed Acquisition Transaction or approval of any Proposed Acquisition Transaction for any purpose; (ii) the issuance of any CCE equity or Splitco equity, respectively, or rights to acquire any CCE or Splitco equity (other than (A) any such issuance qualifying under Treasury Regulations Section 1.355-7(d)(8) in connection with the performance of services, or (B) any issuances which, in the aggregate, would not result in a Proposed Acquisition Transaction); (iii) redemptions or repurchases of any CCE equity or Splitco equity, respectively (except to the extent consistent with the requirements of Rev. Proc. 96-30, 1996-1 C.B. 696, and statements made with respect thereto in the Ruling Request and the Private Letter Ruling); (iv) recapitalizations or other dispositions of, or modifications to the terms of, any CCE equity or Splitco equity, respectively; (v) any liquidation of CCE or Splitco, respectively (including any transaction treated as a liquidation of CCE or Splitco for federal income tax purposes); (vi) any sale of all or substantially all of CCE’s assets or Splitco’s assets, respectively, in a single transaction or series of related transactions; (vii) the disposition or discontinuance of the operation of any active trade or business assets except in the ordinary course of business; (viii) any conversion of CCE or Splitco, respectively, to a foreign corporation (including, for proposes of clarification, any formation of a foreign holding corporation); and (ix) any actions or positions inconsistent with any representation or covenant contained in Section 3.01 or Section 6.02 of this Agreement, and no member of the CCE Group or Splitco Group will take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions (collectively, the “Prohibited Acts”). Notwithstanding the foregoing, CCE or Splitco or a member of the CCE Group or Splitco Group may take any of the Prohibited Acts if it obtains (1) the written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed, or (2) (a) an unqualified opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to the other Parties, that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions, or (b) a supplemental ruling from the Internal Revenue Service that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Private Letter Ruling, provided, however, that no request for a supplemental ruling shall be made prior to obtaining the other Parties’ consent, not to be unreasonably withheld, conditioned or delayed, and that the other Parties shall have the right to participate in the preparation of all material correspondence, calls, meetings and similar events related to obtaining such supplemental ruling. Each requested Party shall provide a response to a request for consent under the provisions of this Section 3.02 within fifteen (15) Business Days following the receipt of such request. Receipt of consent under the provisions of this Section 3.02 shall not limit or modify the recipient’s continuing indemnification obligation under Section 4.01. Notwithstanding anything herein to the contrary, the provisions of this Section 3.02 shall not be interpreted in any way that will prevent or limit any issuance, disposition, redemption or other transaction with respect to TCCC stock.

3.03 CONDUCT OF BUSINESS.

(a) Splitco (on behalf of itself and all members of the Splitco Group and, with respect to periods on or prior to the Effective Time, all members of the CCE Group) covenants and agrees that subject to TCCC’s consent, not to be unreasonably withheld, conditioned or delayed, (i) except as expressly contemplated by the terms of this Agreement, the Merger Agreement or Schedule 3.03, neither Splitco nor any member of the Splitco Group nor, on or prior to the Effective Time, any member of the CCE group, will (A) make, change or rescind any material Tax election, or (B) make, change or rescind any material method of accounting, (ii) neither Splitco nor any member of the Splitco Group nor, on or prior to the Effective Time, any member of the CCE Group, will take any action (including making any Tax election) specifically listed on Schedule 3.03 as a prohibited action, and (iii) Splitco shall, or shall cause the members of the Splitco Group or, on or prior to the Effective Time, the members of the CCE Group to take the actions (including Tax elections) specifically listed on Schedule 3.03 as actions required to be taken by Splitco; provided, however, that TCCC shall consent to any action or failure to act that is inconsistent with clauses (i), (ii) and (iii) to the extent that (I) the benefit of such action or failure to act to Splitco and the members of the Splitco Group is greater than the detriment of such action or failure to act to TCCC and the CCE Group, and (II) Splitco agrees to indemnify TCCC for any such detriment. Nothing herein shall limit any action permitted under the Merger Agreement (except for actions specifically prohibited under this Section 3.03(a)), however, in the event that Splitco or any member of the Splitco Group or, on or prior to the Effective Time, any member of the CCE Group takes or fails to take any action, outside the ordinary course of business or otherwise inconsistent with past practice, that has the effect of increasing, reducing, accelerating or deferring income or deductions or other Tax attributes (a “Timing Tax Impact”), except as specifically listed on Schedule 3.03, Splitco agrees to indemnify TCCC for any net Tax detriment arising from such Timing Tax Impact.

(b) Notwithstanding anything herein to the contrary, Splitco shall be allowed to utilize any Tax attributes generated under state or Canadian Tax Law in order to minimize Splitco Taxes imposed as a result of the Separation Transactions or of any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties.

(c) Except as expressly contemplated by the terms of this Agreement, the Merger Agreement or Schedule 3.03, or with the consent of Splitco, not to be unreasonably withheld, conditioned or delayed, TCCC will not cause or permit CCE or any member of the CCE Group to take (or fail to take) any action on the Closing Date after the Effective Time which action (or failure) is not in the ordinary course of business.

ARTICLE IV. INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 INDEMNITY OBLIGATIONS.

(a) Notwithstanding whether any action is permitted or consented to hereunder, TCCC shall indemnify and hold harmless Splitco and its Affiliates (including any member of the Splitco Group) from and against, and will reimburse Splitco for (without duplication) (i) all TCCC Taxes, and (ii) all Taxes and Losses by reason of or arising from any breach by TCCC or (after the Effective Time) any member of the CCE Group of any representation, covenant or obligation under this Agreement or Section 5.10 of the Merger Agreement.

(b) Notwithstanding whether any action is permitted or consented to hereunder, Splitco shall indemnify and hold harmless TCCC and its Affiliates (including any member of the CCE Group) from and against, and will reimburse TCCC for (without duplication) (i) all Splitco Taxes, (ii) all Taxes and Losses by reason of or arising from any breach by any member of the CCE Group (on or prior to the Effective Time) or the Splitco Group of any representation, covenant or obligation under this Agreement, or Sections 4.15 and 6.1(o) of the Merger Agreement (including any reduction in any item of CCE Tax Benefits by reason of or arising from any breach of any covenant or obligation of CCE or Splitco under Section 3.03), and (iii) the excess of $292,000,000 over the CCE Tax Benefits actually available to the CCE Group immediately following the Closing Date, as ultimately determined for U.S. federal income Tax purposes, taking into account any increase or decrease in the amount of such CCE Tax Benefits after the Closing Date.

(c) Notwithstanding any other provision of this Agreement or the Merger Agreement to the contrary, any indemnification under this Agreement shall not be subject to any (i) limitation under the Merger Agreement or any other agreement, including any Basket or Cap, (ii) offset or reduction for any CCE Tax Benefits in excess of $292,000,000 (except as provided in Section 4.05), (iii) offset or reduction for any Tax items reflected on the Closing Balance Sheet or any other balance sheet of CCE or any member of the CCE Group, except for any accrued Taxes that are reflected as a liability on the Closing Balance Sheet to the extent such Taxes reduce the Closing Adjusted Net Working Capital.

4.02 NOTICE. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due or other items which are subject to indemnification or (ii) receives written notice with respect to Taxes or other items that may be subject to indemnification under this Agreement, provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

4.03 TIMING OF PAYMENTS. The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within fifteen (15) Business Days of receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until fifteen (15) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Agreement with respect to such Claim. All indemnification payments due under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party. Any payment required to be paid pursuant to this Agreement that is not paid by the 30th day after such payment is due shall accrue interest from and including such 30th day after the due date to and including the date of payment at the rate of one month LIBOR plus 25 basis points per annum simple interest.

4.04 CCE TAX BENEFITS. At least three (3) Business Days prior to the Closing Date (but not more than five (5) Business Days prior to the Closing Date), CCE shall deliver to TCCC a certificate of CCE’s Tax Director

(the “CCE Tax Benefits Certificate”) setting forth CCE’s good faith estimate, calculating in reasonable detail the aggregate CCE Tax Benefits actually available to the CCE Group immediately following the Closing Date, as determined for U.S. federal income Tax purposes (the “Certified CCE Tax Benefits”). If the Certified CCE Tax Benefits are less than $292,000,000, then Splitco shall pay or cause to be paid to CCE at the Closing an amount equal to such difference, which shall not be taken into account in the determination of the Certified Closing Adjusted Net Working Capital, the Closing Adjusted Net Working Capital, or any other purchase price adjustments under the Merger Agreement. Such payment shall be made or taken into account in the manner set forth in Paragraph 7 of Schedule A of the Merger Agreement. Within 120 days following the Closing Date, TCCC shall provide Splitco a revised CCE Tax Benefits Certificate (the “Revised CCE Tax Benefits Certificate”) for review, and shall incorporate Splitco’s reasonable comments on such Revised CCE Tax Benefits Certificate. To the extent the parties agree on the Revised CCE Tax Benefits Certificate and the revised Certified CCE Tax Benefits (“Revised Certified CCE Tax Benefits”), or upon resolution of any disagreement with respect to such revised certificate in accordance with the provisions of ARTICLE VIII, CCE shall pay Splitco the excess (if any) of the lower of $292,000,000 or the Revised Certified CCE Tax Benefits over the Certified CCE Tax Benefits or Splitco shall pay CCE the excess (if any) of the lower of $292,000,000 or the Certified CCE Tax Benefits over the Revised Certified CCE Tax Benefits. The Revised CCE Tax Benefits Certificate shall be amended as required to reflect any adjustments in any item of CCE Tax Benefits pursuant to a Final Determination and the amount of any resulting adjustment in the Revised Certified CCE Tax Benefits shall be paid by Splitco to CCE or returned by CCE to Splitco (but not in excess of such amounts previously received by CCE and not returned to Splitco under this Section 4.04), as appropriate in accordance with the provisions of the immediately preceding sentence. Any dispute or disagreement between the Parties under this Section 4.04 shall be resolved in accordance with the provisions of ARTICLE VIII.

4.05 PENSION CONTRIBUTION.

(a) The payment by TCCC to CCE upon Closing pursuant to Section 3.14(b) of the Employee Matters Agreement (without taking into account a reduction in such amount pursuant to Section 3.14(b)(ii)) shall be equal to the lesser of (i) the Pre-Tax Contribution Amount and (ii) the sum of (A) 63% of the Pre-Tax Contribution Amount and (B) the excess of (x) the Certified CCE Tax Benefits above $292,000,000, over (y) the amount described in clause (x) calculated as if the Pre-Tax Contribution Amount had not been contributed to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement). Such payment shall be made or taken into account in the manner set forth in Paragraph 7 of Schedule A of the Merger Agreement. Upon the determination of the Revised Certified CCE Tax Benefits and any subsequent adjustment thereto pursuant to Section 4.04, the amount payable pursuant to Section 3.14(b) of the Employee Matters Agreement (as calculated under this Section 4.05(a)) shall be redetermined, and the difference between such previously determined amount and the redetermined amount shall be paid by TCCC to Splitco (in the case of an increase in such amount) or by Splitco to TCCC (in the case of a decrease in such amount).

(b) “Pre-Tax Contribution Amount” shall mean the sum of (i) $145,000,000 (which represents the amount of all contributions to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement) in 2009) and (ii) the amount (if any) of all contributions to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement) made in accordance with the provisions of Section 3.14(b) of the Employee Matters Agreement after December 31, 2009 and on or before the Effective Time.

4.06 TREATMENT OF PAYMENTS. The Parties agree that any payment, adjustment, reimbursement, or amount made or taken into account (collectively, payments) among the Parties pursuant to (i) this Agreement, (ii) Section 6.23 (Adjusted Net Working Capital) and ARTICLE IX (indemnification) of the Merger Agreement and any other purchase price adjustments under the Merger Agreement, (iii) Schedule A to the Merger Agreement, and (iv) Section 3.14(b) of the Employee Matters Agreement shall be treated, to the extent permitted by Law, for all Tax purposes as a non-taxable payment made immediately prior to the Merger; provided, however, that to the extent the Parties are required by applicable Law to treat any post-Closing payment made pursuant to this Agreement as a taxable payment, the Tax imposed on such payment (including as a direct or indirect consequence of such payment) shall not be subject to indemnification under this Agreement or the Merger Agreement. To the extent practicable, any such payments to CCE or any Affiliate of CCE by Splitco or any member of the Splitco Group following the Closing will be segregated by CCE and transferred as promptly as practicable to creditors of CCE in payment of debt outstanding on the date hereof or incurred subsequent to the date hereof in the ordinary course of business, or to shareholders of CCE in respect of their CCE shares.

ARTICLE V. TAX CONTESTS

5.01 NOTICE. The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY TCCC. TCCC shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any TCCC Filed Tax Return, but excluding any such Tax Contest to the extent Splitco bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that TCCC shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Splitco or a member of the Splitco Group under this Agreement without the consent of Splitco, not to be unreasonably withheld, conditioned or delayed. Splitco shall provide a response to a request for such consent from TCCC within fifteen (15) Business Days following the receipt of such request. Subject to TCCC’s rights under this Section 5.02, Splitco shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Splitco or any member of the Splitco Group under this Agreement.

5.03 CONTROL OF CONTESTS BY SPLITCO. Subject to Section 5.02, Splitco shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Splitco Filed Tax Return, but excluding any such Tax Contest to the extent TCCC bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Splitco shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of TCCC or a member of the CCE Group under this Agreement, or that relates to any TCCC Filed Tax Return, without the consent of TCCC, not to be unreasonably withheld, conditioned or delayed. TCCC shall provide a response to a request for such consent from Splitco within fifteen (15) Business Days following the receipt of such request. Subject to Splitco’s rights under this Section 5.03, TCCC shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of CCE or any member of the CCE Group under this Agreement.

5.04 JOINT CONTROL OF CONTESTS. The parties shall jointly control the handling of any Tax Contest, including any communication with agents of any Governmental Entity and the resolution, settlement or agreement to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest is not exclusively controlled by TCCC under Section 5.02 or by Splitco under Section 5.03.

ARTICLE VI. COOPERATION

6.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s group (the CCE Group and the Splitco Group) to fully cooperate, with the other Parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement (including the joint determination of the Tax items related or attributable to, or resulting from, the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, including the items listed on Schedule 6.01). Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

6.02 CONSISTENT TREATMENT. Unless and except to the extent that there has been a Final Determination to the contrary or a change in Law that results in there not being substantial authority in support of (a) the allocation of Taxes and Employee Benefit Tax Items between the CCE Group and the Splitco Group as set forth in this Agreement, (b) any conclusion or representation in the Tax Materials, (c) any position required to be taken under Section 3.03, or (d) the Tax treatment of any transaction included in the Separation Transactions agreed upon by the parties, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with clauses (a) through (d) of this Section 6.02.

ARTICLE VII. RETENTION OF RECORDS; ACCESS

7.01 For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Closing Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data and the systems necessary to access such data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of the CCE Group or the Splitco Group or for any Tax Contests relating to such Tax Returns, and (b) give to the other Parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation), systems and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that TCCC or Splitco proposes to destroy such material or information, it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII. DISPUTE RESOLUTION

8.01 In the event of any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”), the Parties shall promptly notify the tax director of each of TCCC and Splitco (each, a “Tax Director” and, together, the “Tax Directors”) of such Dispute, who together shall attempt in good faith to resolve such Dispute. If such Dispute is not resolved within twenty (20) Business Days following the date on which the Tax Directors receive notification, the Parties to such Dispute shall jointly retain an independent, nationally recognized law or accounting firm (the “Tax Arbitrator”) to act as an arbitrator in order to resolve the Dispute. The Tax Arbitrator’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Arbitrator shall be shared equally by each of the Parties to the Dispute.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.01 INCORPORATED MERGER AGREEMENT PROVISIONS. Subsections (b), (e) and (f) of Section 9.8, Sections 10.4 through 10.10, Section 10.12 and Section 10.13 of the Merger Agreement are hereby incorporated by reference.

9.02 EXPENSES. Except as otherwise provided in this Agreement or the Merger Agreement, TCCC shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries with respect to the matters addressed herein, and CCE (prior to the Effective Time) and Splitco (from and after the Effective Time) shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries with respect to the matters addressed herein.

9.04 NOTICES. All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Splitco, to:

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Fax: (770) 989-3073

Attention: H. Lynn Oliver, Vice President, Tax

with a copy, which shall not constitute notice to Splitco, to:

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Fax: (770) 989-3784

Attention: John Parker, Senior Vice President, General Counsel

If to TCCC, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 598-7196

Attention: Vice President and General Tax Counsel

with a copy, which shall not constitute notice to TCCC, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 515-2546

Attention: Senior Vice President and General Counsel

9.05 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by TCCC, CCE and Splitco on behalf of themselves and the members of their respective groups (the CCE Group and the Splitco Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of CCE or Splitco in the future.

9.06 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.07 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive for a period of ninety (90) days following the expiration of the applicable statute of limitations (including extensions thereof) with respect to any such matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COCA-COLA ENTERPRISES, INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

INTERNATIONAL CCE, INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chief Executive Officer

THE COCA-COLA COMPANY

By:	/S/ GARY P. FAYARD
Name:	Gary P. Fayard
Title:	Chief Financial Officer and Executive Vice President

EXHIBIT II

EMPLOYEE MATTERS AGREEMENT

by and among

COCA-COLA ENTERPRISES INC.,

INTERNATIONAL CCE, INC.

and

THE COCA-COLA COMPANY

dated

February 25, 2010

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is made as of February 25, 2010 by and among Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), International CCE, Inc., a Delaware corporation (“Splitco”) and The Coca-Cola Company, a Delaware corporation (“TCCC”).

BACKGROUND

CCE, Splitco, TCCC and Cobalt Subsidiary LLC (“Merger Sub”) have concurrently entered into the Separation and Merger Agreement pursuant to which, upon the terms and subject to the conditions thereof, among other things, (i) CCE will consummate, or cause to be consummated, the Separation Transactions and (ii) following the Separation Transactions, TCCC will acquire CCE and the North American Business by means of a merger of Merger Sub with and into CCE, with CCE being the surviving corporation and pursuant to which (A) CCE will become a wholly-owned subsidiary of TCCC and (B) the outstanding shares of CCE Common Stock (other than the Excluded Shares) will be converted into the right to receive shares of Splitco Common Stock and cash as provided in the Separation and Merger Agreement.

This Agreement sets forth the agreement of the parties concerning (i) the transfer of employment of certain CCE Employees, (ii) the treatment of the CCE Benefit Plans and (iii) other matters related to CCE Employees.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of CCE, Splitco and TCCC hereby agrees as follows:

AGREEMENT

Article 1

Definitions

The following capitalized terms as used in this Agreement shall have the meaning set forth below unless otherwise specified herein. Other capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Separation and Merger Agreement.

(a) “CCE Employee” shall mean an individual employed by CCE or any of its Subsidiaries, including any such individual who is on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, disability leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994 and leave under the Family Medical Leave Act, and other approved leaves, including approved leaves of absence under Laws of jurisdictions other than the United States).

(b) “CCE North American Employee” shall mean a CCE Employee whose services are provided in respect of the North American Business (i) immediately prior to the Effective Time (including each CCE North American Headquarters Employee but excluding each Transferred CCE North American Employee) or (ii) with respect to any proposed action under Section 2.2 or 3.2 or Article 5, at the time such action is proposed to be taken; provided, that in no event shall any individual who is or was a non-employee director of CCE be a CCE North American Employee.

(c) “CCE North American Headquarters Employee” shall mean a CCE Employee whose services are provided in respect of the Corporate Segment.

(d) “CCE Other Employee” shall mean a CCE Employee who is not a CCE North American Employee, including each Transferred CCE North American Employee.

(e) “CCE Stock Plans” shall mean, collectively, CCE’s 1997 Stock Option Plan, 1999 Stock Option Plan, 2001 Restricted Stock Award Plan, 2001 Stock Option Plan, 2004 Stock Award Plan, 2007 Incentive Award Plan and Employee Stock Purchase Plan, in each case as amended through the most recent applicable amendment date, and all awards granted thereunder.

(f) “Former CCE Employee” shall mean any individual whose employment with CCE or any of its Subsidiaries is terminated prior to the Effective Time.

(g) “Separation and Merger Agreement” shall mean that certain Business Separation and Merger Agreement by and among CCE, TCCC, Splitco and Merger Sub, dated as of February 25, 2010.

(h) “Transferred CCE North American Employee” shall mean each CCE North American Headquarters Employee and each CCE North American Employee who, in accordance with Sections 5.2 and 2.1, becomes employed by Splitco or one of its Subsidiaries immediately prior to the Effective Time.

Article 2

Transfers of Employment and Assumption of Benefit Plans

2.1 CCE Employees.

Except as provided in Section 2.2, CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than immediately prior to the Effective Time, (i) the CCE Other Employees shall be employed by Splitco or one of its Subsidiaries, (ii) the CCE North American Employees shall be employed by CCE or one of its Subsidiaries other than Splitco or one of Splitco’s Subsidiaries, (iii) the Contracts regarding any individuals who are independent contractors or consultants providing services to the North American Business shall be transferred to, and the liabilities and obligations with respect thereto assumed by, CCE, and (iv) the Contracts regarding any individuals who are independent contractors or consultants providing services to the Other CCE Businesses shall be transferred to, and the liabilities and obligations with respect thereto assumed by, Splitco.

2.2 CCE Expatriate Employees.

(a) Set forth on Schedule 2.2 is a list, as of the date of this Agreement, of (i) each CCE North American Employee who is providing services to the North American Business on “international assignment” (as such term is used by CCE) and (ii) each CCE Other Employee who is providing services to the CCE Other Businesses and on international assignment from a North American Business Entity, and in each case, such employee’s employer and the entity or business unit to which such employee is providing services as of the date of this Agreement.

(b) No later than August 1, 2010, TCCC shall notify CCE of the actions, if any, that CCE should take to facilitate the transfer of the employment, or the continuation of the international assignment, of the individuals set forth on Schedule 2.2 who are providing services as of the date of this Agreement to the North American Business.

2.3 CCE Benefit Plans.

(a) CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than the Effective Time, (i) Splitco or one of its Subsidiaries shall assume sponsorship of, and all of CCE’s rights, powers, duties, obligations and Liabilities under and with respect to, all CCE Benefit Plans other than the North American Benefit Plans and (ii) CCE or one of its Subsidiaries (other than Splitco and its Subsidiaries) shall assume sponsorship of, and all of CCE’s rights, powers, duties, obligations and Liabilities under and with respect to, all North American Benefit Plans. At the Effective Time, Splitco shall pay to CCE the net amount (i.e., the difference between employee contributions and payments to employees for expenses for the calendar year in which the Effective Time occurs), determined as of the Effective Time, credited to the accounts of the CCE North American Business Employees and, if the Effective Time occurs during 2010, the Transferred CCE North American Employees, in any case, under CCE’s Healthcare Reimbursement Account Plan and Dependent Care Reimbursement Account Plan.

(b) CCE shall, and shall cause its Subsidiaries to, take all actions necessary or desirable such that, effective no later than the Effective Time, the CCE Other Employees shall, except as specifically provided herein or in the Transition Services Agreement, cease active participation in the North American Benefit Plans and shall accrue no additional benefits thereunder.

2.4 No Termination of Employment.

The parties hereto agree that it is intended for purposes of all CCE Benefit Plans (including without limitation, any CCE severance plan, program agreement or arrangement and the CCE Stock Plans), that no CCE North American Employee shall be considered to have incurred a termination of employment or separation from service with CCE or its Subsidiaries solely by virtue of the transfer of such individual’s employment pursuant to this Agreement (whether pursuant to Section 2.1, 2.2 or 5.2 of this Agreement or otherwise) and/or the consummation of the Separation Transactions or the other transactions contemplated by the Separation and Merger Agreement or this Agreement.

2.5 COBRA.

CCE shall retain the obligation for continuation coverage (within the meaning of Section 4980B of the Code) for Former CCE Employees (and their spouses and eligible dependents) who are as of immediately prior to the Effective Time eligible for such coverage pursuant to a CCE Benefit Plan.

2.6 Long-Term Disability.

CCE shall retain the obligation to provide continued long-term disability benefits for any CCE North American Employees and Former CCE Employees who were employed in the North American Business at the time they became eligible for such benefits, in each case, who are receiving such benefits as of the Effective Time. Such long-term disability benefits shall be, with respect to each such CCE North American Employee or Former CCE Employee, substantially comparable in the aggregate to the benefits such individual is receiving as of the Effective Time.

Article 3

CCE North American Employees

3.1 Level of Compensation and Benefits.

From the Effective Time through and including December 31, 2011, TCCC shall, or shall cause its Subsidiaries to, provide to the non-represented CCE North American Employees (i) salary, wages and annual cash bonus opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Effective Time, retaining CCE’s pay and bonus structure, salary bands, compensation ranges and target bonus levels within such salary bands, and executive perquisite allowances as in effect immediately prior to the Effective Time and (ii) benefits (other than equity-based compensation, which shall be governed solely under

Section 3.2, and other employee benefits specifically provided for in this Agreement) that are substantially comparable in the aggregate to the benefits provided to the CCE North American Employees immediately prior to the Effective Time under the North American Benefit Plans listed in Section 4.14(a) of the Seller Disclosure Letter other than the CCE Stock Plans, in each case, subject to the CCE North American Employee’s continued employment with TCCC or one of its Affiliates; provided, however, that with respect to the CCE North American Employees set forth on Schedule 2.2, TCCC and, if applicable, its Subsidiaries, shall use their commercially reasonable best efforts to provide such individuals with substantially comparable salary, bonus opportunities, benefits and expatriate allowances in accordance with applicable Laws.

3.2 Equity-Based Compensation.

(a) CCE shall not grant any equity-based awards to any CCE North American Employee from the date of this Agreement through October 15, 2010, other than equity-based awards made (i) to newly hired employees, within one year following the employee’s date of hire, that are in the ordinary course of business and in accordance with CCE’s past practice of compensating newly hired employees, (ii) prior to September 1, 2010, to employees to correct administrative errors in the employees’ most recent annual equity-based awards, (iii) to a Transferred CCE North American Employee identified to TCCC prior to such grant, or (iv) with the consent of TCCC, which consent shall not be unreasonably delayed or withheld. In the event that as of October 15, 2010, the parties reasonably determine that the Effective Time shall not occur prior to December 15, 2010, following consultation with TCCC, CCE may make grants of equity-based awards no later than December 15, 2010, (such grants, collectively, the “CCE 2010 Grant”) to CCE North American Employees (excluding for this purpose grants made to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant) that are in accordance with CCE’s past practice and guidelines with respect to annual grants, made most recently in November 2009 to CCE North American Employees; provided, however, that (x) in no event shall the CCE 2010 Grant have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed between TCCC and CCE) that is greater than the aggregate value as of the grant date of the aggregate annual equity awards made by CCE in November 2009 to CCE North American Employees (excluding for this purpose grants made to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant), and (y) each award made pursuant to the CCE 2010 Grant shall specify that the transactions contemplated by the Separation and Merger Agreement shall not constitute a “Change in Control” if the Effective Time occurs prior to December 31, 2011; and provided, further, that this sentence shall not limit CCE’s ability to make grants of equity-based awards to CCE Other Employees who are not Transferred CCE North American Employees, and to Transferred CCE North American Employees who have been identified to TCCC prior to the date of the CCE 2010 Grant.

(b) At such time after the Effective Time as TCCC makes its regular annual equity awards to its employees in 2011 and no later than June 30, 2011, TCCC shall provide equity-based awards to CCE North American Employees who hold a position in the Senior Management Broad Band or above (or a comparable TCCC position) having a substantially comparable value in the aggregate, for a comparable number of employees, as of the date of grant (based on a reasonable Black-Scholes value for stock option grants and based on the grant date fair value for whole share-based awards) as awarded by CCE to its employees providing services to the North American Business in November 2009 (excluding for this purpose grants made to Transferred CCE North American Employees), with such grant made in a manner consistent with CCE’s target award levels, award ranges, and performance adjustment criteria employed in such November 2009 annual equity grant by CCE; provided, however, that (i) TCCC shall have no obligation to replicate the form of award or the terms and conditions of awards granted under CCE Stock Plans, including without limitation the number of shares to be subject to such TCCC equity awards and the vesting conditions and exercise or purchase price of such TCCC equity awards and (ii) TCCC shall not be obligated to make such 2011 equity-based awards to CCE North American Employees if CCE shall have made the CCE 2010 Grant.

(c) Provided that the Effective Time occurs prior to December 31, 2010, the CCE performance share units granted in 2007 and any other CCE equity award with performance criteria based on growth in earnings per share

(“EPS”) for the period 2008-2010, and CCE performance share awards having a performance goal relating to EPS achieved by CCE for the year 2010, in any case, held by CCE North American Employees and former CCE North American Employees (the “2010 EPS Awards”) shall be eligible to satisfy such EPS performance goals with respect to the year 2010 only as provided in Schedule 3.2(c). It is expressly understood and agreed between the parties that the time-based vesting provisions of the 2010 EPS Awards shall not be modified in any way by this Section 3.2.

3.3 2010 Annual Bonus.

In the event that the Effective Time occurs during 2010, annual cash incentive compensation for the CCE North American Employees with respect to the year 2010 shall be determined in accordance with CCE’s 2010 annual bonus program (the “2010 CCE Annual Bonus Program”). The 2010 CCE Annual Bonus Program shall be adopted by CCE in accordance with its past practice, except that such program shall (i) use as a performance measure the 2010 definition of “operating income” set forth on Schedule 3.3 hereto, (ii) include provisions for adjustments of applicable performance goals upon consummation of the transactions contemplated by the Separation and Merger Agreement, with specific adjustments, including for costs and expenses related to the transactions, to be mutually agreed between TCCC and CCE, and (iii) provide that for CCE North American Employees whose performance measure relates to corporate-wide performance, the annual bonus shall be determined based on corporate-wide performance for the pro rata portion of the bonus relating to the period before the Effective Time, and the performance of the North American Business (excluding the Corporate Segment) for the pro rata portion of the bonus relating to the period after the Effective Time.

3.4 Severance.

(a) CCE shall be responsible for the severance costs, if any, of any CCE North American Employee arising on and after the Effective Time. CCE shall maintain CCE’s Executive Severance Plan for not less than 24 months following the Effective Time, in accordance with the terms of such plan in effect as of the date of this Agreement. CCE shall not expand the positions eligible for participation in the CCE Executive Severance Plan without the consent of TCCC. For those CCE North American Employees who are not eligible to participate in CCE’s Executive Severance Plan under the terms of such plan in effect as of the date of this Agreement, TCCC and its Subsidiaries (including but not limited to CCE and the North American Business Subsidiaries) shall pay to any such CCE North American Employee whose position is eligible for benefits under the CCE Employee Severance Plan as in effect on the date of this Agreement, and whose employment is terminated following the Effective Time through and including December 31, 2011, severance benefits that are substantially comparable to those that would have been provided under the CCE Employee Severance Plan as in effect on the date of this Agreement.

(b) Splitco shall be responsible for the severance costs, if any, of all CCE Other Employees on and after the Effective Time, whether the applicable termination of employment occurs prior to, as of or following the Effective Time.

3.5 Retiree Medical Benefits.

From the Effective Time through and including December 31, 2011, TCCC shall, and shall cause its Subsidiaries (including but not limited to CCE and the North American Business Subsidiaries) to provide retiree medical benefits to (i) Former CCE Employees (and their eligible spouses and dependents, as applicable) who are as of immediately prior to the Effective Time receiving retiree medical benefits under a CCE Benefit Plan maintained for the benefit of retired CCE North American Employees and (ii) CCE Other Employees who are immediately prior to the Effective Time eligible for such retiree medical benefits under such plans and who elect to receive such benefits immediately following the Effective Time, which benefits shall be substantially comparable to the level of coverage in effect as of the date of this Agreement; provided, that TCCC may increase premiums, co-payments and deductibles at any time and from time to time with respect to retiree medical benefits consistent with CCE’s past practices and the rate of inflation with respect to the cost of providing health care. Any CCE Other Employee who is not immediately prior to the Effective Time eligible for retiree medical benefits under a CCE Benefit Plan shall not at any time later become eligible for benefits under any CCE or TCCC retiree medical plan, policy, program or arrangement.

3.6 CCE Defined Benefit Pension Plan.

CCE shall implement the changes to the CCE Employees’ Pension Plan that were approved by the Human Resources and Compensation Committee of CCE’s Board of Directors on September 1, 2009, in accordance with such approvals, to be effective January 1, 2011. CCE shall consult with TCCC on all plan details and implementation of such changes as so approved on September 1, 2009. The terms of such amended plan shall be subject to TCCC’s input, and TCCC shall not unreasonably delay discussions regarding such terms. Notwithstanding anything in this Agreement to the contrary, in no event shall any amendment to the CCE Employees’ Pension Plan contemplated by this Section 3.6 limit CCE’s or TCCC’s right to amend or modify such plan in any way after December 31, 2011, except to the extent that such limit applies solely as a result of applicable Laws.

3.7 Credit for Service.

To the extent that a CCE North American Employee commences participation in an employee benefit plan, program or arrangement maintained by TCCC or any TCCC Subsidiary (an “Applicable TCCC Plan”) following the Effective Time, TCCC shall, or shall cause CCE or the North American Business Subsidiaries and the Applicable TCCC Plan to:

(a) credit each CCE North American Employee’s service with CCE or any predecessor to CCE, to the extent credited under the analogous North American Benefit Plan as of the Effective Time, as service with TCCC for purposes of eligibility and vesting, and for purposes of determining benefits under applicable vacation programs and service awards; and provided, however, that such service credit shall be subject to the applicable terms of any employment agreement;

(b) in the case of insured arrangements, use its reasonable best efforts to cause its third-party insurance providers to, and in the case of self-insured arrangements, cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Applicable TCCC Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous North American Benefit Plan in which such CCE North American Employee participated immediately prior to the Effective Time, to be waived in the plan year in which the Effective Time occurs with respect to such CCE North American Employee (and such individual’s spouse and eligible dependents) who become participants in such Applicable TCCC Plan; and

(c) give credit for or otherwise take into account under such Applicable TCCC Plan the out-of-pocket expenses and annual expense limitation amounts paid by each CCE North American Employee under the analogous North American Benefit Plan for the plan year in which the Effective Time occurs.

In no event shall any CCE North American Employee be entitled to credit for service with CCE or any predecessor to CCE (x) for purposes of determining the level of benefits provided under any Applicable TCCC Plan not specified under clause (a) of this Section 3.7 or (y) under TCCC’s tax-qualified defined benefit pension plan, for purposes of (1) determining years of service or (2) recognition of compensation unless, for purposes of this clause (2), such CCE North American Employee was as of December 31, 2009 eligible for recognition of compensation under such plan.

3.8 Represented Employees.

Notwithstanding any other provision of this Agreement to the contrary, the terms and conditions of the employment of CCE North American Employees covered by a collective bargaining Contract shall continue in accordance with the terms of such collective bargaining Contract, and TCCC shall not be required to take, or to cause any of its Subsidiaries to take, any action that would violate or breach the terms of any collective bargaining Contract.

3.9 Workers’ Compensation.

Prior to the Effective Time, CCE and Splitco shall use commercially reasonable efforts to fulfill the necessary requirements of each jurisdiction in which the Other CCE Businesses operate with respect to workers’ compensation insurance, including posting surety bonds or purchasing insurance policies and shall use their respective reasonable best efforts to obtain a release of CCE and any North American Business Subsidiary from any and all obligations in respect of workers’ compensation insurance relating to the Other CCE Businesses.

3.10 No Guarantee of Employment.

Nothing in this Agreement shall be construed as prohibiting (a) TCCC and its Affiliates (including but not limited to, CCE and the North American Business Subsidiaries following the Effective Time) from terminating the employment of any CCE North American Employee or (b) Splitco and its Affiliates from terminating the employment of any CCE Other Employee, in any case, at any time following the Effective Time and for any or no reason.

3.11 Preservation of Rights to Amend or Terminate Plans.

Except as expressly provided in this Agreement, nothing contained in this Agreement shall (i) be construed to establish, amend or modify any benefit plan, program or arrangement, or (ii) alter or limit the ability of TCCC, CCE, any North American Business Subsidiary, Splitco or any of their respective Subsidiaries or Affiliates, whether prior to, as of or following the Effective Time, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in accordance with the terms of such plan, program, agreement or arrangement and applicable Laws. Without limiting in any way the generality of the foregoing, TCCC shall not be obligated to continue the CCE Employee Stock Purchase Plan.

3.12 Cooperation on Employee Communications.

Without limiting the generality of any provision in this Agreement or the Separation and Merger Agreement, each of TCCC, CCE and Splitco shall cooperate with the other parties hereto in establishing as soon as practicable following the date of this Agreement, protocols for communications with the CCE North American Employees concerning the nature of the transactions contemplated hereby and by the Separation and Merger Agreement, including without limitation communications with respect to job applications, transfers of employment and the effect of the Separation Transactions and the Merger on employee benefits; provided, that, such protocols shall not limit CCE’s and Splitco’s ability to communicate with CCE North American Headquarters Employees concerning transfers of employment and other matters relating to becoming Transferred CCE North American Employees.

3.13 CCE Stock Plans.

The treatment of outstanding equity previously granted under the CCE Stock Plans shall be governed by the Separation and Merger Agreement and Section 3.2 of this Agreement.

3.14 CCE Contributions through the Effective Time.

(a) All required contributions to North American Benefit Plans that are defined contribution plans, with respect to employee deferrals and contributions, matching contributions and other contributions for CCE Employees in respect of all periods through the Effective Time, determined in accordance with the terms and provisions of the relevant North American Benefit Plan, ERISA, and the Code, shall be paid by CCE or the relevant Subsidiary of CCE (including without limitation Splitco and its Subsidiaries). Any such contributions that are not made prior to the Effective Time shall be paid to TCCC no later than 15 days following the Effective Time.

(b) On the Closing Date, TCCC shall pay to CCE (i) the amount specified in Section 4.05 of the Tax Sharing Agreement in respect of the amount of the aggregate 2009 contribution that CCE made to the CCE tax-qualified or registered defined benefit pension plans that are not “multiemployer plans” within the meaning of Section 3(37) of ERISA (the “Section 3.14 Pension Plans”) less (ii) the amount set forth in Schedule 3.14(b). TCCC agrees that CCE shall not be required to fund any contribution to the Section 3.14 Pension Plans after December 31, 2009 and prior to the Effective Time or the termination of this Agreement. Accordingly, if the Effective Time shall not have occurred prior to the time CCE is required to make such contributions (or if CCE shall with TCCC’s prior written consent make a contribution earlier than as required), the amount specified in Section 4.05 of the Tax Sharing Agreement shall be adjusted, as provided in Section 4.05 of the Tax Sharing Agreement, to account for such contributions. Payments under this Section 3.14(b) shall be made or deemed made in the manner set forth in Paragraph 7 of Schedule A of the Separation and Merger Agreement.

Article 4

Nonqualified Deferred Retirement Plans

4.1 Transfer of Liabilities and Assets.

Prior to the Effective Time, CCE shall cause Splitco to assume and become obligated for all liabilities and obligations under the CCE Executive Pension Plan, Supplemental Pension Plan, and Supplemental MESIP with respect to the Transferred CCE North American Employees and the Deferred Compensation Plan for Non-Employee Directors with respect to directors and former directors of CCE (such benefits under such plans, the “Transferred Nonqualified Plan Benefits”). CCE shall cause the assets held by the Amended and Restated CCE Supplemental Matched Employee Savings and Investment Plan Rabbi Trust that have been allocated to the Transferred CCE North American Employees in accordance with their hypothetical investment elections with respect to the Supplemental MESIP as of immediately prior to the Effective Time to be transferred, on an account-by-account basis, to a grantor trust established by Splitco.

4.2 Stock Funds.

CCE shall, and shall cause its Subsidiaries to, take all actions necessary such that, effective no later than the date of this Agreement, and for the period from the date of this Agreement until the Effective Time, no Supplemental MESIP participant shall be permitted to (i) newly elect a hypothetical investment in the CCE stock fund or the TCCC stock fund under the Supplemental MESIP or (ii) modify such Supplemental MESIP participant’s investment elections as of the date of this Agreement to increase amounts hypothetically invested in the CCE stock fund or the TCCC stock fund.

Article 5

General Conduct of the North American Business Related to Employee Matters and Restrictions on Employment

5.1 Conduct of the North American Business Relating to Employee Matters.

Without the prior written consent of TCCC (which consent shall not be unreasonably withheld, delayed or conditioned), CCE shall not, and shall cause its Subsidiaries and Affiliates not to, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions with respect to the North American Business Entities or the North American Business:

(a) increase the rate of compensation of, or pay or agree to pay any benefit to, any CCE North American Employee, except as may be required to comply with applicable Laws or by any existing plan, including any CCE Benefit Plan, agreement or arrangement, and except in the ordinary course of business consistent with past practice, including as part of CCE’s or the North American Business Subsidiaries’ normal periodic performance reviews and related salary increases;

(b) enter into, adopt or amend (i) any North American Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the CCE North American Employees (including any employment agreement (not terminable at will) or severance or change of control agreement with a CCE North American Employee other than an agreement between Splitco or a Splitco Subsidiary and a Transferred CCE North American Employee for which Splitco or a Splitco Subsidiary is fully liable) or (ii) any CCE Benefit Plan for which any North American Business Entity could be liable following the Effective Time, except (A) as required by Laws, (B) in the ordinary course of business consistent with past practice, (C) with respect to an agreement between an Other CCE Businesses Entity and a Transferred CCE North American Employee, or (D) as specifically contemplated by this Agreement; provided, however, that in no event shall any action be taken that would (1) amend any North American Benefit Plan or CCE Benefit Plan to provide a CCE North American Employee with a “gross-up” for any federal, state, local, income, excise or other Tax, (2) amend the CCE Employees’ Pension Plan in any way inconsistent with the terms approved by CCE’s Board of Directors on September 1, 2009 or (3) expand the positions eligible for participation in any North American Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the CCE North American Employees.

(c) except (i) as contemplated hereby with respect to Transferred CCE North American Employees and (ii) with respect to CCE Employees who are listed on Schedule 2.2, change the duties of any CCE North American Employee such that the employee would no longer be a CCE North American Employee, or change the duties of any employee who is not currently a CCE North American Employee such that the employee would become a CCE North American Employee;

(d) terminate the employment of any CCE North American Employee (i) whose position is as of the date of this Agreement at Business Unit/Functional Leadership Broad Band or above or (ii) who is within 60 days following the date of this Agreement mutually agreed by TCCC and CCE to be a key CCE North American Employee (collectively, the “Key CCE Employees”); provided, however, that CCE may terminate the employment of a Key CCE Employee who (x) violates CCE’s Code of Business Conduct or (y) has, prior to the date of this Agreement, been given notice by CCE of an involuntary termination of employment;

(e) enter into any Contract with respect to any CCE Benefit Plan (including, without limitation, contracts for the provision of services to such CCE Benefit Plan) having a term of greater than one year or providing for payments by CCE having a value, estimated as of the date of such Contract, of greater than $5 million; or

(f) implement any layoffs that would trigger the notice requirements of the WARN Act without complying with the WARN Act.

5.2 Identification of Transferred Headquarters Employees.

(a) Following the date of this Agreement until the Effective Time, CCE shall have the discretion to select which of the CCE North American Headquarters Employees it shall solicit to be Transferred CCE North American Employees. Following the date of this Agreement until the Effective Time, without the prior written consent of TCCC, none of CCE, Splitco or any of their respective Subsidiaries shall solicit for employment with Splitco or any Splitco Subsidiary any CCE North American Employee other than a CCE North American Headquarters Employee.

(b) No later than August 1, 2010, CCE shall provide to TCCC a schedule setting forth the names of each CCE North American Headquarters Employee who CCE has determined it shall not solicit to be a Transferred CCE North American Employee. TCCC shall be permitted to contact any such CCE North American Headquarters Employee with respect to employment with TCCC and its Subsidiaries to be effective as of the Effective Time.

5.3 No Solicitation; No Employment.

From the Effective Time until December 31, 2011, Splitco shall not, without the express written consent of TCCC, and shall not permit any of its Subsidiaries to, solicit for employment with Splitco or any Splitco Subsidiary any person (a) who is an employee of TCCC or CCE (or their respective Subsidiaries) or (b) who is a former employee of TCCC or CCE (or their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first 60 days following such termination of employment, or, in any case, in any way interfere with the relationship between TCCC or CCE or any of their respective Subsidiaries and any such person. From the Effective Time until December 31, 2011, TCCC shall not, without the express written consent of Splitco, and shall not permit any of its Subsidiaries to, solicit for employment with TCCC or any TCCC Subsidiary any person (a) who is an employee of Splitco or any Splitco Subsidiary or (b) who is a former employee of Splitco or any Splitco Subsidiary whose employment is terminated at any time after the date of this Agreement, during the first 60 days following such termination of employment, or, in any case, in any way interfere with the relationship between Splitco or a Splitco Subsidiary and any such person. The foregoing restrictions shall not apply to any person whose employment with TCCC, CCE or Splitco (or their respective Subsidiaries), as applicable, terminates involuntarily, and shall not apply to general solicitations or advertisements not specifically directed to employees of TCCC, CCE, Splitco or their respective Subsidiaries, as applicable, or solicitations by search firms or other similar entities that have not been instructed to solicit such employees.

Article 6

Collective Bargaining Agreements and Union Matters

6.1 Negotiation of Collective Bargaining Agreements.

CCE shall not, and shall cause its Subsidiaries not to, execute, adopt, amend or terminate any collective bargaining Contract without TCCC’s consent, which consent shall not be unreasonably withheld or delayed, unless such execution, amendment, adoption or termination (i) relates solely to CCE Other Employees, (ii) results in increased costs over the prior collective bargaining Contract of $5 million or less per 12-month period, or (iii) does not involve the implementation of a new or new participation in a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program. At TCCC’s request, CCE shall provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract.

6.2 Continued Obligation.

CCE shall honor, and satisfy all of its obligations under, the collective bargaining Contracts by which it is bound.

6.3 Union Communications.

On or following the date of this Agreement, CCE shall, and shall cause its Subsidiaries to, notify each union or similar organization representing CCE North American Employees of the transactions contemplated by this Agreement or the Separation and Merger Agreement as required by Laws or any existing collective bargaining Contract.

Article 7

Miscellaneous

Separation and Merger Agreement Coordination.

7.1 Incorporation.

Section 1.3 and Article X of the Separation and Merger Agreement are incorporated herein by reference.

7.2 Transfer of Records and Information from CCE to Splitco.

Subject to applicable Laws, CCE shall transfer to Splitco any and all employment and employee benefit records and information (including, but not limited to, Forms W-2 or other Internal Revenue Service forms, any Forms I-9 or personnel records) with respect to Transferred CCE North American Employees and CCE Other Employees and other records reasonably required by Splitco to enable Splitco to properly carry out its obligations under this Agreement. Such transfer of records and information shall generally occur as soon as administratively practicable following (a) the date hereof or (b) with respect to records and information that are relevant to services provided in the Transition Services Agreement, the date upon which the provision of those services terminates. After the transfer of those records to Splitco, Splitco shall permit CCE and its Affiliates to have reasonable access to such records and such information.

7.3 Transition Services.

Except as otherwise provided in the Transition Services Agreements or as otherwise expressly provided herein, neither party shall have any responsibility for providing services to the other party with respect to employee or benefit plan matters after the Effective Time.

7.4 Effect of Failure to Close or Early Termination.

If the Effective Time does not occur, then all actions required to be taken under this Agreement shall not be taken except to the extent determined by the party required by this Agreement to take such action. This Agreement shall automatically terminate without any action being required by any party hereto in the event that the Separation and Merger Agreement is terminated prior to consummation of the transactions contemplated thereby, in which event this Agreement shall become null and void and of no further force or effect. Any termination of this Agreement shall not be deemed to release and shall not relieve any party hereto from any liability for fraud or any intentional and material breach of this Agreement occurring on or prior to such termination.

7.5 Counterparts.

This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

*    *    *    *    *

(Signature page follows)

The parties have caused this Agreement to be signed by their authorized representatives as of the date first set forth in this Agreement.

COCA-COLA ENTERPRISES INC.		INTERNATIONAL CCE, INC.

By	/S/ JOHN F. BROCK	By	/S/ JOHN F. BROCK
	John F. Brock		John F. Brock
Title	Chairman and Chief Executive Officer	Title	Chief Executive Officer

THE COCA-COLA COMPANY

By	/S/ GARY P. FAYARD
Gary P. Fayard
Title	Chief Financial Officer and Executive Vice President

EXHIBIT III

FORM OF CORPORATE NAME LETTER

[ON TCCC LETTERHEAD]

[INSERT DATE], 2010

[INSERT RECIPIENT NAME + TITLE]

Coca-Cola Enterprises Inc. / Splitco

2500 Windy Hill Parkway

Atlanta, Georgia 30339

Gentlemen:

Reference is made to the Bottler’s Agreement entered into among The Coca-Cola Company, The Coca-Cola Export Corporation and you with an effective date of [INSERT], 2010 (hereinafter referred to as the “Agreement”).

We hereby authorize you to use the trademark COCA-COLA in your corporate name: “COCA-COLA ENTERPRISES INC.”

The authorization granted herein will expire automatically upon expiration or termination of the Agreement, and is revocable by us in our absolute discretion, in whole or in part, upon ninety (90) days’ written notice. Upon expiration or termination of the Agreement or revocation of this Authorization, Coca-Cola Enterprises Inc. shall take any and all affirmative steps to delete “Coca-Cola” from its corporate name and to amend any other reference to “Coca-Cola” in any and all statements or documents including government licenses, registrations or any other records.

Nothing contained herein shall give you any interest in the goodwill derived from the use of the trademark COCA-COLA in your corporate name. It is hereby expressly agreed and understood that there is extended only a permission uncoupled with any interest to use the trademark COCA-COLA, and that we retain the sole and exclusive right to initiate and defend any or all proceedings and actions relating to such trademark.

Sincerely,
THE COCA-COLA COMPANY

By:
Authorized Representative
Date:

ACCEPTED BY:
COCA-COLA ENTERPRISES INC.

By:
Authorized Representative
Date:

EXHIBIT IV

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “TSA”) is by and between The Coca-Cola Company, a Delaware corporation (“TCCC”), and International CCE, Inc., a Delaware corporation (“Splitco”),, and is dated as of [    ], 2010.

WHEREAS, pursuant to that certain Business Separation and Merger Agreement by and among Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), Splitco, TCCC and Cobalt Subsidiary LLC, a Delaware limited liability company (“Merger Sub”) dated as of the February [    ], 2010 (the “Merger Agreement”), the parties have agreed to enter into this TSA;

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; and

WHEREAS, pursuant to this TSA, TCCC shall provide or cause to be provided certain services to the Other CCE Businesses, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the terms set forth herein and the Merger Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of TCCC and Splitco hereby agrees as follows:

1– Services

a)	TCCC or one of its Affiliates shall provide Splitco and its Affiliates with the Human Resources, Information Technology and Finance services described in the attachment hereto (the “Service Schedules”),[1] which forms part of this TSA, that had been provided in the ordinary course of business to the Other CCE Businesses by the Corporate Segment or the North American Business (including their respective third party service providers) on or in the twelve (12) months prior to the Effective Time (the “Services”).

b)	TCCC and Splitco shall use their commercially reasonable best efforts to negotiate in good faith and execute, on or prior to the Effective Time, a mutually agreeable separate agreement providing that TCCC or one of its Affiliates shall provide Splitco and its Affiliates with the Aviation Services (to be described on a service schedule to such additional agreement and provided in substantially the same level and manner of service as the Services are required to be provided hereunder) that had been provided in the ordinary course of business to the Other CCE Businesses by the Corporate Segment or the North American Business (including their respective third party service providers) on or in the twelve (12) months prior to the Effective Time.

c)	TCCC and Splitco shall use their commercially reasonable best efforts to negotiate in good faith and execute, on or prior to the Effective Time, a mutually agreeable separate agreement providing that TCCC or one of its Affiliates shall sublease to Splitco and its Affiliates the 14th and 15th floors at 2500 Windy Ridge Parkway, Atlanta, GA 30339, together with all furniture, equipment, fixtures and appurtenances thereto presently located on such floors in substantially the same condition as at the Effective Time and providing that the rental cost for such sublease shall be charged on a pass through basis.

[1]	The Service Schedules attached hereto as of the date of the Merger Agreement are provided as a reference to illustrate the type of schedules that the parties anticipate finalizing and shall not be binding on either party. The parties will negotiate in good faith prior to the Effective Time and agree on and memorialize the final binding version of the Service Schedules.

d)	The Services will be performed consistently with this TSA and in substantially the same manner and with substantially the same level of service and degree of quality as they were provided to the Other CCE Businesses in the twelve (12) months prior to the Effective Time. If Services are being provided by third party service providers pursuant to an agreement between the Corporate Segment or the North American Business (as applicable) and such third party service provider, the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to ensure that such third party service provider provides the applicable Services in accordance with the terms of such agreement. In addition, the parties will not, and will cause their respective Affiliates not to, amend any such agreement with a third party service provider in a manner that would reasonably be anticipated to have a material impact on the manner in which the Services are provided without first discussing such amendment with the other party in good faith.

e)	If, after the date of this TSA, Splitco reasonably determines with the consent of TCCC, not to be unreasonably withheld, that a service was unintentionally omitted from the Service Schedules that (i) was provided by the Corporate Segment or the North American Business (including their respective third party service providers) to the Other CCE Businesses in the twelve (12) months prior to the Effective Time and (ii) is reasonably necessary to the conduct of the Other CCE Businesses after the Effective Time, then TCCC shall provide such additional service to the Other CCE Businesses (with such service becoming a Service for purposes of this TSA) and a Service Schedule shall be created for such Service.

f)	Unless specifically set forth elsewhere herein to the contrary, this TSA does not apply to the services to be provided by TCCC (or any of its subsidiaries) to Splitco (or any of its subsidiaries) pursuant to any other Ancillary Agreement.

g)	TCCC is excused from failing to provide Services to the extent such failure is caused by Splitco.

2 – Consents

a)	TCCC and Splitco will reasonably cooperate together to obtain any third party consents needed for provision of the Services pursuant to Section 6.11 of the Merger Agreement.

(i)	TCCC and Splitco shall cooperate to facilitate obtaining any licenses and similar rights to allow Splitco to continue to participate in TCCC system wide master services agreements for information technology hardware and software systems and user applications and other information technology programs in substantially the same manner as had been conducted in the twelve (12) months prior to the Effective Time.

b)	To the extent the parties cannot reasonably obtain such licenses or consents, the parties will work together in good faith and cooperate together pursuant to Section 6.11 of the Merger Agreement to mutually agree on alternative solutions.

3 – Charges

a)	Splitco will pay TCCC the Service Charges (as defined below) on a calendar monthly basis in arrears, within 30 days of receiving TCCC’s written monthly invoice to Splitco, unless Splitco in good faith disputes the amount of Service Charges contained in any such invoice within fifteen (15) days following Splitco’s receipt of such invoice. TCCC’s written monthly invoices shall set forth the Service Charges (itemized by Service and providing reasonable detail as to the extent of Services provided) and any applicable taxes payable by Splitco for such calendar month.

b)

Unless otherwise specifically agreed and set forth in the Service Schedules, each Service shall be provided on a fixed price basis for the annual charge assigned to each such Service (each, a “Service Charge”). The annual Service Charge will be billed on a pro rata monthly basis in arrears for the Services provided during the month for which the bill is rendered. The annual Service Charge assigned to each Service will be calculated based on the cost for such Service (as shown in the Service

Schedules) plus 5% of each such cost[2]; except that, notwithstanding the foregoing and anything in the Schedules to the contrary, the portion of third party service provider charges paid by TCCC for Services provided by such third parties to Splitco shall be passed through to Splitco without mark up. If the scope of Services, service levels, or assumptions used to develop the budget or Service Charge change, then the Service Charge will be adjusted in a mutually agreeable manner using the same methodology of cost plus 5% (except for third party pass through charges).

c)	If Splitco, in good faith, disputes any Service Charges, it shall promptly submit to TCCC written notice of such dispute within fifteen (15) days following its receipt of the applicable invoice and, if the parties are unable to resolve such dispute within thirty (30) Business Days after delivery of such written notice, Splitco may withhold from its payment of the relevant invoice only such disputed amounts (except for applicable taxes) during the pendency of dispute resolution during the forty-five (45) subsequent Business Days, during which time the chief financial officers of the parties shall negotiate in good faith to resolve such dispute.

4 – Term and Termination

a)	The parties agree to use commercially reasonable efforts to complete the separation and termination of Services as soon as is reasonably feasible, both for individual Services and overall.

b)	Unless terminated earlier, and except to the extent that longer or shorter periods are specified for particular Services in the Service Schedules, the Services will continue for one year (365 days) following the Effective Date; provided that Splitco may extend Services for a period of up to six (6) additional months, so long as it provides at least two (2) months written notice prior to the end of the initial one year period.

c)	Splitco may terminate any individual Service at the end of any month, so long as it provides at least sixty (60) days prior written notice to TCCC.

d)	TCCC may terminate any individual Service if Splitco fails to pay any undisputed Service charges with respect to such Service within thirty (30) days after the due date and such failure is not cured within that period.

e)	The parties shall use commercially reasonable efforts to cooperate with respect to the transition of Services and documentation following the date of any such termination.

5 – Confidentiality

a)	Each party agrees to maintain on a confidential basis the other party’s confidential information. The obligations in this Section 5 shall survive termination of this TSA or any Services provided hereunder.

6 – Service Separation, Migration & Related Costs

a)	The parties shall cooperate in good faith and use commercially reasonable efforts to reach mutual agreement on Service separation and migration plans and decisions. TCCC agrees that (i) during the first nine (9) months after the Effective Date, TCCC will not materially reduce the number of personnel

[2]	The parties shall, between the date of the Merger Agreement and the Effective Date, jointly develop and agree on a budget for provision of each Service during the initial 12 month term of the TSA, together with the set of assumptions relied on by the parties in developing such budget. The final agreed budget shall reflect the cost of providing the Services plus a markup of 5% (other than on the third party pass through charges), which shall in turn constitute the Service Charges. The final agreed budget and assumptions shall be incorporated into the Service Schedules that are binding and effective as of the Effective Time. In the event that the term of the TSA is extended pursuant to Section 4(b), the parties will jointly develop and agree on a revised budget (reflecting the cost of providing the Services plus a markup of 5% other than on the third party pass through charges) and set of assumptions that will govern during any such extension period.

providing the Services or add material unrelated responsibilities to the personnel providing the Services, except as mutually agreed by the parties or following Services being terminated pursuant to this TSA; and (ii) thereafter during the term of this TSA, prior to materially reducing the number of personnel providing the Services or adding material unrelated responsibilities to the personnel providing the Services, TCCC will notify Splitco in writing of such planned action and discuss such action with Splitco in good faith; provided that the final decision shall be made by TCCC; and provided further that nothing in this Section shall relieve TCCC of the obligation to provide the Services in accordance with the standard set forth in Section 1(b).

b)	Except as specifically provided otherwise in this TSA or the Service Schedules, costs related to Contracts and Shared Contracts will be borne as provided in the Merger Agreement. Operational expenses related to separation activities will be shared equally by TCCC and Splitco (50%-50%). All capital expenditures that are temporary in nature and will be used once or a limited number of times, or otherwise not on a continuing basis, during separation will be shared equally by TCCC and Splitco (50%-50%). All capital expenditures that are sustained or ongoing in nature related to separation activities for Splitco will be paid by Splitco. Other costs related to separation of Services pursuant to this TSA will be borne proportionally according to the party whose business the cost directly benefits (e.g., by TCCC to the extent it is for TCCC’s business, and by Splitco to the extent it is for Splitco’s business). Each party will bear the respective cost of establishing its own independent stand alone Human Resources, Information Technology and Finance services, including migration and integration. This provision applies only to the specific matters and activities covered by this TSA, and does not apply to any other matters (including those specifically covered by the Merger Agreement or Ancillary Agreements other than this TSA).

c)	Splitco and TCCC shall support the activities of their respective transition teams with the intent of enabling the completion of the Service separation and migration plans as soon as practicable. In connection with such support, TCCC shall provide members of Splitco’s transition team with real-time access to office space and appropriate support staff at the offices of TCCC and its Affiliates and Subsidiaries where Services are being provided pursuant to this TSA and shall permit such members to monitor the provision of Services and the Service separation and migration plans. Such Splitco personnel shall be given full access to all systems and information necessary or appropriate to afford them access to all details concerning the Services provided; provided that Splitco shall ensure that such monitoring activities do not interfere with or impair the provision of the Services to Splitco or the provision of other services to TCCC and its Affiliates; and provided further that Splitco shall ensure that such personnel comply at all times with TCCC’s and its Affiliates’ policies and procedures in the performance of such monitoring activities. Splitco shall bear all costs and expenses of such Splitco personnel and their monitoring activity.

7 – Indemnification

a)	Each party (as applicable, an “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its Affiliates and their respective officers, directors and employees (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable out of pocket fees actually incurred for outside counsel, accountants and other outside consultants) suffered or incurred as a result of any third party claim against an Indemnified Party to the extent a result of a material breach of this TSA, including the Service Schedules, by the Indemnifying Party. This provision applies only to the specific matters and activities covered by this TSA, and does not apply to any other matters (including those specifically covered by the Merger Agreement or Ancillary Agreements other than this TSA).

8 – Miscellaneous

a)	This TSA and any dispute arising out of, in connection with or relating to this TSA shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would require the application of the Laws of a different jurisdiction.

b)	This TSA is not assignable by either party without the prior written consent of the other party; provided, that either Splitco or TCCC, as the case may be, may assign any of its rights under this TSA to any of its respective Affiliates (it being understood that no such assignment shall effect a novation or otherwise relieve the assigning party of any of its obligations hereunder or in any way increase the obligations of the non-assigning party under this TSA); provided, further, that either party may assign its rights and obligations under this TSA in connection with a sale of all or substantially all of its business, whether by sale of assets, merger or otherwise, or in connection with transactions pursuant to the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this TSA as of the day and year first above written.

THE COCA-COLA COMPANY

By:
Name:
Title:

INTERNATIONAL CCE, INC.

By:
Name:
Title:

EXHIBIT V-1

BOTTLER’S AGREEMENT JURISDICTIONS

Jurisdictions:

Great Britain

France (excluding Corsica)

Belgium

Netherlands

Luxembourg

EXHIBIT V-2

FORM OF BOTTLER’S AGREEMENT

THIS AGREEMENT, made and entered into with effect from             , by and among THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America; THE COCA-COLA EXPORT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America (The Coca-Cola Company and The Coca-Cola Export Corporation hereinafter collectively or severally referred to as the “Company” unless otherwise specified); and             , a corporation organized and existing under the laws of             , with principal offices at              (hereinafter referred to as the “Bottler”).

WITNESSETH:

WHEREAS,

A.	The Coca-Cola Company is engaged in the manufacture and the sale of beverage bases, essences, and other ingredients and a beverage base concentrate (hereinafter referred to as the “Concentrate”), the formula for which is an industrial secret of The Coca-Cola Company, from which a non-alcoholic beverage syrup or powder (hereinafter referred to as the “Syrup”) is prepared, and is also engaged in the manufacture and sale of the Syrup, which Concentrate or Syrup is used in the preparation of a non-alcoholic beverage product (hereinafter referred to as the “Beverage”) for sale in bottles and other containers and in other forms or manners;

B.	The Coca-Cola Company is the owner of the trade marks including “Coca-Cola” and “Coke” that distinguish the Concentrate, the Syrup, and the Beverage, the trade mark consisting of a Distinctive Bottle in various sizes in which the Beverage has been marketed for many years, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, and the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage (said trade marks “Coca-Cola”, “Coke”, the Distinctive Bottle, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage, and any additional trade marks that The Coca-Cola Company may adopt from time to time to distinguish the Concentrate, the Syrup and the Beverage being hereinafter referred to as the “Trade Marks”);

C.	The Company has the exclusive right to prepare, package, distribute and sell the Beverage and the right to manufacture and sell the Concentrate in , among other countries;

D.	The Coca-Cola Company has designated and authorized certain third parties to supply the Concentrate to the Bottler (said third parties being hereinafter referred to as the “Authorized Suppliers”);

E.	The Bottler has requested an authorization from the Company to use the Trade Marks in connection with the preparation, packaging, distribution and sale of the Beverage in and throughout a territory as defined and described in this Agreement;

F.	The Company is willing to grant the requested authorization to the Bottler under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

I.	OBJECT OF THE AGREEMENT

1.	The Company hereby authorizes the Bottler, and the Bottler undertakes, upon the following terms and conditions, to prepare and package the Beverage in such containers as may be approved by the

Company in writing from time to time (hereinafter referred to as “Approved Containers”) and to distribute and sell the same under the Trade Marks, in and throughout the following territory (hereinafter referred to as the “Territory”):

[INSERT TERRITORY]

2.	The Company or Authorized Suppliers will sell and deliver to the Bottler such quantities of the Concentrate as may be ordered by the Bottler from time to time, provided that the Bottler will order, and the Company or Authorized Suppliers will sell and deliver to the Bottler, only such quantities of the Concentrate as may be necessary and sufficient to implement this Agreement. In this regard, the Bottler covenants and agrees to buy Concentrate only from the Company or Authorized Suppliers.

3.	The Bottler will use the Concentrate exclusively for the preparation of the Syrup and the preparation and packaging of the Beverage as prescribed from time to time by the Company. The Bottler undertakes not to sell or resell the Concentrate or the Syrup, nor permit the same to fall into the hands of third parties, without the prior written consent of the Company.

4.	The Coca-Cola Company retains the sole and exclusive right at any time to determine the formula, composition or ingredients for the Concentrate and the Beverage.

5.	Except as may be provided herein and for the term of this Agreement, the Company will refrain from selling or distributing, or from causing the sale or distribution of, the Beverage in the Territory in Approved Containers. The Company reserves the rights, however, to prepare and package the Beverage in any container in the Territory for sale outside the Territory, and to prepare, package, distribute or sell, or authorize third parties to prepare, package, distribute or sell, the Beverage in the Territory in any container other than an Approved Container.

II.	OBLIGATIONS OF THE BOTTLER RELATIVE TO THE MARKETING, PLANNING AND REPORTING

6.	The Bottler covenants and agrees with the Company:

(a)	to make every effort and employ all practicable and approved means to promote, develop and exploit the full potential of the business of preparing, packaging, distributing, marketing and selling the Beverage throughout the Territory by creating, stimulating and expanding continuously the future demand for the Beverage and by satisfying fully and in all respects the current demand therefor;

(b)	to prepare, package, distribute and sell such quantities of the Beverage as shall in all respects satisfy fully every demand for the Beverage within the Territory; however, with the prior written consent of the Company, the Bottler may purchase the Beverage in Approved Containers from parties designated in writing by the Company for resale by the Bottler within the Territory;

(c)	to invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such manufacturing, warehousing, marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for the Bottler to comply with its obligations under this Agreement;

(d)	to provide competent and well-trained management and recruit, train, maintain and direct all personnel required, sufficient in every respect to perform all of the obligations of the Bottler under this Agreement;

(e)	to deliver to the Company once in each calendar year a program or plan in writing acceptable to the Company as to form and substance and in accordance with the Bottler’s obligations under this Agreement, showing in detail the activities of the Bottler contemplated for the ensuing twelve-month period or such other period as the Company may prescribe, to prosecute such program or plan diligently, and to deliver to the Company upon its request written reports of the progress of the work in an acceptable form;

(f)	to report to the Company accurate and current information on production, distribution and sales of the Beverage at such intervals, in such detail and in such form as may be requested by the Company;

(g)	to maintain accurate books, accounts and records and to provide to the Company such financial, accounting and other information as the Company may request to enable the Company to determine whether the Bottler is maintaining the consolidated financial capacity reasonably necessary to perform its obligations under this Agreement and in recognition of the Company’s interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the bottling, distribution and sales system;

(h)	not to sell and/or distribute the Beverage, without the prior written consent of the Company, outside the Territory or to anyone who intends to resell the Beverage outside the Territory; the foregoing prohibition does not apply if the Territory is a Member State or within a Member State of the European Economic Area and the sale results from an order from a customer in another Member State or for export to another Member State; and

(i)	not to actively seek customers nor maintain a branch outside the Territory; however, the Bottler shall have the right to fill unsolicited orders for the Beverage from any customer located within another Member State or for export to another Member State of the European Economic Area.

7.	The Bottler must, for its own account, budget and expend such funds for advertising, marketing and promoting the Beverage as may be reasonably required by the Company to create, stimulate and sustain the demand for the Beverage in the Territory, provided that the Bottler shall submit all advertising, marketing and promotional projects relating to the Trade Marks or the Beverage to the Company for its prior approval, and shall use, publish, maintain or distribute only such advertising, marketing or promotional material relating to the Trade Marks or the Beverage as the Company shall approve and authorize. The Company may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to the Bottler’s marketing programs. The Company may also undertake, at its own expense and independently from the Bottler, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate.

8. (a)	The Bottler recognizes that the Company has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement. The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

(b)	The Bottler will not oppose any additional actions the adoption of which are considered by the Company as necessary and justified in order to protect and improve the sales and distribution system for the Beverage, including, but not limited to, those actions which might be adopted concerning the supply of large and/or special customers whose field of activity transcends the boundaries of the Territory, even if such actions should limit the Bottler’s rights under this Agreement, including measures taken in compliance with the Rules of Competition of the European Union.

9.	The Bottler, recognizing the important benefit to itself and all the other parties referred to in Clause 8(a) above, of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines and other materials and equipment used in the distribution and sale of the Beverage.

10.	The Bottler acknowledges and agrees that the broadest possible direct distribution and sale of the Beverage to retail outlets and final consumers in the Territory is an essential element in satisfying fully the demand for the Beverage pursuant to this Agreement. Notwithstanding the recognized advantages of direct distribution, the Bottler shall be authorized to distribute and sell the Beverage to wholesalers in the Territory who sell only to retail outlets in the Territory. Any other methods of distribution shall be subject to the prior written consent of the Company.

11. (a)	In the event any of the Beverage prepared, packaged, distributed or sold by the Bottler is found within the territory of another authorized bottler or authorized distributor within a state that is not a Member State of the European Economic Area (hereinafter referred to as the “Injured Bottler”), then, in addition to all other remedies available to the Company:

(1)	if the phenomenon persists or reoccurs after the Company has requested the Bottler, in writing, to end or prevent it, by discharging the Bottler’s obligation under Clauses 6(h) and (i), the Company may, in its sole discretion, cancel forthwith the approval for the container(s) of the type which were found in the Injured Bottler’s territory;

(2)	the Company may charge the Bottler an amount of compensation for the Beverage found in the Injured Bottler’s territory, to include all lost profits, expenses and other costs incurred by the Company and the Injured Bottler; and

(3)	the Company may purchase any of the Beverage prepared, packaged, distributed or sold by the Bottler which is found in the Injured Bottler’s territory, and the Bottler shall, in addition to any other obligation it may have under this Agreement, reimburse the Company for the Company’s cost of purchasing, transporting and/or destroying such Beverage.

(b)	In the event the Beverage prepared, packaged, distributed or sold by the Bottler is found in the territory of an Injured Bottler, the Bottler shall make available to representatives of the Company all sales agreements and other records relating to the Beverage and assist the Company in all investigations relating to the sale and distribution of the Beverage outside the Territory.

(c)	The Bottler shall immediately inform the Company if at any time any solicitation or offer to purchase the Beverage is made to the Bottler by a third party which the Bottler knows or has reason to believe or suspect would result in the Beverage being marketed, sold, resold, distributed or redistributed outside the Territory in breach of this Agreement.

III.	OBLIGATIONS OF BOTTLER RELATIVE TO THE TRADE MARKS

12.	The Bottler will at all times recognize the validity and ownership of the Trade Marks by The Coca-Cola Company and will not at any time put in issue the validity and ownership of the Trade Marks.

13.	Nothing herein shall give the Bottler any interest in the Trade Marks or the goodwill attaching thereto or in any label, design, container or other visual representations thereof, or used in connection therewith; and the Bottler acknowledges and agrees that all rights and interest created through such usage of the Trade Marks, labels, designs, containers or other visual representations shall inure to the benefit and be the property of The Coca-Cola Company. The Coca-Cola Company and the Bottler agree and understand that there is extended to the Bottler under this Agreement a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge, to use said Trade Marks, labels, designs, containers or other visual representations thereof, in connection with the preparation, packaging, distribution and sale of the Beverage in Approved Containers; said use to be in such manner and with the result that all goodwill relating to the same shall accrue to The Coca-Cola Company as the source and origin of such Beverage, and the Company shall be absolutely entitled to determine in every instance the manner of presentation and such other steps necessary or desirable to secure compliance with this Clause 13.

14.	The Bottler shall not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation which includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them, or any name that is confusingly similar to any of them, or any graphic or visual representation of the Trade Marks or any other trade mark or intellectual property owned by The Coca-Cola Company, without the prior written consent of The Coca-Cola Company.

15.	The Bottler covenants and agrees during the term of this Agreement and in accordance with applicable laws:

(a)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade dress or any container that is an imitation of a trade dress or container in which the Company claims a proprietary interest or which is likely to be confused with or cause confusion or be perceived by consumers as confusingly similar to or be passed off as such trade dress or container;

(b)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade mark or other designation which is an imitation or infringement of any of the Trade Marks or is likely to cause passing-off of any product which is intended to lead the public to believe that it originates with the Company because of the Bottler’s association with the business of manufacturing, preparing, packaging, distributing and selling the Beverage; without in any way limiting the generality of the foregoing, it is hereby expressly understood and stipulated that use of the word “Coca” or local language or phonetic equivalent in any form or fashion, or any word graphically or phonetically similar thereto or in imitation thereof, on any product other than that of The Coca-Cola Company would constitute an infringement of the trade mark “Coca-Cola” or be likely to cause passing-off;

(c)	not to use delivery vehicles, cases, cartons, coolers, vending machines and other equipment bearing the Trade Marks for the distribution and sale of any products which are not identified by the Trade Marks without the prior written consent of the Company;

(d)	during the term of this Agreement and for a period of two (2) years after its termination not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other concentrate, beverage base, syrup or beverage which is likely to be confused with or passed off for the Concentrate, Syrup or Beverage; and

(e)	not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of any person or legal entity, within or outside of the Territory, that engages in any of the activities prohibited under this Clause 15.

The covenants herein contained apply not only to the activities with which the Bottler may be directly concerned, but also to activities with which the Bottler may be indirectly concerned through ownership, control, management, partnership, agreement or otherwise, and whether located within or outside of the Territory.

16.	It is understood and agreed among the parties that in the event that either:

(a)	a third party which is in the opinion of the Company directly or indirectly through ownership, control, management or otherwise, concerned with the manufacture, preparation, packaging, distribution or sale of any product specified in Clause 15 hereof shall acquire or otherwise obtain control or any direct or indirect influence on the management of the Bottler; or

(b)	any person, firm or company having majority ownership or direct or indirect control of the Bottler or who is directly or indirectly controlled either by the Bottler or by any third party which has control or any direct or indirect influence in the opinion of the Company on the management of the Bottler, shall engage in the preparation, packaging, distribution or sale of any products specified in Clause 15 hereof;

then the Company shall have the right to terminate this Agreement forthwith without liability for damages unless the third party making such acquisition referred to in subclause (a) hereof or the person, firm or company referred to in subclause (b) hereof shall, on being notified in writing by the Company of its intention to terminate as aforesaid, agrees to discontinue, and shall in fact discontinue, the manufacture, preparation, packaging, distribution or sale of such product(s) within a reasonable period not exceeding six (6) months from the date of notification.

IV.	OBLIGATIONS OF BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGE

17. (a)	The Bottler covenants and agrees to use only the Concentrate in preparing the Syrup and the Syrup only for preparing and packaging the Beverage, in strict adherence to and compliance with the written instructions issued to the Bottler from time to time by the Company. The Bottler further covenants and agrees that, in preparing, packaging and distributing the Beverage, the Bottler shall at all times conform to the standards, including quality, hygienic, environmental and otherwise, established in writing from time to time by the Company and comply with all applicable legal requirements.

(b)	The Bottler, recognizing the importance of identifying the source of manufacture of the Beverage in the market, agrees to use identification codes on all packaging materials for the Beverage, including Approved Containers and non-returnable cases. The Bottler further agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes. The Company shall provide the Bottler, from time to time, with necessary instructions in writing regarding the forms of the identification codes to be used by the Bottler in that connection, and the production and sales records to be maintained by the Bottler.

(c)	In the event the Company determines or becomes aware of the existence of any quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, the Company may require the Bottler to take all necessary action to recall all of the Beverage or withdraw immediately any such Beverage from the market or the trade, as the case may be. The Company shall notify the Bottler by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt, of the decision by the Company to require the Bottler to recall such Beverage or withdraw such Beverage from the market or trade, and the Bottler shall, upon receipt of such notice, immediately cease distribution of such Beverage and take such other actions as may be required by the Company in connection with the recall of such Beverage or withdrawal of such Beverage from the market or trade.

(d)	In the event the Bottler determines or becomes aware of the existence of quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, then the Bottler shall immediately notify the Company by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt. This notification shall include: (1) the identity and quantities of the Beverage involved, including the specific Approved Containers, (2) coding data and (3) all other relevant data that will assist in tracing such Beverage.

The Bottler shall permit the Company, its officers, agents or designees, at all times to enter and inspect the facilities, equipment and methods used by the Bottler, whether directly or incidentally, in or for the preparation, packaging, storage and handling of the Beverage to ascertain whether the Bottler is complying with the terms of this Agreement, including, but not limited to Clauses 17, 21 and 34. The Bottler also agrees to provide the Company with all the information regarding Bottler’s compliance with the terms of this Agreement, including, but not limited to, Clauses 17, 21 and 34, as the Company may request from time to time.

18.	The Bottler shall submit to the Company, at the Bottler’s expense, samples of the Syrup, the Beverage and of materials used in the preparation of the Syrup and the Beverage, in accordance with instructions that the Company may give from time to time.

19. (a)	In the packaging, distribution and sale of the Beverage, the Bottler shall use only such Approved Containers and closures, cases, cartons, labels and other packaging materials approved from time to time by the Company, and the Bottler shall purchase such items only from manufacturers who have been authorized in writing by the Company to manufacture the items to be used in connection with the Trade Marks and the Beverage. The Company shall use its best efforts to approve two or more manufacturers of such items, it being understood that said approved manufacturers may be located within or outside of the Territory.

(b)	The Bottler shall inspect Approved Containers and closures, cases, cartons, labels and other packaging materials to be used in connection with the Beverage and shall use only those items which the Bottler has determined comply with both the standards established by applicable laws in the Territory and the standards and specifications prescribed by the Company. The Bottler shall assume independent responsibility in connection with the use of such Approved Containers, closures, cases, cartons, labels and other packaging materials which the Bottler has determined conform to such standards.

(c)	The Bottler shall maintain at all times a sufficient stock of Approved Containers, closures, cases, cartons, labels and other packaging materials to satisfy fully the demand for the Beverage in the Territory.

20. (a)	The Bottler recognizes that increases in the demand for the Beverage, as well as changes in the Approved Containers, may from time to time require modifications or other changes in respect of its existing manufacturing, packaging, delivery or vending equipment or require the purchase of additional manufacturing, packaging, delivery or vending equipment. The Bottler agrees to make such modifications to existing equipment and to purchase and install such additional equipment as necessary with sufficient lead time to enable the introduction of new Approved Containers and the preparation and packaging of the Beverage in accordance with the continuing obligations of the Bottler to develop, stimulate and satisfy fully every demand for the Beverage in the Territory.

(b)	In the event the Bottler uses refillable Approved Containers in the preparation, packaging, distribution and sale of the Beverage, the Bottler agrees to invest the necessary capital and to appropriate and expend such funds as may be required from time to time to establish and maintain an adequate inventory of refillable Approved Containers. In order to ensure the continuing quality and appearance of said inventory of refillable Approved Containers, the Bottler further agrees to replace all or part of the inventory of refillable Approved Containers as may be reasonably necessary and in accordance with the obligations of the Bottler pursuant to this Agreement.

(c)	The Bottler shall not use or permit the use of the Approved Containers, closures, cases, cartons, labels and other packaging materials referred to in this Agreement for any purpose, except in connection with the Beverage and shall not refill or otherwise reuse any non-refillable Approved Containers that have been previously used.

21. (a)	The Bottler shall be solely responsible in carrying out its obligations herein for compliance with all statutes, regulations and by-laws issued by government or local or other competent authorities applicable in the Territory, and shall inform the Company forthwith of any provision thereof which would prevent or limit in any way strict compliance by the Bottler with its obligations herein.

(b)	Without limiting the generality of the foregoing, the Bottler covenants and agrees to comply at all times with (i) all environmental, health and safety laws, regulations, and other legal requirements issued by government authorities applicable in the Territory and (ii) the Company’s environmental management standards or program as issued from time to time in writing.

V.	CONDITIONS OF PURCHASE AND SALE

22. (a)	The Company reserves the right, by giving written notice to the Bottler, to establish and to revise from time to time and at any time, in its sole discretion, the price of the Concentrate, the Authorized Supplier, the supply point and alternate supply points for the Concentrate, the conditions of shipment and payment, and the currency or currencies acceptable to the Company or the Authorized Suppliers.

(b)	If the Bottler is unwilling to pay the revised price in respect of the Concentrate, then the Bottler shall so notify the Company in writing within thirty (30) days from receipt of the written notice from the Company revising the aforesaid price. In such event, this Agreement shall terminate automatically without liability by any party for damages three (3) calendar months after receipt of the Bottler’s notification.

(c)	Any failure on the part of the Bottler to notify the Company in respect of the revised price of the Concentrate pursuant to subclause (b) hereof shall be deemed to be acceptance by the Bottler of the revised price.

(d)	The Company reserves the right, to the extent permitted by the law applicable in the Territory, to establish and to revise, by giving written notice to the Bottler, maximum prices at which the Beverage in Approved Containers may be sold by the Bottler to wholesalers and retailers and the maximum retail prices for the Beverage. It is recognized in this regard that the Bottler may sell the Beverage to wholesalers and retailers and authorize the retail sale of the Beverage at prices which are lower than the maximum prices. The Bottler shall not, however, increase the maximum prices established or revised by the Company at which the Beverage in Approved Containers may be sold to wholesalers and retailers nor authorize an increase in the maximum prices for the Beverage without the prior written consent of the Company.

(e)	The Bottler undertakes to collect from or charge to retail or wholesale outlets, as applicable, for each refillable Approved Container and each returnable case delivered to retail or wholesale outlets, such deposits as the Company may determine from time to time by giving written notice to the Bottler, and to make all reasonably diligent efforts to recover all empty refillable Approved Containers and cases and, upon recovery, to refund or to credit the deposits for said refillable Approved Containers and returnable cases returned undamaged and in good condition.

VI.	DURATION AND TERMINATION OF AGREEMENT

23. (a)	This Agreement shall expire, without notice, on , unless it has been earlier terminated as provided herein. It is recognized and agreed among the parties hereto that the Bottler shall have no right to claim a tacit renewal of this Agreement.

(b)	If the Bottler has fully complied with all the terms, covenants, conditions and stipulations of this Agreement throughout its term, and the Bottler is capable of the continued promotion, development and exploitation of the full potential of the business of the preparation, packaging, distribution and sale of the Beverage, the Bottler may request an extension of this Agreement for an additional term of TEN (10) years. The Bottler may request such extension by giving written notice to the Company at least six (6) months but not more than twelve (12) months prior to the expiration date of this Agreement. The request by the Bottler for such extension shall be supported by such documentation as the Company may request, including documentation relating to the Bottler’s compliance with the performance obligations under this Agreement and supporting the continued capability of the Bottler to develop, stimulate and satisfy fully the demand for the Beverage within the Territory. If the Bottler has, in the sole discretion of the Company, satisfied the conditions for the extension of this Agreement, then the Company may, by written notice, agree to extend this Agreement for such additional term or such lesser period as the Company may determine.

(c)	At the expiration of any such additional term, this Agreement shall expire finally without further notice, and the Bottler shall have no right to claim a tacit renewal of this Agreement.

24. (a)	This Agreement may be terminated by the Company or the Bottler forthwith and without liability for damages by written notice given by the party entitled to terminate to the other party:

(1)	if the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign exchange to remit abroad in payment of imports of the Concentrate or the ingredients or materials necessary for the manufacture of the Concentrate, the Syrup or the Beverage; or

(2)	if any part of this Agreement ceases to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material stipulations herein cannot be legally performed or the Syrup cannot be prepared, or the Beverage cannot be prepared or sold in accordance with the instructions issued by the Company pursuant to Clause 17 above, or if the Concentrate cannot be manufactured or sold in accordance with the Company’s formula or the standards prescribed by it.

(b)	This Agreement may be terminated forthwith by the Company without liability for damages:

(1)	if the Bottler becomes insolvent, or if a petition in bankruptcy is filed against or on behalf of the Bottler which is not stayed or dismissed within one hundred and twenty (120) days, or if the Bottler passes a resolution for winding up, or if a winding up or judicial management order is made against the Bottler, or if a receiver is appointed to manage the business of the Bottler, or if the Bottler enters into any judicial or voluntary scheme of composition with its creditors or concludes any similar arrangements with them or makes an assignment for the benefit of creditors; or

(2)	in the event of the Bottler’s dissolution, nationalization or expropriation, or in the event of the confiscation of the production or distribution assets of the Bottler.

25. (a)	This Agreement may also be terminated by the Company or the Bottler without liability for damages if the other party fails to observe any one or more of the terms, covenants or conditions of this Agreement, and fails to remedy such default(s) within sixty (60) days after such party has been given written notice of such default(s).

(b)	In addition to all other remedies to which the Company may be entitled hereunder, if at any time the Bottler fails to follow the instructions or to maintain the standards prescribed by the Company or required by applicable laws in the Territory for the preparation and packaging of the Syrup or the Beverage, the Company shall have the right to prohibit the production of the Syrup or the Beverage until the default has been corrected to the Company’s satisfaction, and the Company may demand the suspension of distribution and delivery of the Beverage and further demand the recall or withdrawal from the market or trade, at the Bottler’s expense, of the Beverage not in conformity with or not manufactured in conformity with such instructions, standards or requirements, and the Bottler shall promptly comply with such prohibition or demand. During the period of such prohibition of production, the Company shall be entitled to suspend deliveries of the Concentrate to the Bottler and to supply the Beverage or to arrange for others to supply the Beverage in the Territory. No prohibition or demand shall be deemed a waiver of the rights of the Company to terminate this Agreement pursuant to this Clause 25.

26.	Upon the expiration or earlier termination of this Agreement:

(a)	the Bottler shall not thereafter prepare, package, distribute or sell the Beverage or make any use of the Trade Marks, Approved Containers, closures, cases, cartons, labels, other packaging material or advertising, marketing or promotional material used or which are intended for use by the Bottler solely in connection with the preparation, packaging, distribution and sale of the Beverage;

(b)	the Bottler shall forthwith eliminate all references to the Company, the Beverage and the Trade Marks from the premises, delivery vehicles, vending machines, coolers and other equipment of the Bottler and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by the Bottler, and the Bottler shall not thereafter hold forth in any manner whatsoever that the Bottler has any connection with the Company, the Beverage or the Trade Marks;

(c)	the Bottler shall forthwith deliver to the Company or a third party, in accordance with such instructions as the Company shall give, all of the Concentrate, Beverage in Approved Containers, usable Approved Containers bearing the Trade Marks or any of them, closures, cases, cartons, labels and other packaging materials bearing the Trade Marks and advertising material for the Beverage still in the Bottler’s possession or under its control, and the Company shall, upon delivery thereof pursuant to such instructions, pay to the Bottler a sum equal to the reasonable market value of such supplies or materials, provided that the Company will accept and pay for only such supplies or materials as are in first-class and usable condition; and provided further that all Approved Containers, closures, cases, cartons, labels and other packaging materials and advertising materials bearing the name of the Bottler and any such supplies and materials which are unfit for use according to the Company’s standards shall be destroyed by the Bottler without cost to the Company; and provided further that, if this Agreement is terminated in accordance with the provisions of Clauses 16, 22(b), 24(a), 25 or 27 or as a result of any of the contingencies provided in Clause 30 (including termination by operation of law), or if the Agreement is terminated by the Bottler for any reason other than in accordance with or as a result of the operation of Clauses 22(b) or 25, the Company shall have the option, but no obligation, to purchase from the Bottler the supplies and materials referred to above; and

(d)	all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions concerning the obligations of the Bottler as set forth in Clauses 11(a)(2) and (a)(3) and 12, 13, 14, 26, 31, 32, 33(a), 33(c) and 33(d), all of which shall continue in full force and effect, provided always that this provision shall not affect any rights the Company may have against the Bottler in respect of any claim for nonpayment of any debt or account owed by the Bottler to the Company or its Authorized Suppliers.

VII.	OWNERSHIP AND CONTROL OF THE BOTTLER

27.	It is recognized and acknowledged among the parties hereto that the Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system. It is further recognized and acknowledged among the parties hereto that this Agreement has been entered into by the Company intuitu personae and in reliance upon the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler warrants having made to the Company prior to the execution hereof a full and complete disclosure of the owners and of any third parties having a right to, or power of, control or management of the Bottler. It is therefore agreed among the parties hereto that notwithstanding the provisions of Clause 16 or any other provision of this Clause 27, in the event of any change, due to any cause, of the real persons or legal entities having direct or indirect ownership or control of the Bottler, including any changes of the share-owner composition of such entities, the Company, in its sole discretion, may terminate this Agreement forthwith and without liability for damages. The Bottler, therefore, covenants and agrees:

(a)	not to assign, transfer, pledge or in any way encumber this Agreement or any interest herein or rights hereunder, in whole or in part, to any third party or parties without the prior written consent of the Company;

(b)	not to delegate performance of this Agreement, in whole or in part, to any third party or parties without the prior written consent of the Company;

(c)	to notify the Company promptly in the event of or upon obtaining knowledge of any third party action which may or will result in any change in the ownership or control of the Bottler;

(d)	to make available from time to time and at the request of the Company complete records of current ownership of the Bottler and full information concerning any third party or parties by whom it is controlled, directly or indirectly;

(e)	to the extent the Bottler has any legal control over changes in the ownership or control of the Bottler, not to initiate or implement, consent to or acquiesce in any such change without the prior written consent of the Company; and

(f)	if the Bottler is organized as a partnership, not to change the composition of such partnership by the inclusion of any new partners or the release of existing partners without the prior written consent of the Company.

In addition to the foregoing provisions of this Clause 27, if a proposed change in ownership or control of the Bottler involves a direct or indirect transfer to or acquisition of ownership or control of the Bottler, in whole or in part, by a person or entity authorized by the Company to manufacture, sell, distribute or otherwise deal in any beverage products and/or any Trade Marks of the Company (the “Acquiror Bottler”), the Company may request any and all information it considers relevant from both the Bottler and the Acquiror Bottler in order to make its determination as to whether to consent to such change. In any such circumstances, the parties hereto, recognizing and acknowledging the vested and legitimate interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system, expressly agree that the Company may consider all and any factors, and apply any criteria that it considers relevant in making such determination.

It is further recognized and agreed among the parties hereto that the Company, in its sole discretion, may withhold consent to any proposed change in ownership or other transaction contemplated in this Clause 27, or may consent subject to such conditions as the Company, in its sole discretion, may determine. The parties hereto expressly stipulate and agree that any violation by the Bottler of the foregoing covenants contained in this Clause 27 shall entitle the Company to terminate this Agreement forthwith without liability for damages; and, furthermore, in view of the personal nature of this Agreement, that the Company shall have the right to terminate this Agreement without liability for damages if any other third party or parties should obtain any direct or indirect interest in the ownership or control of the Bottler, even when the Bottler had no means to prevent such a change, if, in the opinion of the Company, such change either enables such third party or parties to exercise a decisive influence over the management of the Bottler or materially alters the ability of the Bottler to comply fully with the terms, obligations and conditions of this Agreement.

28.	The Bottler shall, prior to the issue, offer, sale, transfer, trade or exchange of any of its shares of stock or other evidence of ownership, its bonds, debentures or other evidence of indebtedness, or the promotion of the sale of the above, or stimulation or solicitation of the purchase or an offer to sell thereof, obtain the written consent of the Company whenever the Bottler uses in this connection the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus, advertisement or other sales efforts. The Bottler shall not use the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus or advertisement used in connection with the Bottler’s acquisition of any shares or other evidence of ownership in a third party without the Company’s prior written consent.

VIII.	GENERAL PROVISIONS

29.

The Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its subsidiaries or related companies provided, however, that any such delegation shall not relieve the Company from any of its contractual obligations under this Agreement. In addition, the Company, in its sole discretion, may through written notice to the Bottler appoint a third party as its representative to ensure that the Bottler carries out its obligations under this Agreement, with full powers to oversee the Bottler’s performance and to require from the Bottler its compliance with all the terms and conditions of this Agreement.

30.	Neither the Company nor the Bottler shall be liable for failure to perform any of their respective obligations hereunder when such failure is caused by or results from:

(a)	strike, blacklisting, boycott or sanctions imposed by a sovereign nation or supra-national organization of sovereign nations, however incurred; or

(b)	act of God, force majeure, public enemies, authority of law and/or legislative or administrative measures (including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto; or

(c)	any other cause whatsoever beyond their respective control.

In the event the Bottler is unable to perform its obligations as a consequence of any of the contingencies set forth in this Clause 30, and for the duration of such inability, the Company and Authorized Suppliers shall be relieved of their respective obligations under Clauses 2 and 5; and provided that, if any such failure by any party shall persist for a period of six (6) months or more, any of the parties hereto may terminate this Agreement without liability for damages.

31. (a)	The Coca-Cola Company reserves the sole and exclusive right to institute any civil, administrative or criminal proceedings or actions, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation, Trade Marks, and other intellectual property rights, as well as for the protection of the Concentrate, the Syrup and the Beverage, and to defend any action affecting these matters. At the request of The Coca-Cola Company, the Bottler will render assistance in any such action. The Bottler shall not have any claim against the Company as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. The Bottler shall promptly notify the Company of any litigation or proceedings instituted or threatened affecting these matters. The Bottler shall not institute any legal or administrative proceedings against any third party which may affect the interests of the Company without the prior written consent of the Company.

(b)	The Coca-Cola Company has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Trade Marks. The Coca-Cola Company may initiate or defend any such proceedings or actions in its own name or require the Bottler to institute or defend such proceedings or actions either in its own name or in the joint names of the Bottler and The Coca-Cola Company.

32. (a)	The Bottler agrees to consult with the Company on all product liability claims, proceedings or actions brought against the Bottler in connection with the Beverage or Approved Containers and to take such action with respect to the defense of any such claim or lawsuit as the Company may reasonably request in order to protect the interests of the Company in the Beverage, the Approved Containers or the goodwill associated with the Trade Marks.

(b)	The Bottler shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors and employees from and against all costs, expenses, damages, claims, obligations and liabilities whatsoever arising from facts or circumstances not attributable to the Company including, but not limited to, all costs and expenses incurred in settling or compromising any of the same arising out of the preparation, packaging, distribution, sale or promotion of the Beverage by the Bottler, including, but not limited to, all costs arising out of the acts or defaults, whether negligent or not, of the Bottler, the Bottler’s distributors, suppliers and wholesalers.

(c)	The Bottler shall obtain and maintain a policy of insurance with insurance carriers satisfactory to the Company giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in subclause (b) above (including the indemnity contained therein) and shall on request produce evidence satisfactory to the Company of the existence of such insurance. Compliance with this Clause 32(c) shall not limit or relieve the Bottler from its obligations under Clause 32(b) hereof.

33.	The Bottler covenants and agrees:

(a)	that it will make no representations or disclosures to public or government authorities or to any other third party, relating to the Concentrate, the Syrup or the Beverage without the prior written consent of the Company;

(b)	in the event that the Bottler is publicly listed or traded, it will disclose to the Company any financial or other information relating to the performance or prospects of the Bottler at the same time as the Bottler is required to disclose such information pursuant to the regulations of the stock exchange or the securities or corporations law applicable to the Bottler;

(c)	that it will at all times, both during the continuance and after termination of this Agreement, keep strictly confidential all secret and confidential information including, without limiting the generality of the foregoing, mixing instructions and techniques, sales, marketing and distribution information, projects and plans, relating to the subject matter of this Agreement, which the Bottler may receive from the Company, or in any other manner, and to ensure that such information shall be made known only to those officers, directors and employees bound by reasonable provisions incorporating the secrecy obligations set out in this Clause; and

(d)	that upon the expiration or earlier termination of this Agreement, it will forthwith hand over to the Company or to whomever the Company may direct all written or graphic, electromagnetic, computerized, digital or other materials comprising or containing any information subject to the obligation of confidentiality hereunder.

34.	The Bottler agrees to inform the Company:

(1)	When a Country or Channel in the Territory becomes subject to the terms of the Undertaking given by the Bottler to the European Commission (the “Undertaking”), or ceases to be subject to the Undertaking because the applicable thresholds set out in the Undertaking are not met.

(2)	Of any action it becomes aware of that is initiated by a third party before a competent regulatory authority or court, in which it is alleged that the Bottler has violated any of the terms of the Undertaking.

(3)	Of steps it has taken to ensure compliance with the Undertaking.

(4)	If at any time during the term of this Agreement or the period of the Undertaking, it intends to contact the European Commission or a national competition authority in any country in the European Economic Area on any matter relating to the Undertaking or on a provision of this Agreement that relates to the Undertaking.

35.	The Company and the Bottler recognize that incidents may arise which can threaten the reputation and business of the Bottler and/or negatively affect the good name, reputation and image of The Coca-Cola Company and the Trade Marks. In order to address such incidents, including but not limited to any questions of quality of the Beverage that may occur, the Bottler will designate and organize an incident management team and inform the Company of the members of such team. The Bottler further agrees to cooperate fully with the Company and such third parties as the Company may designate and coordinate all efforts to address and resolve any such incident consistent with procedures for crisis management that may be issued to the Bottler by the Company from time to time.

36.

In the event of any provisions of this Agreement being or becoming legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provisions shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trade Marks. The right to terminate in accordance with Clause 24(a)(2) is not affected hereby.

37. (a)	As to all matters and things herein mentioned, this Agreement, as may be amended or supplemented in writing from time to time, shall constitute the only agreement among the Company and the Bottler. All prior agreements of any kind whatsoever among the parties relating to the subject matter are cancelled hereby; provided, however, that any written representations made by the Bottler upon which the Company relied in entering into this Agreement shall remain binding upon the Bottler.

(b)	Any waiver or modification of, or alteration or addition to, this Agreement or any of its provisions, shall not be binding upon the Company or the Bottler unless same shall be executed by duly authorized representatives of the Company and the Bottler.

(c)	All written notices given pursuant to this Agreement shall be by courier, telefax, hand or registered (air) mail and shall be deemed to be given on the date such notice is dispatched, such hand delivery is effected, or such registered letter is mailed. Such written notices shall be addressed to the last known address of the party concerned. Each party shall promptly advise the other parties of any change in its address.

38.	Failure of the Company to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the Bottler, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by the Bottler.

39.	The Bottler is an independent contractor and is not an agent of, or a partner or joint venturer with, the Company. The Bottler agrees that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with the Company.

40.	The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement.

41.	This Agreement shall be interpreted, construed and governed by and in accordance with the laws of , without giving effect to any applicable principles of choice or conflict of laws.

IN WITNESS WHEREOF, The Coca-Cola Company and The Coca-Cola Export Corporation in Atlanta, Georgia, United States of America, and the Bottler in                     , have caused these presents to be executed in triplicate by the duly authorized person or persons on their behalf on the dates indicated below.

THE COCA-COLA COMPANY		[BOTTLER]

By:		By:
	Authorized Representative		Authorized Representative

Date:		Date:

THE COCA-COLA EXPORT CORPORATION

By:
Authorized Representative

Date:

Annex B

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

RELATING TO THE SALE OF

COCA-COLA DRIKKER AS

AND

COCA-COLA DRYCKER SVERIGE AB

TO

BOTTLING HOLDINGS (LUXEMBOURG) S.A.R.L.

DATED AS OF MARCH 20, 2010

B-i

B-ii

SCHEDULES AND EXHIBITS

Schedule A — Norway Statement of Net Working Capital

Schedule B — Sweden Statement of Net Working Capital

Schedule C — Note Payment

Schedule D — EBITDA Calculation

Exhibit I     — Form of Corporate Name Letter

Exhibit II    — Form of Bottler’s Agreement

B-iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of March 20, 2010 (the “Agreement”), is made by and among Seller, as defined in this Agreement, and Bottling Holdings (Luxembourg) s.a.r.l., a Luxembourg société à responsabilité limitée (or any of its subsidiary assignees permitted by Section 10.6, “Buyer”), and the other Persons listed on the signature pages hereto.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding: (i) equity securities of Coca-Cola Drikker AS, a company organized under the Laws of Norway (the “Norway Company”), and (ii) equity securities of Coca-Cola Drycker Sverige AB, a company organized under the Laws of Sweden (the “Sweden Company”) (the equity securities in clauses (i) and (ii) the “Norway Shares” and the “Sweden Shares,” respectively, and collectively, the “Shares”);

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Norway Company and the Sweden Company; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Sale”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of Seller and Buyer hereby agrees as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

1.1 Certain Definitions.

“Accounting Cycle” shall mean the applicable accounting period of each of TCCC and CCE (based on accounting policies in effect as of the date hereof) set forth in Section 1.1(a) of the Buyer Disclosure Letter.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have correlative meanings. For the purposes of this Agreement, unless otherwise specifically contemplated by the terms hereof, CCE and its Subsidiaries, on the one hand, and TCCC and its Subsidiaries, on the other hand, shall not be considered to be “Affiliates” of one another.

“Affiliated Transaction Committee” shall mean the committee of the board of directors of CCE formed pursuant to Article III, Section 1 of the by-laws of CCE.

“Assets” shall mean, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all cash, cash equivalents, notes and accounts receivable (whether current, or non-current); (ii) all certificates of deposit, banker’s acceptances and other investment securities of any other form and maturity; (iii) the fee interest in all owned real properties (including all improvements located thereon or contained therein and appurtenances thereto); (iv) the leasehold interest in all leased real properties and all leasehold improvements; (v) all machinery, equipment (including all transportation and office equipment and all improvements leased from any Governmental Entity), fixtures, trade fixtures and furniture; (vi) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (viii) all inventories of materials, raw materials, products, works in progress, supplies and other inventories; (ix) all Intellectual Property Rights; (x) all rights existing under all Contracts; (xi) all prepayments, deposits, performance bonds, guarantees, derivative instruments, advances for insurance premiums to the extent they constitute an asset and not a liability of such party; (xii) all claims, causes of action, choses in action, rights to indemnification, judgments, rights of recovery and rights of set-off of any kind; (xiii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and legal and business records of every kind; (xiv) all advertising materials and all other printed, electronic or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xv) all goodwill as a going concern; (xvi) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; (xvii) all trucks, automobiles and other vehicles; (xviii) all special and general tools, test devices, prototypes, models and any other tangible personal property; (xix) all telephone and facsimile numbers; and (xx) all permits, licenses, registrations, approvals and authorizations of Governmental Entities or third parties relating to the ownership, possession or operation of any of the foregoing. Notwithstanding the foregoing, “Assets” does not include Tax assets, which are governed by Article XI of this Agreement.

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive and other equity or equity-based compensation plans or agreements, deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by any of the Nordic Companies or to which any of the Nordic Companies contributed or is obligated to contribute thereunder, in each case, for the benefit of employees or former employees or directors or former directors who provide or provided services to a Nordic Company.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to remain closed.

“Buyer Disclosure Letter” shall mean the disclosure letter delivered by Buyer to Seller contemporaneously with the execution of this Agreement and dated as of the date hereof.

“CCE” shall mean Coca-Cola Enterprises Inc., a Delaware corporation.

“Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; and (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Law” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger or acquisition.

“Continuing Employees” shall mean those individuals who are employed as officers or employees of any Nordic Company (i) as of the Closing and (ii) solely for the purpose of Section 6.1 and Section 6.15(c)(i) at any time between the date of this Agreement and the Closing.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character (and whether written or oral) and any amendments or supplements thereto, including hedging agreements.

“EBITDA” shall mean, with respect to the Nordic Business, for any period, the sum (without duplication) of (i) the aggregate net income (or loss) of the Nordic Companies for such period on a combined basis, determined in accordance with GAAP; and (ii) to the extent such net income has been reduced thereby, (a) all income tax expense of the Nordic Companies for such period, determined on a combined basis determined in accordance with GAAP, (b) the aggregate of the interest expense, net of interest income, of the Nordic Companies for such period determined on a combined basis in accordance with GAAP and (c) the aggregate depreciation and amortization of the Nordic Companies for such period, determined on a combined basis in accordance with GAAP, excluding, in each of the foregoing clauses (a) through (c), non-recurring items and items relating to a prior period. For the purposes of Section 2.5, EBITDA will include the impact of any realized gains or losses on aluminum hedge contracts with maturity dates from December 2009 through November 2010 held by Seller or its Affiliates on behalf of the Nordic Companies, and will exclude the impact of any realized or unrealized gains or losses on hedge contracts with maturity dates of December 2010 or later. If any additional hedge programs are entered into after the date hereof, the parties will mutually agree on how realized and unrealized gains and losses in respect of such hedge programs will be treated for purposes of Section 2.5 (it being agreed that unrealized gains and losses will be generally excluded from EBITDA and realized gains and losses will be included in EBITDA). For purposes of the foregoing, gains and losses are realized when the hedged commodity affects earnings.

“Environmental Claim” shall mean any claim, action, cause of action or written notice by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Nordic Companies, or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws, together with all common law, relating to pollution or protection of the environment or of human health (to the extent relating to exposure to Hazardous Materials), including Laws or common law relating to exposure to or Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and protection of natural resources, including endangered or threatened species of fish, wildlife and plants.

“Equipment” shall mean all equipment, fixtures, fittings, machinery, appliances, apparatus, inventory, materials, spare parts, supplies, tools and other tangible personal property.

“Equipment Leases” shall mean leases relating solely to Equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Final Determination” shall mean an event that finally and conclusively establishes the amount of any liability for Tax.

“GAAP” shall mean the United States generally accepted accounting principles consistently applied; provided that with respect to the audited financial statements of the Norway Company and the Sweden Company and the Sweden Subsidiary for the year ended December 31, 2008 referred to in Section 4.6(a), GAAP shall mean the generally accepted accounting principles in the relevant jurisdiction of each of the Norway Company, the Sweden Company and the Sweden Subsidiary, in each case consistently applied.

“Governmental Entity” shall mean any Federal, state, local or foreign government, any multinational quasi-governmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Gross Indebtedness” shall mean the aggregate principal amount of Indebtedness of the type described in clause (i), (ii) and (viii) of the definition of “Indebtedness” calculated in accordance with GAAP (as applied in preparing TCCC’s Annual Report on Form 10-K for the year ended December 31, 2009), including the current portion of any such Indebtedness, but excluding (i) any Intercompany Indebtedness, (ii) Guarantees, (iii) amounts outstanding under Guarantees and (iv) undrawn letters of credit.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any petroleum or petroleum products, by-products or derivatives, radioactive materials, chlorofluorocarbon, hydrochlorofluorocarbon, radon, toxic mold, and asbestos or asbestos-containing materials or polychlorinated biphenyls (“PCBs”).

“Indebtedness” shall mean, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money whether secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other similar debt instruments, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee of indebtedness or payables or other obligations with the same effect to a creditor of another Person, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any obligation outstanding as of the Closing for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (v) above, (vii) all obligations of such Person for the deferred and unpaid purchase price associated with acquisitions or divestments (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) capitalized leases (in accordance with GAAP, as consistently applied by such Person) and (ix) all indebtedness of others referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss including through the grant of a security interest upon any assets of such Person.

“Intellectual Property Rights” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues and extensions thereof, (ii) trademarks, service marks, brand names, trade dress, domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

“Intercompany Agreements” shall mean all Contracts (including Contracts in respect of Intercompany Indebtedness) to which Seller and its Affiliates (other than the Nordic Companies), on the one hand, and one or more of the Nordic Companies, on the other hand, are a party.

“Intercompany Indebtedness” shall mean, without duplication, (a) the aggregate principal amount of all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, together with accrued and unpaid interest thereon, and (b) all accounts or notes payable, in each case, between Seller or any of its Affiliates or Subsidiaries (other than the Nordic Companies), on the one hand, and the Nordic Companies, on the other hand.

“Knowledge of Buyer” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(b) of the Buyer Disclosure Letter.

“Knowledge of Seller” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(a) of the Seller Disclosure Letter.

“Leased Real Property” shall mean any real property leased or subleased, or any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Nordic Companies, primarily used or primarily held for use in connection with the Nordic Business (excluding for the avoidance of doubt, owned real property).

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable of any kind or nature whatsoever, including those arising under any Laws or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, Losses or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto. Notwithstanding the foregoing, “Liabilities” does not include Tax liabilities, which are governed by Article XI of this Agreement.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, sublease, license, easement, covenant, right of first refusal, pre-emptive right, transfer restriction, encumbrance or claim on or with respect to any asset or property. For purposes of this Agreement (and without limiting the foregoing), a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, development, condition or circumstance that, individually or in the aggregate with all other adverse changes, effects, events, occurrences, developments, conditions or circumstances, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business or results of operations of the Nordic Business or the Nordic Companies, in each case, taken as a whole, other than any change, effect, event, occurrence, development, condition or circumstance resulting from, or relating to, (i) changes in the economy or financial markets generally in Norway or Sweden; (ii) the industry in which the Nordic Business operates in general; (iii) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including any communication by CCE or Buyer regarding plans or intentions with respect to the Nordic Business; (iv) changes in law after the date of this Agreement, including, amendment, modification or adoption of any Tax Law; (v) changes in GAAP or other applicable accounting standards or the interpretations thereof after the date of this Agreement; (vi) acts of God or other calamities, national or international political or social conditions in or affecting any of the countries in which the Nordic Business operates, including the engagement by any such country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented in advance in writing; (viii) any failure to meet internal projections or plans, public estimates or expectations relating to the Nordic Companies or the Nordic Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or plans, estimates or expectations may be taken into account in determining whether a Material Adverse Effect has occurred); and (ix) the failure to obtain consent under any Contracts set forth on Section 4.5(a) of the Seller Disclosure Letter or Permits that require consent of the other party or a Governmental Entity as a result of the Transactions; in the case of clauses (i), (ii), (iv), (v) or (vi) if such change, effect, event, occurrence, development, condition or circumstance does not disproportionately adversely affect the Nordic Business or the Nordic Companies.

“Nordic Business” shall mean the marketing, production and distribution of non-alcoholic beverages in the Territory by the Nordic Companies.

“Nordic Business Assets” shall mean all right, title and interest, as of the Closing, of the Nordic Companies in all Assets primarily used or primarily held for use in the operation of the Nordic Business, including:

(i) the Owned Real Property;

(ii) the leasehold interests in the Leased Real Property;

(iii) all Equipment (including Equipment held under Equipment Leases) primarily used or primarily held for use in the operation of the Nordic Business;

(iv) the Intellectual Property Rights owned by the Nordic Companies and primarily used or primarily held for use in the operation of the Nordic Business, together with all rights and remedies against past, present and future infringement, misappropriation or other violation thereof;

(v) all Contracts to which any of the Nordic Companies is party or by which any of the Nordic Business Assets is subject, in each case that relate primarily to or are used primarily in the operation of the Nordic Business;

(vi) if and to the extent transferable, the Product Registrations owned, utilized or licensed by the Nordic Companies relating primarily to the products sold by the Nordic Business;

(vii) all Permits owned, used or licensed by the Nordic Companies relating primarily to or used primarily in the operation of the Nordic Business;

(viii) all Records in the possession of the Nordic Companies relating primarily to or used primarily in the operation of the Nordic Business;

(ix) all inventories of raw materials, work-in-process, finished products and office and other supplies primarily used or primarily held for use in the operation of the Nordic Business;

(x) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items primarily used or primarily held for use in the operation of the Nordic Business;

(xi) all Assets reflected on the balance sheets of the Nordic Companies for the year ended December 31, 2009 (subject to any increases, decreases or dispositions thereof as may occur from December 31, 2009 to the Closing, as contemplated by this Agreement or not in violation of Section 6.1);

(xii) all the Nordic Business Policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, subject to Section 3.7;

(xiii) all accounts, notes and other receivables to the extent arising out of the operation of the Nordic Business;

(xiv) all intercompany accounts, notes or receivables, as of the Closing, for amounts due and owing solely among or between Seller and its Affiliates or Subsidiaries (other than the Nordic Companies), on the one hand, and any of the Nordic Companies, on the other hand;

(xv) all rights and claims of the Nordic Companies under any confidentiality agreement or similar document entered into by the Nordic Companies with third Persons primarily relating to the Nordic Business;

(xvi) all rights, claims and credits to the extent primarily relating to any of the foregoing, or any Nordic Business Liability, including all rights to indemnification to the extent primarily arising out of the operation of the Nordic Business and all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Nordic Business;

(xvii) all hedge contracts relating to the Nordic Business;

(xviii) the outstanding capital stock, units or other equity interests of the Sweden Subsidiary; and

(xix) any other Assets of the Nordic Companies owned, leased or licensed and primarily relating to or primarily used in the operation of the Nordic Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition.

“Nordic Business Policies” shall mean all Policies which are owned by Seller or its Affiliates or Subsidiaries prior to the Closing that provide coverage solely in respect of the Nordic Business.

“Nordic Business Liabilities” shall mean any and all Liabilities arising out of the operation or conduct of the Nordic Business or the ownership of the Nordic Business Assets prior to or following the Closing.

“Nordic Companies” shall mean the Norway Company, the Sweden Company and the Sweden Subsidiary.

“Norway Net Working Capital” shall mean, with respect to the Norway Company, as of the Closing the amount equal to its (i) current assets determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Norway Statement of Net Working Capital attached hereto as Schedule A, minus (ii) current liabilities determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Norway Statement of Net Working Capital attached hereto as Schedule A.

“Norway Target Net Working Capital” shall mean NOK (-130,424,225). The Norway Target Net Working Capital is subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of the Norway Company arising from changes in the revenues thereof of more than 10% of the revenue in the same period in the prior year during the period between the first day of the fiscal month after the date hereof and the Closing.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by any of the Nordic Companies, primarily used or primarily held for use in connection with the Nordic Business (excluding, for the avoidance of doubt, leased real property).

“Permitted Liens” shall mean (i) Liens imposed by Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractors, warehousemen, carriers or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due; (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or that are being contested in good faith by appropriate proceeding, in either case, and for which adequate reserves have been made in the Financial Statements in accordance with GAAP, consistently applied; (iii) Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of property by the Nordic Companies, or to secure any secured debt incurred by the Nordic Companies, for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; and (iv) any Lien (other than a Lien to secure borrowed money) that does not (A) materially interfere with the use or ownership of the property to which they relate in the operation of the Nordic Business as operated on the date hereof or (B) detract materially from the value of such assets.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Entity.

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period through the close of the Closing Date.

“Product Registrations” shall mean all registrations of products of the Nordic Companies existing at the Closing, made or filed with any Governmental Entity under applicable Laws.

“Real Property” shall mean all Leased Real Property and Owned Real Property.

“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which any of the Nordic Companies holds, uses or occupies, or has the right to hold, use or occupy, any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Nordic Companies thereunder.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal or leaching into the environment (including ambient air, indoor air, surface water, groundwater and surface or subsurface strata) of any Hazardous Materials.

“Representatives” shall mean a Person’s officers, directors, employees, agents, accountants, counsel, advisors, financing sources and other representatives.

“Seller” shall mean a direct or indirect Subsidiary of TCCC to become a party to this Agreement prior to the Closing and which will own the Shares on the Closing Date, provided that until such time as such Person becomes a party to this Agreement by executing a joinder, TCCC shall be deemed to be the Seller for purposes of this Agreement (provided, further, that the representations and warranties in Sections 4.1, 4.2, 4.4(g) and 4.5 shall not be deemed to be made in respect of such Subsidiary until such time as such Subsidiary shall become a party to this agreement by executing a joinder, in which case such representations and warranties shall be made in respect of such Subsidiary as of such time and as of the Closing, as applicable).

“Seller Disclosure Letter” shall mean the disclosure letter delivered to Buyer contemporaneously with the execution of this Agreement and dated as of the date hereof.

“Solvent” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed the value of all “liabilities of such Person and its Subsidiaries, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) such Person and its Subsidiaries shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date, and (c) such Person and its Subsidiaries shall not be unable to pay its liabilities, including contingent and other liabilities, as they mature where such inability is not temporary. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “unable to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations, as of the date of determination, as they become due.

“Splitco” shall mean International CCE, Inc., a Delaware corporation.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” shall mean, with respect to a specified Person, any other Person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Sweden Net Working Capital” shall mean, with respect to the Sweden Company and the Sweden Subsidiary on a consolidated basis, as of the Closing the amount equal to their (i) current assets determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Sweden Statement of Net Working Capital attached hereto as Schedule B, minus (ii) current liabilities determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Sweden Statement of Net Working Capital attached hereto as Schedule B.

“Sweden Subsidiary” shall mean Coca-Cola Distributören AB, a company organized under the laws of Sweden, which is a Subsidiary of the Sweden Company.

“Sweden Target Net Working Capital” shall mean SEK 127,725,942. The Sweden Target Net Working Capital is subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of the Sweden Company and the Sweden Subsidiary, taken as a whole, arising from changes in the revenues thereof of more than 10% of the revenue in the same period in the prior year during the period between the first day of the fiscal month after the date hereof and the Closing.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (A) any and all federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (B) any liability for the payment of any amount of a type described in clause (A) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, any liability in respect of any applicable abandoned property, escheat or similar Law shall not be treated as a Tax.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Governmental Entity or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“TCCC” shall mean The Coca-Cola Company, a Delaware corporation.

“TCCC Business” shall mean the business of TCCC and its Subsidiaries other than the Nordic Business.

“Territory” shall mean Norway and Sweden.

“Trademarks” shall mean the definition ascribed to such term within the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Expenses” shall mean all fees, costs and expenses incurred by, or on behalf of, Buyer, Seller, the Nordic Companies or their respective Affiliates, the board of directors of CCE, or the boards of directors of Splitco, Buyer, TCCC or Seller in order to effect the Sale and all other Transactions contemplated hereby, including: (a) all legal, accounting, financial advisor and other advisory fees and expenses associated with the Sale and the other Transactions and (b) all fees and expenses owed to Credit Suisse Securities (USA) LLC, Lazard Frères & Co. LLC, Greenhill & Co, LLC, Allen & Company LLC and Goldman Sachs & Co. and any other broker or advisor engaged in connection with effecting the Transactions.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Term	Section
Action	4.13
Adjustment Objection Notice	2.5(c)(i)
Adjustment Period	2.5(a)
Adjustment Statement	2.5(b)
Agreement	Preamble
Ancillary Agreements	3.1(ii)
Audited Nordic Financial Statements	6.8(a)
Auditor	2.3(c)(i)
Base Purchase Price	2.2(a)
Basket	9.3
Bottler’s Agreement	3.1(ii)
Business Plan	2.5(d)
Buyer	Preamble
Buyer Filed Tax Return	11.3
Buyer Indemnified Parties	9.2
Buyer Taxes	11.5(a)
Buyer Uncapped Claims	9.5
Cap	9.3
Claim	11.8(d)
Closing	2.4(a)
Closing Consideration	2.4(c)(i)(1)
Closing Date	2.4(a)
Closing Net Working Capital	2.3(b)
Closing Net Working Capital Statement	2.3(b)
Closing Purchase Price	2.2(a)
Confidentiality Agreement	6.2(b)
Contingent Payment	2.5(a)(ii)
Corporate Name Letters	3.1(i)

Term	Section
Covered Claims	3.7(c)
De Minimis Amount	9.3
Dispute	11.12
EBITDA Ceiling	2.5(a)
EBITDA Floor	2.5(a)
Estimated Closing Net Working Capital	2.3(a)
Estimated Net Working Capital Statement	2.3(a)
Financial Statements	4.6(a)
Fundamental Representations	9.1
Guarantee	3.5(a)
Guaranteed Obligations	10.14
Guarantor	10.14
Indemnified Party	11.8(d)
Indemnified Persons	6.12(a)
Indemnifying Party	11.8(d)
Indemnity Agreements	6.12(a)
Interim Period	6.15(c)(ii)
Key Nordic Employee	6.1(h)
Laws	4.19
Losses	9.2
Material Contract	4.16(a)
Material Contracts	4.16(a)
Nordic Business Confidential Information	6.2(c)
Nordic Business Intellectual Property Rights	4.12(a)
Norway Closing Balance Sheet	2.3(b)
Norway Closing Net Working Capital	2.3(b)
Norway Closing Net Working Capital Statement	2.3(b)
Norway Company	Recitals
Norway Shares	Recitals
Objection Notice	2.3(c)(i)
Other Business Confidential Information	6.2(d)
Permits	4.19
Personal Property	4.9
Pre-Closing Transactions	6.3(b)
Records	6.3(a)
Restricted Period	6.15(i)
Sale	Recitals
Seller Indemnified Parties	9.4
Seller Taxes	11.5(b)
Seller Uncapped Claims	9.3
Shares	Recitals
Splitco Options	6.15(b)(i)
Splitco RSUs	6.15(b)(i)
Splitco Units	6.15(b)(ii)
Sweden Closing Balance Sheet	2.3(b)
Sweden Closing Net Working Capital	2.3(b)
Sweden Closing Net Working Capital Statement	2.3(b)
Sweden Company	Recitals
Sweden Shares	Recitals
Takeover Statute	4.26
Tax Arbitrator	11.12

Term	Section
Tax Contest	11.9(a)
Tax Director	11.12
Tax Directors	11.12
TCCC Options	6.15(b)(i)
TCCC Units	6.15(b)(ii)
Termination Date	8.1(b)
Third-Party Claim	9.6
Transaction Information	6.2(c)
Transfer Taxes	11.7
Unaudited Nordic Financial Statements	6.8(a)
Union	4.20(a)

1.3 Interpretation and Rules of Construction. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

(a) The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Unless otherwise indicated, all references to “the date hereof” shall mean the date of this Agreement.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to “$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(h) A reference to “NOK” shall mean the legal tender of Norway.

(i) A reference to “SEK” shall mean the legal tender of Sweden.

(j) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(k) Except as otherwise expressly stated in this Agreement, nothing in or addressed by any representation or warranty made by any Person in this Agreement shall in any way limit or restrict the scope, applicability, meaning of or the matters addressed by any other representation or warranty made by such Person herein.

(l) A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(m) The parties have been represented by counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n) All calculations pursuant to Section 2.3 shall be performed in local currency and shall be converted into U.S. Dollars as of the date of settlement, at the Citibank FX benchmark rate based on the London 3 p.m. fixing time as of such date.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, all of the Shares.

2.2 Purchase Price.

(a) At the Closing, in consideration for the sale, conveyance, assignment, transfer and delivery of the Shares, Buyer shall deliver to Seller the aggregate amount of $822,000,000 as provided in Schedule C (such amount, the “Base Purchase Price”), as adjusted, if applicable, pursuant to Section 2.3(a) hereof (as so adjusted, the “Closing Purchase Price”).

(b) The Closing Purchase Price shall be subject to adjustment after the Closing pursuant to Sections 2.3 and 2.5 and to Articles IX and XI hereof.

2.3 Net Working Capital Adjustment.

(a) At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an executive officer of Seller (the “Estimated Net Working Capital Statement”) that sets forth Seller’s good faith estimate of each of (x) the Norway Net Working Capital and (y) the Sweden Net Working Capital, in each case, as of the Closing, together with a calculation of the sum of the estimated Norway Net Working Capital and estimated Sweden Net Working Capital (such sum, the “Estimated Closing Net Working Capital”). At the Closing:

(i) if the Estimated Closing Net Working Capital is less than the sum of (A) the Norway Target Net Working Capital and (B) the Sweden Target Net Working Capital, the Base Purchase Price shall be decreased by an amount equal to such deficiency; and

(ii) if the Estimated Closing Net Working Capital exceeds the sum of (A) the Norway Target Net Working Capital and (B) the Sweden Target Net Working Capital, the Base Purchase Price shall be increased by an amount equal to such excess.

(b) Except as may otherwise be agreed by the parties, as promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall in good faith prepare and deliver to Seller (i)(A) an unaudited consolidated balance sheet of the Norway Company as of the Closing prepared in accordance with GAAP (except for the absence of notes) (the “Norway Closing Balance Sheet”), and (B) a statement (the “Norway Closing Net Working Capital Statement”) setting forth Buyer’s calculation of the Norway Net Working Capital as of the Closing, based on such Norway Closing Balance Sheet and calculated on a basis consistent with Schedule A (the “Norway Closing Net Working Capital”), (ii)(A) an unaudited consolidated balance sheet of the Sweden Company and the Sweden Subsidiary as of the Closing prepared in accordance with GAAP (except for the absence of notes) (the “Sweden Closing Balance Sheet”), and (B) a statement (the “Sweden Closing Net Working Capital Statement” and together with the Norway Closing Net Working Capital Statement, the “Closing Net Working Capital Statement”) setting forth Buyer’s calculation of the Sweden Net Working Capital as of the Closing, based on such Sweden Closing Balance Sheet and calculated on a basis consistent with Schedule B (the “Sweden Closing Net Working Capital”) and (iii) the sum of the Norway Closing Net Working Capital and the Sweden Closing Net Working Capital (the “Closing Net Working Capital”).

(c) Without prejudice to any of Buyer’s rights hereunder, following the Closing, in the event that Buyer believes in good faith that Closing Net Working Capital is greater or lesser than the Estimated Closing Net Working Capital, the following provisions will apply:

(i) Buyer shall, and shall cause the Nordic Companies to, permit Seller and its Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Net Working Capital Statement (including the Norway Closing Balance Sheet, the Sweden Closing Balance Sheet, the Norway Closing Net Working Capital and the Sweden Closing Net Working Capital) and provide Seller with copies thereof (as reasonably requested by Seller). If Seller disagrees with Buyer’s calculation of either the Norway Closing Net Working Capital or the Sweden Closing Net Working Capital as set forth on the Norway Closing Balance Sheet or the Sweden Closing Balance Sheet, as applicable, Seller shall, within thirty (30) days after Seller’s receipt of the Closing Net Working Capital Statement, notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the Norway Closing Net Working Capital or Sweden Closing Net Working Capital, as applicable, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If no Objection Notice is delivered on or prior to the thirtieth (30th) day after Seller’s receipt of the Norway Closing Balance Sheet and the Sweden Closing Balance Sheet, Buyer’s calculation of the Closing Net Working Capital shall be deemed to be binding on the parties hereto. If an Objection Notice is timely delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital. In the event that Buyer and Seller are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Objection Notice, Buyer and Seller shall submit such remaining disagreements to an independent, nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Auditor”) for resolution.

(ii) Buyer and Seller shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention. The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which Buyer and Seller have been unable to agree on. In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Closing Net Working Capital shall not be limited to the materials submitted by Buyer and Seller but may include any relevant accounting literature or guidance, and shall be based on the definition of “Norway Net Working Capital” and “Sweden Net Working Capital” included herein. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iii) The costs and expenses of the Auditor in determining the Closing Net Working Capital shall be borne equally by Buyer and Seller.

(iv) Within five (5) Business Days after the Closing Net Working Capital is finally determined pursuant to this Section 2.3(c), if the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency; or if the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Buyer shall pay to Seller an amount equal to such excess, which payment shall be made by wire transfer of immediately available funds to the account designated by Buyer or Seller, as applicable.

(v) All payments made pursuant to this Section 2.3(c) shall have the nature of adjustments to the Closing Purchase Price and shall be treated accordingly by all parties hereto (and all of their Affiliates) for all Tax purposes to the maximum extent permitted by applicable Law.

2.4 Closing; Closing Deliveries.

(a) Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at 10:00 A.M., local time, on the first day of the Accounting Cycle (or if not a Business Day, the next Business

Day) beginning after the date on which the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions) or at such other time and place as Seller and Buyer may mutually agree in writing (the date of the Closing being herein referred to as the “Closing Date”). The parties shall cooperate with respect to the matters set forth in Section 2.4(a) of the Seller Disclosure Letter.

(b) Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) a certificate or certificates evidencing the Shares owned by Seller duly endorsed in blank (if applicable), or accompanied by such documentation as may be reasonably required to evidence that such Shares have been duly assigned or transferred to Buyer (including minutes from a meeting of the board of directors of the relevant Nordic Company, in which the board of directors confirms receipt of a notice of the assignment or transfer of such Shares and resolves to enter Buyer as the owner of such Shares);

(ii) an updated share register of the Norway Company, in which Buyer has been entered as the owner of the Norway Shares;

(iii) an updated share register of the Sweden Company, in which Buyer has been entered as the owner of the Sweden Shares;

(iv) any certificate representing mortgages in each parcel of Owned Real Property;

(v) a certificate or certificates representing all shares in the Sweden Subsidiary;

(vi) a copy of a resolution of the board of directors of the Norway Company approving Buyer’s acquisition of the Norway Shares;

(vii) a receipt for the Closing Consideration signed by Seller;

(viii) written resignations by each director and deputy director (other than any director appointed by employees of the Sweden Company or the Sweden Subsidiary), in the Sweden Company and the Sweden Subsidiary, including a confirmation from each such Person that he or she has no claim against the Sweden Company or the Sweden Subsidiary, as applicable, resulting from his or her position as board director or deputy board director, other than any applicable accrued right to salary, fees, disbursements or similar compensation for services rendered;

(ix) written resignations by each director and deputy director (other than any director appointed by employees of the Norway Company) in the Norway Company, including a confirmation from each such Person that he or she has no claim against the Norway Company, resulting from his or her position as board director or deputy board director, other than any applicable accrued right to salary, fees, disbursements or similar compensation for services rendered; and

(x) a duly executed counterpart copy of each Ancillary Agreement to be executed and delivered by Seller or its applicable Affiliates at the Closing.

(c) Deliveries by Buyer.

(i) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1) an amount equal to the Closing Purchase Price (the “Closing Consideration”), netted as may be agreed to by the parties; and

(2) a duly executed counterpart copy of each of the Ancillary Agreements to be executed by Buyer or any of its Affiliates (including the Nordic Companies) at the Closing.

(ii) Immediately following the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1) copies of minutes from a shareholders’ meeting of the Sweden Company to appoint new members to the board of directors (other than any director appointed by employees of the Sweden Company), as applicable;

(2) copies of minutes from a shareholders’ meeting of the Norway Company to appoint new members to the board of directors (other than any director appointed by employees of the Norway Company);

(3) a notification of the Swedish Companies Registration Office (Sw. Bolagsverket) of the change of the board of directors and a copy of documentary evidence that the notification has been received by the Swedish Companies Registration Office; and

(4) a copy of the complete registration documents to be filed with the Norwegian Companies Registration Office (Foretaksregisteret) of the change of the board of directors.

2.5 Purchase Price Adjustment.

(a) If, for the twelve (12)-month period ended December 31, 2010 (the “Adjustment Period”):

(i) The EBITDA of the Nordic Business is less than $108,000,000 (the “EBITDA Floor”), Seller shall pay to Buyer as provided in Section 2.5(c)(iv) an amount equal to the excess of the EBITDA Floor over the EBITDA of the Nordic Business for the Adjustment Period; or

(ii) The EBITDA of the Nordic Business is greater than $118,000,000 (the “EBITDA Ceiling”), Buyer shall pay to Seller as provided in Section 2.5(c)(iv) an amount equal to the excess of EBITDA of the Nordic Business for the Adjustment Period over the EBITDA Ceiling (any payment required pursuant to Sections 2.5(a)(i) or (ii), the “Contingent Payment”).

For the avoidance of doubt, no payment shall be required pursuant to this Section 2.5 if EBITDA of the Nordic Business for the Adjustment Period is greater than or equal to the EBITDA Floor and less than or equal to the EBITDA Ceiling.

(b) Except as may otherwise be agreed by the parties, as promptly as practicable, but in no event later than ninety (90) days after the end of the Adjustment Period, Buyer shall in good faith prepare and deliver to Seller a statement (the “Adjustment Statement”) setting forth Buyer’s calculation of the EBITDA of the Nordic Business for the Adjustment Period, calculated on a basis consistent with Schedule D (for the avoidance of doubt, such calculation shall be performed in local currency and shall be converted into U.S. Dollars using the exchange rates set forth in Schedule D), and Buyer’s calculation of the Contingent Payment, if any, with respect thereto; provided, however, if the Adjustment Period ends on or prior to the Closing Date, such Adjustment Statement shall be delivered as promptly as practicable after Closing, but in no event later than ninety (90) days after Closing (in which case, for the avoidance of doubt, after the end of the Adjustment Period and prior to the Closing, Seller shall, in accordance with Section 6.2, permit Buyer and its Representatives to have reasonable access to the books, records and other documents (including work papers) reasonably necessary for Buyer to begin to prepare the Adjustment Statement). For the avoidance of doubt, in no event shall the Contingent Payment be payable prior to the Closing.

(c) Without prejudice to any of Buyer’s rights hereunder, following delivery of the Adjustment Statement, the following provisions will apply:

(i) Buyer shall, and shall cause the Nordic Companies to, permit Seller and its Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Adjustment Statement and provide Seller with copies thereof (as reasonably requested by Seller). If Seller disagrees with Buyer’s calculation of the EBITDA of the Nordic Business for the Adjustment Period or the Contingent Payment, Seller shall, within sixty (60) days after Seller’s receipt of the Adjustment Statement, notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the EBITDA of the Nordic Business for the Adjustment Period and the Contingent Payment, and describing in reasonable detail the basis for such disagreement (an “Adjustment Objection Notice”). If no Adjustment Objection Notice is delivered on or prior to the sixtieth (60th) day after Seller’s receipt of the Adjustment Statement, Buyer’s calculation of such EBITDA and the Contingent Payment shall be deemed to be binding on the parties hereto. If an Adjustment Objection Notice is timely delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of such EBITDA and the Contingent Payment. In the event that Buyer and Seller are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Adjustment Objection Notice, Buyer and Seller shall submit such remaining disagreements to the Auditor for resolution.

(ii) Buyer and Seller shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention. The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of such EBITDA and Contingent Payment that are identified as being items and amounts to which Buyer and Seller have been unable to agree on. In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of such EBITDA and the amount of any Contingent Payment shall not be limited to the materials submitted by Buyer and Seller but may include any relevant accounting literature or guidance, and shall be based on Schedule D and the definition of “EBITDA” included herein. The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iii) The costs and expenses of the Auditor in determining the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment shall be borne equally by Buyer and Seller.

(iv) Within five (5) Business Days after the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment are finally determined pursuant to this Section 2.5, (A) if any Contingent Payment is payable pursuant to Section 2.5(a)(i), Seller shall pay the amount thereof by (x) wire transfer of immediately available funds to the account(s) designated by Buyer or (y) in a manner as otherwise agreed by the parties or (B) if any Contingent Payment is payable pursuant to Section 2.5(a)(ii), Buyer shall pay the amount thereof by (x) wire transfer of immediately available funds to the account(s) designated by Seller or (y) in a manner as otherwise agreed by the parties.

(d) Following the Closing, until December 31, 2010, Buyer shall manage and operate the Nordic Business in a commercially reasonable manner and consistent with the business plan for the applicable Nordic Company for the then current year previously delivered to Buyer (the “Business Plan”). Seller acknowledges and agrees that, following the Closing, Buyer shall, in its sole and absolute discretion, have complete control over all strategic and operational decisions concerning the Nordic Business and may manage and operate the Nordic Companies and their businesses as Buyer determines in a manner consistent with the Business Plan. Seller further agrees that (i) the right of Buyer to receive the Contingent Payment does not create in Seller any right to control or direct the management and operations of the Nordic Companies and (ii) Seller will have no claim against Buyer or any of its Affiliates (including the Nordic Companies) with respect to the management and operation of the Nordic Companies, including any impact thereof on the EBITDA of the Nordic Companies or on the amount of any Contingent Payment. Notwithstanding the foregoing, the impact of any change as a result of any deviation from the Business Plan shall be excluded from the calculation of EBITDA.

(e) All payments made pursuant to this Section 2.5 shall have the nature of adjustments to the Closing Purchase Price and shall be treated accordingly by all parties hereto (and all of their Affiliates) for all Tax purposes to the maximum extent permitted by applicable Law.

ARTICLE III

MATTERS RELATING TO THE SALE

3.1 Ancillary Agreements. At the Closing, Seller and Buyer (or their respective Subsidiaries or Affiliates) shall execute and deliver or, as applicable, cause their appropriate Subsidiaries or Affiliates to execute and deliver, each of the following agreements:

(i) a Corporate Name Letter between TCCC and each of the Sweden Company and the Norway Company (the “Corporate Name Letters”), substantially in the form set forth in Exhibit I attached hereto; and

(ii) a Bottler’s Agreement (a “Bottler’s Agreement”) for each of Norway and Sweden, substantially in the form set forth in Exhibit II attached hereto.

Collectively, the foregoing agreements are referred to as the “Ancillary Agreements.”

3.2 Intercompany Agreements and Certain Intercompany Indebtedness.

(a) Except as set forth on Section 3.2(a) of the Seller Disclosure Letter and subject to Section 3.8 and Section 3.9, as of the Closing, Seller shall, and shall cause its Affiliates to, cause all Intercompany Agreements (other than Contracts relating to Intercompany Indebtedness and Ancillary Agreements) to be terminated in all respects such that there is no cost or liability on the part of the parties thereto under or in connection with such termination.

(b) Seller shall cause any outstanding Intercompany Indebtedness of the type described in clause (a) of the definition thereof to be repaid at or prior to the Closing.

3.3 [Reserved].

3.4 [Reserved].

3.5 Guarantees.

(a) Seller shall use its commercially reasonable efforts to cause Seller or one or more of its Affiliates to be substituted in all respects for the Nordic Companies, as applicable, and for the Nordic Companies, as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of any of the Nordic Companies, as applicable, under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any of the Nordic Companies, as applicable, for the benefit of any of Seller or any of its Affiliates (other than the Nordic Companies). If Seller has been unable to effect any such substitution, removal, release or termination with respect to any such Guarantee following the Closing, Seller shall continue to use its commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing; provided, that from and after Closing, Seller shall indemnify against, hold harmless and promptly reimburse the Nordic Companies or their respective Affiliates for any payments made by the Nordic Companies or their respective Affiliates and for the Losses of the Nordic Companies or their respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b) Seller shall use its commercially reasonable efforts to cause one or more of the Nordic Companies to be substituted in all respects for Seller or its Affiliates (other than the Nordic Companies), and for Seller or its Affiliates (other than the Nordic Companies), as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Seller or its Affiliates (other than the Nordic Companies), as applicable, under each Guarantee given or obtained by Seller or its Affiliates (other than the Nordic Companies), as applicable, for the benefit of any of the Nordic Companies. If Seller has been unable to effect any such substitution, removal, release or termination with respect to any such Guarantee following the Closing, Seller shall continue to use its commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing; provided, that from and after the Closing, Buyer shall indemnify against, hold harmless and promptly reimburse Seller for any payments made by Seller or its Affiliates and for the Losses of Seller or its respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

3.6 [Reserved].

3.7 Insurance Policies.

(a) Seller shall use commercially reasonable efforts, and shall cause the Nordic Companies to use their respective commercially reasonable efforts, to maintain all Policies (or comparable Policies providing substantially similar coverage with respect to the Nordic Companies) in full force and effect at all times up to and including the Closing, and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Nordic Business, up to and including the Closing.

(b) With respect to any and all events or circumstances affecting the Nordic Business which could reasonably be the subject of a claim under a Policy that provides coverage with respect to the Nordic Companies which are known prior to the Closing to the employees of Seller or its Affiliates who are responsible for making claims under such Policies, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to submit the applicable claims prior to the Closing.

(c) Other than as provided in this Section 3.7(c), from and after the Closing, Buyer agrees that it shall not (and shall cause its Affiliates not to) make any claim against Seller or any of its Affiliates, or to any carrier under any Policy of Seller or its Affiliates, alleging that Buyer or any of its Affiliates (including the Nordic Companies) is entitled to coverage or reimbursement under any such Policy. Notwithstanding the foregoing, where any Policy of Seller or its Affiliates with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) provides coverage with respect to any Nordic Business Liabilities that (i) constitute claims existing prior to the Closing or (ii) relate to claims made after the Closing with respect to an occurrence prior to the Closing under an occurrence-based policy (collectively, “Covered Claims”), the Nordic Companies may claim coverage under such Policies, control the prosecution and defense of such Covered Claims and receive any insurance recoverables with respect thereto. After the Closing, Seller and its Affiliates shall administer the applicable Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the Nordic Companies to insurance coverage thereunder in accordance with this Section 3.7(c), in each case, with respect to Covered Claims. Buyer shall promptly notify Seller of any Covered Claims, and Seller agrees to cooperate with the Nordic Companies concerning the pursuit by the Nordic Companies of any such Covered Claim, in each case at the expense of Buyer (to the extent such expenses are not covered by the applicable Policies). Buyer shall be responsible for complying with terms of the applicable Policies to obtain coverage for such Covered Claims, including if the applicable Policy requires any payments to be made in connection therewith, and Buyer shall make or cause to be made any such required payments. Any proceeds received by Seller or its Affiliates from any third-party insurance carrier that relate to Covered Claims shall be paid promptly to the applicable Nordic Company. In the event that Covered Claims relate to the same occurrence for which Seller or its Affiliates is seeking coverage under such Policies, Seller and Buyer shall cause their applicable Affiliates to jointly defend any such claim of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Policies). In the event that policy limits under an applicable Policy are not sufficient to fund all

Covered Claims and any other applicable claims of Seller or its Affiliates, amounts due under the applicable Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

3.8 Transition Services. In the event that, prior to the Closing, the parties identify any human resource, information technology, finance service or similar corporate service that (i) was provided by TCCC or its Affiliates (other than the Nordic Companies) to the Nordic Companies in the ordinary course of business in the twelve (12) months prior to the Closing Date, (ii) is reasonably necessary to the conduct of the business of the Nordic Companies after the Closing and (iii) will not be provided by TCCC or any of its Affiliates following the Closing pursuant to any Ancillary Agreement or any Intercompany Agreement that is not terminated in accordance with this Agreement, the parties will negotiate in good faith to agree prior to the Closing Date on a Transition Services Agreement for the provision of such services to the Nordic Companies. Any such Transition Services Agreement shall be in substantially the same form as the transition services agreement referenced on Section 3.8 of the Seller Disclosure Letter which shall be effective as of the Closing Date.

3.9 Certain Other Arrangements.

(a) Prior to the Closing, TCCC, CCE and Splitco shall (i) cooperate to identify (x) Intercompany Agreements and (y) arrangements pursuant to which Seller or any of its Affiliates provides goods or services in respect of the Nordic Business pursuant to Contracts between Seller or such Affiliate and a third party provider (in each case, except as contemplated by Section 3.8, the Bottler’s Agreements and the Corporate Name Letters), that CCE reasonably determines it desires to continue for the benefit of the Nordic Companies following the Closing and (ii) negotiate in good faith the continuance of such Intercompany Agreements or arrangements to the extent permitted by applicable Law and any applicable Contract with a third party upon substantially the same terms and conditions that were applicable thereto as of the Closing. Notwithstanding the foregoing, (i) the agreements and arrangements set forth in Section 3.2(a) of the Seller Disclosure Letter shall continue in accordance with their terms after the Closing and shall not be subject to the preceding sentence of this Section 3.9 and (ii) the agreements and arrangements set forth in Sections 4.14(a) and 4.24 of the Seller Disclosure Letter shall not be subject to the preceding sentence of this Section 3.9.

(b) Prior to the Closing, Seller and Buyer shall, and shall cause their Affiliates to, use reasonable best efforts to cause any hedge contracts set forth in Section 4.22 of the Seller Disclosure Letter (as well as any hedge contracts entered into pursuant to the second paragraph of Section 6.1 of the Seller Disclosure Letter) to be assigned to the appropriate Nordic Company, in each case, subject to any consents required in connection therewith and with expenses in connection therewith being shared equally by the parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Seller Disclosure Letter relates; provided, that any information set forth in one section of the Seller Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

4.1 Organization and Qualification. Each of Seller, TCCC and the Nordic Companies is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and, in the case of the Nordic Companies, to conduct the Nordic Business as conducted on the date hereof (except, in each case, with respect to the Sweden Subsidiary, as set forth in Section 4.1 of the Seller Disclosure Letter). Each of the Nordic Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by it is located or where the nature of the Nordic Business makes such qualification necessary (except, with respect to the Sweden Subsidiary, as set forth in Section 4.1 of the Seller Disclosure Letter), except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Nordic Companies as in effect on the date of this Agreement have been delivered to Buyer.

4.2 Authority. Each of Seller and TCCC has all requisite corporate power and corporate authority to execute and deliver this Agreement. Each of Seller and TCCC has all requisite corporate power and corporate authority to enter into each of the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Transactions. Except as set forth in Section 4.2 of the Seller Disclosure Letter, the execution, delivery and performance by each of Seller and TCCC of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Seller and TCCC. This Agreement has been (and each Ancillary Agreement upon execution and delivery will be) duly executed and delivered by each of Seller and TCCC and constitutes (and each Ancillary Agreement upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of Seller and TCCC, as applicable, enforceable against each of Seller and TCCC, as the case may be, in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles.

4.3 Ownership of Shares. All of the Shares are beneficially owned by Seller free and clear of all Liens, except for Permitted Liens. The consummation of the Transactions will convey to Buyer good title to the Shares, free and clear of all Liens.

4.4 Capitalization; Subsidiaries.

(a) The share capital of the Norway Company is NOK 70,000,000 and consists of 700,000 Norway Shares, with a par value of NOK 100 per share. No other Norway Shares or other equity securities of the Norway Company are outstanding. All of the issued and outstanding Norway Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights (except such preemptive rights for the benefit of other shareholders as are set out in the Norwegian Private Limited Joint Stock Companies Act of 1997 no. 44) or Liens and issued in compliance with all applicable securities Laws. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, the Norway Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, the Norway Company, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, the Norway Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which the Norway Company is subject or bound. There is no Person (other than Buyer and its Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of the Norway Company pursuant to an agreement entered into by Seller or any of its Subsidiaries (other than this Agreement).

(b) The share capital of the Sweden Company is registered to be at least SEK 140,000,000 divided into 28,000 shares of capital stock and at the most SEK 560,000,000 divided into 112,000 shares of capital stock. 30,000 Sweden Shares, with a quota value of SEK 5,000, are issued and outstanding. No other Sweden Shares or other equity securities of Sweden Company are outstanding. All of the issued and outstanding shares of Sweden Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Liens and issued in compliance with all applicable securities Laws. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, the Sweden Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, the Sweden Company, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, the Sweden Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which the Sweden Company is subject or bound. There is no Person (other than Buyer and its Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of the Sweden Company pursuant to an agreement entered into by Seller or any of its Subsidiaries (other than this Agreement).

(c) Section 4.4(c) of the Seller Disclosure Letter sets forth the name of each Subsidiary of the Norway Company and the Sweden Company, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests) and the record and beneficial owner of such outstanding capital stock (or other equity interest). There are no Affiliates of Seller other than the Nordic Companies operating in the Nordic Business. All of the capital stock (or other equity interests) set forth in Section 4.4(c) of the Seller Disclosure Letter is duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights or Liens and was not issued in violation of any applicable Law or preemptive rights in respect thereto.

(d) As of the Closing, the Sweden Company will hold, directly or indirectly, all right, title and interest to the equity interests of its Subsidiary, free and clear of all Liens.

(e) Except for the Sweden Subsidiary or as set forth in Section 4.4(e) of the Seller Disclosure Letter, neither the Norway Company nor the Sweden Company has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other than equity or debt securities held as investments in the ordinary course of business which are not, individually or in the aggregate, material to the Nordic Business).

(f) As of the date hereof, except as set forth in Section 4.4(f) of the Seller Disclosure Letter (which section shall include the amount outstanding under Gross Indebtedness), there are no outstanding bonds, debentures, notes or other Indebtedness (other than Intercompany Indebtedness) of the Nordic Companies.

(g) Seller is a wholly-owned, direct or indirect Subsidiary of TCCC.

4.5 No Violation; Consents and Approvals.

(a) The execution, delivery and performance by each of Seller and TCCC of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents and approvals described in Section 4.5(b) have been obtained or made, violate any applicable Law to which Seller, TCCC or the Nordic Companies is subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel, any Contract to which any of Seller, TCCC or the Nordic Companies is a party or (C) create any Lien upon any of the properties or Assets used or held for use in the Nordic Business, (iii) require a consent, notice or approval under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any indenture or other Contract governing or relating to Gross Indebtedness of the Nordic Companies, or (iv) violate the certificate of incorporation, by-laws or other organizational documents of Seller, TCCC or the Nordic Companies, except with respect to all of the foregoing as set forth on Section 4.5(a) of the Seller Disclosure Letter and except with respect to the foregoing clauses (i) or (ii) or as has not had or would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b) Except (i) as required under applicable Competition Law, (ii) for notifications to, consultations with and approvals of, Unions contemplated by Section 6.14, and (iii) compliance with any applicable securities Law or (iv) as set forth in Section 4.5(b) of the Seller Disclosure Letter, no consent or approval is required to be obtained by Seller, TCCC or the Nordic Companies, from, and no notice is required to be given by Seller, TCCC or the Nordic Companies to, and no filing is required to be made by Seller, TCCC or the Nordic Companies with, any Governmental Entity in connection with the execution, delivery and performance by Seller and TCCC of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

4.6 Financial Statements; Undisclosed Liabilities.

(a) Section 4.6(a) of the Seller Disclosure Letter contains true, correct, and complete copies of (i) the unaudited balance sheet of the Norway Company as of December 31, 2009, and the related unaudited statements of income and cash flows of the Norway Company for the year ended December 31, 2009 and the audited balance sheet of the Norway Company as of December 31, 2008, and the related audited statements of income and cash flows of the Norway Company for the year ended December 31, 2008 and (ii) the unaudited balance sheets of the Sweden Company as of December 31, 2009, and the related unaudited statements of income and cash flows of the Sweden Company for the year ended December 31, 2009 and the audited balance sheets of each of the Sweden Company and the Sweden Subsidiary as of December 31, 2008, and the related audited statement of income and cash flows of the Sweden Company for the year ended December 31, 2008 (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for adjustments or other matters disclosed therein, the absence of complete footnotes, and subject to normal year-end adjustments), and (ii) (y) with respect to the audited Financial Statements for the year ended December 31, 2008, gave a true and fair view in all material respects and (z) with respect to all other Financial Statements, fairly present in all material respects the consolidated financial position of the Norway Company or the Sweden Company, as applicable, as of the date thereof and their applicable results of operations and cash flows for the period then ended (subject to normal year-end adjustments and the absence of complete footnotes). The Sweden Subsidiary is not actively engaged in any trade or business.

(b) When delivered pursuant to Section 6.8 hereof, the Audited Nordic Financial Statements and (with respect to clause (ii)) the Unaudited Nordic Financial Statements (i) will have been prepared from, and shall be consistent with, the books and records of the Nordic Companies, (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (subject to adjustments or other matters disclosed therein and the absence of complete footnotes), and (iii) will fairly present in all material respects the financial position of the Nordic Companies as of the dates thereof and their combined results of operations and cash flows for the periods then ended.

(c) Except for Liabilities (i) disclosed in the Financial Statements or any notes thereto, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2009, (iii) set forth in Section 4.6(c) of the Seller Disclosure Letter, or (iv) that are not reasonably likely to be material to the Nordic Business or prevent the consummation of the Transactions, none of the Nordic Companies has, or since December 31, 2009 has incurred, any Liabilities.

4.7 Internal Controls and Procedures. The Nordic Companies are subject to a system of internal control over financial reporting which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the Transactions and dispositions of the assets of the Nordic Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Nordic Companies are being made only in accordance with appropriate authorizations of management and, if required, the board of directors of TCCC and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Nordic Companies. Seller has not, and to the Knowledge of Seller, the Nordic Companies’ independent auditors have not, identified or been made aware of (A) any significant deficiency or material weakness relating to the Nordic Companies, in each case which has not been subsequently remediated, in the system of internal control over financial reporting applicable to the Nordic Companies, taken as a whole, or (B) any fraud that involves the Nordic Companies’ management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting applicable to the Nordic Companies.

4.8 Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or as set forth in Section 4.8 of the Seller Disclosure Letter, during the period from December 31, 2009 to the date of this Agreement, (a) the Nordic Business has been operated in the ordinary course of business consistent with past practice and (b) there has not been a Material Adverse Effect.

4.9 Title to Personal Property. The Nordic Companies have good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) primarily used or primarily held for use in connection with the Nordic Business (the “Personal Property”) (except such Personal Property as has been sold or otherwise disposed of after the date hereof in the ordinary course of business), in each case, free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or right to use would not have a Material Adverse Effect. As of the Closing, (A) the Nordic Companies will (assuming the receipt of any consent set forth in Section 4.5(a) of the Seller Disclosure Letter) have good and valid title to, or a valid and enforceable right to use, all Personal Property described in the prior sentence (except (x) such Personal Property that has been sold or otherwise disposed of after the date hereof in the ordinary course of business, (y) as will be provided to the Nordic Business pursuant to an Ancillary Agreement or (z) as contemplated by Section 3.8 or 3.9), in each case free and clear of all Liens, other than Permitted Liens, and (B) except as set forth in Section 4.9 of the Seller Disclosure Letter, none of Seller or any of its Subsidiaries or Affiliates will have title to any of the Personal Property primarily used or primarily held for use in connection with the Nordic Business as conducted on or prior to the date hereof (except as described in clauses (y) and (z) above), except where the failure to have such title or right to use would not have a Material Adverse Effect.

4.10 Title to Real Property.

(a) As of the date hereof, Section 4.10(a) of the Seller Disclosure Letter is accurate in all material respects and sets forth: (i) a true, correct and complete list of all Owned Real Property (including the property designation or address of each parcel of Owned Real Property), and (ii) a true, correct and complete list of all Real Property Leases and the property designation or address of each parcel of Leased Real Property.

(b) Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the Nordic Companies have full title (No. hjemmel og full eiendomsrett; Sw. lagfaren och obligationsrättslig ägare) to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and except in any case as would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the Nordic Companies have not leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy the Owned Real Property or any portion thereof. Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, as of the Closing (and assuming receipt of any applicable consent set forth in Section 4.5(a) of the Seller Disclosure Letter), (x) the Nordic Companies will have full title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens and (y) with respect to the Leased Real Property, the Nordic Companies will hold such Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have a Material Adverse Effect. As of the date hereof, none of Seller, its Affiliates, or the Nordic Companies has received written notice of any pending, and to the Knowledge of Seller, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

(c) Except as set forth in Section 4.10(c) of the Seller Disclosure Letter, with respect to each Real Property Lease: (i) such lease is valid, binding and in full force and effect; (ii) the Transactions do not require the consent of any other party to such lease and will not result in a material breach of or default under such lease; (iii) none of the Nordic Companies, nor, to the Knowledge of Seller, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder; (iv) the Nordic Companies are not currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) as of the date hereof, none of Seller, its Affiliates or the Nordic Companies has received written notice of any pending, and to the Knowledge of Seller, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have a Material Adverse Effect.

4.11 Sufficiency of Assets. Except for (i) the matters contemplated by Section 3.8, (ii) the matters contemplated by Section 3.9, (iii) the termination of coverage under Policies effective as of the Closing, and (iv) the matters contemplated by the Ancillary Agreements, the Nordic Business Assets constitute in all material respects all Assets necessary for the Nordic Companies to conduct the Nordic Business in the manner conducted during the three (3) months prior to the date hereof.

4.12 Intellectual Property.

(a) The Nordic Companies do, and as of the Closing, will own all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or possess valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights that are primarily used or held for use primarily in the operation of the Nordic Business as of the date hereof and as of the Closing Date (collectively, the “Nordic Business Intellectual Property Rights”).

(b) Section 4.12(b) of the Seller Disclosure Letter sets forth a list of all United States, foreign and multi-national (i) patents and patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations) and material unregistered Trademarks; (iii) copyright registrations and applications; (iv) material trade secrets and (v) material computer software, in each case, owned by the Nordic Companies and primarily used or held for use primarily in connection with the Nordic Business. One of the Nordic Companies is the sole and exclusive beneficial, and with respect to applications and registrations, record owner of all of such Intellectual Property Rights, and all of such material Intellectual Property Rights are valid, subsisting and enforceable.

(c) The conduct of the Nordic Business as currently conducted, and as conducted in the past three (3) years does not to the Knowledge of Seller infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and, to the Knowledge of Seller, there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) against the Nordic Companies, or, to the Knowledge of Seller, any other Person. To the Knowledge of Seller, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by the Nordic Companies primarily in the conduct of the Nordic Business, and, to the Knowledge of Seller, no such claims have been asserted or threatened against any Person by Seller or the Nordic Companies in the past three (3) years.

(d) Assuming the receipt of any applicable consent set forth in Section 4.5(a) of the Seller Disclosure Letter, as of the Closing, all of the material Nordic Business Intellectual Property Rights shall be owned or available for use by the Nordic Companies on terms and conditions in all material respects the same as those under which the Nordic Companies owned or used the Nordic Business Intellectual Property Rights immediately prior to the Closing.

4.13 Litigation. Except as set forth in Section 4.13 of the Seller Disclosure Letter, there is no complaint, action, suit, proceeding, arbitration, investigation or mediation (each, an “Action”) pending or, to the Knowledge of Seller, threatened against Seller or the Nordic Companies by or before any Governmental Entity or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (i) have a Material Adverse Effect, or (ii) prevent or materially delay Seller from consummating the Transactions. Except as set forth in Section 4.13 of the Seller Disclosure Letter, there are no outstanding judgments, decrees or orders of any Governmental Entity against or binding on Seller, its Affiliates or the Nordic Companies relating to the Nordic Companies or the Assets or Liabilities of the Nordic Companies except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a Material Adverse Effect.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Seller Disclosure Letter sets forth a list of each material Benefit Plan. Notwithstanding the foregoing, Section 4.14(a) of the Seller Disclosure Letter shall set forth each Benefit Plan which is a pension, severance (or termination pay), and retiree medical plan, agreement or arrangement, regardless of whether or not such plans, agreements or arrangements are material Benefit Plans. With respect to the Benefit Plans set forth on Section 4.14(a) of the Seller Disclosure Letter, Seller has delivered or made available to Buyer true, correct and complete copies of each Benefit Plan (or, in each case, descriptions thereof for any unwritten Benefit Plans).

(b) Except as would not have a Material Adverse Effect, each Benefit Plan has been operated and administered in material compliance with its terms and with applicable Law, and each such Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. Except as set forth in Section 4.14(b) of the Seller Disclosure Letter or as provided under applicable Law, under a collective bargaining agreement or under an employment agreement, there are no limitations or restrictions on the right of the Nordic Companies or, after consummation of the transactions contemplated hereby, Splitco or any of its Subsidiaries, to merge, amend or terminate any of the Benefit Plans set forth on Section 4.14(a) of the Seller Disclosure Letter.

(c) Except as would not have a Material Adverse Effect, there are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Benefit Plan, by any employee or former employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

(d) Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of any Nordic Company to any material severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by the Nordic Companies, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, former employee, officer or director that must be paid by, provided by, or the cost of which is otherwise borne by the Nordic Companies, in either case, which is material to the individual, except as expressly provided in this Agreement. No Benefit Plan provides for the payment by any Nordic Company of any Tax gross-up payments or similar payments in respect of any Taxes to any employees or former employees or directors or former directors who provide or provided services to any Nordic Company.

(e) Except as would not have a Material Adverse Effect, all contributions required to be made to or in respect of a Benefit Plan by applicable Law or the terms of any Benefit Plan have been made in full and on a timely basis.

(f) Except as set forth in Section 4.14(f) of the Seller Disclosure Letter, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, without regard to whether ERISA applies to such arrangement) or (iii) benefits, the full costs of which are borne by the participant or his or her beneficiary.

(g) For purposes of this Section 4.14, Knowledge of Seller shall mean the actual knowledge of any of the individuals set forth in Section 4.14(g) of the Seller Disclosure Letter.

4.15 Taxes. Except as set forth on Section 4.15 of the Seller Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to any Nordic Company have been duly and timely filed with the appropriate Taxing Authority (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

(b) All material Taxes and all material estimated Taxes due and owing by the Nordic Companies have been timely paid, and all Taxes and estimated Taxes for any taxable period (or portion thereof) beginning on or prior to the Closing Date, which are not yet due and payable, have been properly reserved for in the books and records of the Nordic Companies.

(c) (i) No audits or other administrative proceedings before any Taxing Authority were pending as of December 31, 2009, and (ii) no audits or other administrative proceedings before any Taxing Authority, which, if adversely determined, are reasonably expected to result in an assessment or deficiency, are presently pending, in the case of either clause (i) or (ii) with regard to any Taxes or Tax Return of the Nordic Companies, as to which any Taxing Authority has asserted any claim and which, if adversely determined, would be, individually or in the aggregate, material to the Nordic Companies, or the Nordic Business, and, to the Knowledge of Seller, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Nordic Companies may be liable is asserted or threatened in writing by any Taxing Authority.

(d) Each of the Nordic Companies have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have either been duly and timely paid to the proper Taxing Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(e) Except for agreements or arrangements entered into more than five (5) years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among the Nordic Companies, none of the Nordic Companies is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement.

(f) There are no material Liens (other than Permitted Liens) relating to Taxes upon the assets of the Nordic Companies other than Liens relating to Taxes not yet due and payable.

(g) The income Tax Returns of the Norway Company have been examined, and such examinations have been resolved, or the statute of limitations has expired and there are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to such Tax Returns, for all taxable years ending on or before January 1, 1999.

(h) The income Tax Returns of the Swedish Company and the Swedish Subsidiary have been examined, and such examinations have been resolved, or the statute of limitations has expired and there are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to such Tax Returns, for all taxable years ending on or before January 1, 1999.

(i) Under the Law in effect as of the date hereof, each of the Norway Company and the Sweden Company is an entity disregarded from its owner for United States federal income Tax purposes.

4.16 Material Contracts.

(a) Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, none of the Nordic Companies is a party to or bound by any of the following (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K assuming the Nordic Companies were subject to Regulation S-K as a stand alone consolidated entity), other than any Benefit Plan;

(ii) any Contract (other than with Buyer or its Affiliates) which contains a non-competition covenant that precludes or purports to preclude the Nordic Companies from operating in any geographic location;

(iii) any Contract relating to the formation, operation or management of any joint venture, alliance or partnership requiring annual payments by or to the Nordic Companies in excess of $2,500,000;

(iv) any Contracts providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material Nordic Business Assets;

(v) any Contract that grants any Person “most favored nation” status involving annual payments by or to the Nordic Companies in excess of $2,500,000;

(vi) any Contract entered into outside the ordinary course of business of the Nordic Business requiring payments by or to the Nordic Companies in excess of $2,500,000;

(vii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of the Nordic Companies;

(viii) any Contract pursuant to which any Nordic Company (A) is granted or obtains any right to use any material Intellectual Property Rights (other than standard form contracts granting rights to use readily available commercial software), (B) is restricted in the right to use or register any material Intellectual Property Rights, (C) permits any other Person to use, enforce, or register any material Intellectual Property Rights or (D) would require Buyer to license or make available its or its Affiliates’ own Intellectual Property Rights to any other Person, or restrict the use by Buyer or its Affiliates of such Intellectual Property Rights as a result of the transactions contemplated hereby;

(ix) any settlement or similar Contract, entered into or involving a payment by the Nordic Companies outside the ordinary course of business;

(x) any Contract entered into outside the ordinary course of business consistent with past practice that includes an indemnification obligation of the Nordic Companies with a maximum potential Liability in excess of $2,500,000;

(xi) any indenture or other Contract governing or relating to Gross Indebtedness of the Nordic Companies;

(xii) any agency Contracts involving payments in excess of $2,500,000 or trade confirmations for hedging Contracts relating to the Nordic Business;

(xiii) any Indemnity Agreement; and

(xiv) any Contract that requires a consent or approval from any Person as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, which Contract calls for payments to or from any Nordic Company in excess of $2,500,000.

(b) Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, (i) each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the Nordic Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of

Seller, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equity principles, (ii) there is no pending material default, under or material breach of, any Material Contract by any Nordic Company party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by any Nordic Company party thereto and (iii) to the Knowledge of Seller, no party to any such Material Contract has given written notice to Seller, its Affiliates or any Nordic Company of, or made a written claim against Seller, its Affiliates or any Nordic Company with respect to, any material breach or default thereunder.

(c) To the Knowledge of Seller, no other contracting party to any Material Contract referred to in Section 4.16(a) is in material breach thereof or has breached the same in any material respect within the twelve (12) month period prior to the date hereof.

(d) To the Knowledge of Seller, none of Seller, its Affiliates or any Nordic Company has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Transactions or otherwise.

(e) Except as set forth in Section 4.16(e) of the Seller Disclosure Letter, Seller or its Affiliates have delivered or made available to Buyer true, correct and complete copies of each Material Contract.

(f) Not later than April 1, 2010, Seller shall prepare and deliver to Buyer a revised Section 4.16(a) of the Seller Disclosure Letter prepared on the basis that each instance of “$2,500,000” appearing in Section 4.16(a) reads “$1,000,000” and such revised Section 4.16(a) shall be treated for all purposes as the section delivered on the date hereof, and each instance of “$2,500,000” appearing in Section 4.16(a) hereof shall be deemed to read “$1,000,000” for all purposes of this Agreement. Notwithstanding anything to the contrary herein, Buyer shall not be deemed to have Knowledge of Buyer with respect to any matter disclosed on such new Section 4.16(a) of the Seller Disclosure Letter that was not disclosed on the Section 4.16(a) of the Seller Disclosure Letter actually delivered on the date hereof.

4.17 Product Liability. Except as set forth in Section 4.17 of the Seller Disclosure Letter, (a) since December 31, 2009, there has been no Action pending, or to the Knowledge of Seller, threatened, against the Nordic Companies with respect to any product liability, and (b) to the Knowledge of Seller, there has not occurred any state of facts or circumstances that would give rise to any Action that would have a Material Adverse Effect, with respect to any products manufactured, sold or distributed at any time by the Nordic Companies arising out of a product manufactured, sold or distributed by the Nordic Business, including any Action on account of any express or implied warranty, except for normal returns and allowances which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

4.18 Major Suppliers and Customers.

(a) Section 4.18(a) of the Seller Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, each of the Norway Company and the Sweden Company as of the date of this Agreement, determined based on the dollar amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2009 (based on amounts paid by the applicable Nordic Company) and that such customers have purchased during such period (based on revenue recognized during such period under GAAP accounting), under their Contracts with the Nordic Companies.

(b) As of the date of this Agreement, none of the customers or suppliers identified pursuant to Section 4.18(a) has canceled, materially and adversely modified, or otherwise terminated its relationship with the Nordic Companies, or materially decreased its services, supplies or materials to the Nordic Companies nor to the Knowledge of Seller has any such customer or supplier communicated in writing any intention to do any of the foregoing.

4.19 Compliance with Laws; Permits. Except as set forth in Section 4.19 of the Seller Disclosure Letter, the Nordic Companies are, and have been since December 31, 2007, in compliance with all applicable Federal, state, local or foreign laws, statutes, codes, treaties, ordinances, orders, rules, regulations, injunctions, rulings, decrees and orders of all Governmental Entities (collectively, “Laws”), including The Foreign Corrupt Practices Act of 1977 or any similar Law, except as have not had or would not have a Material Adverse Effect and except for Tax Laws (which are addressed in Section 4.15). The Nordic Companies possess all permits, certificates, licenses, approvals, governmental franchises and other authorizations required under applicable Laws (collectively, “Permits”) that are necessary to the operation of the Nordic Business as operated on the date hereof or the ownership of Nordic Business Assets, and all such Permits are validly held and in full force and effect, except as have not had or would not have a Material Adverse Effect. The Nordic Companies are, and since December 31, 2007 have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have a Material Adverse Effect. As of the Closing, the Nordic Companies will possess all Permits and such Permits will be in full force and effect, except as have not had or would not have a Material Adverse Effect.

4.20 Labor Matters. Except as set forth on Section 4.20 of the Seller Disclosure Letter, and except as has not had or would not have a Material Adverse Effect, with respect to the Nordic Business:

(a) No Nordic Company is party to, nor bound by, any collective bargaining Contract, or work rules or practices with any labor union, labor organization or works council (each, a “Union”); there are no collective bargaining Contracts, or work rules or practices that pertain to any of the employees of the Nordic Companies; and no employees of the Nordic Companies are represented by any Union with respect to their employment with the Nordic Companies.

(b) No Union has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any of the Nordic Companies or with any labor relations tribunal or authority. To the Knowledge of Seller, there is no labor union organizing activities with respect to any employees of the Nordic Companies.

(c) From December 31, 2008, there has been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Nordic Companies.

(d) The Nordic Companies and their respective employees, agents or representatives have not, to the Knowledge of Seller, committed any material unfair labor practice in violation of any applicable Law.

(e) The Nordic Companies are not required to provide notice to or obtain the consent of any labor union, labor organization, works council or group of employees of the Nordic Companies in connection with the execution of this Agreement, except for any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the Nordic Companies.

(f) The Nordic Companies: (i) have taken reasonable steps to properly classify and treat all of their workers as independent contractors or employees, and (ii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(g) The Nordic Companies are and have been in compliance with all notice and other requirements relating to plant closings or layoffs under any applicable Law.

(h) To the Knowledge of Seller, no officer or director of the Nordic Companies is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to (i) the right of any such employee to be employed by the Nordic Companies or (ii) the use of trade secrets or proprietary information.

(i) The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labor-related agreement to which any Nordic Company is a party.

4.21 Environmental.

(a) Except as set forth on Section 4.21 of the Seller Disclosure Letter, and except as has not or would not have a Material Adverse Effect, since December 31, 2006, the Nordic Companies have at all times been, and are, in compliance with respect to the Nordic Business and the Nordic Business Assets, with all applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Entity or other Person, alleging that any Nordic Company is not in such compliance, and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future. Within forty-five (45) days of the date hereof, Seller will deliver to Buyer a complete list of all material Permits held by the Nordic Companies pursuant to applicable Environmental Laws as of the date of delivery.

(b) No transfers of Permits or other governmental authorizations under Environmental Laws from Seller of any of its Affiliates (other than the Nordic Companies) will be required to permit the conduct of the Nordic Business in material compliance with all applicable Environmental Laws as of the Closing, as conducted by the Nordic Business immediately prior to the Closing.

(c) Except as would not result in a Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of Seller threatened, against any Nordic Company or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim, any Nordic Company has retained or assumed either contractually or by operation of law, in each case, relating to the Nordic Business or the Nordic Business Assets.

(d) There are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any material Environmental Claim relating to the Nordic Business or the Nordic Business Assets against the Nordic Companies, or to the Knowledge of Seller, against any Person whose liability for any Environmental Claim, any of the Nordic Companies has retained or assumed either contractually or by operation of law, except, in each case, as would not result in a Material Adverse Effect.

(e) Except as set forth in Section 4.21(e) of the Seller Disclosure Letter, none of the Nordic Companies is a party or subject to any administrative or judicial order or decree relating to the Nordic Business or the Nordic Assets pursuant to the Environmental Laws, except as would not result in a Material Adverse Effect.

(f) The Nordic Companies have not, and to the Knowledge of Seller, no other Person has, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials, on or beneath any Real Property currently or to the Knowledge of Seller, formerly owned, operated or leased by the Nordic Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of the Nordic Business, except, in each case, as would not result in a Material Adverse Effect. With respect to any offsite disposal location used by the Nordic Companies to dispose of any Hazardous Materials, to the Knowledge of Seller, there have been no Releases of Hazardous Materials on or underneath any such location that would result in a Material Adverse Effect.

(g) Seller has delivered or otherwise made available for inspection to Buyer true, complete and correct copies of any material non-privileged reports, studies, analyses, tests or monitoring possessed by Seller and its Subsidiaries and Affiliates pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by the Nordic Companies, or regarding the compliance by the Nordic Companies with applicable Environmental Laws, relating to the Nordic Business or the Nordic Business Assets.

(h) Notwithstanding any provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.21 are the sole and exclusive representations relating to Environmental Laws and environmental matters in this Agreement.

4.22 Intercompany Agreements. Section 4.22 of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Intercompany Agreements that are in effect as of the date hereof.

4.23 Related Party Transactions.

(a) None of the Nordic Companies is a party to any written agreement with any current or former director or officer of Seller or its Subsidiaries or Affiliates (other than the Nordic Companies) relating to the Nordic Business.

(b) There are no (i) outstanding loans or other extensions of credit made or guaranteed by the Nordic Companies to or for the benefit of any current or former director, officer, stockholder or employee of the Nordic Companies (other than advances of business expenses in the ordinary course of business consistent with past practice), or (ii) outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Nordic Companies by any current or former director, officer, stockholder or employee of Nordic Companies, in each case, relating to the Nordic Business.

4.24 Insurance. Section 4.24 of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Policies that relate to the Nordic Business. Each such Policy is in full force and effect on the date hereof and each such Policy will be in full force and effect as of the Closing, in each case, in accordance with the terms of the Policies, or a substituted Policy shall have been obtained therefor. To the Knowledge of Seller, none of the Nordic Companies is in material default with respect to its obligations under any of such Policies. None of the Nordic Companies has received a written notice of cancellation or non-renewal of any such Policy or binder.

4.25 Guarantees. Section 4.25(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by Seller or any of its Affiliates (other than the Nordic Companies) on behalf of any of the Nordic Companies. Section 4.25(b) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by the Nordic Companies on behalf of Seller or any of its Affiliates (other than the Nordic Companies).

4.26 Takeover Statutes; Other Restrictions. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to any of the Nordic Companies, any shares of common stock of the Nordic Companies, the Sale or the other transactions contemplated by this Agreement.

4.27 Solvency. As of the Closing, each of the Nordic Companies shall be Solvent.

4.28 Brokers. Except for Allen & Company LLC and Goldman Sachs & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by Seller or its Affiliates.

4.29 Limitation of Representations and Warranties. None of Seller or any Affiliate of Seller, or any other Person on behalf of Seller or its Affiliates, is making any express or implied representation or warranty in connection with the transactions contemplated by this Agreement except for the representations and warranties contained in this Article IV and in any of the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Buyer Disclosure Letter relates; provided, that any information set forth in one section of the Buyer Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

5.1 Organization; Authority. Buyer is a société à responsabilité limitée duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Luxembourg and each of Splitco and CCE is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer, Splitco and CCE has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Buyer, Splitco and CCE of this Agreement and each Ancillary Agreement to which they are respectively a party, and the consummation of the Transactions, have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer, Splitco and CCE, including the approval of CCE’s board of directors by a unanimous vote of those present and the Affiliated Transaction Committee. This Agreement has been (and each Ancillary Agreement to which it is a party upon execution and delivery will be) duly executed and delivered by each of Buyer, Splitco and CCE and constitutes (and each Ancillary Agreement to which it is a party, upon execution and delivery, will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of Buyer, Splitco and CCE enforceable against each of Buyer, Splitco and CCE in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles. As of the date hereof, Buyer is a wholly-owned direct or indirect Subsidiary of CCE. As of the Closing, Buyer will be a wholly-owned direct or indirect Subsidiary of Splitco.

5.2 No Violation; Consents and Approvals.

(a) The execution, delivery and performance by each of Buyer, Splitco and CCE of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents, filings and approvals described in Section 5.2(b) have been obtained or made, violate any applicable Law to which Buyer, Splitco or CCE is subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel any Contract to which Buyer, Splitco or CCE is a party or (iii) violate the certificate of incorporation, by-laws or other organizational documents of Buyer, Splitco or CCE, except with respect to the foregoing clauses (i) and (ii) as would not reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

(b) Except (i) as required under any applicable Competition Law, (ii) for notices to, and approvals of, Unions contemplated by Section 6.14, and (iii) compliance with any applicable securities Law, no consent or approval is required to be obtained by Buyer, Splitco or CCE from, and no notice is required to be given by Buyer, Splitco or CCE to, and no filing is required to be made by Buyer, Splitco or CCE with, any Governmental Entity in connection with the execution, delivery and performance by Buyer, Splitco or CCE of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

5.3 Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer, Splitco or CCE, by or before any Governmental Entity, or by or on behalf of any third party, that, if adversely determined, would reasonably be expected to prevent or materially impair or delay the ability of Buyer, Splitco or CCE to consummate the Transactions. There are no judgments, decrees or orders of any Governmental Entity outstanding against or binding on Buyer or its Assets, which would reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

5.4 Brokers. Except for Credit Suisse Securities (USA) LLC, Lazard Frères & Co. LLC and Greenhill & Co., LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by Buyer, its Subsidiaries or Affiliates.

5.5 Buyer Knowledge. As of the date hereof, to the Knowledge of Buyer obtained during the course of due diligence in respect of the Transactions, there are no facts or circumstances that would serve as a basis for Buyer or its Affiliates to assert that Seller breached any of the representations or warranties of Seller contained in this Agreement or any Ancillary Agreement. Buyer shall be deemed to have waived in full any breach of Seller’s representations and warranties of which Buyer has such Knowledge as of the date hereof and shall have no rights or remedies with respect thereto.

5.6 Limitation of Representations and Warranties. Except for the representations and warranties contained in this Article V and in any of the Ancillary Agreements, none of Buyer, any Affiliate of Buyer, or any other Person on behalf of Buyer or its Affiliates is making any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Conduct of the Nordic Business. Seller covenants and agrees that, from and after the date hereof until the Closing without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as (A) expressly contemplated by the terms of this Agreement or (B) set forth on Section 6.1 of the Seller Disclosure Letter, Seller shall, and shall cause its Affiliates to, (i) operate the Nordic Business only in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the material operations and facilities of the Nordic Business and the material relationships with its customers, suppliers, licensors, licensees, employees and contractors, (iii) perform and comply, in all material respects, with all agreements relating to the Nordic Business to which Seller or any of its Affiliates is a party, (iv) administer insurance claims in the ordinary course of business consistent with past practice and (v) comply with the obligations set forth on Section 6.1(v) of the Seller Disclosure Letter. Without limiting the generality of the foregoing, except as (i) expressly contemplated by the terms of this Agreement or (ii) set forth on Section 6.1 of the Seller Disclosure Letter, during the period from the date of this Agreement to the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates and the Nordic Companies not to, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions with respect to the Nordic Companies or the Nordic Business:

(a) adopt, propose, approve or make any change in or amendment to, or waiver under, their respective organizational documents;

(b) split, combine, redeem or reclassify, purchase or otherwise acquire any of their capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

(c) issue, sell, deliver, pledge or otherwise encumber any shares of their capital stock or any securities convertible into, or exchangeable for any shares of their capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of such capital stock, or amend any terms of any such securities or agreements;

(d) issue or sell any new debt securities, enter into any new credit facility or otherwise incur (including by Guarantee of) any Indebtedness to the extent that any such debt securities, credit facility or Indebtedness would constitute a Liability of the Nordic Companies other than Gross Indebtedness incurred in the ordinary course of business and fully repaid prior to Closing;

(e) impose, or permit to be imposed, any Lien upon any of their assets, tangible or intangible other than Permitted Liens;

(f) increase the rate of compensation of, or pay or agree to pay any benefit to, any Continuing Employee, except as may be required to comply with applicable Law or by any existing plan, including any Benefit Plan, or any other agreement or arrangement, and except in the ordinary course of business consistent with past practice, including as part of TCCC’s or the Nordic Companies’ normal periodic performance reviews and related salary increases;

(g) enter into, adopt or amend (i) any Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the Continuing Employees (including any employment agreement (not terminable at will) or severance or change of control agreement with a Continuing Employee) or (ii) any Benefit Plan for which Splitco or any of the Nordic Companies could be liable following the Closing, except (A) as required by Law, or (B) in the ordinary course of business consistent with past practice; provided that in no event shall any action be taken that would expand the positions eligible for participation in any Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the Continuing Employees;

(h) terminate the employment of any Continuing Employee who (i) as of the date of this Agreement is a General Manager Bottlers (including their direct reports) or (ii) as may be mutually agreed upon in writing by TCCC and CCE within 60 days following the date of this Agreement (a “Key Nordic Employee”); provided, however, that the Nordic Companies may, subject to the terms of any applicable employment agreement between a Continuing Employee and any of the Nordic Companies and applicable Law, terminate the employment of a Key Nordic Employee who (A) violates TCCC’s Code of Conduct, or (B) has, prior to the date of this Agreement, been given notice by Seller, the Nordic Companies or their Affiliates of an involuntary termination of employment;

(i) enter into any Contract with respect to any Benefit Plan (including, without limitation, contracts for the provision of services to such Benefit Plan) having a term of greater than one year or providing for payments by either Nordic Company having a value, estimated as of the date of such Contract, of greater than $1 million, except (A) as required by Law, or (B) Contracts of such nature as set out in Section 4.14(a) subsection (c) items 11-17 of the Seller Disclosure Letter and Contracts that are a result or consequence of such Contracts;

(j) except with respect to individuals listed on Section 6.15(a) of the Seller Disclosure Letter, change the duties of any Continuing Employee such that the employee would no longer be a Continuing Employee, or change the duties of any employee who is not currently a Continuing Employee such that the employee would become a Continuing Employee;

(k) execute, adopt, amend or terminate any collective bargaining Contract, unless such execution, amendment, adoption or termination (i) results in increased costs over the prior collective bargaining Contract of $1 million or less per twelve (12)-month period or (ii) does not involve the implementation of, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program or (iii) is required by the terms of any existing Contract, or (iv) is required by Law or (v) involves or is a result or consequence of Contracts of such nature as set out in Section 4.14(a) subsection (c) items 11-17 of the Seller Disclosure Letter. At Buyer’s request, Seller shall cause the Nordic Companies to provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract;

(l) enter into any binding or non-binding commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, sale or other disposition, recapitalization, restructuring or spin-off or any similar transaction of or involving any Nordic Company or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of the Nordic Companies, or any transaction that is similar in form, substance or purpose to any of the foregoing transactions;

(m) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (i) in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business consistent with past practice), or (ii) if not in the ordinary course of business consistent with past practice, with a value or purchase price (including the value of assumed Liabilities) not in excess of $1,000,000 in any transaction or related series of transactions or $2,500,000 in the aggregate;

(n) sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any Owned Real Property, Leased Real Property, or other properties or assets, real, personal or mixed (including Intellectual Property Rights), other than sales of inventory or Assets in the ordinary course of business consistent with past practice;

(o) except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract or material Real Property Lease;

(p) declare, set aside or pay any dividend or other distribution payable in stock or property (other than cash) with respect to its capital stock or other equity interests therein;

(q) enter into, terminate or consent to the termination of any joint venture, jointly owned partnership or other similar joint ownership agreements other than such agreements entered into in the ordinary course of business consistent with past practice;

(r) other than in the ordinary course of business consistent with past practice, make or incur, or become committed to, any capital expenditure;

(s) except as provided in Section 6.4, cancel, forgive, settle or compromise, waive, or release any right or claim (or series of related rights and claims) or any Action or Indebtedness, other than any such cancellation, forgiveness, settlement, compromise or release in the ordinary course of business consistent with past practice, which does not require the Nordic Companies to pay in excess of $1,000,000 and does not impose on the Nordic Companies any material ongoing obligation that extends past the Closing;

(t) except as specifically provided in this Agreement, (i) make, change or rescind any material Tax election, (ii) make, change or rescind any material method of accounting, (iii) consent to any extension or waiver of any limitation period with respect to any material Taxes, (iv) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (v) file any material amended Tax Return, or (vi) surrender any right to claim a refund or offset of any Taxes;

(u) adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Nordic Companies;

(v) make any loans or advances of money other than (i) advances to the Nordic Companies in accordance with its cash management practices, consistent with past practice or (ii) loans or advances to customers of the Nordic Companies in the ordinary course of business consistent with past practice or (iii) in connection with actions permitted by Section 6.1(m);

(w) transfer or grant to, or acquire from, any Person any rights with respect to any Intellectual Property Rights or dispose of or permit to lapse any rights in or to any Intellectual Property Rights or dispose of or disclose to any Person any trade secret, in each case except in the ordinary course of business consistent with past practice;

(x) agree or permit any material Policy or other material insurance arrangement naming a Nordic Company as (or to which the Nordic Business is) a beneficiary or loss-payable payee to be cancelled, extinguished or terminated without replacement or otherwise agree or permit any amendment or modification thereto which would materially adversely affect the Nordic Companies’ rights with respect thereto existing on the date of this Agreement;

(y) dispose of or permit to lapse any environmental Permits material to the Nordic Business other than in the ordinary course of business consistent with past practice;

(z) make any charitable contribution or engage in lobbying efforts other than in the ordinary course of business consistent with past practice; or

(aa) authorize or enter into a Contract or transaction, or otherwise make an agreement or commitment, which would be in contravention of any of the foregoing or the terms of this Agreement.

6.2 Access to Information Prior to the Closing; Confidentiality.

(a) Subject to applicable Law, during the period from the date of this Agreement through the Closing, Seller shall, and shall cause the Nordic Companies to, give Buyer and its Representatives reasonable access during regular business hours to all offices, personnel, properties, facilities and Records of the Nordic Companies as they may reasonably request, and shall furnish or cause to be furnished to Buyer such financial and operating data and other information as exists with respect to the offices, personnel, properties, facilities and Records of the Nordic Companies as Buyer may from time to time reasonably request; provided, however, that Buyer and its Representatives shall take such action in such a way as to avoid unreasonably disrupting the normal business of Seller, its Affiliates and the Nordic Companies. The parties shall cooperate to adopt such protocols as are reasonably necessary to comply with applicable Law in order to provide for the protection of any competitively sensitive information that may be shared by the parties pursuant to this Agreement.

(b) Each of Buyer, Splitco and CCE shall hold and shall cause their respective Representatives to hold any information which it or they receive in connection with the activities and Transactions in strict confidence in accordance with and subject to the terms of the confidentiality agreement, dated as of November 13, 2008, between CCE and TCCC (the “Confidentiality Agreement”), which shall survive the execution and delivery of this Agreement and any termination of this Agreement pursuant to Article VIII hereof; provided, that this Section 6.2(b) shall terminate and have no further force or effect following the Closing.

(c) From and after the date of this Agreement, subject to Section 6.7, Seller and TCCC shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to the Nordic Companies and the Nordic Business (the “Nordic Business Confidential Information”) and the Transactions (the “Transaction Information”) in strict confidence in accordance with the Confidentiality Agreement (in the case of Seller, as if it were a party thereto) and not disclose, use or release any such Nordic Business Confidential Information or Transaction Information without the prior written consent of Buyer; provided, that (i) the Nordic Business Confidential Information shall not include any information that is disclosed by Seller, TCCC, the Nordic Companies or their respective Representatives prior to the Closing in connection with the operation of the Nordic Business in the ordinary course of business consistent with past practice and (ii) the Nordic Business Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Seller, TCCC or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.2(c) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process. This Section 6.2(c) shall terminate and have no further force or effect following the termination of this Agreement.

(d) From and after the date of this Agreement, subject to Section 6.7, Splitco, CCE and Buyer shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to TCCC and its Affiliates (other than the Nordic Companies) (the “Other Business Confidential Information”) and

Transaction Information in strict confidence in accordance with the Confidentiality Agreement and not disclose, use or release any such Other Business Confidential Information or Transaction Information without the prior written consent of TCCC; provided, that (i) the Other Business Confidential Information shall not include any information that is disclosed by Seller, its Affiliates or their respective Representatives prior to the Closing in connection with the operation of the TCCC Business in the ordinary course of business consistent with past practice and (ii) the Other Business Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Splitco, CCE, Buyer or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.2(d) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process. This Section 6.2(d) shall terminate and have no further force or effect following the termination of this Agreement.

(e) The parties agree that they shall each be responsible for any breach or violation of the provisions of this Section 6.2 by any of their respective Subsidiaries, Affiliates or Representatives.

6.3 Records.

(a) At the Closing or as soon as practicable thereafter (to the extent delivery occurs after the Closing), Seller shall deliver or cause to be delivered (including by delivery of the premises in which such Records are located) to Buyer to the extent reasonably practicable, all original agreements, documents, books, minute books, corporate charters and by-laws or comparable governing documents, records and files (including in electronic form) (collectively, “Records”), if any, in the possession of Seller or its Affiliates (other than the Nordic Companies) relating to the Nordic Companies to the extent not then in the possession of the Nordic Companies, provided, that Buyer recognizes that certain Records may contain incidental information relating to the Nordic Companies or may relate primarily to Subsidiaries or divisions of Seller and TCCC other than the Nordic Companies, and that such Records in the possession of Seller or TCCC may be retained by Seller or TCCC, who shall, to the extent requested to do so, instead of delivering these records, provide copies of the relevant portions thereof to Buyer.

(b) For a period equal to the greater of (x) seven (7) years following the Closing and (y) the period otherwise required by local law, upon reasonable notice, Buyer shall afford, and shall cause the Nordic Companies to afford, to Seller and Seller’s Representatives reasonable access during normal business hours to examine and make copies of all books, records and personnel of the Nordic Business (i) which relate to transactions or events occurring prior to the Closing (“Pre-Closing Transactions”) or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to matters for which Seller may be obligated to indemnify any Buyer Indemnified Party pursuant to this Agreement or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against Seller or any of its Subsidiaries or Affiliates or Representatives or (ii) as reasonably required in connection with Seller’s performance of its obligations under the Ancillary Agreements. Seller will, and will cause its respective Representatives to, hold in confidence, all confidential or proprietary information to which it is given access to pursuant to this Section 6.3 subject to any disclosure required by Law or legal process.

(c) For a period equal to the greater of (x) seven (7) years following the Closing and (y) the period otherwise required by local Law, upon reasonable notice, Seller shall afford to Buyer and its Representatives reasonable access during normal business hours to examine and make copies of, all books, records and personnel of Seller (i) which relate to Pre-Closing Transactions or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to Liabilities of the Nordic Companies or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against Buyer or any of its Subsidiaries or Affiliates or Representatives related to the Nordic Business or (ii) as reasonably required in connection with Buyer’s performance of its obligations under the Ancillary Agreements. Buyer will hold, and will cause its Representatives to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.3 subject to any disclosure required by Law or legal process.

(d) From and after the Closing, books and records pertaining to Taxes shall be governed by Article XI of this Agreement as well as this Section 6.3; provided, however, that in the case of any conflict of any provision with respect to books and records pertaining to Taxes as between Article XI and this Section 6.3, Article XI shall govern.

6.4 Notification of Certain Matters; Defense of Litigation.

(a) Prior to the Closing, each of Buyer and Seller shall give written notice to the other promptly (and in any event not more than ten (10) Business Days) after becoming aware of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, would be likely to cause any condition set forth in Article VII to be unsatisfied at the Closing.

(b) Prior to the Closing, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Nordic Business and (ii) any Action commenced or, to the Knowledge of Seller or the Knowledge of Buyer, as applicable, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions. Prior to the Closing, Seller shall notify Buyer if the Nordic Companies incur any Liens on the Nordic Business Assets of a type described in clause (iv) of the definition of “Permitted Liens.”

(c) Subject to Section 6.6, each of the parties hereto agrees to vigorously defend against all Actions in which such party or any of its Subsidiaries is named as a defendant which seek to enjoin, restrain or prohibit the Transactions or any part thereof or seek Losses with respect to any such transactions. The parties shall consult with each other in good faith with respect to the settlement of any Actions, provided that (i) neither Seller, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by Buyer or any of the Nordic Companies, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) neither Buyer, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by Seller or its Affiliates without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the parties further agrees to use its respective commercially reasonable efforts to cause each of its Subsidiaries or Affiliates, directors and officers to vigorously defend any Action in which such Subsidiary or Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.4(c) to the same extent as if such Person were a party hereto. Seller or Buyer, as the case may be, shall give the other party, as applicable, the reasonable opportunity to participate, at Seller’s or Buyer’s sole expense, as applicable, in the defense of any Action by a third party against Seller or Buyer, as applicable, or their respective directors, officers or Affiliates relating to this Agreement and the transactions contemplated hereby.

(d) At all times from and after the Closing, Seller shall use commercially reasonable efforts to make available to the other, upon reasonable written request, their or any of their Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (i) such individuals may reasonably be required in connection with the prosecution or defense of any Action which the requesting party may from time to time be involved (except for claims, demands or Actions between a Nordic Company or any of its Affiliates on the one hand and Seller or any of its Affiliates on the other hand) and (ii) there is no conflict in the Action between the requesting party and the other party. A party providing a witness to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

6.5 Consents; Approvals. Seller shall use commercially reasonable efforts to obtain all consents and approvals of all third parties required under any Contracts that are required to be obtained in connection with the consummation of the Transactions or any Permits required in connection with the consummation of the Transactions and Buyer shall cooperate as reasonably requested by Seller; provided, that (x) none of Seller, its Subsidiaries or any of their Affiliates shall be required to make any payment of money or grant any concession and the Nordic Companies shall not enter into any agreement that would be binding on Buyer or any of the Nordic Companies following the Closing in connection with obtaining any such consent or Permit without the prior written consent of Buyer and (y) neither Buyer, its Subsidiaries nor any of its Affiliates shall be required to make any payment of money or grant any concession and Buyer and its Affiliates shall not enter into any agreement that would be binding on Seller or any of its Affiliates following the Closing in connection with obtaining any such consent or Permit without the prior written consent of Seller. Each of the parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the Transactions. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing. If any consent or approval required in connection with the assignment or transfer of any Contract (other than any Contract the treatment of which shall be governed by Sections 3.8 and 3.9) is not obtained, or would be ineffective, violate any applicable Law or would adversely affect the rights of the Nordic Companies thereunder such that Buyer or the Nordic Companies would not receive all rights under such Contract contained in the Nordic Business Assets, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer (directly or indirectly through the Nordic Companies) would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the applicable party, or under which Seller would enforce for the benefit of Buyer or the Nordic Companies, any and all rights of Seller against a third party thereto; provided, however, that neither Seller nor any of its Subsidiaries shall be materially and adversely affected as a result of providing such benefits and any such arrangement is not otherwise covered by an Ancillary Agreement.

6.6 Antitrust Notification. Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall use their respective reasonable best efforts to obtain all authorizations or waivers required under applicable Competition Law to consummate the Transactions, including (a) making all filings with the requisite Governmental Entity required in connection herewith and therewith as promptly as possible, (b) cooperating and consulting with one another to determine whether any other filings are required, or deemed advisable, to be made with, or consents, permits, authorizations or approvals are required, or are deemed advisable, to be obtained from any third party or any other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (c) timely making all such filings and timely seeking all such consents, permits, authorizations, approvals and waivers, and (d) generally, taking or causing to be taken, all other actions necessary to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible. To the extent not expressly prohibited by applicable Law, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall cooperate, and cause their respective Representatives to cooperate, with the other and any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any approval, consent or termination of any applicable period from any such Governmental Entity, and shall comply promptly with all legal requirements that may be imposed on it with respect to the Closing. In connection with the actions and procedures referenced in this Section 6.6, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall, and shall cause their respective Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) subject to reasonable concerns regarding confidentiality of any information that is the subject thereof, permit the other to review any submission by Buyer, Splitco or CCE, on the one hand, and Seller or TCCC, on the other hand, to any Governmental Entity, (iii) consult with the other in advance of any meeting, material conference or material discussion with any Governmental Entity, and (iv) subject to reasonable concerns regarding confidentiality of any information that is addressed therein, if permitted to do so by the relevant Governmental Entity, give the other the opportunity to attend and participate in any such meetings, conferences and discussions. Notwithstanding anything to the contrary in this Agreement, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, will use their respective reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible; provided, however, that (i) nothing in this Section 6.6 shall require, or be construed to require, Buyer or any of its respective Subsidiaries to take any action, including respond to and/or defend any court or administrative proceeding, propose or make any divestiture or other undertaking, or propose or enter into any consent decree or to take any action which Buyer reasonably determines could be material to the benefits expected to be derived by Splitco as a result of the transactions contemplated hereby or be material to the business of Splitco and its Subsidiaries or the Nordic Companies as currently conducted or as contemplated to be conducted following the transactions contemplated hereby, and (ii) Seller and TCCC shall not take (or permit any of their Affiliates to take) any action described in clause (i) above without Buyer’s prior written consent; provided, further, that if Buyer does not provide its written consent after being requested to do so, Seller and TCCC will not be liable for failing to take any such action, but this shall not affect Seller’s or TCCC’s obligation to otherwise take action required by this Section 6.6, subject to Buyer’s consent, if applicable.

6.7 Public Announcements. Each of Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Ancillary Agreements and the Transactions, from the date hereof through the Closing, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release. In addition, prior to the Closing, none of Seller or TCCC, on the one hand, or Buyer, Splitco or CCE, on the other hand, shall send any general written communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with the Nordic Business pertaining to this Agreement or the Ancillary Agreements and the Transactions, without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed).

6.8 Financial Statements.

(a) Seller shall, as promptly as practicable following the execution of this Agreement (but no later than April 26, 2010), prepare and deliver to Buyer, (i) an audited consolidated balance sheet of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) at December 31, 2008 and 2009 and related audited consolidated statements of income and cash flows of the Nordic Companies for the years ended December 31, 2007, 2008 and 2009 (collectively, the “Audited Nordic Financial Statements”), together with a report without qualification or exception of the auditors of the Nordic Companies, which Audited Nordic Financial Statements will present fairly in all material respects the financial position and results of operations of the Nordic Companies as of the dates and for the periods presented and (ii) an unaudited balance sheet of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) at December 31, 2005, 2006 and 2007 and related unaudited statements of income and cash flows of the Nordic Companies for the years ended December 31, 2005 and 2006 (collectively, the “Unaudited Nordic Financial Statements”). In the event that the Closing has not occurred prior to such time as documents required to be filed by CCE or Splitco under the applicable rules of the Securities and Exchange Commission would require inclusion of an audited balance sheet of the Nordic Companies at December 31, 2010 and related audited statements of income and cash flows of the Nordic Companies for the year ended December 31, 2010, Seller shall use reasonable best efforts to prepare and deliver such financial statements as promptly as practicable following such date, together with a report without qualification or exception of the auditors of the Nordic Companies, which financial statements will present fairly in all material respects the financial position and results of operations of the Nordic Companies as of the dates and for the periods presented.

(b) Seller shall promptly prepare and deliver to Buyer after the date hereof, monthly (within thirty (30) days of the end of each Accounting Cycle) and quarterly (within thirty (30) days of the end of each fiscal quarter), unaudited balance sheets of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) and related unaudited statements of income and cash flows of the Nordic Companies setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year in such forms as have been prepared for internal management purposes (which will not include quarter-end and other adjustments) (collectively, the “Nordic Interim Statements”) until such time specified in, and subject to such further action required by, Section 6.8 of the Seller Disclosure Letter. Concurrently with the delivery of the quarterly Nordic Interim Statements, Seller shall provide Buyer with a certificate of the General Manager, Chief Financial Officer, or a similar officer of a Nordic Company to the effect that the quarterly Nordic Interim Statements have been prepared in accordance with GAAP and, except for the absence of normal year end closing procedures and adjustments, fairly present in all material respects the financial condition and operations of each Nordic Company, as applicable.

6.9 Payments of Receivables after Closing.

(a) In the event that following the Closing, Seller or any of its Affiliates receives any payments in respect of any receivables of the Nordic Business arising after the Closing, Seller shall, or shall cause the applicable Affiliate to, receive such payment as the agent for the Nordic Companies and deliver such payment to the Nordic Companies promptly after such receipt.

(b) In the event that following the Closing, Buyer or any of its Affiliates receives any payments in respect of any receivables of the TCCC Businesses arising after the Closing, Buyer shall, or shall cause the applicable Affiliate to, receive such payment as the agent for TCCC or its Affiliate that is entitled to such receivables and deliver such payment to TCCC or its applicable Affiliate promptly after such receipt.

6.10 [Reserved].

6.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Sale or the other transactions contemplated by this Agreement, Seller shall and shall cause its Affiliates, including the Nordic Companies, to grant all such approvals and take all such actions as are reasonably necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the applicable organizational documents of the Nordic Companies on such transactions.

6.12 Directors and Officers Indemnification.

(a) From and after the Closing, Buyer shall cause the Nordic Companies to honor and fulfill in all material respects the obligations of the Nordic Companies under any and all indemnification agreements between the Nordic Companies and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Nordic Companies prior to the Closing (such agreements, the “Indemnity Agreements” and such Persons, “Indemnified Persons”). In addition, during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, Buyer shall cause the charters and bylaws of the Nordic Companies (and other similar organizational documents) to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of such Nordic Companies as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.12(a), during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, the Nordic Companies shall (and Buyer shall cause the Nordic Companies to) indemnify and hold harmless each Indemnified Person from and against any Losses in connection with any Action, to the extent such Action arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of Seller or any of its Subsidiaries or other Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Closing; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Closing, any Indemnified Person delivers to Buyer a written notice asserting a claim for indemnification under this Section 6.12(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Closing until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Nordic Companies shall have the right to control the defense thereof after the Closing (it being understood that, by electing to control the defense thereof, the Nordic Companies will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto unless it is ultimately determined that such Indemnified Person is not entitled to indemnification under Law), and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Nordic Companies shall elect to control the defense of any such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this Section 6.12 or elsewhere in this Agreement, neither Buyer nor any of its Affiliates (including the Nordic Companies) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) If the Nordic Companies (or Buyer) or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of their properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Nordic Companies shall assume all of the obligations of the Nordic Companies (or Buyer) set forth in this Section 6.12.

(d) The obligations set forth in this Section 6.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 6.12(d), with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons under this Section 6.12 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Seller or any of its Affiliates, or applicable Law (whether at law or in equity).

(e) The obligations and liability of the Nordic Companies, Splitco and their respective Subsidiaries under this Section 6.12 shall be joint and several. Nothing in this Section 6.12 is intended to (i) limit the rights of any Seller Indemnified Party to indemnification from Seller to the extent provided for in Article IX in respect of amounts paid pursuant to this Section 6.12 or (ii) entitle any party to recover any amounts in connection with this Section 6.12 to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement.

(f) Notwithstanding Section 3.7, nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any Policy that is or has been in existence with respect to Seller or any of its Affiliates for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims under such Policies.

(g) Buyer shall, and shall cause each of the Nordic Companies and their respective boards of directors to, at the first annual shareholders’ meeting of each of the Nordic Companies following the Closing, discharge in full from any liability each current and former board member and deputy board member and, where applicable, the managing director, of each of the Nordic Companies.

6.13 Further Assurances.

(a) At any time and from time to time upon and after the Closing, as and when required or deemed desirable by Seller or Buyer or their respective successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each of Buyer, Seller, TCCC, CCE or Splitco, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each of Buyer, Seller, TCCC, CCE or Splitco such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm Buyer’s or Seller’s (or their respective successors’ or assigns’) right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each of Buyer and Seller held immediately prior to the Closing, and otherwise to carry out and effect the intent and purposes of this Agreement, the Ancillary Agreements and the Transactions. The officers and directors of Buyer, Splitco, CCE, the Nordic Companies, TCCC and Seller (or their respective successors or assigns), and each of them, upon and after the Closing, are and shall be fully authorized, in the name and on behalf of each of Buyer, Splitco, CCE, the Nordic Companies, TCCC and Seller, respectively, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

(b) Subject to the terms and conditions of this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions. From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, Buyer, Seller, TCCC, CCE or Splitco shall (i) execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the Transactions and (ii) to the extent that any transfers or additional permits and other governmental authorizations are required to consummate the Transactions, Seller, TCCC and their Subsidiaries and Affiliates agree to cooperate with the Nordic Companies to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing.

6.14 Union or Works Council Cooperation. Seller and Buyer shall cooperate with each other and, if applicable, the management of the Nordic Companies, in connection with complying with any requirement to notify, consult with, receive the opinion of, or obtain the consent of any Union that is required by applicable Law or Contract in connection with the Transactions.

6.15 Employee Matters. Subject to applicable Law and except as provided in an employment agreement between a Continuing Employee and any of the Nordic Companies, Buyer and Seller agree as follows:

(a) Level of Compensation and Benefits. From the Closing through and including December 31, 2011, Splitco shall, and shall cause its Subsidiaries to, provide or cause to be provided to the non-represented Continuing Employees (i) salary, wages and annual cash bonus opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Closing, retaining each Nordic Company’s pay and bonus structure, salary bands, compensation ranges and target bonus levels within such salary bands, as in effect immediately prior to the Closing, and (ii) benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the Closing under the Benefit Plans listed in Section 4.14(a) of the Seller Disclosure Letter, in each case, subject to the Continuing Employee’s continued employment with Splitco or one of its Affiliates; provided, however, that with respect to the Continuing Employees set forth on Section 6.15(a) of the Seller Disclosure Letter, Splitco shall, and, if applicable, shall cause its Subsidiaries to, use commercially reasonable best efforts to provide such individuals with substantially comparable salary, bonus opportunities, benefits and expatriate allowances in accordance with applicable Law. Notwithstanding the foregoing, Splitco and the Nordic Companies shall continue, to the extent applicable, (i) the outstanding long-term cash-based incentives, including the performance criteria with respect to the year 2010 under the long-term cash incentive plans and (ii) the annual cash-based incentives applicable to the 2010 calendar year, in each case, in accordance with the terms of such programs as of the date hereof and previously disclosed to Buyer, CCE or Splitco; provided, however, that for any long-term cash incentive plans that commenced in 2010, such performance criteria must be continued only for 2010.

(b) TCCC Equity Awards Held By Continuing Employees. On or immediately following the Closing Date, Splitco shall grant new equity awards to Continuing Employees under a Splitco shareholder-approved equity compensation plan as follows:

(i) Options. Splitco shall grant options to acquire Splitco common stock (“Splitco Options”) and/or restricted stock units (“Splitco RSUs”) to each Continuing Employee, which Splitco Options and/or Splitco RSUs shall have a value on the Closing Date (based on a reasonable Black-Scholes value for stock option grants and based on the fair value for whole share-based awards) that is substantially comparable to the value on the Closing Date (based on a reasonable Black-Scholes value) of the outstanding options to acquire TCCC common stock (“TCCC Options”) that are held by such Continuing Employee immediately prior to the Closing and are (1) vested and have an exercise price that exceeds the closing price of TCCC common stock on the New York Stock Exchange on the full trading day occurring on or immediately before the Closing Date or (2) unvested. Each Splitco Option and Splitco RSU shall have terms and conditions, including vesting, that are no less favorable than the terms applicable to the corresponding TCCC Option.

(ii) Performance Units. Splitco shall grant performance stock units (“Splitco Units”) to each Continuing Employee, which Splitco Units shall have a value on the Closing Date (based on a reasonable fair value) substantially comparable to the value on the Closing Date (based on a reasonable fair value) of the target number of unvested TCCC performance stock units (“TCCC Units”) held by such Continuing Employee as of immediately prior to the Closing. The Splitco Units shall have terms and conditions, including vesting, that are no less favorable than the terms applicable to TCCC Units; provided, that Splitco shall have the discretion to select any reasonable performance measure applicable to such Splitco Units. TCCC shall provide certified performance results to Splitco no later than March 31, 2011, with respect to any performance period ending in 2010.

To the extent either of the grants described in Section 6.15(b)(i) or Section 6.15(b)(ii) are not permitted under applicable Law, Splitco and TCCC shall mutually agree to an alternate approach that delivers the same economic value and complies with applicable Law. No later than April 1, 2010, TCCC or the Nordic Companies will deliver a schedule to Splitco of all outstanding equity grants, as of the most recent practicable date, held by individuals who are expected to become Continuing Employees as of the Closing,

(c) Annual Equity Awards.

(i) TCCC shall not grant any equity-based awards to any Continuing Employee from the date of this Agreement through the Closing other than equity-based awards made (A) to newly hired employees, within one year following the employee’s date of hire, that are in the ordinary course of business and in accordance with TCCC and the Nordic Companies’ past practice of compensating newly hired employees or (B) with the consent of CCE, which consent shall not be unreasonably, withheld, conditioned or delayed. Notwithstanding the foregoing, in the event that as of December 16, 2010, the parties reasonably determine that the Closing shall not occur prior to March 15, 2011, following consultation with CCE, TCCC may make grants of equity-based awards no later than March 15, 2011 to Continuing Employees that are in accordance with past practice and guidelines with respect to annual grants made most recently in February 2010 to the Continuing Employees and that do not have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed upon between CCE and TCCC) that is greater than the aggregate value as of the grant date of the aggregate annual equity awards made by TCCC in February 2010 to the Continuing Employees.

(ii) To the extent that (x) the Closing occurs during the period beginning on October 15, 2010 and ending on December 15, 2010 (the “Interim Period”), and (y) CCE makes an annual grant of equity-based awards during such Interim Period to eligible CCE employees, Splitco shall make a grant of equity-based awards to the Continuing Employees immediately following the Closing Date, with such grant made in a manner consistent with TCCC’s target award levels, award ranges, and performance adjustment criteria employed in such February 2010 annual equity grant by TCCC; provided, however, that such grants shall only be made to those Continuing Employees who were eligible to receive an annual equity grant in February 2010, or would be eligible to receive an annual equity grant in February 2011; and provided, further, that, in no event shall such grant have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed upon between TCCC and Splitco) that is greater than the aggregate value on the grant date of the aggregate annual equity awards made by TCCC in February 2010 to such employees.

(iii) To the extent that the Closing occurs after December 15, 2010, at such time after the Closing as Splitco makes its regular annual equity awards to its employees in 2011, Splitco shall provide equity-based awards to Continuing Employees who hold a position that was (or, in the case of a new hire, would have been) eligible to receive an equity grant from TCCC in 2010, having a substantially comparable value in the aggregate, for a comparable number of employees, as of the grant date (based on a reasonable Black-Scholes value for stock option grants and based on the grant date fair value for whole share-based awards) as awarded by TCCC to employees providing services to the Nordic Companies in February 2010, with such grant made in a manner consistent with TCCC’s target award levels, award ranges, and performance adjustment criteria employed in such February 2010 annual equity grant by TCCC; provided, however, that Splitco shall have no obligation to replicate the form of award or the terms and conditions of awards previously granted by TCCC, including, without limitation, the number of shares to be subject to such Splitco equity-based awards and the vesting conditions and exercise or purchase price of such Splitco equity-based awards.

(d) Nordic Companies Expatriate Employees. Set forth on Section 6.15(d) of the Seller Disclosure Letter is a list, as of the date of this Agreement, of each employee of TCCC who is providing services to TCCC, other than any of the Nordic Companies, on international assignment and who was, just prior to such international assignment, providing services to any of the Nordic Companies, such employee’s employer and the entity to which such employee is providing services as of the date of this Agreement. No later than August 1, 2010, CCE shall notify TCCC of the actions, if any, that TCCC should take to facilitate the transfer of the employment, or the continuation of the international assignment, of the individuals set forth on Section 6.15(d) of the Seller Disclosure Letter.

(e) Severance. Splitco and its Subsidiaries shall be responsible for the severance costs, if any, of any Continuing Employee or former employee of any Nordic Company, whether the employee’s termination of employment occurs before, on or after the Closing.

(f) Amendment or Termination of Plans. Except as expressly provided in this Agreement, nothing contained in this Agreement shall (A) be construed to establish, amend or modify any benefit plan, program or arrangement, or (B) alter or limit the ability of TCCC, the Nordic Companies, CCE, Splitco or any of their respective Subsidiaries or Affiliates, whether prior to, as of or following the Closing, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in accordance with the terms of such plan, program, agreement or arrangement and applicable Laws.

(g) No Guarantee of Employment. Nothing in this Agreement shall be construed as prohibiting Splitco or the Nordic Companies from terminating the employment of any Continuing Employee at any time following the Closing for any or no reason.

(h) Cooperation on Employee Communications. Without limiting the generality of any provision in this Agreement, each of TCCC, CCE, Buyer and Seller shall cooperate with the other parties hereto in establishing, as soon as practicable following the date of this Agreement, protocols for communications with the individuals who are expected to become Continuing Employees concerning the nature of the transactions contemplated by this Agreement.

(i) No Solicitation; No Employment. From the Closing until December 31, 2011 (the “Restricted Period”), TCCC shall not, without the express written consent of Splitco, and shall not permit any of its Subsidiaries to, solicit for employment with TCCC or any Subsidiary of TCCC any Person (a) who is a Continuing Employee or (b) who is a former employee of any of the Nordic Companies (or their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first sixty (60) days following such termination of employment, or, in any case, in any way interfere with the relationship between any of the Nordic Companies or any of their respective Subsidiaries and any such Person. During the Restricted Period, each of Splitco and the Nordic Companies shall not, without the express written consent of TCCC, and shall not permit any of its Subsidiaries to, solicit for employment with Splitco or any of the Nordic Companies or any of their respective Subsidiaries any Person (a) who is an employee of TCCC, CCE or their respective Affiliates or (b) who is a former employee of TCCC, CCE or their respective Affiliates (other than Splitco, the Nordic Companies or any of their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first sixty (60) days following such termination of employment, or, in any case, in any way interfere with the relationship between TCCC, CCE or their respective Affiliates (other than Splitco, the Nordic Companies or any of their respective Subsidiaries) and any such Person. The foregoing restrictions shall not apply to any Person whose employment with TCCC, CCE or their respective Affiliates or any of the Nordic Companies (or their respective Subsidiaries), as applicable, terminates involuntarily, and shall not apply to general solicitations or advertisements not specifically directed to employees of any of TCCC, CCE or their respective Affiliates or the Nordic Companies or their respective Subsidiaries, as applicable, or solicitations by search firms or other similar entities that have not been instructed to solicit such employees.

ARTICLE VII

CONDITIONS OF PURCHASE

7.1 Mutual Conditions. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of each of the following conditions:

(a) Requisite Regulatory Approvals. Any (i) waiting period (and extensions thereof) applicable to the transactions contemplated hereby under any applicable Competition Law shall have expired or been terminated, and (ii) any other clearances, consents, approvals, orders and authorizations of Governmental Entities under any applicable Competition Law shall have been obtained.

(b) No Legal Prohibition. No Law shall be in effect preventing consummation of the Sale and the other transactions contemplated by this Agreement.

(c) No Governmental Actions. There shall not be pending any Action by any Governmental Entity relating to the transactions contemplated by this Agreement that, if the relief requested were granted, would prevent the consummation of the Transactions or materially and adversely affect the Sale or the other transactions contemplated by this Agreement, or Seller and its Affiliates, taken as a whole, on the one hand, or, Splitco, Buyer, the Nordic Companies and their respective Subsidiaries (after giving effect to the Transactions), taken as a whole, on the other hand.

(d) Other Matters. The condition set forth on Section 7.1(d) of the Seller Disclosure Letter shall have been satisfied.

7.2 Conditions to the Obligations of Buyer and CCE. The obligations of Buyer and, if applicable, CCE to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by Buyer):

(a) Representations and Warranties. The representations and warranties of Seller and TCCC contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, (A) result in a Material Adverse Effect or (B) prevent or materially delay Seller and TCCC from consummating the transactions contemplated hereby.

(b) Performance. Seller and TCCC shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Seller and TCCC at or prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d) Officer’s Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) hereof.

(e) Ancillary Agreements. Seller and TCCC (or one of their appropriately designated Subsidiaries or Affiliates), as applicable, shall have executed and delivered each of the Ancillary Agreements, substantially in the forms agreed to by the parties pursuant to Section 3.1.

7.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by Seller):

(a) Representations and Warranties. The representations and warranties of Buyer, CCE and Splitco contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) would not, individually or in the aggregate, prevent or materially delay Buyer, CCE and Splitco from consummating the transactions contemplated hereby.

(b) Performance. Buyer, Splitco and CCE shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer, Splitco and CCE at or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b) hereof.

(d) Ancillary Agreements. Buyer and Splitco (or one of their appropriately designated Subsidiaries or Affiliates), as applicable, shall have executed and delivered each of the Ancillary Agreements, substantially in the forms agreed to by the parties pursuant to Section 3.1.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by Buyer or Seller at any time after the nine (9)-month anniversary of the date hereof; provided, that if, as of such date, (i) the approvals required pursuant to Section 7.1(a) shall not have been obtained, (ii) there is a pending Action by any Governmental Entity seeking to prevent the consummation of the Sale, or (iii) the event set forth in Section 8.1(b) of the Seller Disclosure Letter shall have occurred, then either Buyer or Seller may, in their sole discretion, extend such date for an additional six (6) months (such date, as extended, the “Termination Date”), upon five (5) Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that if, as of the Termination Date, the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) such that the Closing is to occur in accordance with Section 2.4 on the first day of the Accounting Cycle beginning after the Termination Date, then the Termination Date shall be extended until such date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c) by Buyer, if Seller or TCCC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (ii) is incapable of being cured (or is not cured) by Seller or TCCC by the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Buyer, Splitco or CCE;

(d) by Seller, if Buyer, Splitco or CCE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) of this Agreement, and (ii) is incapable of being cured (or is not cured) by Buyer, Splitco or CCE by the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Seller or TCCC;

(e) by Buyer or Seller, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(f) by Buyer or Seller, as provided by Section 8.1(f) of the Seller Disclosure Letter.

8.2 Procedure and Effect of Termination.

(a) In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 8.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the Transactions shall be abandoned without further action by Buyer or Seller; provided, however, if this Agreement is terminated and the Transactions are abandoned as described in this Section 8.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Section 6.7, this Section 8.2 and Article X hereof, the confidentiality provision contained in Section 6.2(b) hereof and the Confidentiality Agreement referred to in such Section, each of which shall survive any such termination of this Agreement without limitation.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties in this Agreement and the certificates delivered pursuant to Section 7.2(d) and 7.3(c) shall survive the Closing until the date that is one (1) year from the Closing Date; provided, however, that (a) the representations and warranties in Sections 4.1 (Organization and Qualification); 4.2 (Authority); 4.3 (Ownership of Shares); 4.4 (Capitalization; Subsidiaries) (other than clause (f) thereof); 4.5(a) (No Violation; Consents and Approvals) (but only with respect to clause (iv) thereof); 4.19 (Compliance with Laws; Permits) (but only with respect to The Foreign Corrupt Practices Act of 1977 or any similar Law); and 5.1 (Organization; Authority) hereof shall survive indefinitely (the representations and warranties set forth in this clause (a), the “Fundamental Representations”), (b) the representations and warranties in Sections 4.9 (Title to Personal Property), 4.18 (Major Suppliers and Customers), 4.22 (Intercompany Agreements), 4.23 (Related Party Transactions), 4.26 (Takeover Statutes; Other Restrictions), 4.28 (Brokers) and 5.4 (Brokers) shall not survive the Closing and (c) the representations and warranties in Section 4.15 (Taxes) and the covenant in Section 6.1(t) shall survive the Closing for a period equal to ninety (90) days following the expiration of the applicable statute of limitations, taking into account any extensions thereof. The covenants and agreements of each party shall survive the Closing for the period specified therein, and if not specified, indefinitely; provided that the covenants contained in Sections 6.1 (other than 6.1(d) and (t)), and 6.4 (other than 6.4(c) and (d)) shall survive one year from the Closing Date; provided, further, that the provisions of Section 2.3 (Net Working Capital Adjustment) and 2.5 (Purchase Price Adjustment), shall apply to claims arising with respect to the subject matter of those Sections, rather than the provisions of this Article IX, except to the extent set forth in Sections 9.1 and 9.8. If any party makes a claim with respect to any specific representation, warranty, covenant or agreement within the time period described in this Section 9.1, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.

9.2 Seller’s Agreement to Indemnify. From and after Closing, upon the terms and subject to the conditions of this Article IX, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Nordic Companies) and their respective officers, directors, and employees (the “Buyer Indemnified Parties”) (it being agreed that any indemnification payments shall be made to Buyer), from and against all damages, judgments, awards, liabilities, losses, fines, obligations, amounts paid in settlement, claims of any kind or nature and costs, fees and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), excluding, except as specifically set forth in Section 10.13, lost profits, lost revenues, special, consequential, indirect and punitive damages (other than lost profits, lost revenues, special, consequential, indirect and punitive damages actually paid in connection with any third party claim) (collectively, “Losses”), asserted against, resulting from, imposed upon or suffered or incurred by Buyer Indemnified Parties by reason of or arising from:

(a) any failure of any representation or warranty of Seller set forth in this Agreement or the certificates delivered pursuant to Section 7.2(d) that survives after the Closing pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality, including each reference to the term Material Adverse Effect, were deleted therefrom;

(b) the breach of any covenant or agreement by Seller or its Affiliates contained in this Agreement; and

(c) any Transaction Expenses payable by Seller and its Affiliates in accordance with Section 10.1.

9.3 Seller’s Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by Article XI of this Agreement), the obligation of Seller to indemnify Buyer Indemnified Parties pursuant to (A) Section 9.2(a) against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by Seller (such Losses in (i) and (ii), collectively, the “Seller Uncapped Claims”)) or (B) Section 9.2 (b) against any Losses sustained by reason of any claim with respect to the breach by Seller of a covenant, shall be limited to claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation or warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.2 (a) (other than for Losses constituting Seller Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceeds an amount equal to eleven million five hundred thousand dollars ($11,500,000) (the “Basket”), and only to the extent of such excess; provided, further, that Seller shall not be liable to any Buyer Indemnified Party for any particular claim under Section 9.2(a) (other than for Losses constituting Seller Uncapped Claims), unless the amount of such claim exceeds ten thousand dollars ($10,000) (the “De Minimis Amount”) and is in excess of any reserves reflected on the 2009 Financial Statements set forth on Section 4.6(a) of the Seller Disclosure Letter with respect to such Losses and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount or which have not exceeded any relevant reserve shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the Buyer Indemnified Parties shall have no recourse for such Losses. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which Seller is liable pursuant to Section 9.2(a) (other than for Losses constituting Seller Uncapped Claims) exceed an amount equal to twenty-eight million dollars ($28,000,000) (the “Cap”).

9.4 Buyer’s Agreement to Indemnify. From and after Closing, upon the terms and subject to the conditions of this Article IX, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, and employees (the “Seller Indemnified Parties”) (it being agreed that any indemnification payments shall be made to Seller), from and against all Losses asserted against, resulting from, imposed upon or suffered or incurred by Seller Indemnified Parties by reason of or arising from:

(a) any failure of any representation or warranty of Buyer set forth in this Agreement or the certificate delivered pursuant to Section 7.3(c) that survives after the Closing pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality were deleted therefrom;

(b) the breach of any covenant or agreement by Buyer, Splitco, or prior to the Closing, CCE, contained in this Agreement; and

(c) any Transaction Expenses payable by Buyer in accordance with Section 10.1.

9.5 Buyer’s Limitation of Liability. Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by Article XI of this Agreement), the obligation of Buyer to indemnify Seller Indemnified Parties pursuant to (A) Section 9.4(a) hereof, against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by Buyer (such Losses in (i) and (ii), collectively, the “Buyer Uncapped Claims”)) or (B) Section 9.4 (b) against any Losses sustained by reason of any claim with respect to the breach by Buyer of a covenant shall be limited to claims as to which a Seller Indemnified Party has given Buyer written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation or warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.4(a) (other than for Losses constituting Buyer Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceed the Basket, and only to the extent of such excess; provided further that Buyer shall not be liable to any Seller Indemnified Party for any particular claim under Section 9.4(a) (other than for Losses constituting Seller Uncapped Claims) unless the amount of such claim exceeds the De Minimis Amount and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the Seller Indemnified Parties shall have no recourse for such

Losses. Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which Buyer is liable pursuant to Section  9.4(a) (other than for Losses constituting Buyer Uncapped Claims) exceed an amount equal to the Cap.

9.6 Third-Party Claims. Except for Tax matters which shall be governed solely by Article XI of this Agreement, the obligations and liabilities of Seller and Buyer with respect to any claims made by the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, which arise or result from claims for Losses made by third parties (“Third-Party Claim”) shall be subject to the following terms and conditions:

(a) The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that (i) failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (ii) the indemnifying party shall have the right, after it acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party hereunder, to undertake the defense thereof by counsel reasonably satisfactory to the indemnified party at the indemnifying party’s sole expense; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense;

(b) Within thirty (30) Business Days following the receipt of notice of a Third-Party Claim, if the indemnifying party has not assumed the defense of such Third-Party Claim or has declined to assume the defense of such Third-Party Claim in writing, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to Section 9.6(a)(ii)); and

(c) Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned, or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written unconditional release from all liability in respect of such Third-Party Claim and (ii) provides solely for monetary relief and does not otherwise involve or purport to bind or limit the indemnified party. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

9.7 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.2 or 9.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.2 or 9.4 hereof, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within thirty (30) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.2 or 9.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.2 or 9.4 hereof, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 10.9 hereof.

9.8 Sole Remedy; Other Limitations; etc.

(a) Buyer and Seller acknowledge and agree that, if the Closing occurs, their sole and exclusive monetary remedy (other than for fraud or willful material breach or misrepresentation) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in any Ancillary Agreement, Sections 2.3 and 2.5, Article IX and Article XI; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing non-monetary remedies as may be available to such party under applicable Law in the event of a party’s failure to comply with its obligations hereunder.

(b) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Nothing in this Article IX is intended to entitle any party to recover any amounts in connection with this Article IX to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement or any Ancillary Agreement, including as a result of any payments in respect of the adjustments pursuant to Sections 2.3 or 2.5.

(c) Seller and Buyer agree that any payment made among themselves pursuant to Section 2.3, 2.5 or Article IX shall have the nature of an adjustment to the Closing Purchase Price and shall be treated accordingly, to the extent permitted by Law, for all Tax purposes. Any indemnification payments under this Agreement for indemnifiable Losses shall be paid net of (or, in the case of a Tax detriment, increased by) (i) any insurance proceeds actually recovered by the indemnified party with respect to such Losses, minus an amount equal to (x) the amount of the net after tax cost of insurance premiums paid by the indemnified party in the same policy year as the claim for such Losses for the insurance policy under which such insurance proceeds are recovered multiplied by (y) a fraction, the numerator of which shall be the amount of such insurance proceeds actually recovered and the denominator of which shall be the total coverage amount of the insurance policy under which such insurance proceeds are recovered, (ii) any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third party payment and (iii) any Tax benefit or Tax detriment to the indemnified party or its Affiliates as set forth in Section 9.10. In the event that an applicable insurance or other recovery is received by any indemnified party with respect to any indemnification payment for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to the indemnifying party.

(d) With respect to Losses arising out of or resulting from any breach of Section 4.21, including any such Losses arising out of or resulting from the Cleanup of any Release or threatened Release of Hazardous Materials on, from or adjacent to any Real Property, such Losses shall only include amounts to the extent required by a Governmental Entity or required by an applicable Environmental Law and incurred in the most cost-effective and commercially reasonable manner for achieving compliance with applicable Environmental Laws or directives of a Governmental Entity, applicable to the use of the property involved at the Closing, including where authorized the use of engineering or institutional controls such as deed restrictions and other land use restrictions. Seller shall have no obligation to provide indemnification for any such Losses to the extent they arise from or as a consequence of any (i) changes in Environmental Law coming into effect subsequent to the Closing, (ii) any voluntary disclosure subsequent to the Closing by a Buyer Indemnified Party, or (iii) sampling, testing or analysis of any environmental media by or on behalf of any Buyer Indemnified Party on or after the Closing which is not required by an Environmental Law or by a Governmental Entity.

(e) After the Closing, each indemnified party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to give rise thereto, including by seeking to collect or recover any available third party insurance proceeds and any indemnity, contribution or other similar payment available to the indemnified party or its Affiliates from any third party with respect to any such Losses (it being understood that the obligation to use commercially reasonable efforts to collect or recover any third party insurance proceeds or payments available from third parties shall not require the indemnified party to commence any litigation proceedings against any such third party); provided, that the indemnified party’s inability to collect or recover any such insurance proceeds or payments from third parties shall not limit or delay the indemnifying party’s obligations hereunder. Any Losses incurred in contravention of this subsection shall not be recoverable hereunder by the relevant indemnified party.

(f) Any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto.

9.9 Exclusivity of Article XI of this Agreement. Notwithstanding anything herein to the contrary, Article XI of this Agreement constitutes the complete and exclusive agreement of the parties with respect to indemnification for Tax matters; provided, however, that Subsections (b), (e) and (f) of Section 9.8 shall apply to Article XI. Subject to the proviso to the immediately preceding sentence, any conflict between the terms of Article XI of this Agreement and any other provision of this Agreement, or any provision of any other agreement, shall be resolved in favor of Article XI of this Agreement, unless such other provision expressly provides that it shall be given priority over Article XI of this Agreement.

9.10 Offset against Tax Benefits. All indemnification payments under this Agreement shall be reduced to take account of the present value of any net Tax benefit (including, but not limited to, any current or future deductions, any reduction of income or gain upon a sale, disposition, conveyance, license or other similar transaction as a result of increased Tax basis, any Tax refunds received, any use of a credit of Taxes and any increase in the amount of losses, reliefs, allowances or other similar Tax attributes) and shall be increased to take account of the present value of any net Tax detriment realized by the indemnified party or its Affiliates in connection with or otherwise arising (directly or indirectly) from an indemnified Loss including, without limitation, any Tax detriment resulting from an indemnification payment for such Loss. Upon the written request of the indemnifying party, the indemnified party shall provide the amount of the net Tax benefit and/or Tax detriment realized by the indemnified party in connection with or otherwise arising (directly or indirectly) from an indemnified Loss together with reasonable detail with respect to such calculation. In computing the amount of any such net Tax benefit and/or Tax detriment, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit (other than carryback items) before recognizing any item arising from the receipt of any indemnification payment hereunder or from a Tax controversy. The indemnified party shall cooperate fully with all commercially reasonable requests from the indemnifying party in connection with determining the present value of such net Tax benefit and/or Tax detriment.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. Except as set forth on Section 10.1 of the Seller Disclosure Letter, and for Taxes, which shall be governed by Article XI, all Transaction Expenses shall be borne by the party incurring the same.

10.2 Interest. Any payment required to be paid pursuant to this Agreement that is not paid by the thirtieth (30th) day after such payment is due shall accrue interest from and including such thirtieth (30th) day after the due date to and including the date of payment at the rate of one-month LIBOR plus twenty-five (25) basis points per annum.

10.3 Notices. All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, Splitco or CCE (before the Closing), to:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

Fax: (770) 989-3784

Attention: John Parker

with a copy, which shall not constitute notice, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Fax: (212) 269-5420

Attention: Gerry Meistrell

                    Jonathan Mark

                    Helene Banks

If to TCCC, Seller or CCE (after the Closing) to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 676-8621

Attention: Chief Financial Officer

with a copy, which shall not constitute notice, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 676-7580

Attention: General Counsel

with a copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: (212) 735-2000

Attention: Martha E. McGarry

                    Sean C. Doyle

10.4 Entire Agreement; Modification.

(a) The agreement of the parties, which consists of this Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Ancillary Agreements, to the extent entered into, and the exhibits, schedules and other documents referred to herein which form a part hereof (including the Confidentiality Agreement referred to in Section 6.2 hereof), sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b) Subject to compliance with applicable Laws, this Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of Buyer and Seller.

10.5 Waiver. Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party. The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.6 Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties, Seller shall have the right to transfer the Sweden Shares and Norway Shares to a direct or indirect wholly-owned Subsidiary or Subsidiaries of TCCC other than Seller, and in such event, then such Subsidiary or Subsidiaries designated by TCCC and Seller shall agree in writing to become a party to this Agreement pursuant to which such designee(s) shall be substituted for Seller for purposes of this Agreement; provided, further, that, without the consent of the other parties, CCE and Buyer shall have the right to assign Buyer’s rights and obligations hereunder to a direct or indirect wholly-owned non-U.S. Subsidiary or Subsidiaries of Buyer, and in such event, then such Subsidiary or Subsidiaries designated by CCE and Seller shall agree in writing to become a party to this Agreement pursuant to which such designee(s) shall be substituted for Buyer for purposes of this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.7 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 10.9 to compel performance of such party’s obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

10.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.9 Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Action arising out of this Agreement or the Transactions (and each agrees that no such Action relating to this Agreement or the Transactions shall be brought by it except in such courts). The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.10 Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (except as set forth in Article XI of this Agreement, Section 6.12 (Directors and Officer’s Indemnification) and Article IX with respect to Buyer Indemnified Parties and Seller Indemnified Parties).

10.12 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

10.13 Limitation on Damages. Notwithstanding anything to the contrary contained herein, no party shall be liable to or otherwise responsible to any other party hereto or any Affiliate of any other party hereto for any damages including, exemplary, punitive, consequential, incidental, indirect or special damages or lost profits that arise out of or relate to a breach of any covenant or agreement in this Agreement under any and all theories of liability in an amount that exceeds $12,600,000 (or $9,500,000 if the damages arise out of a breach of a covenant that is within the Knowledge of Seller or Knowledge of Buyer, as applicable prior to the Closing but for which such party has failed to provide prompt written notice to the other) plus related actual out-of-pocket expenses; provided, that (a) if any party hereto shall have acted in willful and reckless disregard of its obligations set forth in this Agreement, or (b) any party shall have failed to cure by the Termination Date a breach of a covenant or agreement for which the other party has provided prompt written notice, then the other party shall be entitled to pursue any remedy it has at law including to seek any and all damages (without limitation in amount) including exemplary, punitive, consequential, incidental, indirect or special damages or lost profits or under any other theory of liability.

10.14 Guarantee, etc.

(a) Each of (x) TCCC and (y) prior to Closing, CCE, and following Closing, Splitco (as applicable, a “Guarantor”), hereby guarantees, as a primary obligor and not merely as a surety, the payment and performance of all obligations and other Liabilities of Seller and Buyer, respectively, under this Agreement (as applicable, the “Guaranteed Obligations”). The foregoing guarantee is absolute and unconditional irrespective of circumstances which might otherwise constitute a legal or equitable discharge of, or any defense, setoff or counterclaim available to, a guarantor; provided, that the Guarantors shall have the right to assert any defense that would be available to Seller or Buyer, as applicable, with respect to the Guaranteed Obligations. Each of the Guarantors hereby (i) waives any acceptance, presentment, demand, protest and notice with respect to the Guaranteed Obligations, (ii) agrees to take all action necessary to cause Seller or Buyer, as applicable, to pay and perform its obligations and other Liabilities under this Agreement, (iii) makes the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 5.1 and 5.2, with respect to itself, and (iv) acknowledges and agrees that the terms of Sections 6.2, 6.6, 6.7, 6.13, 6.15, and this Article X bind such Guarantor as a primary party.

(b) For the avoidance of doubt, at the Closing, Splitco shall succeed to all obligations of CCE under this Agreement.

ARTICLE XI

TAX MATTERS

11.1 Covenant with respect to Conduct of Business. Buyer will not cause or permit the Nordic Companies to take (or fail to take) any action on the Closing Date after the Closing which action (or failure) is not in the ordinary course of business.

11.2 Covenant with respect to Powers of Attorney. Seller covenants and agrees that prior to the Closing Date Seller shall cancel all outstanding powers of attorney with respect to all Tax Returns of the Nordic Companies unless Buyer reasonably requests otherwise following timely notification of such outstanding powers of attorney prior to the Closing Date.

11.3 Obligations to File Tax Returns. Buyer shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return filed after the Closing Date that includes any Nordic Company (each, a “Buyer Filed Tax Return”); provided, however, that, except as otherwise required by Law, (x) with respect to Buyer Filed Tax Returns for Pre-Closing Periods and Straddle Periods, such returns shall be prepared consistent with past practices of the Nordic Companies, (y) Buyer shall provide to Seller no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and Seller shall have a reasonable opportunity to review and comment on (and Buyer shall file such Tax Returns for any Pre-Closing Period that is not a Straddle Period in accordance with such comments received from Seller, to the extent such comments are consistent with applicable Law and past practice of the Nordic Companies), any such Buyer Filed Tax Return (or the relevant portion thereof) to the extent that (I) such Buyer Filed Tax Return includes any Nordic Company, or (II) Seller is responsible for any portion of the Taxes reported on such Buyer Filed Tax Return, and (z) Buyer shall not take any position on any Buyer Filed Tax Return that includes any Nordic Company that would reasonably be expected to result in penalties under any applicable Tax Law, without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise provided herein, Buyer shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a Buyer Filed Tax Return for which Buyer bears responsibility hereunder.

11.4 Obligation to Remit Taxes. Subject to Section 11.3 and subject to the ultimate division of responsibility for Taxes set out in Section 11.5, Seller and Buyer shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party’s group to any Governmental Entity). In the case of any Tax Return for which the party not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the party filing such Tax Return shall notify the other party, in writing, of its obligation to pay such Taxes and the party receiving such notice shall pay such amount to the party filing such Tax Return in accordance with the notice and payment provisions contained in Section 11.8.

11.5 Tax Sharing Obligations and Prior Agreements.

(a) Except as provided in Section 11.8, Buyer and the Nordic Companies shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) all Taxes for any Post-Closing Period attributable to any Nordic Company (collectively, the “Buyer Taxes”).

(b) Except as provided in Section 11.8, Seller shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) all Taxes for any Pre-Closing Period attributable to a Nordic Company (collectively, the “Seller Taxes”).

(c) In order to apportion appropriately any Taxes relating to a tax period that would otherwise be a Straddle Period between the portion of such period ending as of the end of the Closing Date and the portion of such period beginning after the Closing Date, the parties shall, to the extent permitted under applicable Law, elect with the relevant Governmental Entity to treat for all Tax purposes the Closing Date as the last day of a taxable year (in which case such period will not be a Straddle Period). In the case of any Taxes for a Straddle Period for which such election to close the taxable year is not permitted, the portion of such Taxes that is allocable to the portion of the Straddle Period ending as of the end of the Closing Date shall be: (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the Taxable Year ended on and included the Closing Date. Any income, deductions, gains or losses recognized on transactions not in the ordinary course of business on or prior to Closing will be allocated to the Pre-Closing Period, and any income, deductions, gains or losses recognized on any transactions not in the ordinary course of business after the Closing (including after the Closing but on the Closing Date) will be allocated to the Post-Closing Period.

(d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations in this Agreement, any and all prior Tax sharing or allocation agreements or practices between Seller or any of its Affiliates, on one hand, and any Nordic Company, on the other hand, shall be terminated as of or before the Closing, and no member of one group shall have any continuing rights or obligations thereunder with respect to any member of the other group.

11.6 Amended Returns.

(a) Seller shall not, and shall not permit any of its Subsidiaries to, file any amended Tax Return that includes any Nordic Company for any taxable period without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed. Buyer shall provide a response to a request for such consent from Seller within fifteen (15) Business Days following the receipt of such request. Receipt of consent by Seller from Buyer under the provisions of this Section 11.6(a) shall not limit or modify Seller’s continuing indemnification obligation under Section 11.8(b).

(b) Buyer shall not, and shall not permit any Nordic Company to, file any amended Tax Return that includes any Nordic Company for any Pre-Closing Period or any Straddle Period, in each case without the consent of Seller, not to be unreasonably withheld, conditioned or delayed. Seller shall provide a response to a request for such consent from Buyer within fifteen (15) Business Days following the receipt of such request. Receipt of consent by Buyer or any Nordic Company from Seller under the provisions of this Section 11.6(b) shall not limit or modify Buyer’s continuing indemnification obligation under Section 11.8(a).

11.7 Transfer Taxes. Notwithstanding anything contained in this Agreement to the contrary, all documentary, sales, use, registration, value added, transfer, stamp and similar Taxes incurred in connection with the sale and purchase of the Shares (collectively, “Transfer Taxes”) shall be borne 50% by Seller and 50% by

Buyer. The party required by Law to file any Tax Returns with respect to any such Transfer Taxes shall prepare and file such Tax Returns and pay such Transfer Taxes to the appropriate Taxing Authority. Seller (or any of its Subsidiaries following the Closing) shall pay by wire transfer to Buyer and Buyer (or any of its Subsidiaries following the Closing) shall pay by wire transfer to Seller the payor’s share of the Transfer Taxes which are payable with Tax Returns to be filed by the other party or any of its Subsidiaries following the Closing at least three (3) days prior to the due date for the payment of such Transfer Taxes.

11.8 Indemnity Obligations and Payments.

(a) Notwithstanding whether any action is permitted or consented to hereunder, Buyer shall indemnify and hold harmless Seller and its Affiliates (it being agreed that any indemnification payments shall be made to Seller) from and against, and will reimburse Seller for (without duplication) (i) all Buyer Taxes and (ii) all Taxes and Losses by reason of or arising from any breach by Buyer or any of its Affiliates or (after the Closing) any Nordic Company of any representation, covenant or obligation under this Article XI.

(b) Notwithstanding whether any action is permitted or consented to hereunder, Seller shall indemnify and hold harmless Buyer and its Affiliates (including any Nordic Company) (it being agreed that any indemnification payments shall be made to Buyer) from and against, and will reimburse Buyer for (without duplication) (i) all Seller Taxes and (ii) all Taxes and Losses by reason of or arising from any breach by any Nordic Company (on or prior to the Closing) or Seller or any of its Affiliates of any representation, covenant or obligation under this Article XI, Section 4.15, and Section 6.1(t).

(c) Notwithstanding any other provision of this Agreement to the contrary, any indemnification under this Article XI shall not be subject to any (i) limitation under Article IX (except as provided in Section 9.9), including any Basket or Cap, or (ii) offset or reduction for any Tax items reflected on the Sweden Closing Balance Sheet, Norway Closing Balance Sheet or any other balance sheet of the Nordic Companies, except for any accrued Taxes that are reflected as a liability on the Sweden Closing Balance Sheet or the Norway Closing Balance Sheet, to the extent such Taxes reduce the Closing Net Working Capital.

(d) Notice. A party making a claim for indemnification under this Article XI (the “Indemnified Party”) shall provide the party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due or other items which are subject to indemnification or (ii) receives written notice with respect to Taxes or other items that may be subject to indemnification under this Article XI, provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

(e) Timing of Payments. The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within fifteen (15) Business Days of receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until fifteen (15) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Article XI with respect to such Claim. All indemnification payments due under this Article XI shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party.

(f) Treatment of Payments. Buyer and Seller agree that any payment made among themselves pursuant to Article XI shall have the nature of an adjustment to the Closing Purchase Price and shall be treated accordingly, to the extent permitted by Law, for all Tax purposes.

11.9 Tax Contests.

(a) Notice. The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Article XI.

(b) Control of Contests by Buyer. Buyer shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Buyer Filed Tax Return, but excluding any such Tax Contest to the extent (i) such Tax Contest relates solely to a Pre-Closing Period that is not a Straddle Period, or (ii) Seller bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Buyer shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Seller under this Agreement without the consent of Seller, not to be unreasonably withheld, conditioned or delayed. Seller shall provide a response to a request for such consent from Buyer within fifteen (15) Business Days following the receipt of such request. Subject to Buyer’s rights under Section 11.9(a), Seller shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Seller under this Article XI.

(c) Control of Contests by Seller. Seller shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest (i) relates solely to a Pre-Closing Period that is not a Straddle Period, or (ii) involves any Tax Return that is not a Buyer Filed Tax Return, but excluding any such Tax Contest referred to in clause (ii) to the extent Buyer bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Seller shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Buyer under this Agreement, or that relates to any Buyer Filed Tax Return, without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed. Buyer shall provide a response to a request for such consent from Seller within fifteen (15) Business Days following the receipt of such request. Subject to Seller’s rights under this Section 11.9(c), Buyer shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Buyer under this Article XI.

(d) Joint Control of Contests. The parties shall jointly control the handling of any Tax Contest, including any communication with agents of any Governmental Entity and the resolution, settlement or agreement to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest is not exclusively controlled by Buyer under Section 11.9(b) or by Seller under Section 11.9(c).

11.10 Cooperation.

(a) General. Each party shall fully cooperate, and shall cause their Subsidiaries to fully cooperate, with the other parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Article XI. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Consistent Treatment. Unless and except to the extent that there has been a Final Determination to the contrary or a change in Law that results in there not being substantial authority in support of (a) the allocation of

Taxes between Seller and Buyer as set forth in this Article XI or (b) any position required to be taken under Section 6.1(t), each party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with this Section  11.10(b).

11.11 Retention of Records; Access. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven (7) years after the Closing Date, the parties shall (a) retain records, documents, accounting data and other information (including computer data and the systems necessary to access such data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any Nordic Company or for any Tax Contests relating to such Tax Returns, and (b) give to the other parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation), systems and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party. At any time after the Closing Date that Seller or Buyer proposes to destroy such material or information, it shall first notify the other party in writing and such other party shall be entitled to receive such materials or information proposed to be destroyed.

11.12 Dispute Resolution. In the event of any disagreement arising under this Article XI, including any dispute in connection with a claim by a third party (a “Dispute”), the parties shall promptly notify the tax director of each of Seller and Buyer (each, a “Tax Director” and, together, the “Tax Directors”) of such Dispute, who together shall attempt in good faith to resolve such Dispute. If such Dispute is not resolved within twenty (20) Business Days following the date on which the Tax Directors receive notification, the parties to such Dispute shall jointly retain an independent, nationally recognized law or accounting firm (the “Tax Arbitrator”) to act as an arbitrator in order to resolve the Dispute. The Tax Arbitrator’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Arbitrator shall be shared equally by each of the parties to the Dispute.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the day and year first above written.

THE COCA-COLA COMPANY

By:	/s/ MARIE QUINTERO-JOHNSON
Name:	Marie Quintero-Johnson
Title:	Vice President and Director, Mergers & Acquisitions

COCA-COLA ENTERPRISES INC.

By:	/s/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

INTERNATIONAL CCE, INC.

By:	/s/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

BOTTLING HOLDINGS (LUXEMBOURG) S.A.R.L.

By:	/s/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

Annex C-1

CONFIDENTIAL

February 24, 2010

Affiliated Transaction Committee

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

Members of the Affiliated Transaction Committee:

We understand that Coca-Cola Enterprises Inc. (the “Company”), International CCE Inc., a wholly owned subsidiary of the Company (“Splitco”), The Coca-Cola Company (“TCCC”) and Cobalt Subsidiary LLC, a wholly owned subsidiary of TCCC (“Merger Sub”), propose to enter into a Business Separation and Merger Agreement (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of TCCC. In the Merger, each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the “Company’s Common Stock”), other than shares of the Company’s Common Stock that are Excluded Shares (which includes shares owned by TCCC and its subsidiaries and by Dissenting Stockholders), shall be converted into the right to receive (x) 1.00 share of common stock of Splitco (“Splitco Common Stock”) and (y) $10.00 in cash, without interest ((x) and (y), together, the “Per Share Merger Consideration”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

We understand that, prior to the effective time of the Merger and pursuant to the Separation Transactions provided in the Agreement, the Company will restructure its business so that the business of marketing, production and distribution of beverages outside the North American Territory and all equity interests directly or indirectly owned by it in entities engaged in businesses other than the North American Business shall be owned, directly or indirectly, by Splitco (the “Business Separation”). We also understand that simultaneously and in connection with the execution and delivery of the Agreement, TCCC, the Company, Splitco and CCE Holdings (Luxembourg) Commandite (“Luxco”) propose to enter into a share purchase agreement (together with the Agreement, the “Transaction Agreements”) pursuant to which Luxco will transfer to Splitco in exchange for a cash payment of $822 million all of Luxco’s right, title and interest, directly or indirectly, in the Nordic Entities (the “Nordic Acquisition”, and, together with the Business Separation and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Transaction Agreements.

You have asked for our opinion as to whether, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Company’s Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders (other than TCCC and its affiliates). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transactions.

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For purposes of the opinion set forth herein, we have:

1.	reviewed the drafts of the Transaction Agreements, dated as of February 24, 2010, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company and Splitco, prepared by the management of the Company and TCCC;

5.	discussed the past and present operations and financial condition and the prospects of the Company and Splitco with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Company’s Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Per Share Merger Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Per Share Merger Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.	compared the value of the Per Share Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company and Splitco at discount rates we deemed appropriate; and

10.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and TCCC for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and TCCC, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With your consent, we have assumed that the translations of any documents which we have reviewed or which were made available to us by the Company or TCCC and which were in a language other than English are accurate and complete. With respect to the financial forecasts, projections, and other data that have been furnished or otherwise provided to us, we have assumed that such financial forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and TCCC, as applicable, as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, Splitco or TCCC, nor have we been furnished with any such appraisals. We have not evaluated the solvency of the Company, TCCC or Splitco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have been informed, and have assumed at your direction, that the financial forecasts and projections with respect to the Company and Splitco are based on the financial forecasts and projections for the businesses to be transferred to Splitco in the Business Separation and the Nordic Entities and reflect the Company management’s estimates of financing indebtedness to be incurred by Splitco in connection with the Transactions. We have assumed, with your consent, that the Merger will qualify as tax-free under Sections 355 and 361 of the Internal Revenue Code of 1986, as amended. We have assumed that the Transactions will be consummated in accordance with the terms set forth in the final, executed Transaction Agreements, each of which we have further assumed will be identical in all material respects to the latest draft thereof that we have reviewed, and without waiver of any material terms or conditions set forth in the Transaction Agreements. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for

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the consummation of the Transactions will be obtained without any effect on the Company, Splitco, the Transactions or the contemplated benefits of the Transactions meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Transactions. No opinion is expressed as to whether any alternative transaction might produce consideration in an amount in excess of that contemplated in the Transactions.

We have acted as financial advisor to the Affiliated Transaction Committee (“Affiliated Transaction Committee”) of the Company in connection with the Merger and will receive a fee for services rendered in connection with the Merger, a portion of has been paid and none of which is contingent upon consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Transactions (other than any amounts that were paid to us under the letter agreements pursuant to which we were retained as a financial advisor to the Affiliated Transaction Committee in connection with the Transactions).

It is understood that this letter is for the information of the Affiliated Transaction Committee and is rendered to the Affiliated Transaction Committee in connection with their consideration of the Transactions and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Transactions. We are not expressing an opinion as to any aspect of the Transactions, other than the fairness to the holders of the Company’s Common Stock (other than TCCC and its affiliates) of the Per Share Merger Consideration to be received by them from a financial point of view. In particular, we express no opinion as to the prices at which the Splitco Common Stock will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Per Share Merger Consideration to be received by the holders of the Company’s Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Affiliated Transaction Committee or the Board of Directors of the Company as to whether they should approve the Transactions or the Transaction Agreements, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Business Separation and the Merger at any meeting of the stockholders convened in connection with the Transactions.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of the Company’s Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders (other than TCCC and its affiliates).

Very best regards,

GREENHILL & CO., LLC

By:
Scott L. Bok
Chief Executive Officer

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Annex C-2

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

February 24, 2010

Board of Directors

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share (“CCE Common Stock”), of Coca-Cola Enterprises Inc. (“CCE”), other than the Excluded Holders (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of a Business Separation and Merger Agreement (the “Agreement”) to be entered into among CCE, International CCE, Inc., a wholly owned subsidiary of CCE (“Splitco”), The Coca-Cola Company (“TCCC”) and Cobalt Subsidiary LLC, a wholly owned subsidiary of TCCC (“Merger Sub”). The Agreement provides for, among other things, the merger of Merger Sub with and into CCE (the “Merger”) as a result of which TCCC will acquire, among other things, the North American business of CCE (the “North American Business”) and assume substantially all of the outstanding indebtedness of CCE and other specified liabilities. As more fully described in the Agreement, pursuant to the Merger, each outstanding share of CCE Common Stock (other than shares of CCE Common Stock owned or held by TCCC or its subsidiaries or certain related entities of CCE engaged in the North American Business (collectively, together with affiliates of TCCC, the “Excluded Holders”), which shares will be cancelled without consideration) will be converted into the right to receive (a) one share of the common stock, par value $0.01 per share (“Splitco Common Stock”), of Splitco (the “Stock Consideration”) and (b) $10.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

The Agreement also provides that, among other things, (i) the parties to the Agreement will execute a series of transactions prior to or concurrently with the closing of the Merger pursuant to which the marketing, production and distribution business of CCE outside North America and all of the equity interests held by CCE in entities engaged in businesses other than the North American Business (collectively, the “Other CCE Businesses”) will be separated from the North American Business and transferred to Splitco (the “Separation Transactions”), and (ii) concurrently with the closing of the Merger, Splitco will pay CCE in connection with the Separation Transactions a cash amount as necessary for CCE to have a specified balance of aggregate cash available, which balance will include the cash needed to pay the aggregate Cash Consideration (the “Splitco Payment”). In addition, as more fully described in the Agreement, it is contemplated that, pursuant to a separate share purchase agreement, Splitco will acquire all outstanding equity interests of certain entities engaged in TCCC’s bottling operations in Norway and Sweden (the “Nordic Entities”) (such acquisition, the “Nordic Acquisition” and, together with the Merger, the Separation Transactions and the Splitco Payment, the “Transactions”).

In arriving at our opinion, we have reviewed a draft, dated February 24, 2010, of the Agreement, drafts of certain related documents and certain publicly available business and financial information relating to CCE. We also have reviewed certain other information relating to the Nordic Entities provided by TCCC and CCE and certain other information relating to CCE and Splitco provided to or discussed with us by CCE, including financial forecasts relating to CCE and financial forecasts relating to Splitco after giving effect to the Separation Transactions, the Splitco Payment and the Nordic Acquisition prepared by the management of CCE, and have met with the management of CCE to discuss the businesses and prospects of CCE, the Nordic Entities and Splitco. We also have considered certain financial data of CCE and Splitco, and we have compared that data with

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Board of Directors

Coca-Cola Enterprises Inc.

February 24, 2010

similar data for publicly held companies in businesses we deemed similar to those of CCE and Splitco. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for CCE and Splitco that we have used in our analyses, the management of CCE has advised us, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CCE as to the future financial performance of CCE and Splitco. We have assumed, with your consent, that the audited financial statements relating to the Other CCE Businesses and the Nordic Entities required to be prepared in connection with the Transactions will not reflect any financial information that would adversely impact our analyses or opinion in any material respect.

We also have assumed, with your consent, that the conversion of shares of CCE Common Stock into the Merger Consideration will not result in any recognition of gain or loss for U.S. federal income tax purposes by Splitco, CCE or, except with respect to the Cash Consideration, holders of CCE Common Stock and that the Separation Transactions also will qualify as contemplated by the Agreement for nonrecognition of gain or loss for U.S. federal income tax purposes under applicable provisions of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transactions or related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CCE, Splitco or the contemplated benefits of the Transactions and that the Transactions and related transactions will be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of CCE have advised us, and we have assumed, that the terms of the Agreement and related documents (including, without limitation, the share purchase agreement relating to the Nordic Acquisition), when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CCE, Splitco, the Nordic Entities or TCCC, or concerning the solvency or fair value of CCE, Splitco, the Nordic Entities or TCCC, nor have we been furnished with any such evaluations or appraisals. With your consent, we have assumed that, after giving effect to the Transactions and related transactions (including, without limitation, indemnification and tax sharing arrangements entered into in connection therewith), Splitco will not directly or indirectly assume or incur any liabilities or other obligations unrelated to the Other CCE Businesses or the Nordic Entities or that otherwise are contemplated to be excluded from the Separation Transactions.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of CCE Common Stock, other than the Excluded Holders, of the Merger Consideration and does not address any other aspect or implication of the Transactions or any related transaction or any other agreement, arrangement or understanding entered into in connection with, or contemplated by, the Transactions or otherwise, including, without limitation, the form or structure of the Transactions (or the tax or accounting consequences thereof), any related financings, any bottling arrangements (including the right of Splitco pursuant to the Agreement to acquire TCCC’s German bottling operations) or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

C-2-2

Board of Directors

Coca-Cola Enterprises Inc.

February 24, 2010

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, would have a material impact on our analyses. We are not expressing any opinion as to what the value of shares of Splitco Common Stock actually will be when issued to the holders of CCE Common Stock pursuant to the Merger or the prices at which shares of CCE Common Stock or Splitco Common Stock will trade at any time. Our opinion does not address the relative merits of the Transactions or any related transaction as compared to alternative transactions or strategies that might be available to CCE, nor does it address the underlying business decision of CCE to proceed with the Transactions or any related transaction. We were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of CCE.

We have acted as financial advisor to CCE in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. As you are aware, we and certain of our affiliates expect to participate in the financing to be undertaken by Splitco in connection with the Transactions, for which we and such affiliates would expect to receive compensation. In addition, CCE has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided and currently are providing investment banking and other financial services to CCE, for which we and our affiliates have received and expect to receive compensation, including, among other things, currently acting as a participant in an existing credit facility of CCE and in the past having acted as joint book-running manager in connection with offerings in 2008 of CCE’s 7.375% Notes due 2014 and in 2009 of CCE’s 3.0% Notes due 2013. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of CCE, TCCC, Splitco and any other company that may be involved in the Transactions, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of CCE (solely in its capacity as such) in connection with its evaluation of the Transactions and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CCE Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

C-2-3

Annex C-3

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

February 24, 2010

The Board of Directors

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Dear Members of the Board:

We understand that Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), International CCE, Inc., a Delaware corporation and wholly owned subsidiary of CCE (“Splitco”), The Coca-Cola Company, a Delaware corporation (“TCCC”), and Cobalt Subsidiary LLC, a Delaware limited liability company and wholly owned subsidiary of TCCC (“Merger Sub”), propose to enter into a Business Separation and Merger Agreement (the “Agreement”). Pursuant to the Agreement, Merger Sub will merge with and into CCE (the “Merger”) as a result of which TCCC will acquire, among other things, the North American business of CCE (the “North American Business”) and assume substantially all of the outstanding indebtedness of CCE and other specified liabilities. As more fully described in the Agreement, pursuant to the Merger, each outstanding share of the common stock, par value $1.00 per share (“CCE Common Stock”), of CCE (other than shares of CCE Common Stock owned or held by TCCC or its subsidiaries or certain related entities of CCE engaged in the North American Business (such holders, together with affiliates of TCCC, the “Affiliated Holders”), which shares will be cancelled without consideration, or shares of CCE Common Stock owned or held by holders who have perfected and not withdrawn a demand for appraisal rights with respect to such shares (collectively, together with the Affiliated Holders, the “Excluded Holders”)) will be converted into the right to receive (a) one share of the common stock, par value $0.01 per share, of Splitco (“Splitco Common Stock” and, such number of shares so issuable, the “Stock Consideration”) and (b) $10.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

The Agreement also provides that, among other things, (i) the parties to the Agreement will execute a series of transactions prior to or concurrently with the closing of the Merger pursuant to which the marketing, production and distribution business of CCE outside North America and all of the equity interests held by CCE in entities engaged in businesses other than the North American Business (collectively, the “Other CCE Businesses”) will be separated from the North American Business and transferred to Splitco (the “Separation Transactions”), and (ii) concurrently with the closing of the Merger, Splitco will pay CCE in connection with the Separation Transactions a cash amount as necessary for CCE to have a specified balance of aggregate cash available, which balance will include the cash needed to pay the aggregate Cash Consideration (the “Splitco Payment”). In addition, as more fully described in the Agreement, it is contemplated that, pursuant to a separate share purchase agreement, Splitco will acquire all outstanding equity interests of certain entities engaged in TCCC’s bottling operations in Norway and Sweden (the “Nordic Entities”) (such acquisition, the “Nordic Acquisition” and, together with the Merger, the Separation Transactions and the Splitco Payment, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreement and certain related documents.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of CCE Common Stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders pursuant to the Agreement.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated February 24, 2010, of the Agreement and drafts of certain related documents;

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The Board of Directors

Coca-Cola Enterprises Inc.

February 24, 2010

(ii)	Reviewed certain publicly available historical business and financial information relating to CCE and certain historical business and financial information relating to the Nordic Entities;

(iii)	Reviewed various financial forecasts and other data provided to us by CCE relating to the businesses of CCE and the businesses of Splitco after giving effect to the Separation Transactions, the Splitco Payment and the Nordic Acquisition;

(iv)	Held discussions with members of the senior management of CCE with respect to the businesses and prospects of CCE, the Nordic Entities and Splitco;

(v)	Reviewed public information with respect to certain companies in lines of business we believe to be generally relevant in evaluating the businesses of CCE and Splitco, respectively;

(vi)	Reviewed the financial terms of certain recent business combination transactions in the U.S. bottling industry;

(vii)	Reviewed historical stock prices and trading volumes of CCE Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CCE, Splitco, the Nordic Entities or TCCC, or concerning the solvency or fair value of CCE, Splitco, the Nordic Entities or TCCC, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts relating to CCE and Splitco that we have reviewed, we have assumed, with the consent of CCE, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CCE and Splitco. We also have assumed, with the consent of CCE, that the audited financial statements relating to the Other CCE Businesses and the Nordic Entities required to be prepared in connection with the Transactions will not reflect any financial information that would adversely impact our analyses or opinion in any material respect. We assume no responsibility for and express no view as to any forecasts reviewed by us or the assumptions on which they are based. With the consent of CCE, we have assumed that, after giving effect to the Transactions and related transactions (including, without limitation, indemnification and tax sharing arrangements entered into in connection therewith), Splitco will not directly or indirectly assume or incur any liabilities or other obligations unrelated to the Other CCE Businesses or the Nordic Entities or that otherwise are contemplated to be excluded from the Separation Transactions.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of CCE Common Stock or Splitco Common Stock may trade at any time subsequent to the announcement of the Transactions.

In rendering our opinion, we have assumed, with your consent, that the Transactions and related transactions will be consummated on their respective terms, without any waiver or modification of any material terms or conditions. Representatives of CCE have advised us, and we have assumed, that the Agreement and related documents (including, without limitation, the share purchase agreement relating to the Nordic Acquisition), when executed, will conform to the drafts reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transactions or related transactions will not have an adverse effect on CCE, Splitco or the Transactions. We further have assumed, with your consent, that the conversion of shares of CCE Common Stock into the Merger

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The Board of Directors

Coca-Cola Enterprises Inc.

February 24, 2010

Consideration will not result in any recognition of gain or loss for U.S. federal income tax purposes by Splitco, CCE or, except with respect to the Cash Consideration, holders of CCE Common Stock and that the Separation Transactions also will qualify as contemplated by the Agreement for nonrecognition of gain or loss for U.S. federal income tax purposes under applicable provisions of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transactions or any related transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that CCE obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects or implications of the Transactions (other than the Merger Consideration to the extent expressly specified herein) or any related transaction, including, without limitation, the form or structure of the Transactions (or the tax or accounting consequences thereof), any related financings, any bottling arrangements (including, without limitation, the right of Splitco pursuant to the Agreement to acquire TCCC’s German bottling operations) or any other agreements, arrangements or understandings entered into in connection with, or contemplated by, the Transactions or otherwise. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, relative to the Merger Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to CCE in connection with the Transactions and will receive a fee for our services, a portion of which was payable upon our engagement, a portion of which is payable upon public announcement of the Transactions and a substantial portion of which is contingent upon the closing of the Merger. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and our respective affiliates may actively trade securities of CCE and TCCC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities and also may provide asset management and other services to such companies. The issuance of this opinion was approved by the Opinion Committee of Lazard.

In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving all or any part of CCE, nor were we requested to consider, and our opinion does not address the relative merits of the Transactions or any related transaction as compared to any other transaction or business strategy involving all or any part of CCE or in which CCE or any other party might engage or the merits of the underlying decision by CCE or any other party to engage in the Transactions or any related transaction. Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of CCE (solely in its capacity as such) and our opinion is rendered to the Board of Directors of CCE in connection with its evaluation of the Transactions. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of CCE Common Stock (other than Excluded Holders) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/S/ MARK MCMASTER
Mark McMaster
Managing Director

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Annex C-4

PERSONAL AND CONFIDENTIAL

February 25, 2010

Board of Directors

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to The Coca-Cola Company (the “Company”) of the Consideration (as defined below) to be paid by the Company for all of the outstanding shares of common stock, par value $1.00 per share (the “CCE Common Stock”), of Coca-Cola Enterprises, Inc. (“CCE”), as the surviving corporation in the merger (the “Merger”) of Cobalt Subsidiary LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), with and into CCE, after the completion of the Separation Transactions (as defined in the Agreement), the cancellation of all the shares of CCE Common Stock owned by the Company and its subsidiaries (the “Canceled Shares”) and the other Excluded Shares (as defined in the Agreement) and the retention and/or assumption by CCE of Gross Indebtedness (as defined in the Agreement) of $8,880,000,000 (together with the Canceled Shares, the “Consideration”) and concurrently with the conversion in the Merger of each share of CCE Common Stock outstanding before the Merger (other than the Excluded Shares) into one share of common stock, par value $0.01 per share (“Splitco Common Stock”), of International CCE, Inc. (“Splitco”) and $10.00 in cash, as more fully described in the Business Separation and Merger Agreement (the “Agreement”), dated February 25, 2010, by and among CCE, Splitco, the Company and Merger Sub.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, CCE, Splitco and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (collectively, the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided and are providing certain investment banking and other financial services to the Company and its affiliates, including having acted as co-manager with respect to a public offering of the Company’s Investment Grade Bonds due November 2017 (aggregate principal amount $1,750,000,000) in October 2007; co-manager with respect to a public offering of the Company’s Investment Grade Bonds due March 2019 (aggregate principal amount $1,350,000,000) in March 2009; co-manager with respect to a public offering of the Company’s Investment Grade Bonds due March 2014 (aggregate principal amount $900,000,000) in March 2009; counterparty with respect to various derivative transactions entered into by the Company from 2007 to 2008; and a participant in the Company’s revolving credit facility in December 2009. We also have provided certain investment banking and other financial services to CCE, including having acted as a participant in CCE’s revolving credit facility in January 2009. We also may provide investment banking and other financial services to the Company, CCE, Splitco and their respective affiliates in the future. In connection with the above-described services, we have received, and may receive, compensation.

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The Board of Directors

Coca-Cola Enterprises Inc.

February 25, 2010

In connection with this opinion, we have reviewed, among other things, the Agreement; unaudited financial statements for the five fiscal years ended December 31, 2009 for the North American business of CCE (the “Business”) prepared by the management of CCE; annual reports to stockholders and Annual Reports on Form 10-K of the Company and CCE for the five years ended December 31, 2008 and December 31, 2009, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and CCE; certain other communications from the Company and CCE to their respective stockholders; certain publicly available research analyst reports for the Company and CCE; and certain internal financial analyses and forecasts for the Company and Splitco prepared by the management of the Company, certain internal financial analyses and forecasts for the Business prepared by the management of CCE for the twelve month periods ended December 31, 2010, December 31, 2011 and December 31, 2012, and certain internal financial analyses and forecasts for the Business prepared by the management of the Company for the periods thereafter, in each case, as approved for our use by the Company (collectively, the “Forecasts”), including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as prepared by the management of the Company and approved for our use by the Company (the “Synergies”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of CCE, Splitco, the Business and the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of CCE Common Stock, compared certain financial and stock market information for CCE and certain financial information for the Business with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the nonalcoholic beverage and bottling industry and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, CCE, the Business, Splitco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory, private letter rulings or other consents and approvals necessary for the consummation of the Transaction will be obtained, and that the Separation Transactions will be completed, without any adverse effect on the Company, CCE or the Business or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, CCE, Splitco or the Business or the ability of the Company, CCE, Splitco or the Business to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company pursuant to the Agreement. We do not express any view

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The Board of Directors

Coca-Cola Enterprises Inc.

February 25, 2010

on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the option of Splitco to acquire the German Entity (as defined in the Agreement) from the Company, the sale by the Company of the Nordic Entities (as defined in the Agreement) to CCE, the non-competition undertakings, any obligation under Section 6.23 of the Agreement, the Separation Transactions, the Ancillary Agreements (as defined in the Agreement), the provisions for indemnification, other provisions for obligations after the closing of the Merger, and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, CCE, the Business or any class of such persons in connection with the Transaction, whether relative to the Consideration to be paid pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of the common stock, par value $0.25 per share, of the Company will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

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Annex D

DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

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